Amendment No. 1

to

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant:        [X]

Filed by a Party other than the Registrant:        [   ]

Check the appropriate box:

[X]    Preliminary Proxy Statement

[   ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]    Definitive Proxy Statement

[   ]    Definitive Additional Materials

[   ]    Soliciting Material Under Rule 14a-12

ACTV, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[   ]    No fee required.

[   ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to

Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[   ]    Fee paid previously with preliminary materials.

[X]    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) 8 and identify the filing for which the offsetting fee was paid previously. Identify the

previous	filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

$12,062.00

(2)	Form, schedule or registration statement no.:

Schedule 14A No.

(3)	Filing party:

OpenTV Corp.

(4)	Date filed:

December 13, 2002

To the Stockholders of ACTV, Inc.:

You are cordially invited to attend a special meeting of stockholders of ACTV, Inc., which will be held on [                    ], 2003, at 9:00 a.m. local time, at the W New York Union Square Hotel, 201 Park Avenue South, New York, New York.

At the special meeting you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2002, by and among ACTV, OpenTV Corp. and OpenTV’s wholly-owned subsidiary, ACTV Merger Sub, Inc., pursuant to which ACTV Merger Sub will merge with ACTV. As a result of the merger, ACTV will become a wholly-owned subsidiary of OpenTV. Completion of the merger requires ACTV stockholder adoption of the merger agreement and OpenTV stockholder approval of the issuance of OpenTV Class A ordinary shares in the merger.

In the merger, ACTV stockholders will be entitled to receive a fraction of an OpenTV Class A ordinary share for each of their ACTV shares equal to the quotient obtained by dividing $1.65 by the average of the last sale prices for an OpenTV Class A ordinary share as reported on the Nasdaq National Market over the five consecutive trading days ending immediately prior to the third trading day prior to the closing date of the merger. This fraction is referred to as the “exchange ratio.” Generally, the exchange ratio will not be less than 0.27273 ($1.65/$6.05) or greater than 0.73333 ($1.65/$2.25). If the 5-day average of the last sale prices for OpenTV Class A ordinary shares is less than $0.80, then the ACTV board of directors has the right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement under these conditions, then the exchange ratio will be 0.73333. If, however, the ACTV board of directors elects to terminate the merger agreement, then OpenTV may, but is not obligated to, elect to proceed with the merger by increasing the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by such 5-day average.

Each outstanding OpenTV Class A and Class B ordinary share will remain unchanged in the merger. We estimate that in the merger OpenTV will issue approximately 40,976,680 million of its Class A ordinary shares based on an exchange ratio of 0.73333.

ACTV’s board of directors carefully considered and evaluated the merger. In connection with its evaluation of the merger, the board of directors of ACTV engaged Friedman, Billings, Ramsey & Co., Inc. to act as its financial advisor. Friedman Billings Ramsey has rendered its opinion stating that, as of September 24, 2002 and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the exchange ratio described above was fair, from a financial point of view, to ACTV’s stockholders. The written opinion of Friedman Billings Ramsey is attached as Annex C to this joint proxy statement/prospectus, and you should read it carefully.

ACTV’s board of directors has unanimously determined that the merger is advisable, fair to, and in the best interests of ACTV and its stockholders. Accordingly, the board of directors of ACTV has unanimously approved the merger agreement, declared it advisable, and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the special meeting of ACTV stockholders, please take the time to vote by completing the enclosed proxy card and mailing it to us. You may instead vote by following the Internet instructions on the proxy card. If you sign and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal. If you neither return your card nor vote by the Internet, your shares will not be voted at the special meeting, and if you do not instruct your broker how to vote any shares held for you in “street name,” your shares will not be voted at the special meeting for the merger proposal.

This joint proxy statement/prospectus provides you with detailed information about the merger and the special meeting, and it includes the merger agreement with OpenTV as Annex A. I ENCOURAGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT, INCLUDING ALL ITS ANNEXES, AND I ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ON “RISK FACTORS” BEGINNING ON PAGE 17.

Very truly yours,

David Reese

Chairman and Chief Executive Officer

ACTV, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [                    ], 2003 and was first mailed on or about [                    ], 2003 to stockholders of record as of [                     ], 2003.

2

ACTV, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

to be Held on [                    ], 2003

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of ACTV, Inc., a Delaware corporation, will be held as follows:

Time:	9:00 a.m. (local time)

Date:	[ ], 2003

Place:	W New York Union Square Hotel 201 Park Avenue South New York, New York 10003 (212) 253-9119

for the following purposes:

•	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2002, among OpenTV Corp., ACTV Merger Sub, Inc., a wholly-owned subsidiary of OpenTV, and ACTV, Inc., pursuant to which ACTV Merger Sub will merge with and into ACTV and ACTV will become a wholly-owned subsidiary of OpenTV; and

•	To transact any other business as may properly come before the special meeting.

We describe the merger in more detail in the accompanying joint proxy statement/prospectus. We encourage you to read it in its entirety before voting.

Only holders of record of shares of ACTV, Inc. common stock at the close of business on January 6, 2003, the record date for the special meeting, will be entitled to notice of the special meeting and to vote at the special meeting or any adjournment or postponement thereof.

The board of directors has carefully considered and approved the proposal described above and recommends that you vote “FOR” such proposal.

YOUR VOTE IS IMPORTANT. We urge you to vote as soon as possible by mail or the Internet.

By order of the board of directors,

Day L. Patterson

Executive Vice President,

General Counsel and Secretary

New York, New York

[                    ], 2003

Please execute and return the enclosed proxy promptly or submit a proxy by the Internet, whether or not you intend to be present at the special meeting.

Important Notice

Whether or not you plan to attend the special meeting in person, you are urged to read the attached joint proxy statement/prospectus carefully and then sign, date and return the enclosed proxy card in the enclosed postage-paid envelope or submit a proxy by the Internet. If you later desire to revoke your proxy for any reason, you may do so in the manner set forth in the attached joint proxy statement/prospectus.

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Page

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES	F-1

AGREEMENT AND PLAN OF MERGER, DATED AS OF SEPTEMBER 26, 2002, BY AND AMONG OPENTV CORP., ACTV MERGER SUB, INC. AND ACTV, INC.	ANNEX A

VOTING AGREEMENT, DATED AS OF SEPTEMBER 26, 2002, BY AND AMONG OPENTV CORP. AND THE STOCKHOLDERS OF ACTV, INC. LISTED ON EXHIBIT A THERETO.	ANNEX B

FAIRNESS OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.	ANNEX C

OPENTV CORP. AUDIT COMMITTEE CHARTER	ANNEX D

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	When and where will the stockholder meetings take place?

A:	The OpenTV annual meeting will take place at 9:00 a.m. local time, on [ ], 2003 at OpenTV’s executive offices, 401 East Middlefield Road, Mountain View, California.

The ACTV special meeting will take place at 9:00 a.m. local time, on [ ], 2003 at the W New York Union Square Hotel, 201 Park Avenue South, New York, New York.

Q:	What will happen at the OpenTV annual meeting of stockholders?

A:	At the OpenTV annual meeting, holders of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares will vote to approve the issuance of OpenTV Class A ordinary shares in the merger of OpenTV’s wholly-owned subsidiary, ACTV Merger Sub, Inc., with ACTV. OpenTV stockholders will also vote to elect 6 directors to serve for the following year or until their successors are elected and vote to ratify the appointment of KPMG LLP as OpenTV’s independent auditors for 2002.

Q:	What will happen at the ACTV special meeting of stockholders?

A:	At the ACTV special meeting, ACTV stockholders will vote to adopt the merger agreement.

Q:	What will happen in the merger?

A:	In the merger, ACTV, Inc. will become a wholly-owned subsidiary of OpenTV Corp. Holders of shares of common stock, par value $.10 per share, of ACTV will become holders of Class A ordinary shares, no par value, of OpenTV and, assuming the merger had been completed as of January 27, 2003, would have owned approximately 36.2% of the common equity of OpenTV and 10.5% of the voting power of the common equity of OpenTV outstanding immediately after the merger, and existing holders of OpenTV ordinary shares would have owned the remaining approximately 63.8% common equity and 89.5% voting power.

Q:	What will ACTV stockholders receive in the merger?

A:	In the merger, ACTV stockholders will receive a fraction of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. This fraction will be based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date of the merger. We refer to this fraction as the “exchange ratio.”

•	If this 5-day average is more than $6.05, then ACTV stockholders would receive 0.27273 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is between $6.05 and $2.25, then ACTV stockholders would receive that number of OpenTV Class A ordinary shares equal to the quotient obtained by dividing $1.65 by such 5-day average for each share of ACTV common stock held by them.

•	If this 5-day average is between $2.25 and $0.80, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is less than $0.80, then the board of directors of ACTV has the right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement under these conditions, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. If, however, ACTV elects to exercise its right to terminate the merger agreement, OpenTV may, in its sole discretion, increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by this 5-day average.

If the closing of the merger had occurred on January 27, 2003, ACTV stockholders would have received 0.73333 of an OpenTV Class A ordinary share for each outstanding share of ACTV common stock held by them.

On January 22, 2003 the average of the last sale prices of an OpenTV Class A ordinary share over the immediately preceding five trading days as reported on the Nasdaq National Market was $1.21.

ACTV stockholders will receive cash in place of any fractional shares.

Subject to receipt of official notice of listing, the OpenTV Class A ordinary shares to be issued in the merger will be traded on the Nasdaq National Market under the symbol “OPTV.”

For further explanation on the number of OpenTV Class A ordinary shares to be issued in connection with the merger see page 67.

Q:	What will happen to OpenTV’s outstanding ordinary shares in the merger?

A:	Nothing. Each OpenTV Class A ordinary share outstanding will remain outstanding as a Class A ordinary share of OpenTV. Each OpenTV Class B ordinary share outstanding will remain outstanding as a Class B ordinary share of OpenTV.

Q:	What stockholder approvals are required to approve the merger?

A:	We cannot complete the merger unless, among other things, ACTV stockholders vote to adopt the merger agreement and OpenTV stockholders vote to approve the issuance of OpenTV Class A ordinary shares in the merger.

For ACTV, the affirmative vote of a majority of the shares outstanding and entitled to vote at the meeting is required to adopt the merger agreement. As of the record date for the ACTV special meeting, ACTV directors and officers were entitled to vote approximately 4.4% of the outstanding shares of ACTV common stock. David Reese, a director and executive officer of ACTV, William Samuels, a director of ACTV, and Bruce Crowley, an executive officer of ACTV, have signed a voting agreement with OpenTV, pursuant to which they each have agreed to vote all of the shares of ACTV held by them “FOR” the proposal to adopt the merger agreement. Together, Messrs. Reese, Samuels and Crowley are entitled to vote approximately 4.3% of the outstanding shares of ACTV common stock. Your vote is very important.

For OpenTV, the affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required to approve the issuance of OpenTV Class A ordinary shares in the merger. As of the last trading day immediately preceding the record date for the OpenTV annual meeting, directors and executive officers of OpenTV were entitled to vote approximately [ ]% of the voting power of the outstanding OpenTV ordinary shares. Each of such directors and executive officers has advised OpenTV of his intention to vote for the proposals presented at the annual meeting. In addition, OpenTV’s controlling stockholder, Liberty Media Corporation, has indicated to OpenTV that it intends to vote “FOR” the proposals presented at the annual meeting.

Q:	Does the board of directors of OpenTV recommend voting in favor of the issuance of OpenTV Class A ordinary shares in the merger?

A:	Yes. After careful consideration, OpenTV’s board of directors unanimously recommends that OpenTV’s stockholders vote in favor of the issuance of OpenTV Class A ordinary shares to the stockholders of ACTV in the merger.

Q:	Does the board of directors of ACTV recommend voting to adopt the merger agreement?

A:	Yes. After careful consideration, ACTV’s board of directors unanimously recommends that ACTV’s stockholders vote in favor of the adoption of the merger agreement.

Q:	Are there risks I should consider in deciding whether to vote for the merger-related proposal at my respective stockholder meeting?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors” beginning on page 17.

Q:	What do I need to do to vote?

A:	After carefully reading and considering the information contained in this document and the annexes to this document, please complete, sign and date your proxy card and mail it in the enclosed return envelope, or, if you are an ACTV stockholder, you may instead vote by the Internet, in each case as soon as possible so that your shares may be represented at your meeting. In order to assure that your company obtains your vote, please vote as instructed on your proxy card even if you currently plan to attend your meeting in person.

If you sign and mail your proxy and do not indicate how you want to vote, your proxy will be voted for the approval of all of the proposals described in this joint proxy statement/prospectus to be voted upon at your meeting.

Q:	How do I vote my shares if my shares are held in “street name”?

A:	You should contact your broker. Your broker can give you directions on how to instruct the broker to vote your shares. Your broker will not vote your shares on the merger-related proposal unless the broker receives appropriate instructions from you.

Q:	May I change my vote even after returning a proxy card?

A:	Yes. If you want to change your vote, you may do so at any time before your meeting by sending to your company’s secretary a proxy with a later date. Alternatively, you may revoke any proxy previously delivered by you by delivering to your company’s secretary a written revocation prior to the meeting or by voting in person at your meeting.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger as quickly as possible once all the conditions to the merger, including obtaining the approvals of our stockholders at the meetings, are fulfilled. We currently expect to complete the merger within a few days following the stockholder meetings.

Q:	Are the ACTV or OpenTV stockholders entitled to dissenters’ or appraisal rights?

A:	No, provided that on the closing date of the merger, the OpenTV Class A ordinary shares are listed for trading on the Nasdaq National Market.

Q:	Should I send in my ACTV share certificates now?

A:	No. After the merger is completed, OpenTV will send written instructions to ACTV stockholders, including a letter of transmittal, that explain how to exchange ACTV share certificates for OpenTV Class A ordinary share certificates. Please do no not send in any ACTV share certificates until you receive these written instructions and the letter of transmittal.

Q:	Who will be soliciting proxies?

A:	ACTV has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by ACTV. ACTV will pay Georgeson a fee of approximately $9,000, plus reimbursement of reasonable out-of-pocket expenses. Directors, officers or employees of OpenTV and ACTV may solicit proxies from stockholders of their respective company in person, by telephone, by electronic communication or by other means. These persons will not receive any additional compensation for these solicitation activities, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. OpenTV and ACTV will generally share equally the expenses incurred in connection with this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals.

Q:	Where can I find more information about the companies?

A:	You can find more information about OpenTV and ACTV from the various sources described under “Additional Information–Where You Can Find More Information.”

Q:	Who can help answer my questions?

A:	OpenTV stockholders should call OpenTV’s Investor Relations Department at (650) 429-5500, with any questions about the merger.

ACTV stockholders who have questions regarding the merger, including how to complete and return their proxy card, should contact Georgeson Shareholder Communications at the toll-free number (866) 295-4321. Banks and brokers should call (212) 440-9800.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

The following is a summary of information contained elsewhere in this joint proxy statement/prospectus and the attached Annexes. This summary does not purport to contain a complete statement of all material information relating to the merger agreement, the merger, and the other matters discussed herein and is subject to, and is qualified in its entirety by, the more detailed information and financial statements contained in or attached to this joint proxy statement/prospectus. You should carefully read this joint proxy statement/prospectus in its entirety, as well as the merger agreement attached to this proxy statement/prospectus as Annex A.

Because OpenTV Corp. is an international business company incorporated under the laws of the British Virgin Islands, holders of its ordinary shares technically are referred to as “members” of OpenTV Corp. For matters of convenience, however, such holders are referred to in this joint proxy statement/prospectus as “stockholders” of OpenTV Corp.

The Companies Involved in the Merger

OpenTV Corp.

401 East Middlefield Road

Mountain View, CA 94043

(phone) 650-429-5500

OpenTV is one of the world’s leading interactive television companies. OpenTV provides a complete end-to-end solution for the development and delivery of interactive services via digital satellite, cable and terrestrial broadcast. OpenTV’s set-top box software has been shipped with or installed in more than 27 million digital set-top boxes worldwide. To date, OpenTV’s software solutions have been selected by 50 television network operators worldwide, including British Sky Broadcasting (BSkyB) in the United Kingdom, TPS and Lyonnaise in France, Via Digital in Spain, Multichoice in Africa, Stream in Italy, Galaxy in Latin America and EchoStar’s DISH Network(TM) in the United States. Through an end-to-end system developed by its subsidiary, Wink Communications, Inc., OpenTV enables advertisers and programmers to process E-commerce transactions while offering viewers instant interactive entertainment and information retrieval. Wink Communications’ technology also collects, analyzes and routes viewer behavior and response data to give advertisers and broadcasters a tool to collect consumer and viewer research and to evaluate the success and value of their television campaigns.

ACTV, Inc.

233 Park Avenue South, 10th Floor

New York, New York 10003-1606

(phone) 212-497-7000

ACTV is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. ACTV has two operating business segments, which are called Digital TV and Enhanced Media. ACTV’s Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. ACTV’s Enhanced Media technologies allow for the enhancement of video and audio content, including standard TV programming, with Web-based information and interactivity for education and entertainment.

ACTV Merger Sub, Inc.

401 East Middlefield Road

Mountain View, CA 94043

(phone) 650-429-5500

ACTV Merger Sub, Inc. is a wholly-owned subsidiary of OpenTV, recently formed solely for the purpose of effecting the merger.

The Merger (see page 44)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this document. Please carefully read the merger agreement as it is the legal document that governs the merger.

General

We propose a merger in which ACTV Merger Sub will merge into ACTV. After the merger, ACTV will be a wholly-owned subsidiary of OpenTV, and ACTV stockholders will become holders of OpenTV Class A ordinary shares.

What You Will Receive in the Merger (see page 67)

ACTV Stockholders.    In the merger, ACTV stockholders will receive a fraction of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. This fraction will be based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date of the merger. This fraction is referred to as the “exchange ratio.”

•	If this 5-day average is more than $6.05, then ACTV stockholders would receive 0.27273 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is between $6.05 and $2.25, then ACTV stockholders would receive that number of OpenTV Class A ordinary shares equal to the quotient obtained by dividing $1.65 by such 5-day average for each share of ACTV common stock held by them.

•	If this 5-day average is between $2.25 and $0.80, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is less than $0.80, then the board of directors of ACTV has a right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement under these conditions, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. If, however, ACTV elects to terminate the merger agreement under these conditions, OpenTV may, in its sole discretion, increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by this 5-day average, and in that event the merger agreement will not be terminated.

We will not know the market value of OpenTV Class A ordinary shares for purposes of determining the number of Class A ordinary shares OpenTV will issue in the merger until three days before the closing date. Therefore, ACTV stockholders will not know, at the time they vote on the merger agreement, how many OpenTV Class A ordinary shares they will receive upon the consummation of the merger.

Assuming the merger had closed on January 27, 2003, the exchange ratio would have been 0.73333, calculated based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding January 22, 2003 as reported on the Nasdaq National Market, which was $1.21. If the merger had closed on January 27, 2003, ACTV stockholders would have received 0.73333 of an OpenTV Class A ordinary share for each outstanding share of ACTV common stock held by them on such date.

OpenTV will not issue fractional shares in the merger. As a result, the total number of Class A ordinary shares each ACTV stockholder will receive in the merger will be rounded down to the nearest whole number, and each ACTV stockholder will receive a cash payment for the remaining fraction of an OpenTV Class A ordinary share that he or she would otherwise be entitled to receive.

See page 68 for a table showing the exchange ratio based upon a range of average last sale prices of an OpenTV Class A ordinary share over a five trading day period.

OpenTV Stockholders.    Following the merger, each OpenTV Class A ordinary share and each OpenTV Class B ordinary share will remain issued and outstanding as one Class A ordinary share or one Class B ordinary share, as the case may be.

Ownership of OpenTV Following the Merger

The aggregate number of OpenTV Class A ordinary shares that OpenTV will issue in the merger depends on the average of the last sale prices of an OpenTV Class A ordinary share over a five trading day period ending three days prior to the closing date. Assuming the merger had closed on January 27, 2003, OpenTV would have issued approximately 40,976,680 of its Class A Ordinary Shares in the merger, based on an exchange ratio of 0.73333.

Based on that exchange ratio, and based on the number of shares of OpenTV Class A and Class B ordinary shares outstanding as of December 31, 2002, ACTV stockholders will own approximately 36.2% of the common equity and 10.5% of the voting power of the common equity of OpenTV outstanding immediately after the merger. See page 69 for a table showing the approximate number of OpenTV Class A ordinary shares that ACTV stockholders would receive in the merger based upon a range of average last sale prices of an OpenTV Class A ordinary share over a five trading day period.

ACTV Stock Options (see page 70)

When we complete the merger, stock options to purchase shares of ACTV common stock granted to ACTV employees, directors and others under ACTV’s stock option plans that are outstanding and not exercised immediately before completing the merger will become options to purchase OpenTV Class A ordinary shares. These options will continue to generally have the same terms and conditions as were applicable under the applicable ACTV option plan or option agreement, except that the number of OpenTV Class A ordinary shares subject to such stock options and the exercise price of such stock options, will each be adjusted according to the exchange ratio.

As of January 27, 2003, ACTV had outstanding 10,004,752 stock options. Upon completion of the merger and based upon the number of ACTV options outstanding on January 27, 2003, the ACTV options assumed by OpenTV will be converted into options to purchase 7,336,785 OpenTV Class A ordinary shares, assuming an exchange ratio of 0.73333.

Recommendations to Stockholders (see pages 47-50)

ACTV Stockholders.    The ACTV board of directors believes that as a result of the merger ACTV stockholders will be able to participate in a larger, stronger, more diversified global interactive television company. The ACTV board of directors also believes that the merger is advisable and fair to ACTV stockholders and in their best interests. Accordingly, the ACTV board of directors unanimously recommends that ACTV stockholders vote “FOR” the proposal to adopt the merger agreement.

OpenTV Stockholders.    The OpenTV board of directors believes that the acquisition of ACTV will provide OpenTV with the opportunity to offer its global customer base a broader spectrum of interactive television solutions than it had previously, while realizing substantial cost savings in the process. The OpenTV board of directors also believes that the merger is fair to OpenTV stockholders and in their best interests. Accordingly, the OpenTV board of directors unanimously recommends that OpenTV stockholders vote “FOR” the proposal to issue OpenTV Class A ordinary shares in the merger.

Opinion of ACTV’s Financial Advisor (see page 50 and Annex C)

Friedman, Billings, Ramsey & Co., Inc., ACTV’s financial advisor, delivered a written opinion to the ACTV board of directors to the effect that, as of September 24, 2002 and based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair from a financial point of view to ACTV stockholders. This opinion, dated as of September 24, 2002, is attached as Annex C to this document. ACTV stockholders are encouraged to read this document carefully and in its entirety. The opinion does not constitute a recommendation to any ACTV stockholder as to how any ACTV stockholder should vote with respect to the proposal to adopt the merger agreement.

No Solicitation (see page 72)

In the merger agreement, ACTV has agreed that, among other things, it will not solicit, initiate or encourage any inquiries or offers that relate to any acquisition proposals by third parties. ACTV may respond to unsolicited superior acquisition proposals if required by the ACTV board of directors’ fiduciary duties. ACTV must promptly notify OpenTV if it receives any acquisition proposals.

Conditions to Completion of the Merger (see page 75)

ACTV’s and OpenTV’s respective obligations to complete the merger are subject to the satisfaction or waiver of a number of conditions, including:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of ACTV common stock;

•	approval of the issuance of the OpenTV Class A ordinary shares in connection with the merger by OpenTV stockholders;

•	the SEC having declared effective the registration statement, registering the OpenTV Class A ordinary shares to be issued in connection with the merger under the Securities Act of 1933, as amended;

•	expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, without litigation having been commenced that is continuing or threat of litigation having been made that remains unresolved;

•	approval for listing on the Nasdaq National Market (or, if OpenTV Class A ordinary shares are not traded on the Nasdaq National Market, such other securities exchange or national market system on which such stock is traded) of the OpenTV Class A ordinary shares to be issued in connection with the merger;

•	absence of any legal restraints or prohibitions preventing consummation of the merger or permitting consummation subject to conditions or restrictions that would have a material adverse effect on the transactions contemplated by the merger agreement, or a material adverse effect on OpenTV and its subsidiaries taken as a whole, any entity that controls OpenTV and its subsidiaries taken as a whole, or the surviving corporation in the merger and its subsidiaries taken as a whole;

•	the accuracy of the representations and warranties made by ACTV in the merger agreement;

•	the accuracy of the representations and warranties made by OpenTV in the merger agreement;

•	each party’s performance in all material respects of all of its obligations under the merger agreement;

•

absence of any laws, rules or judgments that, or any action or suit or proceeding pending or threatened that, in OpenTV’s reasonable judgment, makes the merger illegal, imposes material penalties in connection with the merger, requires OpenTV, any entity controlling OpenTV or OpenTV’s affiliates to divest assets or restricts their ability to operate their businesses or their ownership of the surviving corporation in the merger, prohibits or delays consummation of the merger, or materially increases the liabilities or obligations of OpenTV, any entity controlling OpenTV or OpenTV’s affiliates in connection with the merger;

•	absence of any change or event which individually or in the aggregate has had, or in OpenTV’s reasonable judgement could reasonably be expected to have, a material adverse effect on the merger, OpenTV’s liabilities or obligations with respect to the merger, or the business, assets, results of operations, financial condition or prospects of ACTV and its subsidiaries, taken as a whole, the surviving corporation in the merger and its subsidiaries, taken as a whole or OpenTV and OpenTV’s subsidiaries, taken as a whole;

•	no general suspension of trading in shares of ACTV common stock on the Nasdaq National Market, no decline (measured from September 26, 2002) in the Dow Jones Industrial Average or the Nasdaq Composite Index by an amount in excess of 15%, or no declaration of a banking moratorium or general suspension of payments in respect of banks in the United States;

•	all actions, proceedings and documents required to consummate the merger and all other related legal matters shall have been reasonably satisfactory to and approved by OpenTV’s counsel; and

•	the employment agreements of David Reese and Bruce Crowley with ACTV shall have been amended to OpenTV’s satisfaction.

We expect to complete the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

Termination of the Merger Agreement (see page 77)

OpenTV and ACTV may jointly agree at any time to terminate the merger agreement without completing the merger, even if ACTV stockholders have voted to adopt the merger agreement and OpenTV stockholders have approved the issuance of OpenTV Class A ordinary shares in the merger. In addition, either of OpenTV or ACTV may, without the consent of the other, terminate the merger agreement in various circumstances, including the following:

•	if the merger is not consummated by February 15, 2003, unless the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure of the merger to be consummated by that date;

•	if the ACTV stockholders fail to adopt the merger agreement or OpenTV stockholders fail to approve the issuance of OpenTV Class A ordinary shares in the merger, unless, in either case, the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure to obtain such stockholder approval;

•	if any order, decree or ruling that permanently restrains or prohibits consummation of the merger becomes final and non-appealable; or

•	if the other party has breached any representation, warranty, covenant or agreement contained in the merger agreement in a material respect, where that breach would allow the terminating party not to consummate the merger and, if permitted by the merger agreement, the breaching party does not correct the breach.

In addition, ACTV may terminate the merger agreement under the following circumstances:

•	to enter into an agreement for an alternative acquisition proposal, which ACTV’s board of directors in good faith deems to be superior to the merger agreement with OpenTV if, after receiving notice of that proposal, OpenTV fails to match the terms of that proposal, in which case ACTV will be obligated to pay OpenTV the termination fee and issue to OpenTV the warrants described below; or

•	if the average of the last sale prices of an OpenTV Class A ordinary share as reported on the Nasdaq National Market for the five consecutive trading days immediately preceding the third day prior to the closing date of the merger is less than $0.80, unless OpenTV, after receiving notice from ACTV of ACTV’s election to terminate the merger agreement, elects to increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by such 5-day average.

In addition, OpenTV may terminate the merger agreement under the following circumstances:

•	if ACTV’s board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reaffirm its recommendation;

•	if ACTV fails to comply with its agreements not to solicit or engage in discussions concerning an alternative acquisition and not to provide confidential information to other potential acquirers; or

•	if ACTV fails to call or hold its stockholder meeting.

Termination Fees and Warrants (see page 77)

ACTV has agreed to pay OpenTV a termination fee of $5 million if the merger agreement is terminated under certain circumstances. Similarly, ACTV will, under certain conditions, have to reimburse OpenTV for the costs and expenses, not to exceed $1.5 million, incurred by OpenTV in connection with the merger agreement, upon termination of the merger agreement.

In the event the merger agreement is terminated under circumstances requiring ACTV to pay a termination fee to OpenTV, ACTV will, in addition to paying the termination fee, issue to OpenTV three-year warrants to purchase a number of shares of ACTV common stock equal to 3.99% of the outstanding shares of ACTV common stock on the date such warrants are issued (determined on a fully diluted basis after giving effect to the exercise of the warrants). The exercise price of such warrants will be $1.40 per share, and the warrants will contain such terms and provisions as are customarily found in warrants issued by publicly-traded companies.

No Appraisal Rights (see page 60)

Under Delaware law, ACTV stockholders are not entitled to appraisal rights in connection with the merger so long as, on the effective date of the merger, the OpenTV Class A ordinary shares are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

Under the laws of the British Virgin Islands, OpenTV stockholders are not entitled to appraisal rights in connection with the merger.

Regulatory Approvals (see page 60)

Under the HSR Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. OpenTV and ACTV filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice on October 16, 2002. The applicable waiting period expired at 11:59 p.m., Eastern time, on November 15, 2002.

We also filed pre-merger notifications in Ireland and Germany on September 26, 2002 and October 14, 2002, respectively. On September 30, 2002, we received a letter from the Department of Enterprise Trade and Employment of Ireland indicating that it would not raise any challenges to the merger. On November 4, 2002, we received a letter from the Federal Cartel Office of Germany notifying us that it would not raise any challenges to the merger.

In addition, certain private parties as well as state attorneys general and other antitrust authorities may challenge the transactions under U.S. or foreign antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Certain U.S. Federal Income Tax Consequences (see page 61)

Although the merger is intended to qualify as a reorganization for U.S. federal income tax purposes, an ACTV stockholder who is, for U.S. federal income tax purposes, deemed a U.S. Holder (as defined in “The Merger— Material U.S. Federal Income Tax Consequences of the Merger”) will be required to recognize gain, but not loss, in an amount equal to the difference between the fair market value of the OpenTV Class A ordinary shares received in the merger and such holder’s adjusted tax basis in the ACTV common shares surrendered (other than any basis allocable to the receipt of fractional OpenTV Class A ordinary shares). ACTV stockholders who are U.S. Holders and receive cash in lieu of fractional shares will recognize gain or loss as described below under the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders—The Reorganization.” You should consult your own tax advisors in order to understand fully how the merger will affect you.

Voting Agreement (see page 78 and Annex B)

On September 26, 2002, as an inducement to OpenTV to enter into the merger agreement, certain of ACTV’s directors and/or executive officers entered into a voting agreement with OpenTV. As of January 27, 2003, those directors and executive officers together hold approximately 4.3% of the outstanding shares of ACTV common stock and, under the terms of the voting agreement, have delivered proxies to OpenTV that will allow OpenTV to vote those shares of ACTV common stock in favor of adoption of the merger agreement and against any alternative acquisition proposal. A copy of the voting agreement is attached as Annex B to this proxy statement.

Conflicts of Interest of Directors and Executive Officers of ACTV (see page 56)

When considering the recommendation of the ACTV board of directors regarding the merger, ACTV stockholders should be aware of the interests that certain of ACTV’s executive officers and directors have in the merger that are different from interests of stockholders generally. ACTV’s board of directors was aware of these interests in approving the merger.

SELECTED FINANCIAL DATA

The following tables present selected historical condensed consolidated financial data and comparative per share data for OpenTV and ACTV. This information has been derived from their respective financial statements and notes, certain of which are included in this joint proxy statement/prospectus.

OpenTV Selected Historical Condensed Consolidated Financial Data

The following selected historical condensed consolidated financial data of OpenTV should be read in conjunction with, and are qualified by reference to, OpenTV’s consolidated financial statements, including the notes thereto, and the section of this joint proxy statement/prospectus entitled “Certain Information Concerning OpenTV’s Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” The consolidated statements of operations data for the years ended December 31, 1999, 2000 and 2001 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 are derived from, and qualified by reference to, OpenTV’s audited consolidated financial statements included in this joint proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from audited consolidated financial statements not included in this joint proxy statement/prospectus. OpenTV’s consolidated statements of operations data for the nine months ended September 30, 2001 and 2002 and consolidated balance sheet data as of September 30, 2002 are derived from, and should be read in conjunction with, OpenTV’s unaudited consolidated financial statements and the related notes thereto that are included in this joint proxy statement/prospectus. In the opinion of OpenTV management, the interim financial data presented reflect all adjustments necessary for the fair presentation of OpenTV’s financial condition at the date and the results of operations for the periods shown. The unaudited consolidated results of operations data for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for any other interim period or for fiscal year 2002 as a whole.

On October 4, 2002, OpenTV acquired Wink Interactive, Inc. from Liberty Broadband Interactive Television, Inc. Wink Interactive owns all of the outstanding shares of capital stock of Wink Communications, Inc. The financial data of Wink Communications are not included in the table below or in any of OpenTV’s financial statements included with this joint proxy statement/prospectus. Wink Communications’ audited consolidated financial statements as of December 31, 1999, 2000 and 2001 and for the three years ending December 31, 2001 and unaudited consolidated financial statements as of September 30, 2002 and for the nine months ended September 30, 2001 and 2002 are included in this joint proxy statement/prospectus beginning on page F-50. OpenTV has included unaudited pro forma condensed combined financial statements that reflect the acquisition of Wink Communications in this joint proxy statement/prospectus beginning on page F-127.

The historical financial information of OpenTV presented in this joint proxy statement/prospectus may not be indicative of OpenTV’s future performance.

	(Unaudited)
	Fiscal Years Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000*	2001*	2001*	2002
	(In thousands, except share and per share data)
Statement of Operations Data
Revenues:
Royalties	$2,382	$2,788	$14,782	$29,898	$42,175	$29,678	$16,243
Services and other	3,322	5,102	8,205	19,805	36,486	28,308	19,015
Channel fees	—	—	—	—	3,346	1,135	7,890
License fees	1,255	1,578	2,964	13,444	13,295	11,099	3,236

Total revenues	6,959	9,468	25,951	63,147	95,302	70,220	46,384

Operating expenses:
Cost of revenues(1)	3,290	4,736	6,002	18,837	36,248	27,084	30,087
Research and development(2)	6,219	7,514	82,403	60,508	43,542	36,163	25,211
Sales and marketing(3)	4,323	7,418	11,971	28,481	46,024	36,627	23,953
General and administrative(4)	3,929	3,995	17,798	22,345	19,870	14,924	15,924
Restructuring cost	—	—	—	—	—	—	11,172
Impairment of goodwill	—	—	—	—	—	—	514,206
Impairment of intangible assets	—	—	—	—	—	—	24,796
Amortization of goodwill	—	—	—	169,284	390,765	293,074	—
Amortization of intangible assets	—	—	1,210	5,446	20,770	15,178	11,677

Total operating expenses	17,761	23,663	119,384	304,901	557,219	423,050	657,026

Loss from operations	(10,802)	(14,195)	(93,433)	(241,754)	(461,917)	(352,830)	(610,642)
Interest income	—	—	898	12,232	10,518	8,379	4,663
Other income (expense), net	113	(7)	(75)	(111)	(33)	1	(79)
Impairment of equity investments and notes receivable	—	—	—	(10,000)	(14,915)	(7,290)	(10,923)
Share of losses of equity investee	—	—	—	—	—	—	(7,275)
Realized loss on sale of marketable equity securities	—	—	—	(1,687)	(24,014)	(24,014)	—
Minority interest	—	—	2,153	34	202	71	365

Loss before income taxes	(10,689)	(14,202)	(90,457)	(241,286)	(490,159)	(375,683)	(623,891)
Income tax benefit (expense)	—	—	—	509	5,854	6,034	(1,101)

Loss before cumulative effect of accounting change	(10,689)	(14,202)	(90,457)	(240,777)	(484,305)	(369,649)	(624,992)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	(931,267)

Net loss	(10,689)	(14,202)	(90,457)	(240,777)	(484,305)	(369,649)	(1,556,259)
Preferred stock deemed dividend	—	—	31,250	—	—	—	—

Net loss attributable to ordinary shareholders	$(10,689)	$(14,202)	$(121,707)	$(240,777)	$(484,305)	$(369,649)	$(1,556,259)

Net loss per share attributable to ordinary shareholders, basic and diluted:
Before cumulative effect of accounting change	$(0.43)	$(0.43)	$(3.11)	$(4.61)	$(7.13)	$(5.51)	$(8.71)
Cumulative effect of accounting change, net of tax	—	—	—	—	—	—	(12.98)
Preferred stock deemed dividend	—	—	(1.08)	—	—	—	—

	$(0.43)	$(0.43)	$(4.19)	$(4.61)	$(7.13)	$(5.51)	$(21.69)

Shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	24,973,614	33,212,803	29,065,478	52,190,338	67,937,686	67,058,836	71,750,115

*	Amounts presented for each of the fiscal years ended December 31, 2000 and 2001 have been reclassified to conform to the presentation for the nine months ended September 30, 2002.
(1)	Inclusive of $53, $2,603, $3,541, $3,484 and $1,271 of share-based compensation for the years ended 1999, 2000, and 2001, and for the nine months ended September 30, 2001 and 2002, respectively.

(2)	Inclusive of $662, $1,538, $1,171, $2,832 and $261 of share-based compensation for the years ended 1999, 2000, and 2001, and for the nine months ended September 30, 2001 and 2002, respectively.
(3)	Inclusive of $556, $2,100, $1,644, $792 and $279 of share-based compensation for the years ended 1999, 2000, and 2001, and for the nine months ended September 30, 2001 and 2002, respectively.
(4)	Inclusive of $11,827, $8,185, $3,233, $2,319 and $1,317 of share-based compensation for the years ended 1999, 2000, and 2001, and for the nine months ended September 30, 2001 and 2002, respectively.

	(Unaudited)
	As of December 31,					As of September 30,
	1997	1998	1999	2000	2001	2002
	(In thousands)
Consolidated Balance Sheet Data
Cash and cash equivalents	$293	$3,324	$6,307	$94,003	$69,249	$110,515
Short-term marketable debt securities	—	—	180,228	115,367	28,454	24,822
Long-term marketable debt securities	—	—	—	15,612	91,839	27,352
Working capital (deficit)	(2,272)	(1,459)	182,238	219,966	100,083	120,354
Total assets	4,878	10,038	206,790	2,181,430	1,767,614	223,190
Convertible notes payable to shareholders	—	7,000	—	—	—	—
Redeemable common stock	—	117	—	—	—	—
Total shareholders’ equity (deficit)	(158)	(4,783)	194,561	2,142,190	1,729,773	183,331

ACTV Selected Historical Condensed Consolidated Financial Data

The following selected historical condensed consolidated financial data of ACTV should be read in conjunction with, and are qualified by reference to, ACTV’s consolidated financial statements, including the notes thereto, and the section of this joint proxy statement/prospectus entitled “Certain Information Concerning ACTV— Management’s Discussion and Analysis of Financial Conditions and Results of Operations.” The consolidated statements of operations data for the years ended December 31, 1999, 2000 and 2001 and the consolidated balance sheet data as of December 31, 1999, 2000 and 2001 are derived from, and qualified by reference to, ACTV’s audited consolidated financial statements included in this joint proxy statement/prospectus. The consolidated statements of operations data for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from audited consolidated financial statements not included in this joint proxy statement/prospectus. ACTV’s consolidated statements of operations data for the nine months ended September 30, 2001 and 2002 and consolidated balance sheet data as of September 30, 2002 are derived from, and should be read in conjunction with, ACTV’s unaudited consolidated financial statements and the related notes thereto that are included elsewhere in this joint proxy statement/prospectus. In the opinion of ACTV management, the interim financial data presented reflect all adjustments consisting only of normal recurring adjustments necessary for the fair presentation of ACTV’s financial condition at the date and the results of operations for the periods shown. The unaudited consolidated results of operations data for the nine months ended September 30, 2002 are not necessarily indicative of the results to be expected for any other interim period or for fiscal year 2002 as a whole.

The historical financial information of ACTV presented in this joint proxy statement/prospectus may not be indicative of ACTV’s future performance.

	(Unaudited)
	Fiscal Years Ended December 31,					Nine Months Ended September 30,
	1997	1998	1999	2000	2001	2001	2002
	(In thousands, except per share data)
Statement of Operations Data:
Revenues	$1,948	$1,625	$2,910	$8,016	$13,689	$10,759	$9,255
Net (loss) income before preferred stock dividends, extraordinary item and cumulative effect of accounting change	$(8,394)	$(23,342)	$(234,875)	$153,504	$(42,658)	$(21,859)	$(35,095)
Cumulative transition effect of adopting SFAS No. 133	—	—	—	—	(58,732)	(58,732)	—

Net (loss) income	$(8,394)	$(23,342)	$(234,875)	$152,093	$(101,390)	$(80,591)	$(35,095)

Basic (loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.64)	$(1.10)	$(6.11)	$3.10	$(0.77)	$(0.40)	$(0.63)
Extraordinary item	—	—	—	(0.03)	—	—	—
Cumulative transition effect of adopting SFAS No. 133	—	—	—	—	(1.07)	(1.07)	—

Basic (loss)/income per share applicable to common shareholders	$(0.64)	$(1.10)	$(6.11)	$3.07	$(1.84)	$(1.47)	$(0.63)

Diluted (loss)/income per common share before extraordinary item and cumulative effect of accounting change	$(0.64)	$(1.10)	$(6.11)	$2.53	$(0.77)	$(0.40)	$(0.63)
Extraordinary item	—	—	—	(0.02)	—	—	—
Cumulative transition effect of adopting SFAS No. 133	—	—	—	—	(1.07)	(1.07)	—

Diluted (loss)/income per share applicable to common shareholders	$(0.64)	$(1.10)	$(6.11)	$2.51	$(1.84)	$(1.47)	$(0.63)

	(Unaudited)
	As of December 31,					As of September 30,
	1997	1998	1999	2000	2001	2002
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$658	$5,198	$9,413	$122,488	$69,036	$28,334
Working capital (deficiency)	(1,062)	3,007	9,151	115,684	71,271	53,025
Total assets	7,902	13,616	28,984	235,509	139,587	92,226
Long-term debt (including current portion)	—	4,315	4,804	—	—	—
Total Shareholder’s equity (deficit)	(1,567)	4,435	20,334	146,754	59,672	18,710

Unaudited Comparative Per Share Data

The following table provides you with historical and pro forma per share financial information as of and for the nine months ended September 30, 2002 and for the year ended December 31, 2001. The following information should be read in conjunction with the separate historical financial statements and related notes of OpenTV and ACTV included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and does not reflect OpenTV’s acquisition of Wink Communications. You should not rely on the pro forma financial information as an indication of the operating results or financial position that would have occurred if the merger had occurred earlier or of the future operating results or financial position of OpenTV after the merger.

	Historical OpenTV	Historical ACTV	OpenTV Pro forma Combined(1)		ACTV Pro forma Equivalent(2)
Book value per ordinary/common share as of September 30, 2002	$2.56	$0.33	$2.07	(3)	$1.52
Net loss per ordinary/common share, basic and diluted:
Nine months ended September 30, 2002
Before cumulative effect of accounting change	$(8.71)	$(0.63)	$(5.85	)(4)	$(4.29)
Cumulative effect of accounting change, net of tax	(12.98)	—	(8.26)		(6.06)

	$(21.69)	$(0.63)	$(14.11	)(4)	$(10.35)

Year ended December 31, 2001
Before cumulative effect of accounting change	$(7.13)	$(0.77)	$(4.87	)(5)	$(3.57)
Cumulative effect of accounting change, net of tax	—	(1.07)	(0.54)		(0.40)

	$(7.13)	$(1.84)	$(5.41	)(5)	$(3.97)

Cash dividends declared per ordinary/common share(6):
Nine months ended September 30, 2002	$—	$—	$—		$—
Year ended December 31, 2001	—	—	—		—

(1)	Pro forma information gives effect to the merger as and for the period beginning on the dates indicated. Pro forma information does not give effect to the acquisition by OpenTV of Wink Communications.
(2)	The equivalent pro forma per share data for ACTV common stock is calculated by multiplying OpenTV’s pro forma per share information by 0.73333, which would have been the exchange ratio if the merger had closed on January 27, 2003.
(3)	The computation of the pro forma book value per share of OpenTV is based upon 71,477,549 shares of OpenTV ordinary shares outstanding on September 30, 2002, increased by an estimated 41,016,012 shares to be issued upon consummation of the merger. Pro forma book value is based on the historical book value of OpenTV on September 30, 2002, increased by an estimated $51,680,175, the value of the estimated 41,016,012 shares to be issued based on a per share price of OpenTV stock of $1.22, the last sale price of an OpenTV Class A ordinary share as reported on the Nasdaq National Market on December 31, 2002.
(4)	The computation of the pro forma net loss per ordinary share of OpenTV is based upon 71,750,115 weighted average shares, increased by an estimated 41,005,837 weighted average shares to be issued upon consummation of the merger.
(5)	The computation of the pro forma net loss per ordinary/ordinary share of OpenTV is based upon 67,937,686 weighted average shares, increased by an estimated 40,343,983 weighted average shares to be issued upon consummation of the merger.
(6)	Neither OpenTV nor ACTV has ever declared or paid cash dividends on its capital stock and neither company anticipates paying cash dividends on its capital stock in the foreseeable future. If OpenTV were to declare a dividend on its capital stock, according to its articles of association, all dividends so declared by OpenTV that remain unclaimed for a period of three years after their declaration may be forfeited and retained by OpenTV by action of OpenTV’s board of directors.

Comparative Market Price

OpenTV Class A ordinary shares trade on the Nasdaq National Market and the Official Segment of the stock market of Euronext Amsterdam N.V., or Euronext Amsterdam, under the symbol “OPTV.” ACTV common stock trades on the Nasdaq National Market under the symbol “IATV.”

The following table sets forth, for the periods indicated, the high and low last sale prices per share of OpenTV Class A ordinary shares and of ACTV common stock, each as reported on the Nasdaq National Market:

	OpenTV		ACTV
	High	Low	High	Low

2001
First Quarter	23.81	8.44	7.875	3.250
Second Quarter	15.98	6.69	4.125	2.220
Third Quarter	14.04	4.09	3.280	1.340
Fourth Quarter	11.10	4.64	2.260	1.260

2002
First Quarter	8.67	5.37	2.170	1.330
Second Quarter	5.55	3.12	1.740	1.130
Third Quarter	3.23	1.21	1.350	0.730
Fourth Quarter	1.63	1.05	0.840	0.500

The following table presents the last reported sale price of an OpenTV Class A ordinary share and a share of ACTV common stock on September 25, 2002, the last full trading day before announcement of the signing of the merger agreement, and on [                    ], 2003, the last practicable date prior to the mailing of this document. The table also presents the implied value of a share of ACTV common stock on an equivalent per share basis on each of these two dates, calculated by multiplying the last reported sale price of an OpenTV Class A ordinary share on each such date by 0.73333, which would have been the exchange ratio if the merger had closed on the respective dates indicated.

Date	OpenTV Class A ordinary shares	ACTV common shares	Implied per share value of ACTV common shares
September 25, 2002	$1.46	$1.02	$1.07
[ ], 2003	$[ ]	$[ ]	$[ ]

You should obtain current stock price quotations for ACTV common stock and OpenTV Class A ordinary shares.

RISK FACTORS

The merger involves certain risks. By voting in favor of the merger, current ACTV stockholders will be choosing to invest in OpenTV Class A ordinary shares, and current OpenTV stockholders will be accepting dilution of their ownership interest in OpenTV. An investment in OpenTV Class A ordinary shares involves a high degree of risk. In deciding whether to vote in favor of the merger, you should consider all of the information we have included in this document and its annexes.

In addition, you should carefully consider all of the following risk factors relating to the proposed merger, OpenTV and ACTV, in deciding whether to vote for the merger.

RISKS ASSOCIATED WITH THE MERGER

Because the exchange ratio will not be determined until after the stockholder meetings, you must decide whether or not to approve the transaction before knowing the actual exchange ratio.

The exchange ratio will not be determined until OpenTV delivers to ACTV a notice indicating that all of the conditions to the merger have been satisfied. As the approval of this transaction by the stockholders of OpenTV and ACTV are conditions to the merger, OpenTV will not deliver the notice and the exchange ratio will not be determined until after you must decide whether to approve this transaction. Because of changes in the business, operations or prospects of OpenTV and ACTV, market assessments of the likelihood that the merger will be completed and general market and other economic conditions prevailing after the stockholder meetings, the market value of OpenTV Class A ordinary shares that ACTV stockholders will actually receive in the merger may differ from the market value of OpenTV Class A ordinary shares the ACTV stockholders would have received if the merger had been consummated at the time the ACTV stockholders made their decision whether to approve this transaction. In addition, since the market price of OpenTV Class A ordinary shares will continue to fluctuate after the exchange ratio has been determined, the market value of the OpenTV Class A ordinary shares that holders of ACTV common stock will receive in the merger may change after the date that the exchange ratio is determined, but before those shares actually are issued. Accordingly, it may be difficult to value the consideration to be received by ACTV stockholders in the merger. See “The Transaction Documents—The Merger Agreement—Merger Consideration.”

OpenTV and ACTV may not achieve the benefits they expect from the merger if OpenTV is unable to integrate ACTV’s operations, products and personnel in a timely and efficient manner.

OpenTV and ACTV entered into the merger agreement with the expectation that the merger will allow OpenTV to offer customers state-of-the-art interactive television solutions across a wider range of technical platforms and give rise to other synergies as described in “The Merger—ACTV’s Reasons for the Merger; Recommendation of the ACTV Board of Directors” on page 47 and “The Merger—OpenTV’s Reasons for the Merger; Recommendation of the OpenTV Board of Directors” on page 49. OpenTV will need to overcome significant challenges in order to realize any benefits or synergies from the merger, including:

•	integrating the geographically dispersed operations of the two companies;

•	retaining and assimilating the key personnel of each company;

•	integrating the technologies of both companies;

•	retaining the existing customers and strategic partners of each company;

•	developing new services that utilize the assets of both companies; and

•	maintaining uniform standards, controls, procedures and policies.

The successful execution of these post-merger objectives will involve considerable risk and may not be successful. These risks include:

•	the potential disruption of OpenTV’s ongoing business and distraction of its management;

•	the difficulty of incorporating acquired technology and rights into OpenTV’s products and services;

•	unanticipated expenses related to integration;

•	the impairment of relationships with employees and customers as a result of any integration of new management personnel; and

•	potential unknown liabilities associated with the acquired business or the acquiring business.

OpenTV may not succeed in addressing these risks or any other problems encountered in connection with the merger.

The market price of OpenTV Class A ordinary shares may decline as a result of the merger.

The market price of OpenTV Class A ordinary shares may decline as a result of the merger for a number of reasons, including if:

•	the premium offered by OpenTV relative to ACTV’s current stock price is not viewed favorably by the market;

•	the integration of OpenTV and ACTV is unsuccessful;

•	OpenTV does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

•	the effect of the merger on OpenTV’s financial results is not consistent with the expectations of financial or industry analysts.

Sales of OpenTV’s and ACTV’s products and services could decline if customer relationships are disrupted by the merger.

The announcement and closing of the merger may disrupt customer relationships. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of OpenTV’s and ACTV’s products and services and OpenTV’s future product strategy. OpenTV’s or ACTV’s customers may instead purchase products or services of competitors. In addition, by increasing the breadth of OpenTV’s business, the merger may make it more difficult for OpenTV to enter into relationships with customers and strategic partners, some of whom may view OpenTV as more of a direct competitor than either OpenTV or ACTV as independent companies. Any significant delay or reduction in orders for OpenTV’s or ACTV’s products or services could cause the results of operations and financial condition of OpenTV to decline.

Failure to complete the merger could negatively impact ACTV’s and/or OpenTV’s stock price, future business or operations.

If the merger is not completed, ACTV and OpenTV may be subject to a number of material risks, including the following:

•	ACTV may be required under certain circumstances to pay OpenTV a termination fee of $5 million and issue to OpenTV warrants to purchase 3.99% of ACTV’s outstanding common stock for an exercise price of $1.40 per share;

•	if the stockholders of ACTV do not approve the merger, ACTV must reimburse OpenTV up to $1.5 million for its costs and expenses incurred in connection with the merger;

•	the price of ACTV common stock and/or OpenTV Class A ordinary shares may decline to the extent that the relevant current market price reflects a market assumption that the merger will be completed; and

•	costs related to the merger, such as legal, accounting, certain financial advisory and financial printing fees, must be paid even if the merger is not completed.

Further, if the merger is terminated and either company’s board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the merger agreement. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, ACTV is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, other than with OpenTV. See “The Transaction Documents—The Merger Agreement—Termination,” “—Termination Fee” and “—Expenses.”

Directors and executive officers of ACTV have conflicts of interest that may have influenced their decision to approve the merger.

You should be aware of conflicts of interest, and of benefits available to directors and executive officers of ACTV, when considering the ACTV board of directors’ recommendation of the merger. The directors and executive officers of ACTV have interests in the merger that are in addition to or different from their interest as stockholders of ACTV, including the following:

•	The terms of ACTV’s employment agreements with certain of its executives and employees provide for the acceleration of the vesting of all unvested options and certain increased severance benefits upon consummation of the merger. Also, in the case of one executive, ACTV is obligated to make a payment to compensate the executive for the exercise price of any options exercised by the executive within twelve months after the closing of the merger.

•	ACTV has entered into binding term sheets regarding its employment arrangements with David Reese, the Chairman of the Board and Chief Executive Officer of ACTV, and with Bruce Crowley, the President of a subsidiary of ACTV. Upon the closing of the merger, these term sheets will supersede the existing employment agreements with these executives and provide for, among other things, the acceleration of the vesting of all unvested options, a one-time cash bonus payment in connection with the closing of the merger and certain severance benefits in the event of the termination of their employment under certain circumstances following the merger.

•	In the merger agreement, ACTV and OpenTV have agreed that ACTV will indemnify each present and former officer and director of ACTV against certain liabilities arising out of such person’s service as an officer or director.

For more information, see “The Merger—Conflicts of Interest of ACTV Directors and Officers in the Merger.”

The termination fee and the warrants may discourage other companies from trying to acquire ACTV.

In the merger agreement, ACTV agreed to pay a termination fee of $5,000,000 to OpenTV in specified circumstances, including circumstances where a third party acquires or seeks to acquire ACTV. Under similar circumstances, the merger agreement also requires ACTV to issue to OpenTV warrants to purchase 3.99% of the outstanding shares of ACTV common stock for $1.40 per share. These agreements could discourage other companies from trying to acquire ACTV even though those other companies might be willing to offer greater consideration to ACTV stockholders than OpenTV has offered in the merger agreement. In addition, payment of the termination fee would have a material adverse effect on ACTV’s financial condition.

A pending class-action lawsuit, if successful, could prevent the merger.

On November 18, 2002, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for the County of New Castle against ACTV, its directors and OpenTV. The complaint generally alleges that the directors of ACTV have breached their fiduciary duties to the ACTV stockholders in approving the merger agreement and that, in approving the merger agreement, ACTV’s directors failed to take steps to maximize the value of ACTV to its stockholders. The complaint seeks certain forms of equitable relief, including enjoining the consummation of the merger. ACTV and OpenTV believe that the allegations are without merit and intend to defend against the complaint vigorously. However, OpenTV and ACTV cannot provide any assurance that they or the other defendants will be successful. The defense of this lawsuit could result in the diversion of the time and attention of ACTV’s and OpenTV’s management away from the business operations of their respective companies and the completion of the merger, and could prevent the merger.

RISKS RELATING TO THE OPENTV BUSINESS

Following the merger, OpenTV will be subject to the risks and limitations to which OpenTV and ACTV individually were subject before the merger. In considering whether to vote for the merger, you should carefully consider the risks relating to the OpenTV business described below and the risks relating to the ACTV business described on pages 27-32.

OpenTV has a history of losses, and it may experience losses in the future.

OpenTV has incurred significant net losses since its inception. Its net loss for the years ended December 31, 1999, 2000 and 2001 were approximately $90.5 million, $240.8 million and $484.3 million, respectively, and its net loss for the nine months ended September 30, 2002 was $1,556.3 million. OpenTV had an accumulated deficit of approximately $875.6 million at December 31, 2001 and $2,431.9 million at September 30, 2002. OpenTV expects that it will continue to incur significant sales and marketing, product development and administrative expenses. As a result, OpenTV will need to generate significant revenue to achieve and maintain profitability. OpenTV cannot be certain that it will achieve, sustain or increase profitability in the future. Any failure to significantly increase revenue as OpenTV implements its product and distribution strategies would adversely affect its business, financial condition and operating results.

If OpenTV does not successfully implement its restructuring plan, it may experience disruptions in its operations and incur higher ongoing costs which may adversely affect its business, financial condition and operating results.

As described in “Certain Information Concerning OpenTV—Business—Recent Developments,” OpenTV is in the process of implementing a restructuring plan announced in October 2002 to reduce its worldwide workforce by approximately 215 people. The cost of this initiative is estimated to be approximately $29 million (of which $20 million is expected to be cash) and is expected to be recorded as a charge to operations in the fourth quarter of 2002 and the first quarter of 2003. In addition, in response to the continued industry-wide economic slowdown, OpenTV is currently engaged in a review of its operations with a view towards improving its profitability and business performance. If OpenTV is unsuccessful in implementing these plans, it may experience disruptions in its operations and incur higher ongoing costs, which may adversely affect its business, financial condition and operating results. Further, the implementation of the restructuring plan may also disrupt OpenTV’s operations and adversely affect its operating results.

If OpenTV does not generate substantial revenue from its still developing applications-related business, its financial condition and operating results will be adversely affected.

OpenTV has on a historic basis derived a substantial amount of its total revenues from royalties associated with the deployment of its core middleware. Because there are currently only a limited number of cable and direct broadcast satellite system operators worldwide that deploy interactive products and services, and because OpenTV’s core middleware has largely achieved significant penetration in the markets that have adopted interactive television on a large scale, it has become increasingly difficult for OpenTV to generate substantial additional core middleware-related revenues. As a result, OpenTV has experienced substantial revenue declines in the past year. For the nine-month period ended September 30, 2002, OpenTV’s total revenues declined 34% and its royalties attributable to the deployment of its middleware product declined 45%, compared to the same period in 2001.

Since OpenTV expects its core middleware-related revenues to continue to decline, OpenTV will need to rely upon applications-related revenues in order to reverse declines in its overall revenues. In the past, it has derived only a small portion of its total revenues from its applications-based offerings and may have difficulty generating substantial applications-related revenues in the future. OpenTV’s applications-related revenues for the years ended December 31, 1999, 2000 and 2001 were none, $0.8 million and $10.1 million, respectively, and its applications-related revenues for the nine months ended September 30, 2002 were $9.7 million. Because cable and direct broadcast satellite system operators control the marketing and distribution of OpenTV’s applications-based offerings, OpenTV cannot predict the amount of revenues that will be generated by its applications-based offerings, or whether such revenues will be sufficient to offset its costs of development. Moreover, due to the continuing global economic downturn, cable and direct broadcast satellite system operators may slow down their deployment of new applications-based offerings. In addition, OpenTV’s applications-based offerings are subject to general risks related to consumer preferences. Accordingly, OpenTV’s ability to generate substantial revenues from its applications developed for use by cable and direct broadcast satellite system operators is uncertain. For a description of OpenTV’s applications-based offerings, see “Certain Information Concerning OpenTV—Business—OpenTV’s Products and Services—Content and Applications.”

Unless OpenTV is able to develop its applications-related business and other sources of revenue unrelated to its core middleware, it may be unable to reverse the revenue declines it has experienced recently which would adversely impact OpenTV’s business, financial condition and operating results.

Unanticipated fluctuations in OpenTV’s quarterly operating results could affect OpenTV’s stock price.

OpenTV believes that quarter-to-quarter comparisons of its financial results are not necessarily meaningful indicators of its future operating results and should not be relied on as an indication of future performance. If OpenTV’s quarterly operating results fail to meet the expectations of analysts, the trading price of OpenTV Class A ordinary shares following the merger could be negatively affected. The quarterly operating results of OpenTV have varied substantially in the past and they may vary substantially in the future depending upon a number of factors described below and elsewhere in this joint proxy statement/prospectus, including many that are beyond OpenTV’s control.

OpenTV’s operating results may vary from quarter to quarter as a result of a number of factors, including:

•	The ability to enter into licensing and services agreements with new and existing customers;

•	Changes in the rate of capital spending and the rollout of interactive television-related products and services by cable and direct broadcast satellite system operators;

•	The number, size and scope of cable and direct broadcast satellite system operators deploying OpenTV-enabled interactive services and the associated rollout to subscribers;

•	Changes in the historically strong relationships of OpenTV with cable and direct broadcast satellite system operators;

•	Increased competition in general and any changes in OpenTV’s pricing policies that may result from increased competitive pressures;

•	Potential downturns in OpenTV’s customers’ businesses, or in the domestic or international markets;

•	The ability to generate applications-related revenue from existing and potential customers;

•	Changes in technology, whether or not developed by OpenTV;

•	OpenTV’s ability to develop and introduce on a timely basis new or enhanced versions of its products that can compete favorably in the marketplace;

•	The timing of revenue recognition associated with major licensing and services agreements; and

•	The timing of upgrades by existing cable and direct broadcast satellite system operators.

Because a high percentage of OpenTV’s expenses, particularly compensation, is fixed in advance of any particular quarter, any of the factors listed above could cause significant variations in OpenTV’s earnings on a quarter-to-quarter basis. Any decline in revenues or a greater than expected loss for any quarter could cause the market price of OpenTV’s Class A ordinary shares to decline.

The loss of Open TV’s key personnel could harm its competitiveness.

OpenTV believes that its success will depend on the continued employment of its senior management team and key engineering personnel. Recently, it has had significant turnover among key members of senior management. If OpenTV’s new organization of senior management does not work well or it has difficulty retaining key personnel that remain or replacing key personnel who leave their employment with OpenTV, its ability to manage day-to-day operations, develop and deliver new technologies, attract and retain customers, attract and retain other employees, and generate revenues could be harmed.

OpenTV may have difficulty integrating the operations, products and personnel of its recently acquired subsidiary, Wink Communications, which could adversely affect its operating results.

OpenTV expects its recent acquisition of Wink Communications to enhance its existing product offerings, research and development capabilities and ability to offer customers interactive television solutions across a wide range of technical platforms. Nevertheless, OpenTV may have difficulty integrating the product lines, technologies, operations, financial systems and distinct corporate culture of Wink Communications. If its integration efforts are not successful, OpenTV will not receive the benefits it expected from the acquisition. In addition, any difficulties arising during the integration process may impair relationships with employees and customers and distract OpenTV’s management from operating its business. Any of these eventualities could have a negative effect on its business, financial condition and operating results.

OpenTV’s subsidiary, Wink Communications, will incur substantial liability if its enhanced broadcasting product fails to generate sufficient revenue on a timely basis to meet its revenue guarantees and other obligations.

OpenTV’s subsidiary, Wink Communications, has entered into agreements with a cable system operator, a direct broadcast satellite system operator, and other market participants to share with these entities a portion of revenues, if any, Wink Communications generates from viewer responses to its enhanced broadcasting product. For the cable system operator, the direct broadcast satellite system operator and certain of the other market participants, Wink Communications has provided a minimum revenue guarantee. If the enhanced broadcasting product fails to generate sufficient revenue to meet these minimum revenue guarantees, Wink Communications will have to pay the difference between the guaranteed amount and the amount actually earned by the system operator. In addition, Wink Communications has also agreed to provide launch and marketing funds to a number of cable system operators, direct broadcast satellite system operators and other market participants, contingent upon the commercial launch of its enhanced broadcasting product. OpenTV expects Wink Communications’ aggregate minimum commitment under its revenue guarantee arrangements and for launch and marketing funds to be $2.5 million for the three months ended December 31, 2002 and $3.3 million, $2.2 million and $2.2 million for the years ended December 31, 2003, 2004, and 2005, respectively.

Interactive television is an emerging business and it may not attract widespread market acceptance or demand.

The success of OpenTV will depend upon, among other things, the broad acceptance of interactive television by industry participants, including operators of broadcast and pay television networks, cable and direct broadcast satellite system operators and manufacturers of televisions and set-top boxes, as well as by television viewers and advertisers. Because the market for interactive television is emerging, the potential size of the market opportunity and the timing of its development are uncertain. The growth and future success of OpenTV’s business will depend in part upon its ability to penetrate new markets and convince cable and direct broadcast satellite system operators, television viewers and advertisers to adopt and maintain their use of its products and services.

Many key participants have not embraced interactive television, which is in its relative infancy, for a variety of reasons, including:

•	significant up-front costs associated with implementing interactive television platforms, including costs associated with technology, marketing and professional services;

•	the uncertain ability to generate meaningful returns from interactive television-related investments; and

•	inadequate transmission facilities and broadcast centers.

Accordingly, such participants may continue to perceive interactive television as an unproven business proposition and be reluctant to participate. If cable and direct broadcast satellite system operators determine that interactive television is not viable as a business proposition or if they determine that interactive television services are not consistent with their business or operational strategies, they may not choose, or may stop using, OpenTV’s products and services.

Because much of OpenTV’s success and value lie in its ownership and use of its intellectual property, its failure to protect its intellectual property and develop new proprietary technology may negatively affect it.

OpenTV’s ability to effectively conduct its business will be dependent in part upon the maintenance and protection of its intellectual property. OpenTV relies on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements, to establish and protect its rights in and to its technology. OpenTV has typically entered into confidentiality or license agreements with its employees, consultants, customers, strategic partners and vendors, in an effort to control access to, and distribution of, its software, related documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use its software and other proprietary information without authorization.

Policing unauthorized use of OpenTV’s software and proprietary information will be difficult. The steps it takes may not prevent misappropriation of its intellectual property and the agreements it enters into may not be enforceable in some instances. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited in certain foreign countries or, alternatively, such protection may be difficult to enforce. Litigation may be necessary in the future to enforce or protect its intellectual property rights or to determine the validity and scope of its intellectual property rights and the proprietary rights of others. Any such litigation could cause OpenTV to incur substantial costs and diversion of resources, which in turn could adversely affect its business.

Intellectual property infringement claims may be asserted against OpenTV, which could have the effect of disrupting its business.

The emerging interactive television industry is highly litigious, particularly regarding claims of intellectual property infringement. The defense of any such claims could cause OpenTV to incur significant costs and could result in the diversion of resources with respect to the defense of any claims brought, which could adversely affect its financial condition and operating results. As a result of such infringement claims, a court could issue an injunction preventing OpenTV from distributing certain products, which could adversely affect its business. If any claims or actions are asserted against OpenTV, it may seek to obtain a license under a third party’s intellectual property rights in order to avoid any litigation. However, a license under such circumstances may not be available on commercially reasonable terms, if at all.

In addition, many of OpenTV’s and Wink Communications’ agreements with customers contain an indemnification obligation, which could be triggered in the event that a customer is named in an infringement suit involving their products or involving the customer’s products or services that incorporate or use their products. If it is determined that OpenTV’s or Wink Communications’ products infringe any of the asserted claims in such a suit, OpenTV may be prevented from distributing certain of its products and it may incur significant indemnification liabilities, which may adversely affect OpenTV’s business, financial condition and operating results. See “Certain Information Concerning OpenTV—Legal Proceedings.”

The adoption of incompatible standards by OpenTV’s industry and rapid technological advances could render its products and services obsolete or non-competitive.

The migration of television from analog to digital transmission, the convergence of television, the Internet, communications and other media, and other emerging trends are creating a dynamic and unpredictable environment in which to operate. OpenTV’s ability to anticipate trends and adapt to new technologies and evolving standards is critical to its success.

Recent attempts to establish industry-wide standards for interactive television software include an initiative by cable network operators in the United States to create a uniform platform for interactive television called Open Cable and an initiative by European television industry participants to create a platform called Multimedia Home Platform. The establishment of these standards or other similar standards could adversely affect the pricing of OpenTV’s products and services, significantly reduce the value of OpenTV’s intellectual property and the competitive advantage its proprietary technology provides, cause it to have to incur substantial expenditures to adapt its products or services to respond to these developments, or otherwise hurt its business, particularly if its products require significant redevelopment in order to conform to the newly established standards.

Any delay or failure on OpenTV’s part to respond quickly, cost-effectively and sufficiently to these developments could render its products and services obsolete or non-competitive and have an adverse effect on its business, financial condition and operating results.

In addition, OpenTV must stay abreast of cutting-edge technological developments and evolving service offerings to remain competitive and increase the utility of its services, and it must be able to incorporate new technologies into its products in order to address the increasingly complex and varied needs of its customer base. There can be no assurance that OpenTV will be able to do so successfully, and any failure to do so may adversely affect it.

Government regulations may adversely affect OpenTV’s business.

The telecommunications, media, broadcast and cable television industries are subject to extensive regulation by governmental agencies. These governmental agencies continue to oversee and adopt legislation and regulation over these industries, particularly in the areas of user privacy, consumer protection, the online distribution of content and the characteristics and quality of online products and services, which may affect OpenTV’s business, the development of its products, the decisions by market participants to adopt its products and services or the acceptance of interactive television by the marketplace in general. In particular, governmental laws or regulations restricting or burdening the exchange of personally identifiable information could delay the implementation of interactive services or create liability for OpenTV or any other manufacturer of software that facilitates information exchange. These governmental agencies may also seek to regulate interactive television directly. Future developments relating to any of these regulatory matters may adversely affect OpenTV’s business.

The market for OpenTV’s products and services is subject to significant competition, which could adversely affect its business.

OpenTV faces competition from a number of companies, including many that have significantly greater financial, technical and marketing resources and a better recognized brand name than it does. Current and potential competitors in one or more aspects of its business include interactive technology companies, companies developing interactive television content and entertainment, and, in the professional services area, third party system integrators and internal information technology staffs at its cable and direct broadcast satellite system operator customers. If any of these competitors achieves significant market penetration or other significant success within the markets upon which OpenTV relies as a significant source of revenue, or in new markets that OpenTV may enter in the future, its ability to maintain market share and sustain its revenues may be materially and adversely affected. For further information concerning OpenTV’s competition, see “Certain Information Concerning OpenTV—Competition.”

OpenTV’s multinational operations expose it to certain financial and operational risks.

OpenTV derives its revenues from, and has business activities in, a number of countries throughout the world. This exposes OpenTV to a number of risks, such as:

•	changes in legal and regulatory requirements;

•	export and import restrictions, tariffs and other trade barriers;

•	currency fluctuations and devaluations;

•	difficulties in staffing and managing offices as a result of, among other things, distance, language and cultural differences;

•	longer payment cycles and problems in collecting accounts receivable;

•	political and economic instability; and

•	potentially adverse tax consequences.

Any of these factors could have an adverse effect on OpenTV’s business, financial condition and operating results.

OpenTV’s software products may contain errors, which could cause it to lose revenue and incur unexpected expenses.

Software development is an inherently complex and subjective process, which frequently results in products that contain errors, as well as defective features and functions. Moreover, OpenTV’s technology is integrated into the products and services of its cable and direct broadcast satellite system operator customers. Accordingly, a defect, error or performance problem with its technology could cause the systems of its cable and direct broadcast satellite system operator customers to fail for a period of time. Any such failure could subject OpenTV to damage claims and claims for indemnification by its customers and result in severe customer relations problems and harm to OpenTV’s reputation.

OpenTV may be unable to raise additional capital in the future to support OpenTV’s growth.

OpenTV expects that its existing capital resources will be sufficient to meet its cash requirements through at least the next 12 months whether or not the merger is consummated. However, as OpenTV’s businesses grow in the future, it may need to raise additional capital, which may not be available on acceptable terms, if at all. If OpenTV cannot raise necessary additional capital on acceptable terms, it may not be able to develop or enhance its products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, any of which could have an adverse effect on its business.

If additional capital is raised through the issuance of equity securities or convertible debt securities, the percentage ownership of OpenTV’s existing stockholders will be reduced and stockholders may experience dilution in net book value per share. Any debt financing, if available, may involve covenants limiting or restricting OpenTV’s operations or future opportunities.

The interests of OpenTV’s majority owner may differ from yours and may result in OpenTV acting in a manner inconsistent with your general interests.

Liberty Media beneficially owns OpenTV Class A and Class B ordinary shares representing approximately 45.9% of the economic interest and 88.6% of the voting power of OpenTV’s ordinary shares outstanding as of September 30, 2002. After giving effect to the merger, and as if the merger occurred on January 27, 2003, Liberty Media will own approximately 80.7% of the voting power of OpenTV’s ordinary shares. As a result of its ownership of OpenTV’s ordinary shares, Liberty Media effectively controls OpenTV and has sufficient voting power, without the vote of any other stockholder, to determine the outcome of any action requiring approval of the stockholders of OpenTV, including amendments of OpenTV’s memorandum of association and articles of association for any purpose (which could include increasing or reducing OpenTV’s authorized capital or authorizing the issuance of additional shares). The interests of Liberty Media may diverge from your interests, and it may be in a position to cause or require OpenTV to act in a way that is inconsistent with the general interests of the holders of OpenTV’s Class A ordinary shares. See “Certain Information Concerning OpenTV—Certain Relationships and Related Transactions.” In addition, OpenTV’s Chairman, Chief Financial Officer, General Counsel and Chief Intellectual Property Officer are each officers of a subsidiary of Liberty Media which could create or appear to create potential conflicts of interest when the officers are faced with decisions that could have different implications for OpenTV and Liberty Media. See “Certain Information Concerning OpenTV—Directors and Executive Officers of OpenTV.”

Because OpenTV is a British Virgin Islands company, you may not be able to enforce judgments against OpenTV that are obtained in United States courts.

OpenTV is incorporated under the laws of the British Virgin Islands. As a result, it may be difficult for investors to effect service of process upon OpenTV within the United States or to enforce against OpenTV judgments obtained in the United States courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

OpenTV has been advised by its British Virgin Islands counsel, Harney Westwood & Riegels, that judgments of United States courts predicated upon the civil liability provisions of the federal securities laws of the United States may be difficult to enforce in British Virgin Islands courts and that there is doubt as to whether British Virgin Islands courts will enter judgments in original actions brought in British Virgin Islands courts predicated solely upon the civil liability provisions of the federal securities laws of the United States.

Because OpenTV is a British Virgin Islands company, you may have difficulty protecting your interests in respect of decisions made by OpenTV’s board of directors and its controlling stockholder.

OpenTV’s corporate affairs are governed by OpenTV’s memorandum of association and articles of association and by the International Business Companies Act of the British Virgin Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management and the rights of OpenTV’s stockholders may differ from those that would apply if OpenTV were incorporated in the United States or another jurisdiction. The rights of stockholders under British Virgin Islands law are not as clearly established as are the rights of stockholders in many other jurisdictions. Thus, OpenTV’s stockholders may have more difficulty protecting their interests in the face of actions by OpenTV’s board of directors or OpenTV’s controlling stockholder than they would have as stockholders of a corporation incorporated in another jurisdiction. See “Comparison of Stockholder Rights and Corporate Governance Matters.”

Certain provisions contained in OpenTV’s charter documents could deter a change in control of OpenTV.

Certain provisions of OpenTV’s memorandum of association and articles of association may discourage attempts by other companies to acquire or merge with OpenTV, which could reduce the market value of OpenTV’s Class A ordinary shares. The comparatively low voting rights of OpenTV’s Class A ordinary shares as compared to OpenTV’s Class B ordinary shares, approximately 99.6% of which are beneficially owned by Liberty Media, as well as other provisions of OpenTV’s memorandum of association and articles of association, may delay, deter or prevent other persons from attempting to acquire control of OpenTV. See “Comparison of Stockholder Rights and Corporate Governance Matters.”

If OpenTV were to be classified as a passive foreign investment company for the prior, current or subsequent taxable years, U.S. taxpayers would be subject to certain adverse tax consequences.

If OpenTV were to be classified as a passive foreign investment company, or PFIC, U.S. stockholders would be subject to certain adverse tax consequences. For a more detailed discussion of tax considerations and the availability of certain elections, see “Certain U.S. Federal Income Tax Consequences of the Merger—U.S. Holders—Passive Foreign Investment Company Rules.”

RISKS RELATING TO THE ACTV BUSINESS

ACTV has a history of losses and limited revenues, and expects to incur substantial losses for at least the foreseeable future.

ACTV has incurred significant net losses since its inception. As of September 30, 2002, ACTV had an accumulated deficit of approximately $298.2 million. Its net loss for the years ended December 31, 1999 and 2001 were approximately $234.9 million and $101.4 million, respectively, and its loss for the nine months ended September 30, 2002 was $35.1 million. For the year ended December 31, 2000, ACTV reported net income of $152.1 million, which includes a non-cash credit related to stock-based compensation. For a description of the non-cash credit, see “Certain Information Concerning ACTV—Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Comparison of Fiscal Year Ended December 31, 2000 and December 31, 1999—Results of Operations—Stock-Based Compensation.” Moreover, ACTV has had only limited revenues. Its revenues for the years ended December 31, 1999, 2000 and 2001 were approximately $2.9 million, $8.0 million and $13.7 million, respectively, and its revenues for the nine months ended September 30, 2002 were $9.3 million. ACTV may not be able to generate significant revenues in the future. Despite having engaged in a restructuring program designed to reduce its costs, ACTV will continue to experience substantial negative cash flow for at least the foreseeable future and cannot predict when, or even if, it might become profitable.

Commercial acceptance of ACTV’s Digital TV technologies has been limited to date and as they are commercially introduced they may not be successful.

ACTV is seeking to license applications of its Digital TV technologies to major cable and direct broadcast satellite system operators. To date, it has generated negligible revenue from sales and licenses of its Digital TV applications. ACTV’s Digital TV applications are new, and the demand for and market acceptance of those applications are uncertain. ACTV’s Digital TV applications may not appeal to a sufficient number of consumers for them to become commercially viable. Consumers also may be concerned about security or privacy issues relating to the electronic transmission of their personal information. ACTV cannot provide any assurance that applications of its Digital TV technologies will generate sufficient revenues to achieve profitability. As a result of these uncertainties, commercial applications of ACTV’s Digital TV technologies may not be successful. For a description of ACTV’s Digital TV technologies, see “Certain Information Concerning ACTV—Business—Digital TV.”

Commercial acceptance of ACTV’s Enhanced Media applications and services is uncertain, and recent sales may not be an indicator of future sales.

The demand for, and the market acceptance of, ACTV’s Enhanced Media applications and services are uncertain. Those applications and services may not appeal to a sufficient number of video programmers or consumers for them to become commercially viable. ACTV has had a limited number of sales of its Enhanced Media applications and services in the entertainment and education markets, and cannot assure that its marketing or development efforts will significantly increase its sales in these markets. As a result of these uncertainties, ACTV’s Enhanced Media business may not be successful. For a description of ACTV’s Enhanced Media application and services, see “Certain Information Concerning ACTV—Business—Enhanced Media.”

In December 2000, ACTV filed a civil claim against The Walt Disney Company, ABC, Inc. and ESPN, Inc. in the United States District Court for the Southern District of New York. The claim alleged, among other things, that the defendants’ “Enhanced TV” system synchronizing a website application to ESPN Sunday Night and ABC Monday Night Football telecasts has infringed and is continuing to infringe certain of ACTV’s patents and requested damages be paid to ACTV on account of the defendants’ infringement. In May 2002, the District Court issued a finding of lack of infringement and dismissed ACTV’s lawsuit. ACTV believes that the dismissal has had a material adverse effect on its ability to market and license its Enhanced Media components in the entertainment market. Although ACTV has appealed the District Court’s ruling, it cannot provide any assurance that its appeal will be successful. See “Certain Information Concerning ACTV—Legal Proceedings.”

Delivery of ACTV’s Digital TV applications depends upon the deployment of digital set-top boxes.

The success of ACTV’s Digital TV applications depends upon the evolving digital television market. The speed with which cable system operators both upgrade their current programming distribution systems for digital distribution and deploy digital set-top boxes directly affects the number of potential subscribers to ACTV’s Digital TV applications. To have access to the Digital TV applications, subscribers must have digital set-top boxes that have been activated with its software. ACTV cannot assure you that there will be a sufficient number of potential subscribers with digital set-top boxes in the near future to justify the deployment of ACTV’s individualized programming.

ACTV depends on third party distributors to offer and market applications of its Digital TV technologies to their subscribers.

Because ACTV will use the systems of third party cable or direct broadcast satellite operators to offer applications of its Digital TV technologies, its growth and future success depends substantially upon its ability to convince these operators to offer their subscribers these applications. If these operators determine that ACTV’s Digital TV applications are not viable as a business proposition or if they determine that they do not meet their business or operational expectations or strategies, the operators will not offer applications of the Digital TV technologies to their subscribers. Factors that could affect such a determination include:

•	the availability of alternative programming that offers greater financial benefits to the operators;

•	government regulations that require the operators to carry certain programming; and

•	constraints on available channel capacity.

ACTV cannot assure you that distributors of television programming will devote sufficient bandwidth to ACTV’s individualized programming in the future, even if they do increase channel capacity. In addition, ACTV has limited control over the manner in which cable and direct broadcast satellite operators market and price ACTV’s products to their subscribers, which may have a significant impact on the overall consumer acceptance of its Digital TV applications.

ACTV depends on television programmers and advertisers electing to enhance their programming and advertisements with ACTV’s technology.

No television programmer or advertiser is obligated to use ACTV’s Digital TV or Enhanced Media technologies in its programs or advertisements. ACTV’s future growth and long-term success depend on its ability to convince television programmers and advertisers to enhance their programs and advertisements with its technologies. If ACTV’s technologies do not appeal to television programmers, advertisers or consumers, or if they find its competitors’ technologies more appealing, ACTV’s business may not succeed. ACTV has received minimal revenue from its products that enhance programming and advertisements to date and cannot assure you that any additional revenue will be generated.

ACTV is subject to intense competition from companies offering similar products and services.

The markets for digital television applications and television/Internet convergence programming are extremely competitive, and ACTV expects competition to intensify in the future. In addition, these markets are new and rapidly evolving and are characterized by untested consumer demand and a lack of industry standards. These markets are therefore subject to significant changes in the products and services offered by existing market participants and the emergence of new market participants. As a result, it is difficult to identify all of the companies and technologies that compete with ACTV or may compete with ACTV in the future in one or more of its lines of business. In addition, any one of these competitors or future competitors may have significantly greater financial, technical and marketing resources as well as better brand recognition than ACTV does. A number of companies offer products and services that contain comparable features to certain discrete elements of ACTV’s Digital TV technologies. ACTV expects to face future competition from computer and software companies, one or more of which may extend the scope of their products to include functionality similar to that of HyperTV. For a description of ACTV’s HyperTV product, see “Certain Information Concerning ACTV—Business—Enhanced Media—HyperTV.” In addition, ACTV also faces competition from traditional broadcast and cable television networks. For further information concerning ACTV’s competition, see “Certain Information Concerning ACTV—Competition.”

Competition with high definition television and multicasting may limit the availability of ACTV’s Digital TV applications.

High definition television and multicasting are two major digital television applications that will directly compete with ACTV for use of the new digital broadcast distribution capacity. High definition television provides better color quality and sharper pictures than traditional television. Multicasting is the transmission of multiple television programs through what was a single analog television channel and is only available through digital transmission systems. It is too early to determine to what extent third party distributors who can control access to their distribution system will prefer to distribute high definition television or multicast programs to the exclusion of ACTV’s services. In addition, consumers may resist the extra cost of subscribing to services that offer ACTV’s individualized programming. As a result, there is a risk that other digital television applications will be deployed to the detriment of ACTV’s results of operations from sales of Digital TV applications.

ACTV depends on set-top box manufacturers and middleware providers for the compatibility of its technology with their hardware and software.

The success of ACTV’s products depends upon its relationships with digital set-top box manufacturers and with providers of middleware, which is software technology that acts like an operating system within a digital set-top box. The deployment of ACTV’s Digital TV applications depends on their compatibility with digital set-top boxes and with the middleware installed in those boxes. ACTV has compatibility arrangements with Motorola and Scientific-Atlanta, the two largest suppliers of set-top boxes. ACTV also has compatibility arrangements with the leading suppliers of middleware. However, a set-top box or middleware supplier may decide in the future to discontinue production of products compatible with ACTV’s technology or to develop technology that competes with its applications.

ACTV may be unable to respond to rapid changes in technology.

The markets for digital television applications and television/Internet convergence programming and services are characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution require ACTV to continually improve the performance, features and reliability of its present and proposed products and services, particularly in response to its competitors’ product offerings. ACTV cannot assure you that it will have the resources or the ability to quickly, cost-effectively or adequately respond to these developments. There may be a limited time-frame for consumer adoption of ACTV’s Digital TV and Enhanced Media applications, and ACTV cannot assure you that it will be successful in achieving widespread acceptance of its products and services before competitors offer products and services with features and performance similar to its own. In addition, the widespread adoption of new Internet or television technologies or standards could require substantial expenditures by ACTV to modify or adapt its services and could fundamentally affect the character and viability of its business model.

ACTV’s software products and services may contain unknown defects.

ACTV’s Digital TV and Enhanced Media applications may contain design flaws or other defects. Design flaws and other defects, which may include defects that make ACTV’s products and services incompatible with the technology employed in digital distribution systems, set-top boxes or the Internet, may lead to delays in deployment of its products, additional costs, delayed or lost revenues, loss of market share, failure to achieve market acceptance, diversion of development resources and harm to its reputation.

Government legislation and regulations may adversely affect ACTV’s business.

The media, telecommunications, broadcast and cable television industries are subject to extensive regulation by federal, state and local governments and governmental agencies. Federal, state and local governments and governmental agencies continue to adopt legislation and regulations affecting these industries which may affect ACTV’s business, market participants with which ACTV has relationships or the acceptance of its products in general. Existing regulations were substantially affected by the passage of the Telecommunications Act of 1996. For example, competition for channel space has increased as cable system operators have utilized available channel space to comply with “must-carry” provisions, mandated retransmission consent agreements and “leased access” provisions. The outcome of pending federal and state administrative proceedings may also affect the nature and extent of competition that ACTV will encounter. Increased regulation of the Internet might slow the growth of Internet use, which could decrease demand for ACTV’s services, increase its cost of doing business or otherwise have a material adverse effect on its business, financial condition and results of operations.

Congress has recently passed legislation regulating certain aspects of the Internet, including on-line content, children’s protection, copyright infringement, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of goods and services, intellectual property ownership and personal privacy. ACTV collects and stores personal information from users of its applications and plans to use such information to develop its businesses and generate revenues, particularly with respect to targeted advertising. Storage and use of such information is subject to state and federal regulation and may also subject ACTV to privacy claims relating to its use and dissemination of personal information. ACTV does not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. Therefore, ACTV is not certain how new laws governing the Internet or other existing laws will affect its business.

ACTV faces certain security and privacy risks.

A significant concern associated with communications and commerce through ACTV’s applications is the need for secure transmission of confidential information, such as credit card numbers, over public networks. A party who gains unauthorized access to ACTV’s system could misappropriate proprietary information or cause interruptions in ACTV’s operations. ACTV may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches. In addition, the information gathered through ACTV’s Digital TV applications and stored in each household’s digital set-top box may be subject to personal privacy rights. A breach of these rights by ACTV, cable system operators or other third parties could expose ACTV to liability. ACTV has no direct control over the confidentiality or security measures of cable operators or other third parties. Any compromise of security or misuse of private information could materially and adversely affect ACTV’s reputation, business, operating results and financial condition and expose ACTV to a risk of loss or litigation and potential liability. ACTV’s insurance may not cover claims of this type or may not be adequate to indemnify ACTV for all liability to which it may be exposed. Moreover, concerns over the security of e-commerce transactions and the potential misuse of personal information may inhibit the growth of ACTV’s Digital TV and Enhanced Media applications.

ACTV may have liability for information retrieved and improperly distributed on the Internet.

Because users of ACTV’s Enhanced Media applications can download and improperly distribute materials that ACTV may not have created itself, negligence, copyright or trademark infringement or other legal claims could be made against ACTV. Copyright and trademark laws are evolving both domestically and internationally, and ACTV is uncertain as to their applicability to the Enhanced Media applications and ACTV’s possible role as both a technology and content provider. The imposition of liability for information carried by ACTV would have a material adverse effect on its business, operating results and financial condition.

ACTV’s efforts to protect its patents and proprietary information from competitors may be inadequate.

ACTV has obtained 24 United States patents covering certain aspects of its Digital TV and Enhanced Media technologies and has patents pending with respect to other developments and enhancements. However:

•	the patents ACTV owns or has rights to, or that may be granted or obtained in the future, may not be enforceable, may not provide ACTV with meaningful protection from competition or may be revoked entirely;

•	patents applied for may not be granted;

•	products developed by ACTV may infringe upon patents or rights of others; and

•	ACTV may not possess the financial resources necessary to enforce patent rights that it holds.

It is very difficult for ACTV to police the unauthorized use of its products and intellectual property rights. It may be possible for a third party to copy or otherwise obtain and use ACTV’s products or technology without its authorization or to develop similar technology independently. Furthermore, ACTV’s confidentiality and invention rights agreements with its full-time employees, consultants and advisors may not provide effective protection of its proprietary information in the event of unauthorized use or disclosure of proprietary information. In addition, the laws in many countries other than the United States do not afford ACTV the same protection of its intellectual property as do its United States patents. Currently, there are companies offering competitive products that ACTV believes may be in violation of its patents and expects that companies in the future will infringe on its intellectual property rights. ACTV intends to aggressively defend its intellectual property rights, which may involve both litigation and extensive negotiations with companies ACTV believes are infringing on its rights. It is possible that ACTV will commence legal action against one or more infringers in the future to protect its intellectual property rights. If ACTV commences litigation to protect these rights, ACTV expects the litigation will be extensive, time-consuming and costly, and ACTV cannot assure you that it will be successful. For example, ACTV filed a lawsuit against The Walt Disney Company and certain of its affiliates claiming that they have infringed and are continuing to infringe certain of ACTV’s patents. In May 2002, summary judgment was granted in favor of The Walt Disney Company based upon the lack of infringement. Although ACTV has appealed this ruling, it cannot provide any assurance that its appeal will be successful. See “Certain Information Concerning ACTV—Legal Proceedings.” Further, any licensing negotiations ACTV pursues will also be extensive and costly because the issues are very complex and subjective. ACTV cannot assure you that these negotiations will result in agreements that will be beneficial to its business or provide it adequate protection of its rights.

ACTV’s business may be restricted or may be subject to litigation in the future as a result of the intellectual property rights of others.

ACTV may be unable to implement its current business plan or expand the commercial uses of its products if other companies have already acquired or in the future acquire patents or other intellectual property on which its technology infringes. The patent application process is not public, and ACTV cannot assure you that another company has not applied for and will not obtain a patent that blocks any patents ACTV has pending. Furthermore, because many companies might choose not to publicize their patents until they have a viable commercial product or until they believe another company is infringing on their patents, ACTV cannot assure you that another company has not already obtained patents that ACTV is currently violating. As a result, as ACTV expands its business and begins the commercial deployment of its products, it may receive notices of claims of infringement of other parties’ property rights or claims for indemnification resulting from infringement claims. Irrespective of the validity or the successful assertion of such claims, ACTV would incur significant costs and a diversion of resources with respect to the defense of any claims brought. The assertion of such infringement claims could result in injunctions preventing ACTV from distributing certain products, which could materially and adversely affect its business. If any claims or actions are asserted against it, ACTV may seek to obtain a license under a third party’s intellectual property rights. However, a license under such circumstances may not be available on reasonable terms, if at all.

FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements about OpenTV and ACTV, which we intend to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are statements that are not historical facts, and include financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, results, ability to generate income or cash flows, products and services; the outcome of litigation; the impact of regulatory initiatives on our operations; our share of new and existing markets; general industry and macroeconomic growth rates and our performance relative to them and statements regarding future performance. Forward-looking statements generally are identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions.

The forward-looking statements in this joint proxy statement/prospectus are subject to various risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Accordingly, our actual results following the merger may differ materially from those expressed in, or implied by, the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include:

•	those risks and uncertainties we discuss under “Risk Factors”;

•	those risks and uncertainties we discuss or identify in our public filings with the Securities and Exchange Commission;

•	changes in both companies’ businesses during the period between now and the completion of the merger; and

•	the successful integration of ACTV into OpenTV’s business subsequent to the completion of the merger.

You should understand that various factors, in addition to those discussed elsewhere in this document and in the documents referred to in this document, could affect the future results of OpenTV and ACTV following the merger and could cause results to differ materially from those expressed in these forward-looking statements. The actual results, performance or achievement of OpenTV or ACTV following the merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do, we cannot predict what impact they might have on the results of operations and financial condition of OpenTV and ACTV following the merger. The forward-looking statements included in this document are made only as of the date of this document, and we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

THE OPENTV ANNUAL MEETING

OpenTV is furnishing this document to the holders of OpenTV Class A and Class B ordinary shares, as part of the solicitation of proxies for use at the OpenTV annual meeting of stockholders, including any adjournment or postponement of the annual meeting.

Date, Time and Place

OpenTV will hold its annual meeting on [                    ], [                    ], 2003, at 9:00 a.m., local time, at its principal executive offices located at 401 East Middlefield Road, Mountain View, California.

Purpose of the OpenTV Annual Meeting

At the OpenTV annual meeting OpenTV is asking holders of record of OpenTV ordinary shares as of the record date for the annual meeting:

1.  to consider and vote on a proposal to approve the issuance of OpenTV Class A ordinary shares in connection with the merger;

2.  to elect six directors to serve for the following year or until their successors are elected and qualified;

3.  to ratify the appointment of KPMG LLP as independent auditors of OpenTV for fiscal year 2002; and

4.  to transact such other business as may properly come before the annual meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote

Only holders of record of OpenTV Class A ordinary shares or OpenTV Class B ordinary shares at the close of business on [                    ], 2003, the OpenTV record date, are entitled to notice of and to vote at the annual meeting. On the last trading day immediately preceding the OpenTV record date [                    ] Class A ordinary shares were issued and outstanding, and 30,631,746 Class B ordinary shares were issued and outstanding, and were held of record by approximately [            ] stockholders and 3 stockholders, respectively.

Vote and Quorum Required

Holders of OpenTV’s Class A ordinary shares are entitled to one vote and holders of OpenTV’s Class B ordinary shares are entitled to ten votes, respectively, for each share held as of the OpenTV record date. Approval of each of the proposals to be voted upon by OpenTV stockholders requires the affirmative vote of a majority of the total votes cast, in person or by proxy, at the meeting. Attendance at the meeting in person or by proxy of the shares representing not less than fifty percent of the votes represented by the OpenTV ordinary shares entitled to vote at the annual meeting is required for a quorum.

On the last trading day immediately preceding the OpenTV record date, directors and executive officers of OpenTV beneficially owned in the aggregate [                    ] Class A ordinary shares and no Class B ordinary shares (excluding any shares issuable upon the exercise of options and shares issuable upon the exchange of shares of OpenTV, Inc. common stock), or approximately [            ]% of the votes represented by the shares outstanding on the last trading day immediately preceding the record date. On the last trading day immediately preceding the OpenTV record date, Liberty Media beneficially owned approximately 2,313,716 Class A ordinary shares and 30,510,150 Class B ordinary shares, or approximately 88.6% of the votes represented by the shares outstanding on the last trading day immediately preceding the record date.

Abstentions; Broker Non-Vote

Any abstention will be counted for purposes of determining a quorum for the transaction of business, but will not be considered as a vote cast on any particular proposal on which the stockholder has chosen to abstain.

The treatment of a broker non-vote, which occurs in the event that a broker, bank, custodian, nominee or other record holder of OpenTV ordinary shares indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, is not clearly established under the laws of the British Virgin Islands and is not addressed in OpenTV’s memorandum of association or articles of association. However, if British Virgin Islands law were to conform in these respects with Delaware general corporate law principles, which OpenTV will apply in its annual meeting, those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be considered as a vote cast with respect to the proposal on which the broker has not voted.

Voting of Proxies

All OpenTV ordinary shares represented by properly executed proxies received in time for the annual meeting and not revoked will be voted at the annual meeting, and at any adjournment or postponement of the meeting, in accordance with the instructions contained in the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the issuance of OpenTV Class A ordinary shares in connection with the merger, “FOR” the election of the nominees named in this document as directors, and “FOR” the ratification of the appointment of KPMG LLP as the independent auditors of OpenTV for the year ending December 31, 2002.

OpenTV stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure their ordinary shares are voted at the annual meeting.

OpenTV stockholders may vote in person at the annual meeting or by proxy. OpenTV recommends that OpenTV stockholders vote by proxy even if they plan to attend the annual meeting. OpenTV stockholders can always change their vote at the annual meeting.

If a broker holds ordinary shares for an OpenTV stockholder in “street name,” such stockholder should instruct its broker to vote such shares, following the directions the broker provides. OpenTV stockholders should check the material their broker sends them or call the account representative for more information. In the event an OpenTV stockholder does not instruct its broker how to vote any shares held for such stockholder in “street name,” those shares will not be voted for the proposal to approve the issuance of shares in the merger or for any other proposal with respect to which the broker does not have discretionary authority.

The board of directors of OpenTV is not aware of any other business to be brought before the OpenTV annual meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the annual meeting or an adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote all OpenTV ordinary shares represented by duly executed proxies in accordance with their discretion and judgment.

Revoking a Proxy

An OpenTV stockholder may revoke its proxy at any time before the proxy is voted at the OpenTV annual meeting by:

•	submitting a written revocation to OpenTV’s Corporate Secretary at 401 East Middlefield Road, Mountain View, California 94043;

•	submitting a duly executed proxy bearing a later date to OpenTV’s Corporate Secretary at 401 East Middlefield Road, Mountain View, California 94043; or

•	attending the annual meeting and voting in person.

Simply attending the annual meeting will not revoke a proxy. If an OpenTV stockholder does not hold its ordinary shares in its own name, such stockholder may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

Solicitation of Proxies

OpenTV and ACTV will generally share equally expenses incurred in connection with this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals. In addition to solicitation by mail, directors, officers, employees and agents of OpenTV may solicit proxies from OpenTV stockholders by telephone or other electronic means or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and OpenTV will reimburse them for their reasonable out-of-pocket expenses.

Recommendation of the OpenTV Board of Directors

The board of directors of OpenTV has unanimously determined that the terms of the merger agreement and the issuance of Class A ordinary shares in the merger, as well as each of the other proposals to be considered at the annual meeting are in the best interests of OpenTV and the OpenTV stockholders. Accordingly, the OpenTV board of directors recommends that OpenTV stockholders vote “FOR” the proposal to approve the issuance of Class A ordinary shares in the merger and all of the other proposals to be considered at the annual meeting.

If you hold OpenTV ordinary shares, to assure that your OpenTV ordinary shares are represented at the meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the OpenTV annual meeting. You may revoke your proxy at any time before it is voted in the manner set forth above.

Security Ownership of Certain Beneficial Owners and Management of OpenTV

Security Ownership of Beneficial Owners

The table below sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of September 30, 2002 with respect to the beneficial ownership of each class of OpenTV’s ordinary shares by each person who is known by OpenTV to be the beneficial owner of more than five percent of any class of its ordinary shares.

The percentage ownership information is based upon 40,845,803 OpenTV Class A ordinary shares and 30,631,746 OpenTV Class B ordinary shares, in each case outstanding as of September 30, 2002. Unless otherwise indicated in the footnotes below, each entity has sole voting power and investment power with respect to the ordinary shares set forth opposite such entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Ordinary shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after September 30, 2002, are deemed to be outstanding and to be beneficially owned by that entity holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that entity, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other entity. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of OpenTV Class A ordinary shares.

Name and Address of Beneficial Owner	Series of Stock	Number of Shares		Percent of Class	Voting Power

Liberty Media Corporation(1)	Class A	2,313,716		5.7%	88.6%
12300 Liberty Boulevard	Class B	30,510,150		99.6%
Englewood, CO 80112

Sun Microsystems, Inc.(2)	Class A	0		—	17.9%
901 San Antonio Road Mail Stop PAL 1-S21	Class B	7,594,796	(3)	19.9%
Palo Alto, CA 94304

Motorola, Inc.(4)	Class A	4,614,903	(5)	11.2%	1.7%
c/o General Instrument Corporation 101 Tournament Drive	Class B	121,596		*
Horsham, PA 19044

AOL Time Warner, Inc.(6)	Class A	2,575,193		6.3%	*
	Class B	0		—

EchoStar Communications Corporation	Class A	2,252,252		5.5%	*
5701 South Santa Fe Drive	Class B	0		—
Littleton, CO 80120

*	Indicates less than 1 percent of class or voting power
(1)	Liberty Media holds 2,313,716 Class A ordinary shares and 303,966 Class B ordinary shares through its subsidiary LDIG OTV, Inc.
(2)	Sun Microsystems, Inc. holds its shares of Class B common stock of OpenTV, Inc. through its subsidiary Sun TSI Subsidiary, Inc.
(3)	Represents 7,594,796 shares of Class B common stock of OpenTV, Inc., which may be exchanged into an equal number of OpenTV Class B ordinary shares.
(4)	Motorola, Inc. holds its shares through its subsidiary General Instrument Corporation.
(5)	Includes beneficial ownership of 506,520 OpenTV Class A ordinary shares which may be acquired pursuant to warrants that are exercisable within 60 days of September 30, 2002.
(6)	AOL Time Warner, Inc. holds its ordinary shares through its subsidiaries America Online, Inc. and TWI-OTV Holdings, Inc. The address of record of America Online, Inc. is 22000 AOL Way, Dulles, Virginia 20166, and the address of record of TWI-OTV Holdings, Inc. is 75 Rockefeller Plaza, New York, New York 10019.

Security Ownership of Management

The following table sets forth, to the extent known by OpenTV or ascertainable from public filings, certain information as of September 30, 2002 with respect to the beneficial ownership of OpenTV Class A ordinary shares and OpenTV Class B ordinary shares by (i) each of OpenTV’s current directors; (ii) each person nominated to be a director; (iii) OpenTV’s chief executive officer during the fiscal year ended December 31, 2001; (iv) each of OpenTV’s four most highly compensated executive officers, other than the chief executive officer, at the end of the fiscal year ended December 31, 2001; and (v) all current directors and executive officers of OpenTV as a group. In addition, the table sets forth information, to the extent known by OpenTV or ascertainable from public filings, with respect to the beneficial ownership by such individuals of shares of Liberty Media Corporation Series A common stock and Series B common stock, which are equity securities of Liberty Media, which in turn owns a controlling interest in OpenTV.

The following information regarding OpenTV ordinary shares is given as of September 30, 2002 and, in the case of percentage ownership information, is based on 40,845,803 OpenTV Class A ordinary shares and 30,631,746 OpenTV Class B ordinary shares, in each case outstanding on that date. The following information regarding shares of Liberty Media common stock is given as of September 30, 2002, and, in the case of percentage ownership information, is based on 2,373,439,500 shares of Liberty Media Series A common stock and 212,045,128 shares of Liberty Media Series B common stock, in each case outstanding on that date.

Shares issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after September 30, 2002, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership and voting power of that person, but are not treated as outstanding for the purpose of computing the percentage ownership and voting power of any other person. For purposes of the following presentation, beneficial ownership of OpenTV Class B ordinary shares, though convertible on a one-for-one basis into OpenTV Class A ordinary shares, is reported as beneficial ownership of OpenTV Class B ordinary shares only, and not as beneficial ownership of shares of OpenTV Class A ordinary shares. In addition, for purposes of the following presentation, beneficial ownership of shares of Liberty Media Series B common stock, though convertible on a one-for-one basis into shares of Liberty Media Series A common stock, is reported as beneficial ownership of shares of Liberty Media Series B common stock only, and not as beneficial ownership of shares of Liberty Media Series A common stock. So far as is known to OpenTV, the persons indicated below have sole voting and investment power with respect to the shares indicated as owned by them except as otherwise stated in the notes to the table.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power
James J. Ackerman	OpenTV Class A	241,519	(1)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

Martin Leamy	OpenTV Class A	97,356	(2)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

Robert R. Bennett	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	3,650,670	(3),(4),(5)	*	1.2%
	Liberty Media Series B	4,879,452	(5)	2.3%

Peter C. Boylan	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	16,652		*	*
	Liberty Media Series B	8,000		*

James Brown	OpenTV Class A	163,682	(6)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

J. Timothy Bryan	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

Vincent Dureau	OpenTV Class A	203,337	(7)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Voting Power

Scott Ray	OpenTV Class A	83,333	(8)	*	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

Jan Steenkamp	OpenTV Class A	614,662	(9)	1.5%	*
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

J. David Wargo	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	58,655		*	*
	Liberty Media Series B	4,304

Anthony G. Werner	OpenTV Class A	—		—	—
	OpenTV Class B	—		—
	Liberty Media Series A	—		—	—
	Liberty Media Series B	—		—

All current directors	OpenTV Class A	444,856	(1),(7)	1.1%	*
and executive officers as a group	OpenTV Class B	—		—
(9 persons)	Liberty Media Series A	3,725,977	(3),(4),(5)	*	1.2%
	Liberty Media Series B	4,891,756	(5)	2.3%

*	Indicates less than 1 percent of class or voting power
(1)	Includes beneficial ownership of 204,164 OpenTV Class A ordinary shares which may be acquired within 60 days after September 30, 2002, pursuant to stock options.
(2)	Includes beneficial ownership of 70,221 OpenTV Class A ordinary shares which may be acquired within 60 days after September 30, 2002, pursuant to stock options.
(3)	Includes 698,615 restricted shares of Liberty Media Series A common stock, none of which was vested at September 30, 2002.
(4)	Includes 22,370 shares of Liberty Media Series A common stock held by the Liberty Media 401(k) Savings Plan.
(5)	Includes beneficial ownership of 25,000 shares of Liberty Media Series A common stock and 4,879,052 shares of Liberty Media Series B common stock which may be acquired within 60 days after September 30, 2002, pursuant to stock options. Mr. Bennett has the right to convert the options to purchase shares of Liberty Media Series B common stock into options to purchase shares of Liberty Media Series A common stock.
(6)	Includes beneficial ownership of 131,663 OpenTV Class A ordinary shares which may be acquired within 60 days after September 30, 2002, pursuant to stock options.
(7)	Includes beneficial ownership of (i) 76,843 OpenTV Class A ordinary shares which may be acquired within 60 days after September 30, 2002, pursuant to stock options and (ii) 28,571 shares of Class A common stock of OpenTV, Inc., which may be exchanged into an equal number of OpenTV Class A ordinary shares within 60 days after September 30, 2002.
(8)	Represents beneficial ownership of 83,333 OpenTV Class A ordinary shares which may be acquired within 60 days after September 30, 2002, pursuant to stock options.
(9)	Includes beneficial ownership of 581,757 OpenTV Class A ordinary shares which may be acquired within 60 days after September 30, 2002, pursuant to stock options.

THE ACTV SPECIAL MEETING

ACTV is furnishing this document to the ACTV stockholders as part of the solicitation of proxies for use at the ACTV special meeting of stockholders, including any adjournment or postponement of the meeting.

Date, Time and Place

ACTV will hold its special meeting on [                    ],[                     ], 2003, at 9:00 a.m., local time, at W New York Union Square Hotel, 201 Park Avenue South, New York, New York.

Purpose of the ACTV Special Meeting

At the ACTV special meeting ACTV is asking holders of record of ACTV common shares as of the record date for the special meeting:

1.  to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of September 26, 2002, among OpenTV Corp., ACTV Merger Sub, Inc. and ACTV, Inc., pursuant to which ACTV Merger Sub will merge with and into ACTV and ACTV will become a wholly-owned subsidiary of OpenTV; and

2.  to transact such other business as may properly come before the ACTV special meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote

Only holders of record of shares of ACTV common stock at the close of business on January 6, 2003, the ACTV record date, are entitled to notice of and to vote at the ACTV special meeting. On the ACTV record date 55,877,545 shares of ACTV common stock were issued and outstanding, and were held of record by approximately 592 stockholders.

Vote and Quorum Required

Holders of ACTV common stock are entitled to one vote for each share held as of the ACTV record date. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of ACTV common stock outstanding on the record date. Attendance at the meeting in person or by proxy of a majority of the outstanding shares of ACTV common stock is required for a quorum.

On the ACTV record date, the directors and executive officers of ACTV beneficially owned in the aggregate 2,475,912 shares of ACTV common stock (excluding any shares issuable upon the exercise of options), or approximately 4.4% of the shares of ACTV common stock outstanding on the ACTV record date.

Agreement to Vote in Favor of the Merger

David Reese, an executive officer and director of ACTV, William Samuels, a director of ACTV, and Bruce Crowley, an executive officer of ACTV, have entered into a voting agreement with OpenTV in which each has agreed, among other things, to vote the shares of ACTV common stock held by him in favor of the adoption of the merger agreement and against any action that would delay or prevent the merger and against any alternative transaction. These persons have the right, as of the ACTV record date, to vote a total of 2,397,694 shares of ACTV common stock or approximately 4.3% of the outstanding ACTV common stock as of the ACTV record date. See “The Transaction Documents—Voting Agreement.”

Abstentions; Broker Non-Vote;

Because adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of ACTV common stock, any abstention or broker non-vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. In addition, the failure of an ACTV stockholder to return a proxy or vote in person will have the effect of a vote “AGAINST” the adoption of the merger agreement. Brokers holding shares for beneficial owners cannot vote on the adoption of the merger agreement at the ACTV special meeting without the beneficial owners’ specific instructions. Accordingly, ACTV stockholders are urged to return the enclosed proxy marked to indicate their vote, or, if shares are held by a broker in “street name,” ACTV stockholders are urged to instruct their broker to vote such shares.

Voting of Proxies

All ACTV shares represented by properly executed proxies received in time for the ACTV special meeting and not revoked will be voted at the special meeting, and at any adjournment or postponement of the meeting, in accordance with the instructions contained in the proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement.

ACTV stockholders are requested to complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure their shares of ACTV common stock are voted at the special meeting. Alternatively, instead of manually executing and returning a proxy by mail, ACTV stockholders may vote by the Internet, in which case ACTV stockholders should access the Internet address as indicated on the proxy card. ACTV stockholders will then be prompted to enter the control number printed on their proxy card and to follow the subsequent instructions.

ACTV stockholders may vote in person at the ACTV special meeting or by proxy. ACTV recommends ACTV stockholders vote by proxy even if they plan to attend the ACTV special meeting. ACTV stockholders can always change their vote at the ACTV special meeting.

If a broker holds shares of ACTV common stock for an ACTV stockholder in “street name,” such stockholder should instruct its broker to vote its shares, following the directions its broker provides. ACTV stockholders should check the material their broker sends them or call the account representative for more information. In the event an ACTV stockholder does not instruct its broker how to vote any shares held for such stockholder in “street name,” those shares will not be voted for the proposal to adopt the merger agreement or for any other proposal with respect to which the broker does not have discretionary authority.

The ACTV board of directors is not aware of any other business to be brought before the ACTV special meeting or any adjournment or postponement of the meeting. If, however, other matters are properly brought before the ACTV special meeting or an adjournment or postponement of the meeting, the persons appointed as proxies will have discretionary authority to vote all ACTV shares represented by duly executed proxies in accordance with their discretion and judgement.

ACTV stockholders should not send in any share certificates with their proxy cards. A letter of transmittal with instructions for surrender of certificates representing shares of ACTV common stock will be mailed to ACTV stockholders as soon as practicable after the completion of the merger.

Revoking a Proxy

An ACTV stockholder may revoke its proxy at any time before the proxy is voted at the ACTV special meeting by:

•	submitting a written revocation to ACTV’s Corporate Secretary at 233 Park Avenue South, 10 th Floor, New York, New York 10003;

•	submitting a duly executed proxy bearing a later date to ACTV’s Corporate Secretary at 233 Park Avenue South, 10 th Floor , New York, New York 10003; or

•	attending the ACTV special meeting and voting in person.

Simply attending the ACTV special meeting will not revoke any proxy previously delivered by an ACTV stockholder. If an ACTV stockholder does not hold its shares of ACTV common stock in its own name, such stockholder may revoke a previously given proxy by following the revocation instructions provided by the bank, broker or other party that is the registered owner of the shares.

Solicitation of Proxies and Expenses

OpenTV and ACTV will generally share equally the expenses incurred in connection with this joint proxy statement/prospectus, but each party will pay its own cost of soliciting approvals. ACTV has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies by ACTV. ACTV will pay Georgeson a fee of approximately $9,000, plus reimbursement of reasonable out-of-pocket expenses. ACTV’s directors, officers or employees may solicit proxies from stockholders in person, by telephone, by electronic communication or by other means. These persons will not receive any additional compensation for these solicitation activities, although they will be reimbursed for the reasonable, out-of-pocket expenses they incur in connection with this solicitation. Georgeson and ACTV will also make arrangements with brokerage firms, fiduciaries and other nominees who are record holders of ACTV common stock to forward solicitation materials to the beneficial owners of those shares. ACTV will reimburse brokerage firms, fiduciaries and other nominees for their reasonable out-of-pocket expenses in connection with this solicitation.

Recommendation of the ACTV Board of Directors

The board of directors of ACTV has unanimously determined that the terms of the merger agreement and the merger are advisable, fair to and in the best interests of ACTV and the ACTV stockholders. Accordingly, the ACTV board of directors recommends that ACTV stockholders vote “FOR” the proposal to adopt the merger agreement.

If you hold shares of ACTV common stock, to assure that your shares are represented at the ACTV special meeting, please complete, date and sign the enclosed proxy and mail it promptly in the postage-paid envelope provided, or vote by the Internet, whether or not you plan to attend the ACTV meeting. You may revoke your proxy at any time before it is voted in the manner set forth above.

Security Ownership of Certain Beneficial Owners and Management of ACTV

The table below sets forth, to the extent known by ACTV or ascertainable from public filings, certain information as of September 30, 2002 with respect to the beneficial ownership of the common stock of ACTV by (i) each person who is known by ACTV to be the beneficial owner of more than five percent of the outstanding common stock of ACTV, (ii) each of ACTV’s directors, (iii) ACTV’s chief executive officer, (iv) each of ACTV’s four most highly compensated executive officers, other than the chief executive officer, at the end of the fiscal year ended December 31, 2001, and (v) all directors and executive officers as a group. Each share of ACTV common stock outstanding is entitled to one vote.

The percentage ownership information is based upon 55,931,181 shares of ACTV common stock outstanding as of September 30, 2002. Unless otherwise indicated in the footnotes below, each listed person or entity has sole voting power and investment power with respect to the common stock set forth opposite such person’s or entity’s name. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of ACTV common stock issuable upon exercise or conversion of options, warrants and convertible securities that were exercisable or convertible on or within 60 days after September 30, 2002, are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class
Liberty Media Corporation	8,805,000		15.7%
12300 Liberty Boulevard
Englewood, CO 80112

William C. Samuels	4,235,444	(2)	7.2%

David Reese	2,369,961	(3)	4.1%

Bruce J. Crowley	1,457,289	(4)	2.6%

Christopher C. Cline	603,911	(5)	1.1%

John C. Wilcox	46,000	(6)	*

Michael J. Pohl	0

Dr. James B. Thomas	0

All executive officers and directors as a group	8,712,605	(2),(3),(4),(5),(6)	14.1%

*	Indicates less than 1% of total shares outstanding
(1)	Unless otherwise indicated, the address of each person or entity is c/o ACTV, Inc., 233 Park Avenue South, 10 th Floor, New York, New York 10003-1606.
(2)	Includes 2,835,000 shares which may be acquired within 60 days of September 30, 2002 pursuant to options.
(3)	Includes 1,775,000 shares which may be acquired within 60 days of September 30, 2002 pursuant to options.
(4)	Includes 1,055,000 shares which may be acquired within 60 days of September 30, 2002 pursuant to options.
(5)	Includes (i) 73,333 shares which may be acquired within 60 days of September 30, 2002 pursuant to options and (ii) 452,360 shares held by the ACTV 401(k) savings plan, the beneficial ownership of which is limited to Mr. Cline’s ability to direct the voting thereof pursuant to the terms of the savings plan.
(6)	Includes (i) 45,000 shares which may be acquired within 60 days of September 30, 2002 pursuant to options and (ii) 1,000 shares held by Mr. Wilcox’s wife.

THE MERGER

Background of the Merger

In June 2001, in response to the declining worldwide economic environment and related slowdown in spending on interactive television-related products and services, the board of directors of ACTV began to consider a number of alternatives to maximize shareholder value, including the potential sale of ACTV. In furtherance of that effort, on August 2, 2001, ACTV engaged Allen & Company Incorporated to assist in the structuring and negotiation of a transaction by which ACTV would sell all or a portion of its shares of common stock, businesses, or assets or enter into a joint venture, strategic alliance or other strategic transaction. Paul A. Gould, a managing director of Allen & Company (and a director of Liberty Media), was principally responsible for the activities of Allen & Company relating to the potential transaction involving ACTV.

Allen & Company, in consultation with ACTV’s management and board of directors, developed a list of companies that might be interested in acquiring or partnering with ACTV. Beginning in August 2001, Allen & Company formally solicited eight potential acquirors, none of which expressed an interest in entering into formal discussions. The lack of positive interest on the part of the companies contacted led to the resignation of Allen & Company, which was formalized in a letter dated April 23, 2002.

On April 20, 2002, ACTV’s Chairman of the Board and Chief Executive Officer, David Reese, was contacted by Peter Boylan, regarding a potential transaction in which Liberty Media or a Liberty Media subsidiary or affiliate would acquire ACTV. Mr. Boylan indicated that before proceeding with discussions with ACTV regarding a potential transaction, Liberty Media would require that ACTV enter into an exclusivity agreement.

On April 22, 2002, Mr. Boylan again contacted Mr. Reese and proposed that ACTV and Liberty Media execute an agreement providing for an exclusive period during which Liberty Media and its representatives would conduct a due diligence investigation of ACTV and the parties would negotiate the terms of a possible merger of ACTV with, or acquisition of ACTV by, Liberty Media or a Liberty Media subsidiary or affiliate in which ACTV’s stockholders would receive approximately $2.00 per share in merger consideration. On April 23, 2002, Mr. Reese received a draft of a letter agreement from Mr. Boylan on behalf of Liberty Media proposing the terms of the exclusivity arrangement. The ACTV board of directors met on April 23, 2002 to consider Liberty Media’s proposed letter agreement and also to consider hiring an investment banking firm to act as a financial advisor in connection with the potential transaction and, if necessary, to render a fairness opinion with respect to the transaction. Based on consultations with management and its legal advisors, the ACTV board of directors authorized and instructed management to negotiate the terms of a letter agreement with Liberty Media with a view to seeking the best possible terms for ACTV’s stockholders and to seek to retain the services of a qualified investment bank.

Effective May 3, 2002, Liberty Media and ACTV executed a letter agreement whereby ACTV agreed to negotiate exclusively with Liberty Media until July 8, 2002 the terms of a potential transaction pursuant to which Liberty Media or a Liberty Media subsidiary or affiliate would purchase all of the outstanding shares of ACTV common stock at a price of $2.00 per share. The purchase price would be payable at Liberty Media’s election in cash and/or shares of Liberty Media Series A common stock or the publicly traded common stock of a Liberty Media subsidiary or affiliate. In the event ACTV and Liberty Media did not enter into a definitive agreement by the end of the exclusive negotiation period, Liberty Media would have one day to elect to acquire all of the outstanding shares of ACTV common stock for $2.00 per share. At a special meeting of the ACTV board of directors on May 6, 2002, the ACTV board ratified the actions taken with respect to the letter agreement and approved the engagement of Friedman, Billings, Ramsey & Co., Inc. to act as its financial advisor in connection with the transaction contemplated by the letter agreement.

On May 8, 2002, ACTV retained the services of Friedman Billings Ramsey, to act as its financial advisor in evaluating the proposed transaction. Also on May 8, Liberty Media announced the formation of Liberty Broadband Interactive Television, Inc., a new subsidiary focused on investing in and developing products for the interactive television sector. Mr. Boylan was named Liberty Broadband’s President and Chief Executive Officer. Simultaneously with that announcement, Liberty Media also announced that it had entered into a definitive agreement to acquire a controlling interest in OpenTV.

On May 15, 2002, representatives of Liberty Broadband, its internal and outside legal team and its independent auditors, commenced a due diligence investigation of ACTV from an operational, financial, accounting, tax and legal perspective.

On May 24, 2002, the United States District Court for the Southern District of New York granted summary judgment in favor of The Walt Disney Company, dismissing ACTV’s patent infringement lawsuit against The Walt Disney Company. Later that day, Mr. Boylan and Mr. Reese had a telephone conversation during which Mr. Boylan expressed his view that the ruling represented a serious setback for ACTV and that Liberty Broadband would need to reconsider its interest in pursuing a transaction with ACTV. Mr. Boylan and Mr. Reese agreed to continue the due diligence process with the understanding that Liberty Broadband would need a significant amount of time to evaluate the ramifications of the court’s decision before it could determine whether to proceed with the potential transaction.

Between May 24, 2002 and June 13, 2002, Mr. Boylan initiated several calls with Mr. Reese to address the impact of The Walt Disney Company lawsuit dismissal and the general deterioration in the value of companies in the interactive television industry. Consequently, Mr. Boylan advised Mr. Reese that Liberty Broadband’s valuation of ACTV underlying the proposed purchase price of $2.00 per share could no longer be supported.

On June 14, 2002, the ACTV board met to discuss the status of the due diligence process and the recent discussions between Mr. Reese and Mr. Boylan regarding the proposed purchase price for ACTV. Mr. Reese reported that the two most significant impacts on the potential purchase price for ACTV were (i) the significant decline in telecommunications stocks in general and in the digital media sector in particular and (ii) the summary judgment entered against ACTV in its patent infringement lawsuit against The Walt Disney Company. Mr. Reese further noted that a number of lesser issues were also cited by Mr. Boylan as impacting the potential purchase price for ACTV. After discussion among the directors and in consultation with ACTV’s legal and financial advisors, the ACTV board instructed Mr. Reese to secure the best possible purchase price he could obtain from Liberty Broadband.

On June 23, 2002, Mr. Boylan informed Mr. Reese that Liberty Broadband had reduced the value of the merger consideration it would consider paying to an equivalent of $1.65 per share of ACTV common stock. From June 24, 2002 through July 4, 2002, Mr. Reese and Mr. Boylan had a series of conversations regarding revisions to the structure of the proposed transaction as well as to the value of the proposed merger consideration. During this period, Mr. Reese held a series of informal discussions with individual members of the ACTV board of directors, keeping them apprised of the ongoing negotiations with Liberty Broadband.

On July 5, 2002, the ACTV board of directors met with Friedman Billings Ramsey and ACTV’s legal advisors and discussed the status of the negotiations with Liberty Broadband. Based on those discussions and recognizing that the exclusivity period under the May 3 letter agreement would expire on July 8, 2002, the ACTV board of directors authorized Mr. Reese to continue to negotiate with Liberty Broadband on the basis of the revised consideration of $1.65 per share.

On July 9, 2002, ACTV and Liberty Media amended the May 3 letter agreement to extend the exclusive negotiation period to August 15, 2002 in order to allow Liberty Broadband to continue its due diligence investigation of ACTV’s various businesses. The proposed merger consideration to be paid for the acquisition of ACTV was reduced to $1.65 per share from $2.00 per share, payable, at Liberty Media’s election, in cash and/or publicly traded common stock of Liberty Media or a Liberty Media controlled affiliate. The reduction in value of the proposed merger consideration reflected, among other things, the negatively trending conditions in both the digital media industry and in the broader telecommunications industry since the companies signed the May 3 letter agreement, as well as the economic impact of the dismissal of ACTV’s lawsuit against The Walt Disney Company.

During the period from July 10, 2002 through August 27, 2002, representatives of Liberty Broadband continued to conduct their due diligence investigation of ACTV’s business while ACTV, Liberty Broadband and their respective advisors negotiated the terms of a definitive merger agreement. On August 15, 2002, ACTV and Liberty Media agreed to extend the exclusive negotiating period to September 15, 2002. Also during this period, Mr. Reese periodically kept the ACTV directors apprised of the ongoing negotiations with Liberty Broadband.

On August 22, 2002, Liberty Broadband completed its previously announced acquisition of Wink Communications, Inc., a leading provider of interactive television solutions and products.

On August 27, 2002, Liberty Media completed its previously announced acquisition of a controlling interest in OpenTV, and Mr. Boylan was named OpenTV’s Chairman of the Board. At that time, Mr. Boylan informed Mr. Reese that he intended to explore with the OpenTV board of directors the possibility of OpenTV acquiring ACTV on the terms that Liberty Broadband and ACTV were then discussing. Mr. Reese indicated that he believed a business combination with OpenTV might be viewed favorably by the ACTV board in that it would result in the ACTV stockholders receiving an interest in a larger and more diversified company engaged in providing a broader array of products and services for the interactive television market on a global basis.

In the morning of September 5, 2002, OpenTV’s board of directors held a special meeting for the purpose of considering two potential transactions: the acquisition by merger of ACTV and the acquisition from Liberty Broadband of all of the stock of Wink Communications. Mr. Boylan and OpenTV’s Chief Executive Officer, James J. Ackerman, outlined the proposed terms of the two transactions and the potential synergies that might result from combining the three companies. At the conclusion of the meeting, the OpenTV board of directors authorized OpenTV’s senior management to conduct a due diligence review of ACTV and Wink Communications and to engage legal counsel to assist OpenTV in structuring and negotiating definitive agreements with respect to the acquisition of both companies.

On September 6, 2002, Mr. Boylan advised Mr. Reese by telephone that the OpenTV board of directors had authorized him to negotiate the terms of an acquisition of ACTV by OpenTV in a stock-for-stock merger. Mr. Boylan further advised Mr. Reese, however, of his belief that OpenTV was significantly undervalued by the public markets and that OpenTV would be unwilling to proceed with an acquisition of ACTV unless the OpenTV Class A ordinary shares to be issued as consideration were valued at no less than $2.25 per share.

On September 10, 2002, the ACTV board of directors held a meeting with its financial and legal advisors to discuss the status of the negotiations with OpenTV. The ACTV board of directors considered the condition imposed by OpenTV of a minimum valuation of $2.25 for the OpenTV Class A ordinary shares to be issued in the merger. The ACTV board of directors authorized Mr. Reese to proceed with the discussions and instructed him to negotiate a means of protecting the ACTV stockholders against significant variations in the market price of the OpenTV Class A ordinary shares between the date of the merger agreement and the date of its closing. Later that evening, Mr. Reese telephoned Mr. Boylan to inform him of the status of the ACTV board of directors’ deliberations.

During the period from September 11 to September 25, ACTV and OpenTV, together with their respective legal advisors, negotiated the terms of a definitive merger agreement, including adjustments to be made to the exchange ratio in the event of unforeseen fluctuations in the market price of the OpenTV Class A ordinary shares prior to the closing of the merger. Also during this period, Friedman Billings Ramsey conducted an analysis of OpenTV’s business and operations in connection with the potential rendering of a fairness opinion to ACTV’s board of directors. Mr. Boylan also requested that certain executive officers of ACTV agree to make certain financial concessions to the terms of their employment agreements as a condition to OpenTV’s obligation to complete the proposed transaction. On September 12, 2002, the amended letter agreement between ACTV and Liberty Media was further amended to extend the exclusive negotiation period through September 25, 2002.

On September 20, 2002, the OpenTV board of directors held a special meeting to discuss in detail the proposed business combination with ACTV. Mr. Boylan reviewed the discussions of the past weeks and presented a summary of the proposed transaction with ACTV as reflected in the draft definitive agreement, the strategic rationale that supported it, and the economic and operational benefits that it could create. Messrs. Boylan and Ackerman summarized the process and results of OpenTV’s legal and financial due diligence investigation of ACTV. Legal counsel reviewed in more detail the terms of the proposed transaction, including the terms of the merger agreement. The board discussed the strategic alternatives to a transaction with ACTV and whether OpenTV could achieve many of the contemplated advantages of the acquisition by other means. At the conclusion of this meeting, after consideration of the factors described under “OpenTV’s Reasons for the Merger; Recommendation of the OpenTV Board of Directors” on page 49, the OpenTV board of directors voted unanimously to approve the execution of a definitive merger agreement consistent with the terms discussed at the meeting.

On September 22, 2002, at a special meeting of the ACTV board of directors, Mr. Reese and ACTV’s legal and financial advisors updated the ACTV board of directors on the status of the negotiations with OpenTV. ACTV’s financial and legal advisors responded to questions from members of the board concerning the methodology that had been negotiated to determine the value of the OpenTV Class A ordinary shares to be issued as the merger consideration. At the conclusion of the meeting, the members of the ACTV board of directors authorized Mr. Reese to continue negotiations with OpenTV with a view to finalizing the terms of a definitive merger agreement.

On September 25, 2002, ACTV’s board of directors held a special meeting to review the final terms of the proposed merger agreement. Also present at the meeting were representatives of ACTV’s financial advisor, Friedman Billings Ramsey, and ACTV’s legal counsel. Friedman Billings Ramsey provided a presentation regarding the financial aspects of the proposed merger and responded to questions from members of the ACTV board of directors regarding its financial analyses. Friedman Billings Ramsey also gave the ACTV board of directors an oral opinion (which was confirmed in writing) to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the proposed exchange ratio of the merger agreement was fair, from a financial point of view, to the holders of ACTV common stock. Following these presentations and a discussion of the proposed merger, and after consideration of the factors described under “ACTV’s Reasons for the Merger; Recommendation of the ACTV Board of Directors” on page 47, the ACTV board of directors determined by a unanimous vote that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ACTV and its stockholders, and approved the merger agreement and authorized the signing thereof.

Before the opening of trading on September 26, 2002, OpenTV and ACTV issued a joint press release announcing the execution of the merger agreement. OpenTV also announced that it had entered into a definitive agreement to acquire Wink Communications from Liberty Broadband.

ACTV’s Reasons for the Merger; Recommendation of the ACTV Board of Directors

The ACTV board of directors, at a meeting held on September 25, 2002, unanimously determined that the merger agreement and the merger are in the best interests of the ACTV stockholders. Accordingly, the ACTV board of directors recommends that ACTV stockholders vote “FOR” adoption of the merger agreement at the ACTV special meeting. In the course of determining that the merger agreement and the merger are in the best interests of the ACTV stockholders, the ACTV board of directors consulted with management, as well as its financial and legal advisors, and considered a number of factors in making its determination, including:

•	an assessment by the ACTV board of directors relating to ACTV’s financial performance and future opportunities and prospects, including the risks involved in achieving these prospects and current industry, economic and market conditions (including the recognition that ACTV has not been able to achieve significant revenues and has a history of net losses);

•	the risk that the trading price of ACTV common stock would continue to decline;

•	the fact that ACTV had previously engaged Allen & Company as its financial advisors to identify a third party regarding a possible business combination or similar transaction involving ACTV, and that, to date, no other third party had come forward with a proposal for such an acquisition despite public disclosure of ACTV’s negotiations with Liberty Media, Liberty Broadband and/or OpenTV;

•	the ACTV board of directors’ recognition of the trend toward consolidation in ACTV’s industry, and the increased competitive pressure on a small company such as ACTV should it remain independent;

•	the belief that there are synergies in combining ACTV’s business with that of OpenTV, including the potential to reduce certain redundant costs while gaining market strength from the ability to provide a wider variety of products and services;

•	the potential benefits of a business combination with a company controlled by Liberty Media, given Liberty Media’s experience in the television distribution industry;

•	the belief that there are no available alternatives, including remaining as an independent, stand-alone company, that were attractive to ACTV’s stockholders;

•	the nature and estimated value of the consideration offered in the merger and the fact that the public stockholders of ACTV would receive freely tradable shares;

•	the merger consideration negotiated with OpenTV, including the means of protection provided to the ACTV stockholders with respect to the value of the merger consideration to be received by them in the event of certain significant fluctuations in the market price of Class A ordinary shares of OpenTV prior to the closing date of the merger, and the implied premium that the merger consideration represents over the recent market price of ACTV common stock;

•	the fact that the costs associated with operating ACTV as a separate public company, including elimination of duplicative corporate functions and elimination of fees associated with SEC reporting and related legal and accounting fees, will be considerably reduced by virtue of the merger;

•	the possibility that, under certain circumstances specified in the merger agreement, ACTV could conduct negotiations with a third party and terminate the merger agreement if a superior alternative acquisition proposal were to be made by that third party. The ACTV board of directors recognized that the termination fee payable to OpenTV upon such termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, ACTV. See “The Transaction Documents—The Merger Agreement—No Solicitation”;

•	the opinion of ACTV’s financial advisor delivered to the ACTV board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio pursuant to the merger agreement to the holders of ACTV common stock;

•	that, following consummation of the merger, the current ACTV stockholders will continue to have an interest in a company engaged in providing products and services for the interactive television market; and

•	the interests of officers and directors of ACTV in the merger, including the matters described under “—Interests of Certain Persons in the Merger.”

The foregoing discussion addresses the material information and factors considered by the ACTV board of directors in its consideration of the merger. In view of the variety of factors and the quality and amount of information considered, the ACTV board of directors did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights, to the specific factors considered in reaching its determination. The determination to approve the merger agreement and the merger was made after consideration of all of the factors in the aggregate. Individual members of the ACTV board of directors may have given different weight to different factors.

The ACTV board of directors unanimously recommends that ACTV stockholders vote “FOR” adoption of the merger agreement.

OpenTV’s Reasons for the Merger; Recommendation of the OpenTV Board of Directors

At the OpenTV board of directors meeting on September 20, 2002, the OpenTV board of directors unanimously approved the merger agreement and the associated transactions and recommended that OpenTV stockholders vote for the issuance of OpenTV Class A ordinary shares in the merger. In its evaluation of the merger, OpenTV’s board of directors identified several potential benefits of the merger, the most important of which included the board of directors’ expectation that:

•	the merger would provide the opportunity for OpenTV to extend its leadership in the interactive television industry by adding ACTV’s key capabilities in the area of enhanced and targeted advertising and multiple camera angle applications to OpenTV’s products and services mix; and

•	the merger would enhance OpenTV’s ability to develop advanced interactive television solutions because of an increased library of technology and intellectual property and an increase in innovative talent.

In approving the merger agreement and making its recommendation, the OpenTV board of directors consulted with OpenTV’s legal advisors as well as with OpenTV’s management and considered a number of factors, including, but not limited to, the following:

•	historical information concerning OpenTV’s and ACTV’s respective businesses, financial performance and condition, operations, technology and management;

•	OpenTV management’s view of the financial condition, results of operations and businesses of OpenTV and ACTV before and after giving effect to the merger and the OpenTV board of directors’ view of the merger’s potential effect on stockholder value;

•	that the method of determining the number of OpenTV Class A ordinary shares to be issued in the merger mitigated the risk of continued declines in stock prices of interactive television companies;

•	current financial market conditions and historical market prices,

•	that certain senior executive officers of ACTV had agreed to amend their employment agreements to reduce the amounts payable to them as a result of the merger;

•	the belief held by OpenTV’s Chairman of the Board and Chief Executive Officer, after consultation with OpenTV’s legal advisors, that the terms of the merger agreement are reasonable;

•	the potential impact of the merger on OpenTV’s and ACTV’s customers and employees; and

•	the results of the due diligence investigation of ACTV.

The negative factors that the OpenTV board of directors considered included:

•	the risk that the potential benefits of the merger may not be realized;

•	the difficulty of integrating ACTV with OpenTV and the management effort required to complete the integration;

•	the possibility that the merger may not be consummated, even if approved by OpenTV’s and ACTV’s board of directors;

•	the impact on ACTV’s business of the United States District Court’s summary judgment decision dismissing ACTV’s patent infringement lawsuit against The Walt Disney Company;

•	the commitments made by ACTV under certain of its commercial agreements;

•	the risk that ACTV’s revenue mix may not be viewed as favorably by the market as OpenTV’s resulting in a reduction of the value multiple for OpenTV’s stock;

•	the risk that the premium offered relative to ACTV’s current stock price may not be viewed favorably by the market;

•	the effect of the public announcement of the merger on OpenTV’s and ACTV’s customer relations; and

•	the other applicable risks described in this joint proxy statement/prospectus under “Risk Factors” beginning on page 17.

The OpenTV board of directors concluded that certain of these risks could be managed or mitigated or were unlikely to have a material impact on OpenTV or the merger, and that, on balance, the potential benefits of the merger outweighed the risks of the merger.

The foregoing discussion of the information and factors considered by the OpenTV board of directors is not intended to be exhaustive but includes the material factors considered by the OpenTV board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger, the OpenTV board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specified factors considered in reaching its determination. Individual directors may have given differing weights to different factors. In addition, the OpenTV board of directors did not reach any specific conclusion with respect to each of the factors considered.

The OpenTV board of directors unanimously recommends that OpenTV stockholders vote “FOR” the issuance of OpenTV Class A ordinary shares in the merger.

Opinion of ACTV’s Financial Advisor

The ACTV board of directors engaged Friedman, Billings, Ramsey & Co., Inc. to render an opinion as to the fairness of the exchange ratio provided for in the merger, from a financial point of view, to the holders of shares of ACTV common stock. Friedman Billings Ramsey rendered its opinion to the ACTV board of directors that, as of September 24, 2002, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of the shares of ACTV common stock.

A copy of the written opinion of Friedman Billings Ramsey rendered to the ACTV board of directors, which sets forth the assumptions made, matters considered, the scope and limitations of the review undertaken and the procedures followed by Friedman Billings Ramsey is attached as Annex C to this joint proxy statement/prospectus. ACTV’s stockholders are advised to read that opinion in its entirety. The opinion of Friedman Billings Ramsey does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting of ACTV’s stockholders.

To render its opinion, Friedman Billings Ramsey reviewed the draft of the merger agreement dated September 18, 2002. In addition to the draft merger agreement, Friedman Billings Ramsey reviewed certain of ACTV’s and OpenTV’s periodic reports filed with the SEC, including annual reports for the year ended December 31, 2001 and quarterly and periodic reports filed during 2002. Friedman Billings Ramsey reviewed operating and financial information related to ACTV, including certain financial forecasts and other forward- looking information, which information was prepared and furnished to Friedman Billings Ramsey by ACTV’s senior management. Friedman Billings Ramsey held discussions with members of the senior management of ACTV and OpenTV concerning the past and current operations, financial condition and future prospects of both ACTV and OpenTV, both as independent companies and as a combined company. Friedman Billings Ramsey also discussed with the respective senior management of ACTV and OpenTV their assessment of and strategic rationale for, as well as any potential benefits of, the merger. In addition to the foregoing, Friedman Billings Ramsey reviewed the reported stock prices and trading activity of the shares of ACTV common stock and OpenTV Class A ordinary shares and reviewed certain publicly available financial data, stock market performance data and valuation parameters of companies that Friedman Billings Ramsey deemed generally comparable to ACTV and OpenTV. Finally, Friedman Billings Ramsey considered such other information and conducted such other studies, analyses, inquiries and investigations as it deemed appropriate in arriving at its opinion. Because OpenTV’s indirect acquisition of Wink Communications, Inc. occurred after Friedman Billings Ramsey issued its opinion to the ACTV board of directors, Friedman Billings Ramsey’s analysis does not reflect such acquisition.

In rendering its opinion, Friedman Billings Ramsey assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Friedman Billings Ramsey. With respect to projections of financial results and other information and data of ACTV provided to or otherwise reviewed by or discussed with Friedman Billings Ramsey, Friedman Billings Ramsey assumed that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of ACTV. With respect to information and data of OpenTV provided to or otherwise reviewed by or discussed with Friedman Billings Ramsey, Friedman Billings Ramsey assumed that such information and data reflected the best currently available estimates and judgments of the senior management of OpenTV. Friedman Billings Ramsey did not assume any responsibility for the independent verification of any such projections or other information provided to it and relied further upon the assurances of the senior management of ACTV and OpenTV that they are unaware of any facts that would make the information provided to Friedman Billings Ramsey incomplete or misleading in any material respect. Friedman Billings Ramsey further assumed the draft of the merger agreement furnished to Friedman Billings Ramsey by ACTV to be identical in all material respects to the definitive agreement executed in connection with the Merger.

Friedman Billings Ramsey did not express any opinion as to the prices at which the ACTV common stock or OpenTV Class A ordinary shares would trade following the date of its opinion and prior to the consummation of the merger, the price at which OpenTV Class A ordinary shares will trade following the consummation of the merger or as to the impact of Liberty Media’s controlling interest in OpenTV. Friedman Billings Ramsey did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of either ACTV or OpenTV and was not furnished with any such appraisal or evaluation. Friedman Billings Ramsey also made no independent evaluation or appraisal of the combined company and expressed no opinion as to the future prospects, plans or viability of the combined company. Friedman Billings Ramsey expressed no view as to, and its opinion does not address, the relative merits of the merger as compared to any alternative business strategies that might exist for ACTV. Friedman Billings Ramsey’s opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Friedman Billings Ramsey as of the date of its opinion. Friedman Billings Ramsey was not asked to and did not recommend the specific exchange ratio provided for in the merger, which was determined through negotiation between the management of ACTV and OpenTV. In its analyses, Friedman Billings Ramsey made numerous assumptions with respect to ACTV, OpenTV, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ACTV and OpenTV. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Friedman Billings Ramsey’s opinion and analyses were only one of many factors considered by the ACTV board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the ACTV board of directors or the management of ACTV with respect to the merger.

In evaluating the merger, Friedman Billings Ramsey conducted a variety of financial and comparative analyses, including a situation analysis, comparable company analysis, liquidation analysis, hypothetical pro forma trading valuation analysis—enterprise value, hypothetical pro forma trading valuation analysis—cash value, contribution analysis and comparable transaction analysis. Friedman Billings Ramsey’s opinion is based on its consideration of the collective results of all such analyses, together with the other factors referred to in its opinion letter. The valuations resulting from these analyses were compared by Friedman Billings Ramsey to the transaction value represented by the merger. As of the date of Friedman Billings Ramsey’s opinion as to the fairness of the merger, the implied per share consideration for each share of ACTV common stock, determined based upon the last sale price of OpenTV Class A ordinary shares on such date, would have been $1.06, equaling a total consideration of $59.06 million. Friedman Billings Ramsey considered this implied per share consideration of $1.06, which amount is subject to change resulting from changes in the trading price of the OpenTV Class A ordinary shares prior to the closing of the merger, as a reference point for comparing the transaction value of the merger to the valuations derived under the alternate methodologies considered by Friedman Billings Ramsey. The following summarizes the primary analyses conducted by Friedman Billings Ramsey.

Situation Analysis

Friedman Billings Ramsey updated the ACTV board of directors on various recent developments in the U.S. capital markets and the cable and interactive television, or “iTV”, sectors. Friedman Billings Ramsey reviewed the current state of the U.S. equity capital markets and observed that the capital markets have been extremely challenging over the past year. Friedman Billings Ramsey noted that the U.S. equity markets as a whole and the iTV sector have experienced high levels of volatility with rapid and extreme changes in valuations. Specifically, Friedman Billings Ramsey observed that the Nasdaq Composite Index closed on September 24, 2002 at a 40% decline from January 2, 2002. Friedman Billings Ramsey also observed that, during the same time, the equity securities in the iTV sector had experienced a steeper decline than the Nasdaq Composite Index. Friedman Billings Ramsey produced an index of companies in the iTV sector consisting of ACTV, OpenTV, Concurrent Computer Corp., Wink Communications, Inc., Liberate Technologies, NDS Group plc, SeaChange International, WorldGate Communications and Gemstar TV-Guide International. Friedman Billings Ramsey noted that the index of iTV companies had dropped over 80% from January 2, 2002 to September 24, 2002. Friedman Billings Ramsey further noted that many of ACTV’s competitors had seen their stock prices trade to further “distressed” levels. Such stock price declines had been driven by missed financial targets for the first six months of 2002, reduced guidance for 2002 and 2003 financial targets, uncertainty in the value of intellectual property portfolios as a result of lost or dismissed lawsuits and the lack of access to the capital markets.

Comparable Public Company Analysis

In performing its comparable company analysis, Friedman Billings Ramsey examined public companies it considered to have characteristics similar to those of ACTV, both in terms of the industry in which they operate and the business model they pursue, and from a financial and an operational perspective. Because few companies are directly comparable to ACTV, Friedman Billings Ramsey identified companies with similar business characteristics, including the type of services offered, service lines, markets, distribution channels, customer bases, growth prospects, or operating strategies that would be accepted by the investment community to be in the same industry for analytical purposes. These comparable public companies consisted of Concurrent Computer Corp., Liberate Technologies, NDS Group, OpenTV, SeaChange International, WorldGate Communications and Gemstar TV-Guide International. Friedman Billings Ramsey reviewed the comparable companies’ financial performance and operating statistics and analyzed certain characteristics of these companies including revenues, assets, profitability, balance sheet efficiency, historical growth and other relevant financial metrics. Friedman Billings Ramsey compared these financial performance and operating statistics for the last twelve months (“LTM”) ended June 30, 2002 and the projected results for the fiscal years ending December 31, 2002 and 2003. Friedman Billings Ramsey also analyzed the trading multiples of revenue, book value and earnings per share, as appropriate. In this analysis, Friedman Billings Ramsey deemed enterprise value to revenue multiples and market value of equity to book value multiples to be the most meaningful metrics in valuing ACTV. This analysis generated the following information for enterprise value to revenue multiples and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Enterprise Value to Revenue Multiples
	LTM at June 30, 2002	Value Per Share	2002 Revenue Estimate	Value Per Share	2003 Revenue Estimate	Value Per Share
Comparable Companies
Low Comparable Group	–0.8	$0.97	–1.1	$0.94	–1.0	$1.01
High Comparable Group	1.3	$1.44	1.2	$1.38	1.0	$1.29
Mean Comparable Group	0.4	$1.24	0.3	$1.21	0.2	$1.18

The equity value to book value analysis generated the following multiples for the comparable group based on the equity value of the comparable companies at September 24, 2002 to the reported book value and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Equity Value to Book Value	Value Per Share
Comparable Companies
Low Comparable Group	0.1	$0.08
High Comparable Group	2.2	$1.65
Mean Comparable Group	1.0	$0.75

Close Comparable Companies

Based on its analysis of comparable public companies, Friedman Billings Ramsey deemed three companies to be the closest comparables to ACTV: Liberate Technologies, OpenTV and WorldGate Communications. Friedman Billings Ramsey examined these three companies as a subset of the comparable public company analysis to further analyze the merger. Using the same methodology as in the comparable company analysis, Friedman Billings Ramsey calculated the mean, high and low close comparable group enterprise value to revenue multiples and implied transaction values for the twelve month period ended June 30, 2002 and the fiscal years ended December 31, 2002 and 2003. In this analysis, Friedman Billings Ramsey deemed enterprise value to revenue multiples and market value of equity to book value multiples to be the most meaningful metrics in valuing ACTV. This analysis generated the following information for enterprise value to revenue multiples and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Enterprise Value to Revenue Multiples
	LTM at June 30, 2002	Value Per Share	2002 Revenue Estimate	Value Per Share	2003 Revenue Estimate	Value Per Share
Close Comparable Companies
Low	–0.8	$0.97	–1.1	$0.94	–1.0	$1.01
High	0.8	$1.33	0.5	$1.24	0.3	$1.19
Mean	–0.2	$1.10	–0.4	$1.07	–0.4	$1.09

The equity value to book value analysis generated the following multiples for the comparable group based on the equity value of the comparable companies at September 24, 2002 to the reported book value and the following per share values of ACTV common stock at September 24, 2002. In evaluating the merger, Friedman Billings Ramsey compared the range of per share values to an implied consideration of $1.06 per share of ACTV common stock as determined on September 24, 2002, which amount is subject to change based upon changes in the trading price of OpenTV Class A ordinary shares prior to the closing of the merger.

	Equity Value to Book Value	Value Per Share
Low	0.1	$0.08
High	1.5	$1.13
Mean	0.6	$0.45

Liquidation Analysis

Based on discussions with ACTV and its management team regarding the operations of ACTV, the anticipated business plan of the stand-alone entity going forward and ACTV’s current financial performance and projections, Friedman Billings Ramsey deemed it appropriate to calculate an estimated equity value of ACTV in an orderly liquidation. In performing its analysis, Friedman Billings Ramsey analyzed the performance and results of ACTV as of June 30, 2002 and the estimates of management as to the recovery of certain assets and operating costs for ACTV through the remainder of the 2002 fiscal year and until an orderly liquidation could be completed, including the cash outlays needed to settle obligations and contingencies of ACTV. Friedman Billings Ramsey relied on the estimates of ACTV’s management as to asset recovery and liquidation expenses and derived a range of estimates of net proceeds payable to equity holders from an orderly liquidation. The cash recovery value per share in a liquidation scenario for ACTV produced the following range (without regard to the timing of liquidating distributions which could be subject to material delay):

Cash Recovery
Low	$0.43
High	$0.81
Mean	$0.62

Hypothetical Pro Forma Trading Valuation Analysis—Enterprise Value

Friedman Billings Ramsey calculated a range of implied values per share of ACTV common stock on a pro forma basis, giving effect to the merger and the exchange ratio. Friedman Billings Ramsey derived a range of enterprise values for ACTV and OpenTV on a combined pro forma basis based upon a multiple of revenues. After subtracting total debt and adding excess cash balances relating to both ACTV and OpenTV, Friedman Billings Ramsey derived an aggregate net equity value for the combined company on a pro forma basis giving effect to the merger and the exchange ratio. Friedman Billings Ramsey then calculated a range of combined company pro forma per share equity values by dividing such aggregate net equity value by the number of combined shares that would be outstanding subsequent to the merger and based on the merger and the exchange ratio. Friedman Billings Ramsey then calculated the range of implied ACTV per share values by multiplying such combined entity pro forma per share equity values by the exchange ratio. This analysis produced the following range of values for ACTV:

Implied Value Per Share
Low	$1.01
High	$2.01

Hypothetical Pro Forma Trading Valuation Analysis—Cash Value

Friedman Billings Ramsey analyzed the equity trading ranges of comparable companies and observed that these companies were trading at a discount to their cash value per share. The discount of the companies analyzed including OpenTV, Liberate Technologies and ACTV generally approximated the next twelve months estimated negative cash flow or burn. Friedman Billings Ramsey determined implied values per share of ACTV common stock on a pro forma basis giving effect to the merger, the exchange ratio and a range of estimated next twelve months cash burn. In conducting the analysis, Friedman Billings Ramsey examined a range of next twelve months cash burn estimates for ACTV and OpenTV (based upon estimates of management) combined on a pro forma basis of $25.0 million and $55.0 million. Friedman Billings Ramsey calculated a range of implied values per OpenTV Class A ordinary share on a pro forma basis giving effect to the merger by determining an aggregate pro forma enterprise value based upon aggregate enterprise cash value less next 12 months estimated cash burn and by dividing the aggregate enterprise value by the number of OpenTV Class A ordinary shares outstanding after giving effect to the merger. Friedman Billings Ramsey then calculated the range of implied ACTV per share values by giving effect to the exchange ratio in the merger. This analysis produced the following range of implied values for ACTV:

Implied Value Per Share
Low	$1.15
High	$1.35

Contribution Analysis

Friedman Billings Ramsey also performed an analysis of the relative contributions by OpenTV and ACTV after giving effect to the exchange ratio in the merger to the pro forma combined entity. Friedman Billings Ramsey conducted a contribution analysis by examining the relative contribution to the combined company of each of ACTV and OpenTV in relation to historical and projected revenues. Friedman Billings Ramsey analyzed these contributions for the twelve-month period ending June 30, 2002 and fiscal years ending December 31, 2001, 2002 and 2003. The analyses for years 2002 and 2003 were based on management estimates for ACTV and analyst estimates for OpenTV. Friedman Billings Ramsey also analyzed the relative cash contribution of each company to the combined company using data for June 30, 2002. Based on this analysis Friedman Billings Ramsey produced the following ranges for the implied value per share for ACTV:

Implied Value Per Share
Low	$0.19
High	$0.65

Comparable Transaction Analysis

Friedman Billings Ramsey used a comparable transaction analysis to provide a comparable measure for what similar transactions and businesses were purchased for. Using publicly available information, Friedman Billings Ramsey reviewed the terms of certain announced, pending or completed acquisitions and compared relevant operating and valuation metrics for these transactions to similar operating and valuation metrics of ACTV. In performing its analysis, Friedman Billings Ramsey analyzed 45 merger and acquisition transactions involving media, communications and technology companies which were announced subsequent to January 1, 2001. Friedman Billings Ramsey selected from the transactions only transactions that involved the acquisition of: (i) public companies whose stock prices had dropped more than 50% from their previous 52 week high; (ii) companies trading at negative enterprise values; or (iii) companies acquired at a discount to their cash value per share. The selected transactions consisted of Liquid Audio, Inc.’s intended but uncompleted merger with Alliance Entertainment Corp., Lifeminders, Inc.’s merger with and into Cross Media Marketing Corp., Cogent Communications Group, Inc.’s acquisition of Allied Riser Communications Corporation, Yahoo! Inc.’s purchase of Launch Media, Inc. and Lante Corp’s merger with and into SBI and Company. Friedman Billings Ramsey also selected Liberty Media’s purchase of a controlling stake in OpenTV and Liberty Broadband’s purchase of Wink

Communications as comparable transactions because of the relationship among Liberty Media, Liberty Broadband and OpenTV. The selected transactions had announced values ranging between $12 million and $217 million. For each acquired entity, Friedman Billings Ramsey analyzed the enterprise value to the entity’s last twelve months or “LTM” revenue as of the announcement date. These technology transactions selected by Friedman Billings Ramsey produced the following ranges:

Enterprise Value to LTM Revenue
Low	(5.49)x
High	6.06 x
Mean	(0.41)x

Friedman Billings Ramsey’s analysis indicated that ACTV’s Enterprise Value to LTM Revenue multiple would, after giving effect to the exchange ratio in the merger, fall within the range of values above for comparable transactions analyzed.

Finally, Friedman Billings Ramsey deemed it appropriate to review public company transactions involving targets that had begun restructuring their businesses or that had identified a need to restructure their businesses because of deteriorating industry or company specific dynamics. These target companies often had a large cash position, but were not in a position to capitalize on current business opportunities. Friedman Billings Ramsey analyzed the premium or discount to cash value per share for these target companies and produced the following ranges, and then applied the same methodology and analysis to ACTV to determine a range of per share amounts for ACTV at September 24, 2002:

	Premium to Cash Per Share	Per Share Value
Low	-83.16%	$0.19
High	245.18%	$3.97

ACTV selected Friedman Billings Ramsey to render the fairness opinion based upon Friedman Billings Ramsey’s presentations to management regarding its investment banking and mergers and acquisitions qualifications. ACTV has paid Friedman Billings Ramsey fees totaling $750,000 in connection with rendering its opinion in connection with the merger. ACTV has also agreed to reimburse Friedman Billings Ramsey for its reasonable out-of-pocket expenses, including reasonable fees and expenses of its counsel, and to indemnify Friedman Billings Ramsey and certain related persons against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws. No limitations were imposed by ACTV on Friedman Billings Ramsey with respect to the investigations made or procedures followed by Friedman Billings Ramsey in connection with its engagement or the rendering of its opinion.

As part of its investment banking business, Friedman Billings Ramsey regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Conflicts of Interest of ACTV Directors and Officers in the Merger

Interests of Executive Officers and Directors of ACTV in the Merger

In considering the recommendation of the ACTV board of directors regarding the merger, you should be aware that the directors and officers of ACTV have interests in the merger that differ from those of other stockholders of ACTV, as described below. The ACTV board of directors was aware of these matters and considered them in recommending and approving the merger agreement.

Employment Agreements following the Merger

On September 26, 2002, ACTV entered into binding term sheets with each of David Reese and Bruce Crowley regarding the continued employment of each of them with ACTV through the closing of the merger (pursuant to the terms of their existing employment agreements). In addition, upon the closing of the merger, the existing employment agreements of Messrs. Reese and Crowley will terminate and be superseded by the provisions of the binding term sheets. The parties to these binding term sheets anticipate entering into definitive agreements that will replace and supersede the term sheets. The terms of each of these term sheets, and the definitive agreements that will replace them, will result in an overall decrease in the amount payable to each of Messrs. Reese and Crowley as a result of the merger than would otherwise have been payable under the terms of their previous employment agreements. A summary of each of these term sheets is provided below.

David Reese.    Pursuant to the term sheet, dated September 26, 2002, between ACTV and David Reese, Mr. Reese will serve as an employee of ACTV for a period of 36 months commencing on the effective date of the merger. Mr. Reese will:

•	be paid his existing base salary and be entitled to such benefits as are customary for senior executives of ACTV, other than equity-based compensation, retirement benefits, severance pay and other bonuses or incentive awards;

•	retain all currently outstanding options to purchase shares of ACTV common stock, and such options will be converted into options to purchase OpenTV Class A ordinary shares as contemplated by the merger agreement and Mr. Reese will receive the benefit of any accelerated vesting applicable to unvested options as a result of the change of control of ACTV; and

•	receive a one-time cash bonus equal to approximately $1,581,900 to be paid at the closing of the merger.

After the closing of the merger, Mr. Reese’s employment agreement can be terminated at any time during the term upon 60 days’ notice by either party. After such termination, Mr. Reese will continue to render consulting services to ACTV for the remainder of the term for $15,000 per month. Mr. Reese agreed to a limited covenant not to compete with ACTV during the term of his employment with ACTV and for 24 months thereafter. Mr. Reese is prohibited from competing with Liberty Broadband and its controlled affiliates in certain businesses including, but not limited to, interactive television applications. Mr. Reese also agreed, during the term of the agreement, not to solicit or hire employees of Liberty Broadband or its controlled affiliates, not to interfere with or negatively impact customer and other important relationships of Liberty Broadband or its controlled affiliates and to support ACTV in patent prosecution and defense.

Bruce Crowley.    Pursuant to the term sheet, dated September 26, 2002, between ACTV and Bruce Crowley, Mr. Crowley will serve as an employee of ACTV for a period of 36 months commencing on the effective date of the merger. Mr. Crowley will:

•	be paid his existing base salary and is entitled to such benefits as are customary for senior executives of ACTV other than equity-based compensation, retirement benefits, severance pay and other bonuses or incentive awards;

•	retain all currently outstanding options to purchase shares of ACTV common stock, and such options will be converted into options to purchase OpenTV Class A ordinary shares as contemplated by the merger agreement and Mr. Crowley will receive the benefit of any accelerated vesting applicable to unvested options as a result of the change of control of ACTV;

•	receive a bonus of $100,000 upon the closing of the sale of a division of ACTV if the sale occurs within twelve months of the closing of the merger and the sales price exceeds a specified amount; and

•	receive a one-time cash bonus equal to approximately $1,601,000 to be paid at the closing of the merger.

After the closing of the merger, Mr. Crowley’s employment agreement can be terminated at any time during the term upon 60 days’ notice by either party. After such termination, Mr. Crowley will continue to render consulting services to ACTV for the remainder of the term for $15,000 per month. Mr. Crowley agreed to be subject to a limited covenant not to compete with ACTV during the term of his employment with ACTV and for 24 months thereafter. Mr. Crowley is prohibited from competing with Liberty Broadband and its controlled affiliates in certain businesses including, but not limited to, interactive television applications. Mr. Crowley also agreed, during the term of the agreement, not to solicit or hire employees of Liberty Broadband or its controlled affiliates, not to interfere with or negatively impact customer and other important relationships of Liberty Broadband or its controlled affiliates and to support ACTV in patent prosecution and defense.

Options

Upon consummation of the merger, all options to purchase shares of ACTV common stock that are outstanding and not exercised immediately prior to the completion of the merger will become options to purchase OpenTV Class A ordinary shares. Pursuant to the terms of existing agreements, the vesting of the options to purchase ACTV common stock held by certain officers and directors of ACTV will accelerate in full upon consummation of the merger. In addition, upon consummation of the merger, Christopher Cline, ACTV’s Chief Financial Officer, is entitled to reimbursement for the exercise price of any options exercised within 12 months following the merger.

Indemnification

Under the merger agreement, ACTV and OpenTV have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, ACTV will indemnify and hold harmless each present and former director and officer of ACTV when acting in that capacity (including by advancing expenses to the fullest extent provided by Delaware law) against all losses, costs, expenses, claims, judgments, fines, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the indemnified party is or was a director or officer of ACTV pertaining to any matter existing or occurring before or after the consummation of the merger.

Certain Relationships and Related Party Transactions

Liberty Media, through its subsidiaries and affiliates, owns capital stock of each of OpenTV and ACTV. Liberty Media has interests in a broad range of video programming, broadband distribution, interactive technology services and communications businesses in the United States, Europe, South America and Asia, with widely recognized brands such as Encore, STARZ!, Discovery, USA, QVC, Court TV and Sprint PCS. A summary of Liberty Media’s ownership interest in OpenTV and ACTV is provided below.

Liberty Media and OpenTV

On August 27, 2002, Liberty Media completed a series of transactions pursuant to which it acquired directly and indirectly from MIH Limited 365,460 OpenTV Class A ordinary shares and 30,206,154 OpenTV Class B ordinary shares for an aggregate purchase price of approximately $185 million. Based on information provided by Liberty Media to OpenTV, Liberty Media holds, directly and indirectly, an aggregate of 2,313,716 Class A ordinary shares and 30,510,150 Class B ordinary shares, representing approximately 45.9% of the economic interest and 88.6% of the voting power of OpenTV’s ordinary shares outstanding as of September 30, 2002.

As a result of its direct and indirect ownership of OpenTV ordinary shares, and the voting power attributable thereto, Liberty Media has the ability to elect all of the members of OpenTV’s board of directors and, subject to applicable law and the terms of an Amended and Restated Stockholders’ Agreement, dated October 23, 1999, among OpenTV, OpenTV, Inc., OTV Holdings, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc., to otherwise generally direct OpenTV’s business and affairs, including the power to approve mergers and other extraordinary corporate transactions and amendments to OpenTV’s memorandum of association and articles of association. For more information about Liberty Media’s ownership of OpenTV ordinary shares see “Certain

Information Concerning OpenTV—Business—Recent Developments” and “The OpenTV Annual Meeting—Security Ownership of Certain Beneficial Owners and Management of OpenTV.”

Liberty Media has advised OpenTV that it intends to vote the ordinary shares of OpenTV it owns for the proposal to approve the issuance of OpenTV Class A ordinary shares in the merger.

Liberty Media and ACTV

In September 1998, Liberty Media invested $5 million in ACTV in return for which it received 2,500,000 shares of ACTV common stock and a warrant to purchase an additional 2,500,000 shares at an exercise price of $2.00 per share. Also in September 1998, ACTV and Liberty Media created LMC IATV Events, LLC to license and produce individualized marquee national or international pay-per-view events. In connection with this venture, ACTV granted LMC IATV Events an exclusive license to produce and distribute pay-per-view events that incorporate ACTV’s individualized programming enhancements. LMC IATV Events is currently inactive.

In June 1999, Liberty Media exercised its warrant to purchase the 2,500,000 shares of ACTV common stock for an aggregate exercise price of $5 million. Liberty Media also purchased an additional 500,000 shares of common stock of ACTV and warrants, which, if fully exercised, would require Liberty Media to invest an additional $90 million in ACTV. The aggregate purchase price Liberty Media paid for these warrants and the 500,000 shares was $4 million. These warrants were fully vested, had a weighted average exercise price of $12.00 and were to expire in three equal tranches in March 2000, 2001 and 2004. On March 28, 2000, Liberty Media exercised the first tranche of its warrants for 2,500,000 shares of ACTV common stock for an aggregate purchase price of $20 million. The second tranche expired unexercised in March 2001, and, as a result, the third tranche expired simultaneously. In connection with these transactions, ACTV granted Liberty Media customary registration rights for the shares of ACTV common stock acquired by Liberty Media (including upon exercise of the warrants) and Liberty Media agreed that it would not acquire securities of ACTV except to the extent that immediately after such acquisition, Liberty Media’s beneficial ownership of ACTV would not exceed 26% of the outstanding shares of ACTV common stock.

In connection with Liberty Media’s purchases of shares of ACTV common stock in 1998, 1999 and 2000, Liberty Media acquired the right to nominate a proportionate number of members of ACTV’s board of directors equal to the percentage of outstanding shares of ACTV common stock it actually owned. ACTV agreed to use its reasonable best efforts to cause Liberty Media’s nominees, if any, to be elected to the ACTV board of directors. To date, Liberty Media has not exercised its right to have a designee nominated to ACTV’s board of directors.

Based on the most recent Schedule 13D filed with the SEC by Liberty Media with respect to ACTV, Liberty Media is the beneficial owner of 8,805,000 shares of ACTV common stock. Based on 55,931,181 shares of ACTV common stock issued and outstanding at September 30, 2002, Liberty Media beneficially owns approximately 15.7% of the issued and outstanding shares of ACTV common stock, calculated pursuant to Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended. Liberty Media has advised ACTV that it intends to vote the shares of ACTV common stock it beneficially owns for the proposal to adopt the merger agreement, although it is under no obligation to do so. For more information about Liberty Media’s ownership of ACTV common stock see “The ACTV Special Meeting—Security Ownership of Certain Beneficial Owners and Management of ACTV.”

In April 2000, ACTV entered into an agreement with Ascent Media Group, Inc. (formerly named Liberty Livewire Corp.), a subsidiary of Liberty Media, to jointly market “HyperTV with Livewire,” which offers a turnkey system for synchronizing web content and television programming. The agreement gives Ascent Media the right to provide content creation services to HyperTV with Livewire clients. In exchange for a license of HyperTV technology to Ascent Media in connection with the joint marketing arrangement, ACTV received warrants to purchase 2,500,000 shares of Ascent Media Series A common stock exercisable at $30.00 per share. As of the date of the mailing of this document, ACTV has not exercised any of these warrants.

All transactions entered into between ACTV and its officers, directors and principal stockholders or any affiliates thereof have been and are effectuated on terms no less favorable to ACTV than could have been obtained from unaffiliated third-parties.

Certain Relationships between OpenTV and ACTV

ACTV and OpenTV, along with General Instrument Corporation, each have an ownership interest in Digital ADCO, Inc. Digital ADCO develops applications for the delivery of addressable advertising and developed ACTV’s “SpotOn” advertising business. For a further description of the business of Digital ADCO and SpotOn see “Certain Information Concerning ACTV—Business.”

Digital ADCO presently has 111,111 shares of Class A common stock outstanding and 1,000,000 shares of Class B common stock outstanding. Holders of Digital ADCO’s Class A common stock are entitled to one vote and holders of Digital ADCO’s Class B common stock are entitled to twenty-five votes, respectively, for each share held. ACTV owns 510,000 shares of Class B common stock of Digital ADCO, representing approximately 45.9% of the equity of Digital ADCO and 50.8% of the voting power of Digital ADCO. OpenTV owns all of the issued and outstanding Class A common shares, representing approximately 10% of the equity of Digital ADCO and 0.5% of the voting power of Digital ADCO.

No Appraisal or Dissenters’ Rights

ACTV’s stockholders will not have appraisal rights under Delaware law with respect to the merger so long as, on the effective date of the merger, the OpenTV Class A ordinary shares are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders.

OpenTV stockholders will not be entitled to any dissenters’ appraisal rights with respect to the merger, because OpenTV is not merging within the meaning of that term as defined in the International Business Companies Act of the British Virgin Islands. Under the merger agreement, OpenTV’s wholly-owned subsidiary is the merging entity, while OpenTV itself is merely issuing OpenTV Class A ordinary shares in exchange for outstanding shares of ACTV common stock.

Accounting Treatment

The merger will be treated as a “purchase” for accounting purposes. Therefore, the purchase price will be allocated to ACTV assets and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

Regulatory Approvals

Under the HSR Act, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. OpenTV and ACTV filed notification and report forms under the HSR Act with the FTC and the Antitrust Division of the U.S. Department of Justice on October 16, 2002. The waiting period under the HSR Act expired at 11:59 p.m., Eastern time, on November 15, 2002.

In addition to the HSR notification, OpenTV and ACTV filed pre-merger notifications in Ireland and Germany on September 26, 2002 and October 14, 2002, respectively. On September 30, 2002, we received a letter from the Department of Enterprise Trade and Employment of Ireland indicating that it would not raise any challenges to the merger. On November 4, 2002, we received a letter from the Federal Cartel Office of Germany notifying us that it would not raise any challenges to the merger.

The parties do not believe that any antitrust filings are required in any other jurisdiction prior to completion of the merger, but will make any such filings if it is subsequently determined that they are required. OpenTV and ACTV believe that the completion of the merger will not violate any antitrust laws. There can be no assurance, however, that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Federal Securities Law Consequences

All OpenTV Class A ordinary shares that ACTV stockholders will receive in the merger will be freely transferable, except for OpenTV Class A ordinary shares that are received by persons who are deemed to be “affiliates” of ACTV under the Securities Act of 1933, as amended, at the time of the ACTV special meeting of stockholders. These affiliates may resell the OpenTV Class A ordinary shares they receive in the merger only in transactions permitted by Rule 145 under the Securities Act of 1933, as amended, or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of ACTV for the above purposes generally include individuals or entities that control, are controlled by or are under common control with ACTV, and include directors and certain executive officers of ACTV. The merger agreement requires that ACTV use its reasonable best efforts to cause each of these affiliates to deliver to OpenTV a written agreement to the effect that these persons will not sell, transfer or otherwise dispose of any of the OpenTV Class A ordinary shares issued to them in the merger in violation of the Securities Act of 1933 or the related rules of the United States Securities and Exchange Commission.

Litigation Relating to the Merger

On November 18, 2002, a purported class action complaint was filed in the Court of Chancery of the State of Delaware in and for the County of New Castle against ACTV, its directors and OpenTV. The complaint generally alleges that the directors of ACTV have breached their fiduciary duties to the ACTV stockholders in approving the merger agreement and that, in approving the merger agreement, ACTV’s directors failed to take steps to maximize the value of ACTV to its stockholders. The complaint seeks certain forms of equitable relief, including enjoining the consummation of the merger. ACTV and OpenTV believe that the allegations are without merit and intend to defend against the complaint vigorously. ACTV and OpenTV, however, cannot provide any assurance that ACTV or OpenTV will be successful. The defense of this lawsuit could result in the diversion of the time and attention of ACTV’s and OpenTV’s management away from the business operations of the companies and the completion of the merger, and could prevent the consummation of the merger.

Other Effects of the Merger

Listing of Shares

It is a condition to the merger that the OpenTV Class A ordinary shares issuable in connection with the merger be authorized for listing on the Nasdaq National Market (or, if OpenTV Class A ordinary shares are not traded on the Nasdaq National Market, such other securities exchange or national market system on which such stock is traded), subject to official notice of issuance.

In accordance with the listing requirements of Euronext Amsterdam, OpenTV has submitted an application for admission to listing on Euronext Amsterdam for the OpenTV Class A ordinary shares to be issued in the merger.

Delisting of ACTV Common Stock

If the merger is completed, ACTV common stock will be delisted from the Nasdaq National Market and deregistered under the Securities Exchange Act of 1934, as amended.

Certain U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to holders of shares of ACTV common stock. This summary is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative pronouncements and judicial decisions each as and in effect as of the date hereof, and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This summary assumes that holders of shares of ACTV common stock hold such shares and the OpenTV Class A ordinary shares received in the Merger as capital assets within the meaning of the Code (generally property held for investment). We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (the “IRS”) on any tax matter relating to the merger, and there can be no assurance that the IRS will not successfully challenge any of the conclusions discussed below.

This summary does not address all aspects of U.S. federal income taxation that may be applicable to you in light of your particular circumstances and does not address special classes of holders of shares of ACTV common stock that may be subject to special treatment under the Code (such as dealers in securities, partnerships or other pass-through entities, financial institutions, insurance companies, tax-exempt organizations, certain expatriates, persons holding shares of ACTV common stock as part of a hedge, constructive sale, wash sale, straddle or conversion transaction, persons who acquired shares of ACTV common stock in compensatory transactions, persons owning 10% or more of OpenTV ordinary shares or persons whose functional currency is not the U.S. dollar). This summary also does not address the effect of any state, local or foreign tax laws that may apply or the application of the U.S. federal estate and gift tax or the alternative minimum tax. Except as otherwise indicated, references to “tax” mean U.S. federal income tax.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of ACTV common stock that is, for U.S. federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation, or other entity taxable as a corporation, that is organized under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect to be treated as a U.S. person.

We refer to a beneficial owner of ACTV common stock that is not a U.S. Holder or partnership as a “Non-U.S. Holder.”

If a partnership holds shares of ACTV common stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding ACTV common stock should consult their tax advisors.

This summary is not a substitute for an individual analysis of the tax consequences of the merger. You should consult your own tax advisors regarding the U.S. tax consequences of the merger and of the ownership and disposition of shares of ACTV common stock or OpenTV ordinary shares, including the applicability of any federal estate and gift, state, local or foreign tax laws to which you may be subject.

U.S. Holders

    The Reorganization

In General.    The merger is intended to qualify for U.S. federal income tax consequences as a reorganization within the meaning of Section 368(a) of the Code. As a consequence of such characterization, under Section 367(a) of the Code, U.S. Holders of ACTV common stock generally will be required to recognize gain, but not loss, that is realized in the merger. Applicable Treasury regulations require gain recognition in an amount equal to the difference between the fair market value of the OpenTV Class A ordinary shares received in the merger and the holder’s adjusted tax basis in the ACTV common stock exchanged in the merger (other than any basis allocable to the receipt of fractional OpenTV Class A ordinary shares).

Any such gain generally will be capital gain and will be long-term capital gain if the U.S. Holder’s holding period in the ACTV common stock surrendered is more than one year on the date of closing of the merger. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income.

A U.S. Holder’s aggregate adjusted basis in the OpenTV Class A ordinary shares received in the merger generally will be equal to the aggregate adjusted basis of such holder’s ACTV common stock exchanged in the Merger, increased by the amount of gain recognized in the merger and reduced by any amount allocable to the fractional share interests in OpenTV Class A ordinary shares for which cash is received. The holding period for the OpenTV Class A ordinary shares received in the merger by a U.S. Holder that recognizes no gain in the merger will include the holding period of such holder’s shares of ACTV common stock exchanged in the merger. While not free from doubt, we believe that the holding period for the OpenTV Class A ordinary shares received in the merger by a U.S. Holder that does recognize gain in the merger should include the holding period of such holder’s ACTV common stock exchanged in the merger.

Cash Received In Lieu of Fractional OpenTV Class A Ordinary Shares.    A U.S. Holder that receives cash in lieu of a fractional OpenTV Class A ordinary share will recognize taxable gain or loss in an amount equal to the difference between the amount of cash received and such holder’s adjusted tax basis allocable to such fractional shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the ACTV common shares surrendered is more than one year on the date of closing of the merger. Long-term capital gains of certain non-corporate taxpayers generally are taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

    After the Reorganization

Taxation of Dividends from OpenTV.    Dividends paid by OpenTV will not qualify for the dividends received deduction otherwise generally available to corporate stockholders of ACTV.

Passive Foreign Investment Company Rules.    A special and adverse set of rules apply to U.S. Holders that hold stock in a non-U.S. corporation that is classified as a passive foreign investment company, or “PFIC”, for U.S. federal income tax purposes. In general, a PFIC is any non-U.S. corporation if (1) 75% or more of its gross income for the taxable year is “passive income,” as defined for U.S. federal income tax purposes (the “PFIC income test”) or (2) the average percentage of its assets during the taxable year that produce passive income or that are held for the production of passive income is at least 50% (the “PFIC asset test”). In applying the PFIC income test and the PFIC asset test, a corporation that owns, directly or indirectly, at least 25% by value of the stock of another corporation must take into account its proportionate share of the second corporation’s income and assets.

OpenTV believes that it is not a PFIC for any of its taxable years ending prior to the merger; however, this determination is based on certain asset valuations and the application of law in which there is no clear guidance. OpenTV believes that its approach to determining PFIC status for prior taxable years is reasonable. OpenTV cannot provide holders with any assurance that the IRS or the courts would agree with its determination if they were to consider OpenTV’s situation. Because the determination of PFIC status after the merger will be made on an annual basis and will depend upon the composition of the income and assets of OpenTV and its subsidiaries at that time, OpenTV can provide no assurance that it will not be treated as a PFIC in the current or any future taxable year.

If OpenTV were to be classified as a PFIC, then unless a U.S. Holder timely makes either a “qualified electing fund” election or a “mark-to-market” election (as described below), such U.S. Holder generally would be subject to tax upon the disposition (which for this purpose includes certain pledges of stock in a PFIC) of appreciated OpenTV ordinary shares or upon the receipt of certain “excess distributions” as if such gain or “excess distribution” were ordinary income earned ratably over each day of the U.S. Holder’s holding period. The amounts allocated to the current taxable year and to taxable years prior to the first year in which OpenTV was classified as a PFIC would be included in such holder’s gross income as ordinary income. The amounts allocated to each other prior taxable year would be taxed as ordinary income at the highest rate in effect for the U.S. Holder in that prior year, and would be subject to a special interest charge. U.S. Holders also would be required to file an annual return on IRS Form 8621 regarding distributions received in respect of, and gain recognized on dispositions of, OpenTV ordinary shares.

If OpenTV were deemed to be a PFIC, and a U.S. Holder makes a valid qualified electing fund (“QEF”) election, then the electing U.S. Holder would not be subject to the PFIC rules described above. Instead, the U.S. Holder would be required for each taxable year for which OpenTV is a PFIC to include in income such holder’s pro rata share of OpenTV’s (a) net ordinary earnings as ordinary income and (b) net capital gain as long-term capital gain, in each case computed under U.S. federal income tax principles, even if such earnings and gains have not been distributed to such holder, unless such holder makes an election to defer this tax liability and pays an interest charge.

Any U.S. Holder of OpenTV ordinary shares can make his/her/its own decision whether to make a QEF election. A QEF election would apply to all shares of OpenTV stock held or subsequently acquired by an electing U.S. Holder and can be revoked only with the consent of the IRS. A shareholder makes a QEF election by attaching a completed IRS Form 8621, including the information provided in the PFIC annual information statement, to a timely filed U.S. federal income tax return. There is also a procedure whereby certain U.S. Holders may make a retroactive QEF election provided that such holder files a timely protective QEF election statement with the IRS or meets certain other requirements. Should OpenTV determine that it is a PFIC in any taxable year, OpenTV will, at the time of such determination, provide U.S. Holders with all information necessary for such holders to make a timely QEF election for that taxable year.

Alternatively, a U.S. Holder of OpenTV ordinary shares may make a mark-to-market election. As with the QEF election, if this election is made the electing U.S. Holder would not be subject to the PFIC rules described above. Instead, the U.S. Holder generally would include in each year as ordinary income the excess, if any, of the fair market value of his/her/its OpenTV ordinary shares at the end of the taxable year over the U.S. Holder’s adjusted basis in such ordinary shares. Likewise, the U.S. Holder would be permitted an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in his/her/its ordinary shares over their fair market value at the end of the taxable year, though only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s basis in his/her/its ordinary shares would be adjusted to reflect any such income or loss amounts. The mark-to-market election is available to U.S. Holders of OpenTV ordinary shares only as long as such ordinary shares are “regularly traded” on the NASDAQ National Market (or other qualified exchange). There can be no assurance, however, that OpenTV’s ordinary shares will continue to be listed on the NASDAQ National Market (or other qualified exchange) or that they will be regularly traded on that exchange. If a U.S. Holder makes a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years (including those in which OpenTV is no longer a PFIC) unless OpenTV’s ordinary shares are no longer regularly traded on the NASDAQ National Market (or other qualified exchange) or the IRS consents to the revocation of the election.

The U.S. federal income tax consequences of owning stock in a PFIC are complex. U.S. Holders are urged to consult their own tax advisors as to the application and effect of the PFIC provisions and the availability of the QEF election, the mark-to-market election, and certain other elections.

Controlled Foreign Corporation Rules.    Special U.S. federal income tax rules apply to certain holders in a foreign corporation that is classified as a controlled foreign corporation, or a “CFC.” A foreign corporation will be classified as a CFC if U.S. shareholders owning 10% or more of its voting power, referred to as “U.S. Shareholders,” collectively own more than 50% of the total combined voting power or total value of the corporation’s stock. For this purpose, a “U.S. Shareholder” is any U.S. person owning, directly or indirectly through foreign entities, or who is considered to own through application of certain attribution rules from U.S. or foreign persons, 10% or more of the total combined voting power of all classes of stock of the foreign corporation.

Based on OpenTV’s current ownership, OpenTV is currently a CFC and believes that it will continue to be classified as a CFC after the Merger. Accordingly, each U.S. Shareholder must include in its gross income for U.S. federal income tax purposes its pro rata share of OpenTV’s “subpart F income,” whether or not such income is distributed by OpenTV to its stockholders. In addition, gain on the sale of OpenTV ordinary shares by each

U.S. Shareholder could be treated as ordinary income (rather than as capital gain) to the extent of certain accumulated earnings and profits of OpenTV. Subpart F income generally includes passive investment income such as interest, dividends and certain capital gains and includes any increase in OpenTV’s earnings invested in certain U.S. property.

The U.S. federal income tax consequences of owning stock in a CFC are complex. U.S. Holders are urged to consult their own tax advisors as to the application and effect of the CFC provisions.

    Information Reporting and Backup Withholding

A holder of ACTV common stock receiving OpenTV Class A ordinary shares should retain records related to such holder’s ACTV common stock sufficient to establish the gain or loss resulting from a later sale of OpenTV Class A ordinary shares, and should file with its federal tax return a statement setting forth facts relating to the merger.

Certain non-corporate U.S. Holders may be subject to backup withholding at a rate of 30% on cash payments received. Backup withholding will not apply, however, to a holder who either (i) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding by completing the Substitute Form W-9 included in the letter of transmittal to be delivered to holders following the date of completion of the merger or (ii) establishes a basis for exemption.

Information reporting requirements and backup withholding, subject to the exception described above, also may apply to dividends paid on OpenTV Class A ordinary shares and to the cash proceeds of a sale of the OpenTV Class A ordinary shares.

Backup withholding is not an additional tax; amounts withheld under the backup withholding rules will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Non-U.S. Holders

In this discussion of the taxation of Non-U.S. Holders, it is assumed that a Non-U.S. Holder has no income or gain that will be effectively connected with the conduct of a trade or business in the United States. Non-U.S. Holders having income or gain that is effectively connected with the conduct of a U.S. trade or business should consult their own tax advisors with respect to taxation of gain recognized in connection with the merger or a sale of OpenTV Class A ordinary shares, the availability of an exemption from U.S. federal withholding tax and, in the case of a Non-U.S. Holder which is a corporation, the applicability of the “branch profits tax.”

Generally, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain realized in the merger or upon the sale, exchange or other disposition of shares of ACTV common stock or OpenTV Class A ordinary shares unless the Non-U.S. Holder is an individual that is present in the United States for 183 days or more in the taxable year of the merger or the sale, exchange or other disposition and certain other conditions are met.

Dividends from OpenTV

A Non-U.S. Holder generally will not be subject to U.S. tax on distributions made by OpenTV with respect to OpenTV Class A ordinary shares.

Information Reporting and Backup Withholding

A Non-U.S. Holder’s sale, exchange or other disposition of OpenTV Class A ordinary shares may be subject to information reporting to the IRS as described below. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Backup withholding (currently 30%) may apply to “reportable payments” if a Non-U.S. Holder fails to provide a correct taxpayer identification number and certain other information, fails to provide a certification of exempt status or fails to report the holder’s full dividend and interest income.

Payment of the proceeds of the disposition of OpenTV Class A ordinary shares to or through the U.S. office of any broker, U.S. or foreign, generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies as to the holder’s non-U.S. status under penalties of perjury or otherwise establishes that the holder qualifies for an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied. Payment of the proceeds of the disposition of OpenTV Class A ordinary shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding; however, if such broker has certain connections to the United States, then information reporting, but not backup withholding, will apply unless the holder establishes its non-U.S. status.

Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

THE TRANSACTION DOCUMENTS

The Merger Agreement

The following is a summary of the material provisions of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete merger agreement which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference. You should read the merger agreement in its entirety, as it is the legal document governing this merger.

The Merger

Pursuant to the merger agreement, a wholly-owned subsidiary of OpenTV will merge with and into ACTV. ACTV will survive the merger and, as a result, will become a wholly-owned subsidiary of OpenTV.

Effective Time and Timing of Closing

The merger will be completed and become effective when the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as the parties may agree and as is specified in the certificate of merger in accordance with Delaware law. The closing of the merger will take place on the third business day following the date on which OpenTV provides ACTV with written notice that the last of the conditions to the merger agreement (except for those conditions to be satisfied at closing) have been satisfied or waived, or on such other date as the parties may agree.

OpenTV and ACTV cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions To The Merger.” The parties intend to complete the merger as promptly as practicable subject to adoption of the merger agreement by the ACTV stockholders, the approval of OpenTV stockholders to the issuance of OpenTV Class A ordinary shares in the merger and all requisite regulatory approvals. See “The Merger—Regulatory Approvals,” “—Agreement to Cooperate” and “—Conditions To The Merger.”

Merger Consideration

Exchange Ratio.    At the completion of the merger, holders of shares of ACTV common stock issued and outstanding immediately before the completion of the merger will have no further rights with respect to those shares, other than the right to receive a fraction of an OpenTV Class A ordinary share in exchange for each share of ACTV common stock that they own. This fraction will be based on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date of the merger. This fraction is referred to as the “exchange ratio.”

•	If this 5-day average is more than $6.05, then ACTV stockholders will receive 0.27273 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is between $6.05 and $2.25, then ACTV stockholders will receive that number of OpenTV Class A ordinary shares equal to the quotient obtained by dividing $1.65 by such 5-day average for each share of ACTV common stock held by them.

•	If this 5-day average is between $2.25 and $0.80, then ACTV stockholders will receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them.

•	If this 5-day average is less than $0.80, then the board of directors of ACTV has the right to terminate the merger agreement. If the ACTV board of directors does not elect to terminate the merger agreement under these conditions, then ACTV stockholders would receive 0.73333 of an OpenTV Class A ordinary share for each share of ACTV common stock held by them. If, however, ACTV elects to terminate the merger agreement under these conditions, OpenTV may, in its sole discretion, increase the exchange ratio to an amount equal to the quotient obtained by dividing $0.584 by the 5-day average, in which case the merger agreement will not be terminated.

By way of illustration, the following table provides examples of the exchange ratio calculated at various hypothetical average last sale prices of an OpenTV Class A ordinary share over a five trading day period. The table below assumes that the ACTV board of directors does not elect to terminate the merger agreement if the 5-day average used to calculate the exchange ratio is less than $0.80. The table also shows the implied value of such fraction of an OpenTV Class A ordinary share.

5-Day Average	Exchange Ratio	Implied Value
$0.75	.73333	$0.55
$1.00	.73333	$0.73
$2.00	.73333	$1.47
$2.25	.73333	$1.65
$3.00	.55000	$1.65
$4.00	.41250	$1.65
$5.00	.33000	$1.65
$6.05	.27273	$1.65
$7.00	.27273	$1.91
$8.00	.27273	$2.18

The following table provides examples of the exchange ratio calculated at various hypothetical average last sale prices of an OpenTV Class A ordinary share over a five trading day period and assumes that the 5-day average used to calculate the exchange ratio is less than $0.80, the ACTV board of directors elects to terminate the merger agreement and OpenTV, in its sole discretion, agrees to increase the exchange ratio as described above.

5-Day Average	Exchange Ratio	Implied Value
$0.55	1.06182	$0.584
$0.65	0.89846	$0.584
$0.75	0.77867	$0.584

We will not be able to determine the exchange ratio until three trading days before the closing date. Therefore, ACTV stockholders will not know, at the time they vote on the merger agreement, how many OpenTV Class A ordinary shares they will receive upon completion of the merger.

Fractional Shares.    No certificates or scrip representing fractional OpenTV Class A ordinary shares will be issued in the merger. Each holder of ACTV common stock who would otherwise be entitled to a fraction of an OpenTV Class A ordinary share will be entitled to receive a cash payment equal to, to be determined at OpenTV’s discretion, either:

•	the product obtained by multiplying the fractional interest to which such holder otherwise would be entitled by the average of the last sale prices of an OpenTV Class A ordinary share for the five consecutive trading days immediately preceding the third trading day prior to the closing date of the merger; or

•	such holder’s proportionate interest in the proceeds from the sale or sales in the open market of the aggregate fractional shares of OpenTV Class A ordinary shares that would otherwise be issuable in the merger.

Ownership of OpenTV Following the Merger

The aggregate number of Class A ordinary shares that OpenTV will issue in the merger depends on the average of the last sale prices of an OpenTV Class A ordinary share for the five trading days immediately preceding the third trading day prior to the closing date. Assuming the merger had closed on January 27, 2003, OpenTV would have issued approximately 40,976,680 of its Class A ordinary shares in the merger, based on an exchange ratio of 0.73333. In addition, up to 7,336,785 OpenTV Class A ordinary shares will be reserved for issuance upon the exercise of options to purchase shares of ACTV common stock, which will be assumed by OpenTV based on the number of outstanding ACTV stock options as of January 27, 2003 and an exchange ratio of 0.73333.

As of December 31, 2002, OpenTV had outstanding 41,485,775 Class A ordinary shares and 30,631,746 Class B ordinary shares. Each outstanding OpenTV Class A ordinary share is entitled to one vote and each outstanding OpenTV Class B ordinary share is entitled to ten votes, respectively, on each matter submitted to security holders for a vote. Assuming OpenTV would issue 40,976,680 Class A ordinary shares in the merger, ACTV stockholders will own approximately 36.2% of the shares and 10.5% of the voting power of the outstanding ordinary shares of OpenTV immediately after the merger.

The following table shows the approximate number of OpenTV Class A ordinary shares that ACTV stockholders would collectively receive in the merger, the percentage of the outstanding ordinary shares of OpenTV they would own immediately after the merger and the percentage of voting power of the outstanding ordinary shares of OpenTV they would own immediately after the merger based upon a range of average five trading day last sale prices of an OpenTV Class A ordinary share and based upon the number of OpenTV Class A and Class B ordinary shares outstanding on December 31, 2002. The table below assumes that the ACTV board of directors does not elect to terminate the merger agreement if the 5-day average used to calculate the exchange ratio is less than $0.80.

5-Day Average	Aggregate Number of OpenTV Class A Ordinary Shares ACTV Stockholders Would Receive	% of Outstanding OpenTV Ordinary Shares	% of Voting Power of OpenTV Ordinary Shares
$0.75	40,976,680	36.2%	10.5%
$1.00	40,976,680	36.2%	10.5%
$2.00	40,976,680	36.2%	10.5%
$2.25	40,976,680	36.2%	10.5%
$3.00	30,736,649	29.9%	8.1%
$4.00	23,049,487	24.2%	6.2%
$5.00	18,439,589	20.4%	5.0%
$6.05	15,239,482	17.4%	4.2%
$7.00	15,239,482	17.4%	4.2%
$8.00	15,239,482	17.4%	4.2%

The following table shows the approximate number of OpenTV Class A ordinary shares that ACTV stockholders would collectively receive in the merger, the percentage of the outstanding ordinary shares of OpenTV they would own immediately after the merger and the percentage of voting power of the outstanding ordinary shares of OpenTV they would own immediately after the merger based upon a range of average five trading day last sale prices of an OpenTV Class A ordinary share less than $0.80 and based on the number of OpenTV Class A and Class B ordinary shares outstanding on December 31, 2002. The table below assumes that the ACTV board of directors elects to terminate the merger agreement and OpenTV, in its sole discretion, agrees to increase the exchange ratio as described above.

5-Day Average	Aggregate Number of OpenTV Class A Ordinary Shares ACTV Stockholders Would Receive	% of Outstanding OpenTV Ordinary Shares	% of Voting Interest of OpenTV Ordinary Shares
$0.55	59,331,894	45.1%	14.6%
$0.65	50,203,739	41.0%	12.6%
$0.75	43,510,167	37.6%	11.1%

Payment Procedures

Before the closing of the merger, OpenTV will appoint an exchange agent to handle the exchange of ACTV stock certificates for certificates representing OpenTV Class A ordinary shares and payment of cash for fractional shares. Promptly after closing of the merger, the exchange agent will mail to each former ACTV stockholder a letter of transmittal to be used to exchange ACTV stock certificates for certificates representing OpenTV Class A ordinary shares. The letter of transmittal will contain instructions explaining the procedure for surrendering ACTV stock certificates.

After a holder of shares of ACTV common stock delivers certificates for those shares and a properly completed letter of transmittal to the exchange agent, the exchange agent will deliver to the holder:

•	the whole number of OpenTV Class A ordinary shares such holder has a right to receive in the merger with respect to such shares of ACTV common stock; and

•	after giving effect to any required tax withholdings, a check in the amount of cash payable in lieu of any fractional OpenTV Class A ordinary shares, if any, plus any unpaid dividends and distributions, if any, that the holder may have the right to receive.

Shares of ACTV common stock that are surrendered to the exchange agent will be cancelled. No interest will be paid or accrued on any amount payable to holders of ACTV common stock. In addition, no holder of shares of ACTV common stock will receive any dividends or other distributions, nor will they be permitted to exercise any voting rights, with respect to OpenTV Class A ordinary shares to which the holder may be entitled, until such holder surrenders the certificates evidencing its shares of ACTV common stock to the exchange agent with a properly completed letter of transmittal.

ACTV stockholders should not send in their ACTV share certificates until they receive the letter of transmittal.

If any OpenTV Class A ordinary shares are to be delivered to a person other than the registered holder of the shares of ACTV common stock represented by the certificates surrendered to the exchange agent:

•	those ACTV certificates must be properly endorsed or otherwise be in proper form for transfer; and

•	the person requesting the delivery must pay to the exchange agent any transfer or other taxes required as a result of delivery to a person other than the registered holder, or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

OpenTV stockholders will not exchange their stock certificates representing OpenTV ordinary shares.

Treatment of ACTV Stock Options

Each outstanding option to purchase shares of ACTV common stock will be converted into an option to purchase the number of OpenTV Class A ordinary shares determined by multiplying the number of shares of ACTV common stock subject to the option immediately prior to the completion of the merger by the exchange ratio and rounding the resulting number down to the nearest whole number. The exercise price per OpenTV Class A ordinary share for each of these options will be the exercise price per share of ACTV common stock applicable to that option immediately prior to the completion of the merger divided by the exchange ratio and rounded up to the nearest whole cent. The converted options will generally have the same terms and conditions as were applicable under the applicable option agreement or ACTV option plan.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by OpenTV and ACTV to each other, including those regarding:

•	corporate organization and good standing;

•	corporate power and authority to enter into the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of corporate governance documents, contracts and laws as a result of the merger;

•	capital structure;

•	accuracy of information supplied for use in this document and any documents filed with the SEC or any other governmental entity in connection with the merger by the parties;

•	documents filed with the SEC and financial statements included in those documents;

•	absence of certain adverse changes or events;

•	third party and governmental consents and filings required for the merger;

•	compliance with applicable laws;

•	finders’ or brokers’ fees; and

•	board of director approval.

In addition, ACTV made representations and warranties to OpenTV as to:

•	subsidiaries and affiliates;

•	lack of violations of corporate governance documents, contracts or laws;

•	pending and threatened litigation;

•	possession of required permits;

•	environmental matters;

•	tax matters;

•	employee benefits;

•	the receipt of a fairness opinion from Friedman, Billings, Ramsey & Co., Inc., ACTV’s financial advisor;

•	the stockholder vote required to adopt the merger agreement and the merger;

•	intellectual property;

•	validity of contracts;

•	interested party transactions and insurance;

•	state takeover laws and amendments to stockholder rights plans; and

•	accuracy of information provided and documents delivered to OpenTV pursuant to the merger agreement.

In addition, OpenTV made the following representations and warranties concerning its wholly-owned subsidiary that will merge with ACTV in the merger:

•	corporate organization and good standing;

•	corporate power and authority to enter into the merger agreement and the enforceability of the merger agreement;

•	absence of a breach of corporate governance documents, contracts and laws as a result of the merger;

•	capital structure; and

•	accuracy of information supplied for use in this document, and any documents filed with the SEC or any other governmental entity in connection with the merger by the parties;

The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to each parties obligations to complete the merger.

Conduct Of The Business Of ACTV Prior To The Merger

ACTV has agreed to certain restrictions on the manner in which it will carry on its business until either completion of the merger or the termination of the merger agreement. In general, except if specifically contemplated by the merger agreement or to the extent OpenTV consents in writing, ACTV and its subsidiaries will each conduct their business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business organization, preserve its licenses in full force and effect, maintain its intellectual property, keep available services of its present officers and key employees and preserve the goodwill of those having business relationships with it. In addition to these agreements regarding the conduct of the business generally, ACTV has agreed that, subject to specified exceptions, neither it nor its subsidiaries will, among other things:

•	amend its certificate of incorporation, bylaws or other governing documents;

•	issue, grant, sell or deliver any shares of its capital stock or other equity interests other than upon exercise of outstanding convertible securities;

•	make changes in its share capital, including by stock splits, combinations and reclassifications;

•	repurchase or redeem its capital stock or other equity interests;

•	amend the terms of any of its outstanding convertible securities, including stock options;

•	incur any indebtedness;

•	secure, cancel, forgive or prepay any indebtedness, or guarantee any indebtedness of others;

•	make any loans, advances or capital contributions or investments in any entity;

•	enter into, amend, modify or terminate any contract or license that is material to ACTV, or relates to any material intellectual property of ACTV;

•	increase the compensation of any directors or officers, or increase the salary or benefits of any employee other than as required by an existing agreement;

•	make any capital expenditures or dispose of any assets beyond specified amounts;

•	settle or compromise any claim, litigation or arbitration;

•	make any tax election, settle any tax liability, change any tax practice or change its auditors;

•	acquire or purchase any substantial equity interest in or a material amount of assets of another entity, or acquire another entity by merger or consolidation;

•	enter into any agreement or arrangement containing certain types of exclusivity, confidentiality, indemnification, “most favored nation” and other provisions;

•	revalue any of its assets; or

•	prepare budgets or forecasts in a manner inconsistent with past practice.

No Solicitation

The merger agreement provides that ACTV will not, and will not permit its directors, officers, employees, agents or representatives to:

•	solicit, initiate, encourage or otherwise facilitate any inquiries, proposals or offers that relate to any alternative acquisition proposal;

•	participate in any discussions or negotiations regarding an alternative acquisition proposal;

•	cooperate with or furnish any non-public information to anyone in connection with an alternative acquisition proposal;

•	approve, recommend or permit ACTV to enter into an agreement relating to an alternative acquisition proposal; or

•	vote for, approve or enter into an agreement with respect to any of the actions described above.

The prohibition on solicitation does not prevent ACTV or its board of directors from complying with SEC rules with regard to an alternative acquisition proposal by means of a tender offer or from recommending an alternative acquisition proposal to its stockholders if the ACTV board determines in good faith that an unsolicited alternative acquisition proposal is a “superior proposal” and that, on the basis of written advice of ACTV’s outside legal advisor, it must recommend such superior proposal to its stockholders in order to comply with its fiduciary duties under applicable law.

In addition, the prohibition on solicitation does not prevent ACTV’s board of directors, in the exercise of, and as required by, its fiduciary duties under applicable law, as determined by its board of directors in good faith, after consultation with and not inconsistent with the written advice of ACTV’s outside legal counsel, from engaging in discussions or negotiations with, and furnishing information concerning ACTV to, a person or entity that makes a superior proposal.

A “superior proposal” is a written, unsolicited alternative acquisition proposal that the ACTV board of directors, after taking into consideration the strategic benefits to ACTV of the transaction with OpenTV, determines in good faith by a majority vote (after consultation with, and the receipt of a written opinion from, ACTV’s financial advisor) is financially superior to the merger, for which financing is then committed or, in the good faith judgment of a majority of the ACTV board of directors, reasonably capable of being obtained, and, if accepted, is reasonably likely in the good faith judgment of the ACTV board of directors (after consultation with its outside legal counsel) to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the person making the proposal. Prior to taking any such actions, ACTV must provide OpenTV with written notice of such superior proposal and a copy of such superior proposal.

The merger agreement requires ACTV to promptly notify OpenTV after receiving any request for information or any inquiry, offer or proposal which could lead to an alternative acquisition proposal, indicating the identity of the potential acquirer and the material terms and conditions of the request, inquiry, offer or alternative acquisition proposal, and to keep OpenTV fully informed of the status of that request, inquiry, offer or alternative acquisition proposal.

If ACTV receives an alternative acquisition proposal, which its board of directors determines is a superior proposal, ACTV may terminate the merger agreement and pursue that superior proposal so long as OpenTV is given at least five business days to match that superior proposal and refuses to do so or, if OpenTV offers to match such superior proposal within that period, ACTV is unable to reach a definitive agreement with OpenTV within a reasonable period of time thereafter. In those circumstances, ACTV will be obligated to pay OpenTV a termination fee and issue to OpenTV warrants to purchase shares of ACTV common stock. See “—Termination”, “—Termination Fee” and “—Warrants.”

Employee Benefits

Subject to the requirements of applicable law, neither OpenTV nor the surviving corporation in the merger will be required to maintain any of ACTV’s compensation or benefit plans after consummation of the merger. ACTV will terminate its 401(k) plan prior to consummation of the merger and each employee of the surviving corporation who was an employee of ACTV immediately prior to consummation of the merger will be entitled to participate in the employee benefit plans maintained by OpenTV to the same extent as similarly situated employees of OpenTV.

ACTV’s employees will receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by OpenTV for service accrued prior to consummation of the merger.

Agreement To Cooperate

ACTV and OpenTV have agreed to use their reasonable best efforts to take all action and to do all things necessary, proper or advisable under applicable laws to consummate the merger. This includes the use of reasonable best efforts to, among other things:

•	prepare and file with the SEC this joint proxy statement/prospectus and seek to have such filing cleared and/or declared effective by the SEC as soon as reasonably practicable after filing;

•	take such actions as may reasonably be required in connection with the issuance of the Class A ordinary shares in connection with the merger;

•	make all governmental filings and other required submissions, including under the HSR Act;

•	cause any injunctions or restraining orders to be lifted; and

•	obtain necessary or appropriate consents, waivers or approvals of third parties required in connection with the merger.

However, OpenTV, entities that control OpenTV and OpenTV’s affiliates will not be required to divest, rearrange or restrict any of their businesses or assets in connection with these obligations.

ACTV has also agreed to take all action necessary to hold the special meeting of ACTV stockholders for the purpose of considering and voting upon the adoption of the merger agreement. OpenTV agreed to submit to its stockholders for their approval, either at its annual meeting or a special meeting, a proposal to issue Class A ordinary shares in connection with the merger. The annual meeting of OpenTV to which this joint proxy statement/prospectus relates, satisfies this requirement of OpenTV.

Indemnification

ACTV and OpenTV have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, the surviving corporation in the merger will indemnify and hold harmless each present and former director and officer of ACTV or any of its subsidiaries (including advancing expenses to the fullest extent provided by Delaware law) against all losses, costs, expenses, claims, judgments, fines, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the indemnified party is or was a director or officer of ACTV pertaining to any matter existing or occurring before or after consummation of the merger.

ACTV Board Recommendation

The merger agreement provides that ACTV’s board of directors will recommend that the ACTV stockholders vote in favor of adoption of the merger agreement. However, ACTV’s board of directors may withdraw or modify its recommendation prior to stockholder approval of adoption of the merger agreement if the board of directors determines in good faith by a majority vote, after consultation with and not inconsistent with the written advice of ACTV’s outside legal counsel, that it is necessary to do so in order to comply with its fiduciary obligations. Notwithstanding any such withdrawal or modification, ACTV is required to submit the merger agreement to a vote at the special meeting unless the merger agreement is terminated in accordance with its terms.

A withdrawal or adverse change of ACTV’s board of directors’ recommendation or failure by the ACTV board of directors to reconfirm its recommendation will permit OpenTV to terminate the merger agreement and may give rise to the payment of a termination fee of $5,000,000 by ACTV to OpenTV as described under  “—Termination Fee” and the issuance to OpenTV of warrants to purchase shares of ACTV common stock as described under “—Warrants.”

Conditions To The Merger

The obligations of ACTV and OpenTV to complete the merger are subject to the satisfaction of each of the conditions described below:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of ACTV common stock;

•	approval of the issuance of the OpenTV Class A ordinary shares in connection with the merger by OpenTV stockholders;

•	the SEC having declared effective the registration statement registering the OpenTV Class A ordinary shares issued in connection with the merger under the Securities Act of 1933, as amended;

•	expiration or termination of any applicable waiting period under the HSR Act without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved;

•	approval for listing of the OpenTV Class A ordinary shares issued in connection with the merger on the Nasdaq National Market or such other securities exchange or national market system on which the Class A ordinary shares are traded; and

•	absence of any legal restraints or prohibitions preventing consummation of the merger or permitting consummation subject to conditions or restrictions that would have a material adverse effect on the transactions contemplated by the merger agreement, or a material adverse effect on OpenTV and its subsidiaries taken as a whole, any entity that controls OpenTV and its subsidiaries taken as a whole, or the surviving corporation in the merger and its subsidiaries taken as a whole.

Unless waived by OpenTV, OpenTV’s obligations to complete the merger are subject to the satisfaction of the following additional conditions:

•	certain of the representations and warranties of ACTV being true and correct in all respects, and the remaining representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the effective date of the merger;

•	ACTV’s performance in all material respects of all of its obligations under the merger agreement;

•	OpenTV’s receipt of a certificate from ACTV certifying the accuracy of ACTV’s representations and warranties and performance of ACTV’s obligations;

•	ACTV’s having obtained consents from third parties, other than governmental entities, which are necessary for the consummation of the merger, except as would not have a material adverse effect;

•	absence of any laws, rules or judgments, or of any action, suit or proceeding pending or threatened, that, in OpenTV’s reasonable judgment, makes the merger illegal, imposes material penalties in connection with the merger, requires OpenTV, any entity controlling OpenTV or OpenTV’s affiliates to divest assets or restricts their ability to operate their businesses or their ownership of the surviving corporation in the merger, prohibits or delays consummation of the merger, or materially increases the liabilities or obligations of OpenTV, any entity controlling OpenTV or OpenTV’s affiliates in connection with the merger;

•	there being no change or event which individually or in the aggregate has had, or in OpenTV’s reasonable judgment could reasonably be expected to have, a material adverse effect on the merger, OpenTV’s liabilities or obligations with respect to the merger, or the business, assets, results of operations, financial condition or prospects of ACTV and its subsidiaries, taken as a whole, the surviving corporation in the merger and its subsidiaries, taken as a whole or OpenTV and OpenTV’s subsidiaries, taken as a whole;

•	there being no general suspension of trading in shares of ACTV common stock on the Nasdaq National Market, no decline (measured from September 26, 2002) in the Dow Jones Industrial Average or the Nasdaq Composite Index by an amount in excess of 15%, and no declaration of a banking moratorium or general suspension of payments in respect of banks in the United States;

•	receipt of all necessary governmental consents;

•	certain specified contracts to which ACTV is a party remaining in full force and effect;

•	all actions, proceedings and documents required to consummate the merger and all other related legal matters shall have been reasonably satisfactory to and approved by OpenTV’s counsel;

•	the employment agreements of David Reese and Bruce Crowley with ACTV shall have been amended to OpenTV’s satisfaction; and

•	if appraisal rights are available, the number of shares of ACTV common stock whose holders perfect appraisal rights shall not exceed 2.5% of the outstanding shares of ACTV common stock.

Unless waived by ACTV, ACTV’s obligation to complete the merger is subject to the satisfaction of the following additional conditions:

•	OpenTV’s representations and warranties being true and correct in all material respects, both as of the date of the merger agreement and the effective date of the merger;

•	OpenTV’s performance in all material respects of all of its obligations under the merger agreement; and

•	ACTV’s receipt of a certificate from OpenTV certifying the accuracy of OpenTV’s representations and warranties and performance of its obligations.

Important Definitions

In the merger agreement, the phrase “material adverse effect” in reference to ACTV means any circumstance, change or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or prospects of ACTV and its subsidiaries taken as a whole, Media Online Services, Inc., Digital ADCO, Inc., or following the merger, on the surviving corporation in the merger, OpenTV and its subsidiaries, taken as a whole, or any entity in control of OpenTV and its subsidiaries, taken as a whole. OpenTV and ACTV have agreed in the merger agreement that any adverse effect of $1.5 million or more on ACTV or any of its subsidiaries shall in any event be deemed a “material adverse effect” on ACTV.

In addition, the phrase “alternative acquisition proposal” means any proposal (other than the transactions contemplated by the merger agreement) regarding:

•	a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving ACTV;

•	the issuance by ACTV or any of its subsidiaries of any equity interest in or voting securities of ACTV or the subsidiary which constitutes 10% or more (or, in the context of a superior proposal, 50% or more) of total equity or voting securities of ACTV or such subsidiary;

•	the acquisition of 10% or more (or, in the context of a superior proposal, 50% or more) of the assets of ACTV or any of its subsidiaries;

•	the acquisition by any person or group of 10% or more (or, in the context of a superior proposal, 50% or more) of ACTV’s common stock, subject to some exceptions;

•	any transaction involving ACTV that is reasonably likely to prohibit, restrict or delay consummation of the merger; or

•	except in the context of a superior proposal, any license of ACTV’s material intellectual property to another interactive television business or any license of ACTV’s intellectual property that is exclusive or includes a covenant not to sue, covenant not to assert or certain types of releases.

The phrase “alternative acquisition proposal” also includes the occurrence of any of the foregoing or announcement of a plan to do or agreement to engage in any of the foregoing.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by:

•	the mutual written consent of ACTV and OpenTV if the board of directors of each so determines;

•	either party, if the merger is not consummated by January 15, 2003 (which date may be extended by either party to February 15, 2003 if ACTV stockholder approval has not been obtained, the registration statement registering the OpenTV Class A ordinary shares to be issued in connection with the merger has not been declared effective, the applicable waiting period under the HSR Act has not expired or been terminated, or not all necessary governmental approvals have been obtained as of January 15, 2003, so long as the party seeking to extend that date believes in good faith that the unsatisfied condition is capable of being satisfied by February 15, 2003), unless the party seeking to terminate the agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure of the merger to be consummated by that date;

•	either party, if the ACTV stockholders fail to vote in favor of adoption of the merger agreement, unless the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure to obtain stockholder approval;

•	either party, if OpenTV stockholders fail to approve the issuance of OpenTV Class A ordinary shares in connection with the merger, unless the party seeking to terminate the merger agreement failed to fulfill its obligations in the merger agreement and that failure proximately contributed to the failure to obtain stockholder approval;

•	either party, if any order, decree or ruling that permanently restrains or prohibits consummation of the merger becomes final and non-appealable;

•	either party, if the other party has breached any representation, warranty, covenant or agreement contained in the merger agreement, such that the conditions to the nonbreaching party’s obligation to consummate the merger cannot be satisfied;

•	ACTV, in order to enter into an agreement for an alternative acquisition proposal, which ACTV’s board of directors in good faith determines to be a superior proposal if, after receiving notice of that proposal, OpenTV fails to match the terms of that proposal, ACTV pays the termination fee described below and issues to OpenTV warrants to purchase shares of ACTV common stock, as described below;

•	ACTV, if the average of the last sale prices of an OpenTV Class A ordinary share for the five consecutive trading days immediately preceding the third trading day prior to the closing date of the merger is less than $0.80, unless, after receiving notice from ACTV of its election to terminate the agreement, OpenTV elects, in its sole discretion, to increase the exchange ratio;

•	OpenTV, if ACTV’s board of directors withdraws or adversely modifies its approval or recommendation of the merger agreement or fails to reaffirm its recommendation after a written request by OpenTV to do so; or

•	OpenTV, if ACTV, or any of its subsidiaries, affiliates, officers, directors, employees, representatives or agents takes any of the actions prohibited by the no-solicitation section of the merger agreement with respect to an alternative acquisition proposal, determined for this purpose without regard to the provisions allowing certain actions to be taken, as described above under “—No Solicitation.”

Termination Fee

ACTV will be required to pay a termination fee of $5,000,000 in cash to OpenTV if the merger agreement is terminated under the following circumstances:

•

an alternative acquisition proposal has been made to ACTV or its stockholders or is publicly announced and the merger agreement is then terminated by either party because the merger has not been consummated by January 15, 2003 (or in certain circumstances, February 15, 2003) or the ACTV stockholders failed to vote in favor of adoption of the merger agreement, and, in each case, within 18 months following termination ACTV enters into a definitive agreement for or consummates a transaction that if proposed prior to termination of the merger agreement would have been an alternative acquisition proposal;

•	ACTV’s board of directors authorizes ACTV to enter into a binding agreement concerning a superior proposal, OpenTV does not match that proposal and ACTV terminates the merger agreement;

•	ACTV’s board of directors withdraws or modifies in a manner adverse to OpenTV its approval or recommendation of the merger or fails to reconfirm its recommendation of the merger within three business days following a request from OpenTV to do so and OpenTV terminates the merger agreement;

•	OpenTV terminates the merger agreement because ACTV has breached any representation, warranty, covenant or agreement contained in the merger agreement such that the conditions to OpenTV’s obligation to consummate the merger cannot be satisfied; or

•	OpenTV terminates the merger agreement because ACTV or any of its subsidiaries, affiliates, officers, directors, employees, representatives or agents takes any of the actions prohibited by the no-solicitation section of the merger agreement with respect to an alternative acquisition proposal, determined for this purpose without regard to the provisions allowing certain actions to be taken, as described above under “—No Solicitation.”

Warrants

In the event the merger agreement is terminated under circumstances requiring ACTV to pay a termination fee to OpenTV, ACTV will, in addition to paying the termination fee, issue to OpenTV warrants to purchase a number of shares of ACTV common stock equal to 3.99% of the outstanding shares of ACTV common stock on the date such warrants are issued, determined on a fully diluted basis after giving effect to the exercise of the warrants. The warrants will be exercisable for a period of three years from the date of issue, the exercise price of such warrants will be $1.40 per share, and the warrants will contain such terms and provisions as are customarily found in warrants issued by publicly-traded companies.

Expenses

The merger agreement provides that all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring those costs and expenses, except that:

•	ACTV and OpenTV have agreed to share equally the filing fees payable with respect to this joint proxy statement/prospectus, the registration statement and the notification and report form under the HSR Act; and

•	If the merger agreement is terminated by ACTV or OpenTV because of the failure of ACTV’s stockholders to adopt the merger agreement then ACTV will reimburse OpenTV up to $1,500,000 for OpenTV’s costs and expenses incurred in connection with the merger agreement.

The Voting Agreement

On September 26, 2002, as an inducement to OpenTV’s entering into the merger agreement, David Reese, William Samuels and Bruce Crowley each entered into a voting agreement with OpenTV. As of the ACTV record date, these individuals together held approximately 4.3% of the outstanding shares of ACTV common stock. The following is a summary of the material terms and conditions of the voting agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference. OpenTV and ACTV encourage you to read the voting agreement in its entirety.

Delivery of Proxies

Under the voting agreement, David Reese, William Samuels and Bruce Crowley each have delivered to OpenTV an irrevocable proxy, which will allow OpenTV to vote each of those stockholder’s shares:

•	in favor of adoption of the merger agreement;

•	against any action, approval or agreement that would compete with, materially impede, adversely affect, discourage or delay the merger with OpenTV, including any alternative acquisition proposal;

•	against any action, approval or transaction that would result in a material breach of ACTV’s representations, warranties, covenants or agreements in the merger agreement; and

•	against any other merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or other transfer of any material assets of ACTV.

Other Agreements

Each of those stockholders has also agreed under the voting agreement:

•	to revoke all previous proxies and not to grant any other proxies or powers of attorney or enter into any other voting agreement with respect to his shares of ACTV common stock;

•	not to solicit, encourage or initiate any action that would compete with, materially impede, interfere with or adversely affect the merger with OpenTV;

•	not to transfer, sell, pledge or otherwise dispose of his shares of ACTV common stock or securities convertible into or exchangeable for ACTV common stock, including depositing shares into a voting trust; and

•	not to acquire any additional shares of ACTV common stock unless that stockholder delivers a similar proxy to OpenTV with respect to the shares of that newly acquired ACTV common stock.

Fiduciary Duties

Notwithstanding the agreements described above, nothing in the voting agreement restricts Messrs. Reese and Samuels from exercising their fiduciary duties as a director of ACTV.

Termination

The voting agreement terminates upon the earlier to occur of the consummation of the merger and the termination of the merger agreement.

CERTAIN INFORMATION CONCERNING OPENTV

Business

History and Development of the Company

OpenTV Corp. is an international business company that was incorporated under the International Business Companies Act of the British Virgin Islands on September 30, 1999 (International Business Company No. 346535). The address of OpenTV’s registered office in the British Virgin Islands is at the offices of Havelet Trust Company (BVI) Limited, P.O. Box 3186, Road Town, Tortola, British Virgin Islands, and the telephone number at that address is (284) 494-5471. OpenTV’s principal place of business is located at the headquarters office of one of its operating subsidiaries, OpenTV, Inc., which is located at 401 East Middlefield Road, Mountain View, CA 94043 in the United States, and the telephone number at that address is (650) 429-5500. OpenTV’s founding statutes do not prescribe any time period for existence.

THOMSON multimedia S.A. and Sun Microsystems, Inc. formed a joint development and marketing alliance in 1994 to produce software solutions for digital television. The alliance began shipping its first product line in March 1996. In July 1996, THOMSON and Sun formed Thomson Sun Interactive, LLC, a new joint venture entity dedicated to digital interactive television.

THOMSON and Sun agreed with MIH Limited in June 1997 to convert Thomson Sun Interactive, LLC into OpenTV, Inc., a newly formed Delaware corporation, and to transfer part of their interests in the enterprise to MIH Limited. These transactions were completed in early 1998. THOMSON sold the remainder of its interest in OpenTV, Inc. to MIH Limited and Sun in April 1999.

OpenTV Corp. was formed to act as a holding company for OpenTV, Inc., which then became OpenTV’s principal operating subsidiary. OpenTV completed a strategic financing round in October 1999 and completed its initial public offering in November 1999.

In July 2000, OpenTV completed its merger with Spyglass, Inc., a provider of strategic Internet consulting, software and professional services that enable content providers, service operators and device manufacturers to capitalize on the potential of the Internet.

In November 2000, OpenTV completed its acquisition of CableSoft Corporation, a provider of “on-demand information” software solutions for broadband network operators. In connection with this acquisition, OpenTV issued an aggregate of 1,429,564 OpenTV Class A ordinary shares in exchange for all of the outstanding shares of common stock and convertible debt of CableSoft. In addition, OpenTV reserved 148,031 of its Class A ordinary shares for issuance upon the exercise of the stock options of CableSoft that were assumed by OpenTV in the merger.

Also in November 2000, OpenTV and Motorola, Inc. established a co-owned venture named Spyglass Integration, Inc. for the purpose of providing integration, testing and development services to digital cable and satellite network operators. OpenTV contributed 370,858 of its Class A ordinary shares for a 90% interest in this venture, which shares were then transferred to Motorola’s subsidiary, General Instrument Corporation, in exchange for a three-year license of certain General Instrument patents on a royalty-free, worldwide, non-exclusive basis. Motorola acquired the remaining 10% interest in the venture for a purchase price of $2.0 million.

By virtue of OpenTV’s July 2000 merger with Spyglass, OpenTV acquired Spyglass’ entire interest in Spyglass DSIC, Inc., a co-owned venture between Spyglass and General Instrument commonly referred to as “Acadia” that provided integration services for third parties developing applications for General Instrument’s digital set-top boxes. In accordance with the terms of the venture’s operating agreement, the closing of the Spyglass merger enabled General Instrument to exercise an option to purchase Spyglass’ interest in Acadia. General Instrument exercised this option, and in January 2001, OpenTV completed the sale of Spyglass’ interest in the venture to General Instrument for approximately $4.6 million.

In July 2001, OpenTV completed its acquisition all of the issued and outstanding capital stock of Static 2358 Holdings Limited, a privately-held interactive television media and entertainment company. Static’s products include the games channel PlayJam™, which is the most widely deployed interactive television games channel in the world with distribution to over ten million homes across the United Kingdom, France and the United States. In January 2002, OpenTV began managing its applications offerings under the Static™ name. Static’s shareholders and optionholders received an aggregate of 2,719,048 OpenTV Class A ordinary shares and approximately $13.1 million in cash upon completion of the acquisition. In addition, the principal shareholders of Static are entitled to receive additional consideration amounting to 626,872 OpenTV Class A ordinary shares pursuant to certain earn-out arrangements established in connection with the Static acquisition agreements.

In December 2001, OpenTV completed a corporate reorganization. In connection with this reorganization, OpenTV’s Australian, French, German, Spanish and United Kingdom subsidiaries were transferred to OpenTV Holdings, B.V., a holding company for OpenTV’s non-United States subsidiaries that is organized under the laws of the Netherlands. In addition, OpenTV organized Static 2358, Inc., a California corporation, and effective January 1, 2002, transferred certain applications-based employees from various of its operating subsidiaries to this newly-formed entity.

Recent Developments

A summary of some of the more recent developments relating to OpenTV and its business is set forth below.

Corporate Restructurings and Office Closings.    In January 2002, OpenTV implemented a workforce reduction in an effort to reduce its operating expenses. The total restructuring provision recorded in the first quarter of 2002 was $9.6 million. This first quarter restructuring plan resulted in the termination of employment for approximately 50 employees in offices located in the United States and Korea. The employee separation benefits under the plan included severance payments, medical and other benefits totaling $1.5 million. Facilities consolidation charges for the reduction of excess office space in the United States, France and Korea were estimated to be $6.1 million. These costs included payments required under lease contracts, estimated lease buyout costs, consulting fees, and shut-down costs, offset by estimated sublease income. In September 2002, OpenTV reversed $3.0 million of excess facilities charges as a result of a favorable lease settlement on the excess office space in France. Asset write-offs of $2.0 million were incurred in connection with leasehold improvements and other fixed assets that were abandoned.

In September 2002, OpenTV announced the closure of its regional office located in Naperville, Illinois, which will result in the termination of approximately 60 employees, the abandonment of an office lease and the write-down of certain fixed assets. The employee separation benefits in connection with this office closure included severance payments, medical and other benefits totaling $2.0 million. Facilities consolidation charges were estimated to be $1.8 million and asset write-offs were $0.8 million.

In October 2002, OpenTV began to implement additional restructuring initiatives to reduce its worldwide workforce by approximately 215 personnel. OpenTV expects that these initiatives will be completed by the end of the first quarter of 2003. The cost of this restructuring is presently estimated to be approximately $29.0 million and is expected to be recorded as a charge to operations in the fourth quarter of 2002 and the first quarter of 2003.

Change in Control of OpenTV.    On August 27, 2002, the transactions contemplated by the Stock Purchase Agreement, dated May 8, 2002, as amended, among MIH Limited, OTV Holdings Limited, a wholly-owned subsidiary of MIH Limited, Liberty Media and LDIG OTV, Inc., a wholly-owned subsidiary of Liberty Media, were consummated. Pursuant to this stock purchase agreement, LDIG OTV purchased 365,460 OpenTV Class A ordinary shares from OTV Holdings and Liberty Media purchased 30,206,154 OpenTV Class B ordinary shares from OTV Holdings, all for an aggregate purchase price of $184,958,265, which was paid by delivery of $46,239,567 in cash and 15,385,836 shares of Liberty Media’s Series A common stock. The cash portion of the purchase price was provided from Liberty Media’s working capital and other available funds, and the stock portion of the purchase price was in the form of newly issued shares of Liberty Media Series A common stock. This transaction is referred to as the “Liberty Media stock purchase transaction.”

Based on information provided by Liberty Media to OpenTV, following the Liberty Media stock purchase transaction, Liberty Media holds, directly and indirectly through its control of LDIG OTV, an aggregate of 2,313,716 OpenTV Class A ordinary shares and 30,510,150 OpenTV Class B ordinary shares, representing approximately 45.9% of the economic interest and 88.6% of the voting power of OpenTV’s ordinary shares outstanding as of September 30, 2002. As a result of its direct and indirect ownership of OpenTV ordinary shares, and the voting power attributable thereto, Liberty Media has the ability to elect all of the members of OpenTV’s board of directors and, subject to applicable law and the terms of an Amended and Restated Stockholders’ Agreement, dated October 23, 1999, among OpenTV, OpenTV, Inc., OTV Holdings, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc., to otherwise generally direct OpenTV’s business and affairs, including the power to approve mergers and other extraordinary corporate transactions and amendments to OpenTV’s memorandum of association and articles of association. For more information about the Amended and Restated Stockholders’ Agreement See “—Certain Relationships and Related Transactions.”

Immediately prior to the completion of the Liberty Media stock purchase transaction and in the following order (a) OTV Holdings caused Messrs. Jacobus Stofberg, Jacobus Bekker and Jan Steenkamp, each of whom is a current or former director or officer of MIH Limited or one of its affiliates, to resign from the board of directors of OpenTV, (b) the board of directors of OpenTV appointed Messrs. Robert R. Bennett, Peter C. Boylan III, J. David Wargo and Anthony G. Werner to fill one of the pre-existing vacancies on the board of directors and the vacancies created by the resignations of Messrs. Stofberg, Bekker and Steenkamp, with such persons to serve as directors until their respective successors are duly elected and qualified, and (c) OTV Holdings caused Messrs. Stephan Pacak, Allan Rosenzweig and Stephen Ward, each of whom is a current or former director or officer of MIH Limited or one of its affiliates, to resign from the board of directors of OpenTV. In addition, Mr. David Steel, an independent director, resigned from the board of directors of OpenTV concurrently with the actions described in clause (c) of the preceding sentence. As of the date hereof, of the eleven seats authorized on the board of directors of OpenTV, six remain vacant with the remaining five occupied by Messrs. James J. Ackerman, Bennett, Boylan, Wargo and Werner.

Acquisition of Wink Communications, Inc.    On October 4, 2002, OpenTV’s wholly-owned subsidiary, OpenTV US Holdings, Inc., acquired Wink Interactive, Inc., which owns all of the capital stock of Wink Communications, Inc., from Liberty Broadband Interactive Television, Inc., a wholly-owned subsidiary of Liberty Media, for $101 million, which amount reflected the total cash consideration plus expenses paid by Liberty Broadband in connection with Liberty Broadband’s acquisition of Wink Communications. Liberty Broadband acquired Wink Communications on August 22, 2002, for total cash consideration of approximately $100 million.

    Overview of OpenTV’s Business

OpenTV is one of the world’s leading interactive television companies. OpenTV provides software, content and applications, and professional services that enable digital television network operators to deliver and manage interactive television services on all major digital television platforms—cable, satellite and terrestrial—in all major geographic areas of the world. OpenTV’s middleware products are presently deployed in more than 27 million digital television set-top boxes worldwide and have been selected by 50 digital cable, satellite and terrestrial communications networks operators in more than 50 countries. Thirty-six digital television set-top box manufacturers have licensed OpenTV’s software and more than 1,300 content developers have joined OpenTV’s Partner Program.

OpenTV’s interactive content offerings include the PlayJam channel, the most widely-deployed interactive television games channel in the world with distribution to over ten million homes across the United Kingdom,

France and the United States. OpenTV’s major customers include: BSkyB in the United Kingdom; TPS and Noos in France; NTL Cable in Switzerland and France; Via Digital in Spain; DIRECTV™ Latin America LLC in Latin America; Shanghai Cable in China; Austar and Foxtel in Australia; Golden Channels and Matav Cable Systems in Israel; Bell ExpressVu in Canada; Polsat in Poland; and EchoStar’s DISH™ Network in the United States.

Through Wink Communications, OpenTV operates the Wink service, a free service to viewers that encourages viewers to purchase merchandise or request product samples, coupons or catalogues, or to access additional information about news, sports and weather. The Wink service is available to viewers in the following cable markets: Alabama, California, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Missouri, Ohio, New York, Pennsylvania, South Carolina, Tennessee, Texas, Vermont, Virginia, West Virginia and Ontario, Canada. Wink Communications’ major customers include DIRECTV, Charter Communications and BellExpressVu, the largest direct broadcast satellite operator in Canada.

OpenTV’s Products and Services

OpenTV’s product offerings are grouped into the following comprehensive set of integrated product families:

•	Middleware Solutions. This family of integrated, modular software products enables network operators to manage the delivery and execution of interactive television services within their digital television set-top boxes.

•	Device Mosaic™ . One of the leading HyperText Markup Language, or HTML, players for non-PC devices, Device Mosaic 5.0 enables network operators and consumer electronics manufacturers to display and manage content developed in the popular HTML authoring environment.

•	Network Solutions. Used in conjunction with OpenTV’s Middleware Solutions, this family of integrated and modular server-based products enables network operators to utilize their existing digital television broadcast infrastructure to manage the generation and delivery of interactive television services to and from the set-top box. Network Solutions products generally reside at a network operator’s head-end or other central broadcasting facility and can interface with communication, commerce and content services via the Internet.

•	Enterprise Solutions. This family of integrated and modular server-based software products has been designed to enable network operators to integrate and manage secure commerce and advertising functions as part of their interactive television services. Like Network Solutions products, Enterprise Solutions products generally reside at a network operator’s head-end or other central broadcasting facility and can interface with a network operator’s customer care and billing systems as well as with communication, commerce and content services via the Internet.

•	Content and Applications. Through Static, OpenTV develops and manages branded interactive television channels for distribution by network operators utilizing the OpenTV interactive television platform and other major interactive television platforms, and develops stand-alone interactive television applications deployable by network operators utilizing the OpenTV interactive television platform.

•	Tools. This family of software products enables network operators and third-party developers to author interactive television applications for the OpenTV interactive television platform.

•	Wink Service. Through Wink Communications, OpenTV provides a complete end-to-end system for low-cost electronic commerce on television. The Wink Service allows advertisers, merchants and broadcast and cable networks to create interactive enhancements to traditional television advertisements and programs, and gives viewers access to program-related information such as news, sports and weather.

OpenTV also provides a wide range of interactive television consulting and professional services principally to assist network operators with customizing and integrating OpenTV’s products with their networks and managing the launch of their interactive services, and to assist set-top box manufacturers with integrating OpenTV’s products into their products. Additionally, through Spyglass Integration, OpenTV provides platform-neutral interactive television testing and certification services to network operators and infrastructure providers in the North American cable and satellite industry.

Middleware Solutions

OpenTV’s Middleware Solutions product family provides a common software platform that enables digital television network operators to deliver and manage interactive television applications for different digital television environments, including basic and advanced digital television set-top boxes, and across all digital television network architectures (cable, satellite and terrestrial). Through the use of its Middleware Solutions, which include the OpenTV Core™ Package, the OpenTV HTML™ Package and a series of middleware extensions, including an extension relating to personal video recording functionality, an interactive television application can typically be developed once for a network operator and then used in a variety of set-top boxes made by different set-top box manufacturers within that network.

OpenTV Core Package.    OpenTV Core is a basic middleware package that contains OpenTV’s core middleware and related components that provide network operators with a full-featured interactive television delivery and development environment for both basic and advanced set-top boxes. OpenTV Core can manage a wide range of interactive television applications, including virtual channels, enhanced broadcasts, electronic commerce applications, games and on-demand news and information services.

Key features of OpenTV Core include:

•	Support for basic and advanced set-top boxes. OpenTV Core can run with the relatively limited processing power and memory found in most mass-market set-top boxes currently being deployed by network operators. OpenTV Core is also suitable for more advanced set-top boxes that contain increased processing power and memory.

•	Hardware and operating system independence. OpenTV Core is designed to offer a common platform to run interactive television applications on hardware architectures used by 36 different set-top box manufacturers. In addition, OpenTV Core supports a number of operating systems used in set-top boxes.

•	Network independence. OpenTV Core accommodates broadcast networks such as satellite, cable and terrestrial as well as telecommunications services. It does not require point-to-point, bi-directional connections to set-top boxes to provide interactive television services.

•	Connectivity. OpenTV Core, which includes modules that support the PPP and DVB-RC interactive television-related communication protocols, provides solutions for both broadcast, or point-to-multi-point, networks and high bandwidth, bi-directional, point-to-point networks. A module supporting the DOCSIS communication protocol is available.

•	Localization. OpenTV Core supports text input and presentation of multiple languages, which allows for localization of interactive television services for different countries.

OpenTV HTML Package.    Based on OpenTV’s Device Mosaic HTML player technology (discussed below), the OpenTV HTML Package is an add-on product to OpenTV Core that extends OpenTV Core’s functionality to support interactive television applications developed using the popular HTML and JavaScript authoring environments. OpenTV HTML package can also provide Web-browsing capability for network operators that provide Internet access to their subscribers via their digital television set-top box.

Device Mosaic 5.0

One of the leading HTML players for non-PC devices, Device Mosaic 5.0 enables network operators and consumer electronics manufacturers to display and manage content developed in the popular HTML authoring environment. OpenTV’s customers use Device Mosaic to deliver HTML content that originates from interactive television services as well as from the Internet. For example, Sony and TiVo use Device Mosaic to enable their products to display and manage HTML content received from non-Internet sources.

Device Mosaic is customizable to match the look and feel of the customer’s brand and integrates with the leading operating systems embedded in various consumer electronic devices. Device Mosaic supports the latest industry standards and accommodates variances in device central processing unit and network data transmission speeds to improve the quality of content delivery.

Network Solutions

Used in conjunction with OpenTV’s Middleware Solutions, the Network Solutions product family enables network operators to utilize their existing digital television broadcast infrastructure to manage the generation and delivery of interactive television services to, and from, the set-top box. It consists of three products: OpenTV Streamer™, OpenTV Publisher™ and OpenTV Gateway™.

OpenTV Streamer.    OpenTV Streamer is the foundation of the Network Solutions product family. Installed in a broadcast facility or cable head-end, OpenTV Streamer relies on hardware architecture that is capable of interfacing with any standard digital broadcast system and is based on the Windows NT operating system.

Used in conjunction with OpenTV Core, OpenTV Streamer enables network operators to deliver interactive television applications through their existing digital television broadcast infrastructure. OpenTV Streamer enables network operators to integrate and deliver interactive television applications and data with their broadcast audio and video signals to their OpenTV-enabled set-top boxes. OpenTV Streamer is capable of updating data streams related to interactive television applications in real-time to enable up-to-the-second transmission of sports scores, stock quotes or other time-sensitive data.

OpenTV Streamer is comprised of an Application Streamer, which acquires and compiles data used for specific interactive television applications, and a Broadcast Streamer, which receives content for a number of application streamers and integrates interactive television applications into a network operator’s digital television broadcast stream.

OpenTV Publisher.    OpenTV Publisher is a software product that integrates with OpenTV Streamer to enable content developers and network operators to build and deliver interactive content for the OpenTV platform that utilizes the popular Web-based XML content format.

Versions of OpenTV Publisher are available for network operators and content developers. Extensions, or “gadget kits”, are available to add features to OpenTV Publisher-developed applications, including (i) the Transaction Gadget Kit, which enables commerce transaction features to be integrated in applications developed with OpenTV Publisher, and (ii) the Communications Gadget Kit, which enables features such as email, chat, and text messaging to be integrated with applications developed with OpenTV Publisher applications.

OpenTV Gateway.    OpenTV Gateway manages communications traffic originating from basic set-top boxes to standard e-mail and commerce servers.

Using protocol adapters to translate between low-level communications protocols used by the set-top box and higher-level Internet protocols, OpenTV Gateway allows interactive television applications running in a set-top box to communicate with standard HTTP servers without the need to support Internet-based communications protocols within the set-top box. This saves valuable set-top box resources and enables basic set-top boxes to interact with standard Internet application servers.

Currently, OpenTV Gateway supports various set-top box communications protocols, including the Public Switch Telephone Network return path, Motorola’s Aloha/UDP for its DCT-2000 set-top boxes, and TCP/IP for broadband cable and digital subscriber lines.

Enterprise Solutions

OpenTV’s Enterprise Solutions product family, consisting of OpenTV Account™ and OpenTV Advertise™, manages the secure commerce and advertising functions of a network operator’s interactive television service.

OpenTV Account.    OpenTV has developed OpenTV Account as a means to enable electronic commerce features within interactive television applications and give network operators the opportunity to develop commerce-related interactive television revenue streams. Key features of OpenTV Account include single sign-on management, electronic-receipt management, electronic-wallet and address book management, and security features such as managing information access entitlement and control.

OpenTV Account has been designed to inter-operate with retailers’ commerce engines and network operators’ business support systems such as subscriber management systems, billing and customer care.

OpenTV Advertise.    Through a partnership with Predictive Networks, OpenTV has developed OpenTV Advertise as a means to enable network operators to control the process of integrating and managing advertisements within OpenTV-based interactive television content and applications.

Through a Web-based interface, OpenTV Advertise can allow network operators to control the entire process of managing an interactive television advertising campaign. Banner ads can be planned, scheduled and delivered to match the display requirements of the target interactive television application. Ad insertion can also be managed according to campaign rules such as ad priorities, minimum rotation intervals and display times, and exclusion and frequency criteria. OpenTV Advertise also can generate reports on the status of ad campaign delivery and performance.

Content and Applications

Through Static, OpenTV develops and manages interactive television content and applications for use with OpenTV’s interactive television platform and other interactive television platforms. Static develops and operates branded interactive television channels that are currently distributed by network operators utilizing OpenTV and other major interactive television platforms. Static’s flagship branded channel, the PlayJam entertainment and games channel, is distributed by six network operators in the United Kingdom, France and the United States. Static also develops and sells interactive television content to network operators for use with OpenTV’s interactive television platform and other interactive television platforms, as well as stand-alone interactive television applications for use with OpenTV’s interactive television platform.

Branded Interactive Television Channels.    Static currently operates two branded interactive television channels: the PlayJam interactive games channel and the Yo-Yo” interactive flirting channel. Static manages the process of channel distribution with network operators and both develops and manages content for these channels.

PlayJam is the world’s first and largest multi-platform interactive television entertainment and gaming channel. Launched in early 2001 on BSkyB in the United Kingdom, PlayJam currently reaches more than 10 million homes through distribution on BSkyB, NTL and Telewest in the United Kingdom, TPS and Canal Satellite in France, and Cablevision in the United States. PlayJam runs on the OpenTV interactive television platform as well as those provided by Liberate Technologies and Media Highway. PlayJam also runs on the Sony platform on the Cablevision systems in the greater New York area, which uses OpenTV’s Device Mosaic technology.

Static has developed a library of more than 200 different single- or multi-player games that have run on PlayJam. These include quizzes; arcade-style games; gambling; casino and lottery games; puzzles; adult-theme games; and competition and editorial games.

PlayJam currently employs a business model in the United Kingdom and in France where users are charged a nominal fee, primarily via a toll telephone call, for membership registration, game score registration for the chance to win prizes, and for access to pay-per-play content. Static also has sold advertising and sponsorship space from time to time on PlayJam games.

Static launched its second branded interactive television channel, Yo-Yo”, in early 2002. Yo-Yo” is an interactive flirting channel aimed at building a community among 18-35 year olds. Combining interactive television and mobile telephony, Yo-Yo” enables viewers to interact with each other through their televisions.

Static centrally manages its PlayJam and Yo-Yo” channels through servers connected directly to network operator distributors. Static’s servers manage channel-related functions including user registration, electronic wallets, micropayments, and data collection, processing and transport.

Static from time to time may consider the development and launch of additional branded interactive television channels as OpenTV’s business strategies and market conditions warrant.

Interactive Television Applications.    In conjunction with branded interactive television channels, Static customizes and licenses interactive applications to, and can build and manage channels for, OpenTV’s network operator customers. In this regard, Static currently licenses individual interactive game formats for OpenTV’s interactive television platform and other major interactive television platforms.

Static also licenses information and communications interactive applications for the OpenTV platform, including:

•	Games, including certain games included within the PlayJam library;

•	News, weather, sports, horoscope, lifestyle and localized information such as movie listings; and

•	E-mail, chat and short message service.

Tools

OpenTV provides application development tools for authoring OpenTV-enabled interactive television applications. These tools, which include the OpenTV Software Developers Kit™, OpenTV Publisher Developer’s Version and OpenTV Author, are used by network operators, independent application developers and OpenTV’s own application developers to develop applications for the OpenTV platform.

OpenTV Software Developers Kit.    The OpenTV Software Developers Kit, or SDK, is a complete application development environment for programmers who want to create interactive television services that are high in graphic content and have the look and feel of television. Applications developed with SDK make the most efficient use of a set-top box’s limited memory and processing power to produce broadcast-quality television images.

SDK provides an authoring environment based on the ANSI C programming language, one of the most commonly used languages in the software industry, to develop applications for use on OpenTV’s interactive television platform.

OpenTV Publisher Developer’s Version.    This version of OpenTV Publisher allows interactive television application developers to author XML-based applications for use with OpenTV Publisher. With OpenTV Publisher Developer’s Version, applications can be built using common Web tools, with no need for ANSI C programming experience.

Developers utilize XML-defined templates to build applications as pages, which separate data from presentation elements and provide flexibility in defining application layout and design, and the updating of the layout or the data used by the application.

OpenTV Author.    OpenTV Author is designed for application developers with little or no programming experience. OpenTV Author allows users to create an application, without writing a single line of code, by assembling and customizing pre-built software components using a familiar point-and-click graphic interface. This type of design allows operators to focus on content rather than software programming. The complete authoring process can take place on a single personal computer.

Wink Service

The Wink service provides an end-to-end solution for sending interactive applications along with broadcast video to viewers’ televisions. This system is composed of core, proprietary technologies developed by Wink Communications as well as off-the-shelf electronic commerce and database solutions. The Wink service consists of:

•	the Wink Studio and Wink Server Studio authoring tools and associated templates that allow networks, advertisers and cable operators to design interactive Wink applications;

•	the Wink Broadcast Server and extensions that manage the timing and delivery of those applications;

•	the Wink Client software that enables the generation and capture of viewer responses to Wink applications; and

•	the Wink Response Server and Wink Response Network that are designed to efficiently process viewer responses to applications and forward them to advertisers or merchants.

Wink Studio and Wink Server Studio.    Wink Studio is a high-level authoring tool that allows non-technical designers to create interactive programming and advertising applications. Wink Studio is Windows-based and graphically oriented, and enables the creation of simple interactive applications. A designer simply drags objects from an object palette onto forms to create enhancements. More complex applications can be created by fully utilizing the Wink Basic scripting language to control the behavior of objects and forms. In addition, Wink Server Modules provide live data updates to Wink applications. In particular, Wink Server Modules are designed to make it easy to incorporate or transpose data from web sites and databases for broadcast updates.

Wink Broadcast Server.    The Wink Broadcast Server manages the scheduling and insertion of applications designed with Wink Studio into television programming for Wink’s proprietary interactive application communications protocol (ICAP) and applications conforming to the Advanced Television Enhancement Forum’s web browser-based standard for enhanced television (ATVEF). The Wink Broadcast Server is designed to integrate with station management equipment such as commercial insertion systems, when available, to enable broadcast and cable networks to automate the delivery of interactive enhancements to programs and advertisements. Local network affiliates and cable operators can also add interactivity on a local level using the Wink Broadcast Server.

Wink Client Software.    Wink Communications offers two versions of the Wink Client software. In web browser enabled set-top boxes and televisions, the Wink Client software will enable the generation of Wink viewer responses from broadcast Internet-like applications. In other set-top boxes and televisions, the Wink Client software, in this case known as the Wink Engine, displays the Wink applications and enables the generation of viewer responses. Wink Client software can be installed in Wink-capable televisions and most new advanced analog and digital set-top boxes at the factory or downloaded through cable systems, satellite systems or telephone modems into certain set-top boxes already installed in a viewer’s household.

Wink Response Server.    The Wink Response Server collects viewer response data, or response packets, which are generated by Wink applications. These response packets are retrieved directly from televisions and satellite set-top boxes through phone dial-up and from cable set-top boxes through cable head-end systems. The Wink Response Server aggregates response packets and delivers them to the Wink Response Network.

Wink Response Network.    The Wink Response Network is designed to enable the collection, aggregation and reporting of viewer responses, requests for information and purchase orders for transmission to and use by advertisers, merchants, broadcast and cable networks, and cable and direct broadcast satellite system operators. The Wink Response Network includes two databases: one database correlates device serial numbers to customer address and billing information, while the second correlates an unique code for each interactive application to routing instruction and product information. When a consumer responds to a Wink application and orders a product, a response packet is generated by the Wink Engine in the set-top box or television. A response packet includes the device serial number, the unique application code and application specific data. These response packets are collected, aggregated, converted into full electronic orders (name, address, and credit information, if appropriate), and delivered to the advertiser or network.

In the case of set-top boxes, the customer database is maintained by the satellite or cable operator’s billing system, and Wink Communications links to this database. The Wink Response Network was activated in August 1998 following the first launch of the Wink Service in Kingsport, Tennessee, and is currently being used to route viewers’ responses to interactive advertisements and programming to the appropriate advertisers and/or fulfillment companies.

In addition to aggregating and delivering responses, Wink Communications can provide industry participants with additional reporting. For example, participating networks are receiving aggregated information regarding all Wink applications that run on their networks. Cable and direct broadcast satellite system operators can obtain information regarding all applications that run on their systems. Advertisers can obtain information regarding how their ads perform across all networks by show, event or daypart. The Wink Response Network combines custom data processing solutions developed by Wink Communications with off-the-shelf electronic commerce systems to provide a complete end-to-end solution for customers.

Professional Services

OpenTV provides a comprehensive array of professional services for network operators, set-top box manufacturers and interactive application developers worldwide in support of its product lines. Services that OpenTV provides include strategic consulting; middleware porting and integration; application customization, integration, deployment and support; launch management services; educational and training services and technical support for OpenTV products.

In addition to the services provided for its products, OpenTV provides platform-neutral testing and integration services for companies developing interactive television products and services for use in digital television networks through Spyglass Integration, a co-owned venture that OpenTV established with Motorola, Inc. in November 2000. Key services offered by Spyglass Integration include set-top box integration and certification, network validation and certification for interactive television applications, end-to-end systems testing, field deployment services and training.

Customer and Industry Relationships

OpenTV has established significant relationships with network operators, set-top box manufacturers, chip set manufacturers, conditional access vendors and independent application developers around the world. OpenTV’s customer and industry relationships include the following:

•	Fifty network operators that use or have committed to use its Middleware Solutions, generally along with OpenTV Streamer product for broadcasting interactive content, OpenTV’s application development tools and/or other specially developed applications;

•	Thirty-six set-top box manufacturers that license OpenTV’s Middleware Solutions for distribution in their set-top boxes;

•	Nine chip set manufacturers that use OpenTV’s software tools to assure the compatibility of their products with OpenTV’s; and

•	Seven conditional access vendors with which OpenTV has worked to ensure the compatibility of its products with their system.

Wink Communications has established strategic relationships with broadcast and cable networks, cable and direct broadcast satellite operators, portal services, set-top box manufactures and set-top box operating system software developers. Wink Communications’ customer and industry relationships include the following:

•	Four of the major broadcast networks and 27 cable networks have entered into license agreements with Wink Communications providing that the networks will air a specific number of hours of Wink-enhanced programming per week;

•	Agreements with seven cable and direct broadcast satellite system operators, including DirecTV, AT&T, Time Warner Cable, Comcast Cable Communications, Charter Communications, Echostar Satellite, Rogers Cable, Adelphia Communications and BellExpressVu, pursuant to which Wink Communications expects to deploy approximately 15 million Wink-enabled households by January 1, 2004;

•	A portal service, Digeo, that uses Wink Communications’ software platform to deploy a “Home Page” that allows for easy navigation of interactive services and provides a set of full screen virtual channels that can be local in nature;

•	Three of the leading U.S. cable set-top box manufacturers that license Wink Communications’ software; and

•	Five set-top box operating system software developers, including Microsoft Corporation, Liberate Technologies, PowerTV, Source Media and OpenTV.

OpenTV Partner Program

Numerous independent application developers have purchased OpenTV’s application development tools and have authored applications for use with OpenTV’s products and services. OpenTV believes the proliferation of independent application developers will facilitate the further acceptance of its products and services to the extent that it results in the availability of a rich and diverse set of applications.

To this end, OpenTV offers the OpenTV Partner Program to support independent developers that create OpenTV-enabled applications. OpenTV’s Partner Program provides its more than 1,300 members with various OpenTV-related resources, including free evaluation periods for selected OpenTV software releases, discounts on OpenTV authoring and development tools, training sessions, e-mail support, access to a members-only Web site and regional conferences.

Sales and Marketing

OpenTV focuses its sales and marketing efforts on promoting the OpenTV, Wink Communications, Static and Spyglass Integration brands with network operators, set-top box manufacturers, content developers, advertisers and consumers. OpenTV’s sales force is organized by major geographic region, with regional office hubs located in the Americas, Europe and Asia. Marketing efforts include identifying market and customer demand trends, advertising OpenTV’s products and services online, offline and by direct mail, producing collateral materials to support OpenTV’s product lines, promoting its Partner Program, coordinating its participation in trade shows worldwide, arranging speaking engagements for senior management and other key personnel, and sponsoring relevant conferences.

Competition

Current and potential competitors in one or more aspects of OpenTV’s business include interactive television technology companies and companies developing interactive television content and applications. OpenTV’s Wink service faces competition from other providers and companies operating in the direct marketing business, especially operators of toll-free response call centers.

Primary competitors that provide interactive television enabling products include Microsoft Corporation, Liberate Technologies, Inc., Canal+ Technologies, which is in the process of being acquired by Thomson Multimedia, and NDS Limited. Microsoft is working to create interactive television solutions and has acquired equity interests in several network operators. These investments may potentially give Microsoft influence in the network operator’s choice of providers of interactive television solutions. With its vastly greater financial, technical and marketing resources, Microsoft will likely be a strong competitor in the market for interactive television solutions.

Liberate Technologies manufactures and licenses its software to network operators and set-top box manufacturers to enable the delivery of Internet-enabled content and applications to information appliances. Liberate Technologies has significant financial resources as well as relationships with United States and United Kingdom cable operators.

Canal+ Technologies, one of the largest network operators in Europe, provides its Media Highway interactive television system for distribution on its pay-television platforms and has successfully marketed Media Highway to a limited number of third parties.

NDS Limited, a subsidiary of News Corporation, is expanding from the conditional access and interactive application markets into the interactive television platform market.

In addition, certain interactive television companies, such as Gemstar-TV Guide International, Inc., may expand into the interactive television platform market where OpenTV competes.

OpenTV’s interactive applications face competition from numerous parties. Companies that compete with OpenTV’s efforts to develop and launch applications on its middleware platform include dedicated applications providers (such as Gemstar-TV Guide, NDS Limited, Visiware S.A., WorldGate Communications, AOL TV and MetaTV, Inc.), independent third parties that develop and provide applications for its middleware platform, and other middleware providers (such as Microsoft, Liberate Technologies and Canal+ Technologies). OpenTV also faces competition from media companies that have publicly announced interactive television initiatives, such as The Discovery Channel and CNN. In addition, certain network operators such as BSkyB in the United Kingdom have entered into agreements, joint ventures, and other relationships with technology and entertainment companies. OpenTV expects competition in the interactive content and applications area to intensify as the general market for interactive television services further develops, particularly in the case of independent third parties that have the ability to develop applications for OpenTV’s middleware platform at relatively modest expense through the use of OpenTV’s applications development tools.

In the interactive television professional services area, OpenTV competes primarily with third party system integrators such as BearingPoint, Accenture Limited, Intellocity USA, Inc. and Imagine Broadband Limited, as well as with internal information technology staffs at OpenTV’s network operator customers. Other interactive television technology providers, such as Liberate Technologies, Canal+ Technologies and NDS Limited, also provide a level of professional services in conjunction with their product offerings. In addition, Spyglass Integration faces competition from companies such as Concero, Inc., Rachis Corporation and Imagine Broadband.

Intellectual Property and Research and Development

As a result of sustained research and development efforts over the past years, OpenTV has built a substantial intellectual property portfolio. Exclusive of Wink Communications, OpenTV currently has 41 patents issued in the United States, 87 patents issued outside of the United States, and 308 patent applications pending throughout the world. Wink Communications currently has six patents in the United States, four patents issued outside of the United States, and 45 patent applications pending throughout the world. OpenTV believes that its patent portfolio protects many of the key elements necessary to support digital interactive television. Research and development expenses for OpenTV, excluding in-process research and development expenses related to acquisitions, for the years ended December 31, 1999, 2000 and 2001 were $13.2 million, $33.1 million and $40.3 million, respectively, and for the nine months ended September 30, 2002 were $25.2 million. Product development expenses for Wink Communications, which include costs associated with Wink Communications’ engineering and business development departments and with developing Wink Communications’ technology, for the years ended December 31, 1999, 2000 and 2001 were $5.3 million, $11.1 million and $8.8 million, respectively, and for the eight months ended August 31, 2002 were $5.1 million.

OpenTV’s ability to compete is dependent in part upon its ability to protect and further mature its intellectual property, both internally-developed and acquired. OpenTV relies on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements, to establish and protect its rights in its technology. OpenTV believes that its current portfolio of patents is strong. This portfolio of patents contains many early patents in the digital interactive television field. Nevertheless, other companies may develop technologies that are similar or superior to OpenTV’s patents. These factors are discussed in “Risk Factors— Risks Relating to the OpenTV Business—Because much of OpenTV’s success and value lie in its ownership and use of its intellectual property, its failure to protect its property and develop new proprietary technology may negatively affect it.”

Employees

As of December 31, 1999, 2000 and 2001 OpenTV employed 233, 484 and 607, respectively, full-time equivalent employees, excluding temporary personnel and consultants. Wink Communications employed 103 employees at the time of its acquisition by OpenTV. In 2002 OpenTV announced restructuring initiatives that will reduce the number of employees. See “—History and Development—Recent Developments.” OpenTV is not subject to any collective bargaining agreements and believes its relationship with its employees is satisfactory.

Property, Plants and Equipment

OpenTV’s corporate headquarters and executive offices are in Mountain View, California, where OpenTV occupies approximately 78,257 square feet of space under three separate leases. The first lease is for 36,257 square feet of space and expires on October 31, 2004. The second lease is for 25,000 square feet of space and also expires on October 31, 2004. The third lease is for 17,000 square feet of space and expires on August 31, 2003. In addition to its corporate headquarters, OpenTV has regional offices elsewhere in the United States and throughout the world. Wink Communications’ principal administrative, marketing and product development facilities are located in approximately 48,000 square feet of office space in Alameda, California under a sublease that expires in September 2004. OpenTV expects to close the California headquarter offices leased by it and Wink Communications and to consolidate both offices in a new California location. OpenTV has not yet secured a lease for this new office.

In 2002, OpenTV announced restructuring initiatives that resulted in the closure of certain regional offices and are expected to result in the closure of additional regional offices. See “—History and Development—Recent Developments.” In addition to the office closures resulting from these restructuring initiatives, OpenTV expects that it may from time to time close further regional offices or open additional offices as the circumstances of its business may require.

Environmental laws vary significantly among the countries in which OpenTV operates. Under certain environmental laws, a current or previous owner of real property, and parties that generate or transport hazardous substances that are disposed of on real property, may be liable for the costs of investigating and remediating such substances on or under the property. Certain environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require expenditures by OpenTV for compliance. In connection with the ownership or operation of its facilities, OpenTV may be liable for such costs in the future. OpenTV is not aware of any material environmental claims pending or threatened against it and OpenTV does not believe it is subject to any material environmental remediation obligations. However, there can be no assurance that a material environmental claim or compliance obligation will not arise in the future.

Legal Proceedings

On February 7, 2002, OpenTV’s subsidiary, OpenTV, Inc., filed a lawsuit against Liberate Technologies, Inc. alleging patent infringement in connection with two patents held by OpenTV, Inc. relating to interactive technology. The lawsuit, styled OpenTV, Inc., v. Liberate Technologies, Case No. C-02-0655, is pending in the United States District Court for the Northern District of California. On March 21, 2002, Liberate Technologies filed a counterclaim against OpenTV, Inc. for alleged infringement of four patents allegedly owned by Liberate Technologies. Liberate Technologies has since dismissed its claims of infringement on two of those patents. In January 2003, the Court granted two of OpenTV, Inc.’s motions for summary judgment pursuant to which the court dismissed Liberate’s claim of infringement on one of the remaining patents and dismissed a defense asserted by Liberate to OpenTV, Inc.’s infringement claims. Because this type of litigation involves complex technical and legal issues, OpenTV cannot predict the likelihood of a favorable outcome. However, OpenTV believes that its subsidiary’s lawsuit is meritorious and intends to vigorously pursue prosecution of its claims against Liberate Technologies. In addition, OpenTV believes that OpenTV, Inc. has meritorious defenses to the counterclaims brought against OpenTV, Inc. and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter.

In July 2001, the first of a series of putative securities class actions, Brody v. OpenTV Corp., et al., Civil Action No. 01-CV-7032, was filed in United States District Court for the Southern District of New York against certain investment banks which acted as underwriters for OpenTV’s initial public offering, OpenTV, and various of OpenTV’s officers and directors. These lawsuits were consolidated and are captioned In re OpenTV Corp. Initial Public Offering Securities Litigation, Civil Action No. 01-CV-7032. The complaints allege undisclosed and improper practices concerning the allocation of OpenTV’s initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased OpenTV Class A ordinary shares during the period from November 23, 1999 through December 6, 2000. The Court has appointed a lead plaintiff for the consolidated cases. On April 19, 2002, the plaintiffs filed an amended complaint. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies, including Wink Communications as discussed in greater detail below. All of these lawsuits have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. Defendants in these cases have filed omnibus motions to dismiss on common pleading issues. Oral arguments on these omnibus motions to dismiss were held on November 1, 2002. All claims against OpenTV’s officers and directors have been dismissed without prejudice in this litigation. OpenTV believes that it has meritorious defenses to the claims brought against it and will defend itself vigorously. No provision has been made in OpenTV’s consolidated financial statement for this matter.

In November 2001, the first of a series of putative securities class actions, Collegeware v. Wink Communications, Inc., et al., was filed in United States District Court for the Southern District of New York against certain investment bank underwriters for Wink Communications’ initial public offering, Wink Communications and two of Wink Communications’ officers and directors. These lawsuits were consolidated and are captioned In re Wink Communications, Inc. Initial Public Offering Securities Litigation, Civil Action No. 01-Civ. 10638 (SAS). The complaints allege undisclosed and improper practices concerning the allocation of Wink Communications’ initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased Wink Communications’ common stock during the period from August 19, 1999 through December 6, 2000. On April 19, 2002, the plaintiffs filed an amended complaint. These are among the lawsuits that have been consolidated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. Defendants in these cases have filed motions to dismiss on common pleading issues. Oral arguments on these omnibus motions to dismiss were held on November 1, 2002. OpenTV believes that Wink Communications has meritorious defenses to the claims brought against it and that Wink Communications intends to defend itself vigorously.

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC alleging that DIRECTV, Inc., Hughes Electronics Corp., Thomson Consumer Electronics and Philips Electronics North America, Inc. are willfully infringing certain claims of seven U.S. patents assigned or licensed to Personalized Media Communications. Though Wink Communications is not a defendant in the suit, Personalized Media Communications may allege that certain of its products, in combination with products provided by defendants, infringe Personalized Media Communications’ patents. The agreements between Wink Communications and each of the defendants include indemnification obligations that may be triggered by this litigation.

On November 30, 2001, a suit was filed in the United States District Court for the District of Colorado by Broadcast Innovation, L.L.C. alleging that DIRECTV, Inc., EchoStar Communications Corporation, Hughes Electronics Corporation, Thomson Multimedia, Inc., Dotcast, Inc. and Pegasus Satellite Television, Inc. are infringing certain claims of United States patent no. 6,076,094, assigned to or licensed by Broadcast Innovation. Though neither OpenTV nor any of its subsidiaries is currently a defendant in the suit, Broadcast Innovation may allege that certain of the products of Wink Communications and OpenTV, Inc., possibly in combination with the products provided by some of the defendants, infringe Broadcast Innovation’s patent. The agreements between (1) OpenTV, Inc. and EchoStar and (2) Wink Communications and DIRECTV include indemnifications obligations for OpenTV, Inc. and Wink Communications, respectively, that may be triggered by the litigation. If liability is found against EchoStar in this matter, and if such a decision implicates OpenTV, Inc.’s technology or products, then OpenTV, Inc. may have indemnification obligations and OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if OpenTV, Inc. were to be named as a defendant and it is determined that the products of OpenTV, Inc. infringe any of the asserted claims, and/or it is determined that OpenTV, Inc. is obligated to defend EchoStar in this matter, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Further, if liability is found against DIRECTV in this matter, and if such a decision implicates Wink Communications’ technology or products, Wink Communications may have indemnification obligations and OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if Wink Communications were to be named as a defendant and it is determined that the products of Wink Communications infringe any of the asserted claims, and/or it is determined that Wink Communications is obligated to defend DIRECTV in this matter, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected.

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The following Management’s Discussion and Analysis of Financial Conditions and Results of Operations of OpenTV should be read in conjunction with OpenTV’s consolidated financial statements and the notes thereto.

In the following Management’s Discussion and Analysis of Financial Conditions and Results of Operations, OpenTV provides detailed information about its operating results and changes in financial position for the three months and nine months ended September 30, 2002 and over the three year period ending December 31, 2001.

Overview

OpenTV derives royalties from the sale of set-top boxes that incorporate its software to manufacturers and network operators around the world. Since there are a limited number of network operators capable of deploying interactive television on a large-scale basis, OpenTV expects that its ability to achieve incremental royalty revenues will diminish in the future.

Services and other revenue increased significantly in 2001 and 2000 as a result of OpenTV’s acquisitions of Spyglass in July 2000 and Static in July 2001. OpenTV provides a wide range of professional services to assist network operators with integrating its products and managing the launch of interactive television services. OpenTV also provides testing and certification services for network operators and infrastructure providers. Static operates two interactive television channels, principally in the United Kingdom and France. OpenTV obtains premium rate telephony charges as consumers interact with the channels.

OpenTV derives license fees from the sale of products such as Device Mosaic, OpenTV Streamer, OpenTV Software Developers Kit and various applications, including OpenTV Publisher. These fees can vary greatly from quarter to quarter depending on whether any large size agreements occur.

Reductions by cable and satellite providers in their capital spending and rollout of interactive television related products and similar reductions by other customers have had a significant adverse effect on the interactive television market, and on OpenTV’s operations, throughout the nine months ended September 30, 2002. OpenTV expects this trend to continue until economic conditions improve for interactive television participants, and that OpenTV’s revenues for the fourth quarter of 2002 will be lower than the comparable period in the prior year.

Three Months Ended September 30, 2002; Nine Months Ended September 30, 2002

    Results of Operations

Revenues.    Revenues for the three months ended September 30, 2002 declined by 47% from $25.1 million in 2001 to $13.3 million in 2002. For the nine months ended September 30, 2002, revenues declined by 34% from $70.2 million in 2001 to $46.4 million in 2002. Revenues by line item were as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Royalties	$3.9	$10.7	$16.3	$29.7
Services and other	5.9	8.7	19.0	28.3
Channel fees	2.7	1.1	7.9	1.1
License fees	0.8	4.6	3.2	11.1

	$13.3	$25.1	$46.4	$70.2

Royalties.    Royalties for the three months ended September 30, 2002 declined by $6.8 million from $10.7 million in 2001 to $3.9 million in 2002. Beginning in 2002, OpenTV began experiencing a significant decline in the number of shipments of set-top boxes enabled with its middleware. The decline was especially acute in the third quarter with unit volume in Europe down 70% compared with the prior year, resulting in a decrease in royalties in Europe of $5.7 million, or 74%, from the prior year. In 2002, there was a new customer in North America which shipped set-top boxes contributing to an increase of $1.1 million in America’s royalties compared with the prior year, offset by a decline of $2.2 million in Asia Pacific.

For the nine months ended September 30, 2002, royalties declined by $13.4 million from $29.7 million in 2001 to $16.3 million in 2002. Unit volume in Europe declined 49% from the prior year and royalties declined by $10.6 million, or 53%. Royalties in North America increased by $1.5 million, offset by a decline of $4.3 million in Asia Pacific.

Services and other revenue.    Services and other revenue consist primarily of professional services consulting engagements for set-top box manufacturers, network operators and system integrators and maintenance and support for set-top box manufacturers and broadcasters. As a result of a general slowdown in interactive television-related spending by OpenTV’s customers in 2002, revenues in this category for the three months ended September 30, 2002 declined by $2.8 million from $8.7 million in 2001 to $5.9 million in 2002.

For the nine months ended September 30, 2002, the decline was $9.3 million from $28.3 million in 2001 to $19.0 million in 2002. Motorola is one of OpenTV’s major customers for professional services and they accounted for $1.8 million and $2.2 million of services revenue for the three months ended September 30, 2002 and 2001, respectively, and $5.2 million and $4.5 million of services revenue for the nine months ended September 30, 2002 and 2001, respectively.

Channel fees.    In July 2001, OpenTV acquired Static, which operates the PlayJam interactive games channel in the United Kingdom, France and the United States. OpenTV receives revenue from consumers based on the number of times they pay to play games on the PlayJam channel and register for prizes. In the third quarter of 2001, PlayJam relied on premium rate telephony as the mechanism generating revenues of $1.1 million. Following the development of new and more popular games and the introduction of an interactive payment mechanism in the fourth quarter of 2001, pay-per-play activity has increased and revenues increased to the range of $2.5 million to $2.7 million for each of the first three quarters of 2002.

License fees.    Due to the general slowdown in interactive television-related spending by OpenTV’s customers, OpenTV experienced a significant decline in license fees during the second and third quarters of 2002. In the quarter ended September 30, 2002, there were no license fees from OpenTV’s web browser Device Mosaic and total license fees were $0.8 million. In the quarter ended September 30, 2001, license fees were $4.6 million, which included $2.0 million from Motorola for Device Mosaic. For the nine months ended September 30, 2002, license fees declined by $7.9 million, or 71%, from $11.1 million to $3.2 million due to the slowdown in spending for all OpenTV’s license products.

    Operating Expenses

Operating expenses by line item were as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Cost of revenues	$9.4	$10.0	$30.1	$27.1
Research and development	7.8	14.6	25.2	36.2
Sales and marketing	6.3	10.4	23.9	36.6
General and administrative	5.7	4.7	15.9	14.9
Restructuring costs	1.6	—	11.2	—
Impairment of goodwill	514.2	—	514.2	—
Impairment of intangible assets	24.8	—	24.8	—
Amortization of goodwill	—	97.7	—	293.1
Amortization of intangible assets	3.4	5.6	11.7	15.2

	$573.2	$143.0	$657.0	$423.1

Cost of revenues.    Cost of revenues consists primarily of compensation-related expenses and related overhead costs associated with professional services engagements, the costs, including network infrastructure and bandwidth, of operating the PlayJam interactive games channel and amortization of developed technology.

Cost of revenues for the three months ended September 30, 2002 decreased by $0.6 million from $10.0 million in 2001 to $9.4 million in 2002. This decrease included $1.2 million due to reduced staffing, consultants, travel, and overhead costs for the professional services group due to the reduced volume of engagements. In addition, there was a reduction of $1.0 million in the third quarter of 2002 due to the reversal of the bonus provision for the prior two quarters and elimination of the bonus provision in the third quarter of 2002, compared with the prior year’s bonus provision. There was also a decrease of $0.7 million for share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested. These decreases were offset by an increase of $2.3 million for the costs of operating the PlayJam interactive games channel due to an increased volume of activity.

For the nine months ended September 30, 2002, cost of revenues increased by $3.0 million from $27.1 million in 2001 to $30.1 million in 2002. The inclusion of Static for nine months in 2002, compared with only three months in 2001, accounted for an increase of $11.0 million, of which $0.8 million was amortization of developed technology. This increase was offset by a decrease of $4.0 million due to reduced staffing, consultants, travel, and overhead costs for the professional services group associated with a decreased volume of professional services engagements, and a decrease of $0.8 million for product hardware costs. In addition, there were decreases of $2.2 million for share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested and $1.0 million due to the lack of a bonus provision in 2002.

Research and development.    Research and development expenses consist primarily of compensation-related expenses and related overhead costs incurred for both new product development and enhancements to OpenTV’s range of software and applications products.

Research and development expenses for the three months ended September 30, 2002 decreased by $6.8 million from $14.6 million in 2001 to $7.8 million in 2002. In 2001, there was $2.1 million of in-process research and development costs associated with OpenTV’s acquisition of Static, compared with none in 2002. There were also decreases in 2002 of $1.9 million due to reduced staffing, travel and overhead costs, $1.0 million due to lower usage of subcontractors, $1.0 million for the reversal of the bonus provision for the prior two quarters and elimination of the bonus provision in the third quarter of 2002, and $0.8 million for share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested.

For the nine months ended September 30, 2002, research and development expenses decreased by $11.0 million from $36.2 million in 2001 to $25.2 million in 2002. The decreases included the aforementioned $2.1 million of in-process research and development costs, $1.8 million due to reduced staffing, travel and overhead costs, $3.6 million due to lower usage of subcontractors, $2.6 million for share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested, and $1.8 million due to the lack of a bonus provision in 2002. The inclusion of Static for nine months in 2002, compared with only three months in 2001, accounted for an increase of $0.9 million.

Sales and marketing.    Sales and marketing expenses consist primarily of advertising and other marketing-related expenses, compensation-related expenses and related overhead costs, sales commissions, and travel costs.

Sales and marketing expenses for the three months ended September 30, 2002 decreased by $4.1 million from $10.4 million in 2001 to $6.3 million in 2002. There was a decrease of $2.5 million attributable to advertising, trade show, branding, and travel expenses due to a concerted attempt to reduce expenses in response to a significant decrease in total revenues. In addition, there were reductions of $0.9 million due to reduced staffing and overhead, $1.2 million due to the reversal of the bonus provision for the prior two quarters and elimination of the bonus provision in the third quarter of 2002, and $0.2 million for share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested. These decreases were offset by compensation expense during the third quarter of 2002 of $0.7 million for retention payments to certain key management personnel.

For the nine months ended September 30, 2002, sales and marketing expenses decreased by $12.7 million from $36.6 million in 2001 to $23.9 million in 2002. During 2001, there was a one-time marketing cost of $8.4 million paid to BSkyB for marketing for a hard-drive set-top box. There was no similar expense in 2002. There were also decreases in 2002 of $2.9 million for discretionary marketing programs and travel, $1.6 million for reduced staffing and overhead, $1.7 million for bonuses and sales commissions, and $0.5 million for share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested. The inclusion of Static for nine months in 2002, compared with only three months in 2001, accounted for an increase of $1.7 million. There was also compensation expense during the third quarter of 2002 of $0.7 million for retention payments to certain key management personnel.

General and administrative.    General and administrative expenses consist primarily of compensation-related expenses and related overhead costs, provision for doubtful accounts and fees for professional services.

General and administrative expenses for the three months ended September 30, 2002 increased by $1.0 million from $4.7 million in 2001 to $5.7 million in 2002. The individual components of this overall increase include compensation expense during the third quarter of 2002 of $0.9 million for retention payments to certain key management personnel, an increase of $0.4 million in the provision for doubtful accounts and an increase of $0.6 million for professional services and overhead expenses. These increases were offset by $0.6 million for a reversal of the bonus provision for the prior two quarters and elimination of the bonus provision in the third quarter of 2002 and $0.3 million for a decrease in share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested.

For the nine months ended September 30, 2002, general and administrative expenses increased by $1.0 million from $14.9 million in 2001 to $15.9 million in 2002. There was an increase of $0.3 million in the provision for doubtful accounts and an increase of $0.3 million for professional services and overhead expenses. The inclusion of Static for nine months in 2002, compared with only three months in 2001, accounted for an increase of $1.1 million. There was also compensation expense during the third quarter of 2002 of $0.9 million for retention payments to certain key management personnel. These increases were offset by a decrease of $0.6 million due to the lack of a bonus provision in 2002 and a decrease of $1.0 million for share-based compensation due to certain options for which compensation expense was appropriate having been cancelled or having become fully-vested.

Restructuring costs.     In September 2002, OpenTV announced the closure of OpenTV’s office in Naperville, Illinois, which will result in the termination of approximately 60 employees, the abandonment of an office lease and the write-down of certain fixed assets. Total costs from this restructuring were estimated to be $4.6 million. In addition, in September there was a reversal of $3.0 million of restructuring expense relating to the cancellation of the lease for a portion of OpenTV’s office space in Paris, France at more favorable terms than originally estimated when the related restructuring provision was established in the first quarter of 2002. This resulted in a net restructuring expense for the three months ended September 30, 2002 of $1.6 million. For the nine months ended September 30, 2002, restructuring costs were $11.2 million.

In October 2002, OpenTV began to implement further restructuring initiatives which are expected to result in the termination of approximately 215 employees at various locations around the world, the abandonment of various office leases and the write-down of certain fixed assets. The cost of these restructuring initiatives is estimated to be approximately $29.0 million. This restructuring is expected to be completed by the end of the first quarter of 2003 and is expected to be recorded as a charge to operations during the fourth quarter of 2002 and the first quarter of 2003. It is anticipated that operating expenses will be reduced significantly in all areas by the end of the first quarter of 2003.

Impairment and amortization of goodwill and intangible assets.     In accordance with the Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets”, OpenTV reevaluated the amount recorded as goodwill as of January 1, 2002 and determined that an impairment of $931.3 million had occurred. This amount has been shown as a cumulative effect of an accounting change in the condensed consolidated statements of operations. In the third quarter of 2002, due to reductions by cable and satellite providers in their capital spending and rollout of interactive television-related products and similar reductions by other customers, OpenTV revised its cash flow projections for the remainder of calendar year 2002 and future years. Based on these cash flow projections and other factors, including the decline in the market price of OpenTV’s Class A ordinary shares, OpenTV determined that the remaining goodwill was impaired, and accordingly, wrote off the balance of $514.2 million. This impairment has been shown as a separate line in the condensed consolidated statements of operations. As a result of the new accounting rules for goodwill, there was no amortization required in 2002, whereas the amortization of goodwill was $97.7 million and $293.1 million for the three months and nine months ended September 30, 2001, respectively.

In the third quarter of 2002, due to the shift in strategic direction resulting from the change in OpenTV’s controlling shareholder, OpenTV determined that an impairment of $24.8 million had occurred in the value of the patents related to OpenTV’s OpenStar joint venture with EchoStar due to the absence of any current or future expected cash flow generated by the joint venture. This impairment has been shown as a separate line in the condensed consolidated statements of operations.

Amortization of developed technologies was $0.9 million for the three months ended September 30, 2002 and 2001, $2.7 million for the nine months ended September 30, 2002 and $1.9 million for the nine months ended September 30, 2001. These amounts have been included in the condensed consolidated statements of operations as cost of revenues. Amortization of other intangible assets was $3.4 million for the three months ended September 30, 2002, compared with $5.6 million for the comparable period in the prior year, and $11.7 million for the nine months ended September 30, 2002, compared with $15.2 million for the comparable period in the prior year. These amounts have been shown as a separate line in the condensed consolidated statements of operations.

    Other Income and Expense Items

As a result of declining interest rates in the U.S., and decreases in OpenTV’s investment portfolio resulting from the sale of investment securities both to support OpenTV’s operations and to finance OpenTV’s indirect acquisition of Wink Communications on October 4, 2002, interest income for each quarter in 2002 was lower than for the corresponding quarter in 2001. For the three months ended September 30, 2002, interest income was $1.8 million compared with $2.1 million for the prior year. As a result of the sale of a large portion of OpenTV’s marketable debt securities in preparation for the indirect acquisition of Wink Communications, interest income for the three months ended September 30, 2002 included $0.7 million of realized gains that previously had been included in accumulated other comprehensive income as unrealized gains. For the nine months ended September 30, 2002, interest income was $4.7 million compared with $8.4 million for the prior year.

During the past three years, OpenTV made various equity investments in, and loans to, certain privately-held companies. Most of these companies subsequently experienced severe cash flow problems and OpenTV found it necessary to write down the value of its equity investments and notes receivable. For the three months ended September 30, 2002, OpenTV wrote down $4.7 million of such equity investments and notes receivable, compared with $2.3 million in the prior year. For the nine months ended September 30, 2002, OpenTV wrote down $10.9 million of such equity investments and notes receivable and its share of losses of equity investee was $7.3 million. For the nine months ended September 30, 2001, there was a write-down of equity investments and notes receivable of $7.3 million.

In the nine months ended September 30, 2001, there was a realized loss of $24.0 million from the sale of certain marketable equity securities that were acquired in connection with OpenTV’s acquisition of Spyglass.

    Income Taxes

OpenTV has significant United States federal tax loss carryforwards. However, OpenTV is subject to income taxes in certain state and foreign jurisdictions and OpenTV has foreign taxes withheld from certain royalty payments. Income tax expense was $0.4 million for the three months ended September 30, 2002 and 2001. For the nine months ended September 30, 2002, income tax expense was $1.1 million. For the nine months ended September 30, 2001, there was a net income tax benefit of $6.0 million, comprised of a current tax provision of $1.2 million offset by a deferred tax credit of $7.2 million resulting from the fair value calculations for the aforementioned marketable equity securities acquired in connection with OpenTV’s acquisition of Spyglass.

    Liquidity and Capital Resources

The highlights of OpenTV’s cash flow were as follows (in millions):

	Nine Months Ended September 30
	2002	2001
Cash used in operating activities	$(19.8)	$(25.8)
Cash provided from investing activities	58.1	9.9
Cash provided from financing activities	2.6	5.2
Change in cash and cash equivalents	41.3	(10.8)

OpenTV invests a portion of its cash portfolio in debt instruments that are highly liquid, high-quality investment grade securities and that predominantly have maturities of less than two years, with the intent to have such funds readily available for business purposes. As of September 30, 2002, OpenTV had cash and cash equivalents of $110.5 million plus short-term and long-term marketable debt securities of $52.2 million, for a total cash portfolio of $162.7 million. On October 4, 2002, OpenTV indirectly acquired all of the capital stock of Wink Communications from Liberty Broadband for $101 million in cash. As of September 30, 2002, Wink Communications held cash and cash equivalents of approximately $47 million.

Due to OpenTV’s continuing operating losses, cash of $19.8 million was used in operating activities for the nine months ended September 30, 2002, compared with a use of $25.8 million for the comparable period in the prior year. The cash flows from operations for the nine months ended September 30, 2002 were favorably impacted by the reduction in accounts receivable of $12.1 million.

Cash provided from investing activities was $58.1 million for the nine months ended September 30, 2002, primarily due to the sale of marketable debt securities held by OpenTV in anticipation of the indirect cash acquisition of Wink Communications that OpenTV completed on October 4, 2002. Cash used for capital expenditures was $7.4 million for the nine months ended September 30, 2002. For the nine months ended September 30, 2001, cash provided from investing activities was $9.9 million and included $19.0 million received from the net sales of marketable debt securities and $16.5 million from the sale of marketable equity securities acquired in connection with OpenTV’s acquisition of Spyglass, offset by $10.8 million for capital expenditures, $13.5 million for the acquisition of Static and $1.3 million for other cash uses.

Cash provided from financing activities was $2.6 million for the nine months ended September 30, 2002 and included a $1.7 million payment recorded as a capital contribution from OpenTV’s former controlling shareholder, MIH Limited, pursuant to its agreement to reimburse OpenTV for retention payments made to certain key management personnel, and $0.9 million from the issuance of shares pursuant to various employee benefit arrangements. In the prior year, cash provided from financing activities was $5.2 million, of which $1.4 million was from the exercise of warrants.

OpenTV expects that the restructuring initiatives which were announced in September and October 2002 will require the use of approximately $24 million in cash. OpenTV further expects that upon completion, which is targeted for the end of the first quarter of 2003, these initiatives will enable it to reduce the cash used in its operations by a significant amount in future periods. However, as of September 30, 2002, OpenTV expected the aggregate of cash used in the restructuring initiatives over the next twelve months and for other operating activities to be, in the aggregate, of a similar magnitude as the cash used in operating activities during the twelve months ended September 30, 2002, which was $29.0 million.

OpenTV used $101 million of cash in early October for the indirect acquisition of Wink Communications, however Wink Communications had a cash portfolio of approximately $47 million as of September 30, 2002. As of September 30, 2002, Wink Communications was expected to use between $15 million and $20 million in cash to fund operations over the next twelve months. As of the date of its quarterly report on Form 10-Q for the third quarter ending September 30, 2002, OpenTV believed that its existing cash portfolio together with the cash held by Wink Communications would be in excess of its operating requirements for at least the next twelve months.

    Operating Leases

OpenTV has various non-cancelable operating lease agreements for OpenTV’s worldwide offices. As part of OpenTV’s restructuring initiatives, OpenTV decided to close a number of these offices and to abandon the related leases or sublease the lease space to third parties. As a result of OpenTV’s indirect acquisition of Wink Communications, OpenTV expects to close the California headquarters offices leased by OpenTV and Wink Communications and to consolidate both offices in a new California location. OpenTV has not yet secured a lease for this new office. The future minimum lease commitments for all of OpenTV’s existing offices as of September 30, 2002 were as follows (in millions):

Year ending December 31,	Minimum Commitments
2002 (Remaining three months)	$ 2.1
2003	7.6
2004	6.4
2005	2.7
2006	1.7
2007	1.1
Thereafter	2.5

$ 24.1

    Other Commitments

In the ordinary course of business OpenTV enters into various arrangements with vendors and other business partners principally for marketing, bandwidth, consulting, and other services. Static has minimum commitments with BSkyB for bandwidth, uplink and program listing fees of $0.5 million for the three months ending December 31, 2002 and $1.9 million, $1.9 million and $1.0 million, respectively, for the three years ending December 31, 2005.

As of September 30, 2002, OpenTV had two standby letters of credit aggregating approximately $3.0 million that were issued to landlords at two of its leased properties and OpenTV had $10.0 million of marketable debt securities pledged with a bank for foreign exchange facilities.

In March 1998, OpenTV entered into a licensing and distribution agreement with Sun Microsystems, Inc. under which Sun Microsystems granted OpenTV a non-exclusive, non-transferable license to develop and distribute products based upon Sun Microsystems’s Java technology. Subsequent amendments extended its license through December 2006. As amended, the agreement requires OpenTV to make a payment of $4.0 million to Sun Microsystems, less any amounts previously paid for support and royalty fees, in February 2007.

Wink Communications has entered into agreements pursuant to which it has agreed to provide certain third parties with launch and marketing funds contingent upon the commercial launch of the Wink service by such third parties and with minimum revenue guarantees, certain of which were renegotiated during calendar year 2002. Wink Communications has minimum commitments under such contracts of $2.5 million for the three months ending December 31, 2002 and $3.3 million, $2.2 million and $2.2 million, respectively, for the three years ending December 31, 2005.

Years Ended December 31, 1999, 2000 and 2001.

The following table sets forth the results of OpenTV’s operations for the periods indicated. The historical results are not necessarily indicative of results to be expected for any future period.

	Year Ended December 31,			Year Ended December 31,
	1999	2000	2001	1999	2000	2001
	(amounts in thousands of U.S. dollars)			(percentage of total revenues)
Revenues:
Royalties	$14,782	$29,898	$42,175	57%	47%	44%
Services and other	8,205	19,805	39,832	32	32	42
License fees	2,964	13,444	13,295	11	21	14

Total revenues	25,951	63,147	95,302	100	100	100

Operating expenses:
Cost of services and other revenues(1)	6,002	18,057	33,530	23	29	35
Research and development(2 and 5)	82,403	60,508	43,542	317	96	46
Sales and marketing(3 and 6)	11,971	28,481	46,025	46	45	48
General and administrative(4)	17,798	22,345	19,869	69	35	21
Amortization of goodwill	—	169,284	390,765	—	268	410
Amortization of acquisition-related intangibles	1,210	6,226	23,488	5	10	25

Total operating expenses	119,384	304,901	557,219	460	483	585

Loss from operations	(93,433)	(241,754)	(461,917)	(360)	(383)	(485)
Interest income	898	12,232	10,518	3	19	11
Interest expense	(73)	—	—	—	—	—
Other expense, net	(2)	(111)	(33)	—	—	—
Impairment of investments and notes receivable	—	(10,000)	(14,915)	—	(16)	(15)
Realized loss on sale of marketable equity securities	—	(1,687)	(24,014)	—	(3)	(25)
Minority interest	2,153	34	202	8	—	—

Loss before income taxes	(90,457)	(241,286)	(490,159)	(349)	(383)	(514)
Income tax benefit	—	509	5,854	—	—	6

Net loss	$(90,457)	$(240,777)	$(484,305)	(349)%	(383)%	(508)%

(1)	Inclusive of $53, $2,603 and $3,541 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(2)	Inclusive of $662, $1,538 and $1,171 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(3)	Inclusive of $556, $2,100 and $1,644 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(4)	Inclusive of $11,827, $8,185 and $3,233 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(5)	Inclusive of $68,569 and $24,908 non-cash warrant expense for the years ended 1999 and 2000, respectively.
(6)	Inclusive of $8,375 marketing for BSkyB hard drive set-top box for the year ended 2001.

    Revenues

OpenTV’s revenues increased by $37.2 million, or 143%, to $63.1 million for the year ended December 31, 2000. Revenues increased by an additional $32.2 million, or 51%, to $95.3 million for the year ended December 31, 2001. In July 2000, OpenTV acquired Spyglass and in July 2001, OpenTV acquired Static. Primarily as a result of the Spyglass acquisition, revenues from the Americas as a percentage of total revenues increased from 7% in 1999 to 29% in 2000 and 33% in 2001.

Several of OpenTV’s stockholders are strategic investors, and as such, OpenTV has business relationships with them that generate revenues. One of these strategic investors, General Instrument Corporation, and its parent company Motorola, Inc., accounted for 14% of OpenTV’s total revenues in 2000.

Royalties.    OpenTV recognizes royalties upon notification of unit shipments from set-top box manufacturers or network operators. OpenTV also recognizes revenues upon receipt of non-refundable prepaid royalties. Cumulative set-top box deployments increased from 6.2 million as of December 31, 1999 to 13.9 million as of December 31, 2000, and to 23.5 million as of December 31, 2001. Since OpenTV’s royalty reports generally are received one quarter in arrears, the revenues recognized by OpenTV during these periods were as follows:

Year Ended December 31,	Units	Royalties
		(in thousands)
1999	3.2 million	$14,782
2000	6.6 million	$29,898
2001	10.3 million	$42,175

For the year ended December 31, 2000, unit shipments and total royalties increased by slightly over 100% from the year ended December 31, 1999 due to stronger demand from OpenTV’s customers during the period. During the year ended December 31, 2001, OpenTV began providing middleware with enhanced features. Set-top boxes enabled with this enhanced middleware accounted for 2.7 million units during the period while set-top boxes enabled with previous versions of OpenTV’s middleware accounted for 1.0 million units during the period. For the year ended December 31, 2001, royalties associated with set-top boxes enabled with OpenTV’s enhanced middleware were $22.2 million. Royalties associated with set-top boxes enabled with previous versions of OpenTV’s middleware decreased by $9.9 million for the year ended December 31, 2001 from the year ended December 31, 2000, with royalties attributable to BSkyB decreasing by $9.7 million during the period, royalties attributable to EchoStar increasing by $1.2 million during the period and royalties attributable to other customers decreasing by $1.4 million during the period.

Five of OpenTV’s customers sell set-top boxes to BSkyB, which accounted for 48% of royalties in 1999, 55% in 2000 and 16% in 2001. The decline between 2000 and 2001 was due to a lower volume of sales to BSkyB, which began to reach saturation with its subscriber base in 2001, and a decrease in unit pricing due to volume discounts. OpenTV’s former controlling shareholder, MIH Limited, through its subsidiaries, purchased set-top boxes from two of OpenTV’s customers. Effective April 1, 2001, all royalties are paid directly to OpenTV by the MIH entities. The MIH entities, directly and indirectly, accounted for 7% of royalties in 1999 and 2000 and 10% in 2001. The pricing for the MIH entities was negotiated in accordance with OpenTV’s standard price list.

Another shareholder, EchoStar Communications Corporation, accounted for 0.3 million and 3.1 million of unit shipments in 2000 and 2001. However, because EchoStar has a right to receive unspecified future applications when they are made available, the royalty revenue is being amortized over the seven-year term of the contracts. As such, the royalties recognized were $0.7 million and $1.9 million for the years ended December 31, 2000 and 2001.

Most of OpenTV’s customers receive volume discounts, so the average royalty rate tends to decrease as volume increases. This accounts for the decrease in the average royalty rate in 2000. In 2001, OpenTV’s overall average royalty rate was lower primarily due to EchoStar, whose guaranteed minimum royalty payment of $4.0 million was deferred and is being amortized over seven years. A significant number of shipments in 2001 were related to enhanced middleware products, which have a higher royalty rate due to expanded features, but this was not sufficient to offset the overall decrease in the reported average.

OpenTV expects shipments of set-top boxes in 2002 to decrease significantly from those shipped in 2001 due to the general weakness in the economy that will likely result in a reduction of capital spending by cable and satellite providers and a shift in the mix of the customer base weighted toward mature customers that are deploying set-top boxes at a rate consistent with the growth in their subscriber base rather than new customers that deploy OpenTV’s technologies in the initial years at a more rapid pace as they penetrate their existing customer base.

Services and other revenue.    Services and other revenue increased from $8.2 million in 1999 to $19.8 million in 2000. This increase of $11.6 million was primarily attributable to the expansion of OpenTV’s professional services business as a result of its acquisition of Spyglass. Maintenance and support contributed $3.8 million of the increase, due largely to an increase in OpenTV’s network operator customer base. Services and other revenue increased an additional $20.0 million to $39.8 million in 2001. Professional services accounted for $12.1 million of the increase. Increased maintenance and support, again due largely to an increase in OpenTV’s network operator customer base, accounted for $3.7 million of the increase. The acquisition of Static, which operates the PlayJam entertainment and games channel, contributed $4.2 million of the increase, the majority of which was from premium rate telephony charges associated with PlayJam.

OpenTV’s shareholder Motorola accounted for $3.9 million of services and other revenue in 2000 and $6.6 million in 2001. In November 2000, OpenTV entered into a seven-year services agreement whereby Motorola guaranteed a minimum level of payments over the first four years of the agreement. It is the intent of the agreement that Motorola or their referred customers would purchase products from OpenTV or contract services with OpenTV up to at least the guaranteed payments. OpenTV’s former controlling shareholder MIH Limited and its related entities accounted for $0.3 million of services and other revenue in 2000 and $1.2 million in 2001. OpenTV’s shareholder EchoStar accounted for $0.2 million of services in each of 2000 and 2001. One customer, in whom OpenTV holds investment securities, accounted for $0.1 million and $0.9 million of services in 2000 and 2001, respectively. The pricing for these services was based on OpenTV’s standard price list.

License fees.    License fees increased from $3.0 million in 1999 to $13.4 million in 2000 and $13.3 million in 2001. The $10.4 million increase in 2000 was primarily attributable to $7.1 million from sales of Device Mosaic and a year-over-year increase of 200% in sales of OpenTV Streamer and OpenTV Software Developers Kit products. In 2001, sales of Device Mosaic decreased to $2.5 million due to comparatively few orders from major business customers. In 2001, sales of other products, including OpenTV Streamer and new applications such as OpenTV Publisher, offset the decrease in Device Mosaic sales so that the net decrease for the year was only $0.1 million.

Motorola accounted for $5.1 million of total license fees in 2000 and $2.0 million in 2001. MIH Limited and its related entities accounted for $0.6 million of license fees in 2000 and $1.6 million in 2001. EchoStar accounted for $0.1 million in 1999, $0.2 million in 2000 and $1.4 million in 2001. The pricing for these products was based on OpenTV’s standard price list.

Operating Expenses

OpenTV’s total operating expenses increased by $185.5 million, or 155%, to $304.9 million for the year ended December 31, 2000. The overall increase in total operating expenses was primarily due to OpenTV’s acquisition of Spyglass in July 2000 and headcount increases to support OpenTV’s corporate strategic objectives.

OpenTV’s total operating expenses increased by $252.3 million, or 83%, to $557.2 million for the year ended December 31, 2001. The overall increase in total operating expenses was due to OpenTV’s acquisition of Static in July 2001 and increases in headcount and marketing-related expenses to support OpenTV’s corporate strategic objectives.

Cost of services and other revenues.    Cost of services and other revenues increased by $12.1 million to $18.1 million for the year ended December 31, 2000. The largest component of this increase was $7.4 million attributable to the addition of approximately 100 professional services personnel and related overhead costs in connection with OpenTV’s acquisition of Spyglass in July 2000. There was also an increase of $2.1 million attributable to growth in headcount and overhead costs due to a higher volume of business. Share-based compensation accounted for an increase of $2.6 million due to stock options assumed in connection with OpenTV’s acquisition of Spyglass.

Cost of services and other revenues increased by $15.4 million to $33.5 million for the year ended December 31, 2001. The largest component of this increase was $9.0 million attributable to the inclusion of Spyglass professional services personnel for the full year in 2001 as compared to the inclusion of such personnel for only five months in 2000. There was also an increase of $2.3 million attributable to growth in headcount and related overhead costs due to a higher volume of business in 2001 as compared to 2000. OpenTV’s acquisition of Static in July 2001 accounted for an increase of $3.2 million due to the addition of headcount, bandwidth, telephony and other costs associated with the operations of the PlayJam interactive games channel. Share-based compensation accounted for an increase of $0.9 million due to the inclusion of Spyglass for the full year.

OpenTV expects costs of services to increase in 2002 due to the inclusion of Static’s operations in OpenTV’s consolidated results for the full year, offset by a reduction in personnel costs at Spyglass due to reduced headcount. Costs of services and other revenues are largely dependent on headcount, which can fluctuate in the future depending upon the volume of business generated. OpenTV intends to manage headcount resources to match the amount of revenues generated and expects that the general weakness in the economy will negatively impact professional services revenues in 2002, which in turn will impact headcount and associated compensation costs.

Research and development.    Research and development expenses decreased by $21.9 million to $60.5 million for the year ended December 31, 2000. This resulted from a decrease of $41.4 million attributable to non-cash warrant expenses, which was offset by an increase of $19.5 million from several other factors as discussed below. In October 1999, OpenTV completed a private placement of convertible preference shares with warrants. The fair value attributable to the warrants of $63.9 million was recorded as research and development expenses for the year ended December 31, 1999. There was also $4.7 million of non-cash warrant expense related to other warrants in 1999. In 2000, the non-cash warrant expense was $27.2 million, due to the amortization expense associated with warrants granted in 1999.

The largest increase in research and development expenses for 2000 was $15.4 million attributable to an increase in personnel, subcontractors and related overhead costs to meet the resource requirements associated with a growing product portfolio. OpenTV’s product-related projects included enhancements to its middleware, new applications and products such as OpenTV Publisher, and upgrades of existing products. The acquisition of Spyglass and its engineering resources in July 2000 accounted for an increase of $3.2 million, of which $1.0 million was in-process research and development relating to the Spyglass products Device Mosaic and Prism. Share-based compensation accounted for an increase of $0.9 million due to stock options assumed in connection with OpenTV’s acquisition of Spyglass.

Research and development expenses decreased by $17.0 million to $43.5 million for the year ended December 31, 2001. This resulted from a decrease of $27.2 million attributable to non-cash warrant expenses, which was offset by an increase of $10.2 million from several other factors as discussed below. The largest increase was $5.5 million attributable to an increase in personnel and overhead costs related to ongoing development activities associated with OpenTV’s middleware and new applications. The inclusion of Spyglass engineering personnel for the full year in 2001, as compared to the inclusion of such personnel for only five months in 2000, accounted for an increase of $2.2 million. The acquisition of Static in July 2001 accounted for an increase of $1.8 million. In-process research and development costs increased by $1.1 million to $2.1 million for the year ended December 31, 2001 due to OpenTV’s acquisition of Static, compared with only $1.0 million of in-process research and development costs in 2000 associated with the acquisition of Spyglass. Share-based compensation accounted for a decrease of $0.4 million due to the cessation of vesting of stock options granted to engineering personnel.

OpenTV expects to continue to invest a significant amount of resources in research and development because OpenTV believes research and development activities are a critical component of its ability to execute on its business objectives. Future research and development expenses are expected to focus on enhancement of OpenTV’s middleware offerings and applications. Research and development costs are dependent on new business and expansion onto new systems and technologies. Due to the general weakness in the economy and its potential impact on the investment decisions of cable and satellite providers, OpenTV expects research and development spending to be at existing or lower levels in 2002.

Sales and marketing.    Sales and marketing expenses increased by $16.5 million to $28.5 million for the year ended December 31, 2000. The largest component of this increase was $8.5 million attributable to an increase in personnel and related overhead costs, of which $2.6 million was due to the acquisition of Spyglass in July 2000 and the remainder was due to an increase in worldwide sales activity. There was also an increase of $5.0 million attributable to higher spending for marketing programs, including trade shows and conferences, advertising, collateral materials, and public relations. Travel expenses accounted for an increase of $1.5 million due to a larger staff and greater volume of sales and marketing activities around the world. Share-based compensation accounted for an increase of $1.5 million due to stock options assumed in connection with OpenTV’s acquisition of Spyglass.

Sales and marketing expenses increased by $17.5 million to $46.0 million for the year ended December 31, 2001. In 2001, there was a one-time marketing cost of $8.4 million for marketing of the BSkyB hard drive set-top box. OpenTV entered into an agreement with BSkyB to promote consumer adoption of this new product which incorporated personal video recording features developed by OpenTV. There was also an increase of $3.8 million attributable to increased personnel and related overhead costs and an increase in worldwide sales activity. The inclusion of Spyglass sales and marketing personnel for the full year in 2001, as compared to the inclusion of such personnel for only five months in 2000, accounted for an increase of $2.7 million. The acquisition of Static in July 2001 accounted for an increase of $2.6 million. Travel expenses accounted for an increase of $0.4 million. Share-based compensation accounted for a decrease of $0.5 million due to the cessation of vesting of stock options granted to sales and marketing personnel.

A major portion of sales and marketing expenses is discretionary spending which can be increased or decreased in the future in light of OpenTV’s then-current assessment of business opportunities.

General and administrative.    General and administrative expenses increased by $4.5 million to $22.4 million for the year ended December 31, 2000. The largest component of this increase was $4.6 million attributable to an increase in personnel and related overhead costs to support overall growth in OpenTV’s business. There was also an increase of $1.5 million attributable to finance-related professional fees and investor relations expenses and an increase of $0.6 million for provision for doubtful accounts. The acquisition of Spyglass in July 2000 accounted for an increase of $1.4 million. Share-based compensation accounted for a decrease of $3.6 million due to the cessation of vesting of stock options granted to general and administrative personnel.

General and administrative expenses decreased by $2.5 million to $19.9 million for the year ended December 31, 2001. Share-based compensation accounted for a decrease of $5.0 million due to the cessation of vesting of stock options granted to general and administrative personnel. This was offset by an increase of $2.5 million from several other factors as discussed below. The provision for doubtful accounts explained $0.5 million of the increase and finance-related expenses accounted for an increase of $0.1 million. The inclusion of Spyglass general and administrative personnel for the full year in 2001, compared with the inclusion of such personnel for only five months in 2000, accounted for an increase of $1.2 million. The acquisition of Static in July 2001 accounted for an increase of $0.7 million.

OpenTV intends to maintain tight control over spending for general and administrative expenses in the future, however, the provision for doubtful accounts can fluctuate depending upon how economic conditions and other factors affect its customers around the world.

Amortization of Goodwill.    During 2000, OpenTV acquired Spyglass and CableSoft, which resulted in $1.9 billion of goodwill. The goodwill was determined based on the residual difference between the amount of consideration paid, including certain acquisition-related costs, and the values assigned to the net assets acquired. The goodwill is being amortized from the date of acquisition (July 2000 for Spyglass and November 2000 for CableSoft) over 5 years on a straight-line basis. The amortization was $169 million for the year ended December 31, 2000 and $391 million for the year ended December 31, 2001. Under current accounting principles, the goodwill from OpenTV’s July 2001 acquisition of Static is not being amortized but is reviewed annually or more frequently to determine whether indications of impairment exist.

Amortization of Acquisition-related Intangibles.    Acquisition-related intangible assets are amortized on a straight-line basis over the estimated benefit periods of 1.5 to 5 years. Amortization increased by $5.0 million to $6.2 million for the year ended December 31, 2000, due to the intangibles associated with the acquisitions of Spyglass and CableSoft. Amortization increased by $17.3 million to $23.5 million for the year ended December 31, 2001, due to a full year of amortization for Spyglass and CableSoft plus the intangibles associated with the acquisition of Static.

    Interest Income

As a result of OpenTV’s initial public offering in November 1999, OpenTV’s investment portfolio increased significantly and interest income increased to $12.2 million for the year ended December 31, 2000. The cash portfolio decreased in 2001, largely due to working capital needs, capital expenditures, and cash paid in connection with OpenTV’s acquisition of Static, and the average interest rate on the portfolio also decreased. This resulted in a decline in interest income of $1.7 million to $10.5 million for the year ended December 31, 2001.

    Investment Losses

OpenTV periodically reviews the carrying value of its long-term private equity investments. When the carrying value of an investment is considered impaired, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. During the year ended December 31, 2000, two investments were determined to have no value and an impairment loss of $10.0 million was recorded. For the year ended December 31, 2001, four investments were determined to have no value and an impairment loss of $14.9 million was recorded.

As a result of its acquisition of Spyglass, OpenTV acquired certain marketable equity securities that were valued at $48.0 million. These securities were sold for a realized loss of $1.7 million for the year ended December 31, 2000 and a realized loss of $24.0 million for the year ended December 31, 2001.

    Minority Interest

In November 2000, OpenTV established Spyglass Integration, a co-owned venture with Motorola. Due to the losses of this venture, OpenTV recorded a nominal amount of minority interest income for the year ended December 31, 2000, and $0.2 million for the year ended December 31, 2001. The minority interest income for 1999 related to a reorganization that occurred in October 1999.

    Income Tax Benefit

As a result of the fair value calculations relating to the acquisition of Spyglass, an income tax benefit was recorded when the marketable equity securities were sold. This was offset by a tax provision for foreign taxes withheld from royalties and other foreign and state income taxes. The net income tax benefit was $0.5 million for the year ended December 31, 2000 and $5.9 million for the year ended December 31, 2001.

    Critical Accounting Policies

OpenTV’s consolidated financial statements include the accounts of it and all of its majority-owned subsidiaries. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amounts of revenues and expenses. In preparing these financial statements, OpenTV has made its best estimates and judgments, giving due consideration to materiality. OpenTV does not believe that there is a likelihood that materially different amounts would be reported related to the critical accounting policies described below. However, application of these accounting policies involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates.

    Revenue Recognition

OpenTV derives its revenues from four primary sources: (i) royalties, (ii) professional services, (iii) premium rate telephony fees, and (iv) license fees. These revenue categories are discussed in turn below.

Royalties.    OpenTV recognizes royalties upon notification of set-top box shipments from licensees. For non-refundable prepaid royalties, OpenTV recognizes revenue upon delivery of software provided that all other requirements of Statement of Position No. 97-2, “Software Revenue Recognition,” are met.

Professional Services.    Professional services revenues from software development contracts of less than six months duration are recognized generally on the completed contract method and for longer term contracts generally on the percentage of completion method. Under the percentage of completion method, the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenues from professional services agreements which include software customization services and implementation support to customers, are recognized on the percentage of completion method based on the hours incurred relative to total estimated hours for fixed bid contracts or based on the hours incurred multiplied by the hourly rate for time and material engagements.

Premium Rate Telephony.    Under the Static brand, premium rate telephony charges are derived as consumers interact with OpenTV’s PlayJam and Yo-Yo” channels. Gross premium rate telephony charges are recorded as revenue upon notification from the telecommunications companies with the portion due to the respective telecommunications company recorded as an offsetting cost of services.

Licenses.    In accordance with Statement of Position No. 97-2, OpenTV recognizes product license revenue upon shipment if a signed contract exists, delivery has occurred, the fee is fixed and determinable and collection of the resulting receivable is probable. For contracts with multiple obligations (e.g., maintenance and other services) and for which vendor-specific objective evidence of fair value for the undelivered elements exists, OpenTV recognizes revenue for the delivered elements based upon the residual contract value as prescribed by Statement of Position No. 98-9, “Modification of SOP No. 97-2 with Respect to Certain Transactions.” Generally OpenTV has vendor-specific objective evidence of fair value for the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, OpenTV defers the maintenance revenue at the outset of the arrangement and recognizes it ratably over the period, during which the maintenance is to be provided, which generally commences on the date the software is delivered. Payments for maintenance and support fees are generally made in advance and are non-refundable. Vendor-specific objective evidence of fair value for the service element is determined based on the price charged when those services are sold separately. For revenue allocated to consulting services and for consulting services sold separately, OpenTV recognizes revenue as the related services are performed.

OpenTV generally enters into arrangements with network operators whereby OpenTV licenses its application software to network operators in exchange for a percentage of the revenue they earn from their customers. Where OpenTV has delivered all of the software under the arrangement, OpenTV recognizes the revenue as the network operator reports to OpenTV its revenue share, which is done generally on a quarterly basis. Under arrangements where the customer receives rights for unspecified future applications when they are made available, OpenTV recognizes the revenue over the term of the arrangement.

Allowance for Doubtful Accounts

OpenTV makes estimates of the uncollectability of its accounts receivable. OpenTV’s customer base is dispersed across many geographic areas and OpenTV generally does not require collateral. OpenTV analyzes, among other things, historic bad debt experience, customer credit-worthiness, current economic trends in each country where its customers are located, and customer payment history when evaluating the adequacy of the allowance for doubtful accounts.

Valuation of Investments in Privately-Held Companies

OpenTV invests in equity and debt instruments of privately-held companies for the promotion of business and strategic objectives, and typically OpenTV does not attempt to reduce or eliminate the inherent market risks of these investments. OpenTV performs periodic reviews of its investments for impairment. OpenTV’s investments in privately-held companies are considered impaired when a review of the investee’s operations and other indicators of impairment indicate that the carrying value of the investment is not likely to be recoverable. Such indicators include, but are not limited to, limited capital resources, need for additional financing, and prospects for liquidity of the related securities. Impaired investments in privately-held companies are written down to estimated fair value, which is the amount OpenTV believes is recoverable from its investment.

Valuation of Goodwill and Intangible Assets

Goodwill and intangible assets are stated at cost less accumulated amortization. Amortization is computed on a straight-line basis over the estimated benefit periods. In July 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed for impairment annually (or more frequently if there are indicators such assets may be impaired). Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, OpenTV is required to adopt SFAS No. 142 effective January 1, 2002. As the Static acquisition was completed in July 2001, the goodwill of $41.5 million is not being amortized.

OpenTV accounts for long-lived assets under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” which requires OpenTV to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, OpenTV estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. As of December 31, 2001, OpenTV determined that no impairment loss had occurred in the net book value of goodwill of $1.4 billion.

The adoption of SFAS No. 142 as of January 1, 2002, resulted in an impairment charge for goodwill of $931.3 million which was recorded as a change in accounting principle in the first quarter of 2002.

In October 2001, the FASB issued SFAS No. 144, “Accounting for Impairment or Disposal of Long-lived Assets.” SFAS No. 144 supercedes SFAS No. 121, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS No. 144 in the first quarter of 2002 did not have a material effect on OpenTV’s financial position or results of operations.

    Recent Accounting Pronouncements

In November 2001, the FASB Emerging Issues Task Force, or EITF, reached a consensus on EITF Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF Issues 00-14, 00-22 and 00-25. This Issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. The adoption of EITF Issue 01-09 in the first quarter of 2002 did not have a material effect on OpenTV’s financial position or results of operation.

    Liquidity and Capital Resources

Since OpenTV’s initial public offering, OpenTV has financed its activities from operating revenues and financed its operating deficits with the sale of investments. At December 31, 2001, OpenTV had cash and cash equivalents of $69.2 million and short-term and long-term marketable debt securities of $120.3 million, for a total investment portfolio of $189.5 million.

Net cash used in operating activities was $8.4 million, $7.4 million and $33.9 million for the years ended December 31, 1999, 2000 and 2001, respectively. OpenTV utilized this cash to fund research and development, to further worldwide expansion and to market its products and services.

For the year ended December 31, 1999, the proceeds from OpenTV’s financing activities were invested in short-term marketable debt securities, resulting in a net use of funds from investing activities of $183.3 million. For the year ended December 31, 2000, net cash provided from investing activities was $81.6 million. This amount included $74.7 million cash from the acquisition of Spyglass, $5.8 million from the sale of marketable equity securities and $11.8 million net decrease in marketable debt securities and other items; which was offset by $10.7 million of capital expenditures. For the year ended December 31, 2001, net cash used in investing activities was $3.4 million. Uses of cash included $14.2 million for the acquisition of Static and $14.2 million for capital expenditures; offset by $16.5 million from the sale of marketable equity securities and a $8.6 million net decrease in marketable debt securities and other items.

Net cash provided from financing activities was $194.6 million, $14.1 million and $12.8 million for the years ended December 31, 1999, 2000 and 2001, respectively. Net cash provided in 1999 was from the initial public offering of OpenTV’s Class A ordinary shares and a private placement of OpenTV’s preference shares. The sources in 2000 and 2001 were primarily from the exercise of warrants and stock options and sales of shares under OpenTV’s employee stock purchase plan.

At December 31, 2001, OpenTV did not have any material commitments for capital expenditures. OpenTV’s commitments for operating leases at December 31, 2001 were as follows (in millions):

Minimum Commitments
2002	$ 9.5
2003	8.5
2004	7.3
2005	3.5
2006	2.5
Thereafter	6.4

$37.7

At the date of its annual report on Form 20-F for the fiscal year ended December 31, 2001, although OpenTV anticipated continuing to use significant amounts of cash in connection with the operation of its business, OpenTV believed that its cash and cash equivalents and short- and long-term marketable debt securities would be sufficient to satisfy OpenTV’s expected needs for working capital and capital expenditures for at least the next twelve months.

Research and Development, Patents and Licenses, etc.

Research and development expenses, excluding in-process research and development expenses related to acquisitions, for the years ended December 31, 1999, 2000 and 2001 were $13.2 million, $33.1 million and $40.3 million, respectively.

OpenTV’s ability to compete is dependent in part upon its ability to protect and further mature its intellectual property, both internally-developed and acquired. OpenTV relies on patent, trademark, trade secret and copyright law, as well as confidentiality procedures and licensing arrangements, to establish and protect its rights in its technology. OpenTV believes that its current portfolio of patents is strong. This portfolio of patents contains many early patents in the digital interactive television field. Nevertheless, other companies may develop technologies that are similar or superior to OpenTV’s patents. These factors are discussed in “Risk Factors— Risks Relating to the OpenTV Business—Because much of OpenTV’s success and value lie in its ownership and use of its intellectual property, its failure to protect its intellectual property and develop new proprietary technology may negatively affect it.”

Trend Information

OpenTV believes that the trend of consolidation in the cable and satellite industries, as evidenced in the United States by the combination of AT&T Broadband with Comcast Corporation and in the European Union by the acquisition of United Pan-Europe Communication’s Wizja Network in Poland by Canal + Group, is likely to continue both in the United States and elsewhere around the world due to economic and competitive concerns. This trend may expand to include other companies involved with the interactive television industry. While the full impact of this trend is uncertain at the present time, it is certain that OpenTV will need to adapt to changing relationships with industry participants as companies consolidate. If OpenTV is unable to successfully manage these changing relationships, its business and results of operations may be adversely affected. In addition, OpenTV believes that prior to making any decisions to commit significant resources to interactive television in the near term, network operators are likely to assess the changing economic landscape, which may delay further proliferation of OpenTV’s products and services and thereby harm OpenTV’s future prospects.

The foregoing Management’s Discussion and Analysis of Financial Conditions and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as OpenTV’s plans, objectives, expectations and intentions. OpenTV’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the foregoing discussion and under “Risk Factors” and elsewhere in this joint proxy statement/prospectus.

Quantitative and Qualitative Disclosures about Market Risk

OpenTV is exposed to financial market risks. This exposure relates to OpenTV’s holdings of fixed income investment securities, investments in privately-held companies and assets and liabilities denominated in foreign currencies.

Fixed Income Investment Risk.    OpenTV owns a fixed income investment portfolio with various holdings, types and maturities. These investments are generally classified as available-for-sale. Available-for-sale securities are recorded on the balance sheet at fair value with unrealized gains or losses, net of tax, included as a separate component of the balance sheet line item titled “accumulated other comprehensive income (loss).”

Most of these investments consist of a diversified portfolio of highly liquid United States dollar denominated debt securities classified by maturity as cash equivalents, short-term investments or long-term investments. These debt securities are not leveraged and are held for purposes other than trading. OpenTV’s investment policy limits the maximum maturity of securities in this portfolio to three years and weighted-average maturity to 15 months. Although OpenTV expects that market value fluctuations of its investments in short-term debt obligations will not be significant, a sharp rise in interest rates could have a material adverse effect on the value of securities with longer maturities in the portfolio. Alternatively, a sharp decline in interest rates could have a material positive effect on the value of securities with longer maturities in the portfolio. OpenTV does not currently hedge interest rate exposures.

OpenTV’s investment policy limits investment concentration in any one issuer (other than with respect to United States treasury securities) and also restricts this part of OpenTV’s portfolio to investment grade obligations based on the assessments of rating agencies. There have been instances in the past where the assessments of rating agencies have failed to anticipate significant defaults by issuers. It is possible that OpenTV could lose most or all of the value in an individual debt obligation as a result of a default. A loss through a default may have a material impact on OpenTV’s earnings even though OpenTV’s policy limits investments in the obligations of a single issuer to no more than five percent of the value of its portfolio.

The following table presents the hypothetical changes in fair values in OpenTV’s portfolio of investment securities with original maturities greater than 90 days as of December 31, 2001 using a model that assumes immediate sustained parallel changes in interest rates across the range of maturities (in thousands):

Issuer	Valuation of Securities if Interest Rates Decrease 1%	Fair Value as of 12/31/02	Valuation of Securities if Interest Rates Increase 1%	Valuation of Securities if Interest Rates Increase 1%
United States government and agencies	$64,342	$63,095	$61,961	$60,817
State and local governments in the United States	2,981	2,966	2,952	2,937
Corporate notes and bonds	50,837	50,239	49,654	49,081
Non-United States government	4,032	3,993	3,954	3,951

	$122,192	$120,393	$118,521	$116,750

The following table presents the hypothetical changes in fair values in OpenTV’s portfolio of investment securities with original maturities greater than 90 days as of September 30, 2002 using a model that assumes immediate sustained parallel changes in interest rates across the range of maturities (in thousands):

Issuer	Valuation of Securities if Interest Rates Decrease 1%	Fair Value as of 9/30/02	Valuation of Securities if Interest Rates Increase 1%	Valuation of Securities if Interest Rates Increase 1%
United States government and agencies	$34,805	$34,068	$33,768	$33,267
Corporate notes and bonds	17,309	17,106	17,044	16,916

	$52,114	$51,174	$50,812	$50,183

The modeling technique used in the above table estimates fair values based on changes in interest rates assuming static maturities. The fair value of individual securities in OpenTV’s investment portfolio is likely to be affected by other factors including changes in ratings, market perception of the financial strength of the issues of such securities and the relative attractiveness of other investments. Accordingly, the fair value of OpenTV’s individual securities could also vary significantly in the future from the amounts indicated above.

Private Investment Risk.    OpenTV has invested in equity securities and debt obligations of certain privately-held companies that are in the start-up or development stages. These investments are inherently risky as the market for the technologies, products and services these companies have under development may never materialize, and OpenTV could incur the loss of a portion or all of its investments in these privately-held companies. During the calendar year 2001, OpenTV wrote down the value of these investments by $14.9 million. During the nine months ended September 30, 2002, OpenTV wrote down the value of these investments by $10.9 million. As of September 30, 2002 all of these investments had been written down to a carrying value of zero in OpenTV’s condensed consolidated balance sheets.

Foreign Currency Exchange Rate Risk.    OpenTV transacts business in various foreign countries. OpenTV’s functional currencies are generally the local currencies of the countries in which OpenTV has business units. OpenTV incurs a substantial majority of its expenses, and earns most of its revenues, in United States dollars. OpenTV has a foreign currency exchange exposure management policy. The policy permits the use of foreign currency forward exchange contracts and foreign currency option contracts and the use of other hedging procedures in connection with hedging foreign currency exposures. The policy requires that the use of derivatives and other procedures qualify for hedge treatment under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities.” OpenTV regularly assesses foreign currency exchange rate risk that results from its global operations. OpenTV did not use any foreign currency forward exchange contracts or foreign currency option contracts in hedging foreign currency exposures during calendar year 2001. OpenTV used foreign currency forward exchange contracts in hedging foreign currency exposures during the nine months ended September 30, 2002. The outstanding balance of commitments under foreign exchange forward contracts did not exceed $1.5 million at any time during the nine months ended September 30, 2002. There were no foreign exchange forward contracts or other procedures implemented to hedge foreign currency exposures outstanding as of September 30, 2002.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Effective October 10, 2002, OpenTV dismissed PricewaterhouseCoopers LLP as the principal accountants to audit OpenTV’s financial statements, and engaged KPMG LLP as its new independent public accountants to audit OpenTV’s financial statements for the fiscal year ending December 31, 2002.

The reports of PricewaterhouseCoopers on the financial statements of OpenTV for each of the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to dismiss PricewaterhouseCoopers was recommended by the audit committee of the board of directors of OpenTV, and the audit committee’s recommendation was approved by the entire board of directors.

During OpenTV’s two most recent fiscal years and during the period from the end of the most recently completed fiscal year through October 10, 2002, OpenTV has had no disagreements with PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused it to make reference to the subject matter thereof in its report on the financial statements of OpenTV for such periods.

During OpenTV’s two most recent fiscal years and during the period from the end of the most recently completed fiscal year through October 10, 2002, OpenTV has had no reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

OpenTV requested that PricewaterhouseCoopers furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements made above and, if not, stating the respects in which it does not agree. A copy of such letter, dated October 16, 2002, is filed as Exhibit 16.1 to the registration statement of which this joint proxy statement/prospectus is a part.

Prior to the engagement of KPMG, OpenTV (or someone on behalf of OpenTV) had not consulted KPMG during its two most recent fiscal years or during the period from the end of the most recently completed fiscal year through October 10, 2002 regarding: (A) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on OpenTV’s financial statements, and neither was a written report provided to OpenTV nor was oral advice provided that KPMG concluded was an important factor considered by OpenTV in reaching a decision as to the accounting, auditing or financial reporting issue, or (B) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Directors and Executive Officers of OpenTV

The following table sets forth certain information as of January 27, 2003 with respect to OpenTV’s executive officers and directors, and persons nominated to become directors, including a five year employment history and any directorships held in public companies.

Unless otherwise indicated, each executive officer or director may be contacted at OpenTV’s principal executive office at 401 East Middlefield Road, Mountain View, California, 94043.

Name	Position
James J. Ackerman Born February 28, 1965

OpenTV’s Chief Executive Officer since April 2001; Director of OpenTV since January 2001; President and Chief Operating Officer of OpenTV from September 2000 until April 2001; from 1996 until September 2000 Mr. Ackerman served in various executive positions at British Interactive Broadcasting Holdings Limited, or “BiB,” a subsidiary of British Sky Broadcasting Group plc, and BiB’s subsidiary, Sky Interactive Limited. Sky Interactive Limited delivers digitally transmitted interactive services to TV viewers in the United Kingdom and Ireland. While employed with BiB and Sky Interactive Limited, Mr. Ackerman worked in collaboration with OpenTV as one of OpenTV’s key customers in launching a new interactive platform.

Mark H. Allen Born November 5, 1956

OpenTV’s General Counsel since November 2002; Executive Vice President of Corporate Development and Deputy General Counsel of Liberty Broadband Interactive Television, Inc., or “Liberty Broadband” since May 2002; Executive Vice President of Corporate Development and Technology Licensing of Gemstar-TV Guide International, Inc., or “Gemstar-TV Guide,” from February 2002 until May 2002; President of Affiliate Sales of TV Guide, Inc. from September 1999 to May 2002; Managing Partner of Johnson, Allen, Jones & Dornblaser, a boutique business law firm in Tulsa, Oklahoma from March 1994 to September 1999, where Mr. Allen specialized in corporate and business planning, transactions and taxation.

Robert R. Bennett Born April 19, 1958 c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112

A director of OpenTV since August 2002; President and Chief Executive Officer of Liberty Media Corporation since April 1997; Executive Vice President of Tele-Communications, Inc., or “TCI”, from April 1997 to March 1999; currently a director of Liberty Media, Ascent Media Group (formerly named Liberty Livewire Corporation), Liberty Satellite & Technology, Inc., USA Interactive and UnitedGlobalCom, Inc.

J. Timothy Bryan Born March 16, 1961 c/o Eagle River, Inc. 3003 East Third Avenue Suite 205 Denver, Colorado 80206

Nominated to become a director of OpenTV; Vice President and Chief Financial Officer of Eagle River, Inc., a private holding company for telecommunications investments, since May 2001; a private telecommunications consultant for domestic and international companies, from July 1999 until April 2001; President and Chief Financial Officer of United Pan-Europe Communications N.V. from October 1998 until June 1999; Chief Financial Officer of UnitedGlobalCom, Inc. from December 1996 until October 1998; currently a director of Nextel Communications, Inc.

Name	Position
Peter C. Boylan III Born January 10, 1964

A director and Chairman of OpenTV since August, 2002; President and Chief Executive Officer and Director of Liberty Broadband since May 2002; Co-President and Co-Chief Operating Officer and Director of Gemstar-TV Guide from July 2000 to April 2002; President and Director of TV Guide, Inc. from March 1999 through July 2000; President and Director of United Video Satellite Group, Inc. from August 1997 through March 1999; currently a director of BOKF Financial Corp.

Vincent Dureau Born March 11, 1960

OpenTV’s Chief Technology Officer since May 1998; Senior Vice President of Engineering of OpenTV from OpenTV’s inception until May 1998; prior to joining OpenTV, Mr. Dureau held a variety of positions in the research department of Thomson Multimedia in Paris and Los Angeles since 1984.

Timothy V. Travaille Born November 17, 1957

OpenTV’s interim Chief Operating Officer since October 2002; Executive Vice President, Business Development and Finance of Wink Communications from March 2002 until October 2002; Executive Vice President, Product Marketing and Business Development of Wink Communications from February 2000 to March 2002; Chief Technical Officer of Wink Communications from August 2000 until February 2002; Senior Vice President, Operations and Deployments of Wink Communications from February 1997 to March 1998; Vice President, Operations and Deployments of Wink Communications from March 1997 to March 1998.

Craig M. Waggy Born January 2, 1959

OpenTV’s Chief Financial Officer and Chief Accounting Officer since November 2002; Senior Vice President and Chief Financial Officer of Liberty Broadband since May 2002; Senior Vice President and Chief Financial Officer of TV Guide, Inc. from September 1997 until May 2002.

J. David Wargo Born October 1, 1953 c/o Wargo & Company, Inc. 712 Fifth Avenue 41st Floor New York, New York 10019

A director of OpenTV since August 2002; President of Wargo & Company, Inc., a private investment company specializing in the communications industry, since January 1993; currently a director of On Command Corporation and Strayer Education, Inc.

Anthony G. Werner Born November 11, 1956 c/o Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112

A director of OpenTV since August 2002; Senior Vice President and Chief Technology Officer of Liberty Media since August 2001; Executive Vice President of Strategic Technology at Qwest Communications from May 2001 through August 2001; President and Chief Executive Officer of Aurora Networks, a manufacturer of advanced, next-generation optical transport systems for broadband networks that support the convergence of digital broadband, voice, video and data applications, from October 2000 through May 2001; Executive Vice President and Chief Technology Officer of AT&T Broadband, previously TCI, from July 1994 through October 2000; currently a director of Net2Phone, Inc. Diversinet Corp. and Dycom Industries, Inc.

The executive officers named above will serve in such capacities until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. There is no family relationship between any of the directors or executive officers, by blood, marriage or adoption.

During the past five years, none of the above persons has had any involvement in such legal proceedings as would be material to an evaluation of his or her ability or integrity.

Executive Compensation

Executive Compensation

The following tables sets forth information relating to compensation, including grants of stock options and stock appreciation rights, awarded to, earned by or paid to OpenTV’s Chief Executive Officer and OpenTV’s four most highly compensated executive officers, other than its Chief Executive Officer, for the fiscal year ended 2001 for services rendered in all capacities to OpenTV during the three fiscal years ended December 31, 2001. These executive officers are collectively referred to as the “named executive officers.” As of December 6, 2002, Messrs. Leamy, Ray and Steenkamp were no longer employed by OpenTV.

Summary Compensation Table.    The following table sets forth information concerning the compensation paid to the named executive officers by OpenTV for the three years ended December 31, 2001. All amounts set forth below are in United States dollars, except share amounts.

Summary Compensation Table

Annual Compensation

Name and Principal Position	Year	Salary ($)		Bonus ($) Paid in Following Year for Listed Year	Other Annual Compensation		Long-Term Compensation Securities Underlying Options		All Other Compensation ($)
James J. Ackerman(1)	2001	$410,367		$100,000	$765,064	(2)	200,000		$3,000	(3)
Chief Executive Officer	2000	143,056		77,250	38,791	(4)	200,000		13,507	(5)

Martin Leamy(6)	2001	276,159		85,365	—		158,416		3,000	(3)
President and Chief Operating Officer	2000	251,769		43,352	—		43,416	(7)	2,100	(3)

Scott Ray	2001	202,061	(8)	93,145	—		200,000		3,000	(3)
Executive Vice President and Chief Financial Officer

James Brown	2001	252,750		36,673	—		90,000		—
Executive Vice President	2000 1999	207,000 107,758		81,144 60,000	— —		15,000 160,000		— —

Vincent Dureau	2001	212,180		51,018	6,000	(9)	30,000		3,000	(3)
Chief Technology Officer	2000 1999	196,500 178,250		74,277 53,653	3,000 4,000	(9) (9)	23,000 60,000		3,000 3,000	(3) (3)

Jan Steenkamp(10)	2001	167,700		50,000	27,748	(11)	50,000		—
Chairman	2000 1999	238,000 210,625		122,184 150,000	184,020 70,435	(12) (11)	81,000 200,000		— —

(1)	Mr. Ackerman’s employment with OpenTV commenced in June 2000. Since April 2001, Mr. Ackerman has served as OpenTV’s Chief Executive Officer.
(2)	Represents $602,011 received in the form of loan forgiveness, the fair market value of 14,525 OpenTV Class A ordinary shares granted to Mr. Ackerman on January 2, 2001 (or $147,989) and amounts paid to reimburse Mr. Ackerman for part of his automobile and other expenses.

(3)	Represents matching contributions made by OpenTV to the individual’s 401(k) plan account in the fiscal year listed. OpenTV maintains the OpenTV, Inc. 401(k) plan, or the “401(k) Plan”, for eligible United States employees. A participant in the 401(k) Plan may contribute up to the lesser of 15% of his/her total annual compensation or the statutorily prescribed annual limits. OpenTV may make discretionary contributions as a percentage of participants’ contributions, subject to established conditions and limits. The annual limit on a participant’s contributions for 2002 is $11,000 and the annual limit for the total of the participant’s and the employer contributions is $40,000.
(4)	Represents amounts paid to offset taxes paid by Mr. Ackerman and to reimburse Mr. Ackerman for part of his automobile and other expenses.
(5)	Represents amounts paid to Mr. Ackerman to reimburse him for his relocation expenses.
(6)	Mr. Leamy’s employment with OpenTV commenced in June 2000, following OpenTV’s acquisition of Spyglass, Inc.
(7)	Represents stock option grants by Spyglass, Inc. that were assumed by OpenTV in connection with its acquisition of Spyglass, Inc.
(8)	Represents salary paid to Mr. Ray from March 2001, which is when Mr. Ray began working for OpenTV, through December 2001.
(9)	Represents a bonus payment paid during the relevant fiscal year.
(10)	Mr. Steenkamp’s employment with OpenTV commenced in August 1997 and he served as OpenTV’s President and Chief Executive Officer until April 2001. From April 2001 until August 2002, when he resigned from OpenTV, Mr. Steenkamp served as Chairman of the board of directors of OpenTV.
(11)	Represents amounts paid to offset taxes paid by Mr. Steenkamp, and to reimburse Mr. Steenkamp for part of his housing expenses and automobile expenses.
(12)	Represents amounts paid to offset taxes paid by Mr. Steenkamp, and to reimburse Mr. Steenkamp for part of his housing expenses and automobile expenses. The total also includes a bonus payment of $1,000 paid during 2000.

Stock Option Grants.    The following table sets forth further information regarding individual grants of options to purchase OpenTV Class A ordinary shares granted to each of the named executive officers during the year ended December 31, 2001. No stock appreciation rights were granted during this period.

Option Grants in Fiscal Year Ended December 31, 2001

Name	Number of Shares Underlying Options Granted	% of Total Options Granted to Directors, Employees And Consultants in Fiscal Year Ended December 31, 2001(1)	Exercise Price ($ Per Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
					5%($)	10%($)
James Ackerman	200,000	5.6816	$9.72	1/10/11	1,222,420	3,097,853
Martin Leamy	40,000	1.1363	9.72	1/10/11	244,484	619,571
	75,000	2.1306	9.04	5/01/11	426,391	1,080,557
	43,416	1.2334	4.77	10/01/11	130,241	330,055
Jan Steenkamp	50,000	1.4204	9.72	1/10/11	305,605	774,463
Scott Ray	200,000	5.6816	9.16	4/02/11	1,151,657	2,918,525
James Brown	50,000	1.4204	9.72	1/10/11	305,605	774,463
	40,000	1.1363	4.77	10/01/11	119,993	304,086
Vincent Dureau	30,000	0.8522	9.72	1/10/11	183,363	464,678

(1)	Percentages shown under “% of Total Options Granted to Directors, Employees and Consultants in Fiscal Year Ended December 31, 2001” are based on options to purchase an aggregate of 1,930,226 shares granted during the fiscal year ended December 31, 2001 to employees, directors and consultants of OpenTV under the OpenTV Corp. 1999 Share Option/Share Issuance Plan, as amended and restated.
(2)	The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Share price appreciation of 5% and 10% (compounded annually) is assumed in accordance with rules promulgated by the Securities and Exchange Commission and does not represent OpenTV’s prediction of its share price performance. The potential realizable values at 5% and 10% appreciation are calculated by assuming that the estimated fair market value on the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. OpenTV does not necessarily agree that this method can properly determine the value of an option. Actual gains, if any, on share option exercises depend on numerous factors, including OpenTV’s future performance, overall market conditions and the option holder’s continued employment with OpenTV throughout the entire vesting period and option term, which factors are not reflected in this table.

Aggregated Option Exercises in Fiscal Year Ended December 31, 2001 and Fiscal Year-End Option Values.    The following table sets forth information concerning exercises of stock options with respect to OpenTV ordinary shares by the named executive officers during the year ended December 31, 2001. No stock appreciation rights were exercised during such fiscal year by the named executive officers, and no stock appreciation rights were outstanding at the end of the fiscal year.

Name	Shares Acquired On Exercise	Value Realized	Number of Unexercised Option at FY-End		Value of In-the-Money Options at FY-End($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James Ackerman	—	—	66,666	333,334	—	—
Martin Leamy	—	—	121,745	188,627	$53,816	$98,1400
Jan Steenkamp	133,825	$1,608,533	504,862	152,313	$3,437,983	$361,000
Scott Ray	—	—	—	200,000	—	—
James Brown	—	—	60,312	163,022	$212,685	$376,768
Vincent Dureau	120,750	$1,147,321	70,323	59,855	$448,925	$108,300

Directors’ Compensation

OpenTV’s directors do not receive cash compensation from OpenTV for serving as directors other than the reimbursement of out-of-pocket expenses incurred in attending meetings.

Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements.

James Ackerman employment agreement.    On June 16, 2000, Mr. Ackerman entered into an employment agreement with OpenTV, Inc. to serve as OpenTV’s President and Chief Operating Officer. In April 2001, OpenTV’s board of directors promoted Mr. Ackerman to Chief Executive Officer. The employment agreement is for a four-year term, automatically renews for successive periods of one year, and may be terminated by OpenTV or by Mr. Ackerman at any time and for any reason. Under the agreement, Mr. Ackerman is provided with a minimum annual base salary of $400,000 and is eligible for an annual bonus. Under the agreement, Mr. Ackerman also received a stock option to purchase 200,000 OpenTV Class A ordinary shares, 25% of which vested after one year, with the balance vesting over the next 36 months in equal installments, subject to his continued employment with OpenTV. Under the agreement, Mr. Ackerman also became entitled to receive an interest-free loan from OpenTV for up to $3,000,000 for the purchase of his principal residence. The loan is full recourse against the residence and against Mr. Ackerman for up to 50% of the difference between the loan amount and the value actually realized by OpenTV through foreclosure. OpenTV agreed to forgive this loan in four equal installments on each of January 1, 2001, 2002, 2003 and 2004. As part of this agreement, OpenTV also agreed to issue OpenTV Class A ordinary shares to Mr. Ackerman having an aggregate fair market value equal to the difference between $3,000,000 and the loan amount, to be issued in four installments on each of January 1, 2001, 2002, 2003 and 2004. The difference between $3,000,000 and the actual loan amount is approximately $592,000. Mr. Ackerman is also entitled to reimbursement for certain expenses under the agreement. For more information about Mr. Ackerman’s employment agreement see “—Certain Relationships and Related Transactions.”

If Mr. Ackerman’s employment is terminated for any reason other than by voluntary resignation, death, disability, or by OpenTV for cause, during the original four-year term of the agreement, then Mr. Ackerman would receive: two years of his then current base salary, the continued vesting of the aforementioned stock option grant for an additional two years, transfer of a company leased car, reimbursement of business expenses incurred up to the date of termination, payment for accrued vacation time up to the date of termination, payment of Mr. Ackerman’s monthly health insurance premiums for a period of up to six months after the date of termination, relocation expenses up to a maximum amount of $50,000, and outplacement services up to a maximum of $25,000. In addition, in the event Mr. Ackerman is terminated by OpenTV without cause, or as a result of death or disability on or before January 1, 2004, then (i) the entire remaining balance of the personal residence loan shall be forgiven in full and (ii) OpenTV will provide Mr. Ackerman with the remaining portion of the OpenTV Class A ordinary shares, representing the difference between $3,000,000 and the actual loan amount, which he is entitled to receive under the arrangement described above. If Mr. Ackerman’s employment is terminated for any reason other than by voluntary resignation, death, disability, or by OpenTV for cause after the original four-year term of the agreement, then, in addition to reimbursement of business expenses incurred up to the date of termination, OpenTV would be required to provide him with a payment of an additional six months of his then-current base salary and his existing stock options to purchase 200,000 OpenTV Class A ordinary shares would continue to vest for an additional six months. Additionally, if Mr. Ackerman is terminated for cause or voluntarily resigns from OpenTV, he is entitled to receive that portion of the loan forgiveness on the home purchase loan that he has earned through the date of such termination.

Martin Leamy affidavit, release and waiver.    On November 18, 2002, Mr. Leamy entered into an affidavit, release and waiver of claims agreement with OpenTV, Inc. pursuant to which, among other things, Mr. Leamy (i) consented to the termination of his employment effective October 4, 2002, (ii) agreed to release and discharge any claims against OpenTV, Inc., its affiliates, agents, officers, directors, shareholders and employees in exchange for an agreement not to repurchase certain restricted OpenTV Class A ordinary shares held by Mr. Leamy, and (iii) agreed, for a period of two years after the termination of his employment, not to induce, or attempt to induce, any employee, agent or consult of OpenTV, Inc. or any of its affiliates to terminate his or her association with OpenTV, Inc. or any of its affiliates.

The affidavit, release and waiver of claims acknowledged that Mr. Leamy’s termination of employment was without cause. As a result of being terminated without cause, among other things, Mr. Leamy became entitled to receive (x) continued payment of Mr. Leamy’s base salary of $280,000 per annum through April 2004 pursuant to the employment agreement, dated April 17, 2001, between OpenTV, Inc. and Mr. Leamy, and (y) the remaining portion of the retention payments due Mr. Leamy pursuant to the management retention agreement, dated as of April 19, 2002, by and among OpenTV, OpenTV, Inc. and Mr. Leamy. For more information about the management retention agreement see “—Certain Relationships and Related Transactions—Management Retention Agreements.”

Scott Ray employment agreement.    On March 14, 2001, Mr. Ray entered into an employment agreement with OpenTV, Inc. to serve as OpenTV’s Executive Vice President and Chief Financial Officer. On November 15, 2002, Mr. Ray voluntarily resigned from OpenTV. Under the agreement, Mr. Ray was provided with a minimum annual base salary of $250,000 and participation rights in an incentive bonus plan targeted at 45% of his annual base salary. Under the agreement, Mr. Ray also received a stock option to purchase 200,000 OpenTV Class A ordinary shares, 25% of which vested after one year, with the balance vesting over the next 36 months in equal installments, subject to his continued employment with OpenTV. Upon his resignation, Mr. Ray received (i) his base compensation up to the date of his resignation, (ii) reimbursements for his expenses and (iii) any accrued and unused vacation.

James Brown offer letter.    Mr. Brown received from OpenTV a written offer of employment dated June 16, 1999. That offer letter provides that Mr. Brown will be entitled to the payment of an additional six months of his then current base salary and immediate vesting of any unvested options if within 12 months of certain corporate transactions involving OpenTV, (i) Mr. Brown is involuntarily dismissed by OpenTV for a reason other than cause, or (ii) he voluntarily resigns due to certain changes in his responsibilities, title or compensation.

Jan Steenkamp termination agreement.    On August 27, 2002, Mr. Steenkamp entered into a termination agreement with OpenTV pursuant to which Mr. Steenkamp’s employment agreement, dated April 10, 2001, with OpenTV was terminated effective August 27, 2002. In connection with the termination agreement, OpenTV paid Mr. Steenkamp $100,000 (plus accrued but unpaid salary, bonus, deferred compensation, expense reimbursements and vacation pay), transferred to Mr. Steenkamp the automobile referenced in the employment agreement and transferred title to the Dell Latitude computer and cellular telephone then used by Mr. Steenkamp in the course of his employment with OpenTV. Under the termination agreement, OpenTV will engage Mr. Steenkamp as a consultant for one year commencing on August 27, 2002. OpenTV will pay Mr. Steenkamp an appropriate fee for such services and will reimburse Mr. Steenkamp for reasonable and customary expenses actually incurred by Mr. Steenkamp in connection with his consulting services to OpenTV. During the term of the consulting arrangement, OpenTV has the right to terminate the consulting period on ten days notice to Mr. Steenkamp. After February 28, 2003, Mr. Steenkamp can also terminate the consulting period on ten days notice to OpenTV. OpenTV and Mr. Steenkamp acknowledged that Mr. Steenkamp’s options to purchase OpenTV Class A ordinary shares will continue to vest during the consulting period and will remain exercisable for the 90-day period following the consulting period.

In connection with the closing of the Liberty Media stock purchase transaction, MIH Limited agreed to reimburse OpenTV for any and all payments made by OpenTV to Jan Steenkamp arising on or after August 27, 2002 in connection with Mr. Steenkamp’s employment with OpenTV or the termination of such employment, including any and all payments made by OpenTV pursuant to the termination agreement.

Additional Information with respect to Compensation Committee Interlocks and Insider Participation in Compensation Decision.

For the period January 1, 2001 until April 10, 2001, the members of OpenTV’s Compensation Committee were Allan Rosenzweig and Stephen Ward. For the remaining portion of 2001, the members of OpenTV’s Compensation Committee were Jan Steenkamp, Jacobus Stofberg and Stephen Ward. Mr. Steenkamp served as Chairman of the board of directors of OpenTV from April 2001 until August 2002 and as Chief Executive Officer of OpenTV from August 1997 until April 2001. In addition, between the years 1997 and 2001, Mr. Steenkamp held various executive officer positions in subsidiaries of OpenTV. Mr. Stofberg served as Chairman of the board of directors of OpenTV from October 1999 until April 2001. None of the other members of the Compensation Committee for 2001 was at any time during fiscal 2001, or at any other time, an officer or employee of OpenTV. See “—Employment Contracts, Termination of Employment Agreement and Change of Control Agreement.” Each of Messrs. Steenkamp, Stofberg and Ward are directors of OpenTV’s former controlling stockholder MIH Limited. For more information about transactions between MIH Limited and OpenTV see “—Certain Relationships and Related Transactions.”

No executive officer of OpenTV serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the OpenTV board of directors or Compensation Committee.

Stock Performance Graph

The graph set forth below compares the cumulative total stockholder return on OpenTV Class A ordinary shares between November 23, 1999 (the date OpenTV Class A ordinary shares started trading publicly) and December 31, 2001, with the cumulative total return over the same period of (1) the S&P 500 Index and (2) the Nasdaq Composite Index. This graph assumes the investment of $100.00 on November 23, 1999 in OpenTV Class A ordinary shares, the S&P 500 Index and the Nasdaq Composite Index, and assumes the reinvestment of any dividends.

Certain Relationships and Related Transactions

The following describes certain transactions involving related parties and OpenTV. OpenTV believes that the terms of each of these agreements are no less favorable to OpenTV than terms OpenTV would have obtained in arm’s length negotiations with unaffiliated third parties.

Ordinary Course Transactions with MIH Limited and its Affiliates.

From time to time while MIH Limited was the controlling shareholder of OpenTV, OpenTV engaged in various ordinary course business transactions with MIH Limited and its affiliates. For the fiscal year ended December 31, 2001, OpenTV recognized approximately $5,885,000 in direct royalties, license fees and services revenue from these parties. This amount excludes approximately $586,000 in indirect royalties recognized for the period from January 1, 2001 to March 31, 2001 in connection with the sale by two of OpenTV’s customers of set-top boxes to affiliates of MIH Limited. For the period from January 1, 2002 to August 27, 2002, OpenTV recognized approximately $1,379,000 in direct royalties, license fees and services revenue from MIH Limited and its affiliates.

Agreements with MIH Limited in connection with Liberty Media Stock Purchase Transaction.

In August 2002, in connection with the Liberty Media stock purchase transaction, OpenTV entered into certain agreements with its former controlling shareholder, MIH Limited and its affiliates. These agreements are described below.

Pursuant to a License Agreement for OpenTV Interactive Applications and Enterprise and Network Solutions, OpenTV licensed certain products, which consist primarily of software and applications, to MIH Limited affiliates in exchange for an up-front fee of $4,426,000, which OpenTV will recognize as revenue over a five-year period. The OpenTV products licensed to the MIH Limited affiliates are: Publisher, Advertise, Account, Chat, News, Sports, Weather, Horoscope and PlayJam. In addition to the upfront license fee, OpenTV agreed to provide certain porting and customization services for a fixed fee of $300,000 and the MIH Limited affiliates are obligated to pay annual maintenance and support fees of $585,200, which are OpenTV’s standard rates, for a minimum of 5 years.

OpenTV further entered into a Master Carriage Agreement and an Omnibus Agreement. These two agreements had the effect, among other things, of (a) requiring that MIH Limited and its affiliates continue to use OpenTV’s technology throughout the remaining term of certain existing contracts between OpenTV and MIH Limited and its affiliates, (b) providing more consistent standard terms and conditions relating to, among other things, sublicense rights and access to technology and source code, in certain existing agreements between OpenTV and MIH Limited and its affiliates, and (c) in some instances, extending the earliest date on which such agreements may be terminated.

Ordinary Course Transactions with Sun Microsystems, Inc.

From time to time OpenTV engages in various ordinary course business transactions with Sun Microsystems. For the fiscal year ended December 31, 2001, OpenTV incurred approximately $318,000 in expenses related to technology licensed and equipment purchased from Sun Microsystems. For the period from January 1, 2002 to September 30, 2002, OpenTV incurred approximately $120,000 in expenses related to technology licensed and equipment purchased from Sun Microsystems.

Forgiveness of Executive Officer Loan and Related Issuance of Shares.

On June 9, 2000, OpenTV entered into an employment agreement with its Chief Executive Officer, James Ackerman. As part of this agreement, OpenTV provided an interest-free loan to Mr. Ackerman in the principal amount of $2,408,042.72 in connection with the purchase of a home. On January 1, 2001, 2002 and 2003, twenty-five percent of the loan amount per year (or $602,010.68) was forgiven by OpenTV. As part of this agreement, OpenTV also agreed to issue OpenTV Class A ordinary shares to Mr. Ackerman having an aggregate fair market value equal to the difference between $3,000,000 and the aforementioned loan amount over a period of four years. Pursuant to that agreement, OpenTV issued 14,525 OpenTV Class A ordinary shares (having a then-current fair market value equal to $147,989.32) on January 2, 2001 and another 17,830 OpenTV Class A ordinary shares (also having a then-current fair market value equal to $147,989.32) on January 2, 2002.

Reimbursement Arrangement with MIH Limited in Relation to Jan Steenkamp’s Employment with MIH Limited.

Jan Steenkamp, while serving as Chairman of OpenTV’s board of directors prior to his resignation on August 27, 2002, was also employed by MIH Limited. Pursuant to an informal arrangement with MIH Limited, OpenTV paid to Mr. Steenkamp the salary and bonus due in connection with his employment by MIH Limited and MIH Limited has reimbursed OpenTV for the amounts OpenTV paid to Mr. Steenkamp on MIH Limited’s behalf. During the calendar year 2001, OpenTV paid $195,450 in salary and $200,000 in bonus to Mr. Steenkamp in connection with his employment by MIH Limited and MIH Limited has reimbursed OpenTV in full for these payments made on its behalf.

In connection with the closing of the Liberty Media stock purchase transaction, MIH Limited agreed to reimburse OpenTV for any and all payments made by OpenTV to Jan Steenkamp arising on or after August 27, 2002 in connection with Mr. Steenkamp’s employment with OpenTV or the termination of such employment, including any and all payments made by OpenTV pursuant to the termination agreement, dated August 27, 2002, between OpenTV and Jan Steenkamp described under “—Executive Compensation—Employment Contracts, Termination of Employment Arrangements and Change of Control Agreements.”

Indemnification Agreements with Directors and Executive Officers.

Since January 1, 2001, OpenTV has entered into indemnification agreements with each of James Ackerman, OpenTV’s Chief Executive Officer, Jacobus Bekker, a former director of OpenTV, Vincent Dureau, OpenTV’s Chief Technology Officer, Martin Leamy, a former executive officer of OpenTV, Stephan Pacak, a former director of OpenTV, Scott Ray, a former executive officer of OpenTV, Allan Rosenzweig, a former director of OpenTV, David Steel, a former director of OpenTV, Jacobus Stofberg, a former director of OpenTV, and Stephen Ward, a former director of OpenTV. Pursuant to each such indemnification agreement, OpenTV agreed, subject to certain limitations for, among other things, a breach of the indemnitee’s duty of loyalty to OpenTV, to hold harmless and indemnify the indemnitee, to the fullest extent authorized or permitted by the provisions of OpenTV’s memorandum of association and articles of association and the laws of the British Virgin Islands, in connection with actions taken in the indemnitee’s official capacity as a director, officer, employee or other agent of OpenTV, or in connection with actions taken in the indemnitee’s official capacity while serving at the request of OpenTV as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. OpenTV will, prior to the full disposition of any proceeding, advance all expenses incurred by the indemnitee in connection with such proceeding, upon a request by such indemnitee and the receipt by OpenTV of an undertaking by or on behalf of such indemnitee to repay such amounts if it is ultimately determined that the indemnitee is not entitled to be indemnified.

Management Retention Agreements.

In April 2002, the board of directors of OpenTV authorized retention agreements for certain of OpenTV’s executive officers and senior management personnel. The management retention agreements contemplate OpenTV making a cash retention payment to each recipient, which would be paid in installments and subject to adjustment under certain circumstances, in the event of certain change of control transactions involving OpenTV.

Pursuant to this grant of authority, OpenTV entered into management retention agreements with James Ackerman, Martin Leamy, Scott Ray, James Brown and certain other senior management personnel. These management retention agreements provided for a maximum aggregate retention pool of $3,600,000, and maximum retention payouts to each of James Ackerman, Martin Leamy, Scott Ray and James Brown from such retention pool of $1,100,000, $400,000, $800,000 and $375,000, respectively. The closing of the Liberty Media stock purchase transaction triggered OpenTV’s obligation to make the retention payments under such management retention agreements.

Pursuant to the terms of these retention agreements, OpenTV paid to each of the senior managers indicated above fifty percent of the retention pool allocated to him on August 27, 2002. The remaining fifty percent of the retention pool allocated to each of these senior managers will be paid in twelve equal monthly installments; provided, that, each such senior manager remains with OpenTV, is dismissed without cause or leaves with good reason. Scott Ray forfeited the remaining portion of the retention pool allocated to him when he voluntarily resigned from OpenTV on November 15, 2002.

Pursuant to a May 2002 agreement between OpenTV and MIH Limited, MIH Limited agreed to reimburse OpenTV for payments made under the foregoing management retention agreements as a result of the closing of the Liberty Media stock purchase transaction.

Acquisition of Wink Communications, Inc.

On October 4, 2002, OpenTV’s wholly-owned subsidiary, OpenTV US Holdings, Inc., acquired Wink Interactive, Inc., which owns all of the capital stock of Wink Communications, from Liberty Broadband for $101 million, which amount reflected the total cash consideration plus expenses paid by Liberty Broadband in connection with the Wink Communications acquisition. Liberty Broadband acquired Wink Communications on August 22, 2002, for a total cash consideration of approximately $100 million.

Management Fee Arrangement between Liberty Broadband and OpenTV

OpenTV’s Chairman of the Board, Chief Financial Officer, General Counsel and Chief Intellectual Property Officer are each officers of Liberty Broadband. Liberty Broadband charges OpenTV a monthly management fee under an informal arrangement that is equal to the product of the estimated percentage of time these individuals spend on OpenTV’s business multiplied by the actual compensation and general and administrative costs attributable to these individuals for the respective month. During the one-month period ended September 30, 2002, OpenTV accrued $100,000 of management fees due to Liberty Broadband. These fees are expected to increase in future periods due to the additional responsibilities within OpenTV assumed by certain of these executives.

Investors’ Rights Agreement

On October 23, 1999 OpenTV entered into an Investors’ Rights Agreement with America Online, Inc., General Instrument Corporation, LDIG OTV, Inc., News America Incorporated, TWI-OTV Holdings, Inc., OTV Holdings Limited, Sun TSI Subsidiary, Inc. and MIH (BVI) Ltd. The Investors’ Rights Agreement was entered into in connection with OpenTV’s October 1999 private placement.

In the following description, Sun TSI Subsidiary (a subsidiary of Sun Microsystems, Inc.) is referred to as the “existing investor”, and America Online, LDIG OTV (a subsidiary of Liberty Media Corporation), General Instrument and TWI-OTV Holdings (a subsidiary of Time Warner, Inc.) are referred to as the “new investors.” Although News America Incorporated and OTV Holdings Limited are parties to the Investors’ Rights Agreement, they are neither “existing investors” nor “new investors” for purposes of the following description because each of them has sold its entire interest in OpenTV.

In connection with the Liberty Media stock purchase transaction, MIH Limited and OTV Holdings Limited agreed not to exercise any of their rights under, among other agreements, the Investors’ Rights Agreement from and after the closing of the Liberty Media stock purchase transaction.

Liberty Media is not a party to the Investors’ Rights Agreement and is not subject to its terms. LDIG OTV continues to be a party to, and to be subject to the terms, of the Investors’ Rights Agreement to the same extent as it was prior to the consummation of the Liberty Media stock purchase transaction.

Board of Directors.    The existing investor and the new investors have agreed to vote their shares so that the OpenTV board of directors has the following composition:

•	so long as the investors in OpenTV’s October 1999 private placement own OpenTV ordinary shares equal to at least 60% of the number of shares issued to such investors in that private placement (which amount is referred to as the “issued amount”), two directors designated by the new investors;

•	so long as the investors in OpenTV’s October 1999 private placement own OpenTV ordinary shares equal to at least 30% of the issued amount, one director designated by the new investors; and

•	so long as the existing investor owns shares equal to at least 30% of the aggregate amount of OpenTV Class B ordinary shares issuable in respect of its shares of Class B Common Stock of OpenTV, Inc., one director designated by Sun TSI Subsidiary.

Neither the existing investor nor the new investors currently have any designees serving on the OpenTV board of directors. Liberty Media directly holds ordinary shares representing a majority of the outstanding voting power of OpenTV, which ordinary shares held directly by Liberty Media are not subject to the terms of the Investors’ Rights Agreement, including the obligation to vote shares in favor of the election of the designees of the existing investor and the new investors to the board of directors of OpenTV.

Approval Rights.    So long as the new investors may designate two OpenTV directors and at least one of the directors designated by them is on the OpenTV board of directors, OpenTV may not adopt new stock option plans or other equity compensation plans, or make material modifications to any such existing plans, without the approval of its board of directors, including the approval of at least one director designated by the new investors.

Transfers and Exchanges.    Subject to specified exceptions, prior to transferring any OpenTV Class B ordinary shares to a non-affiliate or converting any OpenTV Class B ordinary shares into OpenTV Class A ordinary shares, the existing investor and any new investor owning OpenTV Class B ordinary shares must first offer to exchange such shares for OpenTV Class A ordinary shares held by the new investors. Subject to certain exceptions, the existing investor or new investors must cause any OpenTV Class B ordinary shares not exchanged pursuant to such offer to exchange to be converted to OpenTV Class A ordinary shares prior to transferring such shares to a non-affiliate.

Prior to transferring any shares to a non-affiliate, other than in a registered public offering or certain market transactions, the new investors must first offer such shares to the other new investors.

Registration Rights.    The existing investor and each of the new investors have certain rights to require OpenTV to register their shares.

Nonsolicitation.    Each of the new investors and the existing investor will not, so long as it holds any equity securities of OpenTV and for a period of one year thereafter, knowingly contact or solicit for employment any management or other professional person known to be employed by OpenTV or any of its subsidiaries without the written consent of OpenTV, with exceptions for general advertising or similar solicitation.

Amended and Restated Stockholders’ Agreement

On October 23, 1999, OpenTV entered into the Amended and Restated Stockholders’ Agreement with OpenTV, Inc., OTV Holdings Limited, Sun Microsystems, Inc. and Sun TSI Subsidiary, Inc. This agreement contains the following provisions:

Fundamental Business Decisions.    If the board of directors of OpenTV approves any of the following actions, it must submit the matter to Sun TSI Subsidiary and OTV Holdings for their approval:

•	any business combination involving a change of control of OpenTV;

•	any change to OpenTV’s memorandum of association or articles of association that (a) materially adversely affects Sun TSI Subsidiary’s rights under the Exchange Agreement described below, (b) affects Sun TSI Subsidiary more adversely than OTV Holdings or (c) would impact the intellectual property rights licensed by Sun Microsystems to OpenTV, Inc.; or

•	any assignment or sublicensing of licensed Sun Microsystems intellectual property made outside of the ordinary course of business or in connection with the liquidation of OpenTV.

If the board of directors of OpenTV, Inc. approves any of the following actions, it must submit the matter to Sun TSI Subsidiary and to OpenTV for approval:

•	any business combination involving a change of control of OpenTV, Inc.;

•	any change to the charter of OpenTV, Inc. that (a) materially adversely affects Sun TSI Subsidiary’s rights under the Exchange Agreement described below, (b) affects Sun TSI Subsidiary more adversely than OpenTV, Inc. or (c) would impact the intellectual property rights licensed by Sun Microsystems to OpenTV, Inc.; or

•	any assignment or sublicensing of licensed Sun Microsystems intellectual property made outside of the ordinary course of business or in connection with the liquidation of OpenTV, Inc.

The foregoing actions are referred to as “fundamental business decisions.” As a result of its current ownership of shares of OpenTV, Inc. stock, Sun TSI Subsidiary would effectively be able to block the approval of any such fundamental business decision. If Sun TSI Subsidiary elects to block any such fundamental business decision, a representative of OpenTV and of Sun TSI Subsidiary must attempt to resolve the deadlock. If the deadlock is not resolved within 31 days, then OpenTV may purchase all of the shares of OpenTV, Inc. and OpenTV held by Sun Microsystems and Sun TSI Subsidiary at their fair market value.

Restrictions on Transfer of Shares by Sun TSI Subsidiary.    Sun TSI Subsidiary may not transfer any shares of OpenTV, Inc. other than:

•	in exchange for ordinary shares of OpenTV pursuant to the terms of the Exchange Agreement described below; or

•	to an affiliate of Sun TSI Subsidiary so long as Sun TSI Subsidiary remains bound, and the transferee agrees to be bound, by the terms of the Amended and Restated Stockholders’ Agreement.

Term.    The Amended and Restated Stockholders’ Agreement will terminate when Sun TSI Subsidiary exchanges all its shares of common stock of OpenTV, Inc. for ordinary shares of OpenTV pursuant to the Exchange Agreement described below.

Exchange Agreement

On October 23, 1999, OpenTV entered into an Exchange Agreement with Sun TSI Subsidiary and OpenTV, Inc. that permits Sun TSI Subsidiary to exchange all or a portion of its shares of Class B Common Stock of OpenTV, Inc. for OpenTV Class B ordinary shares. The rate of exchange, which is subject to customary adjustments, is one OpenTV Class B ordinary share for one share of Class B Common Stock of OpenTV, Inc.

OpenTV, Inc., OpenTV and Sun TSI Subsidiary have agreed that each time OpenTV issues additional Class A ordinary shares or Class B ordinary shares (other than on conversion of Class B ordinary shares), OpenTV, Inc. will sell and OpenTV will purchase, at a purchase price of $0.001 per share, an equal number of shares of Class A Common Stock or Class B Common Stock of OpenTV, Inc., respectively.

Section 16(a) Beneficial Ownership Reporting Compliance

On August 27, 2002, as a result of the closing of the Liberty Media stock purchase transaction, OpenTV ceased to be a “foreign private issuer” for purposes of the rules promulgated under the Securities Exchange Act of 1934, as amended. Accordingly, on such date OpenTV became subject to Section 16, among other sections, of the Securities Exchange Act of 1934, as amended.

Section 16(a) of the Securities Exchange Act of 1934, as amended requires OpenTV’s executive officers and directors, and persons who own more than ten percent of a registered class of OpenTV’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by Securities and Exchange Commission regulation to furnish OpenTV with copies of all Section 16 forms they file.

Based solely on a review of copies of the Section 16 forms furnished to OpenTV with respect to its fiscal year ended December 31, 2002, OpenTV believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

CERTAIN INFORMATION CONCERNING ACTV

Business

Overview of Business

ACTV is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. ACTV has two operating business segments, referred to in this joint proxy statement/prospectus as Digital TV and Enhanced Media.

ACTV believes that its Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. ACTV’s Enhanced Media technologies allow both for the enhancement of video and audio content, including standard TV programming, with Web-based information and interactivity for entertainment and education applications.

ACTV’s expectation has been that the expansion of digital TV transmission systems and the emergence of platforms providing the simultaneous delivery of video and Internet content (convergence programming), will allow television distributors, advertisers and programmers to bring interactivity to a mass audience. ACTV believes that its proprietary technologies, tools, and technical and creative services capabilities position it to capitalize on this growth, if and when it should occur.

However, the market for interactive television services and applications has been much slower to develop than ACTV had anticipated. Kagan Worldwide Media, a leading industry observer, stated in its September 26, 2002 VOD & ITV Investor publication: “2002 was supposed to be the year interactive TV [ITV] hit its stride in the U.S. Instead, deployments met with another set of delays, pushing the industry to regroup and retool strategies once again. Moreover, it’s unlikely either cable or DBS providers will contribute enough resources to the ITV rollout to produce major results next year.”

Industry Environment/ACTV Restructuring Program

ACTV’s industry sector experienced a difficult market environment in calendar year 2001, which has only worsened during the year 2002. Cable and satellite operators, TV infrastructure suppliers, and content providers scaled back many of their Digital TV and Enhanced Media initiatives. As a result, ACTV’s businesses recorded revenues well below its internal projections in both 2001 and 2002. ACTV believes that the current market environment and the shrinking pool of advertisement dollars have resulted in a significant extension of the time-frame for deployment of certain of its products and services, as noted above.

In July 2001, ACTV initiated a restructuring program, under which it realigned its business in response to the current market environment, and as part of an initiative to rationalize its operations. Some of the specific actions ACTV took under the restructuring program include:

•	Reducing the workforce from over 300 employees to approximately 113 employees as of the date of this joint proxy statement/prospectus.

•	Closing and relocating office facilities to reduce ACTV’s square footage under lease from over 90,000 to 40,000 and its annual lease costs from approximately $3.0 million to $1.0 million.

•	Eliminating low-margin lines of business, e.g., content creation, with a high fixed-cost base.

•	Refocusing the HyperTV business from that of a turn-key supplier of applications and services to a licensor of patented technology.

The restructuring program represented one effort undertaken by ACTV to conserve its resources while responding to worsening industry conditions. ACTV reduced its costs by approximately $15 million annually after the full implementation of the program, which was completed in fiscal 2002. Despite these expense reductions, ACTV was not able to attain profitability or generate a positive cash flow during 2002. Furthermore, given current industry conditions and estimates of ACTV’s prospects, ACTV is unable to project when in the foreseeable future the company may become profitable.

Restructuring Charges

ACTV recorded restructuring charges in the third and fourth quarters of 2001 totaling $6.6 million. (See “ACTV’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”).

As a result of the downturn in ACTV’s industry and the effect on its businesses and strategic investments, ACTV periodically reassesses the carrying value of certain long-lived assets. As a result of this valuation analysis, in the fourth quarter of 2001 and the third quarter of 2002, ACTV recorded charges of $11.2 million and $11.5 million, respectively, to write down the value of goodwill associated with the acquisition of Intellocity to $.5 million. In addition, in the same periods ACTV has recorded charges totaling $2.7 million to reduce the carried asset value of its strategic investments to $5.8 million.

Industry Background

Digital TV.    ACTV’s Digital TV applications require the digital transmission of television signals, either through direct broadcast satellite, or DBS, or through a cable system that has been upgraded from analog to digital. The development of the digital transmission of television signals, combined with compression technology, allows for the delivery by DBS and cable operators of a wider variety of programming choices.

The platform required for delivery of ACTV’s Digital TV applications has grown in recent years. Kagan World Media forecasts that by the end of 2002 there will be 21.1 million digital cable households and 19.5 million DBS households in the U.S., up from 15.8 million and 17.2 million, respectively at the end of 2001. Despite this growth, cable and satellite operators have to date not devoted significant resources to the deployment of interactive television applications like those ACTV offers.

Enhanced Media.    The Internet has grown rapidly over the past several years and is now a medium used by millions of people for entertainment, education, e-commerce and multimedia content.

The growth in Internet usage has created opportunities for television content providers and their advertising customers to reach and interact with millions of Internet users. Due to its interactive nature, the Internet is a medium that has certain advantages over traditional television: it can provide customized, targeted programming and advertising to consumers and generate cost-effective results for advertisers.

To combat a loss of audience to the Internet and to gain online market share, certain broadcasters and cable programmers have produced and promoted companion online programming to traditional TV shows. Due at least in part to the recent decline in Internet advertising, these initiatives to date have represented only a small percentage of television programming as a whole. When and if Web-based content as a real-time companion to conventional TV programming becomes more popular, ACTV believes that its enhanced media technology puts ACTV in a position to profit from a shift to the convergence of television and Internet content.

Digital TV

ACTV’s Digital TV technologies are patented processes for creating interactive customized television content and advertising in response to viewer remote control entries or to information stored locally in a viewer’s set-top box. ACTV’s software-only application, which can reside in a digital set-top box or other local device, such as a personal video recorder or video on demand system, records a viewer’s input throughout a program and can later deliver tailored content to the viewer based on this input. ACTV’s Digital TV technology allows it to send the viewer multiple television signals, related in time and content, and for the switching among those signals without a visually perceptible delay. The viewer experiences the video, audio and graphics of a single, fluid programming stream, while the programming on the other signals remains transparent.

ACTV has focused on advertising and sports entertainment programming as the first commercial applications of its Digital TV technologies. ACTV has branded its Digital TV applications for advertising and entertainment as SpotOn and One To One TV, respectively. ACTV’s Digital TV technologies allow, for example, neighbors to watch the same television program while seeing entirely different advertisements based upon demographic information, or a sporting event featuring a different view of the action, highlight packages, statistics or instant replays.

ACTV’s strategy has been to target SpotOn and One To One TV for distribution through cable operators that have deployed digital transmission systems and through DBS operators. To receive SpotOn and One To One TV, a viewer needs a digital set-top box with ACTV’s software download. ACTV has agreements with leading manufacturers of digital set-top terminals, including Motorola Broadband Communications Sector and ScientificAtlanta, for the integration of ACTV’s software into their systems.

SpotOn and One To One TV.    Digital ADCO, Inc., which developed the SpotOn applications and services, is a joint venture including Motorola Broadband and OpenTV. SpotOn is a comprehensive end-to-end system that allows digital cable, satellite and broadcast systems to offer targeting, interactivity and accountability for television commercials. ACTV believes that SpotOn, if it can achieve widespread deployment, has the ability to improve the effectiveness of television advertising.

Based on proprietary technologies contributed by Motorola, OpenTV and ACTV, SpotOn provides an array of functionalities. For example, ACTV’s software can instantaneously select the most appropriate commercial for each viewer from a number of alternatives received by the viewer’s set-top box. SpotOn’s logic function makes this selection based either on demographic information that the TV distributor, e.g., a cable operator, has downloaded to the set-top box or on remote control responses keyed in by the viewer. SpotOn can ascertain that a viewer is watching a program with subtitles in a second language, and deliver commercials in that language.

SpotOn enables advertisers to give viewers a choice of commercials, allowing them to select those of greatest relevance. These advertisements can incorporate program branches that permit the commercial itself to change course in response to viewer selections.

In addition, SpotOn provides the means for advertisers to receive aggregate viewer data for each commercial. This information may include the actual number of homes, by geographic area, where a given commercial was displayed as well as the percentage of viewers who changed channels or muted the sound during the commercial.

SpotOn allows for permission-based marketing. A subscriber may request additional information on a product or make merchandise purchases through the set-top box, enabled with SpotOn software.

ACTV’s plan for SpotOn, assuming the system can achieve widespread commercial deployment, is to charge a license fee to the TV distributors that it, as well as upstream license fees to programmers and advertising interconnects. ACTV anticipates that it may also receive fees from advertisers for such services as data reporting and analysis, encoding targeted commercials, and enabling television commerce transactions.

To date, ACTV’s only commercial deployment of SpotOn has been a trial at the Comcast Cable (formerly AT&T Broadband) system in Aurora, Colorado. Through this trial, which is currently in progress, SpotOn is available on Comcast Cable’s currently deployed DCT-2000 digital set-top boxes within the Aurora cable system. ACTV has successfully completed the technical phase of the trial and is presently conducting the research phase and anticipates concluding that phase during the first quarter of 2003.

In April 2002, ACTV Entertainment, Inc., a wholly-owned subsidiary of ACTV, signed a multi-year agreement with iNDEMAND, pursuant to which iNDEMAND has been using ACTV’s digital video technology to offer digital cable customers Nascar In Car on iNDEMAND. Nascar In Car is a multi-channel television package that uses a mix of digital compression technology, real-time telemetry data and superior graphics to give subscribers an enhanced, interactive viewing experience. iNDEMAND is distributing the package on a pay-per-view basis through certain digital cable systems in the United States. ACTV Entertainment’s agreement with iNDEMAND, which covers a total of approximately 90 Nascar races through 2004, obligates ACTV Entertainment to incur certain production costs, which it estimates will average $170,000 per race. In turn, ACTV Entertainment receives a percentage of gross receipts from the sale of pay-per-view subscriptions.

ACTV cannot assure you that subscription sales will produce more than negligible revenues, given, among other things, that Nascar In Car is the first programming of its kind ever sold in the United States.

Advision, LLC.    In December 2000, ACTV acquired a controlling interest in the assets of VisionTel, Inc., from nCUBE Corporation, which retained a minority interest. ACTV formed a new partnership entity, Advision LLC, to hold these assets. Advision LLC’s principal product is the Advision® software suite for advertising sales management in cable, broadband, broadcast, satellite, and Internet services. ACTV believes that Advision complements SpotOn, since it provides software for the trafficking and billing of commercials delivered through advanced digital cable and DBS headends.

In August 2002, ACTV acquired nCUBE’s minority interest in Advision, LLC in exchange for a receivable from nCUBE for work performed by Intellocity prior to its acquisition by ACTV. The book value of the receivable at the time of the exchange was approximately $119,000.

Digital Television Services.    ACTV provides technical services for digital interactive television, primarily through ACTV’s Intellocity division. Intellocity, Inc., which ACTV acquired in March 2001 through a share exchange, is engaged in the design, development and integration of interactive TV infrastructure and content. Clients for ACTV’s technical services include broadband operators, content providers and platform and infrastructure providers.

Enhanced Media

Overview.    ACTV’s Enhanced Media business segment serves the market for interactive convergence programming, which combines video and/or audio programming with Web content. ACTV markets Enhanced Media applications and services through the brand names HyperTV with Livewire, and eSchool Online. eSchool Online and HyperTV with Livewire provide convergence software and services to the education and entertainment markets, respectively.

ACTV’s Enhanced Media business in the past has derived revenues from a number of sources, including software licensing, technical and content services, data management, online advertising sales and e-commerce. During 2002, ACTV generated the vast majority of its Enhanced Media revenues from software licensing and technical and content services related to the education market.

Education.    eSchool Online was the first commercial application of the Enhanced Media technologies. eSchool integrates educational video with relevant Web content, interactivity and chat functionality on a student’s computer screen. In addition, eSchool provides teachers and administrators with an application that allows for online assessment of a student performance.

ACTV has provided eSchool software and content and technical services to state departments of education, school districts, and schools throughout the United States. Over the past several years, ACTV began to focus eSchool on the professional development market.

Traditionally, ACTV provided eSchool Online applications and services on a custom development basis to individual education clients. Starting in the year 2000, ACTV began to market completed eSchool programs to third parties, under licensing agreements with the clients for whom the programs were originally produced. ACTV currently has a library of licensed eSchool content available for nationwide distribution.

HyperTV.    HyperTV is a suite of patented processes that enhances a television program or advertisement with related and synchronized content delivered through the Internet. HyperTV works by embedding a stream of Web page addresses into a video or audio signal or by transmitting the addresses directly over the Internet to a user’s computer or wireless device. The Web content is synchronized to programming being shown on a particular television channel, streamed through the Internet, or played through a local storage device, such as a DVD player.

In April 2000, ACTV entered into an agreement with Ascent Media Group (formerly Liberty Livewire) to jointly market “HyperTV with Livewire.” Ascent Media Group provides audio and video post-production and location services. The agreement gives Ascent Media Group, a unit of Liberty Media, the right to supply content creation services and, through AT&T IP Services, a scalable hosting infrastructure for HyperTV with Livewire. Pursuant to the agreement creating HyperTV with Livewire, ACTV received warrants to purchase 2.5 million shares of Ascent Media Group Series A common stock.

ACTV was one of the first companies to provide convergence software and services. During the years 2000 and 2001, ACTV facilitated hundreds of hours of HyperTV with Livewire programming for music, movies, sports, games and live programming. During 2001, after initiating a patent infringement lawsuit against The Walt Disney Company and certain subsidiaries, ACTV’s HyperTV with Livewire business began to decline. For more information concerning the lawsuit, see “—Legal Proceedings.” ACTV believes the decline can be attributed to a number of factors:

•	reluctance of certain potential clients to employ ACTV’s technology pending resolution of the lawsuit against The Walt Disney Company;

•	strong price competition from competitors;

•	contraction of overall ad spending in the United States; and

•	sluggish growth in the demand for so-called two box convergence.

In response to the slowdown in HyperTV with Livewire, ACTV chose to restructure the business by renewing its focus on technology licensing. During 2002, ACTV has not succeeded in generating revenues of any significance from licensing HyperTV technology for entertainment applications. ACTV believes that dismissal in May 2002 of its lawsuit against The Walt Disney Company has negatively impacted ACTV’s future prospects for licensing HyperTV.

Equipment Suppliers

To date, ACTV has not manufactured, nor does it intend to manufacture, set-top converters, terminals, video servers or other devices in connection with any of its current applications and services.

ACTV has entered into non-exclusive, royalty-free agreements with Motorola Broadband and Scientific-Atlanta, the dominant suppliers of set-top terminals in the United States, for the integration of its Digital TV technologies into digital set-top boxes of these companies.

In addition, ACTV has agreements with the leading providers of set-top box middleware, including OpenTV, Liberate and Microsoft TV, to ensure the compatibility of its Digital TV technologies with their platforms. Middleware is set-top box software that acts as an operating system for the terminal.

Patents and Other Intellectual Property

ACTV has sought to protect the proprietary features of its individualized programming technologies and Enhanced Media technologies through patents, copyrights, confidentiality agreements and trade secrets both in the United States and overseas. As of the present time, the United States Patent and Trademark Office has issued certain patents to ACTV that are currently in force. ACTV also has additional patents pending. The patents expire at various dates from 2003 to 2018. Corresponding patents for some of the above United States patents have been granted by or are pending in the Patent Offices of Canada, Japan, South Korea, China, Singapore, India, Australia and Europe.

ACTV cannot assure you that its patents are enforceable, or, if challenged, that it can successfully defend them, particularly in view of the high cost of patent litigation, nor can ACTV assure you that it will derive any competitive advantages from them. See “—Legal Proceedings.” To the extent that patents are not issued for any other products developed by ACTV, ACTV would be subject to more competition. The issuance of patents may be insufficient to prevent competitors from essentially duplicating ACTV’s products by designing around the patented aspects. In addition, ACTV cannot assure you that its products will not infringe on patents owned by others, licenses to which patents may not be available to, or that competitors will not develop functionally similar products outside the protection of any patents that ACTV has or may obtain.

The inventors named on all of ACTV’s issued patents have assigned to ACTV all rights, title and interest in and to these United States patents and any corresponding foreign patents or applications based thereon. ACTV requires that each of its full-time employees, consultants and advisors execute a confidentiality and assignment of proprietary rights agreement upon the commencement of employment or a consulting relationship. These arrangements generally provide that all inventions, ideas and improvements made or conceived by the individual arising out of the employment or consulting relationship are ACTV’s exclusive property. These agreements generally also require that all such information be kept confidential and not disclosed to third parties, except with ACTV’s consent or in specified circumstances. ACTV cannot be certain, however, that these agreements will provide effective protection for its proprietary information in the event of unauthorized use or disclosure of such information.

Competition

The markets for digital television and enhanced media applications and services are extremely competitive, and ACTV expects competition to intensify in the future. These markets are new, quickly evolving and characterized by untested consumer demand and a lack of industry standards. They are, therefore, subject to significant changes in the products and services offered by existing market participants and the emergence of new market participants. As a result, it is difficult to determine which companies and technologies are competing with ACTV or may in the future compete with ACTV in one or more of its businesses. If the proposed merger with OpenTV is consummated, ACTV will become part of a business that includes current competitors Spyglass Integration (a division of OpenTV) and Wink Communications.

ACTV believes that its current competitors in Enhanced Media services markets include Gold Pocket, Digeo, Wink Communications and Worldgate Communications, Inc., among others. ACTV also faces competition from traditional television and cable broadcasters such as ABC, CBS, FOX and NBC. Some of these broadcasters have in the past, and may in the future, develop and broadcast their own television/Internet convergence programming. See “—Legal Proceedings.” In addition, ACTV may face future competition from companies that provide applications allowing video content to be streamed over the Internet, such as Microsoft, RealNetworks, Inc. and Veon. Many of these applications could be extended to compete with some or all of ACTV’s existing or proposed enhanced media offerings.

ACTV believes that its competitors in the targeted TV advertising market include Visible World, NAVIC and Ad-Exact. ACTV does not believe that there are currently any competitors offering products comparable to

One To One TV, but there are a number of companies, including NDS Group plc, that market products and services outside the United States that have limited functionalities in common with this product. Finally, ACTV’s Digital TV products may be deemed to compete for limited shelf space within a digital set-top box with other dissimilar applications, such as video on demand, high definition television, and telephony. For the interactive TV technical services market, ACTV’s current competitors include Spyglass, Rachis, MetaTV and Digeo.

Government Regulation

ACTV believes that neither its present nor future implementation of One To One TV or SpotOn is subject to any direct substantial government regulation. However, the broadcast industry in general, and cable television, DBS and wireless communication in particular, are subject to substantial government regulation.

Cable Television.    Pursuant to federal legislation enacted in 1992 (the “1992 Cable Act”), and amended by the Telecommunications Act of 1996, the Federal Communications Commission (the “FCC”) substantially re-regulated the cable television industry in various areas, including rate regulation, competitive access to programming, and must-carry and retransmit consent for broadcast stations. These rules, among other things, restrict the extent to which a cable system may profit from, or recover costs associated with, adding new program channels, impose certain carriage requirements with respect to television broadcast stations, limit exclusivity provisions in programming contracts and require prior notice for channel additions, deletions and changes. The 1992 Cable Act also regulates the collection and use of subscriber information over cable systems by cable operators and their affiliates. The United States Congress and the FCC also have under consideration, and may in the future adopt, new laws, regulations and policies regarding a wide variety of matters which could, directly or indirectly, materially adversely affect ACTV’s operations. In particular, the FCC recently initiated an inquiry to determine whether the cable industry’s future provision of interactive services should be subject to regulations seeking to ensure equal access and competition among service vendors.

Internet.    Increased regulation of the Internet might slow the growth in use of the Internet, which could decrease demand for ACTV’s services, increase its cost of doing business or otherwise have a materially adverse effect on its business, financial condition and results of operations. Congress has passed legislation regulating certain aspects of the Internet, including the protection of children, copyright infringement, user privacy, taxation, access charges and liability for third-party activities. The Federal Trade Commission has adopted regulations pursuant to the Children’s Online Privacy Protection Act, which governs collection and use of information regarding children over the Internet. In addition, federal, state and local governmental organizations as well as foreign governments are considering other legislative and regulatory proposals that would regulate the Internet. Areas of potential regulation include libel, pricing, quality of products and services, intellectual property ownership and personal privacy. Storage and use of personal information are subject to state and federal regulation. Storage and use of such information may also subject ACTV to privacy claims relating to its use and dissemination of personal information. ACTV does not know how courts will interpret laws governing the Internet or the extent to which they will apply existing laws regulating issues such as property ownership, libel and personal privacy to the Internet. Therefore, ACTV is not certain how new laws governing the Internet or other existing laws will affect its business. ACTV cannot assure you that it will be able to comply with any future laws or regulations that may be imposed on its operations.

Employees

As of December 12, 2002, ACTV employed 113 full-time employees. ACTV is not subject to any collective bargaining agreements; ACTV believes that its relationships with its employees are generally satisfactory.

Properties

ACTV maintains its executive offices at 233 Park Avenue South, New York, New York, where it leases approximately 12,000 square feet. The lease for this facility extends through 2016. ACTV also leases offices and technical space totaling approximately 24,000 square feet in six other facilities, located in New Jersey, Colorado, Oklahoma, and Holland. These leases expire at various dates through 2005.

Legal Proceedings

ACTV, Inc. and its wholly-owned subsidiary HyperTV Networks, Inc. are co-plaintiffs in a civil action filed against The Walt Disney Company, ABC, Inc., and ESPN, Inc. in December 2000, which action alleges that the defendants’ “Enhanced TV” system synchronizing a Web site application to, among others, ESPN Sunday Night and ABC Monday Night Football telecasts has infringed and is continuing to infringe certain of the plaintiffs’ patents. In May 2002, the United States District Court for the Southern District of New York granted summary judgment in favor of the defendants. Without addressing the validity and enforceability of the three patents in the suit, the Court reached summary judgment on non-infringement alone. On July 3, 2002, ACTV appealed the District Court’s decision to the United States Court of Appeals for the Federal Circuit in Washington, D.C.

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

The following should be read in conjunction with ACTV’s Condensed Consolidated Financial Statements and the Notes thereto. This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, such as ACTV’s plans, objectives, expectations and intentions. ACTV’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth in the following discussion and under “Risk Factors” and elsewhere in this joint proxy statement/prospectus.

Overview

ACTV is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive television advertising, programming, and enhanced media applications. ACTV has two operating business segments, which are called Digital TV and Enhanced Media.

ACTV believes that its Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. ACTV’s Enhanced Media technologies allow for the enhancement of both video and audio content, including standard TV programming, with Web-based information and interactivity.

ACTV’s expectation has been that the expansion of digital TV transmission systems and the emergence of platforms providing the simultaneous delivery of video and Internet content (convergence programming), will allow television distributors, advertisers and programmers to bring interactivity to a mass audience. ACTV believes that its proprietary technologies, tools, and technical and creative services capabilities position ACTV to capitalize on this growth, if and when it should occur. However, the market for interactive television services and applications to date has been much slower to develop than ACTV had anticipated.

Comparison Of Three-Month Periods Ended September 30, 2002 And September 30, 2001

    Results of Operations

Revenues.    During the three-month period ended September 30, 2002, ACTV’s revenues decreased 15%, to $2.8 million, compared with $3.3 million in the three-month period ended September 30, 2001. The decrease was the result of a decline in technical and professional service revenue from ACTV’s Digital Television segment and in licensing and services revenue from ACTV’s Enhanced Media segment. Revenue recognized from the amortization of the deferred revenue from the Ascent Media Group, or “Livewire”, joint marketing arrangement was $904,953 for both periods. Such revenue represents 32% and 28% of ACTV’s total revenues for the nine months ended September 30, 2002 and 2001, respectively.

Total Selling, General and Administrative Expenses.    Total selling, general and administrative expenses decreased approximately 7% in the third quarter of 2002, to $8.9 million, from $9.6 million in the third quarter of 2001. The decrease reflects significantly reduced personnel, occupancy and related expenses in the more recent quarter, which more than compensated for increased costs related to ACTV’s Nascar In Car project, launched in the second quarter of 2002. In addition, ACTV incurred $0.9 million in expenses related to the merger agreement.

Stock-Based Compensation.    ACTV did not record an increase or decrease in stock-based compensation expense for the three months ended September 30, 2002, as compared to a credit of stock-based compensation expense of $8.6 million for the three months ended September 30, 2001. ACTV had recorded a charge or credit to stock-based compensation expense based on increases in the market value of ACTV’s common stock in excess of the exercise price of certain employee options, which were subject to variable option accounting treatment. In the first quarter of 2002, ACTV rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment of the options in question. Although ACTV has other currently outstanding options subject to variable option accounting treatment, the exercise price of these options was greater than the market price on each reporting date since their issuance in January 2002. Accordingly, ACTV recognized no stock-based compensation expense related to such options.

Depreciation and Amortization.    Depreciation and amortization expense decreased 48%, to $1.4 million in the three months ended September 30, 2002, versus $2.7 million during the same period in 2001. The decrease is due principally to ACTV’s adoption of Statement of Financial Accounting Standards (“SFAS”) 142 as of January 1, 2002, resulting in no amortization expense for goodwill in the three months ended September 30, 2002. Depreciation expense for ACTV’s Digital Television segment showed a marginal increase, from $782,952 in the third quarter of 2001 to $817,385 in the more recent quarter, as the result of capital equipment purchases in 2002 related to the Nascar In Car project.

Loss on Impairment of Goodwill.    During the third quarter of 2002, ACTV recorded a non-cash impairment charge of $11.5 million related to the goodwill associated with the Intellocity acquisition. Accounting for goodwill is determined by SFAS 142, which requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount.

Through September 30, 2002, ACTV’s Intellocity unit fell significantly short of the revenue and profitability goals management established for it at the beginning of 2002. In addition, ACTV substantially scaled back Intellocity’s revenue forecasts for fiscal 2003. ACTV believes this shortfall is principally the result of Intellocity’s existing and prospective clients having reduced their expenditures for enhanced and interactive TV initiatives.

Consequently, ACTV conducted a review of the realizability of the goodwill value attributed to Intellocity. As a result of this review, ACTV developed a revised operating plan to restructure and stabilize the business. The revised projections by service line provided the basis for measurement of the asset impairment charge. ACTV calculated the present value of expected future cash flows of Intellocity’s service lines to determine the fair value of the assets. Accordingly, in the third quarter of 2002, ACTV recorded an impairment charge of $11.5 million.

Interest Income.    Interest income in the third quarter of 2002 was $0.3 million, compared with $0.8 million in the third quarter of 2001. The decrease was the result of significantly reduced prevailing interest rates and lower average cash balances during the more recent quarter. ACTV incurred no interest expense in the third quarter of 2002 or 2001.

Other Expenses.    Other expense includes the change in fair value of warrants held by ACTV, which are currently accounted for as a derivative instrument, pursuant to the requirements of SFAS No. 133. For the three months ended September 30, 2002, ACTV recorded a decrease in the value of the warrants of $3.3 million, compared with a decrease of $5.2 million for the three months ended September 30, 2001. For the quarter ended September 30, 2002, other expense also includes $1.7 million in write-downs related to certain of ACTV’s strategic investments that ACTV deemed to be other than temporarily impaired. ACTV based its impairment assessment on the financial results and/or values in the latest rounds of financings of such investments.

Net Loss.    For the three months ended September 30, 2002, ACTV’s net loss was $23.3 million, or $0.42 per basic and diluted share, compared to a net loss of $9.6 million, or $0.17 per basic and diluted share, for the three months ended September 30, 2001.

Comparison Of Nine-Month Periods Ended September 30, 2002 And September 30, 2001

    Results of Operations

Revenues.    During the nine-month period ended September 30, 2002, ACTV’s revenues decreased 14%, to $9.3 million, compared with $10.8 million in the nine-month period ended September 30, 2001. The decrease was principally due to a decline in technical and professional service revenue from ACTV’s Digital Television segment. The revenue decline was even greater on a fully comparable basis, given that the 2001 nine-month period included only seven months of results from Intellocity, which ACTV acquired in March of that year. Revenue recognized from the amortization of the deferred revenue from the Livewire joint marketing arrangement was $2.7 million for both periods. Such revenue represents 29% and 25% of ACTV’s total revenues for the nine months ended September 30, 2002 and 2001, respectively.

Total Selling, General and Administrative Expenses.    Total selling, general and administrative expenses decreased approximately 35% in the first nine months of 2002, to $23.5 million, from $36.4 million in the first nine months of 2001. The decrease reflects significantly reduced personnel, occupancy and related expenses in the more recent quarter, which more than compensated for increased costs related to ACTV’s Nascar In Car project, launched in the second quarter of 2002. In addition, ACTV incurred $1.2 million in expenses related to the merger agreement.

Stock-Based Compensation.    Stock-based compensation expense was credited $6.0 million for the nine months ended September 30, 2002, and credited $11.4 million for the nine months ended September 30, 2001. ACTV had recorded a charge or credit to stock-based compensation expense based on increases in the market value of ACTV’s common stock in excess of the exercise price of certain employee options, which were subject to variable option accounting treatment. In the first quarter of 2002, ACTV rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment of the options in question. Although ACTV has other currently outstanding options subject to variable option accounting treatment, the exercise price of these options was greater than the market price on each reporting date since their issuance in January 2002. Accordingly, ACTV recognized no stock-based compensation expense related to such options.

Depreciation and Amortization.    Depreciation and amortization expense decreased 41%, to $4.1 million in the nine-month period ended September 30, 2002, from $7.0 million in the nine-month period ended September 30, 2001. The decrease is due principally to ACTV’s adoption of SFAS 142 as of January 1, 2002, resulting in no amortization expense for goodwill in the nine months ended September 30, 2002.

Loss on Impairment of Goodwill.    During the third quarter of 2002, ACTV recorded a non-cash impairment charge of $11.5 million related to the goodwill associated with the Intellocity acquisition. SFAS 142 requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount.

Through September 30, 2002, ACTV’s Intellocity unit fell significantly short of the revenue and profitability goals management established for it at the beginning of 2002. In addition, ACTV substantially scaled back Intellocity’s revenue forecasts for fiscal 2003. ACTV believes this shortfall is principally the result of Intellocity’s existing and prospective clients having reduced their expenditures for enhanced and interactive TV initiatives.

Consequently, ACTV conducted a review of the realizability of the goodwill value attributed to Intellocity. As a result of this review, ACTV developed a revised operating plan to restructure and stabilize the business. The revised projections by service line provided the basis for measurement of the asset impairment charge. ACTV calculated the present value of expected future cash flows of Intellocity’s service lines to determine the fair value of the assets. Accordingly, in the third quarter of 2002, ACTV recorded an impairment charge of $11.5 million.

Interest Income.    Interest income in the first nine months of 2002 was $1.0 million, compared with $3.6 million in the first nine months of 2001. The decrease was the result of significantly reduced prevailing interest rates and lower average cash balances during the more recent period. ACTV incurred no interest expense in the first nine months of either period.

Other Expenses.    Other expenses include the change in fair value of warrants held by ACTV, which are currently accounted for as a derivative instrument, pursuant to the requirements of SFAS No. 133. For the nine months ended September 30, 2002, ACTV recorded a decrease in the value of the warrants of $12.6 million, compared with a decrease of $1.0 million for the nine months ended September 30, 2001. For the nine months ended September 30, 2002, other expenses also include $1.7 million in write-downs related to certain strategic investments that ACTV deemed to be other than temporarily impaired. ACTV based its impairment assessment on the financial results and/or values in the latest rounds of financings of such investments.

Cumulative Transition Effect of Change in Accounting Principle.    Effective January 1, 2001, ACTV adopted FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137 and 138. SFAS 133 requires that all derivative financial instruments be recorded in the balance sheet at fair value. The provisions of SFAS 133 affected the accounting for ACTV’s investment of 2.5 million restricted warrants issued by Ascent Media Group. Prior to the adoption of SFAS 133, these warrants were carried at cost. With the adoption of SFAS 133, the Ascent Media Group investment is recorded at fair value. This resulted in ACTV’s recording a cumulative effect transition adjustment loss of $58.7 million at January 1, 2001. There may be periods with significant non-cash increases or decreases to ACTV’s net income/loss pertaining to the Ascent Media Group investment.

Net Loss.    For the nine months ended September 30, 2002, ACTV’s net loss was $35.1 million, or $0.63 per basic and diluted share, compared to the net loss of $80.6 million, or $1.47 per basic and diluted share, for the nine months ended September 30, 2001.

    Liquidity and Capital Resources

Since its inception, ACTV has not generated revenues sufficient to fund its operations and has incurred operating losses. Through September 30, 2002, ACTV had an accumulated deficit of $298.2 million. ACTV’s cash position on September 30, 2002 (including short-term investments) was $57.2 million, compared with $78.0 million on December 31, 2001.

Net Cash Used In Operating Activities.    During the nine month period ended September 30, 2002, ACTV used cash of $18.4 million for operations, compared with $29.2 million for the nine months ended September 30, 2001. The decrease in net cash used by operating activities principally relates to lower operating losses and decreased working capital uses.

Net Cash Used In Investing Activities.    With regard to investing activities, in the nine months ended September 30, 2002, ACTV used cash of $22.4 million, compared to $16.5 million in the nine months ended September 30, 2001. Approximately $19.9 million of the more recent period’s total related to investments in short-term financial instruments, compared to $0 of such investments in the 2001 period. The large decrease in cash used in other investing activities is due principally to a significant reduction in capital expenditures and strategic investments.

In April 2001, ACTV provided $5 million in financing to Playboy.com, Inc. in the form of an 8% convertible promissory note. The note was automatically converted on August 13, 2001 into shares of Series A Convertible Preferred Stock of Playboy.com. The Series A Convertible Preferred Stock is convertible into common stock of Playboy.com on a one-for-one basis, may be redeemed at the holder’s option after five years and has customary anti-dilution provisions. Holders of the Series A Convertible Preferred Stock will receive a non-cumulative 8% per annum dividend. If Playboy.com is unable to pay the redemption price for the Series A Convertible Preferred Stock, a holder can require payment by Playboy Enterprises, Inc. In this event, Playboy Enterprises, Inc. has the option of making such payment in cash or in shares of its common stock.

Net Cash Provided By (Used In) Financing Activities.    ACTV had no significant cash provided by or used in financing activities for either the nine-month periods ended September 30, 2002 or September 30, 2001. ACTV has funded, and continues to fund ACTV’s cash requirements from the net proceeds of a public, follow-on offering completed in February 2000. Through a group of underwriters, ACTV sold a total of 4.6 million common shares, resulting in net proceeds of $129.4 million. In addition, in the year ended December 31, 2000, Liberty Digital, Inc. invested an additional $20 million in ACTV by exercising a warrant granted in March 1999, and OpenTV and Motorola invested a total of $13.0 million in ACTV’s Digital ADCO subsidiary.

The cost of patents, which represents patent acquisition costs and legal costs relating to patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 15 years), which is less than the statutory life of each patent.

ACTV capitalizes costs incurred for the development of software products when the economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products.

ACTV records a charge or a credit to stock-based compensation expense for increases or decreases in the market value of ACTV’s common stock in excess of the exercise price of certain employee options that are subject to variable option accounting treatment. ACTV’s financial results for the three-month period in 2001 and the nine-month periods in both 2002 and 2001 reflect credits in stock-based compensation pursuant to certain employee options. These credits are the result of market price declines in ACTV’s common stock during these periods. In the first quarter of 2002, ACTV rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment of these options and, therefore, no charges were recorded in the second quarter of 2002.

In January 2002, ACTV canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share. All the recipients of these options were employees whose salary compensation had been reduced in conjunction with ACTV’s restructuring efforts in the second half of 2001. ACTV’s executive officers were not eligible to participate, although their salary compensation also was reduced. The newly granted options are subject to variable option accounting treatment. That is, if the closing market price of ACTV’s common stock is greater than $2.00 per share at any reporting date, ACTV recognizes a non-cash compensation expense equal to the difference between such market price and $2.00 times the number of outstanding option shares subject to variable accounting treatment. To the extent that ACTV is carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of ACTV’s stock at the end of the subsequent reporting period, ACTV recognizes a reduction in expense for the subsequent period.

The preparation of financial statements in conformity with generally accepted accounting principles requires ACTV to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. ACTV’s actual results could differ from these estimates.

Comparison Of Fiscal Year Ended December 31, 2001 And December 31, 2000

    Results of Operations

Revenues.    Revenues increased 71% to $13.7 million for the year ended December 31, 2001, from $8.0 million for the year ended December 31, 2000. The increase is the result of the inclusion in the more recent year of revenues from the Digital TV segment, which accounted for approximately 30% of total revenues. For the year ended December 31, 2000, all of ACTV’s revenue was derived from Enhanced Media licensing and services. Digital television revenues for 2001 were principally from professional and technical services delivered through Intellocity, which ACTV acquired in March 2001, and software licensing and services revenue through Advision, which ACTV acquired January 1, 2001. Revenues for the years ended December 31, 2001 and 2000 included $3.6 million and $1.8 million, respectively, (26% and 23%, respectively, of total revenues) related to the recognition of revenue from the Ascent Media Group joint marketing arrangement.

Goodwill Impairment Charges.    During the fourth quarter of 2001, ACTV recorded a non-cash impairment charge of $11.2 million related to the goodwill associated with the Intellocity acquisition. Intellocity’s inability to achieve the operating results specified in its 2001 budget (it operated at a loss for fiscal 2001) triggered an impairment review, conducted at the end of 2001, of ACTV’s long-lived assets. ACTV developed a revised operating plan to restructure and stabilize the business. The revised projections by service line provided the basis for measurement of the asset impairment charge. ACTV calculated the present value of expected future cash flows of Intellocity’s service lines to determine the fair value of the assets. Accordingly, in the fourth quarter of 2001, ACTV recorded an impairment charge of $11.2 million.

Restructuring Charges.    For the year ended December 31, 2001, ACTV recorded an expense of $6.6 million, the majority of which was non-cash, related to restructuring initiatives. This expense includes charges for the surrender of real estate leases and employee severance costs. Pursuant to the surrender—agreed to in September 2001—of certain of its New York City leases, ACTV received cash and cash equivalents of approximately $9.3 million in the first quarter of 2001. This change in cash and cash equivalents was a result of payments from third parties and a release of restricted cash formerly used to guarantee the leases. At December 31, 2001 ACTV had $0.8 million remaining in accrued restructuring charges to be paid out over the first two quarters of 2002.

Stock-Based Compensation.    Stock-based compensation resulted in a credit for the year ended December 31, 2001 of $12.1 million, compared with a credit of $186.7 million for the year ended December 31, 2000. The reduction in expense was the result of a continued decline in the market price of ACTV’s common stock during 2001. ACTV records stock-based compensation expense based on increases and decreases in the market price of its common stock above the exercise price of certain employee options, which were subject to variable option accounting treatment. To the extent that ACTV had a stock-based compensation obligation at the beginning of a given reporting period, ACTV recognized a reduction in expenses related to the unexercised vested variable options for that period based on a reduction of the market price for its stock at the end of the period.

Total Selling, General and Administrative Expenses.    Total selling, general and administrative expenses for year the ended December 31, 2001 were $46.6 million, compared with $45.7 million for the year ended December 31, 2000, an increase of 2%. The increase in costs was attributable to the inclusion in the more recent year of the operations of Intellocity and Advision, both of which ACTV acquired during 2001. Excluding the effect of Intellocity and Advision, ACTV’s total selling, general and administrative expenses declined $6.0 million, or 13% in the more recent year. This decrease is the result of cost cutting measures ACTV adopted in the third and fourth quarters of 2001, including a significant reduction in personnel and occupancy costs. Selling and administrative expenses for 2001 and 2000 include $2.3 million and $6.9 million, respectively, of deferred compensation expense, of which $1.5 million and $4.5 million, respectively, was non-cash.

Other Expenses.    Other expenses in 2001 include the changes in fair value of an investment in warrants, which is now accounted for as a derivative instrument after ACTV’s adoption of SFAS No. 133 and the application of its requirements. Prior to the adoption of SFAS 133 in 2001 these warrants, which were issued by Ascent Media Group, were carried at cost. With the adoption of SFAS 133, this warrant investment is now recorded at fair value. ACTV recorded a net decrease in the value of the investment in warrants of $1.0 million for the year ended December 31, 2001. For the year ended December 31, 2001 and 2000, other expense also includes a $1.0 million and $0.8 million write-down related to certain of its strategic investments that ACTV deemed to be other than temporarily impaired.

Depreciation and Amortization.    Depreciation and amortization expenses increased $5.5 million for the year ended December 31, 2001, to $9.4 million, from $3.9 million during the same period of 2000, due primarily to ACTV’s increased investment in patents, software development, and equipment and additional goodwill recorded in connection with its purchase of Intellocity, Inc. in March 2001.

Interest (Expense)/Income.    Interest income, net of interest expense, for the year ended December 31, 2001 was $4.2 million, compared with net interest income of $7.4 million for the year ended December 31, 2000. The decrease was the result of lower cash balances in 2001. ACTV incurred interest expense for 2000 of $0.3 million, compared to $0 for 2001. Interest expense for 2000 relates to the $5 million original face value notes issued by a subsidiary of ACTV’s in January 1998; the notes were retired on April 3, 2000.

Minority Interest.    The minority interest benefit for the year ended December 31, 2001 was $3.2 million, compared with a benefit of $1.7 million in 2000. The benefit is primarily attributable to the minority interest held by others in Digital ADCO.

Extraordinary Items.    ACTV recorded an extraordinary loss in 2000 of $1.4 million, resulting from the early extinguishment of $5.0 million notes issued in January 1998.

Cumulative Transition Effect of Change in Accounting Principle.    Effective January 1, 2001, ACTV adopted FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended by SFAS 137 and 138. SFAS 133 requires that all derivative financial instruments be recorded in the balance sheet at fair value. The provisions of SFAS 133 affected ACTV’s accounting for its investment of 2.5 million restricted warrants issued by Ascent Media Group. Prior to the adoption of SFAS 133, these warrants were carried at cost. With the adoption of SFAS 133, this warrant investment is now recorded at fair value. As a result, ACTV recorded a cumulative effect transition adjustment loss of approximately $58.7 million at January 1, 2001. There may be periods with significant non-cash increases or decreases to ACTV’s net income/loss as a result of the changes in fair value of the Ascent Media Group warrant investment.

Net Loss Applicable to Common Shareholders.    For the year ended December 31, 2001, ACTV’s net loss applicable to common stockholders after extraordinary loss and cumulative effect of accounting change was $101.4 million, or $1.84 per basic and diluted share, compared with net income of $152.1 million, or $3.07 per basic share and $2.51 per diluted share, for 2000. The significant difference between the two years was the result predominately of non-cash items, including a reduced expense reduction from stock-based compensation, a goodwill impairment charge, restructuring expense, and the cumulative effect of accounting change relating to the adoption of SFAS 133 incurred during the more recent year.

Comparison Of Fiscal Year Ended December 31, 2000 And December 31, 1999

    Results of Operations

Revenues.    Revenues increased 176% to $8.0 million for the year ended December 31, 2000, from $2.9 million for the year ended December 31, 1999, due to an increase in Enhanced Media sales. Approximately $1.8 million of the increase was from recognition of revenue from the joint marketing arrangement with Ascent Media Group. The majority of ACTV’s revenues in 1999 were derived from sales of HyperTV and Bottle Rocket software, services and related computer hardware.

Selling, General and Administrative Expenses.    Selling, general and administrative expenses increased 84% to $45.7 million for the year ended December 31, 2000, from $24.8 million for the year ended December 31, 1999. The increase was principally the result of higher personnel costs both from increased headcount and from non-cash, executive incentive compensation, which was paid in the form of common stock. The more recent period also included selling and administrative expenses associated with ACTV’s Digital ADCO subsidiary, which had only minimal activity in 1999, the year of its formation.

Other.    Other expenses in 2000 represent a write-off of an equity investment in a privately held company for $750,000. No similar expense was incurred in 1999.

Depreciation and Amortization.    ACTV’s depreciation and amortization expenses increased approximately $1.8 million, or 84%, principally due to an increase in software development and intellectual property assets.

Stock-Based Compensation.    Stock-based compensation resulted in a credit for the year ended December 31, 2000 of $186.7 million, as compared with an expense of $208.3 million for the year ended December 31, 1999. ACTV records a charge or a credit to stock-based compensation expenses based on increases and decreases in the market value of its common stock in excess of the exercise price of certain employee options that are subject to variable option accounting treatment. ACTV recorded a credit in stock-based compensation for the year ended December 31, 2000 as the market price of its common stock declined during 2000. Conversely, ACTV recorded a charge to stock-based compensation for the year ended December 31, 1999 as the market price of its common stock increased during this 1999.

Stock Appreciation Rights.    There were no stock appreciation right costs in 2000, as ACTV terminated its stock appreciation rights plan during 1999. Stock appreciation rights expense was approximately $2.0 million of in 1999.

Interest (Expense) Income-Net.    Interest expenses decreased 70% to $0.3 million for the year ended December 31, 2000, from $1.0 million for the year ended December 31, 1999. Interest expenses is related to the $5.0 million notes issued in January 1998 by one of ACTV’s subsidiaries. Interest income increased 1,559% to $7.7 million for the year ended December 31, 2000, from $0.5 million for the year ended December 31, 1999. The increase was due to higher average cash balances in 2000.

Minority Interest.    The minority interest benefit for the year ended December 31, 2000 was $1.7 million compared with expense of $588 in 1999. The benefit is attributable to the minority interest held by others in Digital ADCO, which was formed in November 1999.

Extraordinary Item.    ACTV recorded an extraordinary loss in 2000 of $1.4 million, resulting from the early extinguishment of $5.0 million notes issued in January 1998.

Preferred Stock Dividend and Accretion.    For the year ended December 31, 1999, ACTV paid $0.5 million in preferred stock dividends, related to its Series B preferred stock. The Series B preferred stock was issued in November 1998 and was redeemed in full in May 1999.

Net Income/(Loss) Applicable to Common Stockholders.    Net income applicable to common stockholders was $152.1 million, or $3.07 per basic share and $2.51 per diluted share, for the year ended December 31, 2000, compared to a net loss of $235.4 million, or $6.11 per basic per basic and diluted share, for the year ended December 31, 1999. The difference was principally the result of significant non-cash compensation expense recorded in 1999 and a reduction in this expense recorded in 2000.

    Liquidity and Capital Resources

Net Cash Used In Operating Activities.    During the year ended December 31, 2001, ACTV used cash of $30.4 million for operations, compared with $25.9 million for the year ended December 31, 2000. The increase in net cash used by operating activities related principally to increased working capital uses.

Net Cash Used In Investing Activities.    For the year ended December 31, 2001, ACTV used cash for investing activities of $26.0 million, compared with $17.1 million, for year ended December 31, 2000. The increase in cash used in investing activities was due principally to a $9.0 million investment in short-term securities in 2001, compared to no investment in such securities during 2000. In addition, ACTV increased its investment in patents, software development and strategic investments, which was offset by a decrease in purchases of property and equipment.

Net Cash Provided By Financing Activities.    ACTV has and continues to fund its cash requirements from the net proceeds of a public, follow-on offering completed on February 3, 2000. Through a group of underwriters, ACTV sold a total of 4.6 million common shares, resulting in net proceeds of $129.7 million. On March 27, 2000, Liberty Digital, Inc. invested an additional $20 million in ACTV by exercising a warrant granted in March 1999. For the year ended December 31, 2000, OpenTV invested $10 million in ACTV’s Digital ADCO subsidiary, and Motorola invested $3.0 million and $2.0 million in the years ended December 31, 2000 and 1999, respectively, in Digital ADCO.

    Critical Accounting Policies

ACTV and Ascent Media Group, a unit of Liberty Media, entered into a joint marketing arrangement to market “HyperTV with Livewire” in April, 2000. Ascent Media Group received various rights to use certain patented ACTV technologies in providing turnkey convergence services, including application hosting, web authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks.

In connection with the grant of these licensed rights to Ascent Media Group, ACTV received a warrant to acquire 2,500,000 shares of Ascent Media Group Series A common stock at an exercise price of $30 per share. The warrant, which expires in June 2015 and includes registration rights, is exercisable ratably over five years, beginning April 13, 2001. With certain exceptions, the warrant is not transferable. The warrant is non-forfeitable and fully vested (as the term “vesting” is used by the Financial Accounting Standards Board in its EITF 00-8: Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services). ACTV recorded an investment and deferred revenue in the amount of approximately $76.0 million, the estimated value of the warrant (using the Black-Scholes pricing model) at the time the agreement was executed. Beginning January 1, 2001 changes in fair value in the investment in the warrant are recorded to the statement of operations pursuant to ACTV’s adoption of SFAS No. 133. ACTV expects the value of the warrant to fluctuate based on the underlying stock price of Ascent Media Group Series A common stock. ACTV does not currently expect to exercise or register shares underlying the warrant in the coming year. The deferred revenue ACTV recorded is being amortized into revenue over a period of 21 years, the contractual term of the joint marketing arrangement.

The cost of patents, which represent patent acquisition costs and legal costs relating to patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 15 years), which is less than the statutory life of each patent.

ACTV capitalizes costs incurred for the development of software products when the economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products.

ACTV records a charge or a credit to stock-based compensation expense for increases or decreases in the market value of ACTV’s common stock in excess of the exercise price of certain employee options that are subject to variable option accounting treatment. ACTV recorded credits in stock-based compensation for the years ended December 31, 2001 and December 31, 2000 due to declines in the market price of its common stock during each of such years.

ACTV adopted SFAS No. 142 as of January 1, 2002.

As of January 1, 2001, ACTV accounts for its investment in restricted warrants for Ascent Media Group Series A common stock under SFAS 133, which requires ACTV to record changes in the fair value of this investment in the statement of operations.

    New Accounting Pronouncements

SFAS 133 “Accounting for Derivative Instruments and Hedging Activities” is effective for all fiscal years beginning after June 15, 2000. As amended, SFAS 133 establishes accounting and reporting standards for derivative instruments. Under SFAS 133, certain contracts that were not formerly considered derivatives may now meet the definition of a derivative. ACTV adopted SFAS 133 as of January 1, 2001. ACTV’s investment in warrants of Ascent Media Group, a publicly traded company, was accounted for at fair value, resulting in a non-cash, cumulative effect of a change in accounting principle of approximately $58.7 million in 2001. This investment will be marked to market prospectively on a quarterly basis and such changes in the fair value of the Ascent Media Group investment will be recorded in the results of its operations, which may cause volatility in earnings in future years.

The Financial Accounting Standards Board (“FASB”) issued SFAS 141, “Business Combinations,” effective for business combinations initiated after June 30, 2001, established accounting and reporting for business combinations by requiring that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 141 also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. ACTV will adopt SFAS 141 for any future business combinations that are consummated.

In June 2001, the FASB issued SFAS 142 “Goodwill and Other Intangible Assets,” effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. ACTV has applied the provisions of SFAS 142 as of January 1, 2002. Application of the non-amortization provisions of SFAS 142 would have been expected to result in a decrease in unaudited pro forma net loss before extraordinary items of approximately $3.6 million per year had the provisions of the new standards been applied during 2001. During 2002, ACTV performed the required impairment tests of goodwill using the methodology prescribed by SFAS 142. ACTV was required to adopt SFAS 142 as of the beginning of 2002. ACTV has not yet determined the final expected effect the adoption of SFAS 142 will have on its statement of financial condition, but does not believe it will be material.

As of August 2001, the FASB issued SFAS 143 “Accounting for Obligations Associated with the Retirement of Long-Lived Assets,” which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The objective of SFAS 143 is to provide accounting guidance for legal obligations associated with retirement of long-lived assets. The retirement obligations included within the scope of this pronouncement are those that an entity cannot avoid as a result of the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this pronouncement, as well as tangible long-lived assets with indeterminable lives. ACTV does not believe that the adoption of SFAS 143 will impact ACTV’s financial condition, cash flows and results of operations. ACTV plans to adopt SFAS 143 during the first quarter of 2003.

In October 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which is effective for financial statements issued for fiscal years beginning after December 15, 2001. The objectives of SFAS 144 are to address significant issues relating to the implementation of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. ACTV has not yet assessed if the adoption of SFAS 144 will have an impact on ACTV’s financial condition and results of operations. ACTV adopted SFAS 144 during the first quarter of 2002.

    Impact of Inflation

Inflation has not had any significant effect on ACTV’s operating costs.

Quantitative and Qualitative Disclosures About Market Risk

ACTV’s interest income is affected by changes in the general level of United States interest rates. Changes in United States interest rates could affect the interest earned on ACTV’s cash equivalents and investments. Currently, changes in United States interest rates would not have a material effect on the interest earned on ACTV’s cash equivalents and investments. A majority of these cash equivalents and investments earn a fixed rate of interest while the remaining portion earns interest at a variable rate. Due to the nature of the investments, ACTV does not anticipate that exposure to interest rate market risk will have a material impact on its financial condition.

During April 2000, ACTV received a warrant to acquire 2,500,000 shares of Ascent Media Group, Inc.,  a publicly traded company. The warrant becomes exercisable at the rate of 500,000 shares per year, commencing on April 13, 2001, includes certain registration rights and may be exercised until March 31, 2015. The warrant is not transferable, except in certain circumstances. As of January 1, 2001, changes in fair value in the investment in the warrant were recorded to the statement of operations according to Statement of Financial Accounting (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and 138, effective on January 1, 2001. The estimated value of the warrant on September 30, 2002 was $3.7 million. ACTV expects the value of the warrant to fluctuate based on the underlying stock price of Ascent Media Group Series A common stock. ACTV does not currently expect to exercise or register shares in the coming year.

ACTV records stock-based compensation expense based on increases and decreases in the market price of ACTV’s common stock above the exercise price of employee options that are subject to variable option accounting treatment. To the extent that ACTV has a stock-based compensation obligation at the beginning of a given reporting period, it recognizes a reduction in stock-based compensation expense related to unexercised variable options for that period based on a reduction of the market price of the common stock at the end of the period. ACTV’s obligation will increase as the market price of its common stock increases at the end of a reporting period.

In January 2002, ACTV canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share. All the recipients of the options were employees whose salary compensation had been reduced in conjunction with ACTV’s restructuring efforts in the second half of 2001. Executive officers were not eligible to participate, although their salary compensation also was reduced. The newly granted options are subject to variable option accounting treatment. That is, if the closing market price of ACTV’s common stock is greater than $2.00 per share at any reporting date, ACTV will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that ACTV is carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of ACTV’s common stock at the end of the subsequent reporting period, ACTV will recognize a reduction in expenses for the subsequent period.

Disagreements with Accountants on Accounting and Financial Disclosure

During ACTV’s two most recent fiscal years and during the period from the end of the most recently completed fiscal year through September 30, 2002, ACTV has had no disagreements with Deloitte & Touche LLP, ACTV’s independent accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche, would have caused it to make reference to the subject matter thereof in its report on the financial statements of ACTV for such periods.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

This section of the joint proxy statement/prospectus describes certain differences between ACTV common stock and OpenTV Class A ordinary shares and certain differences relating to the corporate governance of ACTV and OpenTV. While OpenTV and ACTV believe that the description covers the material differences between the ACTV common stock and the OpenTV Class A ordinary shares, it is qualified by reference to the provisions of the memorandum of association and articles of association of OpenTV, and the restated certificate of incorporation and bylaws of ACTV.

ACTV’s restated certificate of incorporation and bylaws currently govern the rights of stockholders of ACTV. After the completion of the merger, ACTV’s common stockholders will become holders of OpenTV Class A ordinary shares. As a result, former ACTV stockholders’ rights will be governed by OpenTV’s memorandum of association and articles of association, which were last amended on October 26, 1999 and September 19, 2002, respectively. The following paragraphs summarize certain differences between the rights of OpenTV stockholders and ACTV stockholders generally. The summary also describes the differences in certain corporate governance matters under the memorandum of association and articles of association of OpenTV and British Virgin Islands law compared to the restated certificate of incorporation and bylaws of ACTV and Delaware general corporate law. Under British Virgin Islands law holders of a company’s stock are referred to as “members,” but for clarity, they are referred to as “stockholders” in the following summary and elsewhere in this joint proxy statement/prospectus.

	OPENTV	ACTV
Description of ordinary shares and common stock	The ordinary shares of OpenTV are divided into Class A shares and Class B shares.	ACTV common stock is its only class of common equity.

	OpenTV is authorized to issue up to 500,000,000 Class A ordinary shares of no par value and up to 200,000,000 Class B ordinary shares of no par value.	ACTV is currently authorized to issue 200,000,000 shares of common stock, with a par value of $0.10.

The holders of OpenTV Class A ordinary shares are entitled to one vote for each share held of record on all matters submitted to the stockholders. The holders of OpenTV Class B ordinary shares are entitled to 10 votes for each share held of record on all matters submitted to the stockholders.

The holders of ACTV common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

OPENTV	ACTV

Class B ordinary shares may convert, at the option of the holder at any time into one validly issued, fully paid and non-assessable Class A ordinary share. In addition, each Class B ordinary share will convert, automatically and without any further action on the part of OpenTV or any other person, into one Class A ordinary share:

•   upon the transfer of any Class B ordinary shares to any person who was not a shareholder, or an affiliate of such shareholder, prior to the initial public offering of Class A ordinary shares;

•   if the number of Class B ordinary shares outstanding is less than 10% of all the outstanding ordinary shares;

•   if the board of directors and holders of a majority of the outstanding Class B ordinary shares approve the conversion of all the Class B ordinary shares; or

•   if, in the sole discretion of the board of directors, there has been a material adverse change in the liquidity, marketability or market value of the Class A ordinary shares due to either (x) the exclusion of the Class A ordinary shares from trading on a national securities exchange or from quotation on the Nasdaq National Market, or (y) the requirements under any applicable state law.

Shares of ACTV common stock are not convertible into any other securities.

Holders of OpenTV ordinary shares have no preemptive rights.	Holders of ACTV common stock have no preemptive rights.

	OPENTV	ACTV
Description of preferred stock

OpenTV is authorized to issue up to 500,000,000 preference shares of no par value. Pursuant to OpenTV’s memorandum of association, the board of directors has the authority, without further action by the stockholders, to designate one or more series of preference shares out of the unissued preference shares and to fix the number of shares constituting such series, the designation of such series and the relative, participating, optional or other rights (if any) and any qualifications, preferences, limitations or restrictions of the shares of such series. Without stockholder approval, the board of directors may issue preference shares with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of ordinary shares. OpenTV currently has no preference shares outstanding.

Pursuant to ACTV’s restated certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock, $0.10 par value per share, in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. There are no shares of preferred stock outstanding and ACTV has no plans to issue any of the preferred stock.

Annual meeting of stockholders

British Virgin Islands law does not require an International Business Company, such as OpenTV, to have an annual meeting.

OpenTV’s articles of association do, however, require an annual meeting of stockholders for the election of directors and for such other business as may come before the meeting.

Delaware law requires annual meetings of stockholders.

	OPENTV	ACTV
Special meeting of stockholders

Under British Virgin Islands law, unless otherwise provided by a company’s memorandum of association or articles of association, special meetings of stockholders may be called by the directors at any time.

Under British Virgin Island law, directors are required to call meetings upon a written request from the stockholders holding more than 50% of the outstanding voting shares, unless the memorandum of association or articles of association provide for a lesser percentage.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or any other person authorized to do so in the certificate of incorporation or the bylaws. ACTV’s bylaws authorize the board of directors or the chairman of the board to call a special meeting of stockholders.

Action by written consent in lieu of a stockholders’ meeting

Under British Virgin Islands law, unless otherwise provided by a company’s memorandum of association or articles of association, stockholders may take action by written consent in lieu of voting at a stockholders meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may take action by written consent in lieu of voting at a stockholders meeting.

Currently, OpenTV’s memorandum of association and articles of association do not allow stockholders to act by written consent.

	OPENTV	ACTV
Record date for determining stockholders and notice of meeting

OpenTV’s articles of association state that the directors may fix the date that notice is given of a meeting of stockholders as the record date for determining those shares that are entitled to vote at the meeting.

OpenTV’s articles of association provide that written notice of all meetings of stockholders, stating the time, place and purposes thereof, shall be given not fewer than ten days before the date of the proposed meeting to those persons whose names appear as stockholders in the share register of OpenTV on the date of the notice and are entitled to vote at the meeting. However, in general a meeting of stockholders may be called on shorter notice if at least 90% of the total number of shares entitled to vote on all matters to be considered at the meeting consent or stockholders holding such number of shares waive the right to notice.

Under Delaware law and ACTV’s restated certificate of incorporation, the record date for determining stockholders of record at a meeting is a date fixed by the directors that is not more than sixty days nor less than ten days before such meeting.

ACTV’s bylaws provide that written notice of all meetings of stockholders, stating the time, place and date thereof, shall be given not less than ten nor more than sixty days before the date on which the meeting is to be held to each stockholder entitled to vote at such meeting.

Advance notice provisions for stockholder proposals and board nomination at any stockholder annual meetings

OpenTV’s articles of association provides that for business to be properly brought to the annual meeting by a stockholder, the stockholder must have given written notice thereof to the secretary of OpenTV not less than 30 nor more than 60 days prior to the meeting as originally scheduled. If, however, less than 40 days notice is given to the stockholders of the date of the meeting, notice by the stockholder will be deemed timely if received by the secretary of OpenTV no later than the close of business on the fifth day following the day on which such notice of the date of the meeting was posted or publicly disclosed.

ACTV’s restated certificate of incorporation provides that for nominations or other business to be properly brought before a stockholders’ meeting by a stockholder, the stockholder must have given timely notice thereof in writing to both the chairman and the secretary of ACTV. To be timely, stockholder’s notice shall be provided not less than 60 days prior to the first anniversary of ACTV’s then immediately preceding annual meeting.

	OPENTV	ACTV

Number of directors	OpenTV’s articles of association provide that the number of directors shall be at least five members but no more than fifteen members, as determined from time to time by a resolution of directors.

Neither the restated certificate of incorporation nor the bylaws of ACTV provides for a minimum or maximum number of directors. The bylaws of ACTV provide that the initial number of directors will be four and that the number of directors may be changed by a resolution duly adopted by the board of directors or the stockholders of ACTV. There are currently five members of the board of directors of ACTV.

Classified board of directors

Under British Virgin Islands law, a corporation’s board of directors may be divided into various classes with staggered terms of office.

OpenTV’s articles of association provides that all directors are elected each year, rather than having a classified board of directors in which only one class is elected per year.

Delaware law provides that a corporation’s board of directors may be divided into three classes with staggered terms of office.

Pursuant to ACTV’s bylaws, the board of directors of ACTV is divided into three classes with staggered terms. One class is elected each year, and a director holds office until the annual meeting of his third year in office

	OPENTV	ACTV
Removal of directors

OpenTV’s articles of association provide that a director shall be removed upon the occurrence of certain events. These events include, among other things:

•   if the director becomes insolvent;

•   if the director becomes of unsound mind;

•   if the director dies; or

•   if the director is absent from meetings of the board of directors for six consecutive months unless the other directors grant such director leave.

In addition, a director may be removed by resolution signed by all the other directors or if removed for cause, by a resolution of stockholders. For this purpose, the articles of association define cause as the willful and continuous failure by a director to substantially perform his duties to OpenTV (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by the director in gross misconduct materially and demonstrably injurious to OpenTV.

Under Delaware law, except as otherwise provided in the corporation’s certificate of incorporation, a director of a corporation that has a classified board of directors may be removed only with cause.

	OPENTV	ACTV

Board of director vacancies

OpenTV’s articles of association provide that any vacancy on the board resulting from death, resignation, removal or other cause and any newly created directorship resulting from any increase in the authorized number of directors between meetings of stockholders shall be filled only by the affirmative vote of a majority of all the directors then in office (even if less than a quorum) and any director so appointed shall hold office for the remainder of the annual term of the directors and until a successor is duly elected, or until his earlier death, resignation or removal from office.

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office, even though less than a quorum, unless otherwise provided in the certificate of incorporation or bylaws. The ACTV bylaws provide that vacancies on the board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director or by the stockholders entitled to vote at any annual or special meeting held in accordance with the bylaws, and the directors so chosen shall hold office until the next annual or special meeting duly called for that purpose and until their successors are duly elected and qualified, or until their earlier resignation or removal.

	OPENTV	ACTV
Limitation of liability of directors

OpenTV’s articles of association provide that, to the fullest extent of the law, no director shall be personally liable to OpenTV or its stockholders for or with respect to any acts or omissions in the performance of his duties as a director of OpenTV.

British Virgin Islands law, however, sets the standard of care expected from every director in performing his functions, as requiring that he act honestly and in good faith with a view to the best interests of the company and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. No provision in a company’s memorandum of association or articles of association or in any agreement entered into by the company relieves a director, from the duty to act in accordance with the memorandum or articles or from any personal liability arising from his management of the business and affairs of the company.

It should be noted, therefore, that in addition to the statutory standard of care imposed on directors, they are also bound by the usual common law duty of care in relation to the exercise of their powers as directors.

ACTV’s restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be personally liable to ACTV or ACTV’s stockholders for monetary damages for any breach of fiduciary duty by such director as a director.

Under Delaware law, a corporation may not eliminate monetary liability for (a) breaches of the director’s duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (c) unlawful dividends, stock repurchases or redemptions; or (d) transactions from which the director received an improper personal benefit. Such provisions(s) for the limitation of liability may not limit a director’s liability for violation of, or otherwise relieve directors from, the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

	OPENTV	ACTV

Indemnification

OpenTV’s articles of association provide that OpenTV may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings, any person who:

•   is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, an officer or a liquidator of OpenTV; or

•   is or was, at the request of OpenTV, serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise.

Such indemnity is subject to the limitation that OpenTV may only indemnify a person if the person acted honestly and in good faith with a view to the best interests of OpenTV and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

ACTV’s restated certificate of incorporation and bylaws provide for indemnification of each present and former director or officer of ACTV to the full extent permitted by Delaware law for any expenses, liability and loss incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative that such person was or is made a party to or is threatened to be made a party to by reason of the fact that such person was serving as an officer or director of ACTV, or that such person was serving (during his or her tenure as director and/or officer of ACTV) at the request of ACTV as a director, officer, employee or agent of another corporation or entity. The director or officer is indemnified and held harmless for all expenses, liability and loss, including attorneys’ fees, judgments, fines, Employee Retirement Income Security Act excise taxes or penalties and amounts paid or to be paid in settlement reasonably incurred in connection with such proceeding. Such officer or director is entitled to be paid by ACTV for expenses incurred in defending any such action in advance of its final disposition. The director or officer must, as a condition to such advancement, provide to ACTV a written undertaking that if a court determines that the director or officer is not entitled to indemnification by ACTV, then the director or officer shall repay to ACTV all amounts so advanced. ACTV may maintain directors’ and officers’ liability insurance.

	OPENTV	ACTV
Amendment of corporate documents

Amendments to OpenTV’s memorandum of association and articles of association may be made by resolution of stockholders or directors; provided that, no such amendment that adversely affects the rights or restrictions of any class of shares shall be effected without the approval of, or ratification by, a majority of the outstanding shares of the class adversely effected by the amendment. The affirmative vote of the holders of 66% or more of the combined votes of all the then outstanding ordinary shares voting together as a single class, or the affirmative vote of 66 2/3% of the total number of directors, is required (a) to amend certain provisions of the memorandum of association and articles of association, including provisions pertaining to the rights and preferences of ordinary and preference shares, amendment of the memorandum of association and articles of association, calling of annual and special meetings, time and place of meetings, business of the meetings, number of directors, term of directors, vacancies on the board of directors, nomination of new board members, disqualification of directors, and the limitation of liability of directors, and (b) to approve any merger of OpenTV, which would, directly or indirectly, have the effect of making changes to the memorandum of association or to the articles of association which would require a supermajority vote if effected directly as an amendment to the memorandum of association or the articles of association.

Amendments to the ACTV restated certificate of incorporation may be made by resolution of the board of directors followed by the approval of the holders of a majority of the shares of ACTV common stock then outstanding.

Pursuant to ACTV’s bylaws, the bylaws of ACTV may be amended or repealed by the board of directors without the assent or vote of the stockholders.

Stockholder Votes on Certain Transactions

Under British Virgin Islands law, the vote of a majority of the votes cast is generally required to approve each of the following transactions:

•   a merger or other reorganization;

•   a sale of substantially all of the assets of a corporation; and

•   a voluntary dissolution of the corporation.

Under Delaware law, the vote of a majority of the outstanding shares of capital stock entitled to vote is generally required to approve each of the following transactions:

•   a merger or other reorganization;

•   a sale of substantially all of the assets of a corporation; and

•   a voluntary dissolution of the corporation.

ADDITIONAL MATTERS TO BE CONSIDERED AT THE OPENTV ANNUAL MEETING

Proposal 2—Election of Directors

Nominees

OpenTV’s articles of association currently authorize no fewer than five and no more than fifteen directors. The number of directors constituting OpenTV’s full board of directors is currently set at eleven. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. OpenTV’s board is not divided into classes. Each member of the Board is elected by the stockholders at each annual meeting to serve a one-year term which expires upon the occurrence of the next annual meeting.

The OpenTV board of directors currently consists of: James J. Ackerman, Robert R. Bennett, Peter C. Boylan III, J. David Wargo and Anthony G. Werner. There are currently six vacancies on OpenTV’s board of directors. The existing directors, may, by resolution, fill vacancies in the board of directors and newly created directorships.

At the annual meeting, OpenTV stockholders will be asked to elect six directors who will become OpenTV’s directors on the date of the annual meeting. The names of the board of directors’ nominees for OpenTV’s directors are identified below. The shares represented by the enclosed proxy for the OpenTV annual meeting will be voted “FOR” the election of the nominees listed below unless authority to vote for the election of directors is withheld. OpenTV stockholders may withhold authority to vote for the slate as nominated by marking the “Withhold for All” box on the enclosed proxy card. OpenTV stockholders may withhold authority to vote for any individual nominee or nominees by marking the “Exceptions” box on the enclosed proxy card and writing the name of the nominee or nominees on the line provided. If any of the nominees should unexpectedly decline or be unable to act as director, the board of directors may either reduce the number of directors to be elected or cause a substitute nominee to be selected. If a substitute nominee is selected, the proxy holders will vote OpenTV stockholders’ shares for the substitute nominee, unless the OpenTV stockholder has withheld authority.

The affirmative vote of a majority of the total votes cast at the annual meeting, in person or by proxy, is required for a director to be elected. Votes withheld from any director or all directors are counted for purposes of determining the presence or absence of a quorum but have no other legal effect under the articles of association of OpenTV.

Name	Year First Elected Director
James J. Ackerman	2001
Robert R. Bennett	2002
J. Timothy Bryan
Peter C. Boylan III	2002
J. David Wargo	2002
Anthony G. Werner	2002

For more information about the six individuals nominated to be directors of OpenTV, see “Certain Information Concerning OpenTV—Directors and Executive Officers of OpenTV.”

Except as disclosed in this joint proxy statement/prospectus, there are no arrangements or understandings between any of the nominees and any other person pursuant to which such nominee was selected to stand for election to the board of directors. Each nominee has consented to being named in this joint proxy statement/prospectus and has agreed to serve if elected.

The board of directors recommends that OpenTV stockholders vote “FOR” the election of the nominees listed above as directors of OpenTV.

Board Committees and Meetings

For the year ended December 31, 2001, the OpenTV board of directors met four times. During 2001 each director, either in person or telephonically, attended at least 75% of the aggregate of the total number of board of directors meetings and the total number of meetings held by the committees of the board of directors on which he or she served. During 2001, OpenTV had three standing committees: an audit committee, a compensation committee and an investment committee. The audit committee, which was then comprised of Stephen F. Ward, Stephan J. Z. Pacak and David Steel, held four meetings in 2001. The compensation committee, which was then comprised of Jan Steenkamp, Jacobus D.T. Stofberg and Mr. Ward, held two meetings in 2001. The investment committee, which was then comprised of Allan M. Rosenzweig and Mr. Steenkamp, held no meetings in 2001. The board of directors and each of the committees also acted by written consent in 2001.

In connection with the closing of the Liberty Media stock purchase transaction on August 27, 2002, each of the then current members of OpenTV’s board or directors resigned and the current members of OpenTV’s board of directors were appointed to the board of directors.

OpenTV’s board of directors currently has an audit committee and no other standing committees.

Audit Committee.    The audit committee currently consists of Mr. Wargo. If elected at the annual meeting, Mr. Bryan is expected to be appointed to the audit committee. The primary function of the audit committee is to assist OpenTV’s board of directors in fulfilling its oversight responsibilities by reviewing: (i) the financial reports and other financial information OpenTV provides to any governmental body or the public, (ii) OpenTV’s systems of internal controls regarding finance and accounting, and certain related legal compliance matters that management and OpenTV’s board of directors have established, and (iii) OpenTV’s auditing, accounting and financial reporting process generally.

The audit committee’s primary duties and responsibilities are to: (i) serve as an independent and objective party for review of OpenTV’s financial statements, financial reporting process and internal control systems, (ii) review and appraise the audit efforts of OpenTV’s independent accountants, and (iii) provide an open avenue of communication among OpenTV’s independent accountants, financial and senior management, and OpenTV’s board of directors.

OpenTV’s audit committee has adopted a charter, pursuant to which it conducts its functions. A copy of the audit committee charter is set forth in Annex D to this joint proxy statement/prospectus. The charter was amended on October 7, 2002 to add the following at the end of the first paragraph of Article II:

Notwithstanding the foregoing, during any period of time in which the Company does not have three independent directors, the Committee shall be properly and appropriately constituted if it is in compliance with the applicable rules of NASDAQ (or if the effect of such rules have been suspended or delayed by NASDAQ), and if all independent directors willing to serve are members of the Committee.

Proposal 3—Ratification Of Appointment Of Independent Auditors

OpenTV is asking its stockholders to ratify the selection of KPMG LLP as its independent public accountants for the fiscal year ending December 31, 2002.

Even if the selection of KPMG LLP is ratified, OpenTV’s board of directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the board determines that such a change would be in the best interest of OpenTV and its stockholders. In the event OpenTV’s stockholders fail to ratify the selection of KPMG LLP, the audit committee of the board of directors will consider this as a direction to select other auditors for the subsequent year.

A representative of KPMG LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

A representative of OpenTV’s independent public accountants for the fiscal year ended December 31, 2001, PricewaterhouseCoopers LLP, is not expected to be present at the annual meeting, and will consequently, not have the opportunity to make a statement or be available to respond to appropriate questions.

Vote and Recommendation

The affirmative vote of a majority of the votes cast at the annual meeting, in person or by proxy, is required to ratify the selection of KPMG LLP as OpenTV’s independent public accountants for the fiscal year ended December 31, 2002.

The OpenTV board of directors recommends that OpenTV stockholders vote “FOR” the ratification of the selection of KPMG LLP as our independent public accountants for the fiscal year ended December 31, 2002.

Audit Fees and All Other Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP, OpenTV’s independent auditors for the fiscal year ended December 31, 2001, for the audit of OpenTV’s annual financial statements for 2001, and fees billed for other services rendered by PricewaterhouseCoopers LLP during 2001:

Audit Fees	$0.5 million
All Other Fees	$0.9 million(1)

(1)	Includes quarterly reviews, tax, corporate development and acquisition related services.

The audit committee of the board of directors considered whether the provision of services by PricewaterhouseCoopers LLP to OpenTV other than auditing is compatible with PricewaterhouseCoopers LLP maintaining its independence and did not believe that the provision of such other services was incompatible with PricewaterhouseCoopers LLP maintaining its independence.

ADDITIONAL INFORMATION

Legal Matters

The validity of the OpenTV Class A ordinary shares to be issued in the merger will be passed upon for OpenTV by Harney Westwood & Riegels, counsel to OpenTV.

Experts

OpenTV’s consolidated financial statements for each of the three years in the periods ended December 31, 2001, 2000 and 1999, included in this joint proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Wink Communications’ consolidated financial statements for each of the three years in the periods ended December 31, 2001, 2000 and 1999, included in this joint proxy statement/prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of ACTV, Inc. as of December 31, 2001, 2000 and 1999, and for each of the three years in the period ended December 31, 2001, included in this joint proxy/prospectus have been audited by Deloitte & Touche LLP. independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 133 (“SFAS”), “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and 138, effective on January 1, 2001 and that the accompanying consolidated balance sheets and consolidated statements of stockholders’ equity have been restated), and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Stockholders Proposals

Proposals by OpenTV stockholders for which consideration is desired at the 2003 annual meeting of stockholders must be in writing and received by OpenTV at its executive offices by [                        ], 2003 (or such other date as OpenTV may determine and announce in connection with the actual scheduling of OpenTV’s 2003 annual meeting) in order to be considered for inclusion in OpenTV’s proxy materials for the 2003 annual meeting. For a stockholder proposal to be considered for presentation at OpenTV’s 2003 annual meeting, although not included in OpenTV’s proxy materials, OpenTV must receive the written proposal at its executive offices by [                        ], 2003, or such other date as OpenTV may determine and announce in connection with the actual scheduling of OpenTV’s 2003 annual meeting.

All stockholder proposals for inclusion in OpenTV’s proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934 and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), OpenTV’s memorandum of association, articles of association and the law of the British Virgin Islands.

Where You Can Find More Information

Reports, proxy statements and other information concerning OpenTV may be inspected at:	Reports, proxy statements and other information concerning ACTV may be inspected at:

The National Association of Securities Dealers 1735 K Street, N.W. Washington, D.C. 20006	The National Association of Securities Dealers 1735 K Street, N.W. Washington, D.C. 20006

Requests for documents relating to OpenTV should be directed to:	Requests for documents relating to ACTV should be directed to:

OpenTV Corp. Attn: Investor Relations 401 East Middlefield Road Mountain View, California 94043-4005 (650) 429-5500	ACTV, Inc. 233 Park Avenue South 10th Floor New York, NY 10003-1606 (212) 497-7000

OpenTV and ACTV each file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of their respective reports, proxy statements and other information may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the Securities and Exchange Commission website is http://www.sec.gov.

If you are a holder of OpenTV ordinary shares and you would like to receive a copy of any exhibits listed in OpenTV’s Annual Report on Form 20-F, you should submit a request in writing to OpenTV at the address indicated above, and OpenTV will provide you with such exhibits upon the payment of a nominal fee (which fee will be limited to the expenses OpenTV incurs in providing you with the requested exhibits).

OpenTV has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to OpenTV’s Class A ordinary shares to be issued to ACTV stockholders in the merger. This joint proxy statement/prospectus constitutes the prospectus of OpenTV filed as part of the registration statement. All information in this joint proxy statement/prospectus regarding OpenTV has been furnished by OpenTV, and OpenTV is responsible for such information. All information in this joint proxy statement/prospectus regarding ACTV has been furnished by ACTV, and ACTV is responsible for such information. OpenTV represents that it has taken reasonable care to ensure that this prospectus does not make any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein not misleading. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the Securities and Exchange Commission. You may inspect and copy the registration statement at any of the addresses listed above.

This joint proxy statement/prospectus, the articles of association and the most recent annual report of OpenTV, will be available, without charge, at the offices of Fortis Bank, Rokin 55, P.O. Box 243, 1000 AE, Amsterdam, The Netherlands, tel: +31 20 527.24.67, fax +31 20 527.19.28.

You should rely only on the information contained in this joint proxy statement/prospectus to vote, in the case of ACTV stockholders, to adopt the merger agreement, and, in the case of OpenTV stockholders, on the issuance of shares and the other proposals at the annual meeting. OpenTV and ACTV have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [                        ], 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than [                        ], 2003, and neither the mailing of the joint proxy statement/prospectus to OpenTV and ACTV stockholders nor the issuance of OpenTV Class A ordinary shares in the merger shall create any implication to the contrary.

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the OpenTV Class A ordinary shares or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make the offer, solicitation of an offer or proxy solicitation in that jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities means, under any circumstances, that there has been no change in the information set forth in this document or in its affairs since the date of this joint proxy statement/prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
HISTORICAL FINANCIAL STATEMENTS

OPENTV CORP.
Report of Independent Accountants	F-3
Consolidated Balance Sheets as of December 31, 2001, 2000 and 1999	F-4
Consolidated Statements of Operations and Comprehensive Loss for the years ended December 31, 2001, 2000 and 1999	F-5
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2001, 2000 and 1999	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	F-9
Notes to Consolidated Financial Statements as of December 31, 2001	F-11
Condensed Consolidated Balance Sheets as of September 30, 2002 (unaudited) and December 31, 2001	F-34
Condensed Consolidated Statements of Operations for the three months and nine months ended September 30, 2002 and 2001 (unaudited)	F-35
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2001 (unaudited)	F-36
Notes to Condensed Consolidated Financial Statements as of September 30, 2002 (unaudited)	F-37

WINK COMMUNICATIONS, INC.
Report of Independent Accountants	F-50
Consolidated Balance Sheets as of December 31, 2001, 2000 and 1999	F-51
Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999	F-52
Consolidated Statements of Stockholders’ Equity and Comprehensive Loss for the years ended December 31, 2001, 2000 and 1999	F-53
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	F-54
Notes to Consolidated Financial Statements as of December 31, 2001	F-55
Condensed Consolidated Balance Sheets as of September 30, 2002 (unaudited) and December 31, 2001	F-80
Condensed Consolidated Statements of Operations for the one month ended September 30, 2002, the eight months ended August 31, 2002 and the nine months ended September 30, 2001 (unaudited)	F-81
Condensed Consolidated Statements of Cash Flows for the one month ended September 30, 2002, the eight months ended August 31, 2002 and the nine months ended September 30, 2001 (unaudited)	F-82
Notes to Condensed Consolidated Financial Statements as of September 30, 2002 (unaudited)	F-83

ACTV, INC. AND SUBSIDIARIES
Report of Independent Accountants	F-89
Consolidated Balance Sheets as of December 31, 2001, 2000 and 1999	F-90
Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999	F-91
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2000 and 1999	F-92
Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2001, 2000 and 1999	F-93
Notes to Consolidated Financial Statements as of December 31, 2001	F-94
Condensed Consolidated Balance Sheets as of September 30, 2002 (unaudited) and December 31, 2001	F-114
Condensed Consolidated Statements of Operations for the three months and nine months ended September 30, 2002 and 2001 (unaudited)	F-115
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2001 (unaudited)	F-116
Notes to Condensed Consolidated Financial Statements as of September 30, 2002 (unaudited)	F-118

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of OpenTV Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of shareholders’ equity, and of cash flows present fairly, in all material respects the financial position of OpenTV Corp. and its subsidiaries at December 31, 1999, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of OpenTV Corp.’s management; our responsibility is to express an opinion of these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

January 23, 2002

OPENTV CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	December 31,
	1999	2000	2001
ASSETS
Current assets:
Cash and cash equivalents	$6,307	$94,003	$69,249
Short-term marketable debt securities	180,228	115,367	28,454
Marketable equity securities	—	22,275	—
Accounts receivable, net	6,234	13,762	22,681
Due from MIH Limited entities	—	1,570	4,290
Prepaid expenses and other current assets	1,698	7,591	7,248

Total current assets	194,467	254,568	131,922
Long-term marketable debt securities	—	15,612	91,839
Property and equipment, net	5,025	15,671	24,981
Long-term private equity investments	—	25,010	15,208
Goodwill, net	—	1,788,851	1,435,712
Intangible assets, net	6,678	72,275	63,487
Deferred tax asset	—	5,710	—
Other assets	620	3,733	4,465

Total assets	$206,790	$2,181,430	$1,767,614

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$798	$3,954	$5,628
Accrued liabilities	7,261	17,327	19,467
Due to MIH Limited entities	606	381	157
Current portion of deferred revenue	3,564	7,230	6,587
Deferred income taxes	—	5,710	—

Total current liabilities	12,229	34,602	31,839
Deferred revenue, less current portion	—	2,672	4,238

Total liabilities	12,229	37,274	36,077

Commitments and contingencies (Note 10)
Minority interest	—	1,966	1,764

Shareholders’ equity:
Class A Ordinary Shares, no par value, 500,000,000 shares authorized; 14,523,859, 34,829,632 and 40,525,732 shares issued and outstanding in 1999, 2000 and 2001, respectively	188,562	2,087,440	2,138,383
Class B Ordinary Shares, no par value, 200,000,000 shares authorized; 30,631,746 shares issued and outstanding	35,953	35,953	35,953
Additional paid-in capital	162,794	438,202	435,325
Receivable from shareholder	(1)	(1)	(1)
Treasury stock at cost, 41,218 and 49,629 shares at December 31, 2000 and 2001, respectively	—	(6)	(16)
Deferred share-based compensation	(42,224)	(16,711)	(4,144)
Accumulated other comprehensive income (loss)	33	(11,354)	(89)
Accumulated deficit	(150,556)	(391,333)	(875,638)

Total shareholders’ equity	194,561	2,142,190	1,729,773

Total liabilities, minority interest and shareholders’ equity	$206,790	$2,181,430	$1,767,614

The accompanying notes are an integral part of these consolidated financial statements.

OPENTV CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year Ended December 31,
	1999	2000	2001
Revenues:
Royalties	$14,782	$29,898	$42,175
Services and other	8,205	19,805	39,832
License fees	2,964	13,444	13,295

Total revenues	25,951	63,147	95,302

Operating expenses:
Cost of revenues(1)	6,002	18,057	33,530
Research and development(2 and 5)	82,403	60,508	43,542
Sales and marketing(3 and 6)	11,971	28,481	46,025
General and administrative(4)	17,798	22,345	19,869
Amortization of goodwill	—	169,284	390,765
Amortization of intangible assets	1,210	6,226	23,488

Total operating expenses	119,384	304,901	557,219

Loss from operations	(93,433)	(241,754)	(461,917)
Interest income	898	12,232	10,518
Interest expense	(73)	—	—
Other expense, net	(2)	(111)	(33)
Impairment of equity investments and notes receivable	—	(10,000)	(14,915)
Realized loss on sale of marketable equity securities	—	(1,687)	(24,014)
Minority interest	2,153	34	202

Loss before income taxes	(90,457)	(241,286)	(490,159)
Income tax benefit	—	509	5,854

Net loss	(90,457)	(240,777)	(484,305)
Preferred stock deemed dividend	31,250	—	—

Net loss attributable to ordinary shareholders	$(121,707)	$(240,777)	$(484,305)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(4.19)	$(4.61)	$(7.13)

Shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	29,065,478	52,190,338	67,937,686

Net loss	$(90,457)	$(240,777)	$(484,305)
Other comprehensive income (loss):
Foreign currency translation gains (losses)	95	(394)	(337)
Unrealized gains (losses) on investments, net of income taxes	—	(10,993)	—
Reclassification for realized losses from sale of marketable equity securities, net of income taxes	—	—	11,602

Comprehensive loss	$(90,362)	$(252,164)	$(473,040)

(1)	Inclusive of $53, $2,603 and $3,541 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(2)	Inclusive of $662, $1,538 and $1,171 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(3)	Inclusive of $556, $2,100 and $1,644 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(4)	Inclusive of $11,827, $8,185 and $3,233 of share-based compensation for the years ended 1999, 2000 and 2001, respectively.
(5)	Inclusive of $68,569 and $24,908 non-cash warrant expense for the years ended 1999 and 2000, respectively.
(6)	Inclusive of $8,375 marketing for BSkyB hard drive set-top box for the year ended 2001.

The accompanying notes are an integral part of these consolidated financial statements.

OPENTV CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands, except share amounts)

	Class A Ordinary Shares		Class B Ordinary Shares		Series C-1 Convertible Preference Shares		Series C-2 Convertible Preference Shares		Additional Paid-In Capital	Receivable from Shareholders	Treasury Stock	Deferred Share-based Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balances, December 31, 1998	33,183,658	$24,115	—	$—	—	$—	—	$—	$49	$—	$—	$(36)	$(62)	$(28,849)	$(4,783)
Conversion of notes payable to Class A Ordinary Shares	2,973,917	7,133	—	—	—	—	—	—	—	—	—	—	—	—	7,133
Conversion of Class A Ordinary Shares to Class B Ordinary Shares	(36,157,575)	(31,248)	36,157,575	31,248	—	—	—	—	—	—	—	—	—	—	—
Conversion of related party payable to Class B Ordinary Shares	—	—	862,069	2,500	—	—	—	—	—	—	—	—	—	—	2,500
Issuance of Class B Ordinary Shares	—	—	1,214,179	3,521	—	—	—	—	—	—	—	—	—	—	3,521
Capital contribution from shareholder	—	—	—	—	—	—	—	—	7,640	—	—	—	—	—	7,640
Deferred share-based compensation arising from options issued	—	—	—	—	—	—	—	—	22,473	—	—	(22,473)	—	—	—
Amortization of deferred share-based compensation	—	—	—	—	—	—	—	—	—	—	—	13,098	—	—	13,098
Issuance of convertible preference shares	—	—	—	—	23,648,646	26,261	4,504,504	5,000	—	—	—	—	—	—	31,261
Conversion of preference shares to Class A Ordinary Shares	5,630,628	31,261	—	—	(23,648,646)	(26,261)	(4,504,504)	(5,000)	—	—	—	—	—	—	—
Beneficial conversion feature on the sale of convertible preference shares	—	—	—	—	—	—	—	—	31,250	—	—	—	—	(31,250)	—
Issuance of warrants in conjunction with the sale of convertible preference shares	—	—	—	—	—	—	—	—	63,851	—	—	—	—	—	63,851
Initial public offering of Class A Ordinary Shares	8,625,000	157,019	—	—	—	—	—	—	—	—	—	—	—	—	157,019
Issuance of performance warrants to non-employees	—	—	—	—	—	—	—	—	37,531	—	—	(37,531)	—	—	—
Amortization of performance warrants deferred compensation	—	—	—	—	—	—	—	—	—	—	—	4,718	—	—	4,718
Share options exercised	268,231	282	—	—	—	—	—	—	—	—	—	—	—	—	282
Initial capitalization of OpenTV Corp. (Note 1)	—	—	—	1	—	—	—	—	—	(1)	—	—	—	—	—
Transfer to minority interest upon reorganization (Note 1)	—	—	(7,602,077)	(1,317)	—	—	—	—	—	—	—	—	—	—	(1,317)

OPEN TV CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—(Continued)

(In thousands, except share amounts)

	Class A Ordinary Shares		Class B Ordinary Shares		Series C-1 Convertible Preference Shares		Series C-2 Convertible Preference Shares		Additional Paid-In Capital	Receivable from Shareholders	Treasury Stock	Deferred Share-based Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Foreign currency gains	—	$—	—	$—	—	$—	—	$—	$—	$—	$—	$—	$95	$—	$95
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(90,457)	(90,457)

Balances, December 31, 1999	14,523,859	188,562	30,631,746	35,953	—	—	—	—	162,794	(1)	—	(42,224)	33	(150,556)	194,561
Share options exercised	1,416,289	4,975	—	—	—	—	—	—	—	—	—	—	—	—	4,975
Shares issued for rights for technology	2,252,252	38,148	—	—	—	—	—	—	—	—	—	—	—	—	38,148
Shares issued for Spyglass acquisition	12,677,228	1,796,236	—	—	—	—	—	—	289,809	—	—	(24,696)	—	—	2,061,349
Shares issued for CableSoft acquisition	1,429,564	36,507	—	—	—	—	—	—	3,493	—	—	—	—	—	40,000
Shares issued for patents	370,858	8,113	—	—	—	—	—	—	—	—	—	—	—	—	8,113
Warrants exercised	1,674,293	14,020	—	—	—	—	—	—	(7,770)	—	—	—	—	—	6,250
Shares issued through employee stock purchase plan	100,186	1,359	—	—	—	—	—	—	—	—	—	—	—	—	1,359
Shares issued in exchange for OpenTV, Inc. shares	385,103	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of deferred share-based compensation	—	—	—	—	—	—	—	—	1,733	—	—	11,243	—	—	12,976
Reversal of deferred share-based compensation due to employee terminations	—	—	—	—	—	—	—	—	(6,153)	—	—	6,153	—	—	—
Amortization of performance warrants deferred compensation	—	—	—	—	—	—	—	—	(7,904)	—	—	32,813	—	—	24,909
Expenses of initial public offering of Class A Ordinary Shares	—	(480)	—	—	—	—	—	—	—	—	—	—	—	—	(480)
Purchase of treasury shares	—	—	—	—	—	—	—	—	—	—	(6)	—	—	—	(6)
Employee settlement	—	—	—	—	—	—	—	—	1,450	—	—	—	—	—	1,450
Tax benefit of stock options	—	—	—	—	—	—	—	—	750	—	—	—	—	—	750
Unrealized loss on investments	—	—	—	—	—	—	—	—	—	—	—	—	(10,993)	—	(10,993)
Foreign currency loss	—	—	—	—	—	—	—	—	—	—	—	—	(394)	—	(394)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(240,777)	(240,777)

Balances, December 31, 2000	34,829,632	2,087,440	30,631,746	35,953	—	—	—	—	438,202	(1)	(6)	(16,711)	(11,354)	(391,333)	2,142,190
Share options exercised	1,071,903	3,352	—	—	—	—	—	—	101	—	—	—	—	—	3,453
Shares issued for Static 2358 acquisition	2,719,048	38,203	—	—	—	—	—	—	—	—	—	—	—	—	38,203

OPEN TV CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—(Continued)

(In thousands, except share amounts)

	Class A Ordinary Shares		Class B Ordinary Shares		Series C-1 Convertible Preference Shares		Series C-2 Convertible Preference Shares		Additional Paid-In Capital	Receivable from Shareholders	Treasury Stock	Deferred Share-based Compensation	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Warrants exercised	1,449,425	$7,663	—	$—	—	$—	—	$—	$—	$—	$—	$—	$—	$—	$7,663
Shares issued through employee stock purchase plan	201,698	1,577	—	—	—	—	—	—	—	—	—	—	—	—	1,577
Shares issued for employee compensation	14,525	148	—	—	—	—	—	—	—	—	—	—	—	—	148
Shares issued in exchange for OpenTV, Inc. shares	239,501	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Amortization of deferred share-based compensation	—	—	—	—	—	—	—	—	—	—	—	9,589	—	—	9,589
Reversal of deferred shared-based compensation due to employee terminations	—	—	—	—	—	—	—	—	(2,978)	—	—	2,978	—	—	—
Purchase of treasury shares	—	—	—	—	—	—	—	—	—	—	(10)	—	—	—	(10)
Reclassification for realized losses from sale of marketable equity securities, net of income taxes	—	—	—	—	—	—	—	—	—	—	—	—	11,602	—	11,602
Foreign currency losses	—	—	—	—	—	—	—	—	—	—	—	—	(337)	—	(337)
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(484,305)	(484,305)

Balances, December 31, 2001	40,525,732	$2,138,383	30,631,746	$35,953	—	$—	—	$—	$435,325	$(1)	$(16)	$(4,144)	$(89)	$(875,638)	$1,729,773

The accompanying notes are an integral part of these consolidated financial statements.

OPENTV CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,
	1999	2000	2001
Cash flows used in operating activities:
Net loss	$(90,457)	$(240,777)	$(484,305)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	932	3,531	7,189
Amortization of intangible assets and goodwill	1,210	175,510	414,253
Amortization of share-based compensation	13,098	14,426	9,589
Deferred income tax benefit	—	(1,654)	(7,274)
Provision for doubtful accounts	119	738	1,289
Loss on write-off of equipment	61	—	—
Interest on note payable converted to Ordinary Shares	133	—	—
Non-cash warrant expense	68,569	24,909	—
Investment losses	—	11,687	38,929
In-process research and development	—	1,000	2,120
Minority interest	(2,153)	(34)	(202)
Changes in operating assets and liabilities:
Accounts receivable	(4,134)	(193)	(9,781)
Due from MIH Limited entities	—	(1,570)	(2,720)
Prepaid expenses and other current assets	(995)	(213)	1,101
Accounts payable	(1,180)	(121)	1,674
Accrued liabilities	5,747	1,355	(6,795)
Due to MIH Limited entities	269	(225)	(224)
Deferred revenue	346	5,373	1,258
Deferred income taxes	—	(1,178)	—

Net cash used in operating activities	(8,435)	(7,436)	(33,899)

Cash flows provided from (used in) investing activities:
Purchase of property and equipment	(2,576)	(10,655)	(14,243)
Cash from acquired subsidiary	—	74,712	—
Cash for acquisition of Static	—	—	(14,187)
Sale of subsidiary	—	—	4,625
Sale of marketable equity securities	—	5,813	16,486
Sale of short-term marketable debt securities	—	81,332	86,913
Purchase of short-term marketable debt securities	(180,228)	(16,263)	—
Increase in private equity investments and notes receivable	—	(35,010)	(5,448)
Purchase of long-term marketable debt securities	—	(15,612)	(76,997)
Increase in other assets	(208)	(2,677)	(101)
Purchase of intangible assets	(248)	—	(400)

Net cash provided from (used in) investing activities	(183,260)	81,640	(3,352)

OPENTV CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	Year Ended December 31,
	1999	2000	2001
Cash flows provided from financing activities:
Proceeds from issuance of Ordinary Shares	$160,822	$12,098	$12,834
Proceeds from issuance of preference shares	31,261	—	—
Proceeds from notes payable to shareholders	2,500	—	—
Increase in minority interest	—	2,000	—

Net cash provided from financing activities	194,583	14,098	12,834

Effect of exchange rate changes on cash	95	(606)	(337)

Net increase (decrease) in cash and cash equivalents	2,983	87,696	(24,754)
Cash and cash equivalents, beginning of year	3,324	6,307	94,003

Cash and cash equivalents, end of year	$6,307	$94,003	$69,249

Supplemental disclosure of cash flow information:
Cash received from (paid for) income taxes	$—	$990	$(1,373)

Non-cash investing and financing activities:
Value of shares issued in connection with acquisitions and establishment of companies and intangible assets		$1,879,004	$38,203

Value of shares issued for stock options of acquired companies		$293,302

Deferred compensation arising from issuances of options	$22,473	$24,696

Conversion of notes payable, including accrued interest, to Ordinary Shares	$7,133

Intangible assets contributed by shareholder	$7,640

Conversion of related party payable to Class B Ordinary Shares	$2,500

Preferred stock deemed dividend	$31,250

Issuance of performance warrants	$37,531

Conversion of preference shares to Class A Ordinary Shares	$31,261

The accompanying notes are an integral part of these consolidated financial statements.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

Note 1.    Formation and Business of OpenTV

Pursuant to a reorganization that occurred in October 1999, MIH Limited, the majority shareholder of OpenTV, Inc. exchanged its shares of common stock in OpenTV, Inc. for Ordinary Shares in OpenTV Corp. (“OpenTV”). The reorganization was accounted for on the historical cost basis since there was no change in ownership. As of December 31, 2001, OpenTV indirectly owns approximately 89% of the common stock of OpenTV, Inc.

OpenTV designs, develops, markets and supports software and related components to enable digital interactive television worldwide.

Note 2.    Summary of Significant Accounting Policies

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of OpenTV and its majority-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Certain amounts have been reclassified to conform with 2002 presentation.

Management estimates

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, depreciation and amortization, investment impairments, taxes and contingencies. Actual results could differ from these estimates.

Cash and cash equivalents

OpenTV considers all highly liquid investments with original or remaining maturities of three months or less at the date of purchase and money market funds to be cash equivalents.

Marketable debt and equity securities

OpenTV policy is to minimize risk by investing in investment grade securities which earn returns based on current interest rates.

OpenTV classifies all marketable debt and equity securities as available-for-sale in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Accordingly, OpenTV’s marketable debt and equity securities are carried at fair value as of the balance sheet date. Short-term marketable debt and equity securities are those with remaining maturities at the balance sheet date of one year or less. Long-term marketable debt and equity securities have remaining maturities at the balance sheet date of greater than one year. Unrealized gains and losses are reported as accumulated other comprehensive income (loss) in the statement of shareholders’ equity. Additionally, realized gains and losses on sales of all such investments are reported in results of operations and computed using the specific identification cost method.

Fair value of financial instruments

The reported amounts of OpenTV’s financial instruments, including cash and cash equivalents, short-term marketable debt securities, accounts receivable (net of the allowance for doubtful accounts), accounts payable and accrued liabilities, approximate fair value due to their short maturities.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Concentration of credit risk

Cash and cash equivalents are primarily invested in a diverse portfolio of money market securities and money market funds in accordance with OpenTV’s investment policy. With respect to accounts receivable, OpenTV’s customer base is dispersed across many geographic areas and OpenTV generally does not require collateral. OpenTV analyzes historical bad debts, customer credit-worthiness, current economic trends in each country where its customers are located, and customer payment history when evaluating the adequacy of the allowance for doubtful accounts.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of 3 to 7 years. Leasehold improvements are amortized on a straight-line basis over the life of the lease, or the estimated useful life of the asset, whichever is shorter.

Major additions and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to expense. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

Long-term private equity investments

OpenTV invests in equity instruments of privately-held companies for the promotion of business and strategic objectives, and OpenTV does not attempt to reduce or eliminate the inherent market risks of these investments. These investments are included in long-term private equity investments and are accounted for under the cost method as OpenTV does not have the ability to exercise significant influence over operations. We perform periodic reviews of our investments for impairment. OpenTV’s investments in privately-held companies are considered impaired when a review of the investee’s operations and other indicators of impairment indicate that the carrying value of the investment is not likely to be recoverable. Such indicators include, but are not limited to, limited capital resources, need for additional financing, and prospects for liquidity of the related securities. Impaired investments in privately-held companies are written down to estimated fair value, which is the amount OpenTV believes is recoverable from its investment.

Goodwill and intangible assets

Goodwill and intangible assets are stated at cost less accumulated amortization. Amortization is computed on a straight-line basis over the estimated benefit periods. The estimated benefit period of goodwill is 5 years and the estimated benefit period of intangible assets ranges from 1.5 to 5 years.

In July 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS No. 141, all business combinations initiated after June 30, 2001 must be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if there are indicators such assets may be impaired) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives. The amortization provisions of SFAS No. 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, OpenTV is required to adopt SFAS No. 142 effective January 1, 2002.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

OpenTV accounts for long-lived assets under SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” which requires it to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, OpenTV estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

Revenue recognition

OpenTV adopted the provisions of Statement of Position No. 97-2 (“SOP 97-2”), “Software Revenue Recognition”, as amended by Statement of Position No. 98-4, “Deferral of the Effective Date of Certain Provisions of SOP 97-2,” effective January 1, 1998. SOP 97-2 delineates the accounting for software products, products including software that is not incidental to the product, and maintenance revenues. Under SOP 97-2, OpenTV recognizes product license revenue upon shipment if a signed contract exists, delivery has occurred, the fee is fixed and determinable and collection of the resulting receivables is probable. OpenTV recognizes royalties upon notification of set-top box shipments from licensees. For non-refundable prepaid royalties, OpenTV recognizes revenue upon delivery of software, provided that all other requirements of SOP 97-2 are met.

For contracts with multiple obligations (e.g., maintenance and other services), and for which vendor-specific objective evidence of fair value for the undelivered elements exists, OpenTV recognizes revenue for the delivered elements based upon the residual contract value as prescribed by Statement of Position No. 98-9, “Modification of SOP No. 97-2 with Respect to Certain Transactions.” Generally OpenTV has vendor-specific objective evidence of fair value for the maintenance element of software arrangements based on the renewal rates for maintenance in future years as specified in the contracts. In such cases, OpenTV defers the maintenance revenue at the outset of the arrangement and recognizes it ratably over the period, during which the maintenance is to be provided, which generally commences on the date the software is delivered. Payments for maintenance and support fees are generally made in advance and are non-refundable. Vendor-specific objective evidence of fair value for the service element is determined based on the price charged when those services are sold separately. For revenue allocated to consulting services and for consulting services sold separately, OpenTV recognizes revenue as the related services are performed. Maintenance and consulting services revenues are included in services and other revenue.

Professional services revenue from software development contracts of less than six months’ duration is recognized generally based on the completed contract method and for longer term contracts generally on the percentage of completion method. Under the percentage of completion method the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Provisions for estimated losses on uncompleted contracts are made in the period in which estimated losses are determined. Revenue from integration services and software development contracts are included in services and other revenue.

Revenues from professional services agreements, which includes software customization and implementation support to customers, are recognized on the percentage of completion method based on the hours incurred relative to total estimated hours for fixed bid contracts or based on the hours incurred multiplied by the hourly rate for time and material engagements. Related costs are reported as cost of service revenues. Professional services revenues are included in services and other revenue.

OpenTV generally enters into arrangements with network operators whereby it licenses its application software to network operators in exchange for a percentage of the revenue they earn from their customers. Where OpenTV has delivered all of the software under the arrangement, it recognizes the revenue as the network operator reports to OpenTV its revenue share, which is done generally on a quarterly basis. Under arrangements

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

where the customer receives a right for unspecified future applications when they are made available, OpenTV recognizes the revenue over the term of the arrangement.

Under the Static2358 brand, OpenTV operates and maintains two interactive television channels. Premium rate telephony charges are derived as consumers interact with the channels. Gross telephony charges are recorded as revenues with the portion due to the respective telecommunications company recorded as cost of services. These revenues are included in services and other revenue.

Revenue from the sale of hardware components and manuals are recognized upon shipment and included in services and other revenue.

Research and development

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers, in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed.”

Advertising

Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred. Advertising expense for the years ended December 31, 1999, 2000 and 2001 was $.8 million, $1.4 million, and $2.4 million, respectively. In addition, there was a one-time marketing expense of $8.4 million for the BSkyB hard drive set-top box for the year ended December 31, 2001.

401(k) Plan

OpenTV’s employees participate in a 401(k) Plan which provides retirement benefits through tax-deferred salary reductions for all eligible employees meeting certain age and service requirements. Participating employees may contribute an amount up to 15% of their eligible compensation, subject to an annual limit. OpenTV, at the discretion of its board of directors, may make discretionary matching contributions on behalf of its employees. OpenTV made contributions to the Plan in the amounts of $.1 million, $.4 million and $.9 million for the years ended December 31, 1999, 2000 and 2001, respectively.

Income taxes

OpenTV accounts for income taxes using an asset and liability approach which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in its financial statements or tax returns. The measurement of current and deferred tax liabilities and assets is based on provisions of the enacted tax law. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Share-based compensation

OpenTV accounts for share-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,”

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Financial Accounting Standard Board Interpretation (“FIN”) 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans,” and FIN 44, “Accounting for Certain Transactions Involving Stock Compensation,” and comply with the disclosure provisions of SFAS No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of OpenTV’s shares and the exercise price of the option. OpenTV accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force (“EITF”) No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The fair value of such options is determined using the Black-Scholes model and amortized over the vesting period on an accelerated basis.

Comprehensive income (loss)

OpenTV adopted the provisions of SFAS No. 130, “Reporting Comprehensive Income.” This statement requires companies to classify items of comprehensive income by their nature in the financial statements and display the accumulated balance of comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. Accordingly, OpenTV reported foreign currency translation adjustments and unrealized gain/loss on marketable securities in comprehensive income (loss).

Foreign currency translation

The functional currency of OpenTV’s foreign subsidiaries is the local currency. Assets and liabilities are translated into U.S. dollars at the balance sheet date exchange rate. Revenues and expenses are translated at the average exchange rate prevailing during the period. The related gains and losses from translation are recorded as a translation adjustment in a separate component of shareholders’ equity. Foreign currency transaction gains and losses are included in results of operations.

Net loss per share

Basic and diluted net loss per share are computed using the weighted-average number of Ordinary Shares outstanding, net of Ordinary Shares subject to repurchase. The following items were not included in the computation of diluted net loss per share because the effect would be antidilutive:

	1999	2000	2001
Stock options	5,471,618	7,193,191	7,896,329
Warrants	5,429,728	3,909,222	681,520
Shares issuable for shares of OpenTV Inc. Class A common stock	1,470,957	1,118,872	882,981
Shares issuable for shares of OpenTV Inc. Class B common stock	7,594,796	7,594,796	7,594,796
Shares subject to repurchase	381,230	197,325	62,338

Share Split

OpenTV completed a one-for-five reverse share split on November 15, 1999. All share information has been adjusted to reflect this share split.

Recent accounting pronouncements

In October 2001, the FASB issued SFAS No. 144, “Accounting for Impairment or Disposal of Long-lived Assets.” SFAS No. 144 supercedes SFAS No. 121, and addresses financial accounting and reporting for the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

impairment or disposal of long-lived assets. OpenTV is required to adopt SFAS No. 144 in the first quarter of 2002. The adoption of SFAS No. 144 will not have a material effect on OpenTV’s financial position or results of operations.

In November 2001, the FASB Emerging Issues Task Force (EITF) reached a consensus on EITF Issue  01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products,” which is a codification of EITF 00-14, 00-22 and 00-25. This issue presumes that consideration from a vendor to a customer or reseller of the vendor’s products to be a reduction of the selling prices of the vendor’s products and, therefore, should be characterized as a reduction of revenue when recognized in the vendor’s income statement and could lead to negative revenue under certain circumstances. Revenue reduction is required unless consideration relates to a separate identifiable benefit and the benefit’s fair value can be established. OpenTV is required to adopt this policy in the first quarter of 2002. The adoption of EITF 01-09 will not have a material effect on OpenTV’s financial position or results of operations.

Note 3.    Spyglass Acquisition

On March 26, 2000, OpenTV signed a definitive merger agreement with Spyglass, Inc. to acquire all of Spyglass’ outstanding stock in a stock-for-stock transaction. Spyglass shareholders received 0.7236 of OpenTV Class A Ordinary Shares in exchange for each share of Spyglass common stock. The merger was consummated on July 24, 2000. OpenTV issued 12,677,228 Class A Ordinary Shares with a value of $1.8 billion. These shares were valued at $141.69, the average market price per share of OpenTV Class A Ordinary Shares for the four trading days before and four trading days after the merger announcement date. OpenTV also reserved approximately 2.5 million additional Class A Ordinary Shares for issuance upon the exercise of stock options and warrants of Spyglass which were assumed by OpenTV in the merger. The value of such options and warrants was determined by estimating the fair value as of the acquisition date using the Black-Scholes option pricing model. The total consideration paid, including acquisition-related expenses, was approximately $2.1 billion.

Tangible assets acquired from Spyglass included cash and cash equivalents, short-term investments, marketable securities, accounts receivable, fixed assets and other assets. Liabilities assumed from Spyglass included accounts payable, accrued liabilities, deferred revenue and deferred income taxes. The purchase price allocations and annual amortization of the intangible assets and goodwill acquired was as follows (in millions):

	Purchase Price	Amortization Period (in years)	Annual Amortization
Tangible net assets acquired	$122.4	—	$—
Intangible net assets acquired:
Developed technology	5.6	3	1.9
In-process research and development	1.0	—	—
Assembled workforce	11.0	3	3.7
Current contracts	3.5	1.5	2.3
Customer base	1.0	3	0.3
Deferred compensation	24.7	1-4	—
Goodwill	1,922.3	5	384.5

Total	$2,091.5		$392.7

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

To determine the value of the developed technology, the expected future cash flows attributable to all existing technology were discounted, taking into account risks related to the characteristics and applications of the developed technology, existing and future markets, and assessments of the stage of the technology’s life cycle. The analysis resulted in a valuation for developed technology that had reached technological feasibility and therefore was capitalizable.

The value allocated to projects identified as in-process research and development was charged to expense at the date of the acquisition as these projects had not yet reached technological feasibility and had no future alternative uses. The value of the purchased in-process research and development was determined by estimating the projected net cash flows related to the products, determined based upon OpenTV’s estimate of costs to complete the development of the technology and the future revenue to be earned upon commercialization of the products.

The value allocated to the assembled workforce was attributable to the Spyglass workforce in place after the acquisition which eliminated the need to hire new replacement employees. The value was determined by estimating the cost involved in assembling a new workforce including costs of salaries, benefits, training and recruiting.

The present value of the future cash flows attributable to existing contracts and customer base were allocated to current contracts and customer base, respectively.

The Spyglass-deferred compensation was calculated in accordance with FIN 44. The deferred compensation will be amortized over the remaining vesting period of the Spyglass options exchanged in the merger for options of OpenTV Class A Ordinary Shares, in accordance with FIN 28. Share-based compensation of $7.0 million and $8.1 million was amortized for the years ended December 31, 2000 and 2001, respectively. In addition, during the years ended December 31, 2000 and 2001, deferred compensation was reduced by $4.7 million and $1.9 million, respectively, and capital surplus was credited by a similar amount due to the termination of Spyglass employees after the merger. As of December 31, 2001, OpenTV had unamortized Spyglass-deferred compensation of $3.0 million.

Goodwill was determined based on the residual difference between the amount of consideration paid and the values assigned to identified net tangible and intangible assets.

If the acquisition had been consummated as of January 1, 1999, the effect on revenues and net loss would have been as follows (in millions, except share and per share amounts):

	1999	2000
Net revenues	$58.0	$82.5
Net loss	$(473.0)	$(447.0)
Net loss attributable to ordinary shareholders	$(505.0)	$(447.0)
Net loss per share attributable to ordinary shareholders, basic and diluted	$(12.09)	$(6.89)
Shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	41,742,706	64,867,566

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 4.    Balance Sheet Components (in thousands)

	December 31,
	1999	2000	2001
Accounts receivable:
Trade accounts receivable	$6,120	$14,634	$23,867
Amounts billed under long-term contracts	533	—	—

	6,653	14,634	23,867
Less allowance for doubtful accounts	(419)	(872)	(1,186)

	$6,234	$13,762	$22,681

Prepaid expenses and other current assets:
Interest receivable	$472	$2,815	$1,667
Assets held for sale	—	870	—
Prepaid expenses and other	1,226	3,906	5,581

	$1,698	$7,591	$7,248

Property and equipment:
Computers and equipment	$4,863	$10,013	$17,999
Software	1,003	5,185	7,456
Furniture and fixtures	356	2,315	3,614
Leasehold improvements	793	3,552	7,051

	7,015	21,065	36,120
Less accumulated depreciation and amortization	(1,990)	(5,394)	(11,139)

	$5,025	$15,671	$24,981

Goodwill:	$—	$1,958,135	$1,995,761
Less accumulated amortization	—	(169,284)	(560,049)

	$—	$1,788,851	$1,435,712

Other intangibles:	$7,888	$79,711	$94,411
Less accumulated amortization	(1,210)	(7,436)	(30,924)

	$6,678	$72,275	$63,487

Other assets:
Deposits	$530	$1,325	$2,456
Due from officer	—	2,408	1,806
Other	90	—	203

	$620	$3,733	$4,465

Accrued liabilities:
Accrued payroll and related liabilities	$3,806	$8,586	$9,757
Accrued professional fees	1,940	607	1,320
Accrued marketing	273	352	1,201
Accrued income taxes	—	48	1,364
Accrued liability to warrant holder	314	1,975	1,975
Accrued acquisition costs	—	4,668	586
Other accrued liabilities	928	1,091	3,264

	$7,261	$17,327	$19,467

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 5.    Marketable Debt and Equity Securities

The following is a summary of marketable debt and equity securities as of December 31 (in thousands):

	1999
	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Money market fund	$148,206	$—	$—	$148,206
Other debt securities	32,021	1	—	32,022

Total short-term investments	$180,227	$1	$—	$180,228

	2000
	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Commercial paper	$26,298	$1	$(7)	$26,292
Corporate debt securities	50,560	35	(26)	50,569
Certificates of deposit	16,273	17	—	16,290
U.S. government debt securities	18,976	34	—	19,010
Other debt securities	3,208	2	(4)	3,206

Total marketable debt securities (due in one year or less)	115,315	89	(37)	115,367

Marketable equity securities	40,500	—	(18,225)	22,275

Corporate debt securities	7,043	72	—	7,115
Other debt securities	8,497	—	—	8,497

Total long-term marketable debt securities (due after one year)	15,540	72	—	15,612

Total marketable debt and equity securities	$171,355	$161	$(18,262)	$153,254

	2001
	Purchase/ Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Auction rate securities	$7,999	$1	$—	$8,000
Municipal debt securities	3,017	7	—	3,024
Corporate debt securities	16,304	126	—	16,430
Certificates of deposit	1,000	—	—	1,000

Total marketable debt securities (due in one year or less)	28,320	134	—	28,454

Corporate debt securities	30,671	182	(50)	30,803
U.S. government debt securities	60,692	457	(113)	61,036

Total long-term marketable debt securities (due after one year)	91,363	639	(163)	91,839

Total marketable debt securities	$119,683	$773	$(163)	$120,293

The estimated fair value may not be representative of actual values of the financial instruments that could have been realized as of year-end or that will be realized in the future.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 6.    Impairment of Investments, Intangibles and Long-Lived Assets

During the years ended December 31, 2000 and 2001, OpenTV determined that the carrying value of certain private equity investments would most likely not be realized. OpenTV recorded write-downs of $10 million in the year ended December 31, 2000 and $14.9 million in the year ended December 31, 2001.

Under SFAS No. 121, the impairment of enterprise level goodwill must be assessed periodically whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, OpenTV estimates the future cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized. As of December 31, 2001, OpenTV determined that no impairment loss had occurred in the net book value of goodwill of $1.4 billion.

OpenTV believes that the required adoption of SFAS No. 142 as of January 1, 2002, will result in an impairment charge in the range of $900 to $950 million. This will be recorded as a change in accounting principle.

Note 7.    Shareholders’ Equity

Authorized share capital

•	500,000,000 Class A Ordinary Shares

•	200,000,000 Class B Ordinary Shares

•	500,000,000 preference shares

Voting

The holders of Class A Ordinary Shares and Class B Ordinary Shares are generally entitled to vote as a single class on all matters upon which holders of Ordinary Shares have a right to vote, subject to the requirements of any applicable laws. Each Class A Ordinary Share entitles its holder to one vote, and each Class B Ordinary Share entitles its holder to ten votes. Unless otherwise required by law, and so long as their rights are not adversely affected, the holders of Class A Ordinary Shares and Class B Ordinary Shares are not entitled to vote on any amendment to OpenTV’s Articles of Association and Memorandum of Association that relates solely to the terms of one or more outstanding series of preference shares.

Dividends and Other Distributions

Subject to the preferential and other dividend rights of any outstanding series of preference shares, the holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to equal dividends per share when, as and if declared by OpenTV board of directors, except that all dividends payable in Ordinary Shares will be paid in the form of Class A Ordinary Shares to holders of Class A Ordinary Shares and in the form of Class B Ordinary Shares to holders of Class B Ordinary Shares. Neither Class A Ordinary Shares nor Class B Ordinary Shares may be split, divided or combined unless the other class is proportionally split, divided or combined.

In the event OpenTV is liquidated, the holders of its Class A Ordinary Shares and Class B Ordinary Shares will be treated equally on a per share basis and will be entitled to receive all of OpenTV’s remaining assets following distribution of the preferential and/or other amounts to be distributed to the holders of OpenTV’s preference shares.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Merger

In the event of a merger, the holders of Class A Ordinary Shares and Class B Ordinary Shares will be entitled to receive the same per share consideration, if any, except that if such consideration includes voting securities (or the right to acquire voting securities or securities exchangeable for or convertible into voting securities), OpenTV may (but is not required to) provide for the holders of Class B Ordinary Shares to receive voting securities (or rights to acquire voting securities) entitling them to ten times the number of votes per share as the voting securities (or rights to acquire voting securities) being received by holders of Class A Ordinary Shares.

Conversion of Class B Ordinary Shares

Each Class B Ordinary Share is convertible, at the option of the holder thereof, into Class A Ordinary Shares on a share-for-share basis and will automatically convert on a share-for-share basis upon the occurrence of any of the following:

•	upon transfer of Class B Ordinary Shares to a person or entity which is not one of the original beneficial owners of Class B Ordinary Shares or Class A Ordinary Shares who used to be the holder of Convertible Preference Shares or an affiliate;

•	on the date on which the number of Class B Ordinary Shares then outstanding is less than 10% of OpenTV’s then outstanding Ordinary Shares (without regard to voting rights);

•	at any time when the board of directors and the holders of a majority of OpenTV’s outstanding Class B Ordinary Shares approve the conversion of all of the Class B Ordinary Shares into Class A Ordinary Shares; or

•	if the board of directors, in its sole discretion, elects to effect a conversion after a determination that there has been a material adverse change in the liquidity, marketability or market value of OpenTV Class A Ordinary Shares, considered in the aggregate, due to (i) the exclusion of Class A Ordinary Shares from trading on a national securities exchange or the exclusion of Class A Ordinary Shares from quotation on the Nasdaq or any other similar market quotation system then in use; or (ii) requirements under any applicable law, in each of cases (i) and (ii), as a result of the existence of OpenTV Class B Ordinary Shares.

In the event of a transaction where Class A Ordinary Shares are converted into or exchanged for one or more other securities, cash or other property (a “Class A Conversion Event”), a holder of Class B Ordinary Shares thereafter will be entitled to receive, upon the conversion of such Class B Ordinary Shares, the amount of such securities, cash and other property that such holder would have received if the conversion of such Class B Ordinary Shares had occurred immediately prior to the record date or effective date, as the case may be, of the Class A Conversion Event.

Exchangeable Share Arrangements

OpenTV has entered into or adopted arrangements that afford the minority shareholders of OpenTV, Inc. the ability to exchange their shares of OpenTV, Inc. for shares of OpenTV, generally on a one-for-one basis. The minority shareholders of OpenTV, Inc. are at all times treated as if they were shareholders of OpenTV. As the shares are exchanged, they will be accounted for at historical cost. As the minority shareholders are not responsible to fund the losses of OpenTV, Inc., OpenTV has recorded 100% of the loss in excess of the cost basis of the minority shareholders.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Shares Reserved

As of December 31, 2001, the following Class A Ordinary Shares were reserved:

Issuable upon conversion of Class B Ordinary Shares	30,631,746
Issuable upon exchange of shares (including shares issuable upon exercise of outstanding options) of OpenTV, Inc. common stock	1,035,981
Stock options outstanding	7,743,329
Stock options reserved for future grant under 1999 Option Plan	239,843
Stock options reserved for future grant under 2001 Option Plan	361,378
Employee stock purchase plan	500,000
Performance warrant	175,000
Warrants from Spyglass acquisition	506,520

Total	41,193,797

In addition, 7,594,796 Class B Ordinary Shares were reserved for issuance upon exchange of shares of OpenTV, Inc. Class B common stock.

Private Placement of Series C Preference Shares

In October 1999, OpenTV completed a private placement of 4,729,728 Series C-1 Convertible Preference Shares at $5.55 per share, 900,900 Series C-2 Convertible Preference Shares at $5.55 per share, and warrants to purchase 4,729,728 Class A Ordinary Shares (expiring in October 2001) at $5.55 per share to America Online, Inc., General Instrument Corporation and subsidiaries of Liberty Digital, Inc., News Corporation, Time Warner, Inc. and Sun Microsystems, Inc. for net proceeds of $31.3 million. The Series C-1 Convertible Preference Shares and Series C-2 Convertible Preference Shares converted into 5,630,628 Class A Ordinary Shares at the time of OpenTV’s public offering. The convertible preference shares have an embedded beneficial conversion feature which under EITF 98-5 resulted in a preferred stock dividend of $31.3 million in the quarter ended December 31, 1999. The fair value attributable to the warrants to purchase Class A Ordinary Shares of $63.9 million was recorded in operating expenses as a non-cash warrant expense in the quarter ended December 31, 1999. The warrants were valued using the Black Scholes option pricing model. In connection with the investments, OpenTV entered into strategic agreements with America Online Inc., General Instrument Corporation, News Corporation and Time Warner, Inc. In January, 2000, Motorola, Inc. acquired General Instrument Corporation.

In October 2000, OpenTV received $6.2 million from the exercise of warrants to purchase 1,126,126 Class A Ordinary Shares. In December 2000, OpenTV issued 548,167 Class A Ordinary Shares in exchange for the cashless exercise of warrants to purchase 900,900 Class A Ordinary Shares. In the year ended December 31, 2001, OpenTV received $7.7 million from the exercise of warrants to purchase 1,301,126 Class A Ordinary Shares. In October 2001, OpenTV issued 148,299 Class A Ordinary Shares in exchange for the cashless exercise of warrants to purchase 450,450 Class A Ordinary Shares.

At December 31, 1999, 2000, and 2001 we had no preference shares outstanding.

Performance Warrant

In December 1999, OpenTV issued warrants to purchase 700,000 Class A Ordinary Shares (expiring in December 2002) at $5.55 per share to General Instrument Corporation. The warrants are exercisable based on

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

General Instrument meeting certain performance milestones. The fair value attributable to the performance warrants of $37.5 million was recorded in the year ended December 31, 1999. The fair value of the warrants associated with achievement of a future event was calculated at each reporting date using the Black-Scholes option pricing model. As a result, the warrant expense fluctuated as the fair market value of our Class A Ordinary Shares fluctuated. A total of $4.7 million and $24.9 million was amortized as non-cash warrant expense for the years ended December 31, 1999 and 2000, respectively. The unamortized balance of $7.9 million was credited to additional paid-in capital in 2000 due to the change in the value of the shares.

Warrants from Spyglass Acquisition

In October 1998, General Instrument acquired warrants to purchase shares of Spyglass. These warrants were assumed by OpenTV in connection with the acquisition of Spyglass and now represent warrants (expiring in December 2003) to purchase 506,520 Class A Ordinary Shares. The exercise prices are $18.24 to $20.43 (subject to adjustment in certain circumstances) and become exercisable on varying dates over a five-year period.

Agreements with General Instrument and Motorola

In November 2000, OpenTV entered into a series of definitive agreements with General Instrument Corporation and Motorola, Inc. dedicated to accelerating interactive television deployments worldwide. One of the agreements provided for the establishment of a co-owned venture that will provide integration and testing services for cable and satellite operators. OpenTV contributed 370,858 of its Class A Ordinary Shares to this venture and these shares were then transferred by the venture to General Instrument in exchange for a three-year license of certain General Instrument patents on a royalty-free, worldwide, non-exclusive basis. The value of the shares was $8.1 million and this amount was included in intangible assets in OpenTV’s consolidated balance sheet. At December 31, 2000 and 2001, the value of Motorola’s minority interest in the venture of $2.0 million and $1.8 million, respectively, was shown as a separate line in OpenTV’s consolidated balance sheet.

In addition, General Instrument agreed to purchase all of our stock in the Acadia Solution Center that was acquired in the Spyglass acquisition. The net proceeds of $4.6 million from the sale were reflected as a reduction of the Spyglass goodwill in the first quarter of 2001.

CableSoft Acquisition

In November 2000, OpenTV acquired CableSoft Corporation in a stock-for-stock transaction in exchange for 1,429,564 of its Class A Ordinary Shares. CableSoft is a leading provider of “on-demand information” software solutions for broadband network operators. General Instrument was one of CableSoft’s primary shareholders and a party to the acquisition agreement. The value of these shares at the acquisition date was $36.5 million. In addition, OpenTV assumed certain CableSoft options in connection with the transaction which increased the purchase price to a total of $40.0 million. The purchase price, including expenses, has been allocated to intangible assets ($4.5 million) and goodwill ($35.9 million) based upon an appraisal.

Static2358 Acquisition

In July 2001, OpenTV acquired Static2358, a privately held leading interactive TV(“iTV”) media and entertainment company. Static2358 provides iTV application development expertise across multiple platforms, broadcast design services for TV networks, and owns and operates the iTV entertainment and games channels, PlayJam and YO-YO. Under the acquisition agreement, OpenTV acquired all of Static’s privately held stock in a combined stock and cash transaction. Static shareholders received an aggregate of 2,719,048 of OpenTV Class A

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Ordinary Shares with a value of $38.2 million at the acquisition date, and approximately $12.7 million in cash was paid to retire certain Static obligations. Pursuant to certain earn-out provisions contained in the Static acquisition agreement, the principal shareholders of Static earned an additional consideration of 626,872 Class A Ordinary Shares to be issued in early 2002. Additional goodwill will be recorded based on the fair value of the shares at the date of issuance.

Tangible assets acquired from Static included cash and cash equivalents, accounts receivable, fixed assets and other assets. Liabilities assumed from Static included accounts payable and accrued liabilities. The total purchase price, including expenses, was allocated based upon an appraisal as follows (in millions):

Purchase Price
Tangible net assets acquired	$(5.5)
Intangible net assets acquired:
Developed technology	5.1
In-process research and development	2.1
Existing partnerships	8.5
Trademarks	0.7
Goodwill	41.5

$52.4

The intangible assets are being amortized over three years and the goodwill is not being amortized. The $2.1 million identified as in-process research and development was charged to expense since the projects had not yet reached technological feasibility and had no future alternative uses.

EchoStar Joint Venture

In February 2000, OpenTV entered into an agreement with EchoStar Communications Corporation (“ECC”), EchoStar Satellite Corporation and EchoStar Technologies Corporation (collectively, “EchoStar”) to develop a low-cost, hard-drive set-top box for the mass TV-viewing market. EchoStar contributed to a newly formed subsidiary of ECC (“OpenStar”), a non-exclusive, perpetual, royalty-free worldwide license to all of EchoStar’s existing intellectual property which enables hard drive functionality in a satellite receiver. Immediately following the formation of OpenStar, OpenTV purchased 50% of the OpenStar shares from ECC, in exchange for 2,252,252 of OpenTV Class A Ordinary Shares and contribution to OpenStar of a non-exclusive, perpetual, royalty-free, worldwide license to certain OpenTV intellectual property. Those shares were released from escrow in December 2000, when EchoStar had met certain milestones relating to the deployment of OpenTV-enabled set-top boxes. The value recorded for those shares of $38.1 million was based on the market price of OpenTV Class A Ordinary Shares on the date the shares were released from escrow, was allocated to intangible assets in the consolidated balance sheet and is being amortized over five years on a straight-line basis.

MIH and Thomson

In March 1999, MIH Limited (“MIH”) agreed to pay Thomson Consumer Electronics, Inc. (“Thomson”) $7.6 million for certain intellectual property which Thomson contributed to OpenTV and $38.6 million for Thomson’s 16,084,852 shares of OpenTV’s common stock. MIH issued a promissory note to Thomson for the total amount. Thomson exchanged the promissory note for shares in MIH, a publicly traded company, in April 1999. Sun Microsystems (“Sun”) exercised its right to acquire from MIH its pro-rata share of common stock of OpenTV which was acquired by MIH from Thomson. As a result of these transactions, a new Stockholders’ Agreement was adopted in March 1999 among OpenTV, MIH and Sun.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Employee Settlement

In August 2000, OpenTV settled a wrongful dismissal case with a former employee for a cash payment of $.1 million and options to purchase 41,875 shares of the Class A Common Stock of OpenTV, Inc. at an exercise price of $1.05 per share. The total cost of this settlement of $1.6 million was charged to expense with a corresponding credit of $1.5 million to additional paid-in capital.

Note 8.    Employee Option Plans and Share Purchase Plan

Option Plans

Options are currently outstanding under the following plans: (i) the Amended and Restated OpenTV Corp. 1999 Share Option/Share Issuance Plan (the “1999 Plan”), (ii) the Amended and Restated OpenTV, Inc. 1998 Option/Stock Issuance Plan (the “1998 Plan”), (iii) the 2001 Non-statutory Stock Option Plan (the “2001 Plan”), (iv) option plans assumed in connection with the Spyglass merger (collectively, the “Assumed Spyglass Plans”), and (v) option plans assumed in connection with the CableSoft merger (the “Assumed CableSoft Plans”).

OpenTV issues options from the 1999 Plan. The compensation committee of OpenTV’s board of directors administers the 1999 Plan. The committee has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 1999 Plan. The committee has discretion to determine grant recipients, vesting requirements, exercise prices and other terms and conditions of award eligibility. The options may be incentive stock options or non-statutory options. Consistent with the foregoing, options are generally granted at an exercise price equal to the fair market value on the date of grant and vest 25% after 12 months of continuous service with OpenTV and 1/48th over each of the next 36 months. The term of the options generally is 10 years from the date of grant. Unexercised options generally expire three months after termination of employment with OpenTV. A total of 8,980,000 Class A Ordinary Shares have been reserved for issuance under the 1999 Plan since its inception, and as of December 31, 2001, options to purchase 6,433,140 Class A Ordinary Shares were outstanding under the 1999 Plan.

Under the 2001 Plan the compensation committee of OpenTV’s board of directors has complete discretion to make all decisions relating to the interpretation, operation and amendment of the 2001 Plan. Only non-statutory options can be granted. A total of 500,000 Class A Ordinary Shares has been reserved for issuance under the 2001 Plan, and as of December 31, 2001, options to purchase 138,622 Class A Ordinary Shares were outstanding.

Effective as of October 23, 1999, options to purchase 5,141,114 shares of Class A Common Stock of OpenTV, Inc. under the 1998 Plan were assigned to and assumed by OpenTV and these options thereafter represented the right to purchase under the 1999 Plan an identical number of Class A Ordinary Shares of OpenTV. The remainder of the options then outstanding under the 1998 Plan were not assigned to and assumed by OpenTV. The 1998 Plan will remain in existence for the sole purpose of governing those remaining options until such time as such options have been exercised and the underlying shares have become transferable by the holders. Options or shares awarded under the 1998 Plan that are forfeited or cancelled will no longer be available for issuance under the 1998 Plan. As of December 31, 2001, options to purchase 153,000 shares of OpenTV, Inc.’s Class A Common Stock were outstanding under the 1998 Plan.

All of the options to purchase Spyglass common stock outstanding under the Assumed Spyglass Plans were converted in the Spyglass merger, and all of the options to purchase CableSoft common stock outstanding under the Assumed CableSoft Plans were converted in the CableSoft merger, into options to purchase OpenTV Class A Ordinary Shares. As of December 31, 2001, options to purchase 1,110,640 and 60,927 of OpenTV Class A

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Ordinary Shares were outstanding under the Assumed Spyglass Plans and the Assumed CableSoft Plans (collectively, the “Assumed Plans”). The Assumed Plans will remain in existence for the sole purpose of governing these remaining options, until such time as such options have been exercised and the underlying shares have become transferable by the holders. Options awarded under the Assumed Plans that are forfeited or cancelled will no longer be available for issuance under Assumed Plans, and no new options will be granted to employees under the Assumed Plans.

Activity under the Plans is as follows:

	Shares Available for Grant	Number of Shares	Exercise Price	Aggregate Price (in thousands)	Weighted Average Exercise Price
Balances, December 31, 1998	2,310,925	3,507,495		$3,683	$1.05
Additional options reserved under 1998 Plan	960,000	—		—
Options cancelled under 1998 Plan	(265,532)	(5,141,114)	$1.05–$ 6.00	(12,863)	$2.14
Options reserved at inception of 1999 Plan	7,200,000	—
Options assumed under 1999 Plan	(5,141,114)	5,141,114	$1.05–$ 6.00	12,863	$2.14
Options granted	(3,799,200)*	3,960,200	$1.05–$88.00	22,141	$5.59
Options exercised	—	(1,629,321)	$ 1.05	(1,711)	$1.05
Options cancelled	280,088	(280,088)	$1.05–$19.00	(707)	$2.52

Balances, December 31, 1999	1,545,167	5,558,286		23,406	$4.21
Additional options reserved under 1999 Plan	1,780,000	—
Options related to Spyglass acquisition	—	2,023,219	$0.21–$83.96	47,252	$23.35
Options related to CableSoft acquisition	—	148,031	$ 1.95	288	$1.95
Options granted	(1,784,203)	1,784,203	$17.63–$94.56	95,921	$53.76
Options exercised	—	(1,442,497)	$0.21–$48.89	(4,692)	$3.25
Options cancelled	683,002	(878,051)	$1.05–$94.56	(17,714)	$20.17

Balances, December 31, 2000	2,223,966	7,193,191		144,461	$20.08
Options reserved at inception of 2001 Plan	500,000	—		—
Options granted	(3,531,628)	3,531,628	$4.77–$21.50	36,312	$10.32
Options exercised	—	(1,069,009)	$0.21–$18.31	(3,352)	$3.14
Options cancelled	1,408,883	(1,759,481)	$1.05–$94.56	(53,923)	$32.26

Balances, December 31, 2001	601,221	7,896,329		$123,498	$15.64

*	Does not include 161,000 shares of OpenTV, Inc. options granted in 1999 that were not assumed under the 1999 Plan.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The following table summarizes information with respect to options outstanding at December 31, 2001:

	Options Outstanding			Options Currently Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0 –$ 10	4,901,717	8.13	$ 5.92	1,838,543	$ 2.89
$11–$ 20	1,414,821	8.47	$13.77	803,198	$14.14
$21–$ 30	176,931	8.75	$23.91	51,188	$27.11
$31–$ 40	332,388	8.8	$33.19	103,769	$33.19
$41–$ 50	576,550	8.8	$47.83	244,612	$46.35
$51–$ 60	385,292	8.52	$54.25	121,281	$54.24
$61–$100	108,630	8.19	$83.51	6,685	$89.49
	7,896,329			3,169,276

At December 31, 1999, 2000 and 2001 vested options to purchase 1,190,693, 2,945,643 and 3,169,276 Ordinary Shares, respectively, were unexercised.

Share Purchase Plan

In November 1999, OpenTV’s shareholders approved the 1999 Employee Stock Purchase Plan. A total of 500,000 Class A Ordinary Shares are currently reserved for issuance pursuant to the purchase rights granted in the calendar year 2001. The first offering under the purchase plan began in November 1999. During the years ended December 31, 2000 and 2001, 100,186 and 201,698 shares, respectively, were issued to employees under the plan for total proceeds of $1.4 million and $1.6 million, respectively.

Share-based compensation

OpenTV recorded non-cash deferred share compensation of $22.5 million and $24.7 million for the years ended December 31, 1999 and 2000, respectively, representing the difference between the exercise price and deemed fair market value for options to purchase shares granted to employees and the fair value attributable to options granted to non-employees. These amounts are being amortized in accordance with FIN 28 over the vesting period of the option life, which is generally four years. As of December 31, 2001, OpenTV had total unamortized deferred share compensation of $4.1 million which is expected to be fully amortized over the next three years. During the years ended December 31, 2000 and 2001, total deferred compensation was reduced by $6.2 million and $3.0 million, respectively, and capital surplus was credited by a similar amount due to the termination of certain employees.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Fair value disclosures

Had compensation cost for our share-based compensation plans and Employee Stock Purchase Plan been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, OpenTV’s net loss would have been increased to the pro-forma amounts indicated below (amounts in millions, except per share amounts):

	Year Ended December 31,
	1999	2000	2001
Net loss attributable to ordinary shareholders:
As reported	$(121.7)	$(240.8)	$(484.3)
Pro-forma	$(124.7)	$(273.5)	$(506.4)
Net loss per share attributable to ordinary shareholders, basic and diluted:
As reported	$(4.19)	$(4.61)	$(7.13)
Pro-forma	$(4.29)	$(5.24)	$(7.45)

OpenTV calculated the fair value of each option grant on the date of the grant using the Black-Scholes option pricing model with the following assumptions:

	1999	2000	2001
Risk-free interest rate	4.75%–6.00%	5.46%–6.81%	2.30%–4.71%
Average expected life (years)	5	5	5
Volatility	184%	135%	110%
Dividend yield	—	—	—

The weighted average fair value of options granted during 1999, 2000 and 2001 was $8.78, $53.37 and $9.07, respectively.

OpenTV calculated the fair value of purchase rights under its Employee Stock Purchase Plan using the Black-Scholes option pricing model with the following assumptions:

	2000	2001
Risk-free interest rate	5.16%–5.21%	3.15%–5.18%
Average expected life	6 months	6 months
Volatility	135%	110%
Dividend yield	—	—

The weighted average fair value of rights issued pursuant to OpenTV’s employee stock purchase plan in 2000 and 2001, was $26.20 and $12.04, respectively.

These pro-forma amounts may not be representative of the effects on reported net loss for future years as options vest over several years and additional awards are generally made each year.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 9.    Income Taxes

The components of loss before taxes are as follows (in thousands):

	Year ended December 31,
	1999	2000	2001
United States	$(23,423)	$(211,774)	$(476,248)
International	(67,034)	(29,512)	(13,911)

	$(90,457)	$(241,286)	$(490,159)

The provision (benefit) for income taxes is comprised of the following:

	Year ended December 31,
	1999	2000	2001
Current
United States	$—	$125	$—
International	—	820	1,320
State	—	200	100

	$—	$1,145	$1,420

Deferred
United States	$—	$(1,654)	$(7,274)

Provision (benefit)	$—	$(509)	$(5,854)

OpenTV did not provide any current or deferred income taxes prior to January 1, 2000, since OpenTV incurred operating losses in all jurisdictions.

The provision (benefit) for income taxes differs from the amount computed by applying the statutory United States Federal income tax rate to income (loss) before taxes as follows (in thousands):

	Year Ended December 31,
	1999	2000	2001
Income tax (benefit) at the Federal statutory rate of 35%	$(31,660)	$(84,450)	$(171,556)
Amortization of goodwill	—	59,249	136,768
Amortization of share-based compensation	2,185	4,541	3,356
International losses	23,314	10,329	4,869
Change in valuation allowance	8,277	12,142	20,605
Other	(2,116)	(2,320)	104

	$—	$(509)	$(5,854)

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The components of the net deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	1999	2000	2001
Current deferred tax asset (liability), net
Deferred revenue	$720	$2,258	$2,739
Accrued liabilities and reserves	330	1,497	3,033
Unrealized investment gains	—	(8,006)	—
Valuation allowance	(1,050)	(1,459)	(5,772)

	$—	$(5,710)	$—

Long-term deferred tax asset (liability), net
Share-based compensation	$2,794	$2,674	$2,674
Depreciation and amortization	242	177	2,397
Acquired intangibles	—	(8,752)	(4,952)
Net operating loss carryforwards	8,446	33,996	40,783
Credit carryforwards	720	1,550	2,000
Valuation allowance	(12,202)	(23,935)	(42,902)

	$—	$5,710	$—

OpenTV provided a full valuation allowance on deferred tax assets in excess of deferred tax liabilities because of its limited operating history and uncertainty regarding the realizability of the deferred tax assets.

At December 31, 2001, OpenTV had approximately $112 million and $27 million, respectively, of Federal and state net operating losses to reduce future taxable income. These carryforwards expire between 2010 and 2021 for Federal tax purposes and 2003 and 2011 for state tax purposes, if not utilized. OpenTV’s net operating losses are subject to certain limitations and may be subject to future limitations as a result of changes in ownership as defined by Federal and state tax law.

Note 10.    Commitments and Contingencies

OpenTV has agreed to issue Ordinary Shares in exchange for shares of OpenTV, Inc. held by minority shareholders, generally on a one-for-one basis, pursuant to an exchange agreement and a plan of exchange. The exchange of shares will represent the acquisition of a minority interest and will be accounted for under the purchase method of accounting.

OpenTV subleases its facilities from third parties under operating lease agreements in the United States, Europe and Asia. These leases expire between March 2002 and June 2010. Total rent expense, net of sublease amounts, for the years ended December 31, 1999, 2000 and 2001 was $1.7 million, $4.2 million and $8.2 million, respectively.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Future minimum payments under noncancelable operating leases as of December 31, 2001, are as follows (in millions):

Minimum Commitments
2002	$ 9.5
2003	8.5
2004	7.3
2005	3.5
2006	2.5
Thereafter	6.4

$37.7

As of December 31, 2001, OpenTV has two standby letters of credit that were issued to its landlords for approximately $3.0 million. In addition, OpenTV has $10.0 million of marketable debt securities pledged with a bank for foreign exchange facilities as of December 31, 2001.

Note 11.    Related Party Transactions

Related parties are defined as entities and their affiliates which own 5% of more of any class of OpenTV Ordinary Shares or any class of the common stock of OpenTV, Inc., or any equity investments in which OpenTV held a 10% or greater interest. Revenue and expenses from related party transactions were as follows (in thousands):

Related Party	Nature of Transaction	Year Ended December 31,
		1999	2000	2001
Shareholders:
MIH Limited and its affiliates	Royalties, license fees and services revenue	$—	$1,631	$5,885
	Indirect royalties*	1,037	1,370	586
Motorola and General Instrument	License fees and services revenue	—	9,040	8,556
	Equipment purchases	—	—	2,182
EchoStar	Royalties, license fees and services revenue	123	1,073	3,501
Thomson Multimedia and its affiliates	Royalties and services revenue	465	950	2,270
America Online	Services revenue	—	—	865
Sun Microsystems	Software technology license and equipment purchases	723	333	318

Equity Investments:
WOW TV	License fees and services revenue	—	60	893

*	Two of OpenTV’s customers sold set-top boxes to affiliates of MIH Limited and paid royalties to OpenTV. Effective April 1, 2001, the affiliates of MIH Limited pay all royalties directly to OpenTV.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The related parties receivables and payables relating to MIH Limited and its affiliates are shown in a separate line in OpenTV’s consolidated balance sheet. The receivables from all other related parties were $.8 million as of December 31, 2000 and $6.2 million as of December 31, 2001. Deferred revenue from EchoStar was $3.3 million as of December 31, 2000 and $5.4 million as of December 31, 2001.

See Note 7 for details regarding share activity, warrants and other agreements with the parties listed above.

In June 2000, OpenTV entered into an employment agreement with one of its officers pursuant to which OpenTV agreed, among other things, (a) to provide an interest-free loan of approximately $2.4 million to be forgiven in annual installments over a period of four years and (b) to issue Class A Ordinary Shares having a fair market value of approximately $.6 million in annual installments over the same four-year period. In January 2001, 25% of the cash portion of the loan was forgiven and 14,525 Class A Ordinary Shares were issued. The fair value of the shares ($.1 million) and the portion of the loan forgiven ($.6 million) were charged to compensation expense in the year ended December 31, 2001.

In March 1998, OpenTV entered into a licensing and distribution agreement with Sun under which Sun granted OpenTV a non-exclusive, non-transferable license to develop and distribute products based upon Sun’s Java technology. Subsequent amendments extended OpenTV’s rights and payment obligations to Sun through December 2006.

Note 12.    Segment Information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” requires enterprises to report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products, geographic areas and major customers. The method for determining what information to report is based upon the “management” approach. OpenTV’s chief operating decision-maker reviews revenues by both geography and customer. OpenTV is not organized into business units nor does OpenTV capture expenses or allocate resources based on segmentation of its business. Therefore, OpenTV believes that it operates in a single industry segment.

OpenTV’s revenues by geographic area based on the location of customers were as follows (in millions):

	1999	2000	2001
Europe, Africa and Middle East	$21.1	$39.1	$51.2
Americas	1.7	18.6	31.2
Asia Pacific	3.2	5.4	12.9

	$26.0	$63.1	$95.3

Revenues outside the Americas were 93%, 71%, and 67% of total revenues for the years ended  December 31, 1999, 2000 and 2001, respectively. Revenues in the United Kingdom were $10.5 million, $19.4 million and $14.3 million for the years ended December 31, 1999, 2000 and 2001, respectively.

Five customers from whom OpenTV receives royalties sell set-top boxes to British Sky Broadcasting. These customers accounted for 34%, 26% and 7% of revenues for the years ended December 31, 1999, 2000 and 2001, respectively.

OPENTV CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

One customer accounted for 12% of revenues for the year ended December 31, 1999 and Motorola accounted for 14% of revenues for the year ended December 31, 2000.

Property and equipment by location was as follows (in millions):

	December 31,
	1999	2000	2001
Property and equipment, net:
United States	$4.5	$14.4	$19.8
Other countries	0.5	1.3	5.2

	$5.0	$15.7	$25.0

Two customers accounted for 20% of accounts receivable as of December 31, 1999, two customers accounted for 29% of accounts receivable as of December 31, 2000 and one customer accounted for 12% of accounts receivable as of December 31, 2001.

Note 13.    Subsequent Events (Unaudited)

In January 2002, in response to the continuing worldwide economic slowdown, OpenTV announced a workforce reduction to reduce its operating expenses. This restructuring also included the closure of several offices around the world and the write-off of fixed assets and lease costs. Restructuring costs of $9.6 million will be recorded in the first quarter of 2002.

On May 8, 2002, MIH Limited (“MIHL”), OpenTV’s controlling shareholder, signed a stock purchase agreement (the “Agreement”) with Liberty Media Corporation (“Liberty Media”) pursuant to which, subject to the fulfillment of certain closing conditions, Liberty Media agreed to acquire the 365,460 Class A Ordinary Shares of OpenTV and 30,206,154 Class B Ordinary Shares of OpenTV held by MIHL as of the date of the Agreement, which collectively represented, on an undiluted basis, approximately 43% of the economic interest and 87% of the voting interest represented by OpenTV’s ordinary shares outstanding as of April 30, 2002. Of the total purchase price of $185 million, 21% is payable in cash and the balance is payable in cash or Liberty Media Series A Common Stock at Liberty Media’s option. OpenTV was not a party to the Agreement.

OPENTV CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2002	December 31, 2001
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$110,515	$69,249
Short-term marketable debt securities	24,822	28,454
Accounts receivable, net	9,339	22,681
Due from MIH Limited entities	147	4,290
Prepaid expenses and other current assets	5,995	7,248

Total current assets	150,818	131,922
Long-term marketable debt securities	27,352	91,839
Property and equipment, net	22,349	24,981
Long-term private equity investments	—	15,208
Goodwill, net	—	1,435,712
Intangible assets, net	18,329	63,487
Other assets	4,342	4,465

Total assets	$223,190	$1,767,614

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,818	$5,628
Accrued liabilities	18,774	19,624
Current portion of deferred revenue	6,872	6,587

Total current liabilities	30,464	31,839
Deferred revenue, less current portion	7,996	4,238

Total liabilities	38,460	36,077
Commitments and contingencies (Note 9)
Minority interest	1,399	1,764
Shareholders’ equity:
Class A Ordinary Shares, no par value, 500,000,000 shares authorized; 40,896,432 and 40,525,732 shares issued and outstanding at September 30, 2002 and December 31, 2001, respectively	2,143,060	2,138,383
Class B Ordinary Shares, no par value, 200,000,000 shares authorized; 30,631,746 shares issued and outstanding at September 30, 2002 and December 31, 2001	35,953	35,953
Additional paid-in capital	436,670	435,324
Treasury stock at cost, 50,629 and 49,629 shares at September 30, 2002 and December 31, 2001, respectively	(16)	(16)
Deferred share-based compensation	(639)	(4,144)
Accumulated other comprehensive income (loss)	200	(89)
Accumulated deficit	(2,431,897)	(875,638)

Total shareholders’ equity	183,331	1,729,773

Total liabilities, minority interest and shareholders’ equity	$223,190	$1,767,614

The accompanying notes are an integral part of these condensed consolidated financial statements.

OPENTV CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002*	2001
Revenues:
Royalties	$3,878	$10,645	$16,243	$29,678
Services and other	5,933	8,679	19,015	28,308
Channel fees	2,741	1,135	7,890	1,135
License fees	759	4,617	3,236	11,099

Total revenues	13,311	25,076	46,384	70,220

Operating expenses:
Cost of revenues(1)	9,421	10,027	30,087	27,084
Research and development(2)	7,765	14,575	25,211	36,163
Sales and marketing(3)	6,260	10,456	23,953	36,627
General and administrative(4)	5,758	4,717	15,924	14,924
Restructuring costs	1,552	—	11,172	—
Impairment of goodwill	514,206	—	514,206	—
Impairment of intangible assets	24,796	—	24,796	—
Amortization of goodwill	—	97,691	—	293,074
Amortization of intangible assets	3,421	5,572	11,677	15,178

Total operating expenses	573,179	143,038	657,026	423,050

Loss from operations	(559,868)	(117,962)	(610,642)	(352,830)
Interest income	1,827	2,125	4,663	8,379
Other income (expense), net	(18)	(4)	(79)	1
Impairment of equity investments and notes receivable	(4,698)	(2,290)	(10,923)	(7,290)
Share of losses of equity investee	—	—	(7,275)	—
Realized loss on sale of marketable equity securities	—	—	—	(24,014)
Minority interest	88	(25)	365	71

Loss before income taxes	(562,669)	(118,156)	(623,891)	(375,683)
Income tax benefit (expense)	(384)	(378)	(1,101)	6,034

Loss before cumulative effect of accounting change	(563,053)	(118,534)	(624,992)	(369,649)
Cumulative effect of accounting change, net of tax	—	—	(931,267)	—

Net loss	$(563,053)	$(118,534)	$(1,556,259)	$(369,649)

Net loss per share, basic and diluted
Before cumulative effect of accounting change	$(7.81)	$(1.71)	$(8.71)	$(5.51)
Cumulative effect of accounting change, net of tax	—	—	(12.98)	—

	$(7.81)	$(1.71)	$(21.69)	$(5.51)

Shares used in computing net loss per share, basic and diluted	72,089,644	69,342,388	71,750,115	67,058,836

*	Amounts presented for the nine months ended September 30, 2002 reflect certain adjustments and reclassifications of amounts previously reported. See Note 11.
(1)	Inclusive of $389, $1,072, $1,271 and $3,484 of share-based compensation for the three months ended September 30, 2002 and 2001, and for the nine months ended September 30, 2002 and 2001, respectively.
(2)	Inclusive of $53, $868, $261 and $2,832 of share-based compensation for the three months ended September 30, 2002 and 2001, and for the nine months ended September 30, 2002 and 2001, respectively.
(3)	Inclusive of $63, $238, $279 and $792 of share-based compensation for the three months ended September 30, 2002 and 2001, and for the nine months ended September 30, 2002 and 2001, respectively.
(4)	Inclusive of $380, $708, $1,317 and $2,319 of share-based compensation for the three months ended September 30, 2002 and 2001, and for the nine months ended September 30, 2002 and 2001, respectively.

The accompanying notes are an integral part of these condensed consolidated financial statements.

OPENTV CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Nine Months Ended September 30,
	2002	2001
Cash flows used in operating activities:
Net loss	$(1,556,259)	$(369,649)
Adjustments to reconcile net loss to net cash used in operating activities:
Cumulative effect of accounting change, net of tax	931,267	—
Impairment of goodwill	514,206	—
Impairment of intangible assets	24,796	—
Depreciation and amortization of property and equipment	7,590	4,960
Amortization of intangible assets and goodwill	14,350	310,079
Amortization of share-based compensation	3,128	9,427
Deferred income tax benefit	—	(7,274)
Provision for doubtful accounts	1,257	975
Non-cash restructuring costs	2,749	—
Impairment of equity investments and notes receivable	10,923	7,290
Share of losses of equity investee	7,275	—
Realized loss on sale of marketable equity securities	—	24,014
In-process research and development	—	2,120
Minority interest	(365)	(71)
Changes in operating assets and liabilities:
Accounts receivable	12,085	(8,174)
Due from MIH Limited entities	4,143	810
Prepaid expenses and other current assets	1,162	641
Accounts payable	(852)	2,813
Accrued liabilities	(1,298)	(5,370)
Deferred revenue	4,043	1,567

Net cash used in operating activities	(19,800)	(25,842)
Cash flows provided from investing activities:
Purchase of property and equipment	(7,436)	(10,831)
Sale of subsidiary	—	4,625
Cash for acquisition of Static	—	(13,547)
Sale of marketable equity securities	—	16,486
Sale of marketable debt securities, net	68,119	18,993
Increase in private equity investments and notes receivable	(3,000)	(5,250)
Other	408	(593)

Net cash provided from investing activities	58,091	9,883
Cash flows provided from financing activities:
Proceeds from issuance of Ordinary Shares	941	5,245
Additional capital contribution from MIH Limited	1,709	—

Net cash provided from financing activities	2,650	5,245
Effect of exchange rate changes on cash	325	(132)

Net increase (decrease) in cash and cash equivalents	41,266	(10,846)
Cash and cash equivalents at beginning of period	69,249	94,003

Cash and cash equivalents at end of period	$110,515	$83,157

Non-cash financing activities:
Value of shares issued in connection with acquisition of Static	$3,749	$38,203

The accompanying notes are an integral part of these condensed consolidated financial statements.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002

(Unaudited)

Note 1.    Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that in the opinion of management are necessary for a fair presentation of results of operations, financial position and cash flows for the periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The results of operations for such periods are not necessarily indicative of the results that may be expected for the year ending December 31, 2002 or for any future period. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements of OpenTV Corp. (“OpenTV”) and notes thereto included in OpenTV’s Annual Report on Form 20-F for the year ended December 31, 2001.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

The accompanying condensed consolidated interim financial statements include the accounts of OpenTV together with its wholly-owned and majority owned subsidiaries. All intercompany accounts and transactions have been eliminated. Certain prior period amounts have been reclassified to conform with the current period presentation.

Note 2.    Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer to be amortized but rather are to be reviewed for impairment annually (or more frequently if there are indicators that such assets may be impaired). In connection with the adoption of SFAS 142 effective January 1, 2002, OpenTV was required to complete a transitional goodwill impairment test which resulted in an impairment charge for goodwill of $931.3 million that was recorded as a change in accounting principle in the first quarter of 2002.

In August 2001, the Financial Accounting Standards Board issued SFAS 143, “Accounting for Obligations Associated with the Retirement of Long-Lived Assets.” SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS 143 is effective for fiscal years beginning after June 15, 2002. OpenTV does not expect a material effect on its financial position or results of operations from the adoption of SFAS 143.

Effective January 1, 2002, OpenTV adopted SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of SFAS 144 did not have a material impact on OpenTV’s financial position or results of operations.

In July 2002, the Financial Accounting Standards Board issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 nullifies the guidance in Emerging Issues Task Force

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

(“EITF”) No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” Under EITF 94-3, an entity recognized a liability for an exit cost on the date that the entity committed itself to an exit plan. SFAS 146 acknowledges that an entity’s commitment to a plan does not, by itself, create a present obligation to other parties that meets the definition of a liability and requires that a liability for a cost that is associated with an exit plan or disposal activity be recognized when the liability is incurred. It also establishes that fair value is the objective for the initial measurement of the liability. SFAS 146 will be effective for exit or disposal activities that are initiated after December 31, 2002. OpenTV does not expect a material effect on its financial position or results of operations from the adoption of SFAS 146.

Note 3.    Goodwill

Changes in the carrying amount of goodwill for the nine months ended September 30, 2002 were as follows (in millions):

Nine Months Ended September 30, 2002
Balance as of January 1, 2002	$1,435.7
Cumulative effect of accounting change, net	(931.3)
Impairment of goodwill	(514.2)
Reclassification(1)	6.0
Additional goodwill(2)	3.8

Balance as of September 30, 2002	$—

(1)	Reclassification of certain intangible assets to goodwill in connection with the adoption of SFAS 142.
(2)	In July 2001, OpenTV acquired Static 2358 Holdings Limited, which, together with its subsidiaries, is referred to as Static. Certain of the former shareholders of Static are entitled to receive 626,872 Class A Ordinary Shares pursuant to earn-out arrangements established in connection with that acquisition. Additional goodwill of $3.8 million was recorded based on the fair value of those shares on the date the number of shares to be issued was established.

Pursuant to the adoption of SFAS 142, OpenTV performed a transitional impairment test of its goodwill and intangible assets as of January 1, 2002. As a result, OpenTV recorded an impairment of $931.3 million, which was recorded as a cumulative effect of an accounting change in its condensed consolidated statements of operations. In the third quarter of 2002, OpenTV performed an additional impairment test of its remaining goodwill. Due to reductions by cable and satellite providers in their capital spending and rollout of interactive television-related products and similar reductions by other customers, OpenTV revised its cash flow projections for the remainder of calendar year 2002 and future years. Based on these cash flow projections and other factors, including the decline in the market price of its Class A Ordinary Shares, OpenTV determined that the remaining goodwill was impaired, and accordingly, wrote off the balance of $514.2 million.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

As a result of adopting SFAS 142, OpenTV ceased amortizing goodwill. The following summarizes the impact on prior periods had OpenTV accounted for goodwill consistent with the provisions of SFAS 142 in those periods (in millions, except per share amounts):

	Three Months Ended September 30,
	2002	2001
Net loss as reported	$(563.1)	$(118.5)
Goodwill amortization, net of tax	—	97.7

Pro-forma net loss	$(563.1)	$(20.8)

Basic and diluted net loss per share—as reported	$(7.81)	$(1.71)
Basic and diluted net loss per share—pro-forma	$(7.81)	$(0.30)

	Nine Months Ended September 30,
	2002	2001
Net loss as reported	$(1,556.3)	$(369.6)
Goodwill amortization, net of tax	—	293.1

Pro-forma net loss	$(1,556.3)	$(76.5)

Basic and diluted net loss per share—as reported	$(21.69)	$(5.51)
Basic and diluted net loss per share—pro-forma	$(21.69)	$(1.14)

Note 4.    Intangible Assets, net

The components of intangible assets, excluding goodwill, were as follows (in millions):

	September 30, 2002					December 31, 2001
	Gross Carrying Amount	Accumulated Amortization	Reclassification*	Impairment	Net Carrying Amount	Net Carrying Amount
Intangible assets:
Patents	$50.3	$(20.0)	$—	$(24.8)	$5.5	$38.1
Developed technologies	10.7	(6.2)	—	—	4.5	7.2
Customer agreements	4.5	(4.2)	—	—	0.3	0.6
Purchased technologies	8.3	(5.7)	—	—	2.6	3.9
Existing partnerships	8.5	(3.5)	—	—	5.0	7.1
Trademarks	0.7	(0.3)	—	—	0.4	0.6
In-place workforce	11.4	(5.4)	(6.0)	—	—	6.0

	$94.4	$(45.3)	$(6.0)	$(24.8)	$18.3	$63.5

*	Reclassification of certain intangible assets to goodwill in connection with the adoption of SFAS 142.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

During the third quarter of 2002, due to the shift in strategic direction resulting from the change in our controlling shareholder, OpenTV determined that an impairment had occurred with the value of the patents related to its OpenStar joint venture with EchoStar due to the absence of any current or future expected cash flow generated by the joint venture. In accordance with SFAS 144, OpenTV recorded an impairment of $24.8 million, which was reported as a separate line in OpenTV’s condensed consolidated statements of operations.

The intangible assets are all being amortized on a straight-line basis over their estimated useful lives, which are as follows: Patents—3 to 5 years; Developed technologies—3 to 5 years; Customer agreements—1 1/2 to 3 years; Purchased technologies—3 1/2 to 5 years; Existing partnerships—3 years; Trademarks—3 years.

The estimated annual amortization expense through 2005 is as follows (in millions):

Year ending December 31,	Estimated Expense
2002 (Remaining three months)	$ 3.0
2003	10.9
2004	3.6
2005	0.8

$18.3

Note 5.    Restructuring Costs

January 2002 Restructuring

In January 2002, OpenTV implemented a workforce reduction in an effort to reduce its operating expenses. The total restructuring provision recorded in the first quarter of 2002 was $9.6 million.

The first quarter restructuring plan resulted in the termination of employment for approximately 50 employees in offices located in the United States and Korea. The employee separation benefits under the plan included severance payments, medical and other benefits totaling $1.5 million. Facilities consolidation charges for the reduction of excess office space in the United States, France and Korea were estimated to be $6.1 million. These costs included payments required under lease contracts, estimated lease buyout costs, consulting fees, and shut-down costs, offset by estimated sublease income. In September 2002, OpenTV reversed $3.0 million of excess facilities charges as a result of a favorable lease settlement on the excess office space in France. Asset write-offs of $2.0 million were incurred in connection with leasehold improvements and other fixed assets that were abandoned.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

The following table sets forth the components of the first quarter restructuring charge and the payments made against the accrual through September 30, 2002 (in millions):

	Employee Severance and Benefits	Excess Facilities	Asset Write-offs	Total
Q1 2002 provision	$1.5	$6.1	$2.0	$9.6
Q3 2002 reversal	—	(3.0)	—	(3.0)
Cash payments	(1.5)	(2.5)	—	(4.0)
Non-cash charges	—	—	(2.0)	(2.0)
Currency effect	—	0.4	—	0.4

Balance, September 30, 2002	$—	$1.0	$—	$1.0

The accrual balance of $1.0 million at September 30, 2002 is included in the accrued liabilities line item of the condensed consolidated balance sheets.

September 2002 Office Closure

In September 2002, OpenTV announced the closure of our regional office located in Naperville, Illinois, which will result in the termination of approximately 60 employees, the abandonment of an office lease and the write-down of certain fixed assets. The employee separation benefits in connection with this office closure included severance payments, medical and other benefits totalling $2.0 million. Facilities consolidation charges were estimated to be $1.8 million and asset write-offs were $0.8 million.

The following table sets forth the components of the third quarter restructuring charge and the payments made against the accrual through September 30, 2002 (in millions):

	Employee Severance and Benefits	Excess Facilities	Asset Write-offs	Total
Q3 2002 provision	$2.0	$1.8	$0.8	$4.6
Non-cash charges	—	—	(0.8)	(0.8)

Balance, September 30, 2002	$2.0	$1.8	$—	$3.8

The accrual balance of $3.8 million at September 30, 2002 is included in the accrued liabilities line item of the condensed consolidated balance sheets. Employee severance and benefits are expected to be paid by the end of December 2002 and excess facilities relate to an operating lease which will be paid over the term of the lease.

October 2002 Restructuring

In October 2002, OpenTV began to implement additional restructuring initiatives to reduce its worldwide workforce by approximately 215 personnel. OpenTV expects that these initiatives will be completed by the end of the first quarter of 2003. The cost of this restructuring is presently estimated to be approximately $29.0 million and is expected to be recorded as a charge to operations in the fourth quarter of 2002 and the first quarter of 2003.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

Note 6.    Net Loss Per Share

Basic and diluted net loss per share were computed using the weighted-average number of Ordinary Shares outstanding, net of Ordinary Shares subject to repurchase. Included in the computation of basic and diluted net loss per share for the three and nine months ended September 30, 2002 were 626,872 Class A Ordinary Shares OpenTV has agreed to issue to certain former shareholders of Static pursuant to earn-out arrangements established in connection with OpenTV’s July 2001 acquisition of Static. The following items were not included in the computation of diluted net loss per share because the effect would be antidilutive:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Class A Ordinary Shares issuable upon exercise of stock options	6,920,475	8,146,302	6,920,475	8,146,302
Class A Ordinary Shares issuable upon exercise of warrants	681,520	3,734,222	681,520	3,734,222
Class A Ordinary Shares issuable for shares of OpenTV, Inc. Class A common stock	830,511	954,514	830,511	954,514
Class B Ordinary Shares issuable for shares of OpenTV, Inc. Class B common stock	7,594,796	7,594,796	7,594,796	7,594,796
Class A Ordinary Shares subject to repurchase	21,566	90,010	21,566	90,010

Note 7.    Comprehensive Loss

The components of comprehensive loss, net of income taxes, were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Net loss	$(563,053)	$(118,534)	$(1,556,259)	$(369,649)
Other comprehensive income (loss):
Foreign currency translation gains (losses)	49	270	380	(132)
Unrealized gains on investments, net of income taxes	580	991	789	1,255
Reclassification for realized gains from sale of marketable debt securities, net of income taxes	(735)	—	(880)	—
Reclassification for realized losses from sale of marketable equity securities, net of income taxes	—	—	—	11,117

Comprehensive loss	$(563,159)	$(117,273)	$(1,555,970)	$(357,409)

Note 8.    Segment Information

SFAS 131, “Disclosures about Segments of an Enterprise and Related Information,” requires enterprises to report information about operating segments in annual financial statements and also requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

related disclosures about products, geographic areas and major customers. The method for determining what information to report is based upon the “management” approach. OpenTV Chief Executive Officer reviews revenues by both geography and customer, and OpenTV is not organized into business units. Therefore, OpenTV believes that it operates in a single industry segment.

OpenTV’s revenues by geographic area based on the location of customers were as follows (in millions):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2002	%	2001	%	2002	%	2001	%
Europe, Africa and Middle East	$6.9	52%	$12.5	50%	$24.4	53%	$37.2	53%
Americas	4.8	36%	8.4	33%	16.4	35%	24.2	34%
Asia Pacific	1.6	12%	4.2	17%	5.6	12%	8.8	13%

	$13.3	100%	$25.1	100%	$46.4	100%	$70.2	100%

Two customers collectively accounted for 25% and 22% of revenues for the three months and nine months ended September 30, 2002, respectively. One customer accounted for 16% of revenues for the three months ended September 30, 2001. No customer accounted for more than 10% of revenues for the nine months ended September 30, 2001. Three customers collectively accounted for 45% of accounts receivable as of September 30, 2002.

Additional summarized information by geographic area is as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Capital expenditures, net:
United States	$0.8	$3.7	$4.9	$9.5
Other countries	0.6	1.0	2.5	1.3

	$1.4	$4.7	$7.4	$10.8

	September 30, 2002	December 31, 2001
Long-lived assets(1):
United States	$28.4	$1,467.6
Other countries	16.6	61.1

	$45.0	$1,528.7

(1)	Long-lived assets include property and equipment, goodwill, intangible assets and other assets.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

Note 9.    Commitments and Contingencies

Operating Leases

OpenTV leases its facilities from third parties under operating lease agreements or sublease agreements in the United States, Europe and Asia. These leases expire between December 2002 and June 2010. Total rent expense, net of sublease amounts, was $1.9 million and $2.4 million for the three months ended September 30, 2002 and 2001, respectively, and $6.0 million and $5.9 million for the nine months ended September 30, 2002 and 2001, respectively.

Future minimum payments under non-cancelable operating leases as of September 30, 2002 were as follows (in millions):

Year ending December 31,	Minimum Commitments
2002 (Remaining three months)	$ 2.1
2003	7.6
2004	6.4
2005	2.7
2006	1.7
2007	1.1
Thereafter	2.5

$24.1

Other Commitments

In the ordinary course of business OpenTV enters into various arrangements with vendors and other business partners principally for marketing, bandwidth, consulting and other services. Static has minimum commitments to British Sky Broadcasting Limited and its affiliates (collectively, “BSkyB”) for bandwidth, uplink and program listing fees of $0.5 million for the three months ending December 31, 2002 and $1.9 million, $1.9 million and $1.0 million, respectively, for the three years ending December 31, 2005.

OpenTV has agreed to issue Ordinary Shares in exchange for shares of OpenTV, Inc. held by minority shareholders, generally on a one-for-one basis, pursuant to an exchange agreement and a plan of exchange.

As of September 30, 2002, OpenTV had two standby letters of credit aggregating approximately $3.0 million that were issued to landlords at two of OpenTV’s leased properties and OpenTV had $10.0 million of marketable debt securities pledged with a bank for foreign exchange facilities.

In March 1998, OpenTV entered into a licensing and distribution agreement with Sun Microsystems, Inc. under which Sun Microsystems granted OpenTV a non-exclusive, non-transferable license to develop and distribute products based upon Sun Microsystems’s Java technology. Subsequent amendments extended OpenTV’s license through December 2006. As amended, the agreement requires OpenTV to make a payment of $4 million to Sun Microsystems, less any amounts previously paid for support and royalty fees, in February 2007.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

As discussed in greater detail in Note 12 (“Acquisitions”) below, OpenTV acquired a company that holds all of the capital stock of Wink Communications, Inc. on October 4, 2002. Prior to this transaction, Wink Communications entered into agreements pursuant to which it agreed to provide certain third parties with launch and marketing funds contingent upon the commercial launch of the Wink service by such third parties and with minimum revenue guarantees, certain of which were renegotiated during calendar year 2002. Wink Communications has minimum commitments under such contracts of $2.5 million for the three months ending December 31, 2002 and $3.3 million, $2.2 million and $2.2 million, respectively, for the three years ending December 31, 2005.

Contingencies

On February 7, 2002, OpenTV, Inc. filed a lawsuit against Liberate Technologies, Inc. alleging patent infringement in connection with two patents held by OpenTV, Inc. relating to interactive technology. The lawsuit, captioned OpenTV, Inc. v. Liberate Technologies, Case No. C-02-0655, is pending in the United States District Court for the Northern District of California. On March 21, 2002, Liberate Technologies filed a counterclaim against OpenTV for alleged infringement of four patents allegedly owned by Liberate Technologies. Liberate Technologies has since dismissed its claims of infringement on two of those patents. Because this type of litigation involves complex technical and legal issues, OpenTV cannot predict the likelihood of a favorable outcome. However, OpenTV believes its lawsuit is meritorious and intends to vigorously pursue prosecution of its claims against Liberate Technologies. In addition, OpenTV believes that we have meritorious defenses to the counterclaims brought against it and will defend itself vigorously. No provision has been made in our consolidated financial statements for this matter.

In July 2001, the first of a series of putative securities class actions, Brody v. OpenTV Corp., et al., Civil Action No. 01-CV-7032, was filed in United States District Court for the Southern District of New York against certain investment banks which acted as underwriters for OpenTV Corp.’s initial public offering, OpenTV and various of OpenTV’s officers and directors. These lawsuits were consolidated and are captioned In re OpenTV Corp. Initial Public Offering Securities Litigation, Civil Action No. 01-CV-7032. The complaints allege undisclosed and improper practices concerning the allocation of OpenTV’s initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased OpenTV Class A Ordinary Shares during the period from November 23, 1999 through December 6, 2000. The Court has appointed a lead plaintiff for the consolidated cases. On April 19, 2002, the plaintiffs filed an amended complaint. Other actions have been filed making similar allegations regarding the initial public offerings of more than 300 other companies, including Wink Communications as discussed in greater detail below. All of these lawsuits have been coordinated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. Defendants in these cases have filed omnibus motions to dismiss on common pleading issues. Oral arguments on these omnibus motions to dismiss were held on November 1, 2002. All claims against OpenTV’s officers and directors have been dismissed without prejudice in this litigation. OpenTV believes that it has meritorious defenses to the claims asserted in this matter and will defend ourselves vigorously. No provision has been made in OpenTV’s consolidated financial statements for this matter.

In November 2001, the first of a series of putative securities class actions, Collegeware v. Wink Communications, Inc., et al., was filed in United States District Court for the Southern District of New York against certain investment bank underwriters for Wink Communications’ initial public offering, Wink Communications, and two of Wink Communications’ officers and directors. These lawsuits are captioned In re Wink Communications, Inc. Initial Public Offering Securities Litigation, Civil Action No. 01-Civ. 10638 (SAS).

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

The complaints allege undisclosed and improper practices concerning the allocation of Wink Communications’ initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased Wink Communications’ common stock during the period from August 19, 1999 through December 6, 2000. On April 19, 2002, the plaintiffs filed an amended complaint. These are among the lawsuits that have been consolidated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. OpenTV believes that Wink Communications has meritorious defenses to the claims brought against it and that Wink Communications will defend itself vigorously.

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC (“PMC”) alleging that DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North America, Inc., are willfully infringing certain claims of seven United States patents assigned to or licensed by PMC. Though Wink Communications is not a defendant in the suit, PMC may allege certain products of Wink Communications, possibly in combination with the products provided by the defendants, infringe PMC’s patents. The agreements between Wink Communications and each of the defendants include indemnification obligations that may be triggered by the litigation. If it is determined that Wink Communications is obligated to defend any defendant in this matter, and/or that the products of Wink Communications infringe any of the asserted claims, our business performance, financial position, results of operations or cash flows may be adversely affected.

On November 30, 2001, a suit was filed in the United States District Court for the District of Colorado by Broadcast Innovation, L.L.C. (“BI”) alleging that DIRECTV, Inc. (“DIRECTV”), EchoStar Communications Corporation (“EchoStar”), Hughes Electronics Corporation, Thomson Multimedia, Inc., Dotcast, Inc. and Pegasus Satellite Television, Inc. are infringing certain claims of United States patent no. 6,076,094, assigned to or licensed by BI. Though neither Wink Communications nor OpenTV, Inc. is currently a defendant in the suit, BI may allege that certain of their products, possibly in combination with the products provided by some of the defendants, infringe BI’s patent. The agreements between (1) OpenTV, Inc. and EchoStar and (2) Wink Communications and DIRECTV include indemnifications obligations for OpenTV, Inc. and Wink Communications, respectively, that may be triggered by the litigation. If liability is found against EchoStar in this matter, and if such a decision implicates OpenTV technology or products, then OpenTV, Inc. may have indemnification obligations and OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if OpenTV, Inc. were to be named as a defendant and it is determined that the products of OpenTV, Inc. infringe any of the asserted claims, and/or it is determined that OpenTV, Inc. is obligated to defend EchoStar in this matter, OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Further, if liability is found against DIRECTV in this matter, and if such a decision implicates Wink Communications’ technology or products, Wink Communications may have indemnification obligations and OpenTV’s business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if Wink Communications were to be named as a defendant and it is determined that the products of Wink Communications infringe any of the asserted claims, and/or it is determined that Wink Communications is obligated to defend DIRECTV in this matter, our business performance, financial position, results of operations or cash flows may be adversely affected.

OpenTV may incur substantial expenses in defending against these and other third party claims, which costs may be significant even if OpenTV is not found to have legal liability in connection with such claims. In the event of a determination adverse to OpenTV resulting from any such proceeding or claim, OpenTV may incur substantial monetary liability or be required to change OpenTV’s business practices. Accordingly, any such legal proceedings, claims or determinations could have a material effect on our business performance or on our financial position, results of operations or cash flows.

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

Note 10.    Related Party Transactions

The table below reflects transactions involving the following related parties during the periods indicated (in thousands):

		Three Months Ended September 30,		Nine Months Ended September 30,
Related Party	Nature of Transaction	2002	2001	2002	2001
Shareholders:
MIH Limited and its affiliates*	Royalties, license fees and services revenue	$365	$662	$1,379	$2,048
	Indirect royalties**	—	—	—	586
Liberty Broadband Interactive Television, Inc.*	Management fees	100	—	100	—
Motorola and General Instrument	License fees and services revenue	1,817	4,207	5,196	6,462
	Equipment purchases	—	35	70	2,498
EchoStar	Royalties, license fees and services revenue	1,008	1,541	2,328	2,628
Thomson Multimedia and its affiliates	Royalties, license fees and services revenue	76	967	1,480	1,186
America Online	Services revenue	—	600	—	647
Sun Microsystems	Software technology license and equipment purchases	29	41	120	170

Equity Investments:
WOW TV	Services revenue	—	281	399	392

*	On August 27, 2002, Liberty Media Corporation and one of its subsidiaries (collectively, “Liberty Media”) completed the previously announced transaction with MIH Limited (“MIHL”) by which Liberty Media acquired MIHL’s controlling ownership stake in OpenTV Corp. Another subsidiary of Liberty Media Corporation, Liberty Broadband Interactive Television, Inc. (“LBIT”), will own a portion of and manage the interest in OpenTV. Pursuant to the agreement, Liberty Media and its subsidiary acquired 365,460 Class A Ordinary Shares of OpenTV and 30,206,154 Class B Ordinary Shares of OpenTV from MIHL, which collectively represented, on an undiluted basis, approximately 43% of the economic interest and 87% of the voting interest represented by OpenTV’s Ordinary Shares outstanding as of August 27, 2002. OpenTV was not a party to the agreement.
**	Two of OpenTV’s customers sold set-top boxes to affiliates of MIHL and paid royalties to us. Effective April 1, 2001, such affiliates of MIHL began paying all royalties directly to OpenTV.

In August 2002, OpenTV entered into various agreements with MIH Limited and its affiliates. Pursuant to a License Agreement, OpenTV licensed certain software and applications to MIH Limited and its affiliates in exchange for an up-front fee of approximately $4.4 million, to be recognized as revenue over a five-year period. In addition, OpenTV agreed to provide certain porting and customization services for a fixed fee of $300,000 and to provide maintenance and support over a five-year period at its standard rates. OpenTV further entered into a Master Carriage Agreement and an Omnibus Agreement. These two agreements had the effect, among other things, of (a) requiring that MIH Limited and its affiliates continue to use OpenTV’s technology throughout the

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

remaining term of certain existing contracts between OpenTV and MIH Limited and its affiliates, and (b) amending in various respects certain existing agreements between OpenTV and MIH Limited and its affiliates.

The related parties receivables relating to MIH Limited and its affiliates are shown in a separate line in OpenTV’s condensed consolidated balance sheets. The receivables from all other related parties were $1.7 million as of September 30, 2002. Deferred revenue from MIH Limited and EchoStar was $4.4 million and $6.2 million, respectively, as of September 30, 2002.

In April 2002, OpenTV entered into agreements with certain of its executive officers and senior management personnel that provided for retention payments to be paid in installments to such persons in the event of certain transactions involving a change in control of OpenTV. OpenTV’s obligation to make these payments was triggered on August 27, 2002 when Liberty Media Corporation and one of its subsidiaries acquired MIH Limited’s controlling ownership stake in OpenTV. OpenTV recorded compensation expense of $1.7 million in its condensed consolidated statements of operations during the third quarter of 2002 for payments made under such agreements through September 30, 2002. Pursuant to a reimbursement agreement with MIH Limited, MIH Limited reimbursed OpenTV for these retention payments, which have been reflected as a capital contribution in OpenTV’s condensed consolidated balance sheets.

In June 2000, OpenTV entered into an employment agreement with James Ackerman, our Chief Executive Officer and a member of OpenTV’s board of directors, pursuant to which we agreed, among other things, (a) to provide an interest-free relocation loan of approximately $2.4 million to be forgiven in annual installments over a period of four years and (b) to issue Class A Ordinary Shares having a fair market value of approximately $0.6 million in annual installments over the same four-year period. In January 2001, 25% of the cash portion of the loan was forgiven and 14,525 Class A Ordinary Shares were issued. In January 2002, another 25% of the loan amount was forgiven and 17,830 Class A Ordinary Shares were issued. The amounts forgiven annually were reported as compensation expense. The annual grants of Class A Ordinary Shares were also reported as compensation expense.

Note 11.    Adjusted Quarterly Information

	Quarter Ended
	March 31, 2002	June 30, 2002	September 30, 2002
	(In millions, except per share amounts)
Revenues	$18.9	$14.2	$13.3
Loss from operations	(28.1)	(22.6)	(559.9)
Net loss	(969.2)	(24.0)	(563.1)
Net loss per share, basic and diluted	(13.6)	(0.33)	(7.81)

The above amounts have been adjusted from those previously reported to reflect application of the equity method of accounting for OpenTV’s investment in WOW TV commencing in the first quarter of 2002, when OpenTV’s ownership interest in WOW TV increased from approximately 17% to 22%. The equity method of accounting was not previously applied in the first two quarters due to a clerical error in computing OpenTV’s ownership interest. OpenTV’s investment in WOW TV was originally fully impaired in the quarter ended June 30, 2002. Application of the equity method of accounting resulted in reversing $7.3 million of the impairment in the quarter ended June 30, 2002 and recognizing, in a separate line called “share of losses of equity investee,” amounts of $5.6 million in the quarter ended March 31, 2002 and $1.7 million in the quarter ended June 30, 2002

OPENTV CORP.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

representing OpenTV’s share of the net losses of WOW TV through the date the investment was fully impaired. In addition, we reversed $1.3 million of license revenue recognized in the quarter ended March 31, 2002 and the same amount of bad debt expense recognized in the quarter ended June 30, 2002, both attributable to WOW TV. Furthermore, OpenTV reclassified amortization of developed technology to “cost of revenues” rather than “amortization of intangible assets.” These adjustments and reclassifications did not impact OpenTV’s results of operations for the quarter ended September 30, 2002.

Note 12.    Acquisitions

On September 26, 2002, OpenTV announced that it had entered into an Agreement and Plan of Merger for the acquisition of ACTV, Inc. (“ACTV”) in a stock-for-stock merger. The merger is conditioned upon the approval of OpenTV’s shareholders, the approval of ACTV’s shareholders and receipt of approvals from, or the expiration of waiting periods imposed by, certain regulatory authorities. Under the terms of the agreement, each outstanding share of ACTV common stock will be exchanged for a fraction of an OpenTV Class A Ordinary Share equal to $1.65 divided by the average market price of an OpenTV Class A Ordinary Share, calculated as the average of the closing prices of an OpenTV Class A Ordinary Share over the five-trading day period ending on the third trading day prior to the merger; provided that (a) if the average market price of an OpenTV Class A Ordinary Share as so calculated is less than $2.25, the average market price of an OpenTV Class A Ordinary Share will be deemed to be $2.25 for this purpose and (b) if the average market price of an OpenTV Class A Ordinary Share as so calculated is greater than $6.05 per share, the average market price of an OpenTV Class A Ordinary Share will be deemed to be $6.05 for this purpose. If the average market price, as so calculated, of an OpenTV Class A Ordinary Share is less than $0.80, then ACTV will have the right to terminate the Agreement and Plan of Merger unless OpenTV elects to adjust the exchange ratio so that the ACTV shareholders receive a fraction of an OpenTV Class A Ordinary Share, or a number of OpenTV Class A Ordinary Shares, having a value, based upon the average market price of the OpenTV Class A Ordinary Shares, equal to not less than $0.584 per ACTV common share.

Also on September 26, 2002, OpenTV announced that it had entered into a Stock Purchase Agreement with LBIT for the purchase of all of the capital stock of a subsidiary of LBIT that holds all of the capital stock of Wink Communications for $101 million in cash, representing the actual cost of LBIT’s acquisition of Wink Communications which was completed on August 22, 2002. OpenTV’s transaction was completed on October 4, 2002.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of  Wink Communications, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of Wink Communications, Inc. and its subsidiary (the “Company”) at December 31, 2001, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 8, 2002

WINK COMMUNICATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2001	2000	1999
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$20,513	$22,093	$58,032
Short-term investments	57,434	98,907	91,167
Accounts receivable—related parties, net	2,220	3,353	61
Accounts receivable—third parties, net	413	622	429
Prepaid expenses and other current assets	2,144	2,361	1,912

Total current assets	82,724	127,336	151,601
Property and equipment, net	2,090	4,638	2,538
Deferred charges and other assets—related parties	287	9,973	1,493
Deferred charges and other assets—third parties	1,292	4,513	177

	$86,393	$146,460	$155,809

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,237	$1,500	$2,070
Accrued liabilities	4,353	4,139	2,235
Due to related parties	14,081	10,060	401
Deferred revenue—related parties	519	2,065	200
Deferred revenue—third parties	679	1,146	1,119
Current portion of capital lease obligations	—	—	365

Total current liabilities	20,869	18,910	6,390

Commitments and contingencies (Notes 4 and 8)

Stockholders’ equity:
Preferred Stock, $0.001 par value; 5,000 shares authorized; no shares issued and outstanding	—	—	—
Common Stock, $0.001 par value; 100,000 shares authorized; 31,205 and 31,102 shares issued and outstanding	31	31	30
Additional paid-in capital	267,022	263,439	210,601
Stockholders’ notes receivable	(1,291)	(2,499)	(2,749)
Unearned compensation	(3,064)	(52,306)	(9,458)
Accumulated deficit	(197,327)	(82,788)	(49,483)
Accumulated other comprehensive income	153	1,673	478

Total stockholders’ equity	65,524	127,550	149,419

	$86,393	$146,460	$155,809

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2001	2000	1999
	(In thousands, except per share amounts)
Revenues:
Licenses—related parties	$143	$445	$488
Licenses—third parties	987	1,090	602
Services—related parties	4,747	2,805	356
Services—third parties	1,037	4	155

Total revenues	6,914	4,344	1,601

Costs and expenses:
Revenue sharing and launch fees—related parties	34,698	8,963	2,146
Revenue sharing and launch fees—third parties	890	345	1,259
Sales and marketing—related parties	2,070	1,750	—
Sales and marketing—third parties	8,088	8,352	5,648
Operating	10,087	8,752	6,146
Product development	8,783	11,098	5,317
General and administrative	5,283	6,534	4,657
Impairment charge—related parties	52,494	—	—
Impairment charge—third parties	2,801	—	—

Total costs and expenses	125,194	45,794	25,173

Loss from operations	(118,280)	(41,450)	(23,572)
Interest and other income, net	3,741	8,167	5,435
Interest expense	—	(22)	(87)

Net loss	$(114,539)	$(33,305)	$(18,224)

Net loss per share:
Basic and diluted	$(3.68)	$(1.09)	$(1.06)

Weighted average shares used in computing both basic and diluted net loss per share	31,147	30,425	17,150

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Stockholder Notes Receivable	Unearned Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Equity	Comprehensive Loss
	Shares	Amount	Shares	Amount
	(In thousands)
Balance at December 31, 1998	7,806	$8	10,517	$11	$51,890	$(1,046)	$(479)	$(31,259)	$—	$19,125	$(14,036)
Issuance of Series D Convertible Preferred Stock, net	3,698	4	—	—	44,318	—	—	—	—	44,322	—
Issuance of Series D Convertible Preferred Stock upon conversion of note payable	1,260	1	—	—	15,119	—	—	—	—	15,120	—
Issuance of Common Stock in initial public offering, net of issuance costs of $1,049	—	—	5,263	5	77,252	—	—	—	—	77,257	—
Conversion of Series A, Series B, Series C, and Series D Convertible Preferred Stock in conjunction with the initial public offering	(12,764)	(13)	12,764	13	—	—	—	—	—	—	—
Issuance of Common Stock under stock option plan	—	—	466	—	618	—	—	—	—	618	—
Issuance of warrants for services	—	—	—	—	6,763	—	(4,050)	—	—	2,713	—
Exercise of Common Stock warrants	—	—	879	1	5,652	—	—	—	—	5,653	—
Repurchase of Common Stock and cancellation of related stockholder note receivable	—	—	(122)	—	(245)	245	—	—	—	—	—
Issuance of Common Stock for stockholder note receivable	—	—	250	—	2,000	(2,000)	—	—	—	—	—
Contribution of Company Common Stock by a principal stockholder	—	—	(50)	—	—	—	—	—	—	—	—
Issuance of Common Stock for employee bonuses	—	—	50	—	600	—	—	—	—	600	—
Repayment of stockholder note receivable	—	—	—	—	—	52	—	—	—	52	—
Unearned compensation	—	—	—	—	6,634	—	(6,634)	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	1,705	—	—	1,705	—
Net loss	—	—	—	—	—	—	—	(18,224)	—	(18,224)	(18,224)
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	478	478	478

Balance at December 31, 1999	—	—	30,017	30	210,601	(2,749)	(9,458)	(49,483)	478	149,419	(17,746)
Issuance of Common Stock under stock option and purchase plans	—	—	1,083	1	3,430	—	—	—	—	3,431	—
Issuance of warrants for services	—	—	—	—	49,386	—	(49,164)	—	—	222	—
Issuance of Common Stock for services	—	—	2	—	22	—	—	—	—	22	—
Repayment of stockholder note receivable	—	—	—	—	—	250	—	—	—	250	—
Amortization of unearned compensation	—	—	—	—	—	—	6,316	—	—	6,316	—
Net loss	—	—	—	—	—	—	—	(33,305)	—	(33,305)	(33,305)
Unrealized gain on short-term investments	—	—	—	—	—	—	—	—	1,195	1,195	1,195

Balance at December 31, 2000	—	—	31,102	31	263,439	(2,499)	(52,306)	(82,788)	1,673	127,550	(32,110)
Issuance of Common Stock under stock option and purchase plans	—	—	184	—	546	—	—	—	—	546	—
Issuance of warrants for services	—	—	—	—	4,264	—	(4,264)	—	—	—	—
Issuance of Common Stock for services	—	—	70	—	585	—	(585)	—	—	—	—
Repurchase of Common Stock and cancellation of related stockholder note receivable	—	—	(151)	—	(1,812)	1,208	604	—	—	—	—
Amortization of unearned compensation	—	—	—	—	—	—	13,859	—	—	13,859	—
Impairment related to warrants to distribution partners	—	—	—	—	—	—	39,628	—	—	39,628	—
Net loss	—	—	—	—	—	—	—	(114,539)	—	(114,539)	(114,539)
Unrealized loss on short-term investments	—	—	—	—	—	—	—	—	(1,520)	(1,520)	(1,520)

Balance at December 31, 2001	—	$—	31,205	$31	$267,022	$(1,291)	$(3,064)	$(197,327)	$153	$65,524	$(116,059)

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2001	2000	1999
	(In thousands)
Cash flows from operating activities:
Net loss	$(114,539)	$(33,305)	$(18,224)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,351	1,741	1,004
Amortization of launch fees	7,877	1,114	—
Stock-based compensation expense	13,859	6,538	5,018
Allowance for (recovery of) doubtful accounts	(50)	100	30
Impairment charge	55,295	—	—
Loss on equity investment	2,892	179	—
Changes in assets and liabilities:
Accounts receivable—related parties	1,213	(3,372)	(9)
Accounts receivable—third parties	179	(213)	(272)
Prepaid expenses and other current assets	217	(449)	(1,611)
Deferred charges and other assets—related parties	(5,986)	(9,587)	(1,386)
Deferred charges and other assets—third parties	(5,189)	(251)	1
Accounts payable	(263)	(570)	1,075
Accrued liabilities	214	1,904	992
Due to related parties	4,021	9,659	401
Deferred revenue—related parties	(1,546)	1,865	(471)
Deferred revenue—third parties	(467)	27	—

Net cash used in operating activities	(39,922)	(24,620)	(13,452)

Cash flows from investing activities:
Sales (purchases) of short-term investments	39,953	(6,532)	(86,248)
Purchases of private equity securities	—	(4,271)	—
Purchases of property and equipment	(2,157)	(3,841)	(1,780)

Net cash provided by (used in) investing activities	37,796	(14,644)	(88,028)

Cash flows from financing activities:
Proceeds from Preferred Stock issuance, net	—	—	44,322
Proceeds from sales of Common Stock	—	—	77,257
Repayment of stockholder note receivable	—	250	52
Proceeds from issuance of convertible promissory note—related party	—	—	15,120
Proceeds from issuance of Common Stock under purchase plan and exercise of warrants and options	546	3,430	6,271
Principal payments on capital lease obligations	—	(355)	(402)

Net cash provided by financing activities	546	3,325	142,620

Net increase (decrease) in cash and cash equivalents	(1,580)	(35,939)	41,140

Cash and cash equivalents at beginning of year	22,093	58,032	16,892

Cash and cash equivalents at end of year	$20,513	$22,093	$58,032

Supplemental cash flow information:
Cash paid for interest	$—	$22	$87

Supplemental non-cash investing and financing activities:
Common Stock issued for stockholder note receivable	$—	$—	$2,000

Conversion of convertible promissory note to Convertible Preferred Stock	$—	$—	$15,120

Conversion of Convertible Preferred Stock to Common Stock	$—	$—	$105,012
Repurchase of Common Stock and cancellation of related stockholder note receivable	$1,208	$—	$245

Issuance of warrants for services	$4,264	$49,386	$6,763

Common Stock issued for services	$585	$22	$—

The accompanying notes are an integral part of these consolidated financial statements.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

Note 1—The Company and Summary of Significant Accounting Policies

The Company

Wink Communications, Inc. (the “Company”) was incorporated in California on October 7, 1994 and reincorporated in Delaware on August 12, 1999. The Company offers an enhanced television broadcasting system that adds interactivity and electronic commerce opportunities to traditional television programming and advertising.

The Company has determined that it operates in only one geographic area, the United States, and one operating segment by which the chief operating decision-maker evaluates performance and allocates resources.

The Company has incurred losses from operations since inception and has an accumulated deficit of $197.3 million. However, the Company believes that, with the decrease in obligations to certain distribution partners (see Note 11—Subsequent Events), the existing cash, cash equivalents and short-term investments are sufficient to meet its anticipated business requirements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Wink Japan, Inc. All intercompany transactions and balances have been eliminated in consolidation. The assets, liabilities, revenues and expenses of Wink Japan, Inc. are immaterial to the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain prior year balances have been reclassified to conform with the current year presentation.

Cash, Cash Equivalents and Short-Term Investments

Cash and cash equivalents represent cash and highly liquid investments with an original maturity of three months or less at the date of purchase.

The Company classifies its investments in marketable securities as available-for-sale. Accordingly, these investments are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The Company recognizes gains and losses when securities are sold using the specific identification method. For the years ended December 31, 2001, 2000 and 1999, the Company did not recognize any material realized gains or losses upon the sale of securities.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

At December 31, 2001, cash, cash equivalents and short-term investments consist of the following (in thousands):

	Cost	Unrealized Gain	Estimated Fair Value
Cash and cash equivalents:
Cash	$3,092	$—	$3,092
Money market funds	12,435	—	12,435
Corporate debt securities	4,986	—	4,986

	$20,513	$—	$20,513

Short-term investments:
Government bonds and notes	$53,371	$90	$53,461
Corporate debt securities	3,910	63	3,973

	$57,281	$153	$57,434

At December 31, 2000, cash, cash equivalents and short-term investments consist of the following (in thousands):

	Cost	Unrealized Gain	Estimated Fair Value
Cash and cash equivalents:
Cash	$1,274	$—	$1,274
Money market funds	1,856	—	1,856
Corporate debt securities	18,806	157	18,963

	$21,936	$157	$22,093

Short-term investments:
Government bonds and notes	$46,132	$396	$46,528
Corporate debt securities	51,259	1,120	52,379

	$97,391	$1,516	$98,907

At December 31, 1999, cash and cash equivalents and short-term investments consist of the following (in thousands):

	Cost	Unrealized Gain (loss)	Estimated Fair Value
Cash and cash equivalents:
Cash	$166	$—	$166
Money market funds	36,407	—	36,407
Government bonds and notes	3,014	6	3,020
Corporate securities	18,340	99	18,439

	$57,927	$105	$58,032

Short-term investments:
Government bonds and notes	$32,978	$(403)	$32,574
Corporate securities	57,816	776	58,593

	$90,794	$373	$91,167

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Property and Equipment

Property and equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets, which range from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful life of the related asset, typically three years. Purchased internal-use software consists primarily of amounts paid to third parties for software applications that support the Wink Response Network and the Company’s information systems. Purchased internal-use software is depreciated over its useful life, generally three years.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors the Company considers important that could trigger an impairment review include, but are not limited to, significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of use of the acquired assets or the strategy for the overall business, significant negative industry or economic trends, a significant decline in the Company’s stock price for a sustained period, and the Company’s market capitalization relative to net book value. Recoverability of an asset is measured by comparison of its net book value to the future undiscounted cash flows that the asset is expected to generate. Any impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value or the present value of projected net cash flows using a discount rate commensurate with the risk inherent in the Company’s current business model.

Revenue Recognition

License revenue is derived from the Wink Engine software, Wink Studio software and Wink Broadcast Server software. The Company recognizes software license revenues relating to the Wink Engine on a ”sell-through” basis upon notification of shipment of Wink-enabled products by the original equipment manufacturer. License fees from Wink Studio and Wink Broadcast Server software are recognized over the term of the agreement with the programmer or the cable or satellite system operator, ranging from one to five years, based upon the applicable monthly subscription fee.

During 2000 and 1999, most of the agreements with advertisers provided for a flat fee to be paid up front in exchange for the right to receive the Wink Studio software license, a limited number of customized interactive applications and response transaction reports during a limited period of time. These fees were recognized ratably over the life of the agreement, generally six to twelve months. Beginning in 2000, the Company has entered into numerous agreements with advertisers, merchants and cable programmers that provide for a fee based on response transactions generated by television viewers. Revenue under such agreements is recognized at the time TV viewers’ response data is routed to the customer. Through December 31, 2001, transaction fee revenue has been insignificant.

Revenue from development of customized interactive applications for television programs and virtual channels is generally recognized over the life of the contract when the contract includes an ongoing obligation to process response transactions and provide other service.

Service revenue is derived from non-recurring and consulting engineering services under agreements to port the Wink Engine software to various televisions and set-top terminals, and service fees relating to software installation and post-contract customer support. Non-recurring and consulting engineering services are recognized using the percentage-of-completion method, using labor hours as a measure of progress towards completion. Fees from installation services and post-contract customer support fees are recognized ratably over the term of the software license agreement.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Sales to Significant Customers

During the years ended December 31, 2001, 2000 and 1999, sales to customers comprising 10 percent or more of the Company’s total revenues for the periods indicated were as follows:

	Year Ended December 31,
Customer	2001	2000	1999
A—related party	55%	24%	—
B—related party	—	21%	—
C—related party	—	17%	—
D—related party	—	—	25%
E—related party	—	—	16%

Fair Value of Financial Instruments

The Company’s financial instruments, including accounts receivable and accounts payable but excluding cash and cash equivalents, are carried at cost, which approximates their fair value because of the short-term maturity of these instruments.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, short-term investments and trade accounts receivable, which are not collateralized. The Company limits its exposure to credit loss by placing its cash and cash equivalents with financial institutions that management believes are credit worthy and by placing its short-term investments in corporate commercial paper issues, government and agency treasuries, and short-term asset-backed obligations of various entities. Concentrations of credit risk with respect to trade accounts receivable are considered to be limited due to the assessed credit quality of the customers comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers’ financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date. At December 31, 2001, one related party customer accounted for 17% of the accounts receivable balance. At December 31, 2001 and 2000, one related party customer accounted for 48% and 70% of the accounts receivable balance, respectively.

Software Development Costs

Costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred until the technological feasibility of the product or enhancement has been established through the development of a working model. After establishing technological feasibility, additional development costs incurred through the date the product is available for general release would be capitalized and amortized over the estimated product life. No costs have been capitalized to date, as the effect on the financial statements for all periods presented is immaterial.

Advertising Costs

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2001, 2000 and 1999 totaled $3,061,000, $3,360,000 and $996,000, respectively (see also Note 4—Related Party Transactions).

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Distribution Costs

The Company has entered into a number of distribution agreements with cable and satellite system operators, broadcast network and cable programmers and certain other market participants, some of which are related parties (see Note 4—Related Party Transactions), pursuant to which the Company has agreed to pay certain cash and equity consideration in connection with the deployment of the Wink Service by these parties. Such consideration is typically earned by the other party upon signing the agreement, upon launch of the Wink Service, based on the number of Wink-enabled devices or subscribers deployed by that operator or based upon the volume of airings of Wink-enhanced content by the programmer. Such consideration is generally recognized in revenue sharing and launch fees expense and may include one or several of the following:

•	Revenue sharing and guarantees—Revenue sharing is earned by the distributor and accrued by the Company when transaction fee revenue relating to television viewers’ response data is recognized and is generally paid quarterly. For certain distribution agreements, we have also provided minimum revenue guarantees. Revenue guarantees are generally accrued and expensed monthly, paid annually, in arrears, and to date have ranged from $1.00 to $5.00 per household per year. In March 2002, certain contracts were amended (see Note 11—Subsequent Events) to reduce the amount of revenue guarantees for 2002 and thereafter to $1.00 to $4.00 per household per year.

•	Marketing development and system funds—The marketing development and system funds are used for promotion of the Wink Service and are generally earned by the distributor on a one-time, per household or device basis and paid quarterly. Marketing development and system funds range from $0.50 to $1.00 per household. Marketing development and system funds are expensed as incurred.

•	Equipment subsidies—The equipment subsidies are one-time fees for integrating the Wink Engine into a certain set-top box, generally on a per set-top box basis. These fees are capitalized as a deferred charge and amortized over the useful life of the set-top box, generally 18 months, and generally paid quarterly. The equipment subsidies also include one-time fees to distribution partners to offset their costs of capital equipment and are paid according to the terms of the respective agreement. These fees are capitalized as a deferred charge and amortized over the remaining life of the agreement or period of benefit, which ever is shorter.

•	Standard feature launch fees—The standard feature launch fees are fees paid to the cable distributor for including the Wink Service as a standard feature on all of its digital set-top boxes. These fees are generally lump-sum payments, paid per a specified schedule in the respective agreement and will be capitalized and amortized over the shorter of the remaining life of the agreement or the expected period of benefit.

•	Other launch fees—The other launch fees are any other launch support fees per the distribution contracts. These fees are generally specified amounts described in the relevant contract, but typically consist of a one-time payment, up to a maximum of $5.00 per household. These fees may be paid per specified dates in the agreement or on a quarterly basis. These fees are capitalized as deferred charges and amortized over the shorter of the remaining life of the agreement or the expected period of benefit.

•	Warrant and Common Stock amortization—The Company issued warrants or Common Stock as consideration in connection with certain distribution agreements. The fair value of the warrants or Common Stock issued to distributors is generally amortized over the life of the distribution agreement.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Stock-Based Compensation and Warrant Amortization

The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” (“APB No. 25”), as interpreted by FASB Interpretation No. 44, “Accounting for certain transactions involving stock compensation, an interpretation of APB Opinion No. 25” (“FIN 44”), and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”). Accordingly, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company’s stock and the amount an employee must pay to acquire the stock.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the consensus reached by the Emerging Issues Task Force in Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in conjunction with Selling, Goods or Services.” Such equity instruments are measured at the fair market value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably determinable. The fair value of equity instruments issued is determined on the earlier of the date on which there first exists a firm commitment for performance by the provider of goods or services or on the date performance is complete, using the Black-Scholes pricing model.

Costs and expenses include non-cash charges for stock compensation and warrant amortization as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Revenue sharing and launch fees—related parties	$12,003	$4,275	$1,967
Revenue sharing and launch fees—third parties	—	—	1,220
Sales and marketing	906	979	944
Product development	485	517	372
General and administrative	465	767	515

	$13,859	$6,538	$5,018

Income Taxes

Income taxes are accounted for using an asset and liability approach, which requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Net Loss Per Share

Basic net loss per share is computed using the weighted average number of common shares outstanding. Diluted net loss per share is computed using the weighted average number of common and potential common shares outstanding. Potential common shares consist of unvested restricted common shares, common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Potential common shares are excluded from the computation if their effect is anti-dilutive.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The following table sets forth the computation of basic and diluted net loss per share for the periods indicated (in thousands, except for per share amounts):

	Year Ended December 31,
	2001	2000	1999
Numerator:
Net loss	$(114,539)	$(33,305)	$(18,224)

Denominator:
Weighted average shares	31,151	30,787	17,839
Weighted average unvested common shares subject to repurchase	(4)	(362)	(689)

Denominator for basic and diluted	31,147	30,425	17,150

Net loss per share:
Basic and diluted	$(3.68)	$(1.09)	$(1.06)

Outstanding potential common shares excluded from the determination of diluted net loss per share as their effect is anti-dilutive, are as follows (in thousands):

	December 31,
	2001	2000	1999
Common Stock options	5,774	5,872	4,077
Common Stock warrants	5,946	4,893	1,675
Common Stock subject to repurchase	—	158	461

	11,720	10,923	6,213

Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period from non-owner sources. The primary difference between net loss and comprehensive loss is due to the unrealized gains and losses on available-for-sale securities.

Recent Accounting Pronouncements

In April 2001, the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor’s Products” (“EITF 00-25”). In November 2001, the EITF reached consensus on Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-9”). EITF 00-25 and EITF 01-9 require that consideration, including equity instruments, given to a customer should be classified in the vendor’s income statement as a reduction of revenue unless the consideration relates to a separable identifiable benefit received from the customer and the fair value of such benefit can be reasonably estimated. The Company typically gives to its distributors various incentives including revenue guarantees, launch funds and warrants. The Company will adopt EITF 00-25 and EITF 01-9 in the first quarter of fiscal year 2002. Upon adoption of EITF 00-25 and EITF 01-9, and in accordance with the transition guidance, financial statements for prior periods presented for comparative purposes will be reclassified to comply

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

with the new income statement presentation requirement. The Company currently anticipates that the adoption of EITF 00-25 and EITF 01-9 will result in a reclassification from revenue to revenue sharing and launch fees expense of approximately $4,675,000, $2,862,000, and $250,000 for fiscal years ended December 31, 2001, 2000, and 1999, respectively. The adoption of EITF 00-25 and EITF 01-9 will have no impact on the Company’s operating loss, net loss or net loss per share.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and amends Accounting Principles Board Opinion No. 30, “Reporting Results of Operations Reporting the Effects of Disposal of a Segment of a Business”. The Company will adopt SFAS 144 in fiscal year 2002 and currently does not expect the adoption of SFAS 144 to have a significant impact on its financial statements.

In November 2001, the Emerging Issues Task Force (EITF) reached a consensus on Issue 1(a) of EITF Issue 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees” that an asset acquired in exchange for the issuance of fully vested, non-forfeitable equity instruments should be displayed in the balance sheet of the grantor as an asset rather than as a reduction of stockholders’ equity. No transition guidance has yet been provided in connection with this consensus. To date, fully vested warrants issued in connection with distribution agreements have been recorded as a reduction of stockholders’ equity. As of December 31, 2001, the Company recorded an impairment charge of $39 million to fully write down the remaining unamortized portion of these warrants. Upon adoption of the consensus, fully vested warrants to be issued in the future to distributors and other strategic partners will be recorded as an asset.

Note 2—Impairment Charge

During the fourth quarter ended December 31, 2001, the Company performed an impairment assessment of the deferred charges and unamortized compensation for warrants related to the distribution agreements with cable and satellite system operators and certain property and equipment deployed at the cable and satellite system operators and broadcast networks and cable programmers. The assessment was performed primarily due to the significant decline in the stock price since the date the consideration and warrants issued to each cable and satellite system operators were valued and the Company’s lower projected operating results. As a result of the review, the Company recorded an impairment charge on certain long-lived assets. The components of the charge are as follows (in thousands):

Deferred charges—related parties	$12,866
Deferred charges—third parties	255
Unamortized compensation for warrants	39,628
Property, equipment and intellectual property	2,546

$55,295

The charge was determined based upon the Company’s estimated discounted cash flows using a discount rate of 25%. The assumptions supporting the Company’s future cash flows, including the discount rate, were determined using management’s best estimates. The remaining property and equipment balance of approximately $2,090,000 will be amortized over the remaining useful life of 3 to 5 years, which the Company considers appropriate.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 3—Investments

In February 2000, the Company entered into a development agreement with a private company to create certain software products for personal computers that use the Company’s technology. Contemporaneously with the execution of the development agreement, Wink and the private company executed a stock purchase agreement pursuant to which the Company purchased $1,400,000 in non-marketable securities for a 19.9% interest in the private company and the right to a board of director’s seat. The investment was accounted for using the equity method and during the year ended December 31, 2000, the Company recorded a loss on equity investment of $179,000. In the quarter ended March 31, 2001, the Company recorded a loss on equity investment of $28,000. In the second quarter of 2001, the Company performed an impairment assessment of the investment. The assessment was performed primarily due to the private company’s lack of revenue growth and the inability to raise additional funds. As a result of the review, the Company recorded a $1,193,000 charge to other income (expense), net, to write off the investment.

In April 2000, the Company invested $2,900,000 for a 8.9% interest in a Japanese company that provides electronic commerce and response routing services for interactive television platforms. The investment was accounted for using the cost method. During the quarter ended December 31, 2001, the Company performed an impairment assessment of the investment. The Company concluded that due to the slow acceptance of the Japanese company’s technology, slow revenue growth and decreasing cash balance, the investment was impaired and accordingly reduced the carrying value by $1,671,000 through a charge to other income (expense), net.

Note 4—Related Party Transactions

The Company has entered into several multi-year agreements with certain stockholders and warrant holders of the Company who are satellite and cable system operators, software developers, broadcast network and cable programmers, set-top box manufacturers and television manufacturers. These agreements, ranging from 1 year to 12 years, some of which have renewal clauses, cover various activities relating to the deployment of the Wink technology for consumer distribution and include installation and engineering services provided to these partners. The Company has agreed to pay certain distribution costs and to issue warrants or Common Stock to these partners (see Note 1—The Company and Summary of Significant Accounting Policies, Distribution Costs and Note 9—Stockholders’ Equity).

Significant Related Party Distribution Agreements and Commitments

The Company has entered into several distribution agreements with cable and satellite system operators and the significant distribution agreements are discussed below. The Company will share a percentage of the revenue derived from transaction fees with all the distribution partners listed below. The exact amount of revenue that the Company will share with the distribution partner will depend on the volume and type of transaction that generates the revenue. For national transactions that are considered “requests for information” (“RFI’s”), the range of the revenue share is generally 5% to 35%. For national purchase transactions, the range of the revenue share is generally 5% to 50%. The Company is also obligated to share revenue with its distribution partners if and when local enhancements are aired.

Related Party Distribution Partner 1

In 1997, the Company entered into a 4-year affiliation agreement with a distribution partner (the 1997 agreement). In connection with the 1997 agreement, the Company issued a performance-based warrant in 1998 to purchase up to 250,000 shares of its Common Stock; the distribution partner earned 61,000 shares, with a fair market value at the final measurement date of $392,000. In 2001, the Company entered into a new 3-year affiliation agreement, as amended, with the same distribution partner and issued a warrant to purchase up to

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

1,000,000 shares of its Common Stock with a fair value at the time of issuance of $4,264,000. Based on a March 2002 amendment to the 2001 agreement (see Note 11—Subsequent Events), the Company is also committed to paying a standard feature launch fee, which will be included in revenue sharing and launch fees expense. The launch fees consist of $1,000,000 payable by the Company in both January 2002 and 2003. The Company paid the first installment of $1,000,000 in the quarter ending March 31, 2002. The standard feature launch fee also includes a bonus of up to $1,000,000 if certain deployment milestones are achieved by April 2002. As of December 31, 2001, it was not probable that any of the bonus would be earned by the distribution partner.

During the year ended December 31, 2000, the 1997 agreement was amended and pursuant to this amendment, the Company provided the distribution partner with non-recurring installation and integration services and other engineering services for a fee. For the years ended December 31, 2001 and 2000, the Company recognized $3,770,000 and $1,043,000 as services revenue or 55% and 24% of total revenue, respectively.

The Company recorded $1,700,000 and $1,500,000 in sales and marketing expense for the years ended December 31, 2001 and 2000, respectively, for television advertising provided by the distribution partner. In addition, the Company prepaid $500,000 in December 2001 for television advertising to be aired in 2002 by the distribution partner. The Company is also committed to purchase an additional $1,250,000 of television advertising from the distribution partner in each of the years ended December 31, 2002 and 2003.

Related Party Distribution Partner 2

In 1998, the Company entered into a 5-year master affiliation agreement, as amended, with a distribution partner. Based on a March 2002 amendment (see Note 11—Subsequent Events), the Company is committed to paying various types of costs, which are included in revenue sharing and launch fees expense, as follows:

•	Revenue guarantees—The Company has committed to a minimum revenue guarantee of $2.00 per Wink-enabled household per year. At December 31, 2001, approximately 2,900,000 Wink-enabled households deployed with this distribution partner were subject to this revenue guarantee.

•	System funds—The Company currently pays the distribution partner $1.00 for each set-top box that the distribution partner deploys. Beginning in April 2002, the system funds will decrease to $0.50 per device.

•	Equipment subsidies—The Company paid a subsidy of $3.50 per set-top box deployed by the distribution partner, capped at a maximum of $15,000,000 or approximately 4.3 million set-top boxes. During 2001, the Company exceeded the maximum number of set-top boxes subject to the subsidy; therefore the Company has no further obligation for this subsidy. The Company also paid approximately $1,000,000 in other equipment subsidies in 1999.

During the year ended December 31, 2000, the Company entered into an agreement with the distribution partner to provide certain non-recurring engineering consulting services. The Company recognized $750,000 in revenue for these services in the year ended December 31, 2000.

Related Party Distribution Partner 3

In 2000, the Company entered into a 7-year master affiliation agreement with a distribution partner and issued a warrant to purchase up to 1,300,000 shares of its Common Stock with a fair value at the time of issuance of $24,098,000. The Wink Service had not been deployed by this distribution partner as of December 31, 2001. The Company is also committed to paying $0.50 per household in marketing and development funds once the distribution partner has deployed the Wink Service to 1 million households. The marketing and development funds will be included in revenue sharing and launch fees expense.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Related Party Distribution Partner 4

In 2000, the Company entered into a 3-year affiliation agreement with a distribution partner and issued a warrant to purchase up to 100,000 shares of its Common Stock with a fair value at the time of issuance of $1,024,000. The Company has committed to a minimum revenue guarantee of $2.50 per Wink-enabled household per year. The revenue guarantee will be recorded as a revenue sharing and launch fee expense as incurred. At December 31, 2001, approximately 245,000 Wink-enabled households deployed with this distribution partner were subject to this revenue guarantee.

During the year ended December 31, 2001, the Company entered into an agreement with the distribution partner in which the Company provided certain non-recurring consulting services. The Company recognized $150,000 in revenue for these services in the year ended December 31, 2001.

Related Party Distribution Partner 5

In 2000, the Company entered into a 3-year affiliation agreement with a distribution partner and issued two warrants to purchase up to an aggregate of 1,450,000 shares of its Common Stock with a fair value at the time of issuance of $18,761,000. The Company is also committed to paying the distribution partner $1.00 for each household in which the Wink Service is deployed for marketing development funds, which are included in revenue sharing and launch fees expense.

During the year ended December 31, 2001, the Company entered into an agreement with the distribution partner in which the Company provided to the distribution partner non-recurring engineering consulting services. The Company recognized $250,000 in revenue for these services in the year ended December 31, 2001.

Related Party Distribution Partner 6

In 2000, the Company entered into a 5-year affiliation agreement with a distribution partner and issued a warrant to purchase up to 500,000 shares of its Common Stock with a fair value at the time of issuance of $3,310,000. Based on a February 2002 amendment to the agreement (see Note 11—Subsequent Events), the Company is also committed to paying the following costs, which are included in revenue sharing and launch fees expense:

•	Revenue guarantees—The Company has committed to a minimum revenue guarantee of $1.00 per Wink-enabled household per year. At December 31, 2001, approximately 95,000 Wink-enabled households deployed with this distribution partner were subject to this revenue guarantee.

•	Launch support fees—The Company provided launch support fees to the distribution partner. The launch support fees consisted of $2,500,000 payable by the Company in both 2000 and 2001. In addition, the Company pays a $5.00 launch fee per Wink-enabled household deployed.

During the year ended December 31, 2001, the Company entered into an agreement with the distribution partner in which the Company provided non-recurring engineering consulting services for a fee. The Company recognized $266,000 as services revenue in the year ended December 31, 2001 and $45,000 was recorded in deferred revenue at December 31, 2001. In connection with this agreement, the Company committed to buy an equivalent amount of advertising from the distribution partner in 2002.

Related Party Distribution Partner 7

In 1999, the Company entered into a 10-year software distribution agreement with a software developer (Developer) to modify some of this Developer’s set-top boxes to capture viewer responses for processing by the Wink Response Network and issued a warrant to the Developer to purchase up to 500,000 shares of the

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Company’s Common Stock with a fair value at the time of issuance of $4,050,000. The Company will share 10% to 15% of the revenue derived from transaction fees captured by these modified set-top boxes with the Developer. The exact percentage of revenue that the Company will share with the Developer will depend on the volume and type of transaction that generates the revenue. At December 31, 2001, approximately 472,000 households have received Developer-controlled Wink-enabled devices that were launched by a division of the Developer and will become subject to the revenue sharing arrangement once they have been upgraded to the new version of the Wink technology contemplated in the software distribution agreement. The Company has committed to a minimum revenue guarantee of $2.00 to $4.00 per Wink-enabled household that contains a Developer-controlled device per year. The exact amount that the Company will pay the Developer for each relevant Wink-enabled household will depend on deployment of the upgraded version of the Wink technology.

During the year ended December 31, 2000, the Company entered into an agreement with a division of the Developer to provide non-recurring engineering consulting services. The Company recognized revenue of $69,000 and $870,000 for the services performed in the years ended December 31, 2001 and 2000, respectively. The Company also entered into an advertising agreement with the Developer in the year ended December 31, 2000 to capture viewer responses to the Developer’s advertisements by the Wink Response Network, pursuant to which $50,000 in revenue was recognized.

Distribution costs recognized in connection with these agreements are as follows (in thousands):

	Year Ended December 31,
	2001	2000	1999
Revenue sharing and launch fees expense:
Amortization of equipment subsidies	$8,468	$1,030	$—
Launch and system support fees	6,654	2,397	112
Revenue sharing and guarantees	7,573	1,261	67
Amortization of warrant value	12,003	4,275	1,967

Total	$34,698	$8,963	$2,146

Sales and marketing expense:
Advertising and marketing	$265	$26	$—
Television advertising	1,700	1,500	—
Amortization of warrant value	105	224	—

Total	$2,070	$1,750	$—

Impairment charge (see Note 2, Impairment Charge):
Impairment charge—deferred charges	$12,866	$—	$—
Impairment charge—unamortized compensation for warrants	39,628	—	—

Total	$52,494	$—	$—

Stockholder Notes

At December 31, 2001, 2000 and 1999 the Company held notes receivable from officers totaling $1,291,000, $2,499,000 and $2,749,000, respectively, representing amounts owed to the Company from the purchase of restricted Common Stock subject to repurchase rights held by the Company. These full recourse notes bear interest at a rate of 6.4% per annum. Interest and the principal are due ten years from the execution of the notes, which is between December 2006 and 2009.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 5—Balance Sheet Components

	December 31,
	2001	2000	1999
	(In thousands)
Accounts receivable—related parties, net:
Accounts receivable—related parties	$2,220	$3,433	$61
Less allowance for doubtful accounts	—	(80)	—

	$2,220	$3,353	$61

Accounts receivable—third parties, net:
Accounts receivable—third parties	$493	$672	$459
Less allowance for doubtful accounts	(80)	(50)	(30)

	$413	$622	$429

Prepaid expenses and other current assets:
Interest receivable from short-term investments	$455	$1,945	$1,187
Prepaid advertising—related parties	500	—	—
Other	1,189	416	350

	$2,144	$2,361	$1,912

Property and equipment, net:
Computer equipment	$2,853	$6,580	$3,134
Office furniture and equipment	716	787	759
Leasehold improvements	404	384	358
Purchased internal-use software	1,407	1,333	992

	5,380	9,084	5,243
Less accumulated depreciation and amortization	(3,290)	(4,446)	(2,705)

	$2,090	$4,638	$2,538

Assets acquired under capital lease obligations are included in property and equipment and totaled $1.4 million at December 31, 1999. Related accumulated depreciation and amortization was $1.4 million at December 31, 1999. There were no such leases as of December 31, 2001 and 2000.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

As part of the impairment review completed during the quarter ended December 31, 2001 (see Note 2—Impairment Charge), the Company wrote off computer equipment with a cost of $4,466,000 and related accumulated depreciation of $2,112,000. The computer equipment was deployed at certain distributor and broadcast network and cable programmer partners. The Company also wrote off $1,396,000 of fully-depreciated assets that were no longer in use during 2001.

	December 31,
	2001	2000	1999
	(In thousands)
Deferred charges and other assets—related parties:
Equipment subsidy contributions to distributors	$—	$6,220	$951
Distribution costs	—	3,423	333
Interest receivable, stockholder notes receivable	287	330	209

	$287	$9,973	$1,493

Deferred charges and other assets—third parties:
Investments in private equity securities	$1,200	$4,092	$—
Distribution costs	—	243	—
Other	92	178	177

	$1,292	$4,513	$177

As part of the impairment review completed during the quarter ended December 31, 2001 (see Note 2—Impairment Charge), the Company wrote off the unamortized balances of certain launch fees that were included in deferred charges—related parties and deferred charge—third parties of $12,866,000 and $255,000, respectively, and $192,000 of intellectual property, which was included in deferred charges and other assets—third parties.

	December 31,
	2001	2000	1999
	(In thousands)
Accrued liabilities:
Compensation and benefits	$2,255	$3,462	$1,921
Other	2,098	677	314

	$4,353	$4,139	$2,235

Due to related parties:
Equipment subsidy payable	$3,750	$6,300	$—
Revenue guarantees	3,357	1,260	—
Marketing and launch funds payable	5,009	1,000	401
Advertising payable	1,965	1,500	—

	$14,081	$10,060	$401

Note 6—Contract Termination Agreement

In May 1999, the Company and a third party executed an agreement that terminated a development and license agreement dated April 1998. Under this termination agreement, the third party paid the Company $1,112,000. Of this amount, $1,000,000 was included in other income in the year ended December 31, 1999. The remaining $112,000 related to a non-recurring engineering agreement and was included in services revenues from third parties during the year ended December 31, 1999. The Company has no remaining obligations under these agreements.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 7—Income Taxes

No current provision or benefit for federal or state income taxes has been recorded for the years ended December 31, 2001, 2000 and 1999, as the Company has incurred net operating losses since inception and has no carryback potential.

At December 31, 2001, the Company had federal and state net operating loss carryforwards of approximately $140.0 million and $61.0 million available to reduce future taxable income, which will begin to expire in 2012 for federal and 2002 for state tax purposes, respectively. Of these amounts, $33.0 million relate to employee stock option exercises and the benefit will be credited to equity when and if it is realized. Under the Tax Reform Act of 1986, the amount of benefit from net operating loss carryforwards may be impaired or limited as the Company has experienced a cumulative ownership change of more than 50%, as defined, over a three-year period. Net deferred tax assets are composed of the following:

	December 31,
	2001	2000	1999
	(In thousands)
Net operating loss carryforwards	$51,180	$24,403	$15,296
Reserves and accruals not currently deductible	1,357	1,401	515
Depreciation and amortization	8,427	676	449
Tax credits carryforwards	2,548	1,753	729
Other	1,645	219	404

Gross deferred tax assets	65,157	28,452	17,393
Deferred tax asset valuation allowance	(65,157)	(28,452)	(17,393)

Net deferred tax assets	$—	$—	$—

Based on a number of factors, including the lack of a history of profitability, management believes that there is sufficient uncertainty regarding the realization of deferred tax assets such that a full valuation allowance has been provided. The valuation allowance increased by $36.7 million from December 31, 2000 to December 31, 2001, $11.1 million from December 31, 1999 to December 31, 2000 and $5.9 million from December 31, 1998 to December 31, 1999.

Note 8—Commitments and Contingencies

Leases

The Company leases its main office facilities under a noncancelable operating sublease that expires in September 2004. Under the terms of the sublease, the Company is required to pay property taxes, insurance and normal maintenance costs. The Company also leases certain equipment under operating lease obligations. Rent expense on noncancelable operating leases for the years ended December 31, 2001, 2000 and 1999, totaled $1,156,000, $1,023,000 and $758,000, respectively.

Future minimum lease payments under noncancelable operating leases are as follows at December 31, 2001:

Year Ending December 31,	Operating Leases
(In thousands)
2002	1,131
2003	1,153
2004	885

$3,169

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Revenue Sharing, Guarantees and Other Commitments to Third Parties

The Company has entered into an agreement with a cable system operator and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to the Wink Service gathered by the Wink Response Network. For a cable system operator, the Company shares revenue, ranging from 5% to 10% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee, ranging from $2.50 to $3.50 per year per household receiving Wink-enhanced services, for up to three years. At December 31, 2001, approximately 76,000 Wink-enabled households deployed with this cable system operator were subject to this revenue guarantee. For a satellite system operator, the Company shares revenue, ranging from 8% to 23% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee of $50,000 per month when certain household deployment milestones are met, for up to four years. At December 31, 2001, the Wink Service had not been launched with this satellite system operator. For certain broadcast network and cable programmer partners, the revenue guarantee is fixed on an annual basis and the minimum revenue guarantee payments per the outstanding contracts at December 31, 2001 will be $475,000, $588,000, $513,000 and $413,000 for the years ended December 31, 2002, 2003, 2004 and 2005, respectively.

The Company has also agreed to provide marketing development funds and other launch support fees to certain cable and other market participants. The Company has agreed to provide marketing development funds at rates ranging from $0.25 to $2.00 per subscriber. The Company committed to pay integration and incentive payments to certain broadcast network and cable programmer partners. If certain milestones described in these contracts are met, these payments could total $850,000, $800,000, $850,000 and $1,000,000 for the years ended December 31, 2002, 2003, 2004 and 2005, respectively. The Company has also committed to purchasing a minimum of $750,000 of advertising in 2003 and 2004 from a certain cable programmer partner.

Legal Proceedings

On September 15, 1999, Fort Myers Broadcasting Company filed suit against us in the United States District Court for the Middle District of Florida, alleging federal trademark infringement, unfair competition and dilution as well as injury to business reputation, unfair competition and dilution in the state of Florida. In the fourth quarter of 2001, the parties entered into a settlement agreement and on December 14, 2001, this case was dismissed. On approximately January 14, 2002 the case was automatically dismissed with prejudice.

On November 26, 2001, a class action complaint was filed in the United States District Court for the Southern District of New York (“Court”) by Collegeware USA, Inc., on behalf of itself and all others similarly situated (“Collegware”) alleging that Wink, certain of its officers and directors, along with other defendants, committed certain wrongful acts in connection with its IPO, including violating certain SEC & NASD rules and regulations. This litigation, referred to as a “laddering” case, is similar to hundreds of other laddering cases filed against other newly public companies by other class action defendants in the same Court. Our agreements with certain of the defendants may include indemnification rights and obligations that may be triggered by this litigation. If it is determined that we are obligated to defend any defendant in this matter, our business and financial performance may be adversely affected. If this litigation proceeds and the Company is determined liable for the alleged violations, our business and financial performance may be adversely affected.

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC (“PMC”) alleging that DIRECTV, Inc., Hughes Electronics Corp., Thomson Consumer Electronics and Philips Electronics North America, Inc. are willfully infringing certain claims of seven U.S. patents assigned or licensed to PMC. Though the Company is not a defendant in the suit, PMC may allege that certain of our products, in combination with

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

products provided by defendants, infringe PMC’s patents. Our agreements with each of the defendants include indemnification obligations that may be triggered by this litigation. If it is determined that we are obligated to defend any defendant in this matter, our business and financial performance may be adversely affected. If it is determined that our products infringe any of the asserted claims, our business and financial performance may be adversely affected.

The Company believes that it has meritorious defenses and plans to vigorously defend itself in the matters filed against it, and while the results of such litigations and claims cannot be predicted with certainty, it believes that the resolution of each matter will not have a material adverse effect on its consolidated financial position, results of operations or on its cash flows.

Note 9—Stockholders’ Equity

Preferred Stock

Initial Public Offering

Convertible Preferred Stock prior to the initial public offering at August 19, 1999 was composed of the following (in thousands):

	Shares Authorized	Shares Outstanding	Gross Proceeds	Liquidation Value
Series A	1,250	1,250	$2,000	$2,000
Series B	2,251	2,234	8,936	8,936
Series C	4,500	4,322	34,576	34,576
Series D	5,000	4,958	59,500	59,500

	13,001	12,764	$105,012	$105,012

On August 24, 1999, the Company completed its initial public offering of 5,262,500 shares of its Common Stock at $16.00 per share, the net proceeds of which aggregated approximately $77.3 million. At the closing of the offering, all issued and outstanding shares of the Company’s Convertible Preferred Stock were converted into an aggregate of 12,764,333 shares of Common Stock.

The Company is authorized, subject to limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares included within each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. At December 31, 2001, 2000 and 1999, there were 5,000,000 shares of Preferred Stock authorized for issuance and no shares issued or outstanding.

Convertible Promissory Note

In May 1999, the Company issued a convertible promissory note to a development and distribution partner in exchange for cash totaling $15,120,000. The convertible promissory note was convertible, at the discretion of the holder, into 1,260,000 shares of the Company’s Series D Convertible Preferred Stock at $12.00 per share. The convertible promissory note accrued interest at 10 percent, per annum. In July 1999, the development and distribution partner exercised its right to exchange the convertible promissory note for 1,260,000 shares of the Company’s Series D Convertible Preferred Stock.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Common Stock

Repurchase Rights

In May 1999, the Company entered into an employment agreement with an executive officer. In connection with this employment agreement, the Company sold to the officer 250,000 shares of Common Stock at a price of $8.00 per share in exchange for a full-recourse, ten-year $2,000,000 promissory note. The note bears interest at a rate of 6.40% per annum. The Company had the right to repurchase the shares at the original issuance cost of $8.00 per share. These repurchase rights lapse progressively over a four-year period. In connection with the sale of these shares, the Company recognized unearned compensation totaling $1,000,000, which was being amortized over the four-year vesting period. In December 2000, this executive officer’s employment terminated and in January 2001, the Company repurchased 151,000 unvested shares of Common Stock from this former executive officer by canceling $1,208,000 of the note receivable from the stockholder. The associated accrued interest receivable of $126,000 was forgiven and recognized as general and administrative expense and the related unearned compensation totaling $604,000 was reversed against additional paid-in-capital. The remaining outstanding principal balance of $792,000 on the note receivable will continue to accrue interest at 6.4% until paid in full.

Stock Issued for Services Rendered

In June 1999, the Company issued an aggregate of 50,000 shares of Common Stock to employees as incentive bonuses. The fair value of these shares of Common Stock on the issuance date totaled $600,000 and was recognized as sales and marketing expense, as there were no remaining performance obligations.

In September 2000, the Company granted unrestricted Common Stock to a marketing consulting company for market research, analysis and strategy services rendered. The Company issued 1,778 shares of Common Stock and the fair value of the Common Stock on the date of issuance totaled $22,000. The fair value was recognized as a sales and marketing expense in the year ended December 31, 2000 as there was no remaining performance obligation.

In January 2001, the Company entered into an integration agreement with a developer of software and support systems relating to the provision of interactive program guides (“IPG”) to incorporate the Wink Service with current and future releases of the IPG for specified set-top boxes and to promote the use of the Wink service. Wink concurrently entered into a Common Stock and Warrant Issuance Agreement with the IPG developer pursuant to which the Company issued to the developer 50,000 shares of Common Stock. The fair value of the Common Stock on the date it was issued totaled $480,000. This amount was being amortized to revenue sharing and launch fees—related parties, ratably over the life of the integration agreement. The Company recognized $37,000 as expense for the year ended December 31, 2001. During the quarter ended December 31, 2001, the Company completed an impairment review (see Note 2, Impairment Charge) and the unamortized balance totaling $443,000 was written off. The Company is also obligated to issue an additional 50,000 shares of Common Stock to the IPG developer or its designee upon the first commercial launch and activation of the Wink service through the specified set-top boxes. As of December 31, 2001, the specified set-top boxes that will incorporate the Wink service have not been launched.

In March 2001, the Company granted unrestricted Common Stock to a sales and marketing consultant, a related party. The Company issued 20,000 shares of Common Stock and the fair value of the Common Stock on the date of issuance totaled $105,000. The fair value was recognized as a sales and marketing expense in the year ended December 31, 2001 as there was no remaining performance obligation.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Reserved Shares

At December 31, 2001, the Company had reserved 8,826,000, 8,035,000 and 264,000 shares of Common Stock for future issuance for the exercise of options under the Company’s stock option plans, exercise of warrants outstanding or issuable under certain distribution agreements, and issuance of shares under the employee stock purchase plan, respectively.

Warrants

During the years ended December 31, 2001, 2000 and 1999, the Company granted both fully exercisable and performance-based warrants to broadcast network partners, service providers and cable and satellite system operators as incentives to enter into agreements or for services rendered (see Note 4—Related Party Transactions). The fair market value of the warrants was calculated on the measurement date using the Black-Scholes pricing model and is generally amortized ratably over the term of the respective agreement or service period, whichever is shorter.

The following table summarizes information about warrant transactions during 2001, 2000 and 1999 and the total number of fully exercisable and vested warrants outstanding at December 31, 2001 (in thousands, except for per share amounts):

Warrantholder	Grant Date	Expiration Date	Price Per Share	Fair Market Value at Measurement Date	Shares Granted	Exercised	Expired	Outstanding
Preferred stockholder	Jun-97	Jun-09	$8.00	$142	525	—	—	525
Broadcast network partner	Jun-97	Jun-09	8.00	746	375	—	—	375
Preferred stockholder	Jan-98	Jan-08	0.80	226	50	(50)	—	—
Preferred stockholder	Aug-98	Aug-03	8.00	135	25	—	—	25
Distribution partner	Dec-98	Jan-04	12.00	32	125	—	(117)	8
Distribution partner	Dec-98	Jan-05	16.00	360	125	—	(72)	53
Broadcast network partner	Feb-99	Aug-99	12.00	1,220	200	—	(200)	—
Broadcast network partner	Mar-99	Aug-99	12.00	760	125	(125)	—	—
Distribution partner	May-99	May-04	12.00	4,050	500	—	—	500
Broadcast network partner	Jul-99	Aug-99	12.00	734	75	(75)	—	—
Service provider	Apr-00	Apr-05	33.38	1,579	100	—	—	100
Distribution partner	May-00	May-05	21.75	24,098	1,300	—	—	1,300
Service provider	Jul-00	Jul-03	28.75	222	10	—	—	10
Distribution partner	Sep-00	Sep-05	14.36	1,024	100	—	—	100
Distribution partner	Oct-00	Oct-10	25.00	2,556	200	—	—	200
Distribution partner	Oct-00	Oct-10	12.21	16,205	1,250	—	—	1,250
Distribution partner	Nov-00	Dec-05	7.63	3,310	500	—	—	500
Distribution partner	Jun-01	Jun-11	4.40	4,264	1,000	—	—	1,000

					6,585	(250)	(389)	5,946

Weighted average exercise price								$12.81

During the years ended December 31, 2001, 2000 and 1999, total stock compensation related to warrants recognized as revenue sharing and launch fees expense was $11,966,000, $4,275,000 and $3,187,000, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

During the years ended December 31, 2001, 2000 and 1999, total stock compensation related to warrants recognized as sales and marketing expense was $315,000, $461,000 and zero, respectively.

Performance-based Warrants

In December 1998, the Company granted warrants to purchase Common Stock to a cable operator, a related party, as consideration for the future deployment of Wink-enabled technology to at least 200,000 households, under a cable affiliation agreement. The warrants enabled the holder to purchase up to 250,000 shares of Common Stock at either $12.00 or $16.00 per share, contingent upon the number of units deployed, the timing of deployment and a minimum duration of service. In the event the $12.00 exercise price is earned, the warrant will expire in January 2004. In the event the $16.00 exercise price is earned, the warrant will expire in January 2005. In the year ended December 31, 2000, the cable operator achieved the 200,000 Wink-enabled household minimum deployment criteria, and the Company recognized the fair value of the warrants associated with the number of units deployed. The fair value of the warrants, as remeasured at December 31, 2000, totaled $266,000. On January 30, 2001, the warrant agreement was amended to remove any further performance requirements. The fair value was determined to be $392,000 on January 30, 2001. The fair value has been recognized as revenue sharing and launch fee expense ratably over the remainder of the cable affiliation agreement.

In September 2000, the Company entered into a warrant issuance agreement with a cable operator, a related party, for the future deployment of Wink-enabled technology to its subscribers. In the warrant issuance agreement, the Company agreed to issue the cable operator warrants to purchase up to 75,000 shares in 2001 and up to 75,000 shares in 2002, provided that the cable operator completes deployments of the Wink service to at least 250,000 and 350,000 households, respectively. The cable system operator did not reach the 2001 milestone. The exercise price for the remaining warrants shall be equal to 90% of the average closing sale price of the Common Stock as reported on the Nasdaq for the ten business days prior to December 31, 2002. In the event the warrants are issued, the warrants will have a term of five years from the date of issuance.

In November 2000, the Company entered into a warrant issuance agreement with a cable system operator, a related party, in which the cable system operator is entitled to purchase up to 750,000 shares of Common Stock provided that the cable operator completes a certain amount of deployments before November 2003. The number of shares earned by the cable operator shall be based on the volume and timing of deployment. The exercise price for the warrants will be $7.63. In the event the warrants are issued, the warrants will have a term of five years from the date of issuance.

In January 2001, the Company entered into an integration agreement with an interactive program guide (“IPG”) developer, a related party, to incorporate the Wink Service with current and future releases of the IPG for specified set-top boxes and to promote the use of the Wink service. Wink concurrently entered into a Common Stock and Warrant Issuance Agreement with the IPG developer pursuant to which the Company agreed to issue to the IPG developer warrants to purchase up to a maximum of 150,000 shares of Common Stock upon the achievement of certain deployment milestones over four years following the anniversary of the launch of the specified set-top boxes integrating the IPG and Wink technology. In the event the warrants are issued, the exercise price for the warrants will be equal to 80% of the average closing sale price of the Common Stock as reported on the Nasdaq National Market for the 20 trading days prior to the date on which such warrant is issued or required to be issued. The warrants will have a term of ten years from the date of issuance.

In November 2001, the Company entered into an interactive television agreement with a broadcast network company to develop and air Wink-enhanced programming over a four-year period. In connection with the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

agreement, Wink issued a performance-based warrant in which the Company is obligated to issue to the broadcast network partner warrants to purchase up to a maximum of 800,000 shares of Common Stock upon the achievement of certain advertising broadcasting milestones. In the event the warrants are issued, the exercise price for the warrants will be $1.25 and will expire in November 2006.

When and if it becomes probable that the performance criteria will be achieved by any of the above warrants, the Company will record the then fair value associated with the number of warrants issued. The fair value will be remeasured until performance is complete and all conditions are known and will be recognized as a charge to revenue sharing and launch fees over the remainder of the term of the related agreement.

Other

As of December 31, 2001, no dividends on the Convertible Preferred, Preferred or Common Stock have been declared by the Board of Directors.

Note 10—Employee Benefit Plans

Stock Option Plans

The 1994 Stock Plan (the “1994 Plan”), as amended, provides for the issuance of up to 7,000,000 shares of Common Stock in connection with incentive stock option awards granted to employees and directors and nonstatutory stock option awards granted to employees, directors and consultants to the Company. Stock purchase rights may also be granted under the 1994 Plan. In June 1999, the Board of Directors adopted and in August 1999 the Company’s stockholders approved, the 1999 Stock Plan (the “1999 Plan”). The 1999 Plan became effective on the date of the initial public offering. The 1999 Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for grants to employees, directors and consultants of nonstatutory stock options and stock purchase rights. Unless terminated sooner, the 1999 Plan will terminate automatically in 2009. A total of 4,500,000 shares of Common Stock have been reserved for issuance pursuant to the 1999 Plan. Through 2001, the amount of Common Stock reserved under the 1999 Plan automatically increased at the end of each year by the lesser of (1) 1,000,000 shares, (2) 4% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors. In 2001 the stockholders approved an increase to the automatic annual increase to take effect on the first day of the Company’s fiscal year beginning on January 1, 2002. As a result, the amount of Common Stock reserved under the 1999 Plan automatically increase at the beginning of each year by the lesser of (1) 1,500,000 shares, (2) 5% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors.

Under the 1994 Plan and 1999 Plan (collectively “the Option Plans”), options must be issued at prices not less than 100 percent and 85 percent of the estimated fair value of the Common Stock on the date of grant for incentive and non-statutory options, respectively, and are exercisable for periods not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for periods not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted under the Option Plans generally vest ratably over four years following the date of grant, although the Board of Directors may issue options that vest over a period up to five years.

In June 1999, the 1999 Director Option Plan (the “Director Plan”) was adopted by the Board of Directors and became effective on the date of the initial public offering. The Director Plan provides for the automatic grant

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

of a nonstatutory option to purchase 40,000 shares of Common Stock to each new non-employee director who becomes a director after the date of the initial public offering on the date that such person becomes a director. Each current and future non-employee director will automatically be granted an additional nonstatutory option to purchase 40,000 shares on the fourth anniversary of the date of grant of his or her last option if he or she served on the Board of Directors continuously during such period. A total of 250,000 shares of Common Stock have been reserved for issuance pursuant to the Director Plan.

During the years ended December 31, 1999 and 1998, the Company recognized unearned compensation totaling $6,600,000 and $600,000, respectively, with respect to certain stock option grants and sales of restricted stock to employees. No unearned compensation with respect to stock option grants to employees was recognized in the years ended December 31, 2001 or 2000. These expenses are generally being amortized over the respective four-year vesting periods. Amortization of unearned compensation related to employees totaled $1,436,000, $1,803,000 and $1,831,000 for the years ended December 31, 2001, 2000 and 1999, respectively, and has been allocated to operating costs and expenses based upon the primary activity of the applicable employees or services performed.

The weighted average estimated grant date fair value, as defined by SFAS 123, for options granted during 2001, 2000 and 1999 was $3.86, $24.98 and $8.12 per option, respectively. Under SFAS No. 123, the fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model. This model requires highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value. The following weighted average assumptions are included in the estimated grant date fair value calculations for the Company’s stock option awards:

	Year Ended December 31,
	2001	2000	1999
Expected lives, in years	5	5	5
Risk free interest rates	4.56%	6.16%	5.40%
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	135%	127%	14%

The following table summarizes information about stock option transactions under the Plans:

	Year Ended December 31,
	2001		2000		1999
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
	(In thousands, except per share amounts)
Outstanding at beginning of period	5,872	$19.12	4,077	$7.74	2,813	$2.90
Granted	2,254	4.37	3,527	27.94	2,264	11.87
Exercised	(86)	1.07	(1,047)	2.66	(461)	1.23
Canceled	(2,266)	23.82	(685)	21.45	(539)	5.72

Outstanding at end of period	5,774	11.78	5,872	19.12	4,077	7.74

Options vested at end of period	2,436		1,360		1,211

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The following table summarizes information about stock options outstanding at December 31, 2001:

	Options Outstanding			Options Vested
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number Vested	Weighted Average Exercise Price
	(In thousands, except years and per share amounts)
$ 0.40–$ 1.61	699	9.40	$1.44	187	$1.45
1.76– 4.20	685	7.51	3.44	383	3.69
4.53– 6.00	606	8.38	5.61	215	5.92
6.06– 7.93	854	9.02	6.83	88	7.93
8.00	1,302	7.26	8.00	870	8.00
8.94– 12.00	601	8.43	10.59	228	11.13
16.62– 52.75	943	8.22	35.60	429	36.72
58.00– 58.25	39	8.09	58.22	24	58.23
59.50	5	8.00	59.50	2	59.50
63.13	40	8.07	63.13	10	63.13

	5,774	8.22	11.78	2,436	12.77

Stock Option Cancellation and Regrant Programs

In February 2001, the Company offered the Stock Option Cancellation and Regrant Program (the “Program”). The Program offered current Company employees with stock options granted under the 1999 Plan the opportunity to tender certain unexercised options, with an exercise price greater than or equal to $24.50 per share, in exchange for the Company’s promise to grant replacement options at an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on August 17, 2001 with a share exchange ratio ranging from one (1) to one point five (1.5) cancelled option for each replacement option. The new options will have terms and conditions that are substantially the same as those of the cancelled options. The program, which expired on February 15, 2001, resulted in the cancellation of 589,000 options at a weighted average exercise price of $37.02 per share and the grant of 425,000 options at $1.61 per share.

In December 2001, the Company offered the Offer to Exchange Certain Outstanding Options for New Options (the “New Offer Program”). The New Offer Program offered current Company employees with stock options granted under either the 1994 or 1999 Plan the opportunity to tender certain granted options, with an exercise price of at least $4.25 per share, in exchange for the Company’s promise to grant replacement options at a exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on or about July 31, 2002. Generally, for every three options that an employee tendered to the Company, he or she received a promise from the Company to grant two options on or about July 31, 2002; the share ratio could vary depending on the grant date of the tendered option. The New Offer Program, which expired on January 28, 2002, resulted in the cancellation of 3,092,000 options at a weighted average exercise price of $11.50 per share and the promise to grant 2,085,000 options. The new options will have terms and conditions that are substantially the same as those of the cancelled options. The New Offer Program is not expected to result in any additional compensation charges or variable plan accounting.

1999 Employee Stock Purchase Plan

In June 1999, the 1999 Employee Stock Purchase Plan (the “Purchase Plan”) was adopted by the Board of Directors. The Purchase Plan became effective on the date of the initial public offering. The Purchase Plan

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

permits participants to purchase Common Stock through payroll deductions of up to 15% of the participant’s compensation, up to a maximum aggregate deduction of $21,250 for all offering periods ending in any calendar year. Each purchase period is six months in duration and begins on February 1 and August 1. The price at which the Common Stock is purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company’s Common Stock on the first day of the applicable offering period or on the last day of that purchase period. A total of 400,000 shares of Common Stock have been reserved for issuance pursuant to the Purchase Plan. The amount reserved under the Plan will automatically increase at the end of each year by the lesser of (1) 75,000 shares, (2) 0.3% of outstanding shares on such date or (3) a lesser amount determined by the Board of Directors. The Purchase Plan will terminate after a period of ten years unless terminated earlier as permitted by the Purchase Plan. During the years ended December 31, 2001 and 2000, a total of 98,000 and 39,000 shares have been issued under the Purchase Plan, for an aggregate price of $454,000 and $645,000, respectively. No shares were issued in 1999.

Compensation cost (included in pro forma net loss and net loss per share amounts) for the grant date fair value of the purchase rights granted under the Purchase Plan was calculated using the Black-Scholes model. No shares were granted in 1999. The following weighted average assumptions for 2001 and 2000 are included in the estimated grant date fair value calculations for rights to purchase stock under the Company’s Purchase Plan:

Expected lives, in years	0.5
Risk free interest rates	6.04%
Dividend yield	0.00%
Expected volatility	121%

The weighted average estimated grant date fair value, as defined by SFAS No. 123, of rights to purchase stock under the Purchase Plan granted in 2001 and 2000 was $5.14 and $12.16 per share, respectively.

Prior to the Company’s initial public offering, the fair value of each option grant was determined using the minimum value method prescribed by SFAS No. 123. Subsequent to the offering, the fair value was determined using the Black-Scholes model stipulated by SFAS No. 123. The effect of compensation cost on net loss and net loss per share for the years ended December 31, 2001, 2000 and 1999 for the Option and Purchase Plans is as follows, (in thousands, except per share amounts):

	Year Ended December 31,
	2001	2000	1999
Net loss:
As reported	$(114,539)	$(33,305)	$(18,224)
Pro forma	$(130,726)	$(52,630)	$(18,772)
Basic and diluted net loss per share:
As reported	$(3.68)	$(1.09)	$(1.06)
Pro forma	$(4.20)	$(1.73)	$(1.09)

401(k) Plan

Effective July 1996, the Company adopted the Wink Communications, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”), which qualifies as a deferred salary arrangement under Section 401 of the Internal Revenue Service Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed 15% of their total compensation. The Company, at its discretion, may make contributions for the benefit of eligible employees. The Company made no contributions through December 31, 2001.

WINK COMMUNICATIONS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Note 11—Subsequent Events

In February and March 2002, the Company amended agreements with three related party distribution partners (see Note 4—Related Party Transactions). Based on the terms of the amendments, the Company has decreased its obligation related to revenue guarantees and system and launch fees. One distribution partner will pay a net of $1,800,000 for certain software licenses and the Company has committed to purchase $1,250,000 of advertising from the same distribution partner in each of the years ending December 31, 2002 and 2003 (see Note 4—Related Party Transactions). In connection with the amendments with two of the distribution partners, the Company issued an aggregate of 2,000,000 shares of the Company’s Common Stock. The fair value of the Common Stock, which is $2,280,000, will be amortized to revenue sharing and launch fees ratably over the remaining term of the respective agreements.

Note 12—Events (Unaudited) Subsequent to the date of the Auditor’s Report

In August 2002, the Company and Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly-owned subsidiary of Liberty Media Corporation, entered into a merger agreement whereby LBIT acquired all the outstanding common stock of the Company for approximately $101 million in cash. Under the terms of the merger agreement the Company’s stockholders received $3.00 in cash for each share of the Company’s common stock. Outstanding options and warrants to purchase the Company’s common stock were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options and warrants.

Subsequently, in October 2002, LBIT sold its interest in the Company to OpenTV Corp., a majority controlled subsidiary of Liberty Media Corporation, for $101 million in cash.

WINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	Successor Company	Predecessor Company
	September 30, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$29,273	$20,513
Short-term investments	16,173	57,434
Accounts receivable—related parties, net	—	2,527
Accounts receivable—third parties, net	1,541	670
Prepaid expenses—related parties	—	615
Prepaid expenses and other current assets	1,520	965

Total current assets	48,507	82,724
Property and equipment, net	943	2,090
Goodwill, net	44,332	—
Intangible assets, net	13,767	—
Deferred charges and other assets—related parties	—	287
Deferred charges and other assets—third parties	1,172	1,292

	$108,721	$86,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$781	$1,237
Accrued liabilities	11,023	3,080
Due to related parties	—	14,081
Deferred fees—related parties	—	1,273
Deferred fees—third parties	539	—
Deferred revenue—related parties	—	519
Deferred revenue—third parties	297	679

Total current liabilities	12,640	20,869

Stockholders’ equity:
Common Stock	34	31
Additional paid-in capital	100,923	267,022
Stockholders’ notes receivable	—	(1,291)
Unearned compensation	(382)	(3,064)
Accumulated deficit	(4,423)	(197,327)
Accumulated other comprehensive income (loss)	(71)	153

Total stockholders’ equity	96,081	65,524

	$108,721	$86,393

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Successor Company	Predecessor Company
	One Month Ended September 30, 2002	Eight Months Ended August 31, 2002	Nine Months Ended September 30, 2001
Revenues:
License—related parties	$—	$537	$82
License—third parties	25	526	815
Services—related parties	—	303	151
Services—third parties	111	904	709

Total revenues	136	2,270	1,757

Costs and expenses:
Revenue sharing and launch fees—related parties	—	8,871	15,390
Revenue sharing and launch fees—third parties	1,424	546	6,147
Operating	586	4,879	7,820
Product development	560	5,083	7,008
In-process research and development	1,000	—	—
Sales and marketing	476	3,740	6,950
General and administrative	325	3,313	4,047
Amortization of intangible assets	188	—	—

Total operating expenses	4,559	26,432	47,362

Loss from operations	(4,423)	(24,162)	(45,605)
Interest income and other, net	—	1,115	3,978

Loss before income taxes	(4,423)	(23,047)	(41,627)
Income tax expense	—	—	—

Net loss	$(4,423)	$(23,047)	$(41,627)

Net loss per share—basic and diluted		$(0.70)	$(1.34)

Weighted average shares used in computing both basic and diluted net loss per share		32,764	31,126

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINK COMMUNICATIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Successor Company	Predecessor Company
	One Month Ended September 30, 2002	Eight Months Ended August 31, 2002	Nine Months Ended September 30, 2001
Cash flows used in operating activities:
Net loss	$(4,423)	$(23,047)	$(41,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	56	726	1,743
Amortization of intangible assets	233	—	—
Amortization of deferred charges and other assets	11	48	7,877
Amortization of stock-based compensation	15	1,801	10,332
In-process research and development	1,000	—	—
Loss on equity investment	—	—	1,221
Provision for doubtful accounts	—	381	—
Changes in operating assets and liabilities:
Accounts receivable—related parties	—	1,495	1,754
Accounts receivable—third parties	(379)	159	(407)
Prepaid expenses and other current assets	1,420	(1,361)	870
Deferred charges and other assets—related parties	—	(505)	(10,242)
Deferred charges and other assets—third parties	(90)	(1,430)	(2,875)
Accounts payable	(31)	(425)	(301)
Accrued liabilities	516	(643)	(124)
Due to related parties	—	(9,498)	2,095
Deferred fees and revenue—related parties	—	1,864	(1,298)
Deferred fees and revenue—third parties	(297)	(167)	(325)

Net cash used in operating activities	(1,969)	(30,602)	(31,307)

Cash flows provided from investing activities:
Sale of short-term investments	10,150	30,834	24,385
Purchase of property and equipment	—	(334)	(1,917)

Net cash provided from investing activities	10,150	30,500	22,468

Cash flows provided from financing activities:
Repayment of stockholder’s notes receivable	—	359	—
Proceeds from issuance of Common Stock	—	322	545

Net cash provided from financing activities	—	681	545

Net increase (decrease) in cash and cash equivalents	8,181	579	(8,294)
Cash and cash equivalents at beginning of period	21,092	20,513	22,093

Cash and cash equivalents at end of period	$29,273	$21,092	$13,799

Non-cash investing and financing activities:
Repurchase of Common Stock and cancellation of related stockholder note receivable	$—	$632	$1,208

Common Stock issued for services	$—	$—	$585

Common Stock issued to distribution partners	$—	$2,540	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

WINK COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002

(Unaudited)

Note 1—The Company and Basis of Presentation

Wink Communications, Inc. (the “Company”) was incorporated in California on October 7, 1994 and reincorporated in Delaware on August 12, 1999. The Company offers an enhanced television broadcasting system that adds interactivity and electronic commerce opportunities to traditional television programming and advertising.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management they reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The condensed balance sheet data as of December 31, 2001 is derived from the audited financial statements as of and for the year then ended and does not include all notes and disclosures required by accounting principles generally accepted in the United States of America for complete financial statements. Accordingly, these financial statements should be read in conjunction with the financial statements, accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001. The results of operations for the interim periods presented in 2002 are not necessarily indicative of results to be expected for the full year or any other period.

The Company and Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly-owned subsidiary of Liberty Media Corporation, announced on June 24, 2002, the execution of a definitive merger agreement whereby LBIT would acquire all of the outstanding common stock of the Company. Under the terms of the agreement, Company stockholders would receive $3.00 in cash for each share of Company common stock. The Company filed a proxy statement relating to this transaction with the Securities and Exchange Commission on July 19, 2002 and mailed that proxy statement to its stockholders on July 22, 2002. During a special stockholder meeting on August 19, 2002, the Company’s stockholders voted to adopt the merger agreement. The merger was completed in August 2002. Following the merger, the capital stock of the Company ceased to be publicly traded.

LBIT acquired 100% of the Company’s 33,287,961 outstanding shares of common stock for $99.9 million which, with transaction costs, resulted in an aggregate purchase price of approximately $101 million. Outstanding options to acquire the Company’s common stock were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of options. For accounting purposes, the merger is being accounted for using the purchase method as of August 31, 2002. Accordingly, the financial statements for the period after that date reflect the push-down of the purchase price allocations (based on preliminary estimates and subject to adjustment) made by LBIT to the assets and liabilities of the Company and, therefore, are not comparable to those before the acquisition. The financial statements for periods after August 31, 2002 are labeled Successor Company. Statements for periods prior to August 31, 2002 are based on the historical accounts of the Company and are labeled Predecessor Company.

Note 2—Reclassifications

Certain prior period balances have been reclassified to conform to the current period presentation.

Note 3—Recent Accounting Pronouncements

In April 2001, the Financial Accounting Standards Board’s (“FASB”) Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-25, “Vendor Income Statement Characterization of Consideration Paid to a

WINK COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

Reseller of the Vendor’s Products” (“EITF 00-25”). In November 2001, the EITF reached consensus on Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Products” (“EITF 01-9”). EITF 00-25 and EITF 01-9 require that consideration, including equity instruments, given to a customer should be classified in the vendor’s income statement as a reduction of revenue unless the consideration relates to a separable identifiable benefit received from the customer and the fair value of such benefit can be reasonably estimated. The Company typically gives to its distributors various incentives including revenue guarantees, launch funds and warrants. The Company adopted EITF 00-25 and EITF 01-9 in the first quarter of fiscal year 2002. In accordance with the transition guidance, financial statements for prior periods presented for comparative purposes were reclassified to comply with the new income statement presentation requirement which resulted in a reclassification from revenue to revenue sharing and launch fees expense of approximately $3.9 million for the nine months ended September 30, 2001. The adoption of EITF 00-25 and EITF 01-9 had no impact on the Company’s operating loss, net loss or net loss per share.

In October 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 supercedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and amends Accounting Principles Board Opinion No. 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business”. The Company adopted SFAS 144 in the quarter ended March 31, 2002. The adoption of SFAS 144 did not have a significant impact on its financial statements.

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (SFAS 146). This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” This Statement requires that a liability for costs associated with an exit or disposal activity be recognized and measured initially at fair value only when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is currently assessing the impact of SFAS 146 on its financial statements.

In November 2002, the EITF reached a consensus on Issue 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables”. Issue 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which the vendor will perform multiple revenue-generating activities. Specifically, Issue 00-21 addresses how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. In applying this Issue 00-21, separate contracts with the same entity or related parties that are entered into at or near the same time are presumed to have been negotiated as a package and should, therefore, be evaluated as a single arrangement in considering whether there are one or more units of accounting. Issue 00-21 also addresses how arrangement consideration should be measured and allocated to the separate units of accounting in the arrangement. The guidance in this Issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003, and the Company expects to adopt Issue 00-21 for its quarterly period ended September 30, 2003. The adoption of Issue 00-21 will not have an effect on the Company’s historical financial statements. The effects of EITF 00-21 on the Company’s financial statements after adoption has not been determined.

Note 4—Deferred Fees

Deferred fees represent billings to related party customers for the purchase of our products and/or services derived from arrangements which are required to be accounted for under the guidance of EITF 00-25 and EITF 01-9. Accordingly, such billings are being amortized as a contra-expense over the remaining life of the contract.

WINK COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

Note 5—Comprehensive Income (Loss)

Comprehensive income (loss) includes all changes in equity during a period from non-owner sources. The primary differences between net loss and comprehensive loss is due to the unrealized gains or losses on available-for-sale securities. Comprehensive loss for the one month ended September 30, 2002 was $4.5 million, as compared to a reported net loss of $4.4 million. Comprehensive loss for the eight months ended August 31, 2002 was $23.2 million, as compared to a reported net loss of $23.0 million. Comprehensive loss for the nine months ended September 30, 2001 was $42.2 million, as compared to a reported net loss of $41.6 million.

Note 6—Related Party Transactions

In June 2002, the Company amended the agreement with one of its related party distribution partners. Based on the terms of the amendment, the Company eliminated its obligation related to launch fees in exchange for waiving the right to receive certain prepaid advertising and agreed to provide, on a per household basis, marketing development funds.

Note 7—Concentration

At September 30, 2002, one customer accounted for 47% of the net accounts receivable balance. During the one month ended September 30, 2002, transactions with two customers accounted for 26% and 37% of the Company’s total revenues, respectively. During the eight months ended August 31, 2002, transactions with a related party accounted for 30% of the Company’s total revenues.

Note 8—Stock Option Exchange Program

In December 2001, the Company provided certain employees with the Offer to Exchange Certain Outstanding Options for New Options (the “New Offer Program”). The New Offer Program offered current Company employees with stock options granted under either the 1994 or 1999 Plan the opportunity to tender certain granted options, with an exercise price of at least $4.25 per share, in exchange for the Company’s promise to grant replacement options at an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq National Market on July 31, 2002. Generally, for every three options that an employee tendered to the Company, he or she received a promise from the Company to grant two options on or about July 31, 2002; the share ratio could vary depending on the grant date of the tendered option. The New Offer Program, which expired on January 28, 2002, resulted in the cancellation of 3,092,000 options at a weighted average exercise price of $11.50 per share and the grant of 1,781,000 options at $2.96 per share. The new options have terms and conditions that are substantially the same as those of the cancelled options. The New Offer Program did not result in any additional compensation charges or variable plan accounting.

Note 9—Acquisition by LBIT

In August 2002, the Company became a wholly-owned subsidiary of LBIT pursuant to the terms of a definitive merger agreement. Under the terms of the agreement Company stockholders received $3.00 in cash for each share of Company common stock. LBIT acquired 100% of the Company’s 33,287,961 outstanding shares of common stock for $99.9 million which, with transaction costs, resulted in an aggregate purchase price of approximately $101 million. Outstanding options to acquire Company common stock were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options.

The Company provides domestic interactive deployments across multiple cable and satellite platforms. The Company’s network provides an end-to-end technology solution for delivering interactivity as well as processing the related responses. The addition of the Company’s technology, distribution and other resources is a key

WINK COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

component of LBIT’s interactive strategy as it will allow the integration of the Company’s technologies with LBIT’s other businesses, like OpenTV Corp.’s middleware business and international distribution, to enable the offering of a broader array of interactive television products and services to the global market.

For accounting purposes, the merger is being accounted for by LBIT at August 31, 2002 using the purchase method. Accordingly, the consolidated financial statements of the Company for the period after that date reflect the push-down of the purchase price allocations (based on preliminary estimates and subject to adjustment) made by LBIT to the assets and liabilities of the Company. The Company does not expect there to be any significant adjustments to the reported amounts as a result of the final purchase price allocation. The purchase price was allocated to identifiable tangible and intangible assets and liabilities at August 31, 2002 as follows with the excess of the purchase price over such identifiable assets and liabilities allocated to goodwill (in thousands).

	Predecessor Company August 31, 2002	Purchase Price Adjustments	Successor Company August 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$21,092	$—	$21,092
Short-term investments	26,394	—	26,394
Accounts receivable	1,162	—	1,162
Prepaid expenses and other current assets	2,940	—	2,940

Total current assets	51,588	—	51,588
Property and equipment, net	1,698	(700)	998
Goodwill, net	—	44,332	44,332
Intangible assets, net	—	15,000	15,000
Deferred charges and other assets	5,363	(4,193)	1,170

	$58,649	$54,439	$113,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,427	$—	$1,427
Accrued liabilities	6,405	4,157	10,562
Deferred fees	3,333	(2,794)	539
Deferred revenue	835	(835)	—

Total current liabilities	12,000	528	12,528
Stockholders’ equity	46,649	53,911	100,560

	$58,649	$54,439	$113,088

The intangible assets, net consists of the following amounts (in thousands):

Patents	$ 4,300
Developed technology	2,700
In-process research and development	1,000
Contracts and agreements	6,500
Tradenames and trademarks	500

$15,000

WINK COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

Patents, developed technology, contracts and agreements and tradenames and trademarks have all been assigned lives of 5 years.

Amounts assigned to in-process research and development assets were written off at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

The Company is in the process of considering certain elections for tax purposes which, if made, would result in the amounts recorded as goodwill being deductible for tax purposes.

Included in the adjustment to accrued liabilities is $3.3 million of estimated severance and lease termination costs to be incurred in connection with a restructuring of the Company’s operations. Except for lease expenses, which will be paid over the term of the lease, these costs are expected to be paid by the end of 2003.

Also included in the adjustment to accrued liabilities is an obligation of $1.0 million to settle outstanding Wink options which were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options. The purchase price adjustment to stockholders’ equity includes $397,000 allocated to unearned compensation for the portion of the options that are unvested.

Note 10—Commitments and Contingencies

Revenue Sharing, Guarantees and Other Commitments to Third Parties

The Company has entered into an agreement with a cable system operator and certain other market participants to share with these entities a portion of revenues, if any, the Company generates from viewer responses to the Wink Service gathered by the Wink Response Network. For a cable system operator, the Company shares revenue, ranging from 5% to 10% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee, of $2.50 per year per household receiving Wink-enhanced services, for three years. At September 30, 2002, approximately 7,000 Wink-enabled households deployed with this cable system operator were subject to this revenue guarantee. For a satellite system operator, the Company shares revenue, ranging from 8% to 23% of transaction fees, depending on the volume and type of transactions, with a minimum revenue guarantee of $50,000 per month when certain household deployment milestones are met, for up to four years. At September 30, 2002, the Wink Service had not been launched with this satellite system operator. For certain broadcast network and cable programmer partners, the revenue guarantee is fixed on an annual basis and the minimum revenue guarantee payments per the outstanding contracts will be $138,000 for the three months ending December 31, 2002 and $588,000, $513,000 and $413,000 for the years ended December 31, 2003, 2004 and 2005, respectively.

The Company has also agreed to provide marketing development funds and other launch support fees to certain cable and other market participants. The Company has agreed to provide marketing development funds at rates ranging from $0.25 to $2.00 per subscriber. The Company committed to pay integration and incentive payments to certain broadcast network and cable programmer partners. If certain milestones described in these contracts are met, these payments could total $168,000 for the three months ending December 31, 2002 and $800,000, $850,000 and $1,000,000 for the years ended December 31, 2003, 2004 and 2005, respectively. The Company has also committed to purchasing a minimum of $1,250,000 of advertising in the three months ending December 31, 2002 and $2,000,000 and $750,000 of advertising in 2003 and 2004 from a cable programmer partner and cable system operator.

Legal Proceedings

On November 30, 2001, a suit was filed in the United States District Court for the District of Colorado by Broadcast Innovation, L.L.C. (“BI”) alleging that DIRECTV, Inc. (“DIRECTV”), EchoStar Communications

WINK COMMUNICATIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

(Unaudited)

Corporation (“EchoStar”), Hughes Electronics Corporation, Thomson Multimedia, Inc., Dotcast, Inc. and Pegasus Satellite Television, Inc. are infringing certain claims of United States patent no. 6,076,094, assigned to or licensed by BI. Though the Company is not currently a defendant in the suit, BI may allege that certain of their products, possibly in combination with the products provided by some of the defendants, infringe BI’s patent. The agreement between the Company and DIRECTV includes indemnification obligations for the Company, that may be triggered by the litigation. If liability is found against DIRECTV in this matter, and if such a decision implicates the Company’s technology or products, the Company may have indemnification obligations and our business performance, financial position, results of operations or cash flows may be adversely affected. Likewise, if the Company were to be named as a defendant and it is determined that the products of the Company infringe any of the asserted claims, and/or it is determined that the Company is obligated to defend DIRECTV in this matter, our business performance, financial position, results of operations or cash flows may be adversely affected.

In November 2001, the first of a series of putative securities class actions, Collegeware v. Wink Communications, Inc., et al., was filed in United States District Court for the Southern District of New York against certain investment bank underwriters for the Company’s initial public offering, the Company, and two of the Company’s officers and directors. These lawsuits are captioned In re Wink Communications, Inc. Initial Public Offering Securities Litigation, Civil Action No. 01-Civ. 10638 (SAS). The complaints allege undisclosed and improper practices concerning the allocation of the Company’s initial public offering shares, in violation of the federal securities laws, and seek unspecified damages on behalf of persons who purchased the Company’s common stock during the period from August 19, 1999 through December 6, 2000. On April 19, 2002, the plaintiffs filed an amended complaint. These are among the lawsuits that have been consolidated for pretrial purposes as In re Initial Public Offering Securities Litigation, Civil Action No. 21-MC-92. The Company believes that it has meritorious defenses to the claims brought against it and plans to defend itself vigorously.

On December 4, 2000, a suit was filed in the United States District Court for the District of Delaware by Pegasus Development Corporation and Personalized Media Communications, LLC (“PMC”) alleging that DIRECTV, Inc., Hughes Electronics Corporation, Thomson Consumer Electronics and Philips Electronics North America, Inc., are willfully infringing certain claims of seven United States patents assigned to or licensed by PMC. Though the Company is not a defendant in the suit, PMC may allege certain products of the Company, possibly in combination with the products provided by the defendants, infringe PMC’s patents. The agreements between the Company and each of the defendants include indemnification obligations that may be triggered by the litigation. If it is determined that the Company is obligated to defend any defendant in this matter, and/or that the products of Wink Communications infringe any of the asserted claims, our business performance, financial position, results of operations or cash flows may be adversely affected.

We may incur substantial expenses in defending against these and other third party claims, which costs may be significant even if we are not found to have legal liability in connection with such claims. In the event of a determination adverse to us resulting from any such proceeding or claim, we may incur substantial monetary liability or be required to change our business practices. Accordingly, any such legal proceedings, claims or determinations could have a material effect on our business performance or on our financial position, results of operations or cash flows.

Note 11—Subsequent Event

On October 4, 2002, LBIT sold its interest in the Company to OpenTV Corp., a majority controlled subsidiary of Liberty Media Corporation, for approximately $101 million in cash. As both OpenTV and LBIT are under common control of Liberty Media Corporation, the assets and obligations of Wink will be recorded in OpenTV’s accounting records at the same values that they were carried at in the accounting records of LBIT.

REPORT OF INDEPENDENT ACCOUNTANTS OF ACTV

To the Board of Directors and Stockholders of ACTV, Inc.:

We have audited the accompanying consolidated balance sheets of ACTV, Inc. and subsidiaries (“the Company”) as of December 31, 2001, 2000 and 1999 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2001, 2000 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 133 (“SFAS”), “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS 137 and 138, effective on January 1, 2001.

As discussed in Note 21 to the consolidated financial statements, the accompanying consolidated balance sheets and consolidated statements of stockholders’ equity have been restated.

DELOITTE & TOUCHE LLP

April 1, 2002

(May 14, 2002, as to the last

paragraph of Note 2;

September 23, 2002 as to the effects of the

restatement discussed in Note 21)

New York, New York

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (AS RESTATED—SEE NOTE 21)

	December 31,
	2001	2000	1999
ASSETS
Current assets:
Cash and cash equivalents	$69,035,707	$122,488,041	$9,413,170
Short-term investments	8,951,695	—	—
Accounts receivable–net	1,319,805	1,182,376	1,469,164
Other	1,696,617	3,758,935	1,133,414

Total current assets	81,003,824	127,429,352	12,015,748
Property and equipment–net	6,344,631	12,628,232	3,770,195
Other assets:
Restricted cash	484,913	3,165,368	—
Investment in warrant	16,255,355	76,016,175	—
Investments–other	7,397,776	3,250,000	250,000
Patents and patents pending	8,425,889	8,053,642	8,142,928
Software development costs	5,310,100	3,328,101	2,183,950
Goodwill	12,935,701	1,362,072	1,788,444
Other	1,429,132	275,638	833,113

Total other assets	52,238,866	95,450,996	13,198,435

Total	$139,587,321	$235,508,580	$28,984,378

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$5,664,088	$7,712,857	$1,967,164
Deferred revenue	4,068,450	4,032,776	897,990

Total current liabilities	9,732,538	11,745,633	2,865,154
Long-term note payable	—	—	4,804,342
Deferred revenue	66,966,638	70,586,450	—
Minority interest	3,215,652	6,422,129	980,590
Stockholders’ equity:
Common stock, $0.10 par value, 200,000,000 shares authorized: issued and outstanding 55,881,938 at December 31, 2001, 51,228,154 at December 31, 2000 and 42,440,032 at December 31, 1999	5,588,194	5,122,816	4,244,004
Notes receivable from stock sales	(339,035)	(643,606)	(456,016)
Additional paid-in capital	317,496,700	303,958,715	327,609,840
Accumulated deficit	(263,073,366)	(161,683,557)	(311,063,536)

Total stockholders’ equity	59,672,493	146,754,368	20,334,292

Total liabilities and stockholders’ equity	$139,587,321	$235,508,580	$28,984,378

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended December 31,
	2001	2000	1999
Revenue	$13,688,615	$8,016,453	$2,909,642
Costs and expenses:
Selling, general and administrative	46,580,939	45,714,082	24,794,126
Depreciation and amortization	5,865,671	3,481,259	1,691,724
Amortization of goodwill	3,567,955	426,372	426,372
Loss on write-down of goodwill	11,247,725	—	—
Restructuring charge	6,591,223	—	—
Stock appreciation rights	—	—	1,950,330
Stock-based compensation (income)/expense	(12,148,504)	(186,673,365)	208,343,386

Total costs and expenses	61,705,009	(137,051,652)	237,205,938

(Loss)/income from operations	(48,016,394)	145,068,105	(234,296,296)

Interest income	4,180,923	7,726,929	465,840
Interest expense	—	(284,619)	(1,044,227)

Interest—net	4,180,923	7,442,310	(578,387)
Other expense	(2,028,623)	(750,000)	—
(Loss)/income before minority interest, preferred stock dividends and accretion, extraordinary item and cumulative effect of accounting change	(45,864,094)	151,760,415	(234,874,683)
Minority interest—subsidiary	3,206,482	1,743,357	(588)

(Loss)/income before preferred stock dividends and accretion, extraordinary item and cumulative effect of accounting change	(42,657,612)	153,503,772	(234,875,271)
Extraordinary loss on early extinguishment of debt	—	(1,411,139)	—
Cumulative transition effect of adopting SFAS No. 133	(58,732,197)	—	—

(Loss)/income before preferred stock dividends and accretion	(101,389,809)	152,092,633	(234,875,271)
Preferred stock dividends and accretion	—	—	(494,431)

Net (loss)/income applicable to common stockholders	$(101,389,809)	$152,092,633	$(235,369,702)

(Loss)/income per share
Basic
Before extraordinary item and cumulative effect of accounting change	$(0.77)	$3.10	$(6.11)
Extraordinary item	—	(0.03)	—
Cumulative effect of accounting change	(1.07)	—	—

Basic net (loss)/income per share applicable to common stockholders	$(1.84)	$3.07	$(6.11)

Diluted
Before extraordinary item and cumulative effect of accounting change	$(0.77)	$2.53	$(6.11)
Extraordinary item	—	(0.02)	—
Cumulative effect of accounting change	(1.07)	—	—

Diluted net (loss)/income per share applicable to common stockholders	$(1.84)	$2.51	$(6.11)

Shares used in basic calculations	55,014,772	49,501,885	38,491,044

Shares used in diluted calculations	55,014,772	60,719,648	38,491,044

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,
	2001	2000	1999
Cash flows from operating activities:
Net (loss)/income:	$(101,389,809)	$152,092,633	$(234,875,271)
Adjustments to reconcile net (loss)/income to net cash used in operations:
Cumulative effect of adopting SFAS No. 133	58,732,197	—	—
Change in fair value of warrant	1,028,623	—	—
Depreciation and amortization	9,433,626	3,907,631	2,118,096
Stock-based compensation	(12,148,504)	(186,673,365)	208,343,386
Deferred compensation—other	75,000	306,000	1,950,330
Amortization of deferred expenses related to debt financing	—	—	864,147
Amortization of deferred revenue	(3,619,812)	(1,809,907)	—
Write-down of investment	1,000,000	750,000	—
Common stock issued in lieu of cash payment	1,767,275	4,560,000	6,383,560
Non-cash portion of restructuring charge	10,601,674	—	—
Write-down of goodwill	11,247,725	—	—
Minority interest	(3,206,482)	(1,743,357)	588
Changes in assets and liabilities:
Accounts receivable	968,978	286,788	(933,501)
Other assets	(2,168,111)	(2,798,883)	(615,789)
Accounts payable and accrued expenses	(2,739,242)	5,745,693	537,249
Deferred revenue	35,674	(485,032)	825,788

Net cash used in operating activities	(30,381,188)	(25,861,799)	(15,401,417)
Cash flows from investing activities:
Investment in short-term investments	(8,951,695)	—	—
Investments in patents	(1,005,380)	(500,726)	(7,515,343)
Purchases of property and equipment	(8,005,909)	(10,938,456)	(2,366,917)
Investment in software development costs	(2,776,001)	(1,954,979)	(1,438,654)
Strategic investments	(5,266,239)	(3,750,000)	—

Net cash used in investing activities	(26,005,224)	(17,144,161)	(11,320,914)
Cash flows from financing activities:
(Receipt) payment of letters of credit	2,680,455	(3,165,368)	—
Retirement of debt—net	—	(4,567,095)	(174,732)
Redemption of preferred stock	—	—	(5,198,342)
Net proceeds from subsidiary equity transactions	—	13,049,895	2,000,593
Net proceeds from equity financing	143,625	150,763,399	34,309,731
Repayment of stockholders loan	109,998	—	—

Net cash provided by financing activities	2,934,078	156,080,831	30,937,250

Net (decrease) increase in cash and cash equivalents	(53,452,334)	113,074,871	4,214,919
Cash and cash equivalents, beginning of period	122,488,041	9,413,170	5,198,251

Cash and cash equivalents, end of period	$69,035,707	$122,488,041	$9,413,170

Supplemental Disclosure to the Consolidated Statements of Cash Flows
	For the Year Ended December 31, 2001
Retirement of common stock	$ 1,714,123
Purchase Acquisitions:
Assets acquired (excluding cash)	1,948,392
Liabilities assumed	2,744,148
Market value of shares issued	27,475,090

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (AS RESTATED—SEE NOTE 21)

	Common Stock		Preferred Series A		Preferred Series B
	Shares	Amount	Shares	Amount	Shares	Amount	Stockholder Loan	Additional Paid-in- Capital	Deficit	Total
Balance at December 31, 1998	30,031,494	$3,003,151	56,300	$5,630	5,018	$2,805,961	$(199,900)	$74,514,275	$(75,693,834)	$4,435,283
Minority interest adjustment								1,020,003		1,020,003
Issuance of common shares in connection with financing	4,059,783	405,978						22,611,560		23,017,538
Issuance of shares for services provided	931,294	93,129						10,696,587		10,789,716
Issuance of shares in connection with exchange of preferred stock	1,061,690	106,169	(56,300)	(5,630)						100,539
Issuance of shares in connection with exercise of stock options, stock appreciation rights and warrants	6,304,573	630,457						12,689,367		13,319,824
Adjustment to deferred stock compensation								208,343,386		208,343,386
Issuance of common stock for 401(k) plan	51,198	5,120						127,042		132,162
Preferred stock redemption					(5,018)	(2,805,961)		(2,392,380)		(5,198,341)
Repayment of stockholder loans							199,900			199,900
Issuance of stockholder loans							(456,016)			(456,016)
Net loss									(234,875,271)	(234,875,271)
Preferred stock dividends and accretion									(494,431)	(494,431)

Balances December 31, 1999	42,440,032	$4,244,004	—	—	—	—	(456,016)	327,609,840	(311,063,536)	20,334,292
Minority interest adjustment								5,864,999		5,864,999
Issuance of shares in connection with public offering	4,600,000	460,000						128,909,468		129,369,468
Issuance of shares for services	947,000	94,700						7,617,788		7,712,488
Issuance of shares in connection with exercise of stock options and warrants	3,292,089	329,209						20,783,812		21,113,021
Adjustment to deferred stock compensation								(186,673,365)		(186,673,365)
Issuance of common stock for 401(k) plan	7,509	751						153,809		154,560
Issuance of stockholder loans							(187,590)			(187,590)
Retirement of common stock	(58,476)	(5,848)						(307,636)	(2,712,654)	(3,026,138)
Net income									152,092,633	152,092,633

Balance at December 31, 2000	51,228,154	$5,122,816	—	—	—	—	$(643,606)	$303,958,715	(161,683,557)	$146,754,368
Issuance of shares in connection with exercise of stock options and warrants	1,281,164	128,116						15,509		143,625
Adjustment to deferred stock compensation								(12,148,504)		(12,148,504)
Issuance of common stock for 401(k) plan	92,960	9,296						237,979		247,275
Issuance of shares in connection with acquisition	4,007,889	400,789						27,074,301		27,475,090
Rescission and repayment of stockholder loans							304,571			304,571
Retirement of common stock	(728,229)	(72,823)						(1,641,300)		(1,714,123)
Net loss									(101,389,809)	(101,389,809)

Balance at December 31, 2001	55,881,938	$5,588,194	—	$—	—	$—	$(339,035)	$317,496,700	$(263,073,366)	$59,672,493

The accompanying notes are an integral part of these consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2001

1.    Nature of Operations

ACTV, Inc. (the “Company”) is a digital media company that provides proprietary technologies, tools, and technical and creative services for interactive TV advertising, programming, and enhanced media applications. The Company has two operating business segments, which the Company calls Digital TV and Enhanced Media.

The Company believes that its Digital TV technologies are unique in providing targeting, interactivity and accountability for television commercials, and in giving viewers the ability to instantly customize their viewing experiences for a wide variety of programming applications. The Company’s Enhanced Media technologies allow both for the enhancement of video and audio content, including standard TV programming, with Web-based information and interactivity.

2.    Organization and Significant Accounting Policies

Principles of Consolidation—The Company’s consolidated financial statements include the balances of its operating subsidiaries that are more than 50% owned and controlled along with Digital ADCO (“ADCO”), which is a 45.9% subsidiary controlled by the Company. All significant intercompany transactions and account balances are eliminated.

Property and Equipment—Property and equipment is recorded at cost and depreciated on the straight-line method over its estimated useful lives (generally 3 to 5 years). Depreciation expense for the years ended December 31, 2001, 2000, and 1999 aggregated $4,309,285, $2,080,420, and $929,765, respectively.

Patents and Patents Pending—The cost of patents, representing patent acquisition costs and legal costs relating to patents pending, is being amortized on a straight-line basis over the estimated economic lives of the respective patents (averaging 10 years), which is less than the statutory life of each patent. The balances at December 31, 2001, 2000 and 1999, are net of accumulated amortization of $1,607,268, $981,248 and $391,236, respectively.

Software Development Costs—The Company capitalizes costs incurred for the development of software products when economic and technological feasibility of such products has been established. Capitalized software costs are amortized on a straight-line basis over the estimated useful lives of the respective products (3 years). The unamortized balance at December 31, 2001, 2000 and 1999 is net of accumulated amortization of $2,254,842, $1,567,435 and $756,607, respectively.

Cash Equivalents and Short-Term Investments—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Commercial paper investments with a maturity greater than three months, but less than one year, at the time of purchase are considered to be short-term investments. The carrying amount of the investments approximates fair value due to their short maturity.

Revenue Recognition—In businesses where the Company is delivering specific services and products, revenue is recognized from sales when a product is shipped and when services are performed.

Revenue and anticipated profits under long-term contracts are recorded on a percentage-of-completion basis, generally using the cost-to-cost method of accounting where sales and profits are recorded based on the ratio of costs incurred to estimated total costs at completion.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The Company recognizes the revenue allocable to indefinite software licenses upon delivery and installation of the software product, unless the fee is not fixed or determinable or collectibility is not probable. If the fee is not fixed or determinable, revenue is recognized as payments become due from the customer. If collectibility is not considered probable, revenue is recognized when the fee is collected.

Arrangements that include software services, such as training or installation, are evaluated to determine whether those services are essential to the functionality of other elements of the arrangement. When software services are considered essential, revenue under the entire arrangement is recognized as the services are performed using the percentage-of-completion contract accounting method. When software services are not considered essential, the fee allocable to the service element is recognized as revenue as the services are performed.

Where software licenses are granted for a specific period of time, with related content and maintenance contracts, revenue is aggregated and amortized on a straight-line basis over the life of the license.

The Company and Liberty Livewire LLC, a unit of Liberty Livewire Corporation (“Livewire”), in April 2000 entered into a joint marketing arrangement to market “HyperTV with Livewire.” Livewire received various rights to use certain patented ACTV technologies in providing turnkey convergence services, including application hosting, Web-authoring services, data management, e-commerce and other value-added services for advertisers, television programmers, studios and networks.

In connection with granting these licensed rights to Livewire, the Company received a warrant to acquire 2,500,000 shares of Livewire common stock at an exercise price of $30 per share. The warrant, which expires in June 2015 and includes registration rights, is exercisable ratably over five years, beginning April 13, 2001. With certain exceptions, the warrant is not transferable. The warrants are non-forfeitable and fully vested (as the term “vesting” is used by the Financial Accounting Standards Board in its EITF 00-8: Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services). The Company recorded an investment and deferred revenue in the amount of approximately $76.0 million, the estimated value of the warrant (using the Black-Scholes pricing model) at the time the agreement was executed. Beginning January 1, 2001 changes in fair value in the investment in warrant are recorded to the statement of operations as the Company adopted SFAS No. 133. The Company expects the value of the warrant to fluctuate based on the underlying stock price of Livewire. The Company does not currently expect to exercise or register shares in the coming year. The deferred revenue recorded by the Company is being amortized into revenue over a period of 21 years, the contractual term of the joint marketing arrangement.

Deferred revenue results primarily from the Livewire joint marketing arrangement and from payments received from certain customers in advance of revenue being earned under software licensing, software installation, support and maintenance contracts.

Accounts Receivable—Customer accounts receivable include an amount for one customer representing 33% of the Company’s balance in 2001, one customer representing 32% of the Company’s balance in 2000, and two customers representing 22% and 20% of the Company’s balance in 1999. The allowance for uncollectable accounts totaled $185,337, $20,000 and $0 at December 31, 2001, 2000, and 1999, respectively.

Minority Interest—The Company records minority interest related to Digital ADCO, in which its ownership interest was 45.9% at December 31, 2001. Digital ADCO was formed in November 1999 and co-founded by ACTV, Inc. and Motorola Broadband. Digital ADCO develops and markets applications for the delivery of

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

addressable advertising. The Company accounts for issuances of its subsidiaries stock as capital transactions. No gain or loss has been recorded in the statements of operations in connection with any sales of subsidiary stock. The Company has no plans to repurchase the subsidiary shares in the near term, as it believes these to be strategic investments made by the counter parties in the transactions (see Note 18).

Financial Instruments—Effective January 1, 2001, ACTV adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”). SFAS 133 requires that all derivative financial instruments be recorded in the balance sheet at fair value. The provisions of SFAS 133 affected the Company’s accounting for its investment of 2.5 million restricted warrants for Liberty Livewire Corporation (“Livewire”). Prior to the adoption of SFAS 133, these warrants were carried at cost. With the adoption of SFAS 133, the Livewire investment is recorded at fair value. This resulted in the Company recording a cumulative effect transition adjustment loss of $58.7 million at January 1, 2001. Beginning in the first quarter of 2001, the Company records subsequent changes in the fair value of this investment in the statement of operations.

There may be periods with significant non-cash increases or decreases to the Company’s net income/(loss) pertaining to the Livewire investment. The carrying value of the Company’s derivative instrument approximates fair value. The fair value of the Livewire investment is determined by reference to underlying market values resulting from trading of Livewire’s common stock on a national securities exchange and on estimates using the Black-Scholes valuation model.

Earnings Per Share—Basic income (loss) per common share equals net income (loss) divided by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted income per share gives effect to the potential dilution of outstanding stock options for the year ended December 31, 2000. The Company did not consider the effect of stock options or convertible preferred stock upon the calculation of the loss per common share for the years ended December 31, 2001 and 1999, respectively, as it would be anti-dilutive.

Long-Lived Assets and Intangibles—In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable, the Company reviews the carrying values of its long-lived assets and identifiable intangibles for possible impairment.

Goodwill—The excess of the purchase cost over the fair value of net assets acquired in an acquisition (goodwill) is being amortized on a straight-line basis over a period of 7-10 years. At December 31, 2001, 2000, and 1999, goodwill amounted to $12.9, $1.4, and $1.8 million, net of accumulated amortization of $6.5, $2.9, and $2.5 million, respectively. Amortization of goodwill totaled $3.6, $0.4, and $0.4 million in 2001, 2000, and 1999, respectively. The Company evaluates the realizability of goodwill based upon the expected undiscounted cash flows of the acquired business. Intellocity’s inability to achieve the operating results specified in its 2001 budget (it operated at a loss for fiscal 2001) triggered an impairment review of its long-lived assets in the fourth quarter. We developed a revised operating plan to restructure and stabilize the business. The revised projections by service line provided the basis for measurement of the asset impairment charge. The Company calculated the present value of expected future cash flows of Intellocity’s service lines to determine the fair value of the assets. Accordingly, in the fourth quarter of 2001, the Company recorded an impairment charge of $11.2 million. Future impairments, if any, will be recognized through a charge to operations, in the period in which the impairment is deemed to exist.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Fair Value of Financial Instruments—The carrying amounts of cash and cash equivalents, receivables, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of long-term receivables approximates fair value as the effective rates for these instruments are comparable to market rates at year end. The carrying amount of investments approximates fair market value.

Stock-Based Compensation—The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employee,”  (“APB 25”) and presents disclosure of pro forma information required under Statement of Financial Accounting Standards No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation. Certain of the Company’s options are subject to variable plan accounting under APB 25 which results in the recording of charges or credits to compensation expense for increases or decreases in the market value of the stock in excess of the price of certain options and an offsetting entry is recorded to additional paid in capital. The Company amortizes stock-based compensation arising from certain employee stock option grants over the vesting periods of the related options, generally three years.

Use of Estimates—The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Reclassifications—Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.

Recent Accounting Pronouncements—The Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 141, Business Combinations (“SFAS 141”), which is effective for business combinations initiated after June 30, 2001 and established accounting and reporting for business combinations by requiring that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS 141 also provides guidance on purchase accounting related to the recognition of intangible assets and accounting for negative goodwill. The Company will adopt SFAS 141 for any future business combinations that are consummated.

As of August 2001, the FASB issued Statement of Financial Accounting Standards No. 143 (“SFAS 143”), Accounting for Obligations Associated with the Retirement of Long-Lived Assets (“SFAS 143”), which is effective for financial statements issued for fiscal years beginning after June 15, 2002. The objective of  SFAS 143 is to provide accounting guidance for legal obligations associated with retirement of long-lived assets. The retirement obligations included within the scope of this pronouncement are those that an entity cannot avoid as a result of the acquisition, construction or normal operation of a long-lived asset. Components of larger systems also fall under this pronouncement, as well as tangible long-lived assets with indeterminable lives. The Company does not believe that the adoption of SFAS 143 will impact the Company’s financial condition, cash flows and results of operations. The Company plans to adopt SFAS 143 during the first quarter of 2003.

In October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment of Disposal of Long-Lived Assets, (“SFAS 144”), which is effective for financial statements issued for fiscal years beginning after December 15, 2001. The objectives of SFAS 144 are to address significant issues relating to the implementation of Statement of Financial Accounting Standard No. 121 (“SFAS 121”),

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and to develop a single accounting model, based on the framework established in SFAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company does not believe that the adoption of SFAS 144 will have an impact on the Company’s financial condition and results of operations. The Company will adopt SFAS 144 during the first quarter of 2002.

In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under  SFAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the provisions of SFAS 142 beginning on January 1, 2002. Application of the non-amortization provisions of SFAS 142 would have been expected to result in a decrease in net loss before extraordinary items of approximately $3.6 million per year. During 2002, the Company will perform the required impairment tests of goodwill using the methodology prescribed by SFAS 142. The Company is required to adopt SFAS 142 as of the beginning of 2002. The Company has not yet determined the final expected effect the adoption of SFAS 142 will have on its statement of financial condition, but does not believe it will be material.

The following pro-forma information for the years ended December 31, 2001, 2000 and 1999 presents net (loss)/income and net (loss)/income per common share adjusted to exclude goodwill amortization expense of $3,567,955, $426,372, and $426,372, respectively, recognized during those periods.

	Years Ended December 31,
	2001	2000	1999
Net (loss)/income:
As reported	$(101,389,809)	$152,092,633	$(235,369,702)
Pro forma	$(97,821,854)	$152,519,005	$(234,943,330)

(Loss)/income per common share—Basic:
As reported	$(1.84)	$3.07	$(6.11)
Pro forma	$(1.78)	$3.08	$(6.10)

(Loss)/income per common share—Diluted:
As reported	$(1.84)	$2.51	$(6.11)
Pro forma	$(1.78)	$2.51	$(6.10)

3.    Merger and Acquisition Activity

Acquisition

On March 7, 2001, the Company acquired all of the assets and business of Intellocity, Inc. (“Intellocity”), a technology and engineering solutions provider focusing on the interactive television market. The Company acquired Intellocity for 4,007,890 shares of the Company’s common stock, aggregating $23.2 million, and issued options to purchase 762,665 shares of the Company’s common stock valued at $4.3 million, for an aggregate purchase price of $27.5 million. The Company was obligated to make an additional payment of up to 1.5 million shares and options contingent upon Intellocity’s achieving certain performance targets for the year ended December 31, 2001. Intellocity did not meet those targets. Intellocity shareholders are subject to provisions restricting the sale of the ACTV stock; these restrictions range over 4 years. The acquisition was accounted for under the purchase method of accounting in the first quarter of 2001.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The fair value of assets acquired and liabilities assumed in the acquisition of Intellocity amounted to approximately $1.5 million. Goodwill, representing the excess cost over the fair value of net assets acquired, was calculated to be $26.4 million and is being amortized over 7 years. As a result of the Company’s year-end review of the realizability of the full goodwill value attributed to Intellocity, the Company recorded an impairment charge to goodwill of $11.2 million during the fourth quarter of 2001, adjusting the asset value of such goodwill from $23.2 million to $12.0 million. The results of Intellocity’s operations are included in the Company’s consolidated results from the date of acquisition.

On August 17, 2000, the Company acquired all of the outstanding capital stock of Bottle Rocket, Inc., a business engaged in the creation and marketing of online, games-based entertainment. The Company acquired Bottle Rocket in exchange for 272,035 shares of the Company’s common stock. The acquisition of Bottle Rocket has been accounted for under the pooling of interests method of accounting and, accordingly, the Company’s historical consolidated financial statements have been restated to include the accounts and results of operations of Bottle Rocket.

The following table represents the results of operations on a pro-forma basis, as if the acquisition of Bottle Rocket and Intellocity had been completed on January 1, 2000. These pro-forma results include estimates and assumptions that management believes are reasonable.

	For the Year Ended December 31,
	2001	2000
Revenues	$15,350,452	$16,340,236
(Loss)/income before minority interest, extraordinary item, and cumulative effect of accounting change	$(46,711,798)	$148,642,434
(Loss)/income before extraordinary item and cumulative effect of accounting change	$(43,505,316)	$150,385,791
Net (loss)/income	$(102,237,513)	$148,974,652
Basic
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.78)	$3.04
Extraordinary item	—	(0.03)
Cumulative effect of accounting change	(1.05)	—

Basic (loss)/income per share	$(1.83)	$3.01

Diluted
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.78)	$2.48
Extraordinary item	—	(0.03)
Cumulative effect of accounting change	(1.05)	—

Diluted (loss)/income per share	$(1.83)	$2.45

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

4.    Property and Equipment

Property and equipment—net at December 31, 2001, 2000, and1999 consisted of the following (at cost):

	2001	2000	1999
Machinery and equipment	$11,981,141	$8,138,082	$5,181,941
Office furniture and fixtures	1,023,691	3,253,895	837,207
Leasehold improvements	868,633	5,992,172	428,132

	13,873,465	17,384,149	6,447,280
Less accumulated depreciation and amortization	(7,528,835)	(4,755,917)	(2,677,085)

	$6,344,630	$12,628,232	$3,770,195

5.    Financing Activities

Common Stock Financing

During the years ended December 31, 2001, 2000 and 1999, the Company raised approximately $0, $129.4 and $23.0 million, respectively, from sales of common stock to outside investors and $0.1, $21.3 and $13.5 million, respectively, from the exercise of stock options and warrants.

On February 3, 2000, the Company completed a follow-on offering of 4.6 million common shares, including 0.6 million common shares to cover the over-allotments of its underwriters, Credit Suisse First Boston, Bear Stearns & Co. Inc., Lehman Brothers, and Salomon Smith Barney. The 4.6 million total common shares were priced to the public at $30 per share, for total gross proceeds of $138 million. The Company paid underwriting discounts and commissions of $1.80 per share or $8.28 million, resulting in net proceeds of $28.20 per share, or $129.4 million.

On March 27, 2000, Liberty Digital, Inc. invested an additional $20 million in the Company, increasing its investment to 16% by exercising a warrant granted in March 1999.

Preferred Stock Financing

In November 1998, ACTV issued Series B convertible preferred stock (“Series B Stock”), common stock, and warrants to purchase approximately 1.95 million shares of common stock at $2.00 per share as a partial exchange for approximately 179,000 shares of the subsidiary exchangeable preferred stock. The excess of the fair value of this consideration over the carrying value of the exchangeable preferred stock for which the Series B Stock was issued is included in minority interest subsidiary preferred stock dividend and accretion in the accompanying statement of operations. The Series B Stock was fully redeemable by ACTV at any time at a 10% premium above face value plus accrued dividends. The holders of the Series B Stock were prohibited from converting any shares into common stock through November 13, 1999. Beginning November 13, 1999, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $2.00 per common share. Beginning February 13, 2000, the number of shares issued upon conversion was to be determined by dividing the liquidation value of $1,000 plus accrued dividends by the conversion price of $1.33 per common share. The beneficial conversion feature related to the possible conversion of the Series B Stock at $1.33 per share, which equaled $2,527,723 at the issuance date, was attributed to additional paid-in-capital and was being accounted for as a charge to net loss applicable to common stockholders over the period from issuance through February 13, 2000. During May 1999, ACTV redeemed all of the outstanding Series B Stock for a total of approximately $5.2 million. The Series B Stock had been convertible into common stock at $2.00 per share beginning in November 1998. ACTV effectively redeemed the Series B

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Stock at an equivalent of $2.20 per common stock share, a price significantly less than the market price at the time of the redemption. The redemption avoided the possible future issuance of more than 2.8 million shares of common stock.

Debt Financing

In January 1998, the Company issued $5.0 million aggregate principal amount notes. The notes had an interest rate of 13.0% per annum, payable semi-annually, with principal repayment in one installment on June 30, 2003. The Company had the option to pay any four semi-annual interest payments in kind rather than in cash, with an increase in the rate applicable to such payments in kind to 13.75% per annum. The Company chose to make the first two semi-annual interest payments (June 30, 1998 and December 31, 1998) in kind. In connection with the note, the holders received on January 14, 1998 a common stock purchase warrant (the “Warrant”) of Texas Network that granted the holders either the right to purchase up to 17.5% of the fully diluted shares of common stock of Texas Network or, through July 14, 1999, to exchange the Warrant for such number of shares of the Company’s common stock, at the time of and giving effect to such exchange, that were equal to 5.5% of the fully diluted number of shares of common stock outstanding.

For accounting purposes, the Company allocated approximately $1.4 million to the value of the Warrant, based on the market value of the Company’s common stock into which the Warrant was convertible at issuance. The Warrant was included outside of Consolidated Stockholders’ Equity due to its cash put feature and the notes were recorded at a value of proceeds received less the value attributed to the Warrant. The difference between the recorded value of the notes and their principal value was being amortized as additional interest expense over the life of the notes. The Warrant was exchanged and exercised for the Company’s common stock during the first quarter of 1999.

On April 3, 2000, the Company repaid certain notes in full, thereby incurring a loss on extinguishment of debt that was recorded as an extraordinary item in the quarter ended June 30, 2000. The extraordinary loss includes a prepayment premium of $369,632, and the unamortized original issue discount and deferred issue costs of $819,294 and $222,213, respectively, for a total loss of $1,411,139, or $0.03 per share.

Convertible Preferred Stock

At December 31, 1999, the Company was authorized to issue 1,000,000 shares of blank check preferred stock, par value $0.10 per share, of which 120,000 shares were designated Series A Convertible Preferred Stock and 6,110 shares were designated Series B Stock. There were 86,200 and 56,300 shares of Series A Preferred Stock outstanding at December 31, 1997 and 1998, respectively. Prior to December 31, 1999, the holders converted all of the outstanding shares of Series A preferred stock and the Company cancelled the Series A designation. There were 0 and 5,018 shares of Series B Stock issued and outstanding as of December 31, 1997 and 1998, respectively. The Company redeemed all of the Series B Stock in May 1999 and cancelled the Series B Stock designation.

Preferred Stock Rights Agreement

The Company’s policy is and has been to license its technology and arrange joint ventures for its use in a number of different industries. In August 2000, the Company’s Board of Directors adopted a Preferred Stock Rights Agreement, which gives the Company’s Board of Directors certain alternative courses of action if a potential acquirer of 15% or more of its common stock is deemed unlikely to further such policy or if such potential acquirer is deemed likely to act inconsistently with the best interests of its stockholders. Pursuant to the Preferred Stock Rights Agreement, the Company could distribute certain preferred stock purchase rights to its

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

current stockholders. These rights would become exercisable if an outside party became the beneficial owner of 15% or more of the Company’s issued and outstanding common stock, unless the Company’s Board of Directors determines to defer the exercise of, or redeem, such rights. The potential acquirer’s rights under the Preferred Stock Rights Agreement will be null and void. Once exercisable, each preferred stock purchase right would entitle the holder thereof to purchase .001 of a share of the Company’s Series C Preferred Stock at an exercise price of $0.00001 per share. Each share of the Company’s Series C Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of its stockholders. Once issued, the Company’s Board of Directors could vote to exchange the preferred stock purchase rights for shares of its common stock. A potential acquirer may be discouraged from completing an acquisition if it could not be assured of having control of the Company.

The Company’s Bylaws provide that only a majority of the Board of Directors or the Chairman of the Board may call a special meeting of the stockholders. In addition, the Company’s certificate of incorporation permits the Company’s Board of Directors to have it designate and issue, without stockholder approval, preferred stock with voting, conversion and other rights and preferences that could differentially and adversely affect the voting power or other rights of the holders of the Company’s common stock. The Company’s issuance of preferred stock or of rights to purchase preferred stock could also be used to discourage an unsolicited acquisition proposal.

ACTV Entertainment, Inc. (“Entertainment”) and HyperTV Networks, Inc. are subsidiaries of ACTV, Inc. In part as an anti-takeover defense, in 1997 and 1998 Entertainment and HyperTV granted stock options for their respective Class B common shares to a limited number of their officers and employees, which Class B stock options—as amended in December, 1999—were to become exercisable only upon a “change of control” of ACTV, Inc., as the term “change of control” was defined in those options. Effective October 2, 2000, all of those Class B stock options were terminated, with the result that there are no options outstanding at this date with respect to any of the Class B shares of either Entertainment or HyperTV.

6.    Stock Options and Warrants

At December 31, 2001, the Company had reserved shares of Common Stock for issuance as follows:

	Authorized	Granted (net of cancellations)	Exercised	Outstanding
1989 Non-Qualified Stock Option Plan	100,000	85,000	(82,000)	3,000
1996 Qualified Stock Option Plan	500,000	493,484	(377,879)	115,605
1998 Qualified Stock Option Plan	900,000	761,998	(190,995)	571,003
1999 Qualified Stock Option Plan	1,500,000	1,222,500	(164,047)	1,058,453
2000 Qualified Stock Option Plan	4,000,000	2,905,116	(30,107)	2,875,009
Options and warrants granted outside of formal plans		19,335,215	(10,620,803)	8,714,412

Total		24,803,313	(11,465,831)	13,337,482

During the years 2001, 2000, 1999, 1998, 1996 and 1989 the Board of Directors approved stock option plans providing for stock option grants to employees and others who provide significant services to the Company.

At December 31, 2001, the Company also had outstanding options and warrants not issued pursuant to a formal plan that were issued to directors, certain employees, and consultants and pursuant to financing

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

transactions for the purchase of common stock. The prices of these options and warrants range from $0.24 to $90.19 per share; they have expiration dates in the years 2001 through 2010. The options and warrants granted are not part of the stock option plans discussed above.

As a result of certain cashless exercise features, options totaling 6.9 million outstanding at December 31, 2001, are subject to variable option accounting treatment. A reduction in deferred stock-based compensation expense of $12.1 million and $186.7 million related to these variable options was recorded in the years ended December 31, 2001 and 2000, respectively. Deferred stock-based compensation expense of $208.3 million related to these options was recorded for the year ended December 31, 1999. The Company recorded stock-based compensation expense in relation to increases in the market price of its common stock above the exercise price of certain employee options, which were subject to variable option accounting treatment. To the extent that the Company had a stock-based compensation expense liability at the beginning of a given reporting period, the Company recognized a reduction in expense related to the unexercised vested variable options for that period based on a reduction of the market price for our common stock at the end of the period.

In the first quarter of 2002, the Company rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment in its financial statements.

A summary of the status of the Company’s stock options as of December 31, 2001, 2000 and 1999 is as follows:

	2001 Shares	2001 Wtd. Avg. Exer. Price	2000 Shares	2000 Wtd. Avg. Exer. Price	1999 Shares	1999 Wtd. Avg. Exer. Price
Outstanding at beginning of period	18,696,202		16,736,838		7,850,007
Options and warrants granted	2,385,837	1.72	4,698,976	$8.87	14,863,501	$8.20
Options and warrants exercised	(404,442)	2.15	(2,622,196)	$6.74	(5,801,670)	$1.98
Options and warrants forfeited/expired	(7,340,115)	12.31	(117,416)	$11.75	(175,000)	$4.00

Outstanding at end of period	13,337,482	4.21	18,696,202	$7.66	16,736,838	$7.44

Options and warrants exercisable at end of period	7,827,291	3.12	10,061,021	$8.28	9,369,330	$9.08

The following table summarizes information about stock options outstanding at December 31, 2001:

	Weighted Number Outstanding at 12/31/2001	Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at 12/31/2001	Weighted Average Exercise Price
Range of Exercise Prices
$0.00 to 4.00	8,413,295	4.0 Years	$1.56	6,181,596	$1.44
$4.01 to 8.00	2,687,086	3.6 Years	$6.83	399,753	$6.50
$8.01 to 12.00	1,516,000	1.5 Years	$9.88	1,149,838	$10.11
$12.01 to 16.00	720,500	2.2 Years	$13.49	95,503	$13.50
$16.01 to 100.00	601	3.6 Years	$81.85	601	$81.85

Total Number Outstanding	13,337,482			7,827,291

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The weighted average exercise price of options granted during 2001, 2000 and 1999 was $1.72, $8.87, and $8.20 per share, respectively, excluding the value of options granted and terminated within the year. In the case of each issuance, options were issued at an exercise price that was higher than the fair market value of the Company’s common stock on the date of grant. The Company applies APB No. 25 and related Interpretations in accounting for its employee stock option and purchase plans. Had compensation cost for the Company’s option issuances been determined based on the fair value at the grant dates consistent with the method of FASB Statement 123, the Company’s net income (loss) and income (loss) per basic and diluted share for the years ended December 31, 2001, 2000, and 1999 would have been changed to the pro-forma amounts indicated below:

	2001	2000	1999
Net (loss)/income to common stockholders
As reported	$(101,389,809)	$152,092,633	$(235,369,702)
Pro forma	$(103,947,008)	$129,426,485	$(237,772,519)
Basic
Net (loss)/income per share
As reported
Before extraordinary item	$(0.77)	$3.10	$(6.11)
Extraordinary item	—	(0.03)	—
Cumulative effect of accounting change	(1.07)	—	—

Basic net (loss)/income per share	$(1.84)	$3.07	$(6.11)

Pro forma
Before extraordinary item	$(0.82)	$2.63	$(6.18)
Extraordinary item	—	(0.03)	—
Cumulative effect of accounting change	(1.07)	—	—

Basic net (loss)/income per share	$(1.89)	$2.60	$(6.18)

Diluted
Net (loss)/income per share
As reported
Before extraordinary item	$(0.77)	$2.53	$(6.11)
Extraordinary item	—	(0.02)	—
Cumulative effect of accounting change	(1.07)	—	—

Diluted net (loss)/income per share	$(1.84)	$2.51	$(6.11)

Pro forma
Before extraordinary item	$(0.82)	$2.16	$(6.18)
Extraordinary item	—	(0.02)	—
Cumulative effect of accounting change	(1.07)	—	—

Diluted net (loss)/income per share	$(1.89)	$2.14	$(6.18)

The Company estimated the fair value of options issued during 2001, 2000, and 1999 on the date of each grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: no dividend yield, expected volatility for 2001, 2000, and 1999 of 128%, 122%, and 94%, respectively, and a risk-free interest rate of 5% for 2001 and 6% for 2000 and 1999.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

7.    Stock Appreciation Rights Plans

As of December 31, 1998, the Company had granted 896,000 outstanding Stock Appreciation Rights (“SARs”) (with an exercise price of $1.50 per share). The SARs expired between 2001 and 2006. In May 1999, three directors agreed to retroactively exercise their vested SARs for unregistered shares of common stock, based upon the closing market price of $3 15/16 on January 4, 1999. As a result, the SARs expense for the first quarter of 1999 was approximately $3.2 million less than it would have been otherwise. In September 1999, all remaining SARs were converted into options that became part of the Company’s 1999 Option Plan. In 1999, this conversion resulted in expense of $1.3 million with an additional charge of $381,000 to future periods when the corresponding options vest. In September 1999, the Company exchanged all of the outstanding SARs for stock options with the same exercise prices and vesting dates and cancelled its SARs plans. To account for this exchange, for the year ended December 31, 1999, the Company simultaneously incurred non-cash compensation expense of $1,254,000 as a component of selling and administrative expense and non-cash income of $2.6 million from the elimination of the related SARs liability. Additionally, the Company incurred a $381,000 non-cash charge to deferred expenses for rights that had not vested as of December 31, 1999.

The stock appreciation rights expense for the year ended December 31, 1999 was $1,950,330. In September 1999, all remaining SARs were converted into options under the Company’s 1999 option plan. Deferred expenses were recorded related to SARs that had not yet vested. In May 2001 and May 2000, the Company recognized $75,000 and $306,000, respectively, of those deferred expenses as period costs.

8.    Income Taxes

The Company accounts for income taxes in accordance with the provisions of SFAS No. 109, Accounting for Income Taxes.

Deferred income taxes reflect the net tax effects at an effective tax rate of 40% of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carryforwards. The tax effects of significant items comprising the Company’s net deferred tax asset as of December 31, 1999, 2000 and 2001 are as follows (amounts in thousands):

	1999	2000	2001
Deferred tax assets:
Operating loss carryforwards	$27,388	$40,684	$64,199
Differences between book and tax basis of property	1,561	635	2,409
Capital loss	—	—	300
Warrant	—	—	23,180
Deferred compensation	83,678	5,980	1,121
Other	—	—	142

Total	112,627	47,299	91,351
Deferred tax liabilities:
Differences between book and tax basis of property	(305)	(477)	—

Net deferred tax asset before valuation allowance	112,322	46,822	91,351
Valuation allowance	(112,322)	(46,822)	(91,351)

Net deferred tax asset	$—	$—	$—

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

The increase in the valuation allowance for the year ended December 31, 2001 was approximately $44.5 million, and the decrease in the valuation allowance for the year ended December 31, 2000 was approximately $65.5 million. The increase in the valuation allowance for the year ended December 31, 1999 was approximately $91.5 million. There was no provision or benefit for federal income taxes as a result of the net operating loss in the current year.

Section 382 of the Internal Revenue Code of 1986, as amended, limits the ability of a corporation that undergoes an “ownership change” to use its net operating losses to reduce its tax liability. In the event of an ownership change, the Company would not be able to use our pre-ownership—change net operating losses in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of the Company’s stock immediately before the ownership change by the long-term federal rate.

At December 31, 2001, 2000 and 1999 the Company had Federal net operating loss (“NOL”) carryovers of approximately $160.5, $115.2 and $77.5 million, respectively. These carryovers will expire between the years 2002 and 2022. There may be some limitation on the use of these net operating loss carryforwards under the Internal Revenue Code Section 382 ownership change rules.

During 2000, the Company entered into an investment that created a foreign subsidiary called Digital ADCO International. Although there are currently no material tax implications, the investment may result in an income tax liability that is not limited by the Company’s existing NOL.

9.    Retirement Plan

The Company sponsors a 401(k) savings plan for employees who have completed at least one full year of service. The Company has a policy of matching employee 401(k) deferrals, dollar for dollar, up to the first 5% of the participating employee’s annual compensation. Percentage vesting of the matching contributions is based on an employee’s term of service with the Company, starting at 20% for employees with more than two years of service, and increasing ratably to 100% for employees with more than six years of service. To date, the Company has made all such contributions in the form of its common stock. In 2001, 2000 and 1999, the Company contributed the common stock equivalent of $247,275, $154,560, and $132,162, respectively.

10.    Commitments

At December 31, 2001, future aggregate minimum lease commitments under non-cancelable operating leases, were as follows:

Year	Commitment
2002	$961,438
2003	909,271
2004	791,602
2005	557,403
2006	427,595
Thereafter	4,175,160

Total	$7,822,469

The leases contain customary escalation clauses, based principally on real estate taxes. Rent expense related to these leases for the years ended December 31, 2001, 2000 and 1999 aggregated $2,711,375, $1,240,625 and $577,956, respectively.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

11.    Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and receivables. Concentrations of risk with respect to trade receivables exist because of the relatively few companies or other organizations with which the Company currently does business. The Company attempts to limit these risks by closely monitoring the credit of those to whom it is contemplating providing its products, and continuing such credit monitoring activities and other collection activities throughout the payment period. In certain instances, the Company will further minimize concentrations of credit risks by requiring partial advance payments for the products provided. The Company’s temporary cash investments consist of investments with high quality financial institutions.

Individual customers accounted for more than 10% of the Company’s revenues during the years ended 2001, 2000 and 1999. For the year ended December 31, 2001, two individual customers accounted for the following percentages of sales: 11% and 16%. For the year ended December 31, 2000, an individual customer accounted for 23% of sales. For the year ended December 31, 1999, four individual customers accounted for the following percentages of sales: 10%, 10%, 11%, and 12%. In addition, the recognition of revenue resulting from the amortization of deferred revenue associated with the joint marketing arrangement with Livewire accounted for approximately 26% and 23% of the Company’s total revenues for the years ended December 31, 2001 and 2000.

Included in accounts receivable at December 31, 2001 were receivables from one customer that accounted for 33% of such balance. Included in accounts receivable at December 31, 2000 were receivables from one customer that accounted for 32% of such balance. Included in accounts receivable at December 31, 1999 were receivables from two customers that accounted for 22% and 20% of such balance.

12.    Fair Value of Financial Instruments

The Company acquired a warrant to purchase common shares of Liberty Livewire LLC as described in Note 2. The carrying amounts of other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, approximated fair value because of their short maturity.

13.    Segment Reporting

The Company has two principal business segments: The Digital Television segment provides technologies, applications and technical services for interactive television, targeted advertising, and advertising sales management.

The Enhanced Media segment, which develops, markets and licenses technologies, applications and services for the convergence of the Internet with television and other video programming.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Information concerning the Company’s business segments in 2001, 2000 and 1999 is as follows:

	2001	2000	1999
Revenues
Digital Television	$4,074,434	$—	$—
Enhanced Media	9,614,181	8,016,453	2,909,642

Total	$13,688,615	$8,016,453	$2,909,642

Depreciation & Amortization
Digital Television	$2,870,503	$1,675,434	$891,729
Enhanced Media	1,631,521	1,183,473	565,466
Unallocated Corporate	4,931,602	1,048,724	660,901

Total	$9,433,626	$3,907,631	$2,118,096

Interest Income (Expense)
Digital Television	$246,454	$(29,229)	$(1,014,617)
Enhanced Media	10,875	4,709	15,872
Unallocated Corporate	3,923,594	7,466,830	420,358

Total	$4,180,923	$7,442,310	$(578,387)

Net (Loss)/Income Before Preferred Stock Dividends and Accretion
Digital Television	$(8,060,807)	$(8,864,572)	$(6,203,020)
Enhanced Media	(67,259,636)	(14,146,874)	(8,069,935)
Unallocated Corporate	(26,069,366)	175,104,079	(220,602,316)

Total	$(101,389,809)	$152,092,633	$(234,875,271)

Capital Expenditures
Digital Television	$1,815,830	$2,722,138	$591,819
Enhanced Media	96,430	2,249,498	1,669,750
Unallocated Corporate	6,093,649	5,966,820	105,348

Total	$8,005,909	$10,938,456	$2,366,917

Current Assets
Digital Television	$4,061,843	$10,290,068	$1,857,449
Enhanced Media	4,735,475	2,382,673	2,240,564
Unallocated Corporate	72,206,506	114,756,611	7,917,735

Total	$81,003,824	$127,429,352	$12,015,748

Total Assets
Digital Television	$12,022,462	$17,010,470	$6,244,009
Enhanced Media	24,471,782	83,127,887	6,000,980
Unallocated Corporate	103,093,077	135,370,223	16,739,389

Total	$139,587,321	$235,508,580	$28,984,378

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

14.    Investments

In 2000, the Company entered into various strategic equity investments in privately held companies that operate in its industry. The Company does not exercise effective control or significant influence over operations for any of these strategic equity investments. At December 31, 2000, the investments were stated at cost, aggregating $3.3 million. During 2000, the Company wrote off an investment for $750,000; the charge was recorded in other expenses. During 2001, the Company increased its gross investment assets by $5.3 million.

For the year ended December 31, 2001, the Company recorded a writedown, reflected in other expenses, of $1.0 million related to certain of its strategic investments that the Company deemed to be other than temporarily impaired. The balance of the Company’s total strategic cost investments is $7.4 million at December 31, 2001.

15.    Executive Compensation

For the years ended December 31, 2001, 2000, and 1999, the Company incurred executive incentive compensation expense of $2.3 million, $6.9 million, and $3.1 million, respectively. This expense, which related to an executive incentive compensation provision that subsequently was cancelled, was based on changes in the market value of the Company’s common stock and paid in unregistered securities. The compensation recognized was contingent on continued employment of the executive and subject to forfeiture.

16.    Corporate Restructuring

During the third and fourth quarters of 2001, we completed certain restructuring initiatives. As a result, the Company recorded a restructuring charge of $6.6 million, which related to the surrender of real estate leases and employee severance expenses. Components of the $6.6 million expense included:

•	property and equipment with a book value of $10.8 million, which we sold for $5.5 million to the successor tenant and landlord (charge of $5.3 million).

•	employee severance expenses of $2.3 million (charge of $2.3 million).

•	a reversal of straight-line rent accrual of $1.0 million (reduction of charge by $1.0 million).

At December 31, 2001, we had $0.8 million remaining in accrued restructuring charges to be paid during the first two quarters of 2003.

17.    Supplemental Disclosure of Cash Flow Information

For the years ended December 31, 2001 and 2000, we recorded deferred expense of $1.5 million and $4.6 million, respectively, for stock-based compensation.

The Company also recorded revenue of $3.6 million and $1.8 million during the years ended December 31, 2001 and 2000, respectively, relating to amortization of the deferred revenue recorded in connection with the Liberty Livewire warrant (See Note 2).

The Company made no cash payments of interest or income taxes during the year ended December 31, 2001. During the years ended December 31, 2000 and 1999, the Company made cash interest payments of $204,976 and $739,263, respectively, primarily related to the $5.0 million original fair value note, and no cash payments of income tax.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

18.    Digital ADCO

The Company records minority interest related to Digital ADCO, in which the Company’s ownership interest was 45.9% at December 31, 2001. Digital ADCO was formed in November 1999 and co-founded by ACTV, Inc. and Motorola Broadband. Digital ADCO develops and markets applications for the delivery of addressable advertising. Under the terms of the Company’s agreement with Motorola Broadband, the Company licensed five of its patents to Digital ADCO, and Motorola Broadband licensed six of its patents and made a capital commitment to Digital ADCO. In August 2000, Digital ADCO, Inc. received a direct minority investment by OpenTV Corp. OpenTV also contributed patents on a non-exclusive basis to Digital ADCO. Concurrently, Digital ADCO, Inc. and OpenTV together created a new subsidiary, named SpotOn International, Ltd., to license and exploit Digital ADCO’s technology outside the U.S., Canada and Mexico. Digital ADCO, Inc.’s issued and outstanding shares of capital stock presently consist of Class A common stock, having one vote per share and Class B common stock, having 25 votes per share. All of Digital ADCO’s issued and outstanding shares are presently held by three investors. OpenTV currently owns the issued and outstanding Class A common shares. ACTV, Inc. and Motorola Broadband, the co-founders of Digital ADCO, own the issued and outstanding Class B common shares. ACTV, Inc. currently exercises voting control of Digital ADCO. The Company consolidates the results of our Digital ADCO subsidiary, despite its ownership position of 45.9%, due to our exercise of voting control with respect to such subsidiary.

For the periods ended December 31, 2001, 2000 and 1999, the Company allocated losses/(income) in the amount of $2,890,505, $1,622,957 and ($588), respectively, from Digital ADCO and SpotOn International, Ltd. to Motorola Broadband and OpenTV.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

19.    Quarterly Results (Unaudited)

The following is a summary of the unaudited quarterly financial information; all adjustments necessary for a fair presentation of each period were included.

Year Ended December 31, 2001	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in Thousands Except Per Share Data)
Revenues	$3,273	$4,226	$3,259	$2,929
Operating loss	(13,956)	(6,818)	(6,055)	(21,187)
(Loss)/income before cumulative effect of accounting change	(20,377)	8,128	(9,610)	(20,799)
Net (loss)/income	(79,109)	8,128	(9,610)	(20,799)
Net (loss)/income per share:
Basic
(Loss)/income before cumulative effect of accounting change	$(0.39)	$0.15	$(0.17)	$(0.39)
Cumulative transition effect of adopting SFAS No. 133	(1.12)	—	—	—

Basic net (loss) income per share applicable to common shareholders	$(1.51)	0.15	$(0.17)	$(0.39)

Diluted
(Loss) income before cumulative effect of accounting change	$(0.39)	$0.14	$(0.17)	$(0.39)
Cumulative transition effect of adopting SFAS No. 133	(1.12)	—	—	—

Diluted net (loss)/income per share applicable to common shareholders	$(1.51)	$0.14	$(0.17)	$(0.39)

Year Ended December 31, 2000	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in Thousands Except Per Share Data)
Revenues	$1,393	$1,655	$2,794	$2,174
Operating income (loss)	33,269	84,899	(6,534)	33,434
Net income (loss) before extraordinary item	34,346	87,405	(3,715)	35,466
Extraordinary item	—	(1,411)	—	—
Net income (loss)	34,346	85,994	(3,715)	35,466
Net (loss)/income per share:
Basic
Income/(loss) before extraordinary item	$0.76	$1.73	$(0.07)	$0.72
Extraordinary item	—	(0.03)	—	—

Basic net income/(loss) per share applicable to common shareholders	$0.76	$1.70	$(0.07)	$0.72

Diluted
Income/(loss) before extraordinary item	$0.58	$1.48	$(0.07)	$0.58
Extraordinary item	—	(0.02)	—	—

Diluted net income/(loss) per share applicable to common shareholders	$0.58	$1.46	$(0.07)	$0.58

Earnings per common share are computed independently for each of the quarters presented. Therefore the sum of the quarters may not be equal to the full year earnings or per share amounts. Additionally, quarterly amounts for 2000 have been restated to reflect the business combination, which was accounted for under the pooling method and took place on August 18, 2000.

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

Results for the first quarter of 2001 included additional depreciation and amortization expense in the amount of $1.8 million due to the relocation to a new facility and the amortization of goodwill related to the purchase of Intellocity, Inc. The first quarter also included a write-down of an investment in warrant in the amount of $59.6 million which was classified as a cumulative transition effect of adopting SFAS 133. Additionally, executive incentive compensation expense was recorded in the amount of $2.3 million.

Results for the third quarter of 2001 included a restructuring charge of $5.6 million. Results for the fourth quarter of 2001 included additional restructuring charges of $1.0 million and a loss on write-down of goodwill of $11.2 million.

Results for the second quarter of 2000 included a loss on extinguishment of debt which was recorded as an extraordinary item. The extraordinary loss included a prepayment premium of $0.4 million and the unamortized original issue discount of and deferred issue costs of $1.0 million or $0.03 per share.

20.    Net (Loss)/Income Per Share

The following table sets forth the computation of basic and diluted (loss)/income per share:

	Years ended December 31,
	2001	2000	1999
Numerator:
(Loss)/income before extraordinary item and cumulative effect of accounting change	$(42,657,612)	$153,503,772	$(235,369,702)
Extraordinary loss on early extinguishment of debt	—	(1,411,139)	—
Cumulative transition effect of adopting SFAS No. 133	(58,732,197)	—	—

Net (loss)/income applicable to common stockholders	$(101,389,809)	$152,092,633	$(235,369,702)

Denominator:
Basic weighted-average shares outstanding	55,014,772	49,501,885	38,491,044
Weighted-average options outstanding	—	11,217,763	—

Diluted weighted-average shares outstanding	55,014,772	60,719,648	38,491,044

Basic
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.77)	$3.10	$(6.11)
Extraordinary item	—	(0.03)	—
Cumulative transition effect of adopting SFAS No. 133	(1.07)	—	—

Basic (loss)/income per share	$(1.84)	$3.07	$(6.11)

Diluted
(Loss)/income per share before extraordinary item and cumulative effect of accounting change	$(0.77)	$2.53	$(6.11)
Extraordinary item	—	(0.02)	—
Cumulative transition effect of adopting SFAS No. 133	(1.07)	—	—

Diluted (loss)/income per share	$(1.84)	$2.51	$(6.11)

ACTV, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2001

21.    Restatement

Subsequent to the issuance of the Company’s 2001 financial statements, management noted an error in the calculation of the minority interest of Digital ADCO, Inc. and SpotOn International, Ltd. As a result, the Company has restated its consolidated balance sheets as of December 31, 2001, 2000, and 1999 and related consolidated statements of stockholders’ equity for each of the three years in the period ended December 31, 2001, to reflect adjustments between minority interest and additional paid-in capital. This change has no impact on the Company’s previously reported cash flows or results from operations.

A summary of the significant effects of the restatement is as follows:

	December 31,
	2001		2000		1999
Balance Sheet	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
Minority Interest	$10,100,654	$3,215,652	$13,307,131	$6,422,129	$2,000,593	$980,590
Additional Paid-In Capital	310,611,698	317,496,700	297,073,713	303,958,715	326,589,837	327,609,840
Total Stockholders’ Equity	52,787,491	59,672,493	139,869,366	146,754,368	19,314,289	20,334,292

ACTV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,333,608	$69,035,707
Short-term investments	28,851,304	8,951,695
Accounts receivable—net	2,585,131	1,319,805
Other	1,288,185	1,696,617

Total current assets	61,058,228	81,003,824
Property and equipment—net	4,396,728	6,344,631
Other assets:
Restricted cash	484,913	484,913
Investment in warrant	3,653,233	16,255,355
Investments—other	5,783,697	7,397,776
Patents and patents pending	8,737,241	8,425,889
Software development costs	5,428,429	5,310,100
Goodwill	1,435,701	12,935,701
Other	1,248,145	1,429,132

Total other assets	26,771,359	52,238,866

Total assets	$92,226,315	$139,587,321

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,981,815	$5,664,088
Deferred revenue	4,050,970	4,068,450

Total current liabilities	8,032,785	9,732,538
Deferred revenue	64,251,779	66,966,638
Minority interest	1,232,075	3,215,652
Stockholders’ equity:
Common stock, $0.10 par value, 200,000,000 shares authorized:
issued and outstanding 55,931,181 at September 30, 2002 and 55,881,938 at December 31, 2001	5,593,118	5,588,194
Additional paid-in capital	311,467,534	(339,035)
Stockholder loans	(182,999)	317,496,700
Accumulated deficit	(298,167,977)	(263,073,366)

Total stockholders’ equity	18,709,676	59,672,493

Total liabilities and stockholders’ equity	$92,226,315	$139,587,321

The accompanying notes are an integral part of these condensed consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Revenue	$2,834,603	$3,259,379	$9,254,542	$10,759,273
Costs and expenses:
Selling, general and administrative	8,885,629	9,631,781	23,489,408	36,378,161
Depreciation and amortization	1,393,390	1,595,440	4,098,342	4,481,775
Amortization of goodwill	—	1,058,082	—	2,518,888
Loss on write-down of goodwill	11,500,000	—	11,500,000	—
Stock-based compensation reduction	—	(8,580,695)	(6,002,831)	(11,399,850)
Restructuring charge	—	5,610,100	—	5,610,100

Total costs and expenses	21,779,019	9,314,708	33,084,919	37,589,074

Loss from operations	(18,944,416)	(6,055,329)	(23,830,377)	(26,829,801)
Interest income	302,735	763,350	1,004,312	3,554,989
Other expense	(4,971,915)	(5,248,908)	(14,252,122)	(1,028,623)

Loss before minority interest and cumulative effect of accounting change	(23,613,596)	(10,540,887)	(37,078,187)	(24,303,435)
Minority interest—subsidiaries	277,176	930,579	1,983,576	2,444,350

Loss before cumulative effect of accounting change	$(23,336,420)	$(9,610,308)	$(35,094,611)	$(21,859,085)
Cumulative transition effect of adopting SFAS No. 133	—	—	—	(58,732,197)

Net loss	$(23,336,420)	$(9,610,308)	$(35,094,611)	$(80,591,282)

Net loss per share:
Basic and diluted
Before cumulative effect of accounting change	$(0.42)	$(0.17)	$(0.63)	$(0.40)
Cumulative transition effect of adopting SFAS No. 133	—	—	—	(1.07)

Basic and diluted net loss per share	$(0.42)	$(0.17)	$(0.63)	$(1.47)

Shares used in basic and diluted calculations	55,931,118	55,851,828	55,917,304	54,721,804

The accompanying notes are an integral part of these condensed consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2002	2001
Cash flows from operating activities:
Net loss	$(35,094,611)	$(80,591,282)
Adjustments to reconcile net loss to net cash used in operations:
Cumulative transition effect of adopting SFAS No. 133	—	58,732,197
Change in fair value of warrant	12,602,122	1,028,623
Depreciation and amortization	4,098,342	7,000,663
Deferred compensation—other	—	75,000
Stock-based compensation	(6,002,831)	(11,399,850)
Amortization of deferred revenue	(2,714,859)	(2,714,859)
Write-down of investment	1,650,000	—
Common stock issued in lieu of cash payment	89,156	1,767,275
Write-down of goodwill	11,500,000	—
Deferred revenue	(17,480)	24,572
Minority interest	(1,983,576)	(2,444,350)
Non-cash portion of restructuring charge	—	4,246,991
Changes in assets and liabilities:
Accounts receivable	(1,265,326)	73,111
Other assets	430,857	(1,766,143)
Accounts payable and accrued expenses	(1,682,273)	(3,256,349)

Net cash used in operating activities	(18,390,479)	(29,224,401)

Cash flows from investing activities:
Investment in short-term investments	(19,899,609)	—
Investment in patents	(814,336)	(588,319)
Investment in property and equipment	(898,473)	(7,610,143)
Investment in software development costs	(708,750)	(3,124,043)
Strategic investments	(35,921)	(5,217,350)

Net cash used in investing activities	(22,357,089)	(16,539,855)

Cash flows from financing activities:
Transfer to restricted cash	—	(1,031,459)
Net proceeds from equity financings	6,718	115,249
Repayment of stockholders loans	38,751	109,998

Net cash provided by/(used in) financing activities	45,469	(806,212)

Net decrease in cash and cash equivalents	(40,702,099)	(46,570,468)
Cash and cash equivalents, beginning of period	69,035,707	122,488,041

Cash and cash equivalents, end of period	$28,333,608	$75,917,573

The accompanying notes are an integral part of these condensed consolidated financial statements.

ACTV, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(Unaudited)

Supplemental Disclosure to the Consolidated Statements of Cash Flows

The following schedule provides additional information concerning retirement of common stock and acquisitions:

	For the Nine Months Ended September 30,
	2002	2001
Retirement of Common Stock	$117,285	$2,270,000
Purchase Acquisitions:
Assets acquired (excluding cash)	—	1,948,392
Liabilities assumed	—	2,744,148
Market value of shares issued	—	27,475,090

The accompanying notes are an integral part of these condensed consolidated financial statements.

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2002

1.    Basis of Presentation

The results of operations for the three and nine months ended September 30, 2002 and 2001 are not necessarily indicative of a full year’s operations. In the opinion of management, the accompanying consolidated financial statements include all adjustments of a normal recurring nature, which are necessary to present fairly such financial statements.

All significant intercompany balances and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.

These unaudited consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the annual report on Form 10-K/A for the year ended December 31, 2001 of ACTV, Inc. (the “Company”).

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Certain reclassifications have been made to the prior years’ financial statements to conform to the 2002 presentation.

2.    Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under SFAS 142, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives. The Company adopted SFAS 142 beginning on January 1, 2002. The Company completed the transitional goodwill impairment test as required by SFAS 142 using a measurement date of January 1, 2002. Based on the results of the transitional impairment test, the Company was not required to recognize an impairment of goodwill. SFAS 142 requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount. Through September 30, 2002, the Company’s Intellocity reporting unit fell significantly short of the revenue and profitability goals management established for it at the beginning of 2002. As a result of its review of the realizability of the goodwill attributed to Intellocity, the Company recorded an impairment charge to goodwill of $11.5 million during the third quarter of 2002, adjusting the asset value of such goodwill from $12.0 million to $0.5 million. (See Note 3. Intangible Assets and Goodwill). We will continue to perform future impairment tests as required by SFAS 142. There can be no assurance that future impairment tests will not result in a charge to earnings.

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

The following pro-forma information for the three and nine months ended September 30, 2001 presents net loss and net loss per common share adjusted to exclude goodwill amortization expense of $1,058,082 and $2,518,888 recognized respectively during the periods.

	Three Months Ended September 30, 2001	Nine Months Ended September 30, 2001
Net loss:
As reported	$(9,610,308)	$(80,591,282)
Pro forma	$(8,552,226)	$(78,072,394)
Loss per common share—Basic and Diluted:
As reported	$(0.17)	$(1.47)
Pro forma	$(0.15)	$(1.43)

3.    Intangible Assets and Goodwill

Goodwill totaled $1.4 million at September 30, 2002 and $12.9 million at December 31, 2001, of which $0.5 million and $12.0 million, respectively, related to the Company’s acquisition of Intellocity.

Accounting for goodwill is promulgated by FAS No. 142, which requires that the goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the value of a reporting unit below its carrying amount.

Through September 30, 2002, the Company’s Intellocity unit fell significantly short of the revenue and profitability goals management established for it at the beginning of 2002. In addition, the Company substantially scaled back Intellocity’s revenue forecasts for fiscal 2003. The Company believes this shortfall is principally the result of Intellocity’s existing and prospective clients who have reduced expenditures for enhanced and interactive TV initiatives.

Consequently, the Company conducted a review of the realizability of the goodwill value attributed to Intellocity. As a result of this review, the Company recorded an impairment charge to goodwill of $11.5 million during the third quarter of 2002, adjusting the asset value of such goodwill from $12.0 million to $0.5 million.

The Company’s other intangible assets consist of patents, which as of September 30, 2002 and December 31, 2001, were as follows:

	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets
September 30, 2002
Patents	$10,847,493	$(2,110,252)	$8,737,241
December 31, 2001
Patents	$10,033,157	$(1,607,268)	$8,425,889

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Amortization expense related to patents totaled $502,984 and $463,888 during the nine months ended September 30, 2002 and 2001, respectively. The estimated aggregate future amortization expense for intangible assets remaining as of September 30, 2002 is as follows:

Remainder of 2002	$ 180,734
2003	722,932
2004	722,932
2005	722,932
2006	722,932
Thereafter	5,664,779

Total	$8,737,241

4.    Financial Instruments

Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS 137 and 138. SFAS 133 requires that all derivative financial instruments be recorded on the balance sheet at fair value. The provisions of SFAS 133 affected accounting for 2.5 million restricted warrants of Liberty Livewire Corporation held by the Company. Prior to the adoption of SFAS 133, we carried the warrants at cost. With the adoption of SFAS 133, the Company now records the warrants at fair value. The adoption of SFAS 133 resulted in the Company recording a cumulative effect transition adjustment loss of $58.7 million at January 1, 2001. Beginning in the first quarter of 2001, the Company has recorded subsequent changes in the fair value of the warrants in its statements of operations, which resulted in a charge of $3.3 million and $5.2 million for the three months ended September 30, 2002 and 2001, respectively, and a charge of $12.6 million and $1.0 million for the nine months ended September 30, 2002 and 2001, respectively.

There may be periods with significant non-cash increases or decreases to the Company’s operating results related to the changes in the fair value of the Livewire investment. The carrying value of the Company’s derivative instrument approximates fair value. The Company determines the fair value of the Livewire warrants by reference to underlying market values of Liberty Livewire’s common stock as reported by Nasdaq, and on estimates using the Black-Scholes valuation model.

5.    Acquisition of Intellocity

In March 2001, the Company acquired all of the assets and business of Intellocity, Inc., a technology and engineering solutions provider focusing on the interactive television market. The aggregate purchase price of $27.5 million consisted of 4,007,890 shares of our common stock, aggregating $23.2 million, and options to purchase 762,665 shares of the Company common stock, valued at $4.3 million. Intellocity shareholders are subject to provisions restricting the sale of the ACTV stock; these restrictions range over 4 years. The acquisition was accounted for in the first quarter of 2001 under the purchase method of accounting.

The fair value of assets acquired and liabilities assumed in the acquisition of Intellocity amounted to approximately $1.5 million. The Company calculated goodwill, representing the excess cost over the fair value of net assets acquired, to be $26.4 million. Through December 31, 2001, the Company was amortizing this amount over a seven-year period. In connection with our year-end review of 2001 results, the Company assessed the realizability of the goodwill value attributed to Intellocity at December 31, 2001. As a result of this assessment,

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

the Company recorded an impairment charge to goodwill of $11.2 million during the fourth quarter of 2001, adjusting the asset value of such goodwill from $23.2 million to $12.0 million. The Company further assessed the goodwill in the third quarter of 2002, recorded an impairment charge of $11.5 million and adjusted the goodwill value from $12.0 to $0.5 million. (See Note 3. Intangible Assets and Goodwill).

The results of Intellocity’s operations are included in our consolidated results from the date of acquisition.

The following table presents the pro-forma results of operations had the acquisition of Intellocity been completed as of January 1, 2001. The pro-forma results are shown for illustrative purposes only and do not purport to be indicative of the results that would have been reported if the business combination had occurred on the date indicated or that may occur in the future. These pro-forma amounts include estimates and assumptions that the Company believes are reasonable.

For the Nine Months Ended September 30, 2001
Revenues	$12,219,874
Loss before minority interest and cumulative effect of accounting change	$(24,151,139)
Loss before cumulative effect of accounting change	$(22,706,789)
Net loss	$(81,438,986)
Basic and diluted loss per share:
Before cumulative effect of accounting change	$(0.41)
Cumulative effect of accounting change	(1.05)

Basic and diluted loss per share	$(1.46)

6.    Minority Interest

The Company records a minority interest benefit resulting from Digital ADCO, in which third parties hold equity positions that currently total 54.1%. Digital ADCO was formed in November 1999 by co-founders ACTV, Inc. and Motorola Broadband. Digital ADCO develops applications for the delivery of addressable advertising. Under the terms of our agreement with Motorola Broadband, the Company licensed five of its patents to Digital ADCO and Motorola Broadband licensed six of its patents and made a capital commitment to Digital ADCO. During August 2000, OpenTV made a capital contribution and contributed patents on a non-exclusive basis to Digital ADCO. Additionally, the Company formed Digital ADCO International to license and distribute products and services outside of North America and other western hemisphere countries. Digital ADCO, Inc.’s issued and outstanding shares of capital stock presently consist of Class A common stock, having one vote per share, and Class B common stock, having 25 votes per share. OpenTV currently owns all of the issued and outstanding Class A common shares. Motorola Broadband and the Company together own all of the issued and outstanding Class B common shares. With its current position of 51% of the total votes outstanding, the Company has majority voting control of Digital ADCO and, therefore, consolidates the results of this entity for accounting purposes.

For the three months ended September 30, 2002 and 2001, the Company allocated losses in the amounts of $785,821 and $824,101, respectively, and for the nine months ended September 30, 2002 and 2001, the Company allocated losses in the amounts of $2,265,553 and $2,204,621, respectively, from Digital ADCO to its minority shareholders.

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

The Company also records a minority interest benefit from another subsidiary, Advision LLC, in which the Company currently holds 95.1% equity ownership. In August 2002, the Company acquired nCUBE’s 45% equity interest in Advision, LLC in exchange for a receivable from nCUBE for work performed by Intellocity prior to the Company’s acquisition of that company. The book value of the receivable at the time of the exchange was approximately $119,000. Prior to acquiring nCUBE’s interest, the Company owned 51% of Advision LLC. As a result of this transaction, we credited the nCUBE receivable as an expense in the third quarter of 2002 and reduced the minority interest benefit on its statement of operations in the amount of nCUBE’s minority interest balance of $554,215 at the date of the transaction. Correspondingly, the Company increased minority interest on its balance sheet by this same amount, in recognition of the fact that nCUBE’s obligation to fund its share of Advision’s losses ceased upon consummation of the transaction. For the three and nine months ended September 30, 2002, the Company allocated losses to the holder of the remaining 4.9% minority interest in Advision, who is an employee of the Company, of $11,332 and $33,999, respectively. For the three and nine months ended September 30, 2001, the Company allocated losses in the amount of $106,478 and $239,729, respectively, to the minority shareholders of this subsidiary.

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Segment Information

The Company has two principal business segments, which are delineated by their respective markets: Digital Television and Enhanced Media. Information concerning these business segments for the three and nine months ending September 30, 2002 and 2001 is as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2002	2001	2002	2001
Revenue
Digital Television	$658,796	$833,039	$2,364,290	$3,382,452
Enhanced Media	2,175,807	2,426,340	6,890,252	7,376,821

Total	$2,834,603	$3,259,379	$9,254,542	$10,759,273

Depreciation and Amortization
Digital Television	$817,385	$782,952	$2,375,013	$2,160,197
Enhanced Media	302,655	390,481	930,292	1,214,793
Unallocated Corporate	273,350	1,480,089	793,037	3,625,673

Total	$1,393,390	$2,653,522	$4,098,342	$7,000,663

Interest Income
Digital Television	$7,265	$42,578	$31,148	$230,524
Enhanced Media	13,350	1,440	34,745	4,737
Unallocated Corporate	282,120	719,332	938,419	3,319,728

Total	$302,735	$763,350	$1,004,312	$3,554,989

Net (Loss)/Income
Digital Television	$(5,095,882)	$(2,521,811)	$(9,947,326)	$(6,021,249)
Enhanced Media	(3,437,862)	(61,071,530)	(11,689,228)	(66,020,226)
Unallocated Corporate	(14,802,676)	53,983,033	(13,458,057)	(8,549,807)

Total	$(23,336,420)	$(9,610,308)	$(35,094,611)	$(80,591,282)

Capital Expenditures
Digital Television	$29,326	$294,704	$763,813	$1,583,860
Enhanced Media	—	20,213	1,847	65,061
Unallocated Corporate	37,549	1,443,617	132,813	5,961,222

Total	$66,875	$1,758,534	$898,473	$7,610,143

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

Balance Sheet Accounts

	September 30, 2002	December 31, 2001
Current Assets
Digital Television	$2,934,582	$4,061,843
Enhanced Media	7,590,157	4,735,475
Unallocated Corporate	50,533,489	72,206,506

Total	$61,058,228	$81,003,824

Total Assets
Digital Television	$9,660,434	$12,022,462
Enhanced Media	13,777,999	24,471,782
Unallocated Corporate	68,787,882	103,093,077

Total	$92,226,315	$139,587,321

8.    Executive Incentive Compensation

The Company incurred executive incentive compensation expense related to an executive stock bonus of $2,300,000 for the nine months ended September 30, 2001. This expense related to stock incentive compensation awarded in the 2000 fiscal year but paid in a series of quarterly installments, which were subject to forfeiture under certain conditions. The contractual provision that gave rise to this bonus, which was based on changes in the market value of the Company’s common stock and paid in unregistered securities, was cancelled during the second quarter of 2001.

9.    Investment in Warrant

ACTV and Liberty Livewire LLC, a unit of Livewire (formerly known as Todd AO Corporation), entered into a joint marketing agreement to market “HyperTV(R) with Livewire” in April 2000. Livewire has the right to use the Company’s patented HyperTV convergence technology in providing to advertisers, TV programmers, studios and networks such services as application hosting, Web authoring, data management, and e-commerce.

In connection with the Company’s granting these licensed rights to Livewire, the Company received warrants to acquire 2,500,000 shares of Livewire at $30 per share. The warrants are non-forfeitable and fully vested (as the term “vesting” is used by the Financial Accounting Standards Board in its EITF 00-8: Accounting by a Grantee for an Equity Instrument to Be Received in Conjunction with Providing Goods or Services). The warrants, which become exercisable at the rate of 500,000 shares per year, beginning April 13, 2001, include certain registration rights and may be exercised until March 31, 2015. With certain exceptions, the warrants are not transferable. The Company previously recorded an investment and corresponding deferred revenue in the amount of $76,016,175, the estimated value of the warrants as of April 2000. The Company is amortizing the deferred revenue into income over a period of 21 years, the contractual term of the joint marketing agreement.

The estimated fair value of the warrants at September 30, 2002 and December 31, 2001 was approximately $3.7 million and $16.3 million, respectively. The Company performs fair value estimates of the warrants using Black-Scholes pricing model. Currently, we accounts for the warrants under SFAS No. 133 (See Note 4).

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

10.    Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share:

	Three Months Ended		Nine Months Ended
	September 30, 2002	September 30, 2001	September 30, 2002	September 30, 2001
Numerator
Loss before cumulative effect of accounting change	$(23,336,420)	$(9,610,308)	$(35,094,611)	$(21,859,085)
Cumulative transition effect of adopting SFAS No. 133	—	—	—	(58,732,197)

Net loss	$(23,336,420)	$(9,610,308)	$(35,094,611)	$(80,591,282)

Denominator
Basic weighted-average shares outstanding	55,931,118	55,851,828	55,917,304	54,721,804
Net loss per basic and diluted share:
Before cumulative effect of accounting change	$(0.42)	$(0.17)	$(0.63)	$(0.40)
Cumulative transition effect of adopting SFAS No. 133	—	—	—	(1.07)

Basic and diluted net loss per share	$(0.42)	$(0.17)	$(0.63)	$(1.47)

11.    Corporate Restructuring

During the third and fourth quarter of 2001, the Company completed certain restructuring initiatives. The restructuring charges totaled $6.6 million and related to the surrender of real estate leases and employee severance expenses. The Company has paid out all accrued restructuring charges by June 30, 2002.

12.    Agreement with iN DEMAND

In April 2002, the Company signed a multi-year agreement with iN DEMAND, pursuant to which iN DEMAND will use the Company’s digital video technology to offer digital cable customers Nascar In-Car on iN DEMAND. Nascar In-Car is a multi-channel television package that uses a mix of digital compression technology, real-time telemetry data and superior graphics to give subscribers an enhanced, interactive viewing experience. iN DEMAND is distributing the package on a pay-per-view basis through certain digital cable systems in the US. The Company’s agreement with iN DEMAND, which covers a total of more than 90 races through 2004 (including 78 races after September 30, 2002), obligates the Company to incur certain production costs, which the Company estimates will average $170,000 per race. In turn, the Company receives a percentage of gross receipts from the sale of pay-per-view subscriptions. The Company’s revenues to date from Nascar In-Car subscription sales have been negligible.

13.    Supplemental Disclosure of Cash and Non-Cash Activities

The Company recorded no reduction in non-cash stock-based compensation expense for the three months ended September 30, 2002 and a reduction in non-cash stock-based compensation expense in the amount of $6,002,831 for the nine months ended September 30, 2002. The Company recorded a reduction of non-cash,

ACTV, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

stock-based compensation expense in connection with vested variable options of $8,580,695 and $11,399,850 for the three and nine months ended September 30, 2001, respectively. In the first quarter of 2002, we rescinded the applicable option exercise provisions that resulted in the variable option accounting treatment for such options in its financial statements.

During both the three and nine months ended September 30, 2002 and September 30, 2001, we recorded revenue of $904,953 and $2,714,859, respectively, from amortization of the deferred revenue recognized in connection with the Liberty Livewire warrants (See Note 9).

In January 2002, the Company canceled outstanding options totaling 2,093,334 shares at exercise prices of $6.50 to $13.50 and, in their place, granted new options totaling 1,046,667 shares at an exercise price of $2.00 per share, which was above the market value of such shares at the time of grant. All the grantees were employees whose salary compensation had been reduced in conjunction with the Company’s restructuring efforts in the second half of 2001. However, the executive officers whose salary compensation was reduced were not eligible to participate.

The newly granted options will be subject to variable option accounting treatment. That is, if the closing market price of the Company’s common stock is greater than $2.00 per share at any reporting date, the Company will recognize a non-cash compensation expense equal to the difference between such market price and $2.00 multiplied by the number of outstanding option shares subject to variable accounting treatment. To the extent that the Company is carrying an accrued expense of this type at any given reporting date and there is a decline in the market price of its stock at the end of the subsequent reporting period, the Company will recognize a reduction in expense for the subsequent period.

Our September 30, 2002 consolidated financial statements reflect no expense related to the 1,046,667 variable options, since the closing market price of its common stock at September 30, 2002 was less than the option exercise price of $2.00 per share.

14.    Agreement with Liberty Media Corporation Regarding Possible Acquisition of ACTV, Inc.

On September 26, 2002, the Company entered into an agreement with OpenTV Corp. for the acquisition by OpenTV of ACTV, Inc. through a stock-for-stock merger. OpenTV Corp. is an affiliate of Liberty Media Corporation, the Company’s largest shareholder. The merger is subject to approval of both OpenTV and ACTV shareholders and regulatory approval.

Under the terms of the agreement, each outstanding share of ACTV common stock will be exchanged in the merger for a fraction of an OpenTV Class A Ordinary Share equal to $1.65 divided by the then-average market price of the OpenTV Class A Ordinary Shares, provided that if the average market price of an OpenTV Class A Ordinary Share is then less than $2.25 per share, it will be valued at $2.25 per share for this purpose and if the average market price of an OpenTV Class A Ordinary Share is then greater than $6.05 per share, it will be valued at $6.05 per share for this purpose. In the event that the average market price of the OpenTV Class A Ordinary Shares at the time of the merger is less than $0.80 per share, then the Company will have the right to terminate the merger agreement unless OpenTV elects to adjust the exchange ratio so that the Company’s shareholders receive not less than $0.584 per ACTV common share. The stock-for-stock merger will be a taxable transaction for the Company’s shareholders. Both the Company’s board of directors and that of OpenTV have agreed to recommend the merger to their respective shareholders and key members of the Company’s board and management have entered into agreements to vote their shares in favor of the transaction.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial Statements for OpenTV Corp. (the “Pro Forma Statements”) give effect to the acquisition on October 4, 2002 of Wink Communications, Inc. (“Wink”) by OpenTV Corp. (“OpenTV”), a majority controlled subsidiary of Liberty Media Corporation.

In August 2002, Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly-owned subsidiary of Liberty Media Corporation, acquired all of the outstanding common stock of Wink. For accounting purposes, the acquisition of Wink by LBIT was accounted for using the purchase method of accounting as of August 31, 2002. Accordingly, the historical financial statements of Wink for periods after that date reflect the push-down of the purchase price allocations (based on preliminary estimates and subject to adjustment) made by LBIT to the assets and liabilities of Wink and, therefore, are not comparable to those before the acquisition. The historical financial statements of Wink for periods after August 31, 2002 are labeled Successor Company. Statements for periods prior to August 31, 2002 are labeled Predecessor Company. In October 2002, LBIT sold its interest in Wink to OpenTV.

The unaudited pro forma condensed combined balance sheet of OpenTV gives effect to the acquisition as if it occurred on September 30, 2002 and combines the unaudited historical consolidated balance sheet of OpenTV as of September 30, 2002 and the unaudited historical consolidated balance sheet of the Successor Company of Wink as of September 30, 2002.

The unaudited pro forma condensed combined statement of operations of OpenTV for the year ended December 31, 2001 gives effect to the acquisition as if it occurred on January 1, 2001. The unaudited pro forma condensed combined statement of operations of OpenTV for the year ended December 31, 2001 combines the audited historical consolidated statement of operations of OpenTV and the audited historical consolidated statement of operations of the Predecessor Company of Wink for the year ended December 31, 2001.

The unaudited pro forma condensed combined statement of operations of OpenTV for the nine-month period ended September 30, 2002 gives effect to the acquisition as if it occurred on January 1, 2002. The unaudited pro forma condensed combined statement of operations of OpenTV for the nine-month period ended September 30, 2002 combines the unaudited historical condensed consolidated statement of operations of OpenTV for the nine-month period, the Predecessor Company of Wink condensed consolidated statement of operations for the eight month period ended August 31, 2002 and the Successor Company of Wink condensed consolidated statement of operations for the one-month period ended September 30, 2002.

The Pro Forma Statements do not reflect any increases or decreases in revenues or costs or any synergies that might result from the Wink acquisition. The Pro Forma Statements reflect the adjustments described in the accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

The pro forma adjustments contained in the Pro Forma Statements are based upon the best information available to management as of the date of this Current Report on Form 8-K/A, including assessments of the fair value of certain intangible assets by independent valuation consultants. OpenTV does not expect that the final allocation of the purchase price, the amount of goodwill and the amounts and lives of the other intangible assets will be significantly different from the amounts and lives used in the Pro Forma Statements.

The Pro Forma Statements have been derived from the historical consolidated financial statements of OpenTV and Wink and are qualified in their entirety by reference to, and should be read in conjunction with, such historical consolidated financial statements and related notes thereto.

The Pro Forma Statements are presented for illustrative purposes only and do not purport to be indicative of the operating results or financial position that would have actually occurred if the acquisition of Wink by OpenTV had occurred on the dates indicated, nor are they necessarily indicative of future operating results or financial position of OpenTV subsequent to its acquisition of Wink.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED  COMBINED BALANCE SHEET

September 30, 2002

(In thousands)

	Open TV Historical	Wink Successor Company	Pro forma adjustments		OpenTV Pro forma Combined
Cash and cash equivalents	$110,515	$29,273	$(101,000	)(1)	$38,788
Short term marketable debt securities	24,822	16,173	—		40,995
Accounts receivable, net	9,486	1,541	—		11,027
Prepaid expenses and other current assets	5,995	1,520	—		7,515

Total current assets	150,818	48,507	(101,000)		98,325

Long-term marketable debt securities	27,352	—	—		27,352
Property and equipment, net	22,349	943	—		23,292
Goodwill, net	—	44,332	—		44,332
Intangible assets, net	18,329	13,767	—		32,096
Other assets	4,342	1,172	—		5,514

Total assets	$223,190	$108,721	$(101,000)		$230,911

Accounts payable	$4,818	$781	$—		$5,599
Accrued liabilities	18,774	11,023	—		29,797
Current portion of deferred revenue and deferred fees	6,872	836	—		7,708

Total current liabilities	30,464	12,640	—		43,104
Deferred revenue, less current portion	7,996	—	—		7,996
Minority interest	1,399	—	—		1,399
Shareholders’ equity	183,331	96,081	(101,000	)(1)	178,412

Total liabilities, minority interest and shareholders’ equity	$223,190	$108,721	$(101,000)		$230,911

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED  COMBINED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2002

(In thousands, except share and per share amounts)

	Nine months ended September 30, 2002 OpenTV Historical	Eight months ended August 31, 2002 Wink Predecessor Company	One month ended September 30, 2002 Wink Successor Company	Pro forma adjustments		OpenTV Pro forma Combined
Revenues	$46,384	$2,270	$136	$—		$48,790
Operating expenses, before restructuring costs and impairment charges	106,852	26,432	4,559	(1,000	)(2)	138,515
				(312	)(3)
				1,864	(4)
				120	(5)
Restructuring costs	11,172	—	—	—		11,172
Impairment of goodwill and intangible assets	539,002	—	—	—		539,002

Total operating expenses	657,026	26,432	4,559	672		688,689

Operating loss	(610,642)	(24,162)	(4,423)	(672)		(639,899)
Other income	4,584	1,115	—	—		5,699
Investment losses, including share of losses of equity investee	(18,198)	—	—	—		(18,198)
Minority interest	365	—	—	—		365

Loss before income taxes and cumulative effect of accounting change	(623,891)	(23,047)	(4,423)	(672)		(652,033)
Income tax expense	(1,101)	—	—	—		(1,101)

Loss before cumulative effect of accounting change	(624,992)	(23,047)	(4,423)	(672)		(653,134)
Cumulative effect of accounting change, net of tax	(931,267)	—	—	—		(931,267)

Net loss	$(1,556,259)	$(23,047)	$(4,423)	$(672)		$(1,584,401)

Shares used in computing net loss per share, basic and diluted	71,750,115	32,763,669				71,750,115

Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(8.71)	$(0.70)				$(9.10)
Cumulative effect of accounting change, net of tax	(12.98)	—				(12.98)

	$(21.69)	$(0.70)				$(22.08)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

OPENTV CORP.

UNAUDITED PRO FORMA CONDENSED  COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2001

(In thousands, except share and per share amounts)

	OpenTV Historical	Wink Predecessor Company	Pro forma adjustments		OpenTV Pro forma Combined
Revenues	$95,302	$6,914	$(4,675	)(6)	$97,541
Operating expenses, before restructuring costs and impairment charges	557,219	69,899	(4,675	)(6)	624,951
			(468	)(3)
			2,796	(4)
			180	(5)
Impairment of goodwill and intangible assets	—	55,295	—		55,295

Total operating expenses	557,219	125,194	(2,167)		680,246

Operating loss	(461,917)	(118,280)	(2,508)		(582,705)
Other income	10,485	3,741	—		14,226
Investment losses	(38,929)	—	—		(38,929)
Minority interest	202	—	—		202

Loss before income taxes	(490,159)	(114,539)	(2,508)		(607,206)
Income tax benefit	5,854	—	—		5,854

Net loss	$(484,305)	$(114,539)	$(2,508)		$(601,352)

Shares used in computing net loss per share, basic and diluted	67,937,686				67,937,686

Net loss per share, basic and diluted	$(7.13)				$(8.85)

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

September 30, 2002

Note 1—Pro Forma Adjustments

The Pro Forma Statements give effect to the following pro forma adjustments:

(1)	OpenTV acquired Wink for $101 million in cash from Liberty Broadband Interactive Television, Inc. (“LBIT”), a wholly-owned subsidiary of Liberty Media Corporation, on October 4, 2002. LBIT had previously acquired Wink in August 2002 in a transaction in which LBIT acquired 100% of Wink’s 33,287,961 outstanding shares of common stock for $3.00 in cash per share for a total consideration of $99.9 million which, with transaction costs, resulted in an aggregate purchase price of approximately $101 million. As both OpenTV and LBIT are under common control of Liberty Media, the assets and obligations of Wink will be recorded in OpenTV’s accounting records at the same values that they were carried at in the accounting records of LBIT.

Wink provides domestic interactive deployments across multiple cable and satellite platforms. Wink’s network provides an end-to-end technology solution for delivering interactivity as well as processing the related responses. OpenTV believes that Wink’s technologies can be integrated with OpenTV’s middleware business and international distribution to enable the offering of a much broader array of products and services to the global pay television industry. In addition, OpenTV believes that the opportunity exists to realize substantial cost savings by combining Wink with OpenTV.

Wink’s historical condensed consolidated financial statements as of September 30, 2002 and for the one-month period ended September 30, 2002 reflect the new basis in the assets and obligations of Wink resulting from the push-down of the purchase price adjustments of Wink’s acquisition by LBIT. The purchase price of Wink paid by LBIT was allocated to identifiable tangible and intangible assets and liabilities at August 31, 2002 (based on preliminary estimates and subject to adjustment) as follows with the excess of the purchase price over such identifiable assets and liabilities allocated to goodwill (in thousands).

	Predecessor Company August 31, 2002	Purchase Price Adjustments	Successor Company August 31, 2002
ASSETS
Current Assets:
Cash and cash equivalents	$21,092	$—	$21,092
Short-term investments	26,394	—	26,394
Accounts receivable	1,162	—	1,162
Prepaid expenses and other current assets	2,940	—	2,940

Total current assets	51,588	—	51,588
Property and equipment, net	1,698	(700)	998
Goodwill, net	—	44,332	44,332
Intangible assets, net	—	15,000	15,000
Deferred charges and other assets	5,363	(4,193)	1,170

	$58,649	$54,439	$113,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,427	$—	$1,427
Accrued liabilities	6,405	4,157	10,562
Deferred fees	3,333	(2,794)	539
Deferred revenue	835	(835)	—

Total current liabilities	12,000	528	12,528
Stockholders’ equity	46,649	53,911	100,560

	$58,649	$54,439	$113,088

NOTES TO UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS—(Continued)

September 30, 2002

The intangible assets, net consists of the following amounts (in thousands):

Patents	$4,300
Developed technology	2,700
In-process research and development	1,000
Contracts and agreements	6,500
Tradenames and trademarks	500

$15,000

Patents, developed technology, contracts and agreements and tradenames and trademarks have all been assigned lives of 5 years.

Amounts assigned to in-process research and development assets were written off at the date of acquisition in accordance with FASB Interpretation No. 4, Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method.

Wink is in the process of considering certain elections for tax purposes which, if made, would result in the amounts recorded as Goodwill being deductible for tax purposes.

Included in the adjustment to accrued liabilities is $3.3 million of estimated severance and lease termination costs to be incurred in connection with a restructuring of Wink’s operations. Except for lease expenses, which will be paid over the term of the lease, these costs are expected to be paid by the end of 2003.

Also included in the adjustment to accrued liabilities is an obligation of $1.0 million to settle outstanding Wink options which were converted into rights to receive the merger consideration of $3.00 in cash upon vesting and exercise of such options. The purchase price adjustment to stockholders’ equity includes $397,000 allocated to unearned compensation for the portion of the options that are unvested.

(2)	To eliminate the nonrecurring in-process research and development write-off included in Wink’s Successor Company financial statements for the one-month period ended September 30, 2002 and resulting from LBIT’s acquisition of Wink.

(3)	To adjust historical depreciation of property and equipment in the Wink Predecessor Company financial statements to include the fair value adjustments resulting from the acquisition of Wink by LBIT over the periods presented.

(4)	To reflect the amortization of the identified intangible assets recorded resulting from the acquisition of Wink by LBIT in the Wink Predecessor Company financial statements over the periods presented. The identified intangible assets will be amortized on a straight-line basis over their estimated useful lives as described above. The Company will continually evaluate the periods of amortization to determine whether later events and circumstances warrant revised estimates of useful lives. The unaudited pro forma condensed combined consolidated statement of operations does not reflect the amortization of goodwill acquired in the proposed merger consistent with the guidance in the Financial Accounting Standards Board (FASB) Statement No. 142 Goodwill and Other Intangible Assets.

(5)	To reflect the amortization of unearned compensation related to the unvested Wink options.

(6)	To reclassify certain amounts for the application of EITF No. 01-09.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

OPENTV CORP.,

ACTV MERGER SUB, INC.

and

ACTV, INC.

Dated as of September 26, 2002

i

ii

EXHIBITS
Exhibit 2.1(a)	Form of Certificate of Merger
Exhibit 3.3	Form of Affiliate Agreement
Exhibit 6.13	MOSI Agreement
Exhibit 7.2(j)	Employment Agreement Matters

SCHEDULES
Company Disclosure Letter
Parent Disclosure Schedule
6.13	MOSI Agreement Signatories
7.2(c)	Certain Officers

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 26th day of September, 2002, by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), ACTV Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and ACTV, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties are entering into this Agreement to provide for the terms and conditions upon which the Company will be acquired by Parent by means of a merger of Merger Sub, a newly formed, direct wholly-owned Subsidiary of Parent, with and into the Company (the “Merger”); and

WHEREAS, pursuant and subject to the terms and conditions of this Agreement, in the Merger, all of the issued and outstanding shares of the Common Stock, par value $0.10 per share, of the Company (“Company Common Stock”), will be converted into the right to receive $1.65 per share, payable in a number of shares of the Class A Ordinary Shares, no par value, of Parent (“Class A Parent Stock”) determined as provided herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1    Certain Definitions.    As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

“ADCO” shall mean Digital ADCO, Inc., a Delaware corporation.

“Adjusted Class A Parent Stock Value” shall mean the greater of (i) the Floor Value and (ii) the average of the last sale prices (or, if on any day no sale price is reported, the average of the high bid and low ask prices on such day) of a share of Class A Parent Stock on the Relevant Market on each of the five consecutive trading days immediately preceding the third trading day prior to the Closing Date; provided; however that the Adjusted Class A Parent Stock Value shall in no event exceed the Ceiling Value.

An “Affiliate” of any Person shall mean any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, neither the Company nor any of its Affiliates shall be deemed to be an Affiliate of Parent, any Controlling Party of Parent or any of their respective Affiliates, and none of Parent, any Controlling Party of Parent nor any of their respective Affiliates shall be deemed to be an Affiliate of the Company or any of its other Affiliates.

“Agreement” shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

“Alternative Proposal” shall mean (A) any proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally), other than as contemplated by this Agreement or otherwise proposed by Parent or its Affiliates, regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) the issuance by the Company or any of its Subsidiaries of any equity interest in or any voting securities of the Company or such Subsidiary which constitutes 10% or more of the total of such equity interests or voting securities of the Company or such Subsidiary, (iii) the acquisition in any manner, directly or indirectly, of 10% or more of the assets of the Company or any of its Subsidiaries, (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the then outstanding shares of capital stock of the Company (or, in the case of an arbitrage or similar investor with no intention of acquiring a controlling interest in the Company, 15% or more), (v) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or (vi) an Intellectual Property Transaction; or (B) the occurrence of any of the transactions described in clauses (i) – (vi) of (A) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Ceiling Value” shall mean $6.05, subject to Section 2.06.

“Change of Control” shall mean any (i) change in the direct or indirect record or beneficial ownership of any of the equity securities of the Company or any of its Subsidiaries, (ii) merger, consolidation, statutory share exchange or other transaction involving the Company or any of its Subsidiaries or (iii) change in the composition of the board of directors or other governing body of the Company or any of its Subsidiaries.

“Change of Control Covenant” shall mean any covenant, agreement or other provision pursuant to which the occurrence or existence of a Change of Control would result in a violation or breach of, constitute (with or without due notice or lapse of time or both) or permit any Person to declare a default or event of default under, give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments under, give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments) or result in the loss or modification of any material right or benefit under, or result in any Restriction or give any Person the right to obtain any Restriction on any capital stock or other securities or ownership interests pursuant to, or result in any Lien or give any Person the right to obtain any Lien on any material asset pursuant to, any Contract to which the Company or any of its Subsidiaries is or becomes a party or to which the Company or any of its Subsidiaries or any of their respective assets are or become subject or bound.

“Class A Parent Stock Value” shall mean the average of the last sale prices (or, if on any day no sale price is reported, the average of the quoted high bid and low ask prices on such day) of a share of Class A Parent Stock on the Relevant Market on each of the five consecutive trading days immediately preceding the third trading day prior to the Closing Date.

“Class B Parent Stock” shall mean the Class B Ordinary Shares, no par value, of Parent.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

“Company Disclosure Letter” shall mean the disclosure letter, dated as of the date of this Agreement, delivered by the Company to Parent.

“Company Material Adverse Effect” shall mean (A) a Material Adverse Effect (i) on the Company and its Subsidiaries taken as a whole, (ii) on MOSI, (iii) on ADCO, or (iv) following the Merger, on the Surviving Entity and its Subsidiaries taken as a whole, on Parent and its Subsidiaries taken as a whole, or on a Controlling Party of Parent and its Subsidiaries (including Parent but excluding the Surviving Entity and its Subsidiaries) taken as a whole, or (B) a material adverse effect on the ability of the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement; it being acknowledged that any adverse effect of $1,500,000 or more on the Company or any of its Subsidiaries shall in any event be deemed a Company Material Adverse Effect.

“Company Plan Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock issued by the Company pursuant to the Company Stock Plans.

“Company Stock Plans” shall mean the following: (i) the ACTV, Inc. 2001 Stock Incentive Plan, (ii) the ACTV, Inc. 2000 Stock Incentive Plan, (iii) ACTV, Inc. 1999 Stock Incentive Plan, (iv) the ACTV, Inc. 1998 Stock Option Plan, (v) the ACTV, Inc. 1996 Stock Option Plan, (vi) the 1989 ACTV, Inc. Employees’ Incentive Stock Option Plan or (vii) the 1989 ACTV, Inc. Employees’ Nonqualified Stock Option Plan.

“Contract” shall mean any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment, arrangement or concession of any nature whatsoever, oral or written.

“Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall have the meaning given to such term in Rule 405 under the Securities Act.

A “Controlling Party” of any Person shall mean any other Person which, directly or indirectly, Controls such Person.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effective Time” shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in Section 2.1(a).

An “Equity Affiliate” of any Person shall mean any other Person in which the first Person directly or indirectly through a Subsidiary owns an investment accounted for by the equity method within the meaning of GAAP.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and the rules and regulations thereunder.

“Floor Value” shall mean $2.25, subject to Section 2.6.

“GAAP” shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

“Governmental Entity” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

“Hart-Scott Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

“HyperTV” shall mean HyperTV Networks, Inc., a Delaware corporation.

“Indebtedness” shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (excluding intercompany accounts between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company) (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable) or (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.

“Intellectual Property” shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Intellectual Property Transaction” shall mean the grant of (i) a license, sublicense, cross-license or grant-back to any Person engaged in the interactive television business (including any hardware, software or middleware provider) of any material Intellectual Property of the Company or any of its Subsidiaries (other than grants of nonexclusive licenses of the Company’s eSchool Online applications in the ordinary course of business), (ii) an assignment, an exclusive license, cross-license, sublicense or grant-back of any of the Intellectual Property of the Company or any of its Subsidiaries (other than any grant-back to Wolzien required to be made pursuant to the Wolzien Agreement) or (iii) a covenant not-to-sue, covenant-not-to-assert, release of claims or similar release to any Person regarding any Intellectual Property of the Company or any of its Subsidiaries.

“Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, charge, claim, option, right to acquire, adverse interest, assignment, deposit arrangement, encumbrance, restriction, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

“Material Adverse Effect” on any Person shall mean any circumstance, change or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or prospects of such Person.

“Merger” shall have the meaning specified in the preamble hereto.

“MOSI” shall mean Media Online Services, Inc., a Delaware corporation.

“Parent Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by Parent to the Company.

“Parent Preference Stock” shall mean the Series C Preference Shares, no par value, of Parent.

“Parent SEC Reports” shall mean all reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) filed by Parent with the Commission on or before the date of this Agreement.

“Permitted Encumbrances” shall mean the following Liens with respect to the properties and assets of the Company: (i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (ii) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (iii) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (iv) Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property not exceeding $50,000 individually, or $250,000 in the aggregate; and (v) easements, restrictions and other minor defects of title which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of or the Company’s use or occupancy of the property affected thereby.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

“Relevant Market” shall mean the Nasdaq Stock Market (or, if the Class A Parent Stock is not traded on the Nasdaq Stock Market, such other securities exchange or national market system on which such stock is traded).

“Restriction”, with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions.

“Rights” shall mean any rights issued under the Rights Agreement.

“Rights Agreement” shall mean the Preferred Stock Rights Agreement, dated August 10, 2000, between the Company and Continental Stock Transfer & Trust Company, as amended through the date hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Significant Party” shall mean those Persons listed on Section 1.1 of the Company Disclosure Letter and any Affiliate of any such Person.

“Significant Party Contract” shall mean any Contract between the Company and/or any of its Subsidiaries on the one hand, and any Significant Party, on the other hand.

“Significant Stockholder” shall mean any Person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Company Common Stock other than Parent or any of its Affiliates.

“Specified Contract” shall mean (i) any Significant Party Contract, (ii) any Company Investment Agreement, and (iii) any Contract of the type described in clauses (iv) and (v) of Section 4.17(a), clauses (vi), (ix), (x) and (xii) of Section 4.18(a) or in Section 4.18(b).

“Subsidiary,” when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. For purposes of this Agreement, MOSI, ADCO, and their respective Subsidiaries shall each be deemed Subsidiaries of the Company regardless of whether they would otherwise be considered a Subsidiary of the Company under this definition.

“Surviving Entity” shall mean the Company as the surviving entity in the Merger as provided in Section 2.1(a).

“Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies, impositions and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (ii) all interest, penalties and additions imposed with respect to such amounts in clause (i).

“Tax Return” shall mean a report, return or other information required to be supplied to or filed with a Governmental Entity with respect to any Tax including an information return, claim for refund, amended Tax return or declaration of estimated Tax.

“Treasury Regulations” shall mean the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Wholly Owned Subsidiary” shall mean, as to any Person, a Subsidiary of such person 100% of the equity and voting interest in which is owned, directly or indirectly, by such Person.

1.2    Additional Definitions.    The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term	Section
20-F	5.6
ACTV Entertainment	4.6(h)
AdVision	4.6(h)
Agreement	Preamble
B2 Option	4.6(f)
Certificates	2.4(b)
Certificate of Merger	2.1(a)
Claim	6.10(a)
Class A Parent Stock	Recitals
Company	Preamble
Company Board	3.1
Company Bylaws	3.1
Company Charter	3.1
Company Common Stock	Recitals

Defined Term	Section
Company Investment	4.6(a)
Company Investment Agreements	4.6(a)
Company Non-Plan Stock Option	4.3(a)
Company Plans	4.13(a)
Company Plan Stock Option	2.3(b)
Company Preferred Stock	4.3(a)
Company Preliminary Proxy Statement	3.2(b)
Company Proxy Statement	4.8
Company SEC Reports	4.4
Company Special Meeting	3.1
Company Stock Option	4.3(a)
Confidential Information	6.2
Contract Consent	4.5(c)
Contract Notice	4.5(c)
Convertible Securities	4.3(c)
Disclosing Party	6.2
Dissenting Shares	2.5
Environmental Laws	4.10(b)
ERISA	3.6
ERISA Affiliate	4.13(a)
Excess Shares	2.4(f)
Exchange Agent	2.4(a)
Exchange Agent Agreement	2.4(a)
Exchange Ratio	2.3(a)(i)
Fairness Opinion	4.14
Governmental Consent	4.5(b)
Governmental Filing	4.5(b)
Indemnified Liabilities	6.10(a)
Indemnified Parties	6.10(a)
Injunction	3.5
Intellocity	4.6(h)
Investment Security	4.6(e)
Issuance	3.1(b)
Licenses	4.10(a)
Local Approvals	4.5(b)
Material Contract	4.18(a)
Merger	Recitals
Merger Consideration	2.3(a)(i)
Merger Proposal	3.1
Merger Sub	Preamble
MFN Beneficiary	6.4(d)
MOSI Agreement	6.13
MOSI Investment Agreements	4.6(g)
nCUBE	4.6(h)
nCUBE Ownership Interest	4.6(h)
Parachute Gross-Up Payment	4.13(l)
Parent	Preamble
Parent Board	3.1(b)
Parent Expenses	8.5
Parent Material Adverse Effect	5.1
Parent Plans	3.6

Defined Term	Section
Parent Preliminary Proxy Statement	3.2(a)
Parent Proxy Statement	4.8
Parent Stockholder Meeting	3.1(b)
Permits	4.10(a)
Reasonable Actions	4.17(c)(i)(x)
Receiving Party	6.2
Registration Statement	3.2(c)
Representatives	6.2
Rule 145 Agreement	3.3
Section 262	2.5
Substitute Option	2.3(b)
Superior Proposal	6.5
Termination Date	8.2
Termination Fee	8.5(b)
Violation	4.5(d)
Voting Debt	4.3(b)
Warrants	4.3(a)
Walsh	4.6(g)
Wolzien	4.6(f)
Wolzien Agreement	4.17(i)

1.3    Terms Generally.    The definitions set forth or referenced in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the phrase “to the Company’s knowledge”, or any similar phrase or term relating to the knowledge of the Company means the actual knowledge, after reasonable inquiry, of any of the officers or directors of the Company. “Reasonable inquiry” shall mean communication by any of the officers or directors of the Company to the officers and field personnel of the Company and its Subsidiaries with direct responsibility for the matter in question and to counsel with respect to matters involving questions of law, requesting such individual to review specified provisions of this Agreement and to advise such person of any matter relevant to the specified representation, warranty or provision. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term “business day” shall mean any day that is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close. References to the term “trading day” shall mean, with respect to any security, a day on which the principal United States or foreign securities exchange on which such security is listed or admitted to trading, or the Nasdaq Stock Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if the applicable security is not listed or admitted to trading on any United States or foreign securities exchange or the Nasdaq Stock Market, any business day.

ARTICLE II

THE MERGER AND RELATED MATTERS

2.1    The Merger.

(a)    Merger; Effective Time.    At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the “Certificate of Merger”) substantially in the form of Exhibit 2.1(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article VIII, the parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

(b)    Effects of the Merger.    The Merger shall have the effect set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

(c)    Certificate of Incorporation and Bylaws of Surviving Entity.    At the Effective Time, the Company Charter shall be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is ACTV, Inc.” Such Company Charter as so amended shall be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL. At the Effective Time, the Company Bylaws shall be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, shall be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.

(d)    Directors and Officers of Surviving Entity.    At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

2.2    Closing.    The Closing shall take place (i) at 10:00 a.m. (New York time) at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112, on the third business day following the date on which Parent provides the Company with written notice that the last of the conditions set forth in Article VII (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, if permissible, waived, or (ii) on such other date and at such other time or place as is mutually agreed by Parent and the Company.

2.3    Conversion of Securities.

(a)    Conversion of Company Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities:

(i)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares, if any, and the shares to be cancelled in accordance with Section 2.3(a)(iii)), including any Rights with respect thereto, shall be converted into and represent the right to receive, and shall be exchangeable for, a number (or fractional number) of shares of Class A Parent Stock equal to the Exchange Ratio (the “Merger Consideration”). The “Exchange Ratio” means that fraction of a share of Class A Parent Stock equal to the quotient (rounded, if necessary, to the nearest one hundred thousandth) derived by dividing $1.65 by the Adjusted Class A Parent Stock Value; provided, however, that the Exchange Ratio shall be subject to adjustment pursuant to Section 8.3(c).

(ii)    Subject to Section 2.5, all shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued pursuant to this Section 2.3(a) (and any cash in lieu of a fractional share and any dividends or other distributions payable pursuant to Sections 2.4(f) and 2.4(g) with respect thereto) upon the surrender of such certificate in accordance with Section 2.4, without interest.

(iii)    Each share of Company Common Stock that immediately prior to the Effective Time is held by the Company as a treasury share shall be cancelled and retired without payment of any consideration therefor and without any conversion thereof into the Merger Consideration.

(b)    Treatment of Company Stock Options.    Each Company Stock Option shall be deemed to constitute an option to purchase, on the same terms, conditions and restrictions as were applicable under such Company Stock Option (including the vesting schedule) without any change thereto (including any acceleration of vesting except as otherwise required by the terms of the agreements listed in Section 2.3(b) of the Company Disclosure Letter) resulting from the Merger, that number of shares of Class A Parent Stock which is equal to the number of shares of Company Common Stock that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number (after taking into account all Company Stock Options held by the holder of such Company Stock Option), at an exercise price per share of Class A Parent Stock equal to the amount determined by dividing the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number up to the nearest whole cent.

(c)    Conversion of Merger Sub Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities, each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity and the Surviving Entity shall be a wholly-owned subsidiary of Parent.

2.4    Exchange of Shares.

(a)    Appointment of Exchange Agent.    On or before the Closing Date, Parent shall enter into an agreement (the “Exchange Agent Agreement”) with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), authorizing such Exchange Agent to act as Exchange Agent hereunder.

(b)    Letter of Transmittal.    As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the “Certificates”) whose shares were converted into the right to receive the Merger Consideration: (i) a notice of the effectiveness of the Merger and (ii) a letter of transmittal (which shall state that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) with instructions for use in effecting the surrender and exchange of the Certificates. Such notice, letter of transmittal and instructions shall contain such provisions and be in such form as Parent and the Company reasonably specify.

(c)    Exchange Procedure.    Promptly following the surrender, in accordance with such instructions, of a Certificate to the Exchange Agent (or such other agent or agents as may be appointed by the Exchange Agent or Parent pursuant to the Exchange Agent Agreement), together with such letter of transmittal (duly executed) and any other documents required by such instructions or letter of transmittal, the Exchange Agent shall, subject to Section 2.4(d), cause to be distributed to the Person in whose name such Certificate shall have been issued (i) a certificate registered in the name of such Person representing the number of whole shares of Class A Parent Stock into which the shares of Company Common Stock previously represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article II and (ii) payment (which shall be made by check) of any cash payable in lieu of fractional shares of Class A Parent Stock pursuant to Section 2.4(f). Each Certificate so surrendered shall be cancelled.

(d)    Unregistered Transfers of Company Common Stock.    If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, it shall be a condition to the payment of such Merger Consideration (and the cash in lieu of fractional shares of Class A Parent Stock to which such Person is entitled pursuant to Section 2.4(f)) that (i) the Certificate representing such Company Common Stock surrendered to the Exchange Agent in accordance with Section 2.4(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form for transfer, (ii) the Person requesting such transfer pays to the Exchange Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid and (iii) such Person establishes to the satisfaction of Parent that such transfer would not violate applicable Federal or state securities laws or any restrictive legend on the Certificate.

(e)    Lost, Stolen or Destroyed Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, the Exchange Agent will cause to be delivered to such Person in respect of such lost, stolen or destroyed Certificate the Merger Consideration (and any cash in lieu of fractional shares of Class A Parent Stock to which such Person is entitled pursuant to Section 2.4(f)) in respect thereof as determined in accordance with this Article II. Parent may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f)    No Fractional Shares of Merger Consideration.    No certificates or scrip representing fractional shares of Class A Parent Stock shall be issued in the Merger and no dividend or other distribution with respect to Class A Parent Stock shall have any effect on any such fractional share, and such fractional share will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of such fractional share, any holder of Company Common Stock who would otherwise be entitled to a fractional share of Class A Parent Stock will, upon surrender of his Certificate to the Exchange Agent as described in Section 2.4(c), be entitled to receive an amount in cash (without interest) equal to, at the sole election of

Parent, either (A) the amount determined by multiplying such fraction by the Class A Parent Stock Value, or (B) such holder’s proportionate interest in the proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of Class A Parent Stock that, but for this Section 2.4(f), would be issuable in the Merger. In the event that Parent elects to determine the amount of cash payable in lieu of fractional shares of Class A Parent Stock in accordance with clause (B) of the immediately preceding sentence, then as soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Class A Parent Stock required to effect the delivery of the aggregate Merger Consideration payable pursuant to Section 2.3(a)(i) over (ii) the aggregate number of full shares of Class A Parent Stock to be distributed to holders of Company Common Stock hereunder (such excess being herein called the “Excess Shares”). The Exchange Agent, as agent for the former holders of Company Common Stock, shall then sell the Excess Shares at the prevailing prices on the Relevant Market. The sales of the Excess Shares by the Exchange Agent shall be executed on the Relevant Market through one or more member firms of the Relevant Market and shall be executed in round lots to the extent practicable. All commissions, transfer taxes and other out-of-pocket transaction costs, if any, including the expenses and compensation, if any, of the Exchange Agent, incurred in connection with such sale of Excess Shares, shall be deducted from the proceeds otherwise distributable to the former holders of Company Common Stock. As soon as practicable after the determination of the amount of cash to be paid to former holders of Company Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

(g)    No Dividends on Merger Consideration Before Surrender of Certificates.    No dividends or other distributions declared with respect to Class A Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Class A Parent Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate as provided herein. Following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Class A Parent Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date after the Effective Time that shall have become payable with respect to such whole shares of Class A Parent Stock between the Effective Time and the time of such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions, if any, with a record date after the Effective Time but prior to surrender and with a payment date subsequent to surrender payable with respect to such whole shares of Class A Parent Stock.

(h)    No Further Ownership Rights in Company Common Stock.    The Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash in lieu of fractional shares of Class A Parent Stock paid pursuant to Section 2.4(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.4(i), if, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in, and in accordance with, this Article II.

(i)    Abandoned Property Laws.    Payment or delivery of the Merger Consideration shall be subject to applicable abandoned property, escheat and similar laws and neither Parent nor the Surviving Entity shall be liable to any holder of shares of Company Common Stock or Class A Parent Stock for any Merger Consideration (and for any dividends or distributions with respect thereto or for any cash in lieu of fractional shares) that may be delivered to any public official pursuant to any such abandoned property, escheat or similar law.

2.5    Dissenting Shares.    Notwithstanding anything to the contrary in this Agreement, if appraisal rights are available to holders of the Company Common Stock pursuant to Section 262 of the DGCL (“Section 262”), each outstanding share of Company Common Stock, the holder of which has demanded and perfected his demand for appraisal of the fair value of such shares in accordance with Section 262 and has not effectively withdrawn or lost his right to such appraisal (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by Section 262. The Company shall give Parent prompt notice upon receipt of any such written demands for appraisal of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided to the Company pursuant to Section 262.

2.6    Changes in Class A Parent Stock.    If at any time after the date hereof and prior to the Effective Time, the Class A Parent Stock shall be recapitalized or reclassified or Parent shall effect any stock dividend, stock split or reverse stock split of Class A Parent Stock, or shall otherwise effect any transaction that changes the shares of Class A Parent Stock into any other securities (including securities of another corporation), or shall make any other dividend (other than cash dividends) or distribution on the shares of Class A Parent Stock, then the Floor Value and the Ceiling Value will, as appropriate, be adjusted to reflect such event.

ARTICLE III

CERTAIN ACTIONS

3.1    Stockholders Meetings.

(a)    Company Stockholder Meeting.    The Company and its Board of Directors (the “Company Board”) shall take all action necessary in accordance with applicable law and the Company’s Restated Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) to duly call and hold, as soon as reasonably practicable after the date hereof, a meeting of the Company’s stockholders (the “Company Special Meeting”) for the purpose of considering and voting upon the approval and adoption of this Agreement and the Merger contemplated hereby (the “Merger Proposal”). The only matters the Company shall propose to be acted on by the Company’s stockholders at the Company Special Meeting shall be the Merger Proposal and related matters incidental to the consummation of the Merger. Subject to Section 6.5, the Company Board will recommend that the Company’s stockholders vote in favor of approval and adoption of the Merger Proposal and the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of such approval and adoption and take all other action necessary or advisable to secure the vote or consent of stockholders of the Company required by the DGCL, the Company Charter or otherwise to effect the Merger. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger Proposal. Unless this Agreement is previously terminated in accordance with Article VIII, the Company shall submit the Merger Proposal to a vote of its stockholders at the Company Special Meeting even if the Company Board determines at any time after the date hereof that the Merger is no longer advisable and withdraws its recommendation that the Company’s stockholders approve the Merger Proposal.

(b)    Parent Stockholder Meeting.    Parent will, either at its 2002 annual meeting of stockholders or, at its option, at a special meeting of its stockholders, which in either case will be held as soon as reasonably practicable after the date hereof, propose for approval by Parent’s stockholders (i) the issuance of the shares of Class A Parent Stock in connection with the Merger (the “Issuance”), and (ii) if and to the extent deemed necessary or advisable by Parent’s Board of Directors (the “Parent Board”), any other actions, transactions or matters whether or not related to this Agreement or any of the transactions contemplated hereby. Subject to the fiduciary duties of Parent’s directors under applicable law as determined by a majority of such directors with the advice of legal counsel, the Parent Board will recommend that Parent’s stockholders vote in favor of approval of the Issuance at such meeting (the “Parent Stockholder Meeting”), and Parent will use reasonable best efforts to solicit from its stockholders proxies in favor of such approval.

3.2    Proxy Statements and Other Commission Filings.

(a)    Parent Preliminary Proxy Statement.    Parent shall (i) as soon as reasonably practicable, file with the Commission a preliminary form (the “Parent Preliminary Proxy Statement”) of the Parent Proxy

Statement (as defined in Section 4.8), (ii) use its reasonable best efforts to promptly respond to the comments of the Commission thereon, and (iii) use its reasonable best efforts to cause the Parent Proxy Statement to be filed with the Commission as soon as reasonably practicable after the Parent Preliminary Proxy Statement, as it may be amended, is cleared by the Commission. Subject to the fiduciary duties of Parent’s directors under applicable law as determined by a majority of such directors with the advice of legal counsel, the Parent Proxy Statement shall include the recommendation of the Parent Board in favor of approval and adoption of the Issuance. To the extent that the Parent Preliminary Proxy Statement or any amendment thereto includes a description of the Company, Parent will provide the Company with the opportunity to review and comment on such description prior to the filing of the Parent Preliminary Proxy Statement or such amendment, as the case may be, and will consider in good faith such comments as the Company may have with respect thereto.

(b)    The Company Preliminary Proxy Statement.    The Company shall, as soon as reasonably practicable, prepare a preliminary form (“the Company Preliminary Proxy Statement”) of the Company Proxy Statement (as defined in Section 4.8). The Company shall (i) file the Company Preliminary Proxy Statement with the Commission promptly after it has been prepared in a form reasonably satisfactory to the Company and Parent, and (ii) use its reasonable best efforts to promptly respond to the comments of the Commission thereon in a manner reasonably satisfactory to the Company and Parent. The Company shall promptly prepare any amendments to the Company Preliminary Proxy Statement required in response to the Commission’s comments or which either the Company or Parent, with the advice of counsel, deems necessary or advisable, and the Company shall use its reasonable best efforts to cause the Company Proxy Statement to be filed with the Commission as soon as reasonably practicable after the Company Preliminary Proxy Statement, as so amended, is cleared by the Commission. The Company Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of the Merger Proposal, except to the extent the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.5.

(c)    Registration Statement.    As soon as reasonably practicable after the Company Preliminary Proxy Statement is cleared by the Commission, Parent shall file with the Commission the Registration Statement on Form S-4 (the “Registration Statement”), containing the Company Proxy Statement as the prospectus registering under the Securities Act the issuance of the shares of Class A Parent Stock in connection with the Merger. Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable after such filing and to continue to be effective as of the Effective Time. Parent also shall use its reasonable best efforts to take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified, subjecting itself to taxation in any jurisdiction in which it is not now so subject, giving any consent to general service of process in any jurisdiction in which it is not now subject to such service or changing in any respect its authorized or outstanding capital stock or the composition of its assets) required to be taken under any applicable state securities or blue sky laws in connection with the issuance of the Class A Parent Stock in connection with the Merger. The Company authorizes Parent to utilize in the Registration Statement the information concerning the Company and its Subsidiaries contained in the Company Proxy Statement.

(d)    Commission Comments; Amendments and Supplements.    Each of the parties shall notify the other party promptly after the receipt by such first party of any comments of the Commission on, or of any request by the Commission for amendments or supplements to, the Company Preliminary Proxy Statement, the Company Proxy Statement, the Parent Preliminary Proxy Statement or the Parent Proxy Statement (to the extent, in the case of the Parent Preliminary Proxy Statement and the Parent Proxy Statement, such comments relate to the description of the Company), or the Registration Statement. Each of the parties shall supply the other party with copies of all correspondence between such party or any of its representatives and the Commission with respect to any of the foregoing filings (to the extent, in the case of the Parent Preliminary Proxy Statement and the Parent Proxy Statement, that such correspondence relates to the description of the Company). If at any time prior to the Parent Stockholder Meeting any event shall occur relating to the Company or any of the Company’s Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Parent Proxy

Statement, the Company shall inform Parent promptly after becoming aware of such event. If at any time prior to the Effective Time, any event shall occur relating to the Company or any of the Company’s Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Company Proxy Statement or the Registration Statement, the Company shall inform Parent promptly after becoming aware of such event. If at any time prior to the Company Stockholder Meeting, any event shall occur relating to Parent or any of its Subsidiaries or any of their respective officers, directors, partners or Affiliates which should be described in an amendment or supplement to the Company Proxy Statement, Parent shall inform the Company promptly after becoming aware of such event. Whenever Parent and the Company learn of the occurrence of any event which should be described in an amendment of, or a supplement to, the Parent Proxy Statement, the Company Proxy Statement or the Registration Statement, the parties shall cooperate to promptly cause such amendment or supplement to be prepared, filed with and cleared by the Commission and, if required by applicable law, disseminated to the persons and in the manner required.

3.3    Identification of Rule 145 Affiliates.    Within 30 days after the execution of this Agreement, the Company shall deliver to Parent a letter identifying all Persons who the Company knows are or who the Company has reason to believe may be, as of the date of the Company Special Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each Person who is identified as an “affiliate” in the letter referred to above to deliver to Parent, on or prior to the Closing Date, a written agreement, in substantially the form annexed hereto as Exhibit 3.3 (each a “Rule 145 Agreement”).

3.4    State Takeover Statutes.    Upon the request of Parent, the Company will take all reasonable steps to (i) exempt the Merger from the requirements of any applicable state takeover law and (ii) assist in any challenge by Parent to the validity or applicability to the Merger of any state takeover law.

3.5    Reasonable Best Efforts.    Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate such transactions specified in Article VII to be fully satisfied or to determine whether such conditions have been satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the Registration Statement, the Company Preliminary Proxy Statement, the Parent Preliminary Proxy Statement, the Company Proxy Statement, the Parent Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) seeking to have each such preliminary proxy statement cleared, and the Registration Statement declared effective, by the Commission as soon as reasonably practicable after filing; (iii) subject to the third sentence of Section 3.2(c), taking such actions as may reasonably be required under applicable state securities or blue sky laws in connection with the issuance of the Stock Merger Consideration; (iv) using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person; (v) filing all pre-merger notification and report forms required under the Hart-Scott Act and responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act; (vi) using all reasonable best efforts to cause to be lifted any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an “Injunction”) of any type referred to in Section 7.1(e), or to cause to be rescinded or rendered inapplicable any statute, rule or regulation of any type referred to in Section 7.2(d); (vii) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates to, and making all applications and filings with, any Governmental

Entity or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and (viii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (iv) or (vi) of this sentence, (A) no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome; (B) none of Parent, its Controlling Parties nor their respective Affiliates shall be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 7.2(d); and (C) without the Parent’s prior written consent, the Company shall not, and shall not permit any of its Subsidiaries to, amend any License or Contract, pay any consideration or make any agreement or reach any understanding or arrangement other than in the ordinary course of business consistent with prior practice. Subject to applicable laws relating to the exchange of information, prior to making any application to or filing with any Governmental Entity or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

3.6    Employee Matters.    Subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, neither Parent nor the Surviving Entity shall be required to maintain any Company Plan after the Effective Time. The Company shall terminate the ACTV, Inc. 401(k) Plan prior to the Effective Time. To the extent the Surviving Entity elects to terminate a Company Plan after the Effective Time, each employee of the Surviving Entity at such time who was an employee of the Company immediately prior to the Effective Time and entitled to participate in such terminated Company Plan (i) shall be entitled to participate in the equivalent “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent (the “Parent Plans”) to the same extent as similarly situated employees of Parent, (ii) shall receive credit for such employee’s past service with the Company as of the Effective Time for purposes of determining eligibility, participation and vesting (but not for purposes of benefit accrual) under the Parent Plans to the extent such service was credited under the Company Plans on the Closing Date, and (iii) shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Parent Plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Plans, provided, however, that in the case of any Parent Plans that are welfare plans that require a waiting period until the first day of a calendar month, such employees shall continue to participate in a comparable Company Plan until such waiting period has expired.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1    Organization and Qualification.    The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of the Company Charter and Company Bylaws in effect on the date hereof. No corporate action has been taken with respect to any amendment to the Company Charter or the Company Bylaws (except for any such amendments that have become effective and are reflected in the copies of the Company Charter and the Company Bylaws delivered by the Company to Parent as described in the preceding sentence) and no such corporate action is currently proposed. The Company’s minute books, true and complete copies of which have been delivered to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of the Company since January 1, 2000 and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

4.2    Authorization and Validity of Agreement.    The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.16, to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject, in the case of the consummation by the Company of the Merger, to the approval of the Company’s stockholders described in the previous sentence. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

4.3    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company consists solely of (i) 200,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.10 per share (the “Company Preferred Stock”) 120,000 of which are designated as Series A Preferred Stock and 6,110 of which are designated as Series B Preferred Stock. As of the close of business on September 23, 2002, (i) 55,931,181 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were issued and held by the Company or by Subsidiaries of the Company, (iii) no shares of Company Preferred Stock were issued and outstanding or issued and held by the Company or by any Subsidiary of the Company, (iv) 3,424,249 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Plan Stock Options, (v) 4,197,723 shares were reserved for issuance upon exercise of Company Plan Stock Options available for grant under the Company Stock Plans, (vi) 6,712,460 shares of Company Common Stock were reserved for issuance upon exercise of the options to purchase shares of Company Common Stock described in Section 4.3(c) of the Company Disclosure Letter (other than the Company Plan Stock Options) (the “Company Non-Plan Stock Options,” and together with the Company Plan Stock Options, the “Company Stock Options”) and (vii) 75,000 shares were reserved for issuance upon exercise of the warrants to purchase shares of Company Common Stock described in Section 4.3(c) of the Company Disclosure Letter (the “Warrants”). Except as set forth in the preceding sentence, at the close of business on September 23, 2002, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to the Company or any of its divisions or Subsidiaries were issued, reserved for issuance or outstanding. Since the close of business on September 23, 2002, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, or stock or equity appreciation rights relating to the Company or any of its divisions or Subsidiaries have been issued other than shares of Company Common Stock issued upon exercise of Company Stock Options and Warrants outstanding at the close of business on September 23, 2002 referred to in clauses (iv), (vi) and (vii) of the second preceding sentence in accordance with their terms. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Warrants will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. All outstanding shares of Company Common Stock, Company Stock Options and Warrants were issued, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Warrants will be issued, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

(b)    There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”). Other than as described in Section 4.3(b) of the Company Disclosure Letter and ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated by this Agreement, there are no Contracts pursuant to which any Person is or may (contingently or otherwise) be entitled to receive any payment based on the revenues, earnings or financial performance of the Company or any of its Subsidiaries or assets or calculated in accordance therewith.

(c)    Except as described on Section 4.3(c) of the Company Disclosure Letter, there are no, and immediately after the Effective Time there will be no, outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or any other Contracts of any character to or by which the Company or any of its Subsidiaries is a party or is bound that, directly or indirectly, obligate the Company or any of its Subsidiaries (contingently or otherwise) to issue, deliver or sell or cause to be issued, delivered or sold any shares of Company Common Stock or any Company Preferred Stock or other capital stock, securities, equity interests or Voting Debt of the Company or any Subsidiary of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right (contingent or otherwise) to subscribe for any such shares, securities, interests or Voting Debt, or any phantom shares, phantom equity interests or stock or equity appreciation rights, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such subscription, option, warrant, security, call, right or Contract (collectively, “Convertible Securities”). Section 4.3(c) of the Company Disclosure Letter sets forth with respect to each outstanding Company Stock Option and Warrant (i) the name of the Person that holds such Company Stock Option or Warrant, (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option or Warrant (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (iii) if such Company Stock Option is a Company Plan Stock Option, the Company Stock Plan pursuant to which such Company Plan Stock Option was issued, (iv) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option or Warrant as of the date of this Agreement, (v) the schedule upon which such Company Stock Option or Warrant becomes exercisable (to the extent such Company Plan Stock Option or Warrant is not exercisable in full as of the date of this Agreement), and a description of any conditions to such exercise, (vi) the expiration date of such Company Stock Option or Warrant, (vii) the per share exercise price of such Company Stock Option or Warrant, (viii) whether such Company Stock Option or Warrant shall terminate in connection with the consummation of the Merger and (ix) with respect to each Company Stock Option or Warrant that does not terminate in connection with the consummation of the Merger, (A) a description of the kind and amount of shares of stock, other securities, money or property the holder of such Company Stock Option or Warrant is entitled to receive upon the exercise of such Company Stock Option or Warrant and payment of the exercise price thereof after consummation of the Merger, (B) the per share exercise price of such Company Stock Option or Warrant after consummation of the Merger and (C) other than as provided in clauses (ix)(A) and (B) of this sentence, any changes to the material terms and conditions of such Company Stock Option or Warrant resulting from the consummation of the Merger (whether alone or in conjunction with other actions) including any acceleration of vesting of any Company Stock Option. There are no outstanding options to purchase Company Common Stock issued pursuant to the ACTV, Inc. 2001 Stock Inventive Plan or the 1989 ACTV, Inc. Employees’ Incentive Stock Option Plan. Neither the Company nor any Subsidiary thereof is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. The Company has delivered to Parent true and complete copies of the Warrants and the Company Stock Options which copies (together, in the case of the Company Stock Options, with the provisions of the applicable Company Stock Plans) represent the complete terms, conditions, provisions, obligations and undertakings of the Company with respect to all the Warrants and the Company Stock Options.

(d)    Except as described on Section 4.3(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company or any Subsidiary of the Company, any phantom shares, phantom equity interests or stock or equity appreciation rights or any Convertible Securities.

4.4    Reports and Financial Statements.    The Company (i) has heretofore delivered to Parent true and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by the Company with the Commission from December 31, 2000 to the date of this Agreement, and (ii) agrees to timely file, and to make available to Parent promptly after the filing thereof true and complete copies of, all reports, registration statements and other documents (including exhibits and in each case together with all amendments thereto) required to be filed by the Company with the Commission after the date hereof and prior to the Closing Date (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, are collectively referred to as the “Company SEC Reports”). The Company SEC Reports filed with the Commission constitute, and the Company SEC Reports to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that the Company was or will be required to file with the Commission from December 31, 2000, to the date hereof and the Closing Date, respectively. As of their respective dates, each of the Company SEC Reports complied and, in the case of Company SEC Reports filed after the date hereof and prior to the Closing Date will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated under each of the Securities Act and the Exchange Act. As of their respective dates, none of the Company SEC Reports filed with the Commission contained, and none of the Company SEC Reports filed with the Commission after the date hereof shall contain, any untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading. When filed with the Commission, the financial statements included in the Company SEC Reports complied, and the financial statements included in any Company SEC Reports filed with the Commission after the date hereof will comply, as to form in all material respects with the applicable rules and regulations of the Commission and were, or will have been, prepared in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes or schedules thereto). Such financial statements fairly present, or will fairly present, the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. Except as and to the extent reflected or reserved against in the financial statements included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2002 or as disclosed therein or in Section 4.4 of the Company Disclosure Letter, none of the Company or any of its Subsidiaries, or to its knowledge, any of its Equity Affiliates, had as of such date any actual or potential liability or obligation of any kind, whether accrued, absolute, contingent, unliquidated or other, or whether due or to become due (including any liability for breach of contract, breach of warranty, torts, infringements, claims or lawsuits), that individually or in the aggregate was (or may be) material to the business, assets, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole or that exceeds $50,000 individually, or $250,000 in the aggregate or that individually is required by the applicable rules and regulations of the Commission and GAAP to be disclosed, reflected or reserved against in financial statements (including the notes thereto). Since June 30, 2002, none of the Company, any Subsidiary of the Company, or to the Company’s knowledge any Equity Affiliate of the Company has incurred any such actual or potential liability or obligation. Except as set forth on Section 4.4 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

4.5    No Approvals or Notices Required; No Conflict with Instruments.    The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby will not:

(a)    assuming approval and adoption of the Merger Proposal by the Company’s stockholders as contemplated by Section 4.16, conflict with or violate the Company Charter or Company Bylaws or the charter, bylaws or similar organizational documents of any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company;

(b)    require any consent, approval, order or authorization of or other action by any Governmental Entity (a “Governmental Consent”) or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a “Governmental Filing”), in each case on the part of the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (B) the Governmental Consents and Governmental Filings with foreign, state and local Governmental Entities described on Section 4.5(b) of the Company Disclosure Letter (the “Local Approvals”), (C) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (D) the filing with the Commission of (1) the Company Preliminary Proxy Statement and the Company Proxy Statement as contemplated by Section 3.2(b) and (2) such reports under Sections 13(a), 13(d) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (E) such other Governmental Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a Company Material Adverse Effect;

(c)    except as described on Section 4.5(c) of the Company Disclosure Letter, require, on the part of the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, any consent by or approval or authorization of (a “Contract Consent”) or notice to (a “Contract Notice”) any other Person (other than a Governmental Entity), whether under any License or other Contract or otherwise, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a Company Material Adverse Effect;

(d)    assuming that the Contract Consents and Contract Notices described in Section 4.5(c) of the Company Disclosure Letter are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or Restriction on any properties or assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”), any Contract to which the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, is a party, by which the Company, any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, or any of their respective assets or properties is bound or affected or pursuant to which the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, is entitled to any rights or benefits (including Licenses)), except for such Violations that will not, individually or in the aggregate, have a Company Material Adverse Effect; or

(e)    assuming approval and adoption of the Merger Proposal by the Company’s stockholders as described in Section 4.16 and assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company, or by which any of their respective properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Company Material Adverse Effect.

4.6    Subsidiaries and Affiliates; Investment Securities

(a)    Section 4.6(a) of the Company Disclosure Letter (i) lists each direct and indirect Subsidiary and Equity Affiliate of the Company, (ii) lists the jurisdiction of organization of each direct and indirect Subsidiary and Equity Affiliate of the Company, (iii) describes the number and type of the authorized and outstanding equity interests or securities of each direct and indirect Subsidiary and Equity Affiliate of the Company, (iv) describes the number and type of the equity interests or securities, including interests or securities convertible into or exchangeable or exercisable for any equity interest or security, in each such Subsidiary and Equity Affiliate owned directly or indirectly by the Company (each a “Company Investment”) and (v) lists all material Contracts to which the Company or any of its Subsidiaries are parties or by which their respective assets or properties are bound evidencing such equity interests or securities, pursuant to which such equity interests or securities are held, evidencing Restrictions affecting such equity interests or securities or entered into in connection with the acquisition of such equity interests or securities (the “Company Investment Agreements”). True and complete copies of the Company Investment Agreements have been delivered to Parent. With respect to each Company Investment Agreement that is not in English, the Company has provided to Parent a true and complete translation of such Company Investment Agreement into English. The Company or the applicable Subsidiary thereof has good and valid title to the Company Investments, free and clear of any Liens and not subject to any Restrictions, other than as described in Section 4.6(a) of the Company Disclosure Letter or as may have been created by this Agreement and except for restrictions on transfer under federal or state securities laws. The shares of capital stock of each corporate Subsidiary of the Company are validly issued, fully paid and non-assessable. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, there are not, and immediately after the Effective Time, there will not be, any outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or other Contracts of any character to or by which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound that, directly or indirectly, (x) call for or relate to the sale, pledge, transfer or other disposition by the Company or any Subsidiary of the Company of any shares of capital stock, any partnership or other equity interests or any Voting Debt of any Subsidiary of the Company or any Equity Affiliate of the Company or (y) relate to the voting or control of such capital stock, partnership or other equity interests or Voting Debt. Assuming the due execution and delivery by each of the other parties thereto that is not the Company or a Subsidiary of the Company, each Company Investment Agreement constitutes the legal, valid and binding obligation of the Company or the applicable Subsidiary thereof that is a party to such Company Investment Agreement. Except as set forth in Section 4.6(a) of the Company Disclosure Letter, there is no Legal Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to any of such Company Investments or Company Investment Agreements. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has any obligation to contribute any additional capital to, or acquire any additional interest in, any Subsidiary or Equity Affiliate of the Company.

(b)    Each of the Company’s Subsidiaries and Equity Affiliates (i) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (iii), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    The Company has delivered to Parent true and complete copies of (i) the certificate of incorporation and bylaws (or similar organizational documents) as in effect on the date hereof of each Subsidiary and Equity Affiliate of the Company and (ii) the minute books of each Subsidiary and Equity Affiliate of the Company, which contain the minutes (or draft copies of the minutes) of all meetings of directors (or similar governing body) and stockholders (or other equity holders) of each such Subsidiary and Equity Affiliate of the Company since January 1, 2000 and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

(d)    The assets owned or leased by the Company and its Subsidiaries are suitable and adequate for the conduct of their respective businesses as presently conducted and as proposed to be conducted and the

Company or the applicable Subsidiary thereof has good and valid title to or valid leasehold or other contractual interests in all such assets that are material to its business free and clear of all Liens other than Permitted Encumbrances and not subject to any Restrictions other than Liens or Restrictions the existence of which has not had and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)    Section 4.6(e) of the Company Disclosure Letter sets forth a complete and accurate list of each capital, participating, equity or other interest owned of record or beneficially by the Company in any corporation, partnership, joint venture or other Person, other than the Subsidiaries or Equity Affiliates of the Company (each, an “Investment Security” and collectively, the “Investment Securities”). Section 4.6(e) of the Company Disclosure Letter includes, with respect to each Investment Security, the name of the corporation, partnership, joint venture or other Person in respect of which such Investment Security relates, the amount and nature of such interest, and a description of the material terms of any Liens and Restrictions with respect to such Investment Securities.

(f)    The Company has good and valid title to, and full rights of ownership of, the option (the “B2 Option”) to purchase shares of Class B2 common stock of MOSI granted to William Samuels, Bruce Crowley, David Reese, Craig Ullman and Kevin Liga on April 7, 1999, free and clear of any Liens and not subject to any Restrictions, other than as may have been created by this Agreement and except for any restrictions on transfer under federal or state securities laws. The B2 Option is currently exercisable by the Company on the same terms and under the same circumstances as the option to purchase shares of Class B1 common stock of MOSI granted to Thomas R. Wolzien (“Wolzien”) on April 7, 1999. The shares of Class B2 common stock of MOSI issuable to the Company upon exercise of the B2 Option will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights or Restrictions. Notwithstanding the prior conversion, exercise or exchange of any outstanding Convertible Securities with respect to MOSI, upon the exercise of the B2 Option by the Company, the Company shall Control MOSI.

(g)    Other than as described on Section 4.6(g) of the Company Disclosure Letter (the items listed on such Section of the Company Disclosure Letter, collectively, the “MOSI Investment Agreements”), there are no Contracts to which the Company or any of its Subsidiaries are parties or by which their respective assets or properties are bound evidencing equity interests or securities of MOSI, pursuant to which such equity interests or securities of MOSI are held or entered into (or agreed to be entered into) in connection with the acquisition of such equity interests or securities of MOSI, including any Class B common stock of MOSI that may be acquired upon exercise of the B2 Option. True and complete copies of the MOSI Investment Agreements have been delivered to Parent. The Company and its Subsidiaries and, to the knowledge of the Company, each other Person that is a party thereto are in compliance with the terms of each of the MOSI Investment Agreements and no Person has made any allegation that any Person is in breach or default of any of the MOSI Investment Agreements. There is no Legal Proceeding pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries relating to the equity interests or securities of MOSI or any of the MOSI Investment Agreements.

(h)    ACTV Entertainment, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“ACTV Entertainment”), has good and valid title to membership interests representing 95.1% of the equity and voting power of AdVision, LLC, a Delaware limited liability company (“AdVision”), free and clear of any Liens and not subject to any Restrictions, other than as may have been created by this Agreement and except for restrictions on transfer under federal or state securities laws. On July 31, 2002, ACTV Entertainment acquired a membership interest (the “nCube Ownership Interest”) representing 44.1% of the equity and voting power of AdVision from nCUBE Corporation, a Delaware corporation (“nCube”), pursuant to the Intellocity-nCUBE Settlement Agreement, dated as of July 31, 2002, between Intellocity USA, Inc., a Delaware corporation (“Intellocity”), and nCUBE (the “Settlement Agreement”). The Company has delivered a true and correct copy of the Settlement Agreement to Parent. Neither the Company, ACTV Entertainment nor Intellocity nor any Affiliate of any of the foregoing paid or delivered any consideration to nCUBE or any other Person for the conveyance of the nCUBE Ownership Interest other than the agreement that the conveyance of the nCUBE Ownership Interest to ACTV Entertainment constituted payment and satisfaction in full of the Outstanding Invoices (as defined in the Settlement Agreement), as contemplated by the Settlement Agreement. Thomas Walsh (“Walsh”) validly consented to the conveyance of the nCUBE Ownership Interest to ACTV Entertainment for all purposes (including for all purposes of the limited liability company operating agreement of AdVision) and validly waived any rights to which Walsh may have been entitled, including rights of first refusal and co-sale rights, and the Company has delivered to Parent a true and correct copy of Walsh’s consent to such conveyance and waiver of such rights. Such consent and waiver by Walsh has not been withdrawn or modified in any respect.

4.7    Absence of Certain Changes or Events.    Except as otherwise disclosed in the Company SEC Reports filed and delivered to Parent prior to the date of this Agreement or as set forth on Section 4.7 of the Company Disclosure Letter, since December 31, 2001, (a) there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or is reasonably likely to have a Company Material Adverse Effect and (b) no action has been taken by the Company or any Subsidiary of the Company that, if Section 6.4 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of Parent, and no Contract to take any such action was entered into during such period.

4.8    Registration Statement; Proxy Statements.    None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in, and that is included or incorporated by reference in, (a) the Registration Statement (or any amendment or supplement thereto) filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, (b) the proxy statement to be mailed to the Company’s stockholders in connection with the Company Special Meeting (the “Company Proxy Statement”) or any amendment or supplement thereto, (c) the proxy statement to be mailed to Parent’s stockholders in connection with the Parent Stockholder Meeting (the “Parent Proxy Statement”) or any amendment or supplement thereto, or (d) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective, at the time of the stockholder vote taken at the Company Special Meeting or at the Effective Time, and, in the case of the Company Proxy Statement or any amendment or supplement thereto, at the time of mailing of the Company Proxy Statement to the Company’s stockholders or at the time of the Company Special Meeting or any other meeting of the Company’s stockholders to be held in connection with the Merger, and, in the case of the Parent Proxy Statement or any amendment or supplement thereto, at the time of the Parent Stockholder Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. For this purpose, any such information included or incorporated by reference in any such document will be deemed to have been supplied by or on behalf of the Company for such purpose if such document was available for review by the Company a reasonable time before such document was filed (but the foregoing shall not be the exclusive manner in which it may be established that such information was so supplied). The Registration Statement (to the extent the Company Proxy Statement constitutes the prospectus thereunder), the Company Proxy Statement and the furnishing thereof by the Company will comply in all respects with the applicable requirements of the Securities Act, the Exchange Act and the DGCL.

4.9    Legal Proceedings.    Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no (a) Legal Proceeding pending or, to the knowledge of the Company, threatened, against, involving or affecting the Company, any Subsidiary of the Company or any Equity Affiliate of the Company or any of its or their respective assets or rights, (b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the Company or any Subsidiary of the Company, or to the knowledge of the Company, any Equity Affiliate of the Company that has had or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (c) Legal Proceeding pending or, to the knowledge of the Company, threatened, against the Company, any Subsidiary of the Company or any Equity Affiliate of the Company that seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith, or (d) Injunction of any type referred to in Section 7.1(e).

4.10    Licenses; Compliance with Regulatory Requirements.

.

(a)    The Company and its Subsidiaries, and to the knowledge of the Company, its Equity Affiliates hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the “Licenses”), required for or which are material to the ownership of the assets and the operation of the businesses of the Company or any of its Subsidiaries, except for those Licenses which the failure to hold has not had and is not reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and to the knowledge of the Company, each of its Equity Affiliates, are in compliance with, and have conducted their respective businesses so as to comply with, the terms of their respective Licenses and with all applicable laws, rules, regulations, ordinances and codes (domestic or foreign), except where the failure so to comply has not had and is not reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company and its Subsidiaries, and to the knowledge of the Company, its Equity Affiliates (i) have all Licenses of foreign, state and local Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company or any of its Subsidiaries or Equity Affiliates (the “Permits”), (ii) have duly and currently filed all reports and other information required to be filed with any Governmental Entity in connection with such Permits and (iii) are not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had and, are not reasonably likely to have, a Company Material Adverse Effect.

(b)    Except as set forth in Section 4.10(b) of the Company Disclosure Letter, (i) the Company and its Subsidiaries and to the knowledge of the Company, its Equity Affiliates, and the operation of their respective businesses, equipment and other assets and the facilities owned or leased by them are in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and its Subsidiaries and to the knowledge of the Company, its Equity Affiliates, hold all Licenses required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on their businesses as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or threatened against the Company or any of its Subsidiaries or to the knowledge of the Company, its Equity Affiliates, relating to or arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response activity to address contamination or any other adverse environmental or indoor air quality condition and no condition that would be reasonably expected to give rise to a requirement under applicable Environmental Laws to conduct such remediation or response activities, and no Governmental Entity has proposed or threatened any such remediation or response, at any real property currently or formerly leased or owned by the Company or any of its Subsidiaries or to the knowledge of the Company, any of its Equity Affiliates, or resulting from any activity of the Company or any of its Subsidiaries or to the knowledge of the Company, any of its Equity Affiliates, (v) neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any of its Equity Affiliates, has received any notice alleging a violation of or liability of the Company or any of its Subsidiaries or any of its Equity Affiliates, under any Environmental Laws, and (vi) neither the Company nor any of its Subsidiaries nor to the knowledge of the Company, any of its Equity Affiliates, have contractually agreed to assume or provide an indemnity for environmental liabilities of any third party. For purposes of this Agreement, the term “Environmental Laws” means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the environment, the management of hazardous or toxic substances, the protection of natural resources or wildlife, or occupational or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and the federal Occupational Safety and Health Act of 1970, as amended, and any state or foreign law counterpart.

4.11    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or any of its Subsidiaries or their respective directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement, except Friedman, Billings, Ramsey & Co., Inc., whose fees and expenses will not exceed $800,000 and whose fees, expenses and claims for indemnification and contribution will be paid by the Company in accordance with the Company’s agreement with such firm (copies of which have been delivered by the Company to Parent prior to the date of this Agreement), and the Company agrees to indemnify and hold Parent, Merger Sub and their respective Controlling Parties harmless from and against any and all claims, liabilities or obligations with respect to any other such fees, commissions, expenses or claims for indemnification or contribution asserted by any Person on the basis of any act or statement made or alleged to have been made by the Company or any of its Subsidiaries, directors, officers, employees or Affiliates.

4.12    Tax Matters.    Except as set forth on Section 4.12 of the Company Disclosure Letter:

(a)    The Company and each of its Subsidiaries have timely filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. A reserve, which the Company reasonably believes to be adequate, has been set up for the payment of all such Taxes anticipated to be payable by the Company and each of its Subsidiaries in respect of periods through the date hereof. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(b)    No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(c)    There are no Liens or security interests on any of the assets or properties of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)    The Company and its Subsidiaries have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(e)    None of the Tax Returns filed by the Company or any of its Subsidiaries has been or is currently being examined by the Internal Revenue Service or relevant state, local or foreign taxing authorities. There are no examinations or other administrative or court proceedings relating to Taxes of the Company or any of its Subsidiaries in progress or pending, nor has the Company or any of its Subsidiaries received any notice or report asserting a Tax deficiency with respect to the Company or any of its Subsidiaries. There are no current or threatened actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company or any of its Subsidiaries.

(f)    All deficiencies or assessments asserted against the Company or any of its Subsidiaries by any taxing authority have been paid or fully and finally settled and, to the knowledge of the Company, no issue previously raised in writing by any such taxing authority reasonably could be expected to result in a material assessment for any taxable period (or portion of a period) beginning on or after the Closing Date.

(g)    The Company and its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(h)    Neither the Company nor any of its Subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, or (B) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method.

(i)    There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

(j)    Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return other than an affiliated group the common parent of which is the Company, (B) is or has been a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes other than a group the common parent of which is the Company, (C) is or has been a party to any Tax allocation or Tax sharing agreement, or (D) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(k)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l)    Neither the Company nor any of its Subsidiaries has requested a ruling from, or entered into a closing agreement with, the Internal Revenue Service or any other taxing authority which will have an effect on the Surviving Entity or any of its Subsidiaries in any taxable period ending after the Closing Date.

(m)    None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, or may be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986.

(n)    Neither the Company nor any of its Subsidiaries has participated in a corporate tax shelter within the meaning of Treasury Regulations Section 1.6011-4T or participated in a transaction that it has disclosed pursuant to IRS Announcement 2002-2, 2002-2 I.R.B. 304. The Company and its Subsidiaries have disclosed on their U.S. federal Tax Returns all positions taken therein that are likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(o)    There are no material “deferred intercompany transactions” or “intercompany transactions” between the Company and any of its Subsidiaries (or any of their respective predecessors), the gain or loss in which has not yet been taken into account under the consolidated return Treasury Regulations currently or previously in effect.

4.13    Employee Matters.

(a)    Section 4.13(a) of the Company Disclosure Letter contains a true and complete list of all: (i) employee benefit plans (as defined in Section 3(3) of ERISA), including retirement, pension, profit sharing, savings, deferred compensation, supplemental retirement, hospitalization, medical, dental, vision care, disability, life, accident or other insurance plans, programs or arrangements, (ii) stock option, stock purchase, phantom stock or stock appreciation right, plans, programs or arrangements, (iii) severance, termination pay or supplemental unemployment benefits plans, programs or arrangements, and (iv) bonus or incentive plans, programs or arrangements (including fringe benefit plans or arrangements) sponsored, maintained or contributed to or required to be contributed to at any time by the Company or by any trade or business, whether or not incorporated (“ERISA Affiliate”), that together with the Company would be deemed a “controlled group” within the meaning of Section 4001 of ERISA or section 414 of the Code, for the benefit of any employee or former employee of the Company, including any such type of plan established, maintained, sponsored or contributed to under the laws of any foreign country (the “Company Plans”). The Company has heretofore delivered to Parent true and complete copies of (i) each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, (ii) the most recent determination letter issued by the IRS with respect to each Company Plan for which such a letter has been obtained, (iii) annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan for the three most recent plan years and all required actuarial reports for the last three plan years of each Company Plan.

(b)    No Company Plan is subject to Title IV of ERISA or section 412 of the Code and neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any employee benefit plan subject to Title IV of ERISA or section 412 of the Code during the six year period ending on the Effective Time.

(c)    Neither the Company nor any ERISA Affiliate maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d)    Each Company Plan that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle (i) qualifies for tax-exempt status under Section 501(c)(9) of the Code and (ii) complies with Section 505 of the Code, except for those Company Plans listed on Section 4.13(d) of the Company Disclosure Letter which the IRS does not as a matter of policy issue such notification with respect to that particular type of plan. Each such Company Plan satisfies, where appropriate, the requirements of Sections 501(c)(9) and 505 of the Code.

(e)    There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or section 412 of the Code against the Company or any ERISA Affiliate and there has not been any event or circumstance which could reasonably be expected to result in such liability.

(f)    Neither the Company nor any Subsidiary of the Company is a party to or bound by the terms of any collective bargaining agreement. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary of the Company, and during the past five years neither the Company nor any Subsidiary of the Company has experienced a work stoppage.

(g)    Each Company Plan has been operated and administered in accordance with its terms and applicable law, including Section 406 of ERISA and Section 4975 of the Code.

(h)    Each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(i)    No Company Plan provides welfare benefits, including death or medical benefits, with respect to current or former employees or consultants of the Company or any Subsidiary of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law).

(j)    There are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits).

(k)    Section 4.13(k) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each of the following agreements, arrangements and commitments to which the Company or any of its Subsidiaries is a party or by which any of them may be bound (true and complete copies of which have been delivered to Parent): (i) each employment, consulting, agency or commission agreement not terminable without liability to the Company or any of its Subsidiaries upon 60 days’ or less prior notice to the employee, consultant or agent; (ii) each agreement with any employee of the Company or any Subsidiary of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions); (iii) each agreement with respect to any employee of the Company or any Subsidiary of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (iv) each other agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l)    Except as set forth in Section 4.13(l) of the Company Disclosure Letter, (i) no employee of the Company or any of its Subsidiaries will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions), (ii) no amount payable, or economic benefit provided, by the Company or any of its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) could be considered an “excess parachute payment” under Section 280G of the Code, (iii) no Person is entitled to receive any additional payment from the Company, any of its Subsidiaries or any other Person (a “Parachute Gross-Up Payment”) in the event that the excise tax of Section 4999 of the Code is imposed on such Person, and (iv) neither the Company nor any of its Subsidiaries has granted to any Person any right to receive any Parachute Gross-Up Payment.

4.14    Fairness Opinion.    The Company Board has received the opinion of Friedman, Billings, Ramsey & Co., Inc. to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock (the “Fairness Opinion”). The Company has delivered to Parent a true and complete copy of the executed Fairness Opinion. The Company will include an executed copy of the Fairness Opinion in or as an annex to the Company Proxy Statement.

4.15    Recommendation of the Company Board.    The Company Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the Merger is fair to and in the best interests of the Company’s stockholders and has adopted resolutions recommending approval and adoption of this Agreement and the Merger contemplated hereby by the stockholders of the Company.

4.16    Vote Required.    The only vote of stockholders of the Company required under the DGCL, the Nasdaq National Market requirements, the Company Charter, the Company Bylaws or otherwise in order to consummate the transactions contemplated by this Agreement, including the Merger, is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such approval and adoption.

4.17    Patents, Trademarks and Other Rights.

(a)    List of Patents, Trademarks and Similar Rights.    Sections 4.17(a)(i)-(vi) of the Company Disclosure Letter set forth complete and accurate lists and status of:

(i)    all foreign and domestic Intellectual Property registrations and issued or granted patents, or if a registration or patent has not been issued or granted, all pending and abandoned applications for patents, and all applications to register trademarks, trade names, service marks, copyrights and domain names, and all extensions, renewals, restorations, revivals, resuscitations, continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof, as well as all invention disclosure records for which the Company or its Subsidiaries has not filed for patent protection, which the Company and/or any of its Subsidiaries own or in which the Company or any of its Subsidiaries claim or can claim ownership;

(ii)    all products, including computer software or technology, commercially sold or licensed by the Company or its Subsidiaries and all types of services commercially provided by the Company or its Subsidiaries;

(iii)    any material computer software and applications in development by or owned by the Company or its Subsidiaries;

(iv)    in the case of Intellectual Property not owned by the Company or its Subsidiaries, all agreements under which any Intellectual Property is licensed or sublicensed by the Company or any of its Subsidiaries from others or otherwise permitted by other Persons to use, indicating the parties to each such agreement, other than retail “shrinkwrap” or generally available retail types of licenses;

(v)    all agreements pursuant to which the Company or any of its Subsidiaries has granted, or has an obligation to grant, any rights in, to or concerning any patents or other material Intellectual Property, including agreements that singularly provide or that contain one or more provisions providing with respect to Intellectual Property, assignments, covenants-not-to-sue or assert, licenses (exclusive or nonexclusive) or sublicenses, releases, grant-backs, cross-licenses, confidentiality or escrow arrangements, indemnification, and all settlement, consent or coexistent agreements involving Intellectual Property; and

(vi)    all other Intellectual Property (not identified pursuant to clauses (i)-(v) above) that is material to the business and operations of the Company and/or its Subsidiaries.

(b)    Free Title and Liens.    The Company or its Subsidiaries own exclusively all the Intellectual Property identified and indicated in Sections 4.17(a)(i), (ii), (iii) and (vi) of the Company Disclosure Letter. Except as set forth in Section 4.17(b)(i)-(iii) of the Company Disclosure Letter:

(i)    with respect to the Intellectual Property (other than patents, patent applications, or invention disclosure records) owned by the Company or its Subsidiaries, the Company or the appropriate Subsidiary thereof has good and valid title thereto free and clear of all Liens, or exclusive licenses or cross-licenses or escrow arrangements, or covenants not-to-sue or, or any obligations to impose or enter into any of the foregoing;

(ii)    with respect to the patents, patent applications and invention disclosure records owned by the Company or its Subsidiaries, the Company or the appropriate Subsidiary thereof has good and valid title thereto free and clear of (w) any obligations to license (exclusive or nonexclusive), cross-license or sublicense, escrow or assign, or any obligations to grant a covenant-not-to-sue or assert; (x) any Liens or restrictions on title; or (y) any license (exclusive or nonexclusive), sublicense, cross-license, assignment or escrow arrangements or covenants not-to-sue or assert; and

(iii)    with respect to all Intellectual Property held by the Company or any of its Subsidiaries under license or sublicense, other than retail or generally available licenses, the Company or the appropriate Subsidiary thereof has the right to use such Intellectual Property in the manner and subject to limitations on the scope of such use as set forth in such licenses or sublicenses, free from any Lien and not subject to any restrictions, other than as set forth in such license or sublicense agreement.

(c)    Protection of Intellectual Property.    Except as set forth in Sections 4.17(c)(i)-(iv) of the Company Disclosure Letter:

(i)    (x)    the Company or the appropriate Subsidiary thereof has taken actions that in its reasonable business judgment, consistent with industry standards, are appropriate (“Reasonable Actions”) to protect and police its Intellectual Property, including filing the necessary documents (including submission to the appropriate patent office or compliance with, as appropriate, the following: full and timely payment of filing and similar fees during prosecution; issue or registration fees; maintenance fees; compliance with “small entity” requirements; compliance with inventorship requirements; compliance with oath/declaration execution requirements; and compliance with assignment execution and recording requirements) with the United States Patent and Trademark Office, or such other filing offices, domestic or foreign, and duly registering with or causing the respective Intellectual Property to be issued by such filing offices; and (y) to the extent necessary to protect its interest therein (including affording itself of the maximum remedies available under law), the Intellectual Property of the Company and its Subsidiaries has been used with all patent, trademark, copyright and other Intellectual Property notices, markings and legends prescribed by law;

(ii)    (x)    with respect to its Intellectual Property rights that have been applied for or filed with the relevant Governmental Entities, or that have been registered, granted or issued by such relevant Governmental Entities, the Company or the appropriate Subsidiary thereof has protected and maintained, respectively, such Intellectual Property rights under applicable laws, and such applications, filings, registrations, grants, issuances, and other actions remain valid, in full force and effect, and, to the extent registered, granted or issued, fully enforceable by the Company or the appropriate Subsidiary thereof; (y) none of the material Intellectual Property rights owned by the Company or any of its Subsidiaries or, to the knowledge of the Company, licensed to any of them has expired, been abandoned or fallen into the public domain, has been canceled or adjudicated invalid (except with respect to patent applications that have been rejected by a Governmental Entity in the ordinary course of the patent application process and are listed on Section 4.17(c)(ii)(x) of the Company Disclosure Letter), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Company’s or its Subsidiaries’ rights thereto; and (z) the status and content of the Intellectual Property identified in Section 4.17(a)(i) of the Company Disclosure Letter is accurate and complete;

(iii)    there are no allegations by any non-Governmental Entity third party to indicate that such Intellectual Property rights owned by the Company or any of its Subsidiaries that have been granted or applied for or filed with the relevant Governmental Entities and that have not been registered, granted or issued by such relevant Governmental Entities, are not entitled to registration, grant or issuance by the relevant Governmental Entities; and

(iv)    the Company and its Subsidiaries have complied with, are complying with and will comply with: (1) their duty of disclosure before the United States Patent and Trademark Office, as defined by the relevant rules and regulations governing such duty, in connection with the prosecution of pending United States patent applications (including both patent applications pending as of the Closing Date and patent applications issued as patents as of the Closing Date); and (2) any comparable duty of disclosure before other patent offices in countries other than the United States, if any, in connection with the prosecution of patent applications in those countries.

(d)    Intellectual Property from Employees and Others.

(i)    Except as described in Section 4.17(d)(i) of the Company Disclosure Letter, the employment policy of the Company and the employment policies of the Subsidiaries thereof require, and at all times in the past have required, that the entire right, title and interest of any and all Intellectual Property conceived, created, invented, authored or developed or caused to be reduced to practice by any employee of the Company or of any of its Subsidiaries during the term of, and that relates to, such employee’s employment with the Company or such Subsidiary shall immediately and exclusively vest in the Company or the appropriate Subsidiary thereof, and the Company and its Subsidiaries have taken Reasonable Actions to generally enforce such employment policies.

(ii)    Except as described in Section 4.17(d)(ii) of the Company Disclosure Letter, true and complete copies of the Company’s employment policy, the employment policies of each of the Subsidiaries thereof and all past and current forms of employment agreements implementing this policy used by the Company or any of its Subsidiaries is attached to Section 4.17(d)(ii) of the Company Disclosure Letter.

(iii)    Except for those employees identified in Section 4.17(d)(iii) of the Company Disclosure Letter, every current and past employee of the Company or any of its Subsidiaries and every individual named or identified as an inventor on any patent applications filed by or to be filed or on behalf of the

Company and/or its Subsidiaries (including issued patents, pending patent applications and invention disclosures), has executed an agreement that sets forth therein a covenant and assignment implementing the policy set forth in clause (d)(i) above.

(iv)    Except as described in Section 4.17(d)(iv) of the Company Disclosure Letter, the Company and its Subsidiaries have a policy (a true and complete copy of which is attached to Section 4.17(d)(iv) of the Company Disclosure Letter) to obtain, and have obtained, from all technical consultants and technical contractors, including all individuals named or identified as inventors on any patent applications filed or to be filed by or on behalf of the Company and/or its Subsidiaries (including issued patents, pending patent applications and invention disclosures), who contribute, will in the future contribute or have contributed to the creation or the development of Intellectual Property for the Company or any of its Subsidiaries valid written assignments to the Company or one or more of its Subsidiaries of such consultant’s or contractor’s rights to any such contribution that the Company or its Subsidiaries do not, or will not, own by operation of Law and the Company and its Subsidiaries have generally enforced such policy.

(v)    None of the individuals identified in Sections 4.17(d)(iii) and (iv) of the Company Disclosure Letter and none of the technical consultants or technical contractors who have not provided the Company with a valid written assignment to such consultant’s or contractor’s rights as described in Section 4.17(d)(iv) has either generated or retained any Intellectual Property listed in Section 4.17(a) of the Company Disclosure Letter.

(vi)    For those patents, patent applications, invention disclosure records and copyrightable materials listed in Section 4.17(a)(i) of the Company Disclosure Letter that do not identify the Company as the assignee, the Company has obtained, or the Company shall procure prior to Closing without providing any additional compensation, obligation or consideration unless with prior written approval from Parent, the necessary agreements and/or assignments to vest complete title to such patents, patent applications, invention disclosure records, and copyrightable materials in the Company.

(e)    Trade Secrets.    The Company and its Subsidiaries have taken all reasonable steps to protect and preserve the secrecy, confidentiality and value of all of their Trade Secrets and there are no unauthorized uses, disclosures or misappropriations of any Trade Secret.

(f)    Intellectual Property Infringement.    Except as set forth in Section 4.17(f) of the Company Disclosure Letter:

(i)    the Company’s and its Subsidiaries’ activities (including the granting of any licenses or sublicenses), products and services have not, as presently conducted do not, and as presently contemplated to be conducted in the future will not, infringe upon or otherwise misappropriate or violate, any Intellectual Property rights of any other Person;

(ii)    there are no claims or suits pending, no notice (formal or informal) provided, no legal proceedings or claims threatened, including any indemnification or contribution claims, in each instance, either currently pending or asserted in the past, and, to the knowledge of the Company, no basis for any such claim, suit or proceeding:

(x)    alleging that the Company or any of its Subsidiaries or any of their respective activities, products or services, or the practice of the inventions defined by their issued patents, infringe upon, violate or otherwise constitute an unauthorized use of any other Person’s Intellectual Property;

(y)    challenging the Company’s or any of its Subsidiaries’ ownership of, right to use, or the validity or enforceability or effectiveness of any Intellectual Property it owns or in which it claims ownership, including the Intellectual Property listed in Section 4.17(a) of the Company Disclosure Letter; or

(z)    contending, with respect to any agreement entered into by the Company or any of its Subsidiaries, that the Company or any of its Subsidiaries has breached or violated such agreement, that any Intellectual Property licensed to or used by the Company or any Subsidiaries under such agreements has been violated or is invalid, unenforceable, unpatentable, unregisterable or cancelable, or violates, infringes or misappropriates any other Person’s Intellectual Property, that a party to such agreement intends to cancel, terminate or fail to renew such agreement, or that there exists an event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by any party to such agreement;

(iii)    none of the Company or any of its Subsidiaries has filed a claim against, provided notice to or taken any other action against any Person claiming the infringement, violation, or unauthorized use by any Person of any Intellectual Property owned by or licensed to the Company or any of its Subsidiaries and, to the knowledge of the Company, no Person is infringing, violating or misappropriating any such Intellectual Property;

(iv)    the execution and delivery of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated by this Agreement will not, result in the loss of the Company’s or its Subsidiary’s rights in any Intellectual Property; and

(v)    None of the licenses or sublicenses granted by the Company or any of its Subsidiaries (including MOSI and HyperTV) to Livewire LLC, a Delaware limited liability company, infringe upon or otherwise violate, any Intellectual Property rights of Wolzien or any other rights Wolzien may have with respect to the Company or any of its Subsidiaries (including MOSI and HyperTV).

(g)    No Waiver of Privilege.    The Company and its Subsidiaries have taken Reasonable Actions to maintain any attorney-client privilege or other legal privilege with respect to oral and written communications relating to Intellectual Property and legal claims and defenses related thereto.

(h)    Adequacy of Rights.    The Company and its Subsidiaries own or otherwise hold sufficient rights to all Intellectual Property necessary to carry on their respective business and all such rights shall survive the execution, consummation and performance of this Agreement unchanged in any respect.

(i)    Wolzien Patent Improvements.    Section 4.17(i) of the Company Disclosure Letter sets forth (a) a complete and accurate list of each Wolzien Patent Improvement (as such term is defined in the Asset Purchase Agreement (the “Wolzien Agreement”), dated April 7, 1999, between MOSI, Wolzien, HyperTV, and the Company, as amended on April 8, 2000) which has been disclosed by Wolzien to MOSI, (b) the date upon which each such disclosure occurred, (c) whether MOSI made an election to file a patent application with respect to each such Wolzien Patent Improvement, (d) the date of any such election, (e) if such election was made, the date upon which a patent application was filed with respect to such Wolzien Patent Improvement and (f) the status of any such patent application. With respect to each Wolzien Patent Improvement set forth in Section 4.17(i) of the Company Disclosure Letter, the Company and MOSI have taken Reasonable Actions to determine whether MOSI should elect to file a patent application for such Wolzien Patent Improvement. Wolzien has not exercised his option (or indicated any inclination to exercise his option) to prepare and file a patent application in his own name and title with respect to any Wolzien Patent Improvements for which MOSI has not prepared and filed a patent application within the ninety-day (90) period after which such Wolzien Patent Improvement had been disclosed to MOSI pursuant to the Wolzien Agreement.

(j)    Prior Agreements.    To the knowledge of the Company, no current or former employee is or was a party to any confidentiality agreement or agreement not to compete which restricts or forbids, or restricted or forbade, during any time of such employee’s employment by the Company or any of its Subsidiaries, such employee’s performance of the business of the Company or any of its Subsidiaries or any activity such employee was hired to perform.

4.18    Certain Agreements, Affiliate Transactions and Insurance.

(a)    Section 4.18(a) of the Company Disclosure Letter lists or describes each Contract to which the Company or any of its Subsidiaries is a party, or by which any of their respective assets are subject or bound, of the following nature (each Contract listed or required to be listed on Section 4.18(a) of the Company Disclosure Letter, along with each Contract listed or described, or required to be listed or described, on Sections 4.3(c), 4.3(d), 4.6(a), 4.17(a)(iv), 4.17(a)(v), 4.18(b) or 4.18(c) of the Company Disclosure Letter, a “Material Contract”):

(i)    Contracts that are required to be filed with the Commission pursuant to the Exchange Act as an exhibit to the Company’s Annual Report on Form 10-K;

(ii)    Contracts that were entered into outside the ordinary course of business and pursuant to which any obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding;

(iii)    employment, bonus or consulting agreements involving potential payments in excess of $50,000 over any period of 12 months or more;

(iv)    Contracts evidencing or securing Indebtedness of the Company or any of its Subsidiaries (other than trade accounts arising in the ordinary course of business that do not exceed $10,000 individually or $250,000 in the aggregate);

(v)    Contracts in which the Company or any of its Subsidiaries has guaranteed the obligations of any Person;

(vi)    Contracts that may require the Company or any of its Subsidiaries to indemnify any other Person;

(vii)    any Contract involving the potential payment (A) by the Company or any of its Subsidiaries of $50,000 or more or (B) to the Company or any of its Subsidiaries of an amount that is reasonably likely to be $50,000 or more, in each case including agreements with television networks (including broadcast and cable networks), cable and direct broadcast system operators, manufacturers of televisions and set-top boxes and advertisers;

(viii)    Contracts that contain any “most favored nations” provisions, as such term is commonly understood in the cable television and satellite television industries;

(ix)    Contracts that guarantee any Person a particular amount of payment from the Company or any of the Company’s Subsidiaries irrespective of such Person’s performance of any of its obligations under such Contract;

(x)    Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or Significant Stockholder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand;

(xi)    Contracts between the Company or any of its Subsidiaries, on the one hand, and any Significant Party, on the other hand;

(xii)    Contracts that contain a Change of Control Covenant; and

(xiii)    Contracts giving any Person the right (contingent or otherwise) to require the Company or any of its Subsidiaries to register under the Securities Act any securities or to participate in any registration of such securities.

Except as set forth in Section 4.18(a) of the Company Disclosure Letter, each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies and except that employees’ covenants not to compete may not be enforceable in accordance with their terms in California and certain other jurisdictions), and the Company or the applicable Subsidiary of the Company, as the case may be, has taken all actions necessary to comply in all material respects with such Material Contract and is not in breach or violation of or default under (with or without notice or lapse of time or both) of any such Material Contract. To the knowledge of the Company, except as set forth in Section 4.18(a) of the Company Disclosure Letter, all parties to the Material Contracts other than the Company and its Subsidiaries have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under, such Material Contracts. The Company has not received notice of any actual or threatened termination, cancellation or limitation to, and there has not been any other adverse development in respect of, any of the Material Contracts. The Company has delivered to Parent a true and correct copy of each Material Contract that is in writing, and a description of all material terms of each Material Contract or arrangement that is not in writing, listed or described or required to be listed or described on Section 4.18(a) of the Company Disclosure Letter.

(b)    Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) there is no Contract or any judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be likely to have the effect of prohibiting or materially restricting or limiting the ability of the Company to conduct its business as the same is currently conducted or contemplated to be conducted and (ii) none of the Company or any of the Company’s Subsidiaries is a party to, and none of their respective assets is bound by, any Contract or any judgement, injunction, order or decree that, after the consummation of the transactions contemplated by this Agreement, would be or would purport to be binding upon Parent, a Controlling Party of Parent or any Affiliate of a Controlling Party of Parent (other than the Surviving Entity and the Surviving Entity’s Subsidiaries) or any Contract or any judgement, injunction, order or decree in respect of which any act or omission of Parent, a Controlling Party of Parent or any Affiliate of a Controlling Party of Parent (other than the Surviving Entity and the Surviving Entity’s Subsidiaries) would result in a breach or violation thereof or, in the case of any Contract, constitute (with or without notice or lapse of time or both) a default or event of default thereunder, or give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments thereunder, or give rise to or accelerate any material obligation or result in the loss or modification of any material rights or benefits thereunder or result in any Lien or Restriction on any of the material assets of the Surviving Entity or any of its Subsidiaries. The Company has delivered to Parent a true and correct copy of each Contract that is in writing, a description of all material terms of each Contract or arrangement that is not in writing, and a true and correct copy of each judgment, injunction, order or decree, listed or described, or required to be listed or described, on Section 4.18(b) of the Company Disclosure Letter.

(c)    Section 4.18(c) of the Company Disclosure Letter lists or describes all transactions and Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, executive officer or Significant Stockholder of the Company or any of its Subsidiaries or Equity Affiliates, on the other hand. The Company has delivered to Parent a true and correct copy of each Contract and arrangement that is in writing, and a description of all material terms of each transaction and each Contract that is not in writing, listed or described, or required to be listed or described, on Section 4.18(c) of the Company Disclosure Letter.

(d)    Section 4.18(d) of the Company Disclosure Letter sets forth all directors’ and officers’, errors and omissions, fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries. Such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. The Company has delivered to Parent true and complete copies of each policy set forth, or required to be set forth, on Section 4.18(d) of the Company Disclosure Letter.

4.19    No Investment Company.    The Company is not an “investment company” subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

4.20    Takeover Statutes.    No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or any anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all action so that none of Parent, any Controlling Party of Parent or any Affiliates of a Controlling Party of Parent will be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby.

4.21    Rights Agreement.    The Company and the Company Board have taken all action necessary to render the Rights Agreement inapplicable to the Merger and the other transactions contemplated by this Agreement.

4.22    Provided Information.    All written information (excluding financial projections) concerning the Company and its Subsidiaries that has been prepared by or on behalf of the Company, its Subsidiaries or any of their respective officers or authorized representatives and that has been provided to Parent, any of its Affiliates or any of their respective authorized representatives in connection with the Merger, was, at the time made available, correct in all material respects and did not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made. All financial projections concerning the Company and its Subsidiaries, whether oral or written, that have been prepared or made by or on behalf of the Company, its Subsidiaries or any of their respective officers or authorized representatives, and that have been provided to Parent, any of its Affiliates or any of their respective authorized representatives in connections with the Merger or that have been made public since January 1, 2002 by or on behalf of the Company, its Subsidiaries or any of their respective officers or authorized representatives, (a) have been reasonably prepared or made on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company and its Subsidiaries and (b) are the same financial projections used by the Company for internal planning purposes. The Company has no knowledge that the future financial performance of the Company is unlikely to be consistent in all material respects with such financial projections.

4.23    Documents Delivered.    All documents which have been or shall be delivered to Parent by or on behalf of the Company pursuant to this Agreement or in connection with the transactions contemplated hereby (including all documents and agreements referenced in the Company Disclosure Letter or provided to Parent in connection with its due diligence investigation of the Company) are or when so delivered shall be correct, current and complete copies of the originals thereof.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

5.1    Organization and Qualification.    Each of Parent and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (c) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under, and to consummate the transactions contemplated by this Agreement (collectively, a “Parent Material Adverse Effect”). Parent has made available to the Company a true and complete copy of Merger Sub’s certificate of incorporation and bylaws, each as amended to the date hereof.

5.2    Authorization and Validity of Agreement.    Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and subject to obtaining the approval of Parent’s stockholders contemplated by Section 3.2 and the satisfaction of the conditions set forth in Section 7.1(b), to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the approval of Parent’s stockholders described in the previous sentence. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

5.3    Capitalization.

(a)    As of the date hereof, the authorized capital stock of Parent consists solely of (i) 500,000,000 shares of Class A Parent Stock, (ii) 200,000,000 shares of Class B Parent Stock and (iii) 500,000,000 shares of Parent Preference Stock. As of the close of business on August 31, 2002, 40,893,099 shares of Class A Parent Stock, 30,631,746 shares of Class B Parent Stock and no shares of Parent Preference Stock were issued and outstanding. All such shares were validly issued, fully paid and nonassessable. As of the close of business on March 31, 2002, there were outstanding Warrants and employee stock options exercisable for an aggregate of 8,075,642 shares of Class A Parent Stock. Each share of Class B Parent Stock is convertible, at any time, into one share of Class A Parent Stock. The shares of Class A Parent Stock to be issued in the Merger will, when issued, be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. All other material aspects of Parent’s capitalization have been disclosed in the Parent SEC Reports.

(b)    The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01 per share, all of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

5.4    No Approvals or Notices Required; No Conflict with Instruments.    The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not:

(a)    conflict with or violate the memorandum of association or articles of association of Parent or the certificate of incorporation or bylaws of Merger Sub;

(b)    except as disclosed in Section 5.4(b) of the Parent Disclosure Schedule, require any Governmental Consent or Governmental Filing, in each case on the part of Parent or any Subsidiary of Parent, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Governmental Consents and Governmental Filings with foreign, state and local Governmental Entities described on Section 5.4(b) of the Parent Disclosure Schedule, (iii) the Governmental

Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (iv) the filing with the Commission, and the effectiveness, of the Registration Statement as contemplated by Section 3.2(c), (v) the filing with the Commission of the Parent Proxy Statement and such reports and other documents under Sections 13(a), 13(d), 15(d) or 16 of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (vi) such other Governmental Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(c)    require, on the part of Parent or any Subsidiary of Parent, any Contract Consent by, or Contract Notice to, any other Person (other than a Governmental Entity), under any License or other Contract, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(d)    give rise to any Violation of any Contract to which Parent or any Subsidiary of Parent is a party, by which Parent, any Subsidiary of Parent or any of their respective assets or properties is bound or affected or pursuant to which Parent or any Subsidiary of Parent is entitled to any rights or benefits, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect; or

(e)    assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 5.4 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Parent or any Subsidiary of Parent or by which any of their respective properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.5    Registration Statement; Parent Proxy Statement.    None of the information concerning Parent or any of its Subsidiaries supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in, and that is included or incorporated by reference in, (i) the Registration Statement or any amendment or supplement thereto filed or to be filed by Parent with the Commission under the Securities Act in connection with the issuance of the Merger Consideration, (ii) the Company Proxy Statement or any amendment or supplement thereto, or (iii) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement or any amendment or supplement thereto, when the same becomes effective and at the Effective Time, and, in the case of the Company Proxy Statement or any amendment or supplement thereto, at the time of mailing to the Company’s stockholders or at the time of the Company Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Registration Statement, including any amendments or supplements thereto, will comply as to form in all material respects with the provisions of the Securities Act (except that no representation is made as to the form of the Company Proxy Statement to the extent it constitutes the prospectus thereunder).

5.6    Report and Financial Statements.    Except as set forth on Section 5.6 of the Parent Disclosure Schedule, Parent’s Annual Report on Form 20-F for the fiscal year ended December 31, 2001 (the “20-F”) at the time filed, complied in all material respects with the applicable requirements of Form 20-F under the Exchange Act, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including the notes thereto) of Parent and its Subsidiaries included in the 20-F, at the time filed, fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended.

5.7    Absence of Certain Changes or Events.    Except as disclosed in the earnings releases issued by the Parent for the quarterly periods ended March 31, 2002 and June 30, 2002, since the date of the most recent audited financial statements included in the Parent SEC Reports, there has not been, as of the date of this

Agreement, (a) any change in the financial condition, results of operations, business, assets or liabilities of Parent and its Subsidiaries that, individually or in the aggregate has had or is reasonably likely to have a Parent Material Adverse Effect or (b) any change by Parent in its accounting principles, practices or methods except as required by GAAP.

5.8    Brokers or Finders.    No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by Parent or any of its Subsidiaries or their respective directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

5.9    Recommendation of the Parent Board.    The Parent Board, by vote at a meeting duly called and held, has approved the Issuance and has adopted resolutions recommending approval of the Issuance by the stockholders of Parent.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1    Access to Information Concerning Properties and Records.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, upon reasonable notice, the Company will (and will use reasonable efforts to cause each of its Subsidiaries to) afford to the officers, employees, counsel, accountants and other authorized representatives of Parent reasonable access during normal business hours to all its properties, personnel, books and records and furnish promptly to such Persons such financial and operating data and other information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request and instruct the officers, directors, employees, counsel and financial advisors of the Company to discuss the business operations, affairs and assets of the Company and otherwise fully cooperate with the other party in its investigation of the business of the Company. Parent agrees that it will not, and will cause its officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

6.2    Confidentiality.    Unless otherwise agreed to in writing by the party disclosing (or whose Representatives disclosed) the same (a “disclosing party”), each party (a “receiving party”) will, and will cause its Affiliates, directors, officers, employees, agents and controlling Persons (such Affiliates and other Persons with respect to any party being collectively referred to as such party’s “Representatives”) to, (i) keep all Confidential Information (as defined below) of the disclosing party in strict confidence and not disclose or reveal any such Confidential Information to any Person other than those Representatives of the receiving party who are participating in effecting the transactions contemplated hereby or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing the receiving party’s rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the disclosing party. In the event that a receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of the disclosing party, the receiving party will provide the disclosing party with prompt notice of such request(s) to enable the disclosing party to seek an appropriate protective order. A party’s obligations hereunder with respect to Confidential Information that (i) is disclosed to a third party with the disclosing party’s written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the receiving party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order. If a receiving party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will a receiving party be liable for any indirect, punitive, special or consequential damages. In the event this Agreement is terminated, each party will, if so requested by the other party, promptly return or destroy all of the Confidential Information of such other party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of the receiving party or its Representatives; provided, however, that the receiving party will not be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of the disclosing party.

For purposes of this Section 6.2, “Confidential Information” of a party means all confidential or proprietary information about such party that is furnished by it or its Representatives to the other party or the other party’s Representatives, regardless of the manner in which it is furnished. “Confidential Information” does not include, however, information which (a) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of the receiving party or its Representatives, (b) was available to the receiving party or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to the receiving party or its Representatives on a non-confidential basis from a Person other than the disclosing party or its Representatives who is not otherwise bound by a confidentiality agreement with the disclosing party or its Representatives, or is not otherwise prohibited from transmitting the information to the receiving party or its Representatives, or (d) is independently developed by the receiving party or its Representatives through Persons who have not had, either directly or indirectly, access to or knowledge of such information. Nothing contained in this Section 6.2 shall be construed to limit a receiving party’s right to independently develop or acquire products without use of the disclosing party’s Confidential Information. Further, a receiving party shall be free to use for any purpose the residuals resulting from access to or work with such Confidential Information, provided that such receiving party shall maintain the confidentiality of the Confidential Information as provided herein. The term “residuals” means information in non-tangible form, which may be retained without extraordinary effort by persons who have had access to the Confidential Information in the normal course of their use or review of Confidential Information pursuant to this letter, including ideas, concepts, know-how or techniques contained therein. Neither the Company nor Parent shall have any obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of residuals.

6.3    Public Announcements.    Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, the Company and Parent will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.

6.4    Conduct of the Company’s Business Pending the Effective Time.    Except as set forth on Section 6.4 of the Company Disclosure Letter, the Company will, and will cause each of its Subsidiaries to, except as permitted, required or specifically contemplated by this Agreement, including Section 6.5 hereof, or consented to or approved in writing by Parent, during the period commencing on the date hereof and ending at the Effective Time:

(a)    conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

(b)    use reasonable best efforts to preserve intact its business organization, to preserve its Licenses in full force and effect, to maintain its Intellectual Property (including the payment of any administrative fees), to keep available the services of its present officers and key employees, and to preserve the goodwill of those having business relationships with it;

(c)    not (i) make or permit any change or amendments in its certificate or articles of incorporation, bylaws or similar organizational documents; (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (other than shares of Company Common Stock issued upon the exercise of any Company Stock Options outstanding on the date hereof or Warrants outstanding on the date hereof), any Convertible Securities or any phantom shares, phantom equity interests or stock or equity appreciation rights; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any equity interests, other securities, Convertible Securities or phantom shares, phantom equity interests or stock or equity appreciation rights of the Company or any Subsidiary of the Company; (v) amend or modify, or accelerate, amend or change the period of exercisability or vesting of, any outstanding Company Stock Options, Warrants or other Convertible Securities, or adopt, authorize or amend any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus, option or similar plan, arrangement or agreement (including any Company Stock Plan); (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities, except for dividends by a Subsidiary of the Company paid ratably to its stockholders or the partners thereof, as the case may be (provided in the case of any non-Wholly Owned Subsidiary of the Company that the other stockholders of or partners in such Subsidiary are not officers, directors, employees or Affiliates of the Company or of any of its Subsidiaries); (viii) sell, transfer or otherwise dispose of, or pledge any Investment Security or any stock, equity or partnership interest owned by it in any Subsidiary or Equity Affiliate of the Company; or (ix) enter into or assume any Contract with respect to any of the foregoing;

(d)    not (i) modify or change in any material respect any License, any Material Contract or any other Contract that is material to the business of the Company, other than in the ordinary course of business consistent with past practice; (ii) modify or change in any respect any of the Specified Contracts; (iii) terminate any License, Material Contract or any other Contract that is material to the business of the Company, (iv) offer to enter into, assume or enter into, a Contract with any Person where the terms and provisions so offered, or the terms and provisions of the Contract to be entered into or assumed would give any other Person (an “MFN Beneficiary”) the right to require at any time that the terms and conditions of such MFN Beneficiary’s Contract with the Company or any of its Subsidiaries be adjusted, changed or modified (including retroactively) in any manner based upon the terms and provisions in the first Person’s Contract or that such Contract be terminated; (v) hire any new employee, replace any existing employee, enter into any new employment, consulting, contractor, agency or commission agreement, make any amendment or modification to any such existing agreement or grant any increases in compensation, other than the regular annual salary increases required to be made pursuant to the terms of existing employment agreements with employees of the Company or its Subsidiaries who are not directors or officers of the Company; (vi) establish, amend or modify any employee benefit plan of any kind referred to in Section 4.13(a), except to the extent required by any applicable law, the existing terms of any such plan or the provisions of this Agreement; (vii) except as set forth in Section 6.12, modify, amend, renew or enter into any directors’ and officers’ insurance policy with respect to the Company or any of its Subsidiaries; (viii) provide security for any of its outstanding unsecured Indebtedness, provide additional security for any of its outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any assets or rights of the Company or any Subsidiary of the Company, except in any such case for Permitted Encumbrances; (ix) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice; (x) cancel or forgive any Indebtedness or waive any claims or rights of substantial value; (xi) make or authorize any capital expenditures other than in the ordinary course of business in amounts of more than $25,000 individually or $100,000 in the aggregate; (xii) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness; (xiii) other than as otherwise permitted by this Agreement and, in the case of transactions between the Company and any of its Wholly Owned Subsidiaries or between

Wholly Owned Subsidiaries of the Company, other than the normal cash management practices (including reimbursement of business expenses) of the Company and its Subsidiaries conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any transaction with any Significant Stockholder or director, former director, officer, former officer, partner, Affiliate or Equity Affiliate of the Company or any of its Subsidiaries not required by the terms of an existing Contract described in Section 4.18 of the Company Disclosure Letter; (xiv) guarantee or otherwise become responsible for any Indebtedness of any other Person; (xv) settle or compromise any claims, litigation or arbitration; (xvi) enter into or assume any Contract that would be a Specified Contract, or amend any term of any existing Contract in a manner that would cause it to become a Specified Contract; or (xvii) enter into or assume any Contract with respect to any of the foregoing;

(e)    not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(f)    not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole;

(g)    not incur any amount of Indebtedness or assume or enter into any Contract to do so;

(h)    not (i) modify or change in any respect, or terminate any agreement related to material Intellectual Property; (ii) provide, or enter into any Contract that provides, or amend, modify or change any existing Contract to provide (A) any assignment, grant-backs, cross-license, of, or covenant not-to-sue, covenant not to assert or grant of release regarding, any Intellectual Property, (B) the granting or licensing to any other Persons of (1) any exclusive right (within any geographic area or line of products or services or field of use) to use any of the Company’s or its Subsidiaries’ owned or licensed Intellectual Property or (2) any right (within any geographic area or line of products or services or field of use) to use any of the Company’s or its Subsidiaries’ material owned or licensed Intellectual Property, (C) any Person with “most favored nations” (as such term is customarily understood in the cable television and satellite television industries) terms and conditions, (D) that the Company or any of its Subsidiaries would be required to exclusively use the products or services provided by another party (or an Affiliate thereof) or a specified third party (or refrain from using the products and services of any Person other than such other party or such specified other Person) within any geographic area or line of products or services or field of use, (E) that the Company or any of its Subsidiaries will not sue or otherwise institute legal action against any other Person for any reason, (F) any agreements with third parties for the exchange and/or protection of confidential information, (G) rights or obligations that are binding upon, or purport to be binding upon, any Person (other than any Subsidiary of the Company) that is not a party to such Contract (H) any provisions requiring the Company or any of its Subsidiaries to indemnify any Person; (I) that the Company or any of its Subsidiaries guarantee any Person a particular amount of payment from the Company or any of its Subsidiaries irrespective of such Person’s performance of any of its obligations; or (J) a Change of Control Covenant with respect to the Company or its Subsidiaries; (iii) terminate or modify or change in any material respect any agreement setting forth a covenant or assignment implementing the policies described in Section 4.17(d); (iv) sue or otherwise institute legal action (including by the assertion of a counterclaim) against any Person for any reason; or (v) solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to, or enter into or assume any Contract with respect to, any of the foregoing;

(i)    not (i) make, revoke or amend any Tax election, (ii) make any material change in any accounting, financial reporting or Tax practice or policy, (iii) execute any waiver of restrictions on assessment or collection of any Tax, (iv) enter into or amend any agreement or settlement with any Tax authority, (v) change the Company’s auditors or (vi) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated, except, in the case of clause (v), in the ordinary course of business consistent with past practice;

(j)    not take any action that would cause its representations and warranties contained in Section 4.1 to be untrue in any respect or, except as otherwise contemplated by this Agreement, make any changes to the corporate structure of the Company and its Subsidiaries (including the structure of the ownership by the Company of the direct and indirect interests in its Subsidiaries and of the ownership by the Company and its Subsidiaries of their respective businesses and assets);

(k)    not make any capital contribution to any Person other than as required pursuant to the terms of a Company Investment Agreement listed on Section 4.6(a) of the Company Disclosure Letter as such terms are in effect on the date hereof, or acquire any securities or other debt or equity interests in any other Person or enter into or assume any Contract with respect to the foregoing;

(l)    not revalue any of its assets, including writing down the value of any assets or writing off any notes or accounts receivable, except as required by GAAP;

(m)    prepare budgets, forecasts, and other internal management reports in a manner and at times consistent with the Company’s past practice; and

(n)    give prompt notice in writing to Parent of (i) any information that indicates that any of the Company’s representations or warranties contained herein were not true and correct as of the date hereof or will not be true and correct as of the Effective Time (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VII hereof to be satisfied, (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party and (iv) any notice of, or other communication relating to, any litigation referred to in Section 6.9 or any order or judgment entered or rendered therein.

6.5    No Solicitation

(a)    From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company agrees that it shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of the Company or any of its Subsidiaries to, directly or indirectly, or otherwise (i) solicit, initiate, encourage or otherwise facilitate any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with, or furnish or cause to be furnished any non-public information concerning the business or assets of the Company or any of its Subsidiaries, to any Person in connection with any Alternative Proposal, (iv) approve, recommend or permit the Company or any Subsidiary to enter into an agreement or understanding with any Person relating to any Alternative Proposal, (v) amend or grant any waiver or release of any standstill agreement or (vi) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing; provided, however, that nothing contained in this Section 6.5 shall prevent the Company or the Company Board from (A) complying with Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to an Alternative Proposal by means of a tender offer; or (B) recommending an Alternative Proposal to the stockholders of the Company if (x) the Company Board determines in good faith by a majority vote that such Alternative Proposal is a Superior Proposal (as defined below) and that on the basis of written advice of the Company’s outside legal counsel, it must recommend such Superior Proposal to the stockholders of the Company in order to comply with its fiduciary duties under applicable law, and (y) the Company has complied with paragraphs (b), (c), (d) and (e) of this Section 6.5. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.5.

(b)    The restrictions set forth in Section 6.5(a) shall not prevent the Company Board (or any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, representative or agent, of the Company) in the exercise of and as required by its fiduciary duties under applicable law as determined by the Company Board in good faith (after consultation with and not inconsistent with the written advice of the Company’s outside legal counsel) from engaging in discussions or negotiations with (but not directly or indirectly soliciting or initiating such discussions or negotiations or directly or indirectly encouraging inquiries or the making of any Alternative Proposal), and furnishing information concerning the Company and its business and assets to, a Person who makes a written, unsolicited, bona fide Alternative Proposal (except that for purposes of this Section 6.5(b), to constitute an Alternative Proposal such proposal, (w) if relating to the issuance by the Company or any of its Subsidiaries of any equity interest in or any voting securities of the Company or such Subsidiary, must contemplate the issuance of more than 50% rather than 10% or more, of the total of such equity interests or voting securities, (x) if relating to the acquisition in any manner of any assets of the Company or its Subsidiaries, must contemplate the acquisition of more than 50%, rather than 10% or more, of the total of such assets, (y) if relating to the acquisition by any Person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company, must contemplate the acquisition of more than 50%, rather than 10% or more, of the then outstanding shares of capital stock of the Company and (z) may not be an Alternative Proposal with respect to an Intellectual Property Transaction) that, (A) after taking into consideration the strategic benefits to the Company of the Merger (after consultation with its financial advisor), is financially superior to the Merger, as determined in good faith by a majority of the Company Board after consultation with, and the receipt of a written opinion from, the Company’s financial advisors, which shall be of national reputation, (B) will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the Company Board, is reasonably capable of being obtained and (C) if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the Person making the proposal, as determined in the good faith judgment of a majority of the Company Board (after consultation with its outside legal counsel)(any such Alternative Proposal satisfying clauses (A),(B) and (C) above is herein referred to as a “Superior Proposal”); provided, that in advance of the taking of any such actions by the Company, Parent shall have been notified in writing of such Superior Proposal and given a copy of such Superior Proposal.

(c)    The Company shall provide Parent (for at least five business days following the receipt of such notice) an opportunity to propose an amendment to this Agreement to provide for terms and conditions no less favorable than the Superior Proposal in which event the Company shall cause its respective financial and legal advisors to negotiate in good faith with Parent for a reasonable period of time after the Company Board determines that the terms and conditions proposed by Parent are no less favorable than the Superior Proposal, to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby. The provisions of this paragraph shall apply to successive Superior Proposals (provided that each such Superior Proposal shall meet the then applicable requirements thereof, based upon the terms of this Agreement in effect on the date hereof or as such terms shall be modified, amended or superseded).

(d)    The Company shall promptly advise Parent orally and in writing of any request for information or of any Alternative Proposal, or any inquiry, offer or proposal with respect to or which could lead to any Alternative Proposal (whether made directly to the Company or one of its advisers), the material terms and conditions of such request, Alternative Proposal or inquiry, offer or proposal, and the identity of the Person making any such request, Alternative Proposal or inquiry, offer or proposal. The Company shall keep Parent fully informed of the status and details of any such request, Alternative Proposal or inquiry, offer or proposal.

(e)    Notwithstanding Section 6.5(b), the Company shall not provide any non-public information to a third party unless the Company provides such non-public information pursuant to a non-disclosure agreement with terms regarding the protection of confidential information at least as restrictive as such terms set forth in Section 6.2.

(f)    The Company shall immediately cease and cause to be terminated any existing discussion or negotiations with any Persons (other than Parent) conducted prior to the date of this Agreement with respect to any of the foregoing and will exercise its rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by the Company or its representatives to any such Persons.

6.6    Expenses.    Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense, except that the Commission filing fee for the Company Proxy Statement, the Parent Proxy Statement, the Registration Statement (and any amendment or supplement thereto) and any prospectus included in the Registration Statement (and any amendment or supplement thereto) and the fee for filing under the Hart-Scott Act will be borne one-half by Parent and one-half by the Company.

6.7    Actions by Merger Sub.    In its capacity as the sole stockholder of Merger Sub, Parent will cause Merger Sub to approve and adopt the Merger Proposal and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.

6.8    Listing.    Each party hereto agrees to take all action reasonably necessary to cause the shares of Class A Parent Stock to be issued in the Merger to be authorized for listing or otherwise eligible for trading on the Relevant Market, subject to official notice of issuance.

6.9    Defense of Litigation.    Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company will not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent. Each of the parties further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.

6.10    Indemnification of Directors and Officers.

(a)    From and after the Effective Time, the Surviving Entity will indemnify, defend and hold harmless the present and former officers and directors of the Company (when acting in such capacity) (each, an “Indemnified Party” and together, the “Indemnified Parties”) (and will also, subject to Section 6.10(b), advance expenses as incurred to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), against all losses, costs, expenses, claims, damages, judgments or liabilities incurred in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer or director of the Company pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the “Indemnified Liabilities”) to the fullest extent permitted under the DGCL; provided, however, that such indemnification will be provided only to the extent any directors’ and officers’ liability insurance policy of the Company or its Subsidiaries does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that the Surviving Entity shall, subject to Section 6.10(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case the Surviving Entity shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), existing in favor of the Indemnified Parties as provided in the Company Charter or Company Bylaws or pursuant to other agreements, or certificates of incorporation or bylaws or similar documents of any Subsidiaries of the Company, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect for a period of not less than six years after the Effective Time.

(b)    If any Claim relating hereto or to the transactions contemplated by this Agreement is commenced before the Effective Time, the Company and the Surviving Entity agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), will promptly notify the Surviving Entity thereof, whereupon the Surviving Entity will have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, the Surviving Entity will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain separate counsel and the Surviving Entity will pay or cause to be paid all reasonable fees and expenses of such counsel; provided, however, that the Surviving Entity will not be obligated pursuant to this Section 6.10(b) to pay for more than one firm or counsel (or in the event that the independent directors of the Company make a good faith determination that they require independent counsel, two firms or counsel) to represent all Indemnified Parties in any jurisdiction and (ii) the Indemnified Parties will cooperate in the defense of such matter. The Surviving Entity will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Section 6.10, the Surviving Entity shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in a manner contemplated hereby is prohibited by applicable law.

(c)    This Section 6.10 is intended to benefit the Indemnified Parties and will be enforceable by each Indemnified Party, his or her heirs and representatives and will be binding on all successors and assigns of the Surviving Entity.

6.11    Parent Warrant.    In the event that the Company is required to pay the Termination Fee pursuant to the terms of Section 8.5(b), then, effective upon the date such Termination Fee shall become payable or such termination shall become effective, as applicable, the Company shall issue to Parent warrants to purchase a number of shares of Company Common Stock equal to 3.99% of the outstanding shares of Company Common Stock on the date such warrants are issued (determined on a fully-diluted basis, including after giving effect to the exercise of such warrants) for an exercise price of $1.40 per share, which warrants shall be exercisable for a period of three (3) years from the date of issue and shall contain such terms and provisions (including anti-dilution provisions) as are customarily found in warrants issued by publicly-traded companies.

6.12    Liability Insurance.    Within five days from the date of this Agreement, the Company shall designate Marsh & McLennan as its broker of record for the purpose of securing for the Company a directors’ and officers’ liability insurance policy providing up to $10 million of “A” side coverage only and a three-year run off. If, after 25 days from the date Marsh & McLennan is designated as the Company’s broker of record, it is unable to secure such coverage from one or more insurance carriers reasonably acceptable to Parent, the Company shall have the right to purchase an extension of its existing directors’ and officers’ liability insurance policy and a three-year run off from any reputable carrier, provided that the monthly premium for the extension does not exceed $100,000 and the premium for the three-year run off does not exceed $835,000.

6.13    Actions With Respect to MOSI.    Promptly following the execution and delivery of this Agreement, the Company shall, and shall cause its Subsidiaries to and shall use its best commercially reasonable efforts to cause the individuals specified on Schedule 6.13 to, execute and deliver to the Company the agreement annexed hereto as Exhibit 6.13 (the “MOSI Agreement”).

ARTICLE VII

CONDITIONS PRECEDENT

7.1    Conditions Precedent to the Obligations of Parent, Merger Sub and the Company.    The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which, to the extent permitted by applicable law, may be waived by Parent, for Merger Sub (but not for the Company), or by the Company for itself (but not for Parent or Merger Sub):

(a)    Approval of Stockholders.    This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law, the Company Charter and the Company Bylaws. The Issuance shall have been approved by the requisite vote under the rules of the Relevant Market by the stockholders of Parent.

(b)    Registration.    (i) the Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the Commission seeking a stop order or to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, and (ii) Parent shall have received all state securities law or blue sky permits and authorizations necessary to issue the Merger Consideration as contemplated hereby and such permits and authorizations will be in full force and effect.

(c)    Hart-Scott Act.    The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved, by the United States Department of Justice or the United States Federal Trade Commission.

(d)    Nasdaq Listing.    The shares of Class A Parent Stock to be issued in the Merger will have been authorized for listing or otherwise eligible for trading on the Relevant Market subject only to official notice of issuance.

(e)    Absence of Injunctions.    No permanent or preliminary Injunction or restraining order by any court or other Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, shall be in effect preventing consummation of the transactions contemplated hereby as provided herein, or permitting such consummation subject to any condition or restriction that has had or would have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on Parent and its Subsidiaries taken as a whole, any Controlling Party of Parent and its Subsidiaries taken as a whole, or the Surviving Entity and its Subsidiaries taken as a whole.

7.2    Conditions Precedent to the Obligations of Parent and Merger Sub.    The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent:

(a)    Accuracy of Representations and Warranties.    The representations and warranties of the Company contained in Sections 4.1 (other than the last sentence), 4.2, 4.6(f), 4.6(g), 4.9, 4.15, 4.16, 4.17, 4.19, 4.20 and 4.21 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representation and warranty speaks as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date.

(b)    Performance of Agreements.    The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)    Officers’ Certificate.    The Company shall have delivered to Parent (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company certifying as to the fulfillment of the conditions specified in the first sentence of Section 7.1(a) and in Sections 7.2(a) and 7.2(b), (ii) certificates, dated the Closing Date, signed by and on behalf of each of the individuals listed on Schedule 7.2(c), and (iii) a certificate of the Secretary of the Company certifying, among other things, (A) the incumbency of all officers of the Company having authority to execute and deliver this Agreement and the agreements and documents contemplated hereby and (B) the resolutions of the Company Board referred to in Section 4.15, any subsequent resolutions of the Company Board with respect to the Merger and the resolution of the Company’s stockholders approving the Merger Proposal.

(d)    No Adverse Enactments.    There shall not have been any statute, rule, regulation, order, judgment or decree proposed, enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall be no action, suit or proceeding pending or threatened, which, in Parent’s reasonable judgment (i) makes or may make this Agreement, the Merger, or any of the other transactions contemplated by this Agreement illegal or imposes or may impose material damages or penalties in connection therewith, (ii) requires or may require Parent, any Controlling Party of Parent, the Surviving Entity or any of their respective Subsidiaries to divest or hold separate any material portion of the assets or business of Parent, any Controlling Party of Parent, the Surviving Entity or any of their respective Subsidiaries, if the Merger is consummated, (iii) imposes or may impose material limitations on the ability of Parent or any Controlling Party of Parent to effectively exercise full rights of ownership of shares of capital stock of the Surviving Entity (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Entity) or makes or may make the holding by Parent or any Controlling Party of Parent of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires or may require Parent or any Controlling Party of Parent or the Company or any of their respective Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) otherwise prohibits or unreasonably delays, or may prohibit or unreasonably delay, the consummation of the Merger or any of the other transactions contemplated by this Agreement or increases in any material respect the liabilities or obligations of Parent arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(e)    Contract Consents and Notices.    All Contract Consents and Contract Notices which are referred to in Section 4.5 or otherwise required in connection with the consummation of the transactions contemplated hereby and which, if not obtained or given, would have, individually or in the aggregate, a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole, shall have been obtained and given.

(f)    No Material Adverse Change.    Since the date hereof, (A) nothing shall have occurred, and Parent shall not have become aware of any circumstance, change or event having occurred prior to such date, which individually or in the aggregate, has had or, in the reasonable judgment of Parent, could be expected to have, a material adverse effect on (i) the transactions contemplated hereby or Parent’s liabilities or obligations with respect to such transactions, or (ii) the business, assets, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, the Surviving Entity and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole (including any potential change or event disclosed on any Schedule (including the Company Disclosure Letter) which, subsequent to the date hereof, actually occurs), and (B) there shall not have occurred (i) any general suspension of trading in the Company Common Stock on the Nasdaq Stock Market, (ii) any decline, measured from the date hereof, in the Dow Jones Industrial Average or the Nasdaq Composite Index by an amount in excess of 15% or (iii) a declaration of a banking moratorium or any general suspension of payments in respect of banks in the United States.

(g)    Receipt of Licenses, Permits and Consents.    Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and filings due after the Effective Time, all Local

Approvals, and all other Government Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, all Governmental Filings as are required in connection with the consummation of such transactions shall have been made, and all waiting periods, if any, applicable to the consummation of such transactions imposed by any Governmental Entity shall have expired, other than those which, if not obtained, in force or effect, made or expired (as the case may be) would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby or a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, Parent and its Subsidiaries taken as a whole, any Controlling Party of Parent and its Subsidiaries taken as a whole or the Surviving Entity and its Subsidiaries taken as a whole.

(h)    Significant Party Contracts.    Each of the Significant Party Contracts shall be in full force and effect immediately prior to the Effective Time and no party shall have taken any action (including the delivery of notice), or threatened to take any action, to terminate, cancel, declare a default or breach, or accelerate payments or performance obligations of the Company or any of its Subsidiaries under, any Significant Party Contract, which action (or notice) has not been withdrawn, rescinded or otherwise been legally determined to be ineffective.

(i)    Proceedings Satisfactory.    All actions, proceedings, instruments and documents required to carry out the transactions contemplated hereby or incidental hereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Parent and such counsel shall have been furnished with such certified copies of such corporate actions and proceedings and such other instruments and documents as such counsel shall have reasonably requested.

(j)    Employment Agreements.    Parent shall be satisfied that each of the employment agreements listed on Exhibit 7.2(j) shall have been amended in a manner consistent with the terms set forth on Exhibit 7.2(j) and there shall have been no other modifications or amendments to such employment agreements.

(k)    MOSI Agreement.    Each of the individuals listed on Schedule 6.13 shall have entered into the MOSI Agreement and the MOSI Agreement shall be in full force and effect at the Effective Time.

(l)    Dissenting Shares.    On the Closing Date, Dissenting Shares shall not aggregate more than 2.5% of the outstanding shares of Company Common Stock.

7.3    Conditions Precedent to the Obligations of the Company.    The obligation of the Company to consummate the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

(a)    Accuracy of Representations and Warranties.    All representations and warranties of Parent contained herein shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(b)    Performance of Agreements.    Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)    Officers’ Certificates.    Parent shall have delivered to the Company a certificate dated the Closing Date, signed by an officer of Parent certifying as to the fulfillment of the conditions specified in the second sentence of Section 7.1(a) and Sections 7.1(d), 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION

8.1    Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent if the Boards of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors.

8.2    Termination by Either Parent or the Company.    This Agreement may be terminated (upon notice from the terminating parties to the other parties) and the Merger may be abandoned at any time prior to the Effective Time by either Parent or the Company if (i) the Merger shall not have been consummated by January 15, 2003, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”), provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure of the Merger to be consummated by the Termination Date, and provided, further, that in the event that the failure of the Merger to occur on or before January 15, 2003 is the result of the failure of the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c) or 7.2(g) to be satisfied or waived prior to January 15, 2003, either Parent or the Company may extend such date to February 15, 2003 (so long as the party extending such date believes in good faith that such conditions are capable of being satisfied by such date), (ii) the approval of (A) the Merger Proposal by the stockholders of the Company shall not have been obtained at the Company Special Meeting or at any duly held adjournment or postponement thereof, or (B) the Issuance by the stockholders of Parent shall not have been obtained at the Parent Special Meeting or any duly held adjournment or postponement thereof, provided, that the right to terminate pursuant to this clause (ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement proximately contributed to the failure to obtain such approval of the stockholders, or (iii) any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3    Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Company Board:

(a)    if (i) the Company is not in breach of Section 6.5 or in material breach of any of the other terms of this Agreement, (ii) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (iv) the Company pays to Parent in immediately available funds the Termination Fee, and (v) the Company issues to Parent the warrants described in Section 6.11. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (ii) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(b)    if Parent or Merger Sub breach or fail in any material respect to perform or comply with any of their covenants and agreements contained herein or breach any of their representations and warranties, in each case that is not curable, such that the conditions set forth in Sections 7.3(a) or 7.3(b) cannot be satisfied; or

(c)    if the Class A Parent Stock Value shall be less than $0.80 and the Company shall have provided written notice to Parent no later than 5:00 p.m. (New York City time) on the second business day preceding the Closing Date of its election (which shall be irrevocable) to terminate this Agreement; provided, however, that such termination shall not be effective, and the Closing shall proceed as scheduled, if Parent notifies the Company in writing no later than 5:00 p.m. (New York City time) on the last business day immediately preceding the Closing Date of its election (which election Parent may make, or decline to make, in its sole and absolute discretion) to increase the Exchange Ratio to equal the quotient (rounded, if necessary, to the nearest one hundred thousandth) obtained by dividing $0.584 by the Class A Parent Stock Value.

8.4    Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approvals by the stockholders of the Company and Parent referred to in Section 7.1(a), by Parent if (a) the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within three business days after a written request by Parent to do so, (b) the Company breaches or fails in any material respect to perform or comply with any of its covenants or agreements contained herein (including any failure to perform its obligations under Sections 3.1 and 3.2), or breaches any of its representations and warranties, in each case that is not curable, such that the conditions set forth in 7.2(a) or 7.2(b) cannot be satisfied, or (c) the Company or any of the other Persons described in Section 6.5 as Subsidiaries, Affiliates, officers, directors, employees, representatives or agents of the Company shall take any of the actions that would be proscribed by Section 6.5 but for the provisos contained in Section 6.5(a) allowing certain actions to be taken pursuant to clause (A) or (B) of the provisos under the conditions set forth therein.

8.5    Effect of Termination and Abandonment.

(a)    In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 6.6, Section 6.11, this Section 8.5 and Article IX each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, (i) no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement, and (ii) notwithstanding the terms of Section 6.6, in the event this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(ii)(A), the Company shall reimburse Parent for all of its costs and expenses (including legal, consulting and accounting fees and disbursements and the costs and expenses incurred in connection with printing and mailing the Parent Proxy Statement (and any amendment or supplement thereto), the Registration Statement (and any amendment or supplement thereto) and any prospectus included in the Registration Statement (and any amendment or supplement thereto) and the costs of filing under the Hart-Scott Act) incurred by Parent in connection with this Agreement (the “Parent Expenses”); provided, the Company shall not be required to reimburse Parent for any such Parent Expenses exceeding $1,500,000. The Company shall promptly, but in no event later than two days after the date it receives notice from Parent setting forth the amount of such costs and expenses, pay such amount by wire transfer of same day funds to an account designated by Parent. The Company acknowledges that the agreements contained in this Section 8.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(a), and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the Parent Expenses set forth in this paragraph (a), the Company shall pay to Parent, in addition to the Parent Expenses, the reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Parent Expenses at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(b)    In the event that (x) an Alternative Proposal shall have been made to the Company or its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Alternative Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(i) or 8.2(ii)(A) or (y) this Agreement is terminated (i) by the Company pursuant to Section 8.3(a), or (ii) by Parent pursuant to Section 8.4, then the Company shall promptly but in no event later than two days after the date of such termination, pay Parent a termination fee of $5,000,000 in cash (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent; provided, however, that no Termination Fee shall be payable to Parent under clause (x) of this paragraph (b) unless at any time within 18 months following such termination of this Agreement, a transaction that if proposed prior to termination would have constituted an Alternative Proposal is consummated, or the Company enters into a definitive agreement with another Person (other than Parent) for such a transaction, in which case such Termination Fee shall be payable within two days of the consummation of such transaction or entering into such definitive agreement, as the case may be. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee set forth in this paragraph (b), the Company shall pay to Parent, in addition to the Termination Fee, the reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.1    No Waiver or Survival of Representations, Warranties, Covenants and Agreements.    The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party) for whose benefit such representations and warranties are made. All representations and warranties made by each of the parties herein shall expire at the Effective Time and shall thereafter be of no further force or effect. The respective covenants and agreements of the parties contained herein which are to be performed after the Closing shall survive the Effective Time and shall only terminate in accordance their respective terms.

9.2    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)    If to Parent or Merger Sub:

OpenTV Corp.

401 East Middlefield Road

Mountain View, California 94043

Attention: James Ackerman

Facsimile: (650) 237-0821

with a copy to:

Liberty Broadband Interactive Television, Inc.

2431 East 61st Street, Suite 800

Tulsa, Oklahoma 74135

Attention: Peter C. Boylan III

Facsimile: (918) 743-2301

with an additional copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Lee D. Charles, Esq.

Facsimile: (212) 408-2501

(b)    If to the Company:

ACTV, Inc.

233 Park Avenue South, 10th Floor

New York, New York 10003-1601

Attention: David Reese

 Day L. Patterson, Esq.

Facsimile: (212) 497-7043

with a copy to:

Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP

101 East 52nd Street, 9th Floor

New York, New York 10022

Attention: Jay M. Kaplowitz, Esq.

Facsimile: (212) 980-5192

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (a) upon actual delivery, if delivered by hand, (b) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

9.3    Entire Agreement.    This Agreement (including the Schedules, Annexes, Exhibits and other documents referred to herein) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

9.4    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except for the provisions of Section 6.10 (which may be enforced by the Indemnified Parties), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.5    Amendment.    This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6    Extension; Waiver.    At any time prior to the Effective Time, the parties, by action taken or authorized by each such party’s Board of Directors, may, to the extent legally allowed, (i) extend the time specified herein for the performance of any of the obligations of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto,

(iii) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (iv) waive any condition to such waiving party’s obligation to consummate the transactions contemplated hereby or to any of such waiving party’s other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7    Headings.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

9.8    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.9    Governing Law and Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9

9.10    Joint Participation in Drafting this Agreement.    The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

9.11    Severability.    The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12    Enforcement.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal courts of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

OPENTV CORP.
By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III
Title: Chairman

ACTV MERGER SUB, INC.
By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III
Title: Chairman

ACTV, INC.
By:	/s/ DAVID REESE
Name: David Reese
Title: Chief Executive Officer

Annex B

VOTING AGREEMENT

THIS VOTING AGREEMENT dated as of September 26, 2002 (this “Agreement”), by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”) and the stockholders of ACTV, Inc., a Delaware corporation (the “Company”), listed on Exhibit A attached hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, the Company and ACTV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may be modified or amended from time to time, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, each Stockholder owns certain shares of common stock, par value $0.10 per share, of the Company (the “Common Stock”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested that each Stockholder enter into this Agreement.

NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

1.    Representations and Warranties of Stockholders.    Each of the Stockholders represents and warrants to Parent that (a) such Stockholder owns beneficially (as defined below) the number of shares of Common Stock set forth opposite such Stockholder’s name on Exhibit A attached hereto (such shares of Common Stock, the “Subject Shares”), free and clear of all Liens or Restrictions and, except for this Agreement and the Merger Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or Voting (as defined in Section 2) of such Subject Shares and there are no Voting trusts or Voting agreements with respect to such Subject Shares, (b) such Stockholder does not beneficially own any shares of Common Stock other than such Stockholder’s Subject Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company other than those options, warrants or other rights set forth opposite such Stockholder’s name on Exhibit A hereto (such Stockholder’s “Options”) and each Stockholder represents and warrants that such Stockholder shall not exercise any such Options prior to the termination of this Agreement except in accordance with Section 7 of this Agreement, (c) such Stockholder has not appointed or granted any proxy, which appointment or grant is still effective with respect to the Subject Shares or any New Shares, (d) if such Stockholder is not a natural person, such Stockholder is duly incorporated or organized and validly existing under the laws of its jurisdiction of incorporation or organization and is duly authorized to do business and is in good standing under the laws of its jurisdiction of incorporation or organization and if such Stockholder is a natural person, such Stockholder has the capacity to enter into this Agreement, (e) such Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder and this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies), (f) other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by such Stockholder, and (g) the execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or by-laws of such Stockholder or any or their comparable governing instruments (if such Stockholder is not a natural person), (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any Contract to which such Stockholder is a party or by which any of its assets are bound, (iii) will not result in the creation of any Lien on any of the assets of such Stockholder or (iv) result in a violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to such Stockholder or by which any of its assets are bound. For the purposes of this Agreement, a Person “beneficially” owns a security if such Person, directly or indirectly, through any contract, arrangement, understanding or otherwise has (A) the power to vote, or direct the vote of such security and (B) the power to dispose, or direct the disposition of such security.

2.    Agreement to Deliver Proxy.    Each of the Stockholders severally agrees to deliver to Parent on the date hereof an irrevocable proxy substantially in the form attached hereto as Exhibit B to Vote such Stockholder’s Subject Shares (a) in favor of approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the Merger together with such transactions, collectively, the “Transactions”) at any meeting of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, (b) against any action, approval or agreement that would compete with or materially impede, interfere with, adversely affect or tend to discourage the Transactions or inhibit the timely consummation of the Transactions, including, without limitation, any Alternative Proposal, (c) against any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (d) except for the Transactions, against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, in each case, to the same extent and with the same effect as such Stockholder might or could do under applicable law, rules and regulations. The proxy delivered by each of the Stockholders pursuant to this Section 2 shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law. For purposes of this Agreement, “Vote” shall include voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 228 of the DGCL) or taking other action in favor of or against any action. “Voting” shall have a correlative meaning. Each of the Stockholders hereby revokes any and all previous proxies granted with respect to any of the Subject Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Section 10 hereof, purport to grant any other proxy or power of attorney with respect to any of the Subject Shares or the New Shares or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares or the New Shares covering the subject matter hereof. Each Stockholder also severally agrees to use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement. Each of the Stockholders acknowledges receipt and review of a copy of the Merger Agreement.

3.    No Proxy Solicitations.    Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any entity or person under such Stockholder’s control, (a) to solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or in competition with the consummation of the Transactions or otherwise encourage or assist any party in taking or planning any action which would compete with or materially impede, interfere with, adversely effect or tend to discourage the Transactions or inhibit the timely consummation of such Transactions, (b) to directly or indirectly encourage, initiate or cooperate in a stockholders’ Vote or action by consent of the Company’s stockholders in opposition to or in competition with the consummation of the Transactions or (c) to become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Transactions.

4.    Fiduciary Duties.    Notwithstanding anything to the contrary in this Agreement, none of the agreements of the Stockholders contained herein shall restrict any Stockholder who is a director or an officer of the Company from taking any action, in his or her capacity, respectively, (a) as a director, if such director believes such action is necessary to satisfy such director’s fiduciary duties to the stockholders of the Company, or (b) as an officer, if such officer is acting at the direction of the Company Board and in accordance with the terms and provisions of the Merger Agreement, including, without limitation, Section 6.5 thereof.

5.    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.

6.    Transfer and Encumbrance.    On or after the date hereof and during the term of this Agreement, each of the Stockholders agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Stockholder’s Subject Shares, Options or New Shares (as defined in Section 7).

7.    Additional Purchases.    Each of the Stockholders severally agrees that such Stockholder will not purchase or otherwise acquire beneficial ownership of any shares of Common Stock after the execution of this Agreement, including, but not limited to, acquisition by virtue of exercising any Option (such shares of Common Stock, “New Shares”), nor will any Stockholder voluntarily acquire the right to Vote or share in the Voting of any shares of Common Stock other than the Subject Shares, unless such Stockholder agrees to deliver to Parent immediately after such purchase or acquisition an irrevocable proxy substantially in the form attached hereto as Exhibit C with respect to such New Shares. Each of the Stockholders also severally agrees that any New Shares acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

8.    No Voting Trusts.    Each of the Stockholders severally agrees that such Stockholder will not, nor will such Stockholder permit any Person under such Stockholder’s control to, deposit any of such Stockholder’s Subject Shares or New Shares in a Voting trust or subject any of such Stockholder’s Subject Shares or New Shares to any arrangement with respect to the Voting of the Subject Shares or New Shares inconsistent with this Agreement.

9.    Specific Performance.    Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto severally agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining equitable relief.

10.    Term and Termination.    Subject to Section 14(i), the term of this Agreement shall commence on the date hereof, and such term and this Agreement shall terminate upon the earliest to occur of (i) the Effective Time and (ii) the date on which the Merger Agreement is terminated in accordance with its terms.

11.    Certain Events.    Each of the Stockholders severally agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares or New Shares and shall be binding upon any entity or person to which legal or beneficial ownership of such Subject Shares or New Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors.

12.    Entire Agreement; Amendment; Waiver.    This Agreement (including the Exhibits and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

13.    Notices.    All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)    If to Parent:

OpenTV Corp.

401 East Middlefield Road

Mountain View, California 94043

Attention: James Ackerman

Facsimile: (650) 237-0821

with a copy to:

Liberty Broadband Interactive Television, Inc.

2431 East 61st Street, Suite 800

Tulsa, Oklahoma 74135

Attention: Peter C. Boylan III

Facsimile: (918) 743-2301

with an additional copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Lee D. Charles, Esq.

Facsimile: (212) 408-2501

(b)    If to a Stockholder:

c/o ACTV, Inc.

233 Park Avenue South, 10th Floor

New York, New York 10003-1601

Attention: David Reese

Facsimile: (212) 497-7001

with a copy to:

Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP

101 East 52nd Street, 9th Floor

New York, New York 10022

Attention: Jay M. Kaplowitz, Esq.

Facsimile: (212) 980-5192

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (i) upon actual delivery, if delivered by hand, (ii) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (iii) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

14.    Miscellaneous.

(a)    Governing Law.    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)    Venue; Waiver of Jury Trial.    The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 13 of this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(b).

(c)    Severability.    In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

(d)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

(e)    Further Assurances.    Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(f)    Headings.    All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(g)    THIRD PARTY BENEFICIARIES.    NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

(h)    Assignment.    Neither any Stockholder nor Parent may assign any of his, her or its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly-owned subsidiaries (including Merger Sub), but no such assignment shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(i)    Effectiveness.    The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon the Stockholders until after such time as the Merger Agreement is executed and delivered by Parent, Merger Sub and the Company.

(j)    Joint Participation in Drafting this Agreement.    The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

(k)    Expenses.    Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.

(l)    Public Announcements.    Without the prior written consent of Parent, none of the Stockholders shall issue any press release or make any public statements with respect to this Agreement, the Merger Agreement or the Transactions, except as may be required by applicable law or court process.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

OPENTV CORP.

By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III Title: Chairman

DAVID REESE

/s/ DAVID REESE

WILLIAM SAMUELS

/s/ WILLIAM SAMUELS

BRUCE CROWLEY

/s/ BRUCE CROWLEY

EXHIBIT A

STOCKHOLDER OWNERSHIP OF

SUBJECT SHARES AND OPTIONS

Stockholder	Subject Shares	Options

David Reese	594,961	2,075,000

William Samuels	1,400,444	2,835,000

Bruce Crowley	402,289	1,255,000

EXHIBIT B

FORM OF IRREVOCABLE PROXY

The undersigned, for consideration received, hereby constitutes and appoints Peter Boylan or Mark Allen or another representative of OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), designated by it and each of them as my true and lawful attorneys and proxies, with full power of substitution and resubstitution, and hereby authorizes each, for and in its name, place and stead, to the same extent and with the same effect as the undersigned might or could do under applicable law, rules or regulations (i) to vote all shares of Common Stock, par value $0.10 per share, of ACTV, Inc., a Delaware corporation (the “Company”), owned by the undersigned (the “Subject Shares”) as of the date hereof at any meetings of stockholders of the Company after the date hereof and at any adjournment or postponement thereof (each, a “Company Meeting”) FOR approval and adoption of the Agreement and Plan of Merger, dated as of September     , 2002 (the “Merger Agreement”), by and among the Company, Parent and ACTV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the transactions contemplated thereby and AGAINST (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, and (ii) to withhold consents with respect to such Subject Shares for (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Voting Agreement, dated as of September     , 2002, by and among certain stockholders of the Company, including the undersigned, and Parent terminates in accordance with its terms, at which time this proxy shall expire.

Dated: September , 2002

(Signature of Stockholder)

EXHIBIT C

FORM OF IRREVOCABLE PROXY

The undersigned, for consideration received, hereby constitutes and appoints Peter Boylan or Mark Allen or another representative of OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), designated by it and each of them as my true and lawful attorneys and proxies, with full power of substitution and resubstitution and hereby authorizes each, for and in its name, place and stead, to the same extent and with the same effect as the undersigned might or could do under applicable law, rules or regulations (i) to vote the              shares of Common Stock, par value $0.10 per share (the “New Shares”), of ACTV, Inc., a Delaware corporation (the “Company”), purchased or otherwise acquired by the undersigned, or for which the undersigned has voluntarily acquired the right to vote or share in the voting of such shares, since the execution of the Voting Agreement, dated as of September     , 2002 (the “Voting Agreement”), by and among certain stockholders of the Company, including the undersigned, and Parent at any meetings of stockholders of the Company, after the date hereof and at any adjournment or postponement thereof (each, a “Company Meeting”) FOR approval and adoption of the Agreement and Plan of Merger, dated as of September     , 2002 (the “Merger Agreement”), by and among the Company, Parent and ACTV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, and the transactions contemplated thereby and AGAINST (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries, and (ii) to withhold consents with respect to such New Shares for (a) any action, approval or agreement that would compete with or materially impede, interfere with, adversely effect or tend to discourage the transactions contemplated by the Merger Agreement or inhibit the timely consummation of such transactions, including, without limitation, any Alternative Proposal, (b) any action, approval or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or (c) except for the transactions contemplated by the Merger Agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. This proxy is coupled with an interest and is irrevocable until such time as the Voting Agreement terminates in accordance with its terms, at which time this proxy shall expire.

Dated: , 2002

(Signature of Stockholder)

ANNEX C—FAIRNESS OPINION OF FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

September 24, 2002

Board of Directors

ACTV, Inc.

233 Park Avenue South

10th Floor

New York, NY 10003-1606

Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of ACTV, Inc. (“ACTV”), of the Exchange Ratio (defined below) provided for in the draft Agreement and Plan of Merger, dated as of September 18, 2002 (the “Agreement”), by and among ACTV, OpenTV Corp. (“OpenTV”), OpenTV US Holdings Inc., a wholly-owned subsidiary of OpenTV (“HoldCo”), and ACTV Merger Sub, Inc., a wholly-owned subsidiary of HoldCo (“Merger Sub”). The Agreement provides for, among other things, the merger of Merger Sub with and into ACTV (the “Merger”), pursuant to which each outstanding share of ACTV Common Stock, par value $0.10 per share, (“ACTV Common Stock”), will be converted into the right to receive shares of Class A ordinary shares of registered common stock of OpenTV, no par value (“OpenTV Common Stock”). The exchange ratio at which each share of ACTV Common Stock will be exchangeable for shares of OpenTV Common Stock (the “Exchange Ratio”), will be determined prior to the closing of the Merger in accordance with the terms of the Agreement as follows: (i) if the Adjusted Class A Parent Stock Value (as defined in the Agreement) is equal to $2.25 per share or less, then the Exchange Ratio will equal 0.7333 shares of OpenTV Common Stock (provided, that if the Class A Parent Stock Value (as defined in the Agreement) is less than $0.80 per share, ACTV may terminate the Agreement, unless OpenTV elects to increase the Exchange Ratio to equal the quotient obtained by dividing $0.584 by the Class A Parent Stock Value); (ii) if the Adjusted Class A Parent Stock Value is greater than $2.25 per share but less than $6.05 per share, then the Exchange Ratio will equal the quotient of $1.65 divided by the Adjusted Class A Parent Stock Value; and (iii) if the Adjusted Class A Parent Stock Value is greater than $6.05 per share, then the Exchange Ratio will equal 0.2727 shares of OpenTV Common Stock.

In connection with our review of the Merger, and in arriving at our opinion, we have among other things:

1.	reviewed the Agreement;

2.	reviewed ACTV’s annual report on Form 10-K for the year ended December 31, 2001, quarterly reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002 and current reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) since January 1, 2002;

3.	reviewed OpenTV’s annual report on Form 20-F for the year ended December 31, 2001 and its reports on Form 6-K and Form 8-K filed with the SEC since January 1, 2002;

4.	reviewed certain internal financial statements and other financial and operating data, including certain financial forecasts and other forward looking financial information, concerning ACTV, prepared and furnished to us by the management team of ACTV;

5.	held discussions with the respective senior management teams of ACTV, OpenTV and Liberty Broadband Interactive TV, the controlling shareholder of OpenTV, concerning the business, past and current operations, financial condition and future prospects of both ACTV and OpenTV, independently, and the prospects and plans for the combined entity, including discussions with the senior management teams of ACTV and OpenTV concerning their assessment of the strategic rationale for, and potential benefits of the Merger;

6.	reviewed the reported stock price and trading activity for the ACTV Common Stock and the OpenTV Common Stock;

7.	compared the financial performance and securities data of ACTV and OpenTV with that of certain other companies we deem comparable to ACTV and OpenTV whose securities are traded in public markets;

8.	compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions involving comparable companies and/or industries;

9.	compared the financial terms of the Merger with the consideration that the holders of ACTV Common Stock might receive in an orderly liquidation of ACTV; and

10.	made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In preparing our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all information which was provided to or discussed with us by ACTV or OpenTV, or which was otherwise publicly available. With respect to information and financial projections provided to us by ACTV, we have assumed that such information and projections were prepared in good faith on reasonable bases reflecting management’s current best estimates and judgments of ACTV’s future financial performance as an independent company. We have not assumed any responsibility for the independent verification of any such information or projections provided to us and we have relied further on the assurances of the senior management team of ACTV that all such information is complete and accurate in all material respects and that they are unaware of any facts or circumstances that would make such information incomplete or misleading in any material respect.

We have further assumed that the draft of the Agreement furnished to us is identical in all respects to the definitive agreement to be executed in connection with the Merger and that the Merger will be consummated in accordance with the terms thereof including that, in all respects material to our analysis, the representations and warranties made by the parties thereto are true and accurate in all materials respects.

We have not made an independent evaluation or appraisal of the assets or liabilities of either ACTV or OpenTV, and we have not been furnished with any such current evaluation or appraisal. In addition, we have not made an independent evaluation or appraisal of the combined entity and accordingly we express no opinion as to the future prospects, plans or viability of the combined entity.

We understand that the Merger will not qualify as a tax-free reorganization under the United States Internal Revenue Code and that the Merger will be accounted for as a purchase.

Our opinion is necessarily based on market, economic, financial and other circumstances and conditions as they exist and can be evaluated as of the date of this letter. By rendering this opinion, we assume no responsibility to update or revise our opinion based upon circumstances or events occurring after the date hereof.

This opinion does not address ACTV’s underlying business decision to effect the Merger, the structure of the Merger or the availability or advisability of any alternatives to the Merger. This opinion is not a recommendation to ACTV’s directors or shareholders as to whether to approve or vote for the Merger.

We express no opinion as to the prices at which shares of ACTV Common Stock or OpenTV Common Stock will trade subsequent to the date of our opinion and prior to the consummation of the Merger, or, should the Merger be approved by the shareholders, the price at which OpenTV Common Stock will trade following the consummation of the Merger. Such securities, like many communications, media and media-infrastructure related stocks, have been and are likely to continue to be subject to significant price and trading volatility, are low-priced and afford limited liquidity. We express no opinion as to whether or not these conditions will change subsequent to the consummation of the Merger.

It is understood that this letter is intended for the information of ACTV’s Board of Directors in evaluating the Merger and does not confer rights or remedies upon any other party. This opinion is not to be quoted or referred to, in whole or in part, without our prior written consent, which shall not be unreasonably withheld; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed by ACTV to its stockholders in connection with the Merger.

We have been engaged by ACTV in connection with the Merger, and, for our rendering of this opinion, ACTV will pay us a fee, a portion of which is contingent upon the delivery of this letter to ACTV’s Board of Directors. In addition, ACTV has agreed to indemnify us against certain liabilities arising out of our engagement including the rendering of this opinion and other matters. In the ordinary course of business, we may from time to time trade in the securities of ACTV or OpenTV for our own account and the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to holders of ACTV Common Stock.

Very truly yours,

FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

By:	/S/ PHILIP J. FACCHINA
Philip J. Facchina Senior Managing Director Technology and Growth

ANNEX D

OPENTV CORP.

CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

I.    PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls regarding finance and accounting, and certain related legal compliance matters that management and the Board have established; and the Company’s auditing, accounting and financial reporting progress generally. The Committee’s primary duties and responsibilities are to:

1.  Serve as an independent and objective party for review of the Company’s financial statements, financial reporting process and related internal control systems.

2.  Review and appraise the audit efforts of the Company’s independent accountants.

3.  Provide an open avenue of communication among the independent accountants, financial and senior management and the Board.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter. However, in discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose. The Board and this Committee will have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

II.    COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an independent director, as defined in NASDAQ Rule 4200, shall be able to read and understand financial statements in accordance with the NASDAQ Audit Committee Requirements, and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

Notwithstanding the foregoing, one director who is not an independent director may serve on the Audit Committee if the required determination and other requirements of NASD Rule 4310(c)(26)(B) are complied with.

The members of the Committee shall be elected by the Board each year at the annual meeting of the Board or until their duly qualified successors shall be duly elected. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.    MEETINGS

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule which it will provide to the Board of Directors in advance.

The Chief Executive Officer, Chief Financial Officer, and the independent auditors shall be invited to attend all meetings. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at least annually to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditors’ examination and management report.

IV.    RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Audit Committee shall:

Documents/Reports Review

1.  Review and update this Charter periodically, at least annually, as conditions dictate.

2.  Before public dissemination, review with financial management and the independent accountants (i) the financial statements and management’s discussion and analysis of financial condition and results of operations contained in the Company’s annual report filed under the Exchange Act of 1934 and recommend to the board of directors, before making such filing or any other filing containing the Company’s audited annual financials, or inclusion thereof, as well as (ii) financial statements contained in any press release containing interim results that is filed under cover of a Form 6-K under such Act, in each case prior to its filing or prior to the release of earnings. Review with financial management and independent accountants, audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented.

3.  In addition to the review described in the immediately preceding paragraph 2, review any other reports or other financial information submitted to any governmental body, or to the public, including any certification, report, opinion, or review rendered by the independent accountants and any press releases relating to financial matters.

Independent Accountants

4.  Recommend to the Board the selection of the independent accountants, considering their independence and effectiveness. On an annual basis, the Committee should review and discuss with the independent accountants all significant relationships the independent accountants have with the Company to determine the accountants’ independence and, accordingly, the Committee shall:

4.1  request from the independent accountants annually a formal written statement delineating all relationships between the independent accountant and the Company consistent with Independence Standards Board Standard Number 1;

4.2  discuss with the independent accountants any such disclosed relationships and their impact on the independent accountants’ independence;

4.3  review the independent accountant’s peer review conducted every three years; and

4.4  recommend that the Board take appropriate action to oversee the independence of the independent accountants.

5.  Review the independent accountants’ fee arrangements, proposed audit scope and approach.

6.  Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

7.  Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Processes

8.  In consultation with the independent accountants review the integrity of the organization’s financial reporting processes, both internal and external, as well as the Company’s internal controls.

9.  Consider the independent accountants’ judgements about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

10.  Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent accountants or the management.

Process Improvement

11.  Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants regarding any significant judgements made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgements.

12.  Following completion of the annual audit, review separately with each of management, the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

13.  Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

14.  Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate of time subsequent to implementation of changes or improvements, as decided by the Committee.)

Certain Company Policies

15.  Provide oversight and review of the Company’s asset management policies, including an annual review of the Company’s investment policies and performance for cash and short-term investments.

16.  Review the Company’s compliance with employee benefit plans.

17.  Oversee and reviewing the Company’s policies regarding information technology and management information systems.

18.  Review related party transactions for potential conflicts of interest.

19.  Reviewing its own structure, processes and membership requirements.

20.  Review management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act.

Certain Related Legal Matters

21.  Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

22.  Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

23.  Oversee compliance with the requirements of the Securities and Exchange Commission for disclosure of independent accountant’s services and audit committee members and activities.

Other

24.  Perform any other activities consistent with this Charter, the Company’s Articles and Memorandum of Association and applicable governing law, as the Committee or the Board deems necessary or appropriate.

V.    MINUTES

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

VI.    REPORTS

The Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

PROXY BY MAIL

Every properly signed proxy will be voted in accordance with the specifications made thereon. IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

This Proxy is solicited on behalf of ACTV, Inc.’s Board of Directors.

		FOR	AGAINST	ABSTAIN

1.

To adopt the Agreement and Plan of Merger, dated as of September 26, 2002, among OpenTV Corp., ACTV Merger Sub, Inc., a wholly-owned subsidiary of OpenTV, and ACTV, Inc., pursuant to which ACTV Merger Sub will merge with and into ACTV and ACTV will become a wholly-owned subsidiary of OpenTV.

		☐	☐	☐

2.	To transact such other business as may properly come before the Meeting, or any adjournment of the Meeting.

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice of Meeting and Joint Proxy Statement/Prospectus and hereby revokes any proxy or proxies heretofore given.

Please mark, sign and mail your proxy promptly in the envelope provided.

IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW.

COMPANY NUMBER: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date

Note: Please sign exactly as name appears in the Company’s records. Joint owners should each sign. When signing as attorney, executor or trustee, please give title as such.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

LOGO         VOTE BY INTERNET         LOGO

ACTV, INC.

☐	You can now vote your shares electronically through the Internet.
☐	This eliminates the need to return the proxy card.
☐	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY INTERNET

www.actv.com

Have your proxy card in hand when you access the above Website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED

ELECTRONICALLY

GENERAL PROXY—SPECIAL MEETING OF STOCKHOLDERS OF ACTV, INC.

The undersigned hereby appoints David Reese, or such other executive officer of ACTV, Inc. as designated by the Board of Directors, with full power of substitution, proxy to vote all of the shares of Common Stock of the undersigned and with all of the powers the undersigned would possess if personally present, at the Special Meeting of Stockholders of ACTV, Inc., to be held at the W Hotel-Union Square, 201 Park Avenue South, New York, New York 10003, on                     , 2003 at 9:00 a.m., and at all adjournments thereof, upon the matters specified on the reverse side, all as more fully described in the Joint Proxy Statement/Prospectus dated                         , 2003 and with the discretionary powers upon all other matters which come before the meeting or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

3